As filed with the Securities and Exchange Commission on June 14, 2021

Registration No. 333-255120

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORTHERN STAR INVESTMENT CORP. II

(Exact name of Registrant as specified in its charter)

Delaware	6770	85-3909728
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

(212) 818-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joanna Coles, Chief Executive Officer

Northern Star Investment Corp. II

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

(212) 818-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 Telephone: (212) 818-8800 Fax: (212) 818-8881	William Capuzzi Chief Executive Officer Apex Fintech Solutions LLC 350 N St. Paul Street Dallas, Texas 75201 Telephone: (214) 765-1100	Jeffrey N. Smith, Esq. Michael P. Heinz, Esq. Ryan Scofield, Esq. Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 Telephone: (212) 730-8133 Fax: (877) 881-3007

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated by the Agreement and Plan of Reorganization described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:   ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock	470,000,000(1)(2)	$9.99(3)	$4,695,300,000	$512,258(4)(5)

(1)

Represents a good faith estimate of the maximum number of shares of the registrant’s Class A common stock to be issued or reserved for issuance by Northern Star Investment Corp. II to the security holders of Apex Fintech Solutions LLC, a Delaware limited liability company, upon consummation of the business combination described herein.

(2)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the registrant’s Class A common stock (which will be the registrant’s sole class of common stock after the business combination described herein) on April 1, 2021 (a date within five business days prior to the date of this Registration Statement). This calculation is in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended.

(4)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 14, 2021

PROXY STATEMENT FOR SPECIAL MEETING OF

NORTHERN STAR INVESTMENT CORP. II

PROSPECTUS FOR UP TO 470,000,000 SHARES OF CLASS A COMMON STOCK

The board of directors of Northern Star Investment Corp. II, a Delaware corporation (“Northern Star”), has unanimously approved the Agreement and Plan of Reorganization, dated as of February 21, 2021 (the “Merger Agreement”), by and among Northern Star, NISC II-A Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of Northern Star (“Merger Sub I”), NISC II-B Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of Northern Star (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), Apex Fintech Solutions LLC (f/k/a Apex Clearing Holdings LLC), a Delaware limited liability company (“Apex Fintech” or “AFS”) and, solely for the purposes of Section 5.21 therein, PEAK6 Investments LLC, a Delaware limited liability company (“PEAK6”), whereby (i) Merger Sub I will merge with and into Apex Fintech (the “Initial Merger”), with Apex Fintech being the surviving entity (the “Initial Surviving Company”) of the Initial Merger and Apex Fintech’s members receiving shares of Class A common stock, par value $0.0001 per share, of Northern Star (“Class A Common Stock”) in exchange for their membership interests in Apex Fintech, and (ii) immediately following the Initial Merger and as part of the same overall transaction as the Initial Merger, the Initial Surviving Company will merge with and into Merger Sub II (the “Final Merger” and, together with the Initial Merger, the “Mergers”), with Merger Sub II being the surviving entity of the Final Merger (the “Final Surviving Company”). As a result of the Mergers, Apex Fintech will become a wholly owned subsidiary of Northern Star, with the members of Apex Fintech becoming stockholders of Northern Star. We sometimes refer to the Mergers and the other transactions contemplated by the Merger Agreement as the “Business Combination” and to Northern Star after the Business Combination as “New Apex.”

Pursuant to the Merger Agreement, at the time of the Initial Merger, each issued and outstanding membership interest of Apex Fintech will be automatically converted into the right to receive a number of shares of Northern Star (“Merger Shares”) equal to the Exchange Ratio (the “Per Share Merger Consideration”). The “Exchange Ratio” is the quotient obtained by dividing 470,000,000 by the number of membership interests of Apex Fintech outstanding immediately prior to the closing of the Business Combination (other than any such membership interests issued or issuable upon the conversion of the convertible senior notes due 2023 issued by Apex Fintech on February 19, 2021). We presently estimate that the Exchange Ratio will be 2,906.8209299.

The Apex Convertible Notes shall, in accordance with their terms, become convertible into shares of New Apex common stock at an initial conversion price of $10.00 per share. See the section entitled “The Business Combination Proposal—Structure of the Merger—Consideration to Apex Securityholders.”

Accordingly, this proxy statement/prospectus covers up to an aggregate of 470,000,000 shares of Class A Common Stock, representing the estimated maximum number of shares to be issued or reserved for issuance to the securityholders of Apex Fintech at the closing of the Business Combination.

In connection with the Merger, Northern Star has entered into subscription agreements with certain investors (the “PIPE Investors”), pursuant to which such PIPE Investors have agreed to purchase an aggregate of 45,000,000 shares of Class A Common Stock in a private placement at a price of $10.00 per share for an aggregate commitment of $450,000,000. The closing of the private placement is expected to take place concurrently with the closing of the Business Combination. The subscription agreements are subject to certain conditions, including, among other things, the closing of the Business Combination.

Proposals to approve the Merger Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the special meeting of stockholders of Northern Star scheduled to be held on                 , 2021.

Northern Star’s units, Class A Common Stock and warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols NSTB.U, NSTB and NSTB.WS, respectively. Northern Star intends to apply for listing on the NYSE of the New Apex common stock and warrants, under the proposed symbols APX and APX.WS, respectively, to be effective at the consummation of the Business Combination. Northern Star’s units will not be listed on the NYSE following consummation of the Business Combination and such units will automatically be separated into their component securities without any action needed to be taken on the part of the holders. Furthermore, each outstanding share of Northern Star’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), will convert into one share of Class A Common Stock at the closing of the Business Combination, the Class B Common Stock will cease to exist and Northern Star will thereafter have a single class of common stock. It is a condition to the consummation of the Business Combination that the shares of New Apex common stock to be issued in the Mergers be approved for listing on the NYSE (subject only to official notice of issuance thereof and public holder requirements), but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Merger Agreement.

Northern Star is an “emerging growth company” and “smaller reporting company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and has elected to comply with certain reduced public company reporting requirements. See “Summary of the Proxy Statement/Prospectus—Emerging Growth Company.”

This proxy statement/prospectus provides you with detailed information about the Mergers and other matters to be considered at the special meeting of Northern Star’s stockholders. We encourage you to carefully read this entire document. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 42 of this proxy statement/prospectus. These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus incorporates by reference important business and financial information about Northern Star from documents Northern Star has filed with the Securities and Exchange Commission that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus and other filings of Northern Star with the Securities and Exchange Commission by visiting its website at www.sec.gov or requesting them in writing or by telephone from Northern Star at the following address:

Ms. Joanna Coles

Northern Star Investment Corp. II

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, NY 10174

Tel: (212) 818-8800

You will not be charged for any of these documents that you request. Stockholders requesting documents should do so by                , 2021 in order to receive them before the special meeting.

This proxy statement/prospectus is dated                 , 2021, and is first being mailed to Northern Star security holders on or about such date.

NORTHERN STAR INVESTMENT CORP. II

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, NY 10174

NOTICE OF

SPECIAL MEETING

TO BE HELD ON                 , 2021

TO THE STOCKHOLDERS OF NORTHERN STAR INVESTMENT CORP II:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Northern Star Investment Corp. II (“Northern Star” or, after the completion of the transactions described herein, “New Apex”), a Delaware corporation, will be held at                  eastern time, on                 , 2021. Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our stockholders, the special meeting will be a virtual meeting, held solely over the Internet by means of a live audio webcast. You are cordially invited to attend and participate in the special meeting accessing the meeting web portal located at https://www.virtualshareholdermeeting.com/NSTB2021SM. The special meeting will be held for the following purposes:

(1)

Proposal No. 1—The Business Combination Proposal—to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of February 21, 2021 (the “Merger Agreement”), by and among Northern Star, NSIC II-A Merger LLC, a Delaware limited liability company and wholly owned subsidiary of Northern Star (“Merger Sub I”), NSIC II-B Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of Northern Star (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), Apex Fintech Solutions LLC (f/k/a Apex Clearing Holdings LLC), a Delaware limited liability company (“Apex Fintech” or “AFS”) and, solely for the purposes of Section 5.21 therein, PEAK6 Investments LLC, a Delaware limited liability company (“PEAK6”), as amended by Northern Star, Merger Sub I, Merger Sub II and AFS on April 7, 2021, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby (the “Business Combination”), including (i) the merger of Merger Sub I with and into Apex Fintech (the “Initial Merger”), with Apex Fintech surviving as a wholly owned subsidiary of Northern Star (the “Initial Surviving Company”); (ii) immediately following the Initial Merger and as part of a single integrated transaction as the Initial Merger, the merger of the Initial Surviving Company with and into Merger Sub II (the “Final Merger” and, together with the Initial Merger, the “Mergers”), with Merger Sub II surviving as a wholly owned subsidiary of Northern Star; and (iii) the issuance of shares of Class A Common Stock of Northern Star to Apex Fintech’s members in the Initial Merger—we refer to this proposal as the “business combination proposal”;

(2)

Proposal No. 2—The PIPE Proposal—to consider and vote upon a proposal to approve the issuance of an aggregate of 45,000,000 shares of New Apex common stock in a private placement at a price of $10.00 per share, for an aggregate purchase price of $450,000,000 (the “PIPE Transaction”), the closing of which is subject to certain conditions, including, among other things, the substantially concurrent closing of the Mergers—we refer to this proposal as the “PIPE proposal”;

(3)	The Charter Proposals—to consider and vote upon separate proposals to approve the amendment and restatement of Northern Star’s current amended and restated certificate of incorporation to:

(i)	change the name of Northern Star to “Apex Fintech Solutions, Inc.”, as opposed to the current name of “Northern Star Investment Corp. II” (Proposal No. 3);

(ii)

increase the number of shares of common stock Northern Star is authorized to issue to 1,300,000,000 shares, as opposed to the current number of 150,000,000 shares, and to remove the provisions for Northern Star’s current Class B Common Stock (the shares of which will all convert into shares of Class A Common Stock in connection with the Business

Combination) so that the Class B Common Stock will cease to exist and Northern Star will have a single class of common stock (Proposal No. 4);

(iii)

remove the right of stockholders of Northern Star to act without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of common stock were present and voted (Proposal No. 5);

(iv)

add supermajority voting provisions applicable after such time as PEAK6 Investments LLC (“PEAK6”), PEAK6 Group LLC (“PEAK6 Group”) and their respective affiliates no longer beneficially own more than 50% of the then outstanding shares of the capital stock of New Apex, requiring the affirmative vote of the holders of 75% of the voting power of all of the then outstanding shares of the capital stock of New Apex to amend certain provisions of the certificate of incorporation and to adopt, amend or repeal any provision of the bylaws (Proposal No. 6); and

(v)

remove the various provisions applicable only to special purpose acquisition companies (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) and make certain other immaterial changes that the Northern Star board deems appropriate (Proposal No. 7)—we refer to Proposals 3, 4, 5, 6 and 7, collectively, as the “charter proposals”;

(4)

Proposal No. 8—The Director Election Proposal—to elect six directors who, upon the closing of the Business Combination, will be the directors of New Apex—we refer to this proposal as the “director election proposal”;

(5)

Proposal No. 9—The Incentive Equity Plan Proposal—to consider and vote upon a proposal to approve the 2021 Incentive Equity Plan (the “2021 Plan”), which is an incentive compensation plan for employees and other service providers of Northern Star and its subsidiaries, including, after the Mergers, Apex Fintech and its subsidiaries—we refer to this proposal as the “incentive plan proposal”; and

(6)

Proposal No. 10—The Adjournment Proposal—to consider and vote upon a proposal to adjourn the special meeting to a later date or dates if it is determined by the officer presiding over the special meeting that more time is necessary for Northern Star to consummate the Mergers and the other transactions contemplated by the Merger Agreement—we refer to this proposal as the “adjournment proposal.”

We also will transact any other business as may properly come before the special meeting or any adjournment or postponement thereof.

The items of business listed above are more fully described elsewhere in the proxy statement/prospectus. Whether or not you intend to attend the special meeting, we urge you to read the attached proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THE PROXY STATEMENT/PROSPECTUS ENTITLED “RISK FACTORS.”

Only holders of record of Northern Star’s Class A and Class B common stock (collectively, “Northern Star common stock”) at the close of business on June 4, 2021 (the “record date”) are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

After careful consideration, Northern Star’s board of directors has determined that each of the business combination proposal, the PIPE proposal, the charter proposals, the election of the six nominees identified in this proxy statement/prospectus to serve as directors, the incentive plan proposal and the adjournment proposal is fair to and in the best interests of Northern Star and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” the PIPE proposal, “FOR” each of the charter proposals, “FOR” the election of the six director nominees identified in this proxy statement/prospectus, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, if presented. When you consider the recommendations of Northern Star’s board of directors, you should keep in mind that Northern Star’s directors and officers may have interests in the Business Combination that conflict with, or are different from, your interests as a stockholder of Northern Star. See the section entitled “The Business Combination Proposal—Interests of the Sponsor and Northern Star’s Directors and Officers in the Business Combination.”

The closing of the Business Combination is conditioned on approval of the business combination proposal, the PIPE proposal, the charter proposals, the incentive plan proposal and the director election proposal. If any of the proposals is not approved and the applicable closing condition in the Merger Agreement is not waived, the remaining proposals will not be presented to stockholders for a vote.

All Northern Star stockholders are cordially invited to attend and participate in the special meeting by accessing the meeting web portal located at https://www.virtualshareholdermeeting.com/NSTB2021SM. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of Northern Star common stock on the record date, you may also cast your vote at the special meeting. If your Northern Star common stock is held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting, obtain a proxy from your broker or bank.

A complete list of Northern Star stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of Northern Star for inspection by stockholders during business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting virtually or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted and counted.

If you have any questions or need assistance voting your common stock, please contact D.F. King & Co., Inc., our proxy solicitor, by calling (800) 290-6428, or banks and brokers can call collect at (212) 269-5550. Questions can also be sent by email to NSTB@dfking.com. This notice of special meeting is and the proxy statement/prospectus relating to the Business Combination will be available at https://www.virtualshareholdermeeting.com/NSTB2021SM.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Joanna Coles
Chief Executive Officer

            , 2021

IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

ALL HOLDERS (THE “PUBLIC STOCKHOLDERS”) OF SHARES OF NORTHERN STAR CLASS A COMMON STOCK ISSUED IN NORTHERN STAR’S INITIAL PUBLIC OFFERING (THE “PUBLIC SHARES”) HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC STOCKHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL,

OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. THIS MEANS THAT ANY PUBLIC STOCKHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST TENDER THEIR STOCK TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, NORTHERN STAR’S TRANSFER AGENT, NO LATER THAN TWO BUSINESS DAYS PRIOR TO THE SPECIAL MEETING. YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF NORTHERN STAR STOCKHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

Annexes

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus in determining whether to vote in favor of the Business Combination and the other proposals. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated                 , 2021. You should not assume that the information contained or incorporated by reference in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to Northern Star securityholders nor the issuance by Northern Star of its common stock in connection with the Business Combination will create any implication to the contrary.

i

FREQUENTLY USED TERMS

As used in this proxy statement/prospectus:

•

“2023 Notes” means the convertible senior notes due 2023 issued by Apex Fintech on February 19, 2021 to certain investors with an aggregate initial principal amount of $100 million (plus up to $20 million additional principal amount that may be issuable under the related purchase agreement);

•	“Apex” means Apex Clearing Corporation, a Delaware corporation and wholly owned subsidiary of AFS;

•	“Apex Crypto” means Apex Crypto LLC, a Delaware limited liability company and wholly owned subsidiary of PEAK6, which is under contract to become a wholly owned subsidiary of AFS;

•	“Apex Fintech” or “AFS” means Apex Fintech Solutions LLC, a Delaware limited liability company;

•	“Apex Pro” means Electronic Transaction Clearing, Inc., a Delaware corporation and wholly owned subsidiary of AFS;

•	“B/Ds” means, Apex and Apex Pro, the registered broker-dealer subsidiaries of AFS;

•	“Business Combination” means the Mergers and the other transactions contemplated by the Merger Agreement;

•	“Charter” means the second amended and restated certificate of incorporation of New Apex following the Mergers;

•	“client” means a firm that is a customer of AFS or one of its subsidiaries;

•	“Code” means the Internal Revenue Code of 1986, as amended;

•

“combined company” means Northern Star following the closing of the Business Combination (at which time, subject to stockholder approval, Northern Star will be renamed “Apex Fintech Solutions, Inc.” and is referred to by us as “New Apex”);

•	“convertible notes” means the convertible promissory notes issued by Apex Fintech and outstanding immediately prior to the consummation of the Business Combination;

•	“customer” means a client’s end-consumer;

•	“DGCL” means the Delaware General Corporation Law, as amended;

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

•

“Exchange Ratio” means the quotient equal to 470,000,000 divided by the number of membership interests of Apex Fintech outstanding immediately prior to the closing of the Business Combination (other than any such membership interests issued or issuable upon conversion of the 2023 Notes);

•	“FINRA” means the Financial Industry Regulatory Authority, Inc.

•

“founder shares” means the 10,062,500 shares of Northern Star’s Class B common stock that were issued prior to Northern Star’s initial public offering, 10,000,000 of which remain outstanding and will convert on a one-for-one basis into shares of Northern Star’s Class A common stock in connection with the closing of the Business Combination;

•	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“initial stockholders” means the holders of the founder shares prior to Northern Star’s initial public offering;

•	“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended;

•	“Marcum” means Marcum LLP, an independent registered public accounting firm serving as auditor for Northern Star;

•

“Mergers” means (i) the merger of Merger Sub I with and into Apex Fintech, with Apex Fintech surviving as a wholly owned subsidiary of Northern Star (the “Initial Merger”), followed immediately by (ii) the merger of Apex Fintech with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of Northern Star;

•

“Merger Agreement” means the Agreement and Plan of Reorganization, dated as of February 21, 2021, by and among Northern Star, Merger Sub I, Merger Sub II, Apex Fintech, and, solely for purposes of Section 5.21 of the Merger Agreement, PEAK6, as amended by Northern Star, Merger Sub I, Merger Sub II and Apex Fintech on April 7, 2021;

•

“Merger Consideration” means the aggregate number of shares of Northern Star’s common stock that the securityholders of Apex as of immediately prior to the consummation of the Initial Merger have the right to receive upon consummation of the Initial Merger;

•	“Merger Sub I” means NSIC II-A Merger LLC, a Delaware limited liability company and wholly owned subsidiary of Northern Star;

•	“Merger Sub II” means NSIC II-B Merger LLC, a Delaware limited liability company and wholly owned subsidiary of Northern Star;

•

“New Apex” means Northern Star (or following its name change, Apex Fintech Solutions, Inc.) after the consummation of the Business Combination, including, unless the context otherwise requires, its operating subsidiaries;

•	“New Apex common stock” means, after the Mergers and the effectiveness of the Charter, New Apex’s common stock;

•

“Northern Star” means Northern Star Investment Corp. II, a Delaware corporation, which is expected to be renamed “Apex Fintech Solutions, Inc.” upon the closing of the Business Combination (unless the context otherwise requires, references to “Northern Star” and “New Apex” after the closing of the Business Combination refer to the combined company, including its operating subsidiaries);

•	“Northern Star common stock” means, prior to the Mergers, Northern Star’s Class A Common Stock and Class B Common Stock, collectively;

•	“NYSE” means the New York Stock Exchange;

•	“PEAK6” means PEAK6 Investments LLC, a Delaware limited liability company;

•	“PEAK6 Group” means PEAK6 Group LLC, a Delaware limited liability company;

•	“PEAK6 Parties” means PEAK6 and PEAK6 Group;

•	“private warrants” means the 9,750,000 warrants of Northern Star sold to the Sponsor in a private placement that took place simultaneously with Northern Star’s initial public offering;

•	“public shares” means the shares of Northern Star’s Class A Common Stock included in the units issued in Northern Star’s initial public offering;

•

“public stockholders” means holders of public shares, including the Sponsor and Northern Star’s officers and directors to the extent they hold public shares; provided, that the holders of founder shares will be considered a “public stockholder” only with respect to any public shares held by them;

•	“public warrants” means the redeemable warrants exercisable for shares of Northern Star’s Class A Common Stock included in the units issued in Northern Star’s initial public offering;

•	“record date” means June 4, 2021;

•	“SEC” means the United States Securities and Exchange Commission;

•	“Securities Act” means the Securities Act of 1933, as amended;

•	“special meeting” means the special meeting of the stockholders of Northern Star that is the subject of this proxy statement/prospectus;

•	“Sponsor” means Northern Star II Sponsor LLC, a Delaware limited liability company and an affiliate of certain of Northern Star’s officers and directors; and

•	“U.S. GAAP” means generally accepted accounting principles in the United States.

FORWARD-LOOKING STATEMENTS

Certain information in this proxy statement/prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). However, because Northern Star is a “blank check” company, the safe-harbor provisions of the PSLRA do not apply to statements made in this proxy statement/prospectus. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intend,” “project,” “budget,” “forecast,” “anticipate,” “plan,” “may,” “will,” “could,” “should,” “predict,” “potential,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of Northern Star, Apex Fintech or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Northern Star and Apex Fintech undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Northern Star believes it is important to communicate its expectations to its security-holders. However, there may be events in the future that Northern Star is not able to predict accurately or over which it has no control. The section in this proxy statement/prospectus entitled “Risk Factors”, “Apex’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Northern Star in such forward-looking statements.

Before you grant your proxy or instruct your bank or broker how to vote, or vote on the business combination proposal, the PIPE proposal, the charter proposals, the director election proposal, the incentive plan proposal or the adjournment proposal, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect New Apex and/or Apex Fintech.

v

SUMMARY OF THE MATERIAL TERMS OF THE MERGERS

•

The parties to the Merger Agreement are Northern Star, Merger Sub I, Merger Sub II, Apex Fintech and, solely for the purposes of Section 5.21 therein, PEAK6. On the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub I will merge with and into Apex Fintech, with Apex Fintech surviving as a wholly owned subsidiary of Northern Star (the “Initial Merger”). In connection with the Initial Merger, the members of Apex Fintech will become stockholders of Northern Star. Immediately following the Initial Merger and as part of a single integrated transaction, Apex Fintech will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of Northern Star. See the sections entitled “The Business Combination Proposal” and “The Merger Agreement.”

•

Apex Fintech is the parent company of Apex, a custody and clearing engine that’s powering the future of digital wealth management, and Apex Pro, a trusted clearing partner to broker-dealers, alternative trading systems (“ATS”), routing firms, professional trading firms, hedge funds, institutions and emerging managers. Apex Fintech is the “fintech for fintechs,” — the business-to-business (“B2B”) platform that powers innovation in fintech, investing, and wealth management. Apex Fintech provides a modern, mission-critical suite of solutions to its clients, in turn enabling them to revolutionize digital finance and democratize investing.

•

Pursuant to the Merger Agreement, at the time of the Initial Merger, each issued and outstanding membership interest of Apex Fintech (excluding the membership interests issuable upon conversion of the 2023 Notes, as more fully described in this proxy statement/prospectus) will be automatically converted into the right to receive a number of shares of New Apex common stock equal to the Exchange Ratio. We presently estimate that the Exchange Ratio will be 2,906.8209299. See the section entitled “The Business Combination Proposal—Structure of the Merger.”

•

The 2023 Notes shall, in accordance with their terms, become convertible into shares of New Apex common stock at an initial conversion price of $10.00 per share. See the section entitled “The Business Combination Proposal—Structure of the Merger—Consideration to Apex Fintech Securityholders.”

•

In connection with the execution of the Merger Agreement, Northern Star entered into subscription agreements with certain investors (the “PIPE Investors”), pursuant to which such PIPE Investors have agreed to purchase an aggregate of 45,000,000 shares of New Apex common stock in a private placement at a price of $10.00 per share for an aggregate commitment of $450,000,000 (the “PIPE Transaction”). The closing of the PIPE Transaction is expected to take place substantially concurrently with the closing of the Mergers. The closing of the subscription agreements is subject to certain conditions, including, among other things, the substantially concurrent closing of the Mergers. For more information about the subscription agreements and the PIPE Transaction, please see the sections entitled “The Business Combination Proposal—Related Agreements—Subscription Agreements for PIPE Transaction”, “The PIPE Proposal” and “Certain Relationships and Related Person Transactions—Northern Star Related Person Transactions—Subscription Agreements.”

•

Assuming that the 2023 Notes are not converted prior to the closing and no holder of Northern Star’s public shares exercises redemption rights as described in this proxy statement/prospectus, immediately after the closing of the Business Combination, the former owners of Apex Fintech’s membership interests will hold approximately 83% of the issued and outstanding New Apex common stock, the PIPE Investors will hold approximately 8% of the issued and outstanding New Apex common stock, and the current stockholders of Northern Star will hold approximately 9% of the issued and outstanding New Apex common stock. See the section entitled “The Business Combination Proposal—Structure of the Merger.”

•	Certain of Apex Fintech’s members have entered or will enter into a lock-up agreement (“Lock-Up Agreement”), which provides that shares of New Apex common stock to be issued to them in the Mergers will be subject to a 12-month lock-up period, during which, subject to certain exceptions, they will not, directly or indirectly, sell, transfer or otherwise dispose of their shares to be issued in the Initial Merger, which period may be earlier terminated if the reported closing sale price of the New Apex common stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading-day period commencing at least 150 days following the consummation of the Mergers. In addition, Northern Star has agreed to cause its initial stockholders to amend the existing lock-up restrictions applicable to them and enter into agreements substantially identical to the Lock-Up Agreement, so that the lock-up restrictions with respect to the initial stockholders’ New Apex common stock will be identical to the lock-up restrictions applicable to Apex Fintech’s members who have entered, or will enter, into the Lock-Up Agreement. Furthermore, pursuant to a letter agreement executed in connection with Northern Star’s initial public offering, the private warrants will not be transferable, assignable or salable by the Sponsor until 30 days after the completion of Northern Star’s initial business combination. See the section entitled “The Business Combination Proposal—Structure of the Merger.”

•

The Merger Agreement provides that either Northern Star or Apex Fintech may terminate the Merger Agreement if the Mergers have not been consummated on or before November 30, 2021, provided that the right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement. See the section entitled “The Merger Agreement—Termination.”

•

In addition to voting on proposals to approve the Merger Agreement and the Mergers and the issuance of more than 20% of the issued and outstanding shares of the Class A Common Stock in connection with the Mergers and the PIPE Transaction, the stockholders of Northern Star will vote on proposals to: (i) approve amendments to Northern Star’s current amended and restated certificate of incorporation (a) to change the name of Northern Star to “Apex Fintech Solutions, Inc.”, (b) to increase the number of shares of common stock Northern Star is authorized to issue to 1,300,000,000 shares and to remove the provisions for Northern Star’s current Class B Common Stock (the shares of which will all convert into shares of Class A Common Stock in connection with the Business Combination) so that the Class B Common Stock will cease to exist and Northern Star will have a single class of common stock, (c) to remove the right of stockholders of Northern Star to act without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of common stock were present and voted, (d) to add supermajority voting provisions applicable after such time as the PEAK6 Parties and their affiliates no longer beneficially own more than 50% of the then outstanding shares of the capital stock of New Apex, requiring the affirmative vote of the holders of 75% of the voting power of all of the then outstanding shares of the capital stock of New Apex to amend certain provisions of the second amended and restated certificate of incorporation and to adopt, amend or repeal any provision of the bylaws, and (d) to remove the various provisions applicable only to special purpose acquisition companies (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) and make certain other immaterial changes that the Northern Star board deems appropriate; (ii) elect six directors who, upon the closing of the Business Combination, will be the directors of New Apex; (iii) approve the 2021 Plan; and (iv) adjourn the special meeting to a later date or dates, if it is determined by the officer presiding over the special meeting that more time is necessary for Northern Star to consummate the Mergers and the other transactions contemplated by the Merger Agreement. The approval of these proposals (other than the adjournment proposal) by the stockholders of Northern Star is a condition to the consummation of the Business Combination.

See the sections entitled “The Charter Proposals,” “The Director Election Proposal,” “The Incentive Plan Proposal” and “The Adjournment Proposal.”

•

Pursuant to the terms of the Merger Agreement, the parties thereto have agreed to nominate the following persons to serve as the initial directors of New Apex upon the closing of the Business Combination: as Class A directors serving until Northern Star’s 2022 special meeting of stockholders, Joanna Coles and David Snyderman; as Class B directors serving until Northern Star’s 2023 special meeting of stockholders, William Capuzzi and Judi Hart; and as Class C directors serving until Northern Star’s 2024 special meeting of stockholders, Matthew Hulsizer and Jennifer Just. See the section entitled “The Director Election Proposal.”

•

Upon completion of the Mergers, the executive officers of New Apex will include William Capuzzi, as Chief Executive Officer, Tricia Rothschild, as President, Christopher Springer, as Chief Financial Officer, and the other persons described under “The Director Election Proposal—Information about Executive Officers, Directors and Nominees.”

•

Certain members of Apex Fintech, holders of the 2023 Notes and stockholders of Northern Star will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which they will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of certain shares of New Apex common stock held by them, subject to certain conditions set forth therein. Northern Star will terminate its existing registration rights agreement with the Northern Star initial stockholders. See the section entitled “The Business Combination Proposal—Related Agreements.”

•

In connection with the execution of the Merger Agreement, certain members of Apex Fintech (the “Supporting Holders”) holding more than 50% of the issued and outstanding membership interests of Apex Fintech, have entered into agreements with Northern Star (the “Support Agreements”) pursuant to which the Supporting Holders have agreed, among other things, to vote all of the membership interests in Apex Fintech beneficially owned by them in favor of the Mergers at a meeting called to approve the Mergers by the members of Apex Fintech (or in an action by written consent approving the Mergers). In connection with the execution of the Merger Agreement, the Sponsor and each officer and director of Northern Star who, in the aggregate (together with the Sponsor) hold approximately 20% of the issued and outstanding Northern Star common stock, entered into agreements with Apex Fintech (the “Sponsor Support Agreements”) pursuant to which the Sponsor and such other parties have agreed, among other things, to vote all Northern Star common stock beneficially owned by them to adopt and approve the Merger Agreement, the Mergers, and the other documents and transactions contemplated by the Merger Agreement. See the section entitled “The Business Combination Proposal—Related Agreements.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight only selected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the special meeting and the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to Northern Star stockholders. Stockholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to or incorporated by reference herein, to fully understand the proposed Business Combination and the voting procedures for the special meeting.

Q.	Why am I receiving this proxy statement/prospectus?

A.

Northern Star and Apex Fintech have agreed to a business combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and Northern Star encourages its stockholders to read it in its entirety. Northern Star’s stockholders are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Mergers, including (1) the merger of Merger Sub I with and into Apex Fintech, with Apex Fintech surviving as a wholly owned subsidiary of Northern Star (the “Initial Merger”), (2) immediately following the Initial Merger and as part of a single integrated transaction as the Mergers, the merger of Apex Fintech with and into Merger Sub II , with Merger Sub II surviving as a wholly owned subsidiary of Northern Star, and (3) the issuance of shares of New Apex common stock to members of Apex Fintech in the Initial Merger. We refer to this proposal as the “business combination proposal.” See the section entitled “The Business Combination Proposal.”

Q.	Are there any other matters being presented to stockholders at the meeting?

A.	In addition to voting on the business combination proposal, the stockholders of Northern Star will vote on the following:

1.

A proposal to approve the issuance of an aggregate of 45,000,000 shares of New Apex common stock in the PIPE Transaction, the closing of which is subject to certain conditions, including, among other things, the substantially concurrent closing of the Mergers. We refer to this proposal as the “PIPE proposal.” See the section entitled “The PIPE Proposal.”

2.

Separate proposals to approve amendments to Northern Star’s current amended and restated certificate of incorporation to: (i) change the name of Northern Star to “Apex Fintech Solutions, Inc.”, as opposed to the current name of “Northern Star Investment Corp. II”; (ii) increase the number of shares of common stock Northern Star is authorized to issue to 1,300,000,000 shares, as opposed to the current number of 150,000,000 shares, and remove the provisions for Northern Star’s current Class B Common Stock (the shares of which will all convert into shares of Class A Common Stock in connection with the Business Combination) so that the Class B Common Stock will cease to exist and Northern Star will have a single class of common stock; (iii) remove the right of stockholders of Northern Star to act without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of common stock were present and voted; (iv) add supermajority voting provisions applicable after such time as the PEAK6 Parties and their affiliates no longer beneficially own more than 50% of the then outstanding shares of the capital stock of New Apex, requiring the affirmative vote of the holders of 75% of the voting power of all of the then outstanding shares of the capital stock of New Apex to amend certain provisions of the second amended and restated certificate of incorporation and to adopt, amend or repeal any provision of the bylaws; and (v) remove the various provisions applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) and make certain other immaterial changes that the Northern Star board deems appropriate. We refer to these proposals collectively as the “charter proposals.” A copy of Northern Star’s proposed second amended and restated certificate of incorporation effectuating the foregoing amendments is attached to this proxy statement/prospectus as Annex B. See the section entitled “The Charter Proposals.”

3.

A proposal to elect six directors who, upon the closing of the Business Combination, will be the directors of New Apex. We refer to this proposal as the “director election proposal.” See the section entitled “The Director Election Proposal.”

4.

A proposal to approve the 2021 Plan. We refer to this proposal as the “incentive plan proposal.” A copy of the 2021 Plan is attached to this proxy statement/prospectus as Annex C. See the section entitled “The Incentive Plan Proposal.”

5.

A proposal to adjourn the special meeting to a later date or dates if it is determined by the officer presiding over the special meeting that more time is necessary for Northern Star to consummate the Mergers and the other transactions contemplated by the Merger Agreement. We refer to this proposal as the “adjournment proposal.” See the section entitled “The Adjournment Proposal.”

Northern Star will hold the special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposals, the proposed Business Combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.

The closing of the Business Combination is conditioned on approval of the business combination proposal, the PIPE proposal, the charter proposals and the incentive plan proposal and on the election of the six nominees identified in this proxy statement/prospectus to serve as directors of New Apex. If any of the proposals is not approved or the director nominees are not elected, and the applicable closing condition in the Merger Agreement is not waived, the remaining proposals will not be presented to stockholders for a vote.

The vote of stockholders is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	Why is Northern Star providing stockholders with the opportunity to vote on the Business Combination?

A:

In connection with the Business Combination, we may issue up to an estimated maximum of 470,000,000 shares of New Apex common stock, representing up to approximately 1,175% of the shares of Northern Star common stock outstanding on the date of this proxy statement/prospectus. NYSE Listing Rules require stockholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock outstanding before the issuance of stock or securities and for any issuance that results in a change in control. Because we may issue 20% or more of our outstanding voting power and outstanding common stock in connection with the Business Combination and such issuance will result in a change in control, we are required to obtain stockholder approval of such issuances pursuant to NYSE Listing Rules. Similarly, in connection with the PIPE Transaction, we may issue 45,000,000 shares of New Apex common stock, representing up to an estimated 112.5% of the shares of Northern Star common stock outstanding on the date of this proxy statement/prospectus. Approval of Northern Star’s stockholders is also required for the adoption of Northern Star’s second amended and restated certificate of incorporation, for adoption of the 2021 Plan under the NYSE Listing Rules, and to enable Northern Star to issue incentive stock options under the 2021 Plan. The closing of the Business Combination is conditioned on the approval of the business combination proposal, the PIPE proposal, the charter proposals, the incentive plan proposal and on the election of the six nominees identified in this proxy statement/prospectus to serve as directors of New Apex at the special meeting.

Q.	I am a Northern Star warrant holder. Why am I receiving this proxy statement/prospectus?

A.

The holders of Northern Star warrants are entitled to purchase Northern Star common stock or New Apex common stock, as applicable, at a purchase price of $11.50 per share beginning on the later of January 28, 2022 and 30 days after the closing of the Business Combination. This proxy statement/prospectus includes important information about Northern Star and the business of Northern Star and its subsidiaries following the closing of the Business Combination. Because holders of Northern Star warrants will be entitled to purchase Northern Star common stock or New Apex common stock, as applicable, beginning on the later of January 28, 2022 and 30 days after the closing of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q.	What will happen to Northern Star’s securities upon consummation of the Business Combination?

A.

Northern Star’s units, Class A Common Stock and warrants are currently listed on the NYSE under the symbols NSTB.U, NSTB and NSTB WS, respectively. Northern Star intends to apply for listing on the NYSE of the New Apex common stock and warrants, under the proposed symbols APX and APX WS, respectively, to be effective at the consummation of the Business Combination. Northern Star’s units will not be listed on the NYSE following consummation of the Business Combination and such units will automatically be separated into their component securities without any action needed to be taken on the part of the holders of such units. Furthermore, each outstanding share of Northern Star’s Class B Common Stock will convert into one share of Class A Common Stock at the closing of the Business Combination, the Class B Common Stock will cease to exist, and the Class A Common Stock will become the single class of common stock of New Apex. Because Northern Star and New Apex are the same legal entity, the common stock and warrants of Northern Star will be the common stock and warrants of New Apex upon completion of the Business Combination.

It is a condition to the consummation of the Business Combination that the shares of New Apex common stock to be issued in the Initial Merger are approved for listing on the NYSE (subject only to official notice of issuance thereof and public holder requirements), but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Merger Agreement.

Northern Star warrant holders and those stockholders who do not elect to have their Northern Star shares redeemed for a pro rata share of the trust account need not submit their common stock or warrant certificates, and such shares and warrants will remain outstanding.

Q.	Why is Northern Star proposing the Business Combination?

A.	Northern Star was organized to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

On January 28, 2021, Northern Star completed its initial public offering of units, with each unit consisting of one share of Class A Common Stock and one-fifth of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of Class A Common Stock at a price of $11.50, raising total gross proceeds of approximately $400,000,000. Simultaneously with closing of the initial public offering, Northern Star consummated the sale of 9,750,000 private warrants at a price of $1.00 per warrant. A total of $400,000,000 of the net proceeds was deposited into the trust account. Since its initial public offering, Northern Star’s activity has been limited to the evaluation of business combination candidates.

Apex Fintech is the parent company of Apex, a custody and clearing engine that’s powering the future of digital wealth management, and Apex Pro, a trusted clearing partner to broker-dealers, ATS’s, routing firms, professional trading firms, hedge funds, institutions and emerging managers. Apex Fintech’s proprietary enterprise-grade technology delivers speed, efficiency, and flexibility to firms ranging from innovative start-ups to blue-chip brands focused on transformation to capture a new generation of investors. Apex Fintech helps its clients provide the seamless digital experiences today’s consumers expect with the throughput and scalability needed by fast-growing, high-volume financial services businesses.

Based on Northern Star’s due diligence investigations of Apex Fintech and the industry in which Apex Fintech operates, including the financial and other information provided by Apex Fintech to Northern Star in the course of evaluating a business combination with Apex Fintech and negotiating the Merger Agreement, Northern Star believes that Apex Fintech has a very appealing market opportunity and growth profile, strong position in its industry and a compelling valuation. As a result, Northern Star believes that a business combination with Apex Fintech will provide Northern Star stockholders with an opportunity to participate in the ownership of a company with significant growth potential. See the section entitled “The Business Combination Proposal—Northern Star’s Board of Directors’ Reasons for Approval of the Business Combination.”

Q.	Did Northern Star’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.

No. Northern Star’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Accordingly, investors will be relying solely on the judgment of Northern Star’s board of directors in valuing Apex Fintech and assuming the risk that the Northern Star board may not have properly valued the business. However, Northern Star’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and have substantial experience with mergers and acquisitions. Furthermore, in analyzing the Business Combination, Northern Star’s board of directors conducted significant due diligence on Apex Fintech. Based on the foregoing, Northern Star’s board of directors concluded that its members’ experience and backgrounds enabled it to make the necessary analyses and determinations regarding the Business Combination, including that the Business Combination was fair from a financial perspective to its stockholders and that Apex Fintech’s fair market value was at least 80% of the assets held in Northern Star’s trust account (net of amounts previously disbursed to management for tax obligations and excluding the amount of deferred underwriting discounts held in trust) at the time of the agreement to enter into the Business Combination. There can be no assurance, however, that Northern Star’s board of directors was correct in its assessment of the Business Combination. For a complete discussion of the factors utilized by Northern Star’s board of directors in approving the Business Combination, see the section entitled “The Business Combination Proposal.”

Q.	Do I have redemption rights?

A.

If you are a holder of public shares, you have the right to demand that Northern Star redeem such shares for a pro rata portion of the cash held in Northern Star’s trust account, calculated as of two business days prior to the consummation of the Business Combination. We sometimes refer to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

Under Northern Star’s amended and restated certificate of incorporation, the Business Combination may not be consummated if Northern Star has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination, after taking into account the redemption for cash of all public shares properly demanded to be redeemed by holders of public shares, the completion of the Business Combination and the completion of the PIPE Transaction. Because the net tangible assets of the combined company will exceed this threshold as a result of the PIPE Transaction, all of the public shares may be redeemed and Northern Star can still consummate the Business Combination. However, the combined company must meet certain distribution criteria, including having a minimum of 1,100,000 publicly held shares (excluding shares held by directors, officers, their immediate family members and other concentrated holdings of 10% or more), in order to be listed on the NYSE, which is a condition to closing the Business Combination.

Q.	How do I exercise my redemption rights?

A.

A holder of public shares may exercise redemption rights regardless of whether it votes for or against the business combination proposal or does not vote on such proposal at all, or if it is a holder of public shares on the record date. If you are a holder of public shares and wish to exercise your redemption rights, you must demand that Northern Star convert your public shares into cash, and deliver your public shares to Northern Star’s transfer agent physically or electronically using The Depository Trust Company’s Deposit/Withdrawal at Custodian (“DWAC”) System no later than two business days prior to the special meeting.

Any holder of public shares seeking redemption will be entitled to a full pro rata portion of the amount then in the trust account (which, for illustrative purposes, was approximately $400,018,132, or $10.0005 per share, as of the record date), less any owed but unpaid taxes on the funds in the trust account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the trust account.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time prior to the time the vote is taken with respect to the business combination proposal at the special meeting. If you deliver your shares for redemption to Northern Star’s transfer agent and later decide prior to the special meeting not to elect redemption, you may request that Northern Star’s transfer agent return the shares (physically or electronically). You may make such request by contacting Northern Star’s transfer agent at the address listed at the end of this section.

Any written demand of redemption rights must be received by Northern Star’s transfer agent at least two business days prior to the vote taken on the business combination proposal at the special meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

If you are a holder of public shares (including through the ownership of Northern Star units) and you exercise your redemption rights, it will not result in the loss of any Northern Star warrants that you may hold (including those contained in any units you hold). Your warrants will become exercisable to purchase one share of New Apex common stock for a purchase price of $11.50 beginning on the later of January 28, 2022 and 30 days after consummation of the Business Combination.

Q.	Do I have appraisal rights if I object to the proposed Business Combination?

A.

No. Neither Northern Star stockholders nor its unit or warrant holders have appraisal rights in connection with the Business Combination under Delaware law. See the section entitled “Appraisal Rights.”

Q.	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A.

Of the net proceeds of Northern Star’s initial public offering and simultaneous private placement of warrants, approximately $400,000,000 was placed in the trust account immediately following the initial public offering. After consummation of the Business Combination, the funds in the trust account will be used to pay, on a pro rata basis, holders of the public shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination, and for general corporate purposes.

Q.	What happens if a substantial number of public stockholders vote in favor of the business combination proposal and exercise their redemption rights?

A.

Northern Star’s public stockholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote either for or against the Business Combination, or vote at all, in order to exercise such redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public stockholders are substantially reduced as a result of redemption by public stockholders. Although the requirement that Northern Star have at least $5,000,001 of net tangible assets will be satisfied as a result of the PIPE Transaction even if all of the public shares are redeemed, with fewer public shares and public stockholders, the trading markets for New Apex common stock and warrants following the closing of the Business Combination may be less liquid than the market for New Apex common stock and warrants were prior to the Merger, and Northern Star may not be able to meet the listing standards of the NYSE or an alternative national securities exchange, which is a condition to closing the Business Combination. For example, the combined company must meet certain distribution criteria, including having a minimum of 1,100,000 publicly held shares (excluding shares held by directors, officers, their immediate family members and other concentrated holdings of 10% or more), in order to be listed on the NYSE. In addition, with fewer funds available from the trust account, the capital infusion from the trust account into Apex’s business will be reduced and Apex may not be able to fully achieve its business plans or goals.

Q.	What happens if the Business Combination is not consummated?

A.

If Northern Star does not complete the Business Combination with Apex Fintech for whatever reason, Northern Star would search for another target business with which to complete a business combination. If Northern Star does not complete the Business Combination with Apex Fintech or another business combination by January 28, 2023 (or such later date as may be approved by Northern Star stockholders in an amendment to its amended and restated certificate of incorporation), Northern Star must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the trust account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses). The Sponsor and Northern Star’s officers and directors have waived their redemption rights with respect to their founder shares in the event a business combination is not effected in the required time period, and, accordingly, the founder shares held by them will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, the warrants will expire worthless.

Q.	How do the Sponsor and the officers and directors of Northern Star intend to vote on the proposals?

A.

The Sponsor, as well as Northern Star’s officers and directors, beneficially own and are entitled to vote an aggregate of 20% of the outstanding Northern Star common stock. These holders have agreed to vote their shares in favor of the business combination proposal and the other proposals being presented at the meeting and in favor of the election of the six nominees identified in this proxy statement/prospectus to serve as directors of Northern Star. In addition to the shares of Northern Star common stock held by the Sponsor and Northern Star’s officers and directors, Northern Star would need 15,000,001, or just over 37.5%, of the 40,000,000 public shares sold in Northern Star’s initial public offering to be voted in favor of the business combination proposal, the PIPE proposal, the charter proposals, the incentive plan proposal, and the adjournment proposal in order for them to be approved (assuming all outstanding shares are voted on each proposal).

Q.	Will Northern Star enter into any financing arrangements in connection with the Business Combination?

A.

Yes. On February 21, 2021, in connection with the execution of the Merger Agreement, Northern Star entered into subscription agreements with the PIPE Investors, pursuant to which such PIPE Investors have agreed to purchase an aggregate of 45,000,000 shares of New Apex common stock in a private placement at a price of $10.00 per share for an aggregate commitment of $450,000,000. The closing of the subscription agreements is subject to certain customary conditions, including, among other things, the substantially concurrent closing of the Mergers. The purpose of the PIPE Transaction is to ensure that the combined company has a minimum amount of capital to operate its business following the transaction and for supporting New Apex’s growth, working capital requirements, capital expenditures and general corporate purposes.

Q.	What interests do the Sponsor and the current officers and directors of Northern Star have in the Business Combination?

A.

In considering the recommendation of Northern Star’s board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the fact that:

•

If the Business Combination with Apex Fintech or another business combination is not consummated by January 28, 2023 (or such later date as may be approved by Northern Star’s stockholders), Northern Star will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 10,000,000 founder shares held by the Sponsor and Northern Star’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Northern Star’s initial public offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. On the other hand, if the Mergers are consummated, each outstanding founder share will convert into one share of New Apex common stock at the closing. Such shares had an aggregate market value of $100,400,000 based upon the closing price of $10.04 per share on the NYSE on June 11, 2021.

•

The Sponsor, which is affiliated with certain of Northern Star’s directors and officers, purchased an aggregate of 9,750,000 private warrants from Northern Star for an aggregate purchase price of approximately $9.75 million (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of Northern Star’s initial public offering. All of the proceeds Northern Star received from these purchases were placed in the trust account. Such warrants had an aggregate market value of $21,742,500 based upon the closing price of $2.23 per warrant on the NYSE on June 11, 2021. The private warrants will become worthless if Northern Star does not consummate a business combination by January 28, 2023 (or such later date as may be approved by Northern Star stockholders in an amendment to its amended and restated certificate of incorporation).

•

If Northern Star is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Northern Star for services rendered or contracted for or products sold to Northern Star. If Northern Star consummates a business combination, on the other hand, Northern Star will be liable for all such claims.

•

The Sponsor and Northern Star’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Northern Star’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Northern Star fails to consummate an initial business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Northern Star may not be able to reimburse these expenses if the Business Combination with Apex Fintech or another business combination is not completed by January 28, 2023 (or such later date as may be approved by Northern Star stockholders in an amendment to its amended and restated certificate of incorporation). As of June 4, 2021, the Sponsor and Northern Star’s officers and directors and their affiliates had incurred approximately $15,000 of unpaid reimbursable expenses.

•

It is currently contemplated that Joanna Coles will be a director of New Apex after the closing of the Business Combination (assuming that the six nominees identified in this proxy statement/prospectus to serve as directors of New Apex after the closing of the Business Combination are elected). As such, in the future, she will receive any cash fees, stock options or stock awards that the New Apex board of directors determines to pay to its non-executive directors.

•

The Merger Agreement provides that at and as of the closing of the Mergers, Northern Star will enter into an indemnification agreement with each of the directors serving on its board of directors and each of its executive officers as of immediately prior to such closing, which shall indemnify such directors and officers with respect to actions arising out of or pertaining to matters existing or occurring at or prior to the closing date.

•

Northern Star’s officers and directors (or their affiliates) may make loans from time to time to Northern Star to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Northern Star outside of the trust account.

•

The Sponsor and certain officers and directors of Northern Star and/or their affiliates who were initial stockholders paid significantly less for their shares of Northern Star common stock and private warrants than other current stockholders and holders of warrants that purchased Northern Star common stock or warrants in Northern Star’s initial public offering or in the open market thereafter. As a result of the low acquisition cost of the founders’ shares and the private warrants, the Sponsor and the officers and directors of Northern Star could make a substantial profit even if New Apex subsequently declines in value and even if it is unprofitable for the public stockholders. Thus, Northern Star’s officers and directors also had more of an economic incentive for Northern Star to enter into, and have more of an economic incentive for Northern Star to complete, the Business Combination, than would be the case if such parties had paid the full offering price or market price for their shares of common stock or warrants.

Q.	When do you expect the Business Combination to be completed?

A.

It is currently anticipated that the Business Combination will be consummated promptly following the Northern Star special meeting, which is set for                 , 2021; however, such meeting could be adjourned or postponed to a later date, as described elsewhere in this proxy statement/prospectus. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Merger Agreement—Conditions to the Closing of the Business Combination.”

Q.	What do I need to do now?

A.

Northern Star urges you to carefully read and consider the information contained or incorporated by reference in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrantholder of Northern Star. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	When and where will the meeting take place?

A.	The special meeting will be held on , 2021, at p.m. eastern time, solely over the Internet by means of a live audio webcast.

Q.	How do I attend the special meeting?

A.

Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our stockholders, the special meeting will be a virtual meeting. You may attend and participate in the special meeting webcast by accessing the meeting web portal located at http://www.virtualshareholdermeeting.com/NSTB2021SM. Stockholders participating in the special meeting will be able to listen only and will not be able to speak during the special meeting webcast. To participate in the virtual meeting, a stockholder of record will need the 16-digit control number included on their proxy card or instructions that accompanied their proxy materials, if applicable, or will need to obtain a proxy form from their broker, bank or other nominee.

Q.	How do I vote?

A.

If you are a holder of record of Northern Star common stock on the record date, you may vote by attending the special meeting and submitting a ballot via the meeting web portal or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares, or attend the special meeting as described above and submit a ballot via the meeting web portal.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. A “broker non-vote” occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and the broker does not have discretionary authority to vote in the absence of such instructions. Under the applicable NYSE rules and interpretations, brokers do not have discretionary authority to vote on certain of the proposals to be considered at the special meeting. Accordingly, your broker, bank or nominee cannot vote your shares on such proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q.	May I change my vote after I have mailed my signed proxy card?

A.

Yes. Stockholders of record may send a later-dated, signed proxy card to Northern Star’s transfer agent at the address set forth below so that it is received prior to the vote at the special meeting, or submit a ballot through the meeting web portal during the special meeting webcast. Stockholders of record also may revoke their proxy by sending a notice of revocation to Northern Star’s transfer agent, which must be received prior to the vote at the special meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you hold your shares in “street name” and wish to attend the virtual special meeting and vote through the meeting web portal, you must obtain a legal proxy from your broker, bank or nominee.

Q.	What constitutes a quorum for the special meeting?

A:

A quorum is the minimum number of shares of Northern Star common stock that must be present to hold a valid meeting. A quorum will be present at the Northern Star special meeting if a majority of all the outstanding shares entitled to vote at the meeting are represented at the virtual special meeting either by attendance through the meeting web portal or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. Northern Star’s Class A Common Stock and Class B Common Stock are entitled vote together as a single class on all matters to be considered at the special meeting.

Q.	What stockholder vote thresholds are required for the approval of each proposal brought before the special meeting?

A.

The business combination proposal. The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the special meeting to approve the Business Combination.

The PIPE proposal. The approval of the PIPE proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the special meeting.

The charter proposals. The approval of each of the charter proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock on the record date.

The director election proposal. The election of directors requires a plurality vote of the Northern Star common stock present and entitled to vote at the special meeting. A plurality means that the individuals who receive the largest number of votes cast “FOR” are elected as directors.

The incentive plan proposal. The approval of the incentive plan proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the special meeting.

The adjournment proposal. The approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the special meeting.

The holders of founder shares own an aggregate of 10,000,000 shares of Class B Common Stock of Northern Star, representing 20% of the outstanding Northern Star common stock, and have agreed to vote in favor of the business combination proposal, the PIPE proposal, the charter proposals, the incentive plan proposal, the adjournment proposal, and for the election of the six nominees identified in this proxy statement/prospectus to serve as directors of New Apex; as a result, only 15,000,001 public shares, or approximately 37.5% of the public shares, are required to be voted in favor of the business combination proposal, the PIPE proposal, the incentive plan proposal and the adjournment proposal in order for them to be approved (assuming all outstanding shares are present and entitled to vote).

Q.	What happens if I fail to take any action with respect to the special meeting?

A.

If you fail to take any action with respect to the meeting and the Business Combination is approved by stockholders and consummated, you will continue to be a holder of Northern Star common stock, New Apex common stock, or warrants, as applicable, and the business of Apex Fintech will become the business of Northern Star. As a corollary, failure to deliver your stock certificate(s) to Northern Star’s transfer agent (either physically or electronically) no later than two business days prior to the special meeting means you will not have any right in connection with the Mergers to convert your shares into a pro rata share of the funds held in Northern Star’s trust account.

If you fail to take any action with respect to the special meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of Northern Star, as applicable, and Northern Star will continue to search for another target business with which to complete an initial business combination. If Northern Star does not complete an initial business combination by January 28, 2023 (or such later date as may be approved by Northern Star stockholders in an amendment to its amended and restated certificate of incorporation), Northern Star must cease all operations except for the purpose of winding up, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then on deposit in the trust account, including interest earned on the trust account and not previously released to Northern Star (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), and as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate.

Q.	What should I do with my share and/or warrant certificates?

A.

Warrant holders and those stockholders who do not elect to have their Northern Star shares redeemed for a pro rata share of the trust account need not submit their certificates. Northern Star stockholders who exercise their redemption rights must deliver their share certificates to Northern Star’s transfer agent (either physically or electronically) no later than two business days prior to the special meeting as described above.

Q.	What should I do if I receive more than one set of voting materials?

A.

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of Northern Star common stock.

Q.	Who can help answer my questions?

A.	If you have questions about the Mergers or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

Ms. Joanna Coles

Northern Star Investment Corp. II

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, NY 10174

Tel: (212) 818-8800

or the proxy solicitor at:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Shareholders (toll-free): (800) 290-6428

Banks and Brokers: (212) 269-5550

E-mail: NTSB@dfking.com

You may also obtain additional information about Northern Star from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your shares (either physically or electronically) to Northern Star’s transfer agent at the address below at least two business days prior to the vote at the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information set forth elsewhere in this proxy statement/prospectus and does not purport to contain all of the information that may be important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the business combination proposal, you should read this entire document and the documents incorporated by reference herein carefully, including the Merger Agreement attached to this proxy statement/prospectus as Annex A. The Merger Agreement is the legal document that governs the Mergers that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Merger Agreement.”

The Parties

Northern Star

Northern Star Investment Corp. II was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Northern Star was incorporated under the laws of the State of Delaware on November 12, 2020.

On January 28, 2021, Northern Star closed its initial public offering of 40,000,000 units, including a partial exercise by the underwriter of its over-allotment option in the amount of 5,000,000 units, with each unit consisting of one share of Class A Common Stock and one-fifth of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of Class A Common Stock at a price of $11.50 commencing on the later of January 28, 2022 and 30 days after the consummation of an initial business combination. The units from Northern Star’s initial public offering were sold at an offering price of $10.00 per unit, generating total gross proceeds of $400,000,000.

Simultaneously with the consummation of its initial public offering, Northern Star consummated the private sale of 9,750,000 private warrants at $1.00 per warrant generating gross proceeds of $9.75 million. A total of $400,000,000 was deposited into the trust account and the remaining proceeds, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. Northern Star’s initial public offering was conducted pursuant to a registration statement on Form S-1 (Registration Nos. 333-251921 and 333-252421) that became effective on January 25, 2021. As of June 4, 2021, the record date, there was approximately $400,018,132 held in the trust account.

Northern Star’s units, Class A Common Stock and warrants are listed on the NYSE under the symbols NSTB.U, NSTB and NSTB.WS, respectively.

The mailing address of Northern Star’s principal executive office is c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, NY 10174, and its telephone number is (212) 818-8800. After the consummation of the Business Combination, Northern Star’s principal executive office will be that of Apex Fintech.

Merger Subs

NSIC II-A Merger LLC (“Merger Sub I”) and NSIC II-B Merger LLC (“Merger Sub II,” and, together with Merger Sub I, the “Merger Subs”) are wholly owned subsidiaries of Northern Star formed solely for the purpose of effectuating the Mergers described herein. The Merger Subs were incorporated under the laws of Delaware on February 15, 2021. The Merger Subs own no material assets and do not operate any business.

The mailing address of the Merger Subs’ principal executive office is c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, NY 10174, and their telephone number is (212) 818-8800. As a result of the consummation of the Mergers, Merger Sub I will cease to exist and Merger Sub II will survive as a wholly owned subsidiary of Northern Star.

Apex Fintech

Apex Fintech Solutions (Apex Fintech) is the “fintech for fintechs,” — the business-to-business (B2B) platform that powers innovation in fintech, investing, and wealth management. Apex Fintech provides a modern, mission-critical suite of solutions to its clients, in turn enabling them to revolutionize digital finance and democratize investing. Apex Fintech was an innovator in the development and enablement of the solutions that drive the digitalization and democratization of financial services today. Apex Fintech was among the first custodians to support robo investing (2012), commission-free investing (2013), automated digital account opening (2014) fractional share trading capabilities (2018), integrated crypto trading (2019) and turnkey brokerage solutions (2020). Apex Fintech has a long history of serving as custodian for some of the earliest players in robo investing. In fact, Penson Worldwide, the predecessor to Apex Fintech, was the custodian for Betterment, one of the first robo-advisors, since its launch in 2009. Apex Fintech has continued to serve as custodian for Betterment and its customers since Apex Fintech’s inception in 2012. Additionally, Apex Fintech’s flexible business model allowed some of its earliest clients, such as Robinhood, to be among the first to offer commission-free investing to accounts of all account sizes regardless of trading activity. Traditionally, opening a brokerage account required filling out forms and mailing them in or using an electronic signature platform, Apex Fintech was one of the first custodians to implement account openings without the use of traditional e-signatures or paper based forms. The launch of Robinhood, then an Apex Fintech client, in December 2014 memorialized this milestone. While Apex Fintech introduced fractional share trading capabilities in 2018, many custodians still do not support fractional share trading and many traditional competitors only introduced this feature in 2020 Despite Apex Fintech introducing an integrated brokerage and crypto trading platform in 2019, to date only two other firms have similar offerings independent of Apex Fintech. In 2020, Apex Fintech became the only custodian to offer its clients a full service turnkey brokerage solution, while others merely provide piecemeal technology solutions without the custody support. Apex Fintech’s leading-edge platform makes it the trusted partner for a broad spectrum of clients, from industry disruptors like Stash, SoFi, WeBull, Ally, and eToro, to more traditional companies like Franklin Templeton and Marcus by Goldman Sachs. As of March 31, 2021, approximately 175 clients rely on Apex Fintech’s platform to support more than 14.4 million customers— including approximately 1.6 million crypto accounts.

The mailing address of Apex Fintech’s principal executive office is 350 N. St. Paul Street, Suite 1300, Dallas, Texas 75201, and its telephone number is (214) 765-1100. After the consummation of the Business Combination, Apex Fintech will be a wholly owned subsidiary of New Apex.

This proxy statement/prospectus includes certain registered trademarks, including trademarks that are the property of Apex Fintech and its affiliates. This proxy statement/prospectus also includes other trademarks, service marks and trade names owned by Apex Fintech or other companies. All trademarks, service marks and traded names included herein are the property of their respective owners.

Emerging Growth Company

Northern Star is an “emerging growth company,” as defined under the JOBS Act. As an emerging growth company, Northern Star is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Northern Star has elected to take advantage of such extended transition period.

Northern Star will remain an emerging growth company until the earlier of (1) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of the consummation of Northern Star’s initial public offering), (2) the last day of the fiscal year in which Northern Star has total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which Northern Star is deemed to be a “large accelerated filer,” as defined in the Exchange Act, and (4) the date on which Northern Star has issued more than $1.0 billion in nonconvertible debt during the prior three-year period.

The Business Combination Proposal (Proposal No. 1)

The stockholders of Northern Star will vote on a proposal to approve and adopt the Merger Agreement and the Mergers, including (1) the merger of Merger Sub I with and into Apex Fintech, with Apex Fintech surviving as a wholly owned subsidiary of Northern Star, (2) immediately following the Initial Merger and as part of a single integrated transaction as the Initial Merger, the merger of Apex Fintech with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of Northern Star, and (3) the issuance of shares of New Apex common stock to members of Apex Fintech in the Initial Merger.

After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal—Northern Star’s Board of Directors’ Reasons for Approval of the Business Combination,” Northern Star’s board of directors concluded that the Mergers met all of the requirements disclosed in the prospectus for Northern Star’s initial public offering, including that Apex Fintech has a fair market value equal to at least 80% of the balance of the funds in the trust account (net of amounts previously disbursed to management for tax obligations and working capital purposes and excluding the amount of deferred underwriting discounts held in trust) at the time of the execution of the Merger Agreement.

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. You are encouraged to read the Merger Agreement in its entirety. See the section entitled “The Business Combination Proposal—Structure of the Merger” for more information.

Consideration to Apex Fintech Securityholders

Pursuant to the Merger Agreement, at the time of the Initial Merger, each issued and outstanding membership interest of Apex Fintech will be automatically converted into the right to receive a number of shares of New Apex common stock equal to the Exchange Ratio. The 2023 Notes shall, in accordance with their terms, become convertible into shares of New Apex common stock at an initial conversion price of $10.00 per share.

See the section entitled “The Business Combination Proposal—Structure of the Merger.”

PIPE Transaction

In connection with the execution of the Merger Agreement, Northern Star entered into subscription agreements with the PIPE Investors pursuant to which such PIPE Investors have agreed to purchase an aggregate of 45,000,000 shares of Northern Star’s Class A common stock in the PIPE Transaction at a price of $10.00 per share for an aggregate commitment of $450,000,000. The subscription agreements are subject to certain conditions, including, among other things, the substantially concurrent closing of the Mergers.

See the sections entitled “The Business Combination Proposal—Related Agreements—Subscription Agreements for PIPE Transaction”, “The PIPE Proposal” and “Certain Relationships and Related Person Transactions—Northern Star Related Person Transactions—Subscription Agreements.”

Pro Forma Ownership of Northern Star Upon Closing

At the closing of the Mergers, assuming the 2023 Notes are not converted prior to the closing and the holders of the 2023 Notes do not exercise their option to acquire additional 2023 Notes, 470,000,000 shares of New Apex common stock will be issued to Apex Fintech’s members and an estimated 10,098,611 shares of New Apex common stock will be reserved for issuance upon conversion of the 2023 Notes (based on the outstanding principal balance and accrued interest as of April 30, 2021).

Based on the assumptions in the immediately preceding paragraph, and further assuming that no holder of Northern Star’s public shares exercises redemption rights as described in this proxy statement/prospectus, immediately after the closing of the Business Combination, Apex Fintech’s former members will hold approximately 83% of the issued and outstanding New Apex common stock, the PIPE Investors will hold approximately 8% of the issued and outstanding New Apex common stock, and the current stockholders of Northern Star will hold approximately 9% of the issued and outstanding New Apex common stock.

See the section entitled “The Business Combination Proposal—Structure of the Merger.”

Additional Matters Being Voted On

In addition to voting on the business combination proposal, the stockholders of Northern Star will vote on the following proposals.

The PIPE Proposal (Proposal No. 2)

The stockholders of Northern Star will vote on a proposal to approve the issuance of an aggregate of 45,000,000 shares of New Apex common stock in the PIPE Transaction, the closing of which is subject to certain conditions, including, among other things, the substantially concurrent closing of the Mergers. See the section entitled “The PIPE Proposal.”

The Charter Proposals (Proposals Nos. 3-7)

The stockholders of Northern Star will vote on separate proposals to approve amendments to Northern Star’s current amended and restated certificate of incorporation to:

(i)	change the name of Northern Star to “Apex Fintech Solutions, Inc.”, as opposed to the current name of “Northern Star Investment Corp. II” (Proposal No. 3);

(ii)

increase the number of shares of common stock Northern Star is authorized to issue to 1,300,000,000 shares, as opposed to the current number of 150,000,000 shares, and remove the provisions for Northern Star’s current Class B Common Stock (the shares of which will all convert into shares of Class A Common Stock in connection with the Business Combination) so that the Class B Common Stock will cease to exist and Northern Star will have a single class of common stock (Proposal No. 4);

(iii)

remove the right of stockholders of Northern Star to act without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of common stock were present and voted (Proposal No. 5);

(iv)	add supermajority voting provisions applicable after such time as the PEAK6 Parties and their affiliates no longer beneficially own more than 50% of the then outstanding shares of the capital stock of New Apex, requiring the affirmative vote of the holders of 75% of the voting power of all of the then outstanding shares of the capital stock of New Apex to amend certain provisions of the second amended and restated certificate of incorporation and to adopt, amend or repeal any provision of the bylaws (Proposal No. 6); and

(iv)

remove the various provisions applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) and make certain other changes that the Northern Star board deems appropriate for a public operating company (Proposal No. 7).

A copy of Northern Star’s proposed second amended and restated certificate of incorporation effectuating the foregoing amendments is attached to this proxy statement/prospectus as Annex B. You are encouraged to read the second amended and restated certificate of incorporation in its entirety. See the section entitled “The Charter Proposals.”

The Director Election Proposal (Proposal No. 8)

The stockholders of Northern Star will vote to elect six directors who, upon the closing of the Business Combination, will be the directors of New Apex. If the nominees identified in this proxy statement/prospectus are elected, Joanna Coles and David Snyderman will be Class A directors serving until Northern Star’s 2022 special meeting of stockholders; William Capuzzi and Judi Hart will be Class B directors serving until Northern Star’s 2023 special meeting of stockholders; and Mathew Hulsizer and Jennifer Just will be Class C directors serving until Northern Star’s 2024 special meeting of stockholders, and in each case, until their successors are elected and qualified. See the section entitled “The Director Election Proposal.”

The Incentive Plan Proposal (Proposal No. 9)

The stockholders of Northern Star will vote on a proposal to approve the 2021 Plan. The 2021 Plan will initially reserve up to 10% of shares of New Apex common stock, subject to certain adjustments. The purposes of the 2021 Plan are to (i) align the interests of New Apex’s stockholders and the recipients of awards under the 2021 Plan by increasing the proprietary interest of such recipients in New Apex’s growth and success, (ii) advance the interests of New Apex by attracting and retaining non-employee directors, officers, other employees, consultants, independent contractors and agents and (iii) motivate such persons to act in the long-term best interests of New Apex and its stockholders. The 2021 Plan is attached to this proxy statement/prospectus as Annex C. You are encouraged to read the proposed 2021 Plan in its entirety. See the section entitled “The Incentive Plan Proposal.”

The Adjournment Proposal (Proposal No. 10)

The stockholders of Northern Star may vote on a proposal to adjourn the special meeting to a later date or dates if it is determined by the officer presiding over the special meeting that more time is necessary for Northern Star to consummate the Mergers and the other transactions contemplated by the Merger Agreement. See the section entitled “The Adjournment Proposal.”

Northern Star Sponsor and Officers and Directors

As of the record date for the Northern Star special meeting, the Sponsor and Northern Star’s officers and directors beneficially owned and were entitled to vote an aggregate of 10,000,000 shares of Northern Star’s Class B Common Stock, which we refer to in this proxy statement/prospectus as “founder shares.” The founder shares currently constitute 20% of the outstanding Northern Star common stock. In connection with the Business Combination, each outstanding share of Northern Star’s Class B Common Stock will convert into one share of

Northern Star’s Class A Common Stock at the closing, the Class B Common Stock will cease to exist and Northern Star will thereafter have a single class of common stock. The Sponsor also purchased an aggregate of 9,750,000 private warrants simultaneously with the consummation of Northern Star’s initial public offering.

These holders have agreed to vote their shares in favor of the business combination proposal and the other proposals being presented at the meeting and in favor of the election of the six nominees identified in this proxy statement/prospectus to serve as directors of Northern Star.

In connection with the Mergers, Northern Star has agreed to cause its initial stockholders to amend the existing lock-up restrictions applicable to them and enter into agreements substantially identical to the Lock-Up Agreement executed or to be executed by certain members of Apex Fintech, so that the lock-up restrictions with respect to the initial stockholders’ Northern Star common stock will be identical to the lock-up restrictions applicable to such members of Apex Fintech. The agreement provides that the founder shares will be subject to a 12-month lock-up period, during which, subject to certain exceptions, the holders of such shares will not, directly or indirectly, sell, transfer or otherwise dispose of such shares, which period may be earlier terminated if the reported closing sale price of the New Apex common stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading-day period commencing at least 150 days following the consummation of the Mergers. Furthermore, pursuant to a letter agreement executed in connection with Northern Star’s initial public offering, the private warrants will not be transferable, assignable or salable by the Sponsor until 30 days after the completion of Northern Star’s initial business combination.

Date, Time and Place of Special meeting of Northern Star’s Stockholders

The special meeting of stockholders of Northern Star will be held at                  eastern time, on                 , 2021, to consider and vote upon the business combination proposal, the PIPE proposal, the charter proposals, the director election proposal, the incentive plan proposal and/or on the adjournment proposal if Northern Star is not able to consummate the Mergers for any reason. The special meeting will be held solely over the Internet by means of a live audio webcast. You may attend and participate in the special meeting by accessing the meeting web portal located at https://www.virtualshareholdermeeting.com/NSTB2021SM.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned Northern Star common stock at the close of business on June 4, 2021, which is the record date for the special meeting. Stockholders will have one vote for each share of Northern Star common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted and counted. Northern Star warrants do not have voting rights. Northern Star’s Class A Common Stock and Class B Common Stock are entitled to vote together as a single class on all matters to be considered at the special meeting. On the record date, there were 50,000,000 shares of Northern Star common stock entitled to vote at the special meeting, of which 40,000,000 were public shares (which are Class A Common Stock) and 10,000,000 were founder shares (which are Class B Common Stock).

Quorum and Vote of Northern Star Stockholders

A quorum of Northern Star stockholders is necessary to hold a valid meeting. A quorum will be present at the Northern Star special meeting if a majority of the outstanding shares entitled to vote at the special meeting are represented by attendance through the meeting web portal or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The holders of founder shares hold 20% of the outstanding Northern Star common stock. Such shares will be voted in favor of the business combination proposal and the other proposals being presented at the meeting and in favor of the election of the six nominees identified in this proxy statement/prospectus to serve as directors of Northern Star. The proposals presented at the special meeting will require the following votes:

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The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the special meeting to approve the Business Combination.

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The approval of the PIPE proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the special meeting.

•	The approval of each of the charter proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock on the record date.

•

The election of directors requires a plurality vote of the Northern Star common stock present and entitled to vote at the special meeting. A plurality means that the individuals who receive the largest number of votes cast “FOR” are elected as directors.

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The approval of the incentive plan proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the special meeting.

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The approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the special meeting.

There are currently 40,000,000 shares of Class A Common Stock outstanding and 10,000,000 shares of Class B Common Stock outstanding. Assuming all outstanding shares are present at the special meeting to approve the Business Combination, at least 25,000,001 shares of Northern Star common stock must be voted in favor of the business combination proposal, the PIPE proposal, the incentive plan proposal and the adjournment proposal in order to approve them (assuming all outstanding shares are present and entitled to vote). The holders of founder shares own an aggregate of 10,000,000 shares of Class B Common Stock of Northern Star, representing 20% of the outstanding Northern Star common stock, and have agreed to vote in favor of the business combination proposal, the PIPE Proposal, the charter proposals, the incentive plan proposal, the adjournment proposal, and for the election of the six nominees identified in this proxy statement/prospectus to serve as directors of New Apex. As a result, only 15,000,001 public shares, or approximately 37.5% of the public shares, are required to be voted in favor of the business combination proposal, the PIPE proposal, the incentive plan proposal and the adjournment proposal in order for them to be approved (assuming all outstanding shares are present and entitled to vote).

Abstentions will have the same effect as a vote “against” the business combination proposal, the PIPE proposal, the charter proposals, the incentive plan proposal, and the adjournment proposal, if presented. Broker non-votes will have no effect on the business combination proposal, and will have the same effect as a vote “against” the PIPE proposal, the charter proposals, the incentive plan proposal, and the adjournment proposal, if presented. For the election of directors, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a broker non-vote or a direction to withhold authority) will not be counted in the nominee’s favor.

The closing of the Mergers is conditioned on approval of the business combination proposal, the PIPE proposal, the charter proposals, the incentive plan proposal and on the election of the six nominees identified in this proxy statement/prospectus to serve as directors of New Apex. If any of the proposals is not approved or the six nominees identified in this proxy statement/prospectus to serve as directors of New Apex after the closing of the

Mergers are not elected, and the applicable closing condition in the Merger Agreement is not waived, the remaining proposals will not be presented to stockholders for a vote.

Redemption Rights

Pursuant to Northern Star’s amended and restated certificate of incorporation, a holder of public shares may demand that Northern Star convert such shares into cash if the Business Combination is consummated. Holders of public shares will be entitled to receive cash for these shares only if they deliver their stock to Northern Star’s transfer agent no later than two business days prior to the special meeting. Holders of public shares do not need to affirmatively vote for or against the business combination proposal or vote at all, or be a holder of such public shares as of the record date to exercise redemption rights. If the Business Combination is not completed, no shares will be redeemed for cash. If a holder of public shares properly demands redemption, Northern Star will convert each such public share into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the trust account and not previously released to Northern Star to pay its tax obligations. As of June 4, 2021, the record date, this would amount to approximately $10.0005 per share. If a holder of public shares exercises its redemption rights, then it will be exchanging its shares of New Apex common stock for cash and will no longer own the shares. See the section entitled “Special meeting of Northern Star Stockholders—Redemption rights” for a detailed description of the procedures to be followed if you wish to exercise redemption rights.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder will not be redeemed for cash.

Under Northern Star’s amended and restated certificate of incorporation, the Business Combination may not be consummated if Northern Star has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination, after taking into account the redemption for cash of all public shares properly demanded to be redeemed by holders of public shares, the completion of the Business Combination and the completion of the PIPE Transaction. Because the net tangible assets of the combined company will exceed this threshold as a result of the PIPE Transaction, all of the public shares may be redeemed and Northern Star can still consummate the Business Combination. However, the combined company must meet certain distribution criteria, including having a minimum of 1,100,000 publicly held shares (excluding shares held by directors, officers, their immediate family members and other concentrated holdings of 10% or more), in order to be listed on the NYSE, which is a condition to closing the Business Combination.

Holders of Northern Star warrants will not have redemption rights with respect to such securities.

Appraisal Rights

Neither stockholders of Northern Star nor holders of units or warrants of Northern Star have appraisal rights in connection with the Mergers under Delaware law.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Northern Star has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies. If a stockholder of record grants a proxy, it may still change its vote by sending a later-dated, signed proxy card to Northern Star’s transfer agent so that it is received prior to the vote at the special meeting, or by submitting a ballot through the meeting web portal during the special meeting webcast. A stockholder of record also may revoke its proxy by sending a notice of revocation to Northern Star’s transfer agent, which must be received prior to the vote at the special meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. See the section entitled “Special meeting of Northern Star Stockholders—Revoking Your Proxy.”

Interests of the Sponsor and Northern Star’s Directors and Officers in the Business Combination

When you consider the recommendation of Northern Star’s board of directors in favor of approval of the business combination proposal and the other proposals, you should keep in mind that the Sponsor (which is affiliated with certain of Northern Star’s officers and directors) and Northern Star’s directors and officers have interests in such proposal that may be different from, or in addition to, your interests as a stockholder or warrantholder. These interests include, among other things:

•

If the Business Combination with Apex Fintech or another business combination is not consummated by January 28, 2023 (or such later date as may be approved by Northern Star’s stockholders), Northern Star will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 10,000,000 founder shares held by the Sponsor and Northern Star’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Northern Star’s initial public offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. On the other hand, if the Mergers are consummated, each outstanding founder share will convert into one share of New Apex common stock at the closing. Such shares had an aggregate market value of $100,400,000 based upon the closing price of $10.04 per share on the NYSE on June 11, 2021.

•

The Sponsor, which is affiliated with certain of Northern Star’s directors and officers, purchased an aggregate of 9,750,000 private warrants from Northern Star for an aggregate purchase price of approximately $9.750 million (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of Northern Star’s initial public offering. All of the proceeds Northern Star received from these purchases were placed in the trust account. Such warrants had an aggregate market value of $21,742,500 based upon the closing price of $2.23 per warrant on the NYSE on June 11, 2021. The private warrants will become worthless if Northern Star does not consummate a business combination by January 28, 2023 (or such later date as may be approved by Northern Star stockholders in an amendment to its amended and restated certificate of incorporation).

•

If Northern Star is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Northern Star for services rendered or contracted for or products sold to Northern Star. If Northern Star consummates a business combination, on the other hand, Northern Star will be liable for all such claims.

•

The Sponsor and Northern Star’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Northern Star’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Northern Star fails to consummate an initial business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Northern Star may not be able to reimburse these expenses if the Business Combination with Apex Fintech or another business combination is not completed by January 28, 2023 (or such later date as may be approved by Northern Star stockholders in an amendment to its amended and restated certificate of incorporation). As of June 4, 2021, the

Sponsor and Northern Star’s officers and directors and their affiliates had incurred approximately $15,000 of unpaid reimbursable expenses.

•

It is currently contemplated that Joanna Coles will be a director of New Apex after the closing of the Business Combination (assuming that the six nominees identified in this proxy statement/prospectus to serve as directors of New Apex after the closing of the Business Combination are elected). As such, in the future, she will receive any cash fees, stock options or stock awards that the New Apex board of directors determines to pay to its non-executive directors.

•

The Merger Agreement provides that at and as of the closing of the Mergers, Northern Star will enter into an indemnification agreement with each of the directors serving on its board of directors and each of its executive officers as of immediately prior to such closing, which shall indemnify such directors and officers with respect to actions arising out of or pertaining to matters existing or occurring at or prior to the closing date.

•

Northern Star’s officers and directors (or their affiliates) may make loans from time to time to Northern Star to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Northern Star outside of the trust account.

•

The Sponsor and certain officers and directors of Northern Star and/or their affiliates who were initial stockholders paid significantly less for their shares of Northern Star common stock and private warrants than other current stockholders and holders of warrants that purchased Northern Star common stock or warrants in Northern Star’s initial public offering or in the open market thereafter. As a result of the low acquisition cost of the founders’ shares and the private warrants, the Sponsor and the officers and directors of Northern Star could make a substantial profit even if New Apex subsequently declines in value and even if it is unprofitable for the public stockholders. Thus, Northern Star’s officers and directors also had more of an economic incentive for Northern Star to enter into, and have more of an economic incentive for Northern Star to complete, the Business Combination, than would be the case if such parties had paid the full offering price or market price for their shares of common stock or warrants.

The existence of financial and personal interests of the Sponsor and Northern Star’s directors and officers may result in a conflict of interest on the part of the directors and officers between what they may believe is in the best interests of Northern Star and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals and in making other determinations in connection with the Business Combination. Northern Star stockholders should take these interests into account in deciding whether to approve the Business Combination.

At any time prior to the special meeting, during a period when they are not in possession of any material nonpublic information regarding Northern Star or its securities, the Sponsor, Northern Star’s officers and directors, Apex Fintech or Apex Fintech’s members and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or who elect to convert, or indicate an intention to convert, their public shares into a pro rata portion of the trust account, or they may execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of New Apex common stock, to vote their shares in favor of the business combination proposal or to refrain from exercising their redemption rights. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the shares entitled to vote at the special meeting to approve the business combination proposal vote in its favor and that the conditions to the closing of the Mergers (such as the condition that the New Apex common stock be listed on the NYSE)

otherwise will be met, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Northern Star initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on New Apex common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the then-current market price and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the special meeting. If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and the other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that the conditions to the closing of the Mergers (such as the condition that the New Apex common stock be listed on the NYSE) would be met.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Northern Star will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Interests of Apex Fintech Directors and Officers

In considering whether to adopt the Merger Agreement and approve the Business Combination by executing and delivering a written consent, holders of membership interests of Apex Fintech should be aware that aside from their interests as members, Apex Fintech’s officers and directors have interests in the Business Combination that are different from, or in addition to, those of other holders of Apex Fintech’s membership interests generally. Holders of membership interests of Apex Fintech should take these interests into account in deciding whether to adopt the Merger Agreement and approve the Business Combination.

In addition to the compensation arrangements, including employment, termination of employment, and change in control arrangements and indemnification arrangements, discussed in the sections titled “Executive Compensation” and “Certain Relationships and Related Person Transactions—Apex Fintech Related Person Transactions” and the registration rights described in the section titled “The Business Combination Proposal—Related Agreements—Registration Rights Agreement,” these interests include, among other things, the fact that:

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The following executive officers of Apex Fintech are expected to be appointed as executive officers of New Apex following the consummation of the Business Combination, most or all of whom will receive equity grants and other incentive compensation opportunities in connection with the closing of the Business Combination: William Capuzzi, Tricia Rothschild, William Brennan, Christopher Springer, and Bryan Jacobsen;

•

The following members of the Apex Fintech board of managers are expected to be appointed as directors of New Apex following the consummation of the Business Combination: Jennifer Just, Matthew Hulsizer, and William Capuzzi; and

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The executive officers of Apex Fintech and members of the Apex Fintech board of managers are holders of, or affiliated with entities that are holders of, membership interests of Apex Fintech and, in such capacity, will be entitled to receive the consideration payable in the Business Combination to all holders of such equity interests.

Recommendation to Stockholders

Northern Star’s board of directors believes that the business combination proposal and the other proposals to be presented at the special meeting are fair to and in the best interest of Northern Star’s stockholders and unanimously recommends that its stockholders vote “FOR” the business combination proposal, “FOR” the PIPE proposal, “FOR” each of the charter proposals, “FOR” the election of the six director nominees identified in this proxy statement/prospectus, “FOR” the incentive plan proposal, and “FOR” the adjournment proposal, if presented.

Conditions to the Closing of the Business Combination

General Conditions

Consummation of the Mergers is conditioned on approval by Northern Star’s stockholders. In addition, the consummation of the Mergers contemplated by the Merger Agreement is conditioned upon, among other things:

•

Northern Star having at least $5,000,001 of net tangible assets remaining immediately prior to or upon consummation of the Mergers after taking into account the holders of Northern Star’s public shares that properly demanded that Northern Star redeem their public shares for their pro rata share of the trust account;

•

the expiration of all specified waiting periods under the HSR Act and the failure of any governmental entity to have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order which has the effect of making the Mergers illegal, prohibiting the consummation thereof, substantially on the terms contemplated by the Merger Agreement, causing any of the transactions consummated by the Merger Agreement to be rescinded, or affecting materially and adversely the right of Apex Fintech, following the Mergers, to own, operate, or control a material portion of the material assets of Apex Fintech and its subsidiaries, taken as a whole;

•

approval of the Mergers by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the expiration of the applicable notice period following Apex Fintech’s submission of the required forms to FINRA after Apex Fintech has notified FINRA that it intends to consummate the Mergers prior to FINRA approval under a specific FINRA rule, and without FINRA advising Apex Fintech in writing that the Mergers may not be consummated without FINRA approval (a “Transaction Hold”), or the withdrawal of a Transaction Hold;

•

the registration statement of which this proxy statement/prospectus forms a part having become effective in accordance with the provisions of the Securities Act, no stop order having been issued by the SEC which remains in effect with respect to the registration statement, and no proceeding seeking such a stop order having been threatened or initiated by the SEC which remains pending;

•	approval of the Merger Agreement and the Mergers by a majority of the issued and outstanding membership interests of Apex Fintech;

•

the New Apex common stock to be issued to the members of Apex Fintech in the Mergers shall have been approved for listing on the NYSE, subject to official notice thereof and public holder requirements; and

•	at least $300 million of proceeds from the PIPE Transactions shall have been received by Northern Star.

Apex Fintech’s Conditions to Closing

The obligations of Apex Fintech to consummate the Mergers are also conditioned upon, among other things:

•	the accuracy of the representations and warranties of Northern Star and Merger Subs (subject to certain bring-down standards);

•	performance of the covenants of Northern Star and the Merger Subs required by the Merger Agreement to be performed on or prior to the closing in all material respects;

•	no material adverse effect with respect to Northern Star shall have occurred between the date of the Merger Agreement and the closing of the Mergers and be continuing;

•	the applicable parties executing the Registration Rights Agreement, which shall remain in full force and effect;

•	Northern Star filing its second amended and restated certificate of incorporation with the Secretary of State of the State of Delaware and adopting its amended bylaws;

•	certain officers and directors of Northern Star having resigned as of the closing date;

•	Northern Star terminating its existing registration rights agreement; and

•	Northern Star’s initial stockholders amending the existing lock-up provisions making them consistent with the Lock-Up Agreement.

Northern Star’s and Merger Subs’ Conditions to Closing

The obligations of Northern Star and the Merger Subs to consummate the Mergers are also conditioned upon, among other things:

•	the accuracy of the representations and warranties of Apex Fintech (subject to certain bring-down standards);

•	performance of the covenants of Apex Fintech and its subsidiaries required by the Merger Agreement to be performed on or prior to the closing in all material respects;

•	no material adverse effect with respect to Apex Fintech shall have occurred between the date of the Merger Agreement and the closing of the Mergers and be continuing;

•	Apex Fintech having delivered certain PCAOB financial statements to Northern Star;

•	certain Apex Fintech members having executed the Lock-Up Agreement; and

•	Apex Fintech having delivered a certificate that the membership interests of Apex Fintech are not “U.S. real property interests.”

Waiver

Either Northern Star or Apex Fintech may waive, to the extent permitted by law, any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement. Notwithstanding the foregoing, pursuant to Northern Star’s amended and restated certificate of incorporation, Northern Star cannot consummate the Mergers if it has less than $5,000,001 of net tangible assets remaining either immediately prior to or upon consummation of the Mergers after taking into account the holders of public shares that properly demanded that Northern Star redeem their public shares for their pro rata share of the trust account.

Termination

The Merger Agreement may be terminated:

•	by mutual written consent of Northern Star and Apex Fintech;

•

by either Northern Star or Apex Fintech if the Mergers are not consummated on or before November 30, 2021 (“Outside Date”), provided that the right to terminate the Merger Agreement on this basis will not be available to any party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement;

•

by either Northern Star or Apex Fintech if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, which order, decree, judgment, ruling or other action is final and non-appealable;

•

by either Northern Star or Apex Fintech if the other party has materially breached any of its covenants or representations and warranties such that (i) any condition to closing would not be satisfied as of the time of such breach and (ii) such breach is incapable of being cured by the Outside Date or, if curable, is not cured by the Outside Date, provided that the terminating party is itself not in material breach;

•	by Northern Star if Apex Fintech shall have failed to deliver the Member Support Agreements within one business day following the execution of the Merger Agreement;

•	by Apex Fintech if Northern Star shall have failed to deliver the Sponsor Support Agreements within one business day following the execution of the Merger Agreement; or

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by either Northern Star or Apex Fintech if, immediately prior to or upon consummation of the Mergers, Northern Star will have less than $5,000,001 of net tangible assets following the exercise by the holders of Northern Star common stock issued in Northern Star’s initial public offering of their redemption rights.

Lock-Up Agreement

Prior to the closing of the Mergers, Northern Star and certain of the Apex members holding approximately 99% of the issued and outstanding Apex membership interests will enter into Lock-Up Agreements which provide that shares of New Apex common stock to be issued to such members of Apex Fintech in the Mergers will be subject to a 12-month lockup period, which period will be terminated earlier if the reported closing sale price of the New Apex common stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30 trading day period commencing at least 150 days following the closing, subject to certain exceptions.

Northern Star agreed to cause its initial stockholders to amend existing lockup agreements with respect to the Northern Star securities held by them, and enter into the Lock-Up Agreement, so that the lockup with respect to such initial stockholders’ securities will be identical to the lockup of the members of Apex Fintech.

Subscription Agreements for PIPE Transaction

On February 21, 2021, Northern Star entered into subscription agreements with certain institutional accredited investors, pursuant to which Northern Star will, substantially concurrently with, and contingent upon, the consummation of the Mergers, issue an aggregate of 45,000,000 shares of New Apex common stock to such investors at a price of $10.00 per share, for aggregate gross proceeds to Northern Star of $450,000,000. The closing of the subscription agreements are subject to certain customary conditions, including, among other things, the substantially concurrent closing of the Mergers. The subscription agreements provide for certain registration rights. Each subscription agreement will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) November 30, 2021, and (c) the mutual written agreement of the parties to such subscription agreement.

Registration Rights Agreement

The former members of Apex Fintech (including PEAK6 and PEAK6 Group), the holders of the 2023 Notes and certain of Northern Star’s stockholders will enter into an agreement (the “Registration Rights Agreement”) pursuant to which they will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of the New Apex common stock held by them, subject to certain conditions set forth therein. Northern Star will use reasonable best efforts to terminate its existing registration rights agreement (which is a condition to Apex Fintech’s obligation to consummate the Mergers) and shall offer to the Northern Star stockholders who are parties to the existing registration rights agreement the opportunity to enter into the Registration Rights Agreement.

Support Agreements

In connection with the execution of the Merger Agreement, certain members of Apex Fintech holding more than 50% of the issued and outstanding membership interests of Apex Fintech entered into agreements pursuant to which they agreed to vote all membership interests of Apex Fintech beneficially owned by them in favor of the Mergers at a meeting called to approve the Mergers by the members of Apex Fintech (or to act by written consent approving the Mergers). In connection with the execution of the Merger Agreement, the Sponsor and each officer and director of Northern Star who, in the aggregate (together with the Sponsor) hold approximately 20% of the issued and outstanding Northern Star common stock, entered into agreements pursuant to which the Sponsor and such other parties have agreed, among other things, to vote all Northern Star common stock beneficially owned by them to adopt and approve the Merger Agreement, the Mergers, and the other documents and transactions contemplated by the Merger Agreement.

Tax Consequences of the Business Combination

For a description of the material U.S. federal income tax consequences of the Merger and the exercise of redemption rights, please see the information set forth in “The Business Combination Proposal—Material U.S. Federal Income Tax Consequences of the Merger.”

Anticipated Accounting Treatment

The Mergers will be regarded as a reverse recapitalization in conformity with U.S. GAAP as Apex Fintech’s former owners will retain control after the Mergers. Under this method of accounting, Apex Fintech will be the accounting acquirer (legal acquiree) and Northern Star will be deemed the accounting acquiree (legal acquirer) for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the combined entity with represent a continuation of the financial statements of Apex Fintech with the proposed transaction being treated as the equivalent of Apex Fintech issuing stock for the net assets of Northern Star, accompanied by a recapitalization. The net assets of Apex Fintech will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the closing of the Mergers will be those of Apex Fintech.

Regulatory Matters

The Mergers are not subject to any additional federal or state regulatory requirement or approval, except for (1) the filings with the State of Delaware necessary to effectuate the Mergers, (2) the filing of the required notification with the Federal Trade Commission (the “FTC”) in respect of, and the expiration or termination of the required waiting periods under, the HSR Act and (3) the approval by FINRA of a change of control continuing membership application pursuant to FINRA Rule 1017(a)(4), (b) and (c) (the “Form CMA”) or the passage of 30 calendar days after the acceptance of the Form CMA as substantially complete after Apex Fintech has notified FINRA that it intends to consummate the closing of the Mergers prior to FINRA approval and FINRA has either not advised in writing that the parties are prohibited from closing the Mergers without FINRA approval or has withdrawn any such written advisement. On March 12, 2021, the parties filed with the Federal Trade Commission (the “FTC”) the notice required under the HSR Act and the waiting period under the HSR Act ended on April 12, 2021. On March 5, 2021, Apex Fintech filed the Form CMA with FINRA and received FINRA approval on May 12, 2021.

Risk Factors and Risk Factors Summary

In evaluating the proposals to be presented at the special meeting, a stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the sections entitled “Forward-Looking Statements” and “Risk Factors.”

Set forth below is only a summary of principal risks associated with Apex Fintech, Northern Star and New Apex.

Risks Related to New Apex’s Business Following the Business Combination

•	We are subject to potential losses as a result of our clearing and execution activities.

•

We rely, in part, on third parties and their systems to provide and support our software and platform, process transaction data and perform settlement activities, and these third parties’ failure to perform these services or maintain their systems adequately, or any interruption, delay or cessation of these services, could materially and adversely affect our business, financial condition, results of operations, cash flows and future prospects.

•	A failure in the operational systems of third parties could significantly disrupt our business and cause losses.

•

If our operational systems and infrastructure fail to keep pace with the operational requirements of our clients, we may experience operating inefficiencies, customer dissatisfaction and lost revenue opportunities.

•	Market weaknesses and lower trading volumes may negatively affect our results of operations and profitability.

•	We depend on a limited number of clients for a significant portion of our clearing revenues.

•	Our existing clients may choose to perform their own clearing services, move their clearing business to one of our competitors or exit the business entirely.

•	Our existing clients may move from fully disclosed clearing arrangements to clearing omnibus arrangements which are generally lower margin and carry heightened risk.

•

Our results of operations and future prospects depend on our ability to retain existing, and attract new, clients. We face intense and increasing competition and, if we do not compete effectively, our competitive positioning and our operating results will be harmed.

•	Our provision of sponsored and direct market access could expose us to legal liability for trading activity by third parties.

•	Continuing low, short-term interest rates have negatively impacted and could continue to negatively impact our profitability.

•	Our ability to settle transactions can depend on the availability of credit from our intraday and overnight lenders.

•	We may be unable to return cash to customers in the event of an idiosyncratic or unforeseeable market event that results in a mass exodus of customer cash balances.

•	Our involvement in options markets subjects us to the risks inherent in conducting business in those markets.

•

The contribution of Apex Crypto LLC by PEAK6 to us is subject to regulatory approvals, which may not be obtained prior to consummation of the Business Combination or at all, and our growth prospects may be adversely affected if such regulatory approvals are delayed or not obtained.

•	The cryptocurrency facilitation business could pose disproportionate risks to our balance sheet.

•	If government regulations relating to the internet change, it could impact investor behavior and increases costs of investing or result in our clients experiencing loss of investors.

Risks Related to Technology

•

The financial services industry is characterized by rapid technological change, and our future success will depend on our response to the demand for new services, products and technologies. If we fail to keep pace with technological developments and our competitors, our business may suffer.

•	We depend on our proprietary technology, and our future results may be impacted if we cannot maintain technological superiority in our industry.

•

We are heavily reliant on technology, and a failure to effectively implement new technological solutions or enhancements to existing systems or platforms could adversely affect our business operations and the financial results of our operations.

•	We do not have fully redundant systems and system failures could harm our business.

•	We may not be able to protect our intellectual property rights or may be prevented from using intellectual property necessary for our business.

•	We depend on our computer and communications systems, including our software, and an interruption in service or corruption in such software would negatively affect our business.

•

Our computer infrastructure, operational systems and networks have been, and will continue to be, subject to an increasing risk of continually evolving cybersecurity or other technological risks, which could cause interruptions in our operations or result in a loss of customer business, financial liability, regulatory penalties, damage to our reputation or the disclosure of confidential information.

•	Some aspects of our platforms include open source software, and any failure to comply with the terms of one or more of the related open source licenses could negatively affect our business.

Information Technology and Data Privacy Risks

•

We depend on third parties for a wide array of services, systems and information technology applications, and a breach or violation of law by one of these third parties, or a failure by one of these third parties to respond to service disruptions, could disrupt our business or provide our competitors with an opportunity to enhance their position at our expense.

•	The threat of fraud and theft in cryptocurrencies is high and any such event could lead to financial losses and loss of confidence and customers.

•	The collection, processing, use, storage, sharing and transmission of personally identifiable information could give rise to liabilities and increased costs.

Credit and Third-Party Risks

•	Our margin lending, stock lending, securities trading and execution businesses are all subject to credit risk.

•	The soundness of other financial institutions could adversely affect our business.

•	If the information provided to us by customers is incorrect or fraudulent, we may misjudge qualifications to trade or receive margin and our results of operations may be harmed.

Strategic and New Product Risks

•

We have in the past consummated, and may from time to time evaluate and potentially consummate, acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

•	Acquisitions may be delayed, impeded, or prohibited due to regulatory issues.

•	An increase in fraudulent or malicious activity could lead to reputational damage to our brand and material legal, regulatory and financial exposure.

•	We may expand operations abroad where we have limited operating experience and may be subject to increased business, economic and regulatory risks that could adversely impact our financial results.

Public Company and Financial Reporting Risks

•	We will incur increased costs and obligations as a result of being a public company.

•	The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

•

As a private company, we have not endeavored to establish and maintain public-company-quality internal control over financial reporting. If we fail to establish and maintain proper and effective internal control over financial reporting, as a public company, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.

•	Our risk management processes and procedures may not be effective or may result in client loss.

•

Our projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.

Regulatory, Tax and Other Legal Risks

•

We are subject to extensive, complex and evolving laws, rules and regulations, which are interpreted and enforced by various federal, state and local government authorities and can result in substantial compliance costs, and our business would be adversely affected if our qualifications, memberships or licenses are impaired as a result of non-compliance with those requirements.

•

The B/Ds’ businesses are subject to the regulatory frameworks applicable to clearing firm broker-dealers, including regulation by the SEC and FINRA, and non-clearing futures commission merchants, including regulation by the CFTC and NFA.

•	Evolving laws and government regulations could adversely affect our business.

•	We may be subject to more stringent capital requirements in the future.

•	We may pay fines or become subject to enforcement actions or litigation as a result of activity that pre-dated our ownership of a business.

•	The regulatory regime governing blockchain technologies and cryptocurrencies is uncertain, and new regulations or policies may alter our business practices with respect to cryptocurrency.

•	States may require licenses that apply to blockchain technologies and cryptocurrencies.

•	Failure to comply with anti-money laundering, economic and trade sanctions regulations, and similar laws could subject us to penalties and other adverse consequences.

•	We have in the past, and continue to be, subject to inquiries, exams, pending investigations, or enforcement matters.

•	Changes in tax law and differences in interpretation of tax laws and regulations may adversely impact our financial statements.

•	If we do not maintain the capital levels required by regulations or centralized clearing organizations, we may be subject to fines, suspension, revocation of registration or expulsion

Personnel and Business Continuity Risks

•

We rely on our management team and will require additional key personnel to grow our business, and the loss of key management members or key employees, or an inability to hire key personnel, could harm our business.

•	The competitive job market creates a challenge and potential risk as we strive to attract and retain a highly skilled workforce.

•	Due to our primarily remote workforce, we may face increased business continuity and cyber risks that could significantly harm our business and operations.

•

Our business is subject to the risks of natural disasters, power outages, telecommunications failures and similar events, including COVID-19 and additional public health crises, and to interruption by man-made problems such as terrorism, cyberattack, and other actions, which may impact the demand for our products and impact our results of operation.

•	Employee misconduct, which can be difficult to detect and deter, could harm our reputation and subject us to significant legal liability.

Market and Economic Risks

•	Our business may be harmed by global events beyond our control, including overall slowdowns in securities trading, and market fluctuations could adversely impact our business.

•	Our business could be harmed by a systemic market event.

Risks Relating to Ownership of New Apex’s Common Stock

•

New Apex will qualify as, and intends to elect to be treated as, a “controlled company” within the meaning of the NYSE listing standards and, as a result, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

•

New Apex will qualify as an “emerging growth company” within the meaning of the Securities Act as of the closing of the Mergers, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New Apex’s securities less attractive to investors and may make it more difficult to compare New Apex’s performance to the performance of other public companies.

•

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our shares of common stock less attractive to investors.

•	New Apex’s stock price may be volatile and may decline regardless of its operating performance.

•	An active trading market for New Apex common stock may not be sustained

•	Apex Fintech has convertible debt that may be converted into shares of New Apex common stock in the future, which would cause immediate and substantial dilution to its stockholders.

•	Future sales of shares by existing stockholders could cause New Apex’s stock price to decline.

•

If securities or industry analysts either do not publish research about New Apex or publish inaccurate or unfavorable research about us, New Apex’s business, or its market, or if they change their recommendations regarding New Apex’s common stock adversely, the trading price or trading volume of its common stock could decline.

•

New Apex’s second amended and restated certificate of incorporation will retain the provision renouncing New Apex’s interest and expectancy in certain corporate opportunities that is currently contained in Northern Star’s amended and restated certificate of incorporation, which may prevent New Apex from receiving the benefit of certain corporate opportunities.

•

Delaware law and provisions in New Apex’s second amended and restated certificate of incorporation and amended and restated bylaws could make a merger, tender offer, or proxy contest difficult, thereby depressing the trading price of its common stock.

•

New Apex’s second amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between New Apex and its stockholders, which could limit New Apex’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Apex or its directors, officers or employees.

•	New Apex does not intend to pay dividends for the foreseeable future.

•

Concentration of ownership among Apex Fintech’s existing members, executive officers, directors and their respective affiliates may prevent new investors from influencing significant corporate decisions.

•

New Apex may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of New Apex common stock.

•

New Apex’s securities may not be listed on a national securities exchange after the Business Combination, which could limit investors’ ability to make transactions in New Apex’s securities and subject New Apex to additional trading restrictions.

Risks Related to the Business Combination

•

New Apex will not have any right to make damage claims against Apex Fintech or Apex Fintech’s members for the breach of any representation, warranty or covenant made by Apex Fintech in the Merger Agreement.

•	If Northern Star’s stockholders fail to properly demand redemption rights, they will not be entitled to have their common stock of Northern Star redeemed for a pro rata portion of the trust account.

•

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 20% of the public shares.

•

The Sponsor and Northern Star’s officers and directors own common stock and warrants that will be worthless and have incurred reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved and that may entitle them to a greater return on their initial investment than other public stockholders or holders of warrants if the Business Combination is approved. Such interests may have influenced their decision to approve the Business Combination with Apex Fintech.

•

The Sponsor and the directors and officers of Northern Star stand to make a substantial profit even if New Apex subsequently declines in value or the Business Combination is unprofitable for the public stockholders, and the directors and officers of Northern Star had more of an economic incentive for Northern Star to enter into, and have more of an economic incentive for Northern Star to complete, the Business Combination.

•

The Sponsor, which is ultimately controlled by Jonathan J. Ledecky and Joanna Coles, is liable under certain circumstances to ensure that proceeds of the trust are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced the decision of Mr. Ledecky and Ms. Coles to approve the Business Combination with Apex Fintech.

•

The exercise of Northern Star’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of Northern Star’s stockholders.

•

If Northern Star is unable to complete the Business Combination with Apex Fintech or another business combination by January 28, 2023 (or such later date as may be approved by Northern Star’s stockholders), Northern Star will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Northern Star and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.

•

Northern Star’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the public stockholders.

•	Northern Star’s stockholders may be held liable for claims by third parties against Northern Star to the extent of distributions received by them.

•

Activities taken by existing Northern Star stockholders to increase the likelihood of approval of the business combination proposal and the other proposals could have a depressive effect on Northern Star’s shares.

•

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, Northern Star’s board of directors will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF NORTHERN STAR

(in thousands, except share amounts)

Northern Star is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

The historical financial statements of Northern Star have been prepared in accordance with U.S. GAAP.

Northern Star’s balance sheet data as of December 31, 2020 and statement of operations data for the period from November 12, 2020 (inception) through December 31, 2020 are derived from Northern Star’s audited financial statements included elsewhere in this proxy statement/prospectus.

The information is only a summary and should read in conjunction with Northern Star’s consolidated financial statements and related notes and “Other Information Related to Northern Star — Northern Star’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Northern Star. All amounts are in United States dollars.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF NORTHERN STAR

(in thousands, except share amounts)

	Three Months Ended March 31, 2021	Period from November 12, 2020 (Inception) to December 31, 2020
Statement of Operations Data:
Operating and formation costs	$323	$—

Loss from operations	323	—

Other income (expense)
Interest earned on marketable securities held in Trust Account	13	—
Transaction expenses attributable to warrant liabilities	(462)
Warrant Compensation Expense	(195)	—
Change in fair value of warrants	(6,763)	—

Total other loss	(7,407)	—

Net loss	$(7,730)	$—

Weighted average shares outstanding, basic and diluted	36,430,512	—

Basic and diluted net income per share, Class A redeemable common stock	$(0.00)	—

Weighted average shares outstanding, Class A and Class B non-redeemable common stock	12,070,092	8,750,000

Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	$(0.64)	$—

	As of March 31, 2021	As of December 31, 2020
Balance Sheets Data:
Total Assets	$401,126	$177
Total Liabilities	38,893	153
Temporary Equity	357,233	—
Stockholders’ Equity	5,000	25

SELECTED COMBINED CONSOLIDATED FINANCIAL DATA OF APEX FINTECH

(in thousands)

The following selected combined consolidated financial data of Apex Fintech as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 are derived from the unaudited combined consolidated financial statements. The selected combined consolidated financial data of Apex Fintech as of December 31, 2020 and 2019 and for each of the three years ended December 31, 2020, 2019 and 2018 is derived from the combined consolidated financial statements that have been audited by RSM US LLP, independent registered public accounting firm. This financial data should be read in conjunction with Apex Fintech’s combined consolidated financial statements and the notes thereto included elsewhere in this proxy statement/prospectus and with Management’s Discussion and Analysis of Results of Operations and Financial Condition which follows.

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Net revenues
Commissions	$45,242	$19,499	$95,679	$50,516	$55,428
Other fees and services	15,241	5,744	28,178	14,260	20,998
Reimbursable fees	37,822	29,370	132,575	38,544	20,859
Other income	18,055	1,570	11,187	9,461	35,701

Total non-interest income	116,360	56,183	267,619	112,781	132,986
Interest income	32,823	19,544	100,553	63,729	82,663
Interest expense	(3,330)	(2,011)	(9,511)	(2,539)	(7,295)

Total net interest income	29,493	17,533	91,042	61,190	75,368

Total net revenues	145,853	73,716	358,661	173,971	208,354

Non-interest expenses
Execution, clearing and brokerage fees	13,782	5,298	24,116	14,764	12,447
Reimbursable fees	37,822	29,567	132,575	38,210	18,669
Employee compensation and benefits	24,719	16,395	73,982	51,983	38,213
Communications	9,770	6,670	28,801	22,845	28,885
Occupancy, depreciation and amortization	1,259	1,227	4,814	2,846	2,462
Administrative and general	7,910	4,190	20,722	19,447	47,275

Total non-interest expenses	95,262	63,347	285,010	150,095	147,951

Income before income taxes	50,591	10,369	73,651	23,876	60,403
Income tax expense	14,269	3,307	23,270	8,141	16,270

Net income	$36,322	$7,062	$50,381	$15,735	$44,133

	March 31, 2021	December 31, 2020	December 31, 2019
Combined Consolidated Balance Sheet Data:
Cash	$7,445,175	$7,779,882	$4,476,001
Total assets	11,932,158	10,260,899	5,322,258
Total liabilities	11,654,606	10,031,986	5,158,209
Total members’ equity	277,552	228,913	164,049

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

The following selected unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020, included in “Unaudited Pro Forma Condensed Combined Financial Information”.

The selected unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations, and the accompanying notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of Northern Star and Apex Fintech, including the accompanying notes, which are included elsewhere in this proxy statement/prospectus. The balance sheet of Apex Fintech as of March 31, 2021 has been adjusted to reflect (i) the sale of the Stash investment in exchange for reduction of PEAK6 loans, (ii) the conversion of PEAK6 and PEAK6 Group loans and accrued interest to Apex Fintech equity and (iii) the accrual of interest related to PEAK6 loans through the expected closing date that will, in each case, take place during 2021 before the closing of the Mergers as if they took place on March 31, 2021 (see Note 3 of Unaudited Pro Forma Condensed Combined Financial Information).

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Northern Star Class A common stock into cash and cash equivalents:

•	Assuming No Redemptions: This presentation assumes that no Northern Star public stockholders exercise right to have their public shares converted into pro rata share of the trust account.

•

Assuming Maximum Redemptions: This presentation assumes that all public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 40,000,000 public shares are redeemed for an aggregate redemption payment of approximately $400,013, including interest accrued from the trust account. The maximum redemption amount is derived on the basis that Northern Star will be required to have $5,000 minimum net tangible assets either immediately prior or upon the closing of the Mergers, after giving effect to payments to redeeming stockholders.

	Historical		Pro forma
	Northern Star	Apex Fintech	No redemption scenario	Maximum redemption scenario
Statement of Operations Data - For the Three Months Ended March 31, 2021
Total net revenues	$—	$145,853	$147,995	$147,995
Total non-interest expenses	323	95,262	95,585	95,585
Income (loss) before income taxes	(7,730)	50,591	44,990	44,990
Net income (loss)	(7,730)	36,322	30,220	30,220
Basic and diluted net loss per share, Class A redeemable common stock	$(0.00)	n/a	n/a	n/a
Basic and diluted net (loss) income per share (1)	(0.64)	n/a	0.05	0.06

	Historical		Pro forma
	Northern Star	Apex Fintech	No redemption scenario	Maximum redemption scenario
Statement of Operations Data - For the Year Ended December 31, 2020
Total net revenues	$—	$358,661	$365,764	$365,764
Total non-interest expenses	—	285,010	325,069	325,069
Income before income taxes	—	73,651	40,695	40,695
Net income	—	50,381	27,414	27,414
Basic and diluted net income per share (1)	0.00	n/a	0.05	0.05

	Historical		Pro forma
	Northern Star	Apex Fintech (Adjusted) (2)	No redemption scenario	Maximum redemption scenario
Balance Sheet Data - As of March 31, 2021
Total assets	$401,126	$11,899,840	$12,598,004	$12,198,004
Total liabilities	38,893	11,529,170	11,433,708	11,433,708
Class A common stock subject to possible redemption	357,233	—	—	—
Total members’ and stockholders’ equity	5,000	370,670	1,164,296	764,296

(1)	Net (loss) income per share is based on:

•

Northern Star - weighted average number of shares of Northern Star common shares outstanding for three months ended March 31, 2021 and for the period from November 12, 2020 (date of inception) through December 31, 2020;

•	Pro Forma - number of shares of Class A common shares of New Apex expected to be outstanding after the close of the Business Combination.

(2)	Refer to Note 3 Adjusted Balance Sheet of Apex Fintech of Unaudited Pro Forma Condensed Combined Financial Information for adjusted balance sheet of Apex Fintech.

COMPARATIVE PER SHARE DATA

(in thousands, except share and per share amounts)

The following tables set forth:

•	historical per share information of Northern Star for the three months ended March 31, 2021 and for the period from November 12, 2020 (inception) through December 31, 2020;

•

historical per share information of Apex Fintech for the three months ended March 31, 2021 and for the year ended December 31, 2020, with the balance sheet of Apex Fintech as of March 31, 2021 adjusted to reflect (i) the sale of the Stash investment in exchange for reduction of PEAK6 loans, (ii) the conversion of PEAK6 and PEAK6 Group loans and accrued interest to Apex Fintech equity and (iii) the accrual of interest related to PEAK6 loans through the expected closing date that will, in each case, take place during 2021 before the closing of the Mergers as if they took place on March 31, 2021 (see Note 3 of Unaudited Pro Forma Condensed Combined Financial Information); and

•

unaudited pro forma per share information of New Apex for the three months ended March 31, 2021 and for the year ended December 31, 2020 after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This presentation assumes that no Northern Star public stockholders exercise right to have their public shares converted into pro rata share of the trust account.

•

Assuming Maximum Redemptions: This presentation assumes that all public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 40,000,000 public shares are redeemed for an aggregate redemption payment of approximately $400,013, including interest accrued from the trust account. The maximum redemption amount is derived on the basis that Northern Star will be required to have $5,000 minimum net tangible assets either immediately prior or upon the closing of the Mergers, after giving effect to payments to redeeming stockholders.

The pro forma book value information reflects the Business Combination as if it had occurred on March 31, 2021. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2020.

This information is only a summary and should be read in conjunction with the historical financial statements of Apex Fintech and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Northern Star and Apex Fintech is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined net income per share information below does not purport to represent the net loss per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Northern Star and Apex Fintech would have been had the companies been combined during the periods presented.

	Historical		Pro forma
	Northern Star	Apex Fintech (Adjusted)	No redemption scenario	Maximum redemption scenario
As of and for the three months ended March 31, 2021
Book value per share / unit – basic and diluted (1)	$0.35	$2,292.46	$2.06	$1.46
Net loss per share, Class A redeemable common stock	$0.00	n/a	n/a	n/a
Net (loss) income per share – basic and diluted (2)	$(0.64)	n/a	$0.05	$0.06

	Historical		Pro forma
	Northern Star	Apex Fintech	No redemption scenario	Maximum redemption scenario
For the year ended December 31, 2020
Net income per share – basic and diluted (2)	$0.00	n/a	$0.05	$0.05

(1)	Book value per share / unit is calculated as:

•	Northern Star — total permanent equity of Northern Star divided by Northern Star Class A and Class B common shares outstanding as of March 31, 2021;

•

Apex Fintech — total permanent equity of Apex Fintech divided by Apex Fintech common units outstanding as of March 31, 2021, adjusted to reflect (i) the sale of the Stash investment in exchange for reduction of PEAK6 loans, (ii) the conversion of PEAK6 and PEAK6 Group loans and accrued interest to Apex Fintech equity and (iii) the accrual of interest related to PEAK6 loans through the expected closing date that will, in each case, take place during 2021 before the closing of the Mergers as if they took place on March 31, 2021. These adjustments result in both an increase in common units outstanding and total member’s equity (see Note 3 of Unaudited Pro Forma Condensed Combined Financial Information); and

•	Pro forma — total permanent equity of New Apex divided by Class A common shares of New Apex expected to be outstanding after the close of the Business Combination.

(2)	Net (loss) income per common share is based on:

•

Northern Star — weighted average number of shares of Northern Star Class A and Class B common shares outstanding for the three months ended March 31, 2021 and for the period from November 12, 2020 (date of inception) through December 31, 2020;

•	Pro forma — number of shares of Class A common shares of New Apex expected to be outstanding after the close of the Business Combination.

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included elsewhere in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. The value of your investment in New Apex following consummation of the Business Combination will be subject to the significant risks affecting Apex Fintech and inherent to the industry in which it operates. The risk factors described below disclose material and other risks, are not intended to be exhaustive and are not the only risks faced by Northern Star or Apex Fintech. Additional risks not currently known to us or that we currently deem to be immaterial also may materially adversely affect the business, financial condition, results of operations and cash flows in future periods of Apex Fintech prior to the consummation of the Business Combination or New Apex after the Business Combination. The occurrence of any of these events could cause the trading price of New Apex common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment. Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of Apex Fintech prior to the consummation of the Business Combination, which will be the business of New Apex following the consummation of the Business Combination. Accordingly, the risks described below relating to Apex Fintech could also materially and adversely affect the combined company after the consummation of the Business Combination.

Risks Related to New Apex’s Business Following the Business Combination

We are subject to potential losses as a result of our clearing and execution activities.

As a clearing member firm providing financing services to certain of our clients, we are ultimately responsible for their financial performance in connection with various securities and derivatives transactions. Certain clients have trading privileges whereby we do not see their trading activity until after it occurs. These “trade-away” relationships subject us to the risk of run-away algorithms, mis-executions or otherwise erroneous trading activity for which our clients and we would be responsible. Our clearing operations require a commitment of our capital and, despite safeguards implemented by our software and processes, involve risks of losses due to the potential failure of our clients or customers to perform their obligations under these transactions. If our clients or customers default on their obligations, we remain financially liable for such obligations, and although these obligations are collateralized, we are subject to market risk in the liquidation of customer collateral to satisfy those obligations. In addition, our customers’ trading activity, especially high levels of trading in volatile securities, can cause unexpected spikes in our deposit requirements, which, in extreme cases, may be in excess of our excess net capital, resulting in premium charges from National Securities Clearing Corporation (“NSCC”). For example, as a result of recent market volatility, the NSCC increased margin requirements for member firms and we were required to deposit additional funds.

In addition, as a clearing member firm of securities and derivatives clearing houses in the United States and abroad, we are also exposed to the credit risk of other clearing members of those clearing houses. Securities and derivatives clearing houses require member firms to deposit cash, stock and/or government securities for margin and deposit requirements. In the event a clearing member defaults in its obligations to the clearing house in an amount larger than its own margin and clearing fund deposits, the shortfall is absorbed pro rata from the deposits of the other clearing members. Many of the clearing houses of which we are a member also have the authority to assess their members for additional funds if the clearing fund is depleted. A large clearing member default could result in a substantial cost to us if we are required to pay any such assessments. In addition to failures to meet margin or clearing funds requirements established by the securities and derivatives clearing houses of which we are a member, errors in performing settlement functions, including clerical, technological and other errors related to the handling of funds and securities, and failure to properly monitor our clients, could lead to suspension of clearing privileges, censures, fines or other sanctions imposed by applicable regulatory authorities, as well as losses, liability and reputational harm as a result of related lawsuits and proceedings brought by transaction counterparties and others. Any unsettled securities transactions or wrongly executed transactions may expose us to adverse movements in the prices of such securities.

While we have implemented risk management procedures and contractual protections in agreements with our clients to avoid and respond to these risks, there can be no assurance that our risk management procedures or contractual protections will be adequate. We also carry liability insurance, but there can be no assurance that the losses or liabilities to which we may become subject as a result of errors in performing settlement functions will not exceed the coverage of such insurance significantly. Any liability arising from our clearing and execution operations could have a material adverse effect on our business, financial condition, results of operations, cash flows and future prospects.

We rely, in part, on third parties and their systems to provide and support our software and platform, process transaction data and perform settlement activities, and these third parties’ failure to perform these services or maintain their systems adequately, or any interruption, delay or cessation of these services, could materially and adversely affect our business, financial condition, results of operations, cash flows and future prospects.

We have contracted with Broadridge to provide a major portion of the software and systems necessary for our execution and clearing services. We rely on other third parties, such as Orbis and Refinitiv, for other portions of our platform, including cost basis and tax reporting, trade execution, risk management and surveillance, stock lending, and customer interface. We do not control these third parties or their employees and contractors, and their inability to meet our needs and volume of transactions could negatively affect our business, results of operation, financial performance, cash flows and future prospects. We also cannot control the costs of these third parties and are susceptible to the risk they greatly increase our costs and we are unable to find a replacement in a timely manner or on a cost efficient basis. We rely on Broadridge Financial and other third party providers to maintain and enhance their current products, develop new products on a timely and cost-effective basis, and respond to emerging industry standards and other technological changes. Software products may contain defects or errors, especially when first introduced or when new versions or enhancements are released. The inability of third parties to supply us with software or systems and facilitate our integration of new software and system updates on a reliable, timely basis or to allocate sufficient capacity to meet our trading and new account volume requirements could harm relationships with our clients and our ability to achieve our projected level of growth.

A failure in the operational systems of third parties could significantly disrupt our business and cause losses.

We face the risk of operational failure, termination or capacity constraints of any of the clearing agents, exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions. In recent years, there has been significant consolidation among clearing agents, exchanges, clearing houses and other financial intermediaries, which has increased our exposure to operational failure, termination or capacity constraints of the particular financial intermediaries that we use and could affect our ability to find adequate and cost-effective alternatives in the event of any such failure, termination or constraint. Any such failure, termination or constraint could adversely affect our ability to effect transactions, service our clients and manage our exposure to risk, which could significantly disrupt our business and cause losses.

If our operational systems and infrastructure fail to keep pace with the operational requirements of our clients, we may experience operating inefficiencies, customer dissatisfaction and lost revenue opportunities.

The global securities industry is characterized by increasingly complex infrastructures and products, new and changing business models and rapid technological changes. Our clients’ needs and demands for our products and services evolve with these changes. We believe that the current and anticipated future needs of our clients will require the implementation of new and enhanced communications and information systems, the training of personnel to operate these systems and the expansion and upgrade of core technologies. While many of our systems, and the systems of third parties on whom we rely, are designed to accommodate additional growth without redesign or replacement, we may nevertheless need to make significant investments in additional hardware and software to accommodate changing client and customer requirements. In addition, we cannot assure you that we will be able to accurately predict the timing or rate of these changes, expand and upgrade our systems and infrastructure on a timely basis or find satisfactory alternative systems or infrastructure on favorable pricing and terms, on a timely basis or at all. Our failure to expand, upgrade or replace systems and infrastructure that fails to keep pace with the operational requirements of our clients may cause us to experience operating inefficiencies, customer dissatisfaction and lost revenue opportunities.

Market weaknesses and lower trading volumes may negatively affect our results of operations and profitability.

We are subject to risks as a result of volume fluctuations in the securities and futures markets. A prolonged period of market weakness and low trading volumes could adversely impact the business of our clients and our business, as there is a direct correlation between the volume of our customers’ trading activity and our results of operations. If our customers’ trading activity decreases, we expect that it would have a negative impact on our results of operations and profitability.

We depend on a limited number of clients for a significant portion of our clearing revenues.

Our ten largest clients as of the date hereof accounted for approximately 65% and 67%, respectively, of our total net revenues for the year ended December 31, 2020 and for the quarter ended March 31, 2021, and our top client (WeBull) accounted for approximately 15% and 28%, respectively of such annual and quarterly net revenues. The loss of any of these clients could cause our revenues to significantly decline. Our clearing contracts generally have an initial term of two or three years and allow the client to cancel our services with 30 days advance notice without payment of a termination fee after the expiration of the initial fixed term. Our clearing contracts with clients can also terminate automatically if we are suspended from any of the national exchanges of which we are a member for failure to comply with the rules or regulations thereof. In past periods, we have experienced temporary declines in our revenues when large clients have switched to other service providers, and we cannot guarantee that any or all of our largest clients will continue to use our products and services in the future. The loss of any large clients could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our existing clients may choose to perform their own clearing services, move their clearing business to one of our competitors or exit the business entirely.

As the operations of our clients grow, our clients may consider performing clearing functions themselves, in a process referred to as “self-clearing.” The option to convert to self-clearing operations may become more attractive as the transaction volume of a broker-dealer grows, and the cost of implementing the necessary infrastructure may eventually be offset by the elimination of processing fees that would otherwise be paid to a clearing firm. Additionally, performing their own clearing services allows self-clearing broker-dealers to retain their customers’ margin balances, free credit balances and securities for use in margin lending activities. Occasionally, our clients may become acquired by a clearing service provider or a company which owns a clearing service provider, in which instance the client would likely transition clearing services to its new affiliate company. Furthermore, our clients may decide to use the clearing services of one of our competitors or exit the business entirely. Any significant loss of clients due to self-clearing, moving their clearing business to a competitor or exiting the business could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our existing clients may move from fully disclosed clearing arrangements to clearing omnibus arrangements which are generally lower margin and carry heightened risk.

Certain of our clients may determine that it is more economical for them to move from a fully disclosed clearing arrangement to an omnibus clearing arrangement with Apex Fintech and/or Apex Pro (together, the “B/Ds”), particularly as their businesses gain scale. Omnibus clearing arrangements are generally less lucrative for us as the client handles more services, resulting in less revenue for us. Omnibus arrangements, as opposed to typical fully-disclosed clearing agreements where we have names and other information regarding each customer, present the possibility of increased risk and regulatory scrutiny as we no longer have access to customer level information and the applicable client is responsible for anti-money laundering and know-your-customer associated regulatory obligations. Omnibus arrangements sometimes come with the client fully or partially “trading away” whereby we do not see the trade in real time, but rather receive a trade drop copy, and our systems are not a safeguard at the time of trade. In the event of a large client moving to an omnibus arrangement, our revenues, net income and financial results could be negatively affected.

Our results of operations and future prospects depend on our ability to retain existing, and attract new, clients. We face intense and increasing competition and, if we do not compete effectively, our competitive positioning and our operating results will be harmed.

We operate in a rapidly changing and highly competitive industry, and our results of operations and future prospects depend on, among other factors:

•	retaining our existing clients and customers;

•	the continued growth of our client and customer base;

•	the continued growth of our client’s end customers; and

•	our ability to monetize our client and customer bases, including through additional products and services.

We expect our competition to continue to increase as technology advances. In addition to established enterprises, we may also face competition from early-stage companies attempting to capitalize on the same, or similar, opportunities as we are. Some of our current and potential competitors have longer operating histories, particularly with respect to clearing and custody, significantly greater financial, technical, marketing and other resources and a larger customer base than we do. This allows them to, among other things, potentially offer more competitive pricing or other terms or features, a broader range of financial products, or a more specialized set of specific products or services, as well as respond more quickly than we can to new or emerging technologies and changes in member preferences, including through acquisitions of companies and technologies. Our existing or future competitors may develop products or services that are similar to our products and services or that achieve greater market acceptance than our products and services. All of the foregoing could attract customers away from our services and reduce our market share in the future. Additionally, when new competitors seek to enter our markets, or when existing market participants seek to increase their market share, these competitors sometimes undercut, or otherwise exert pressure on, the pricing terms prevalent in that market, which could adversely affect our market share and/or ability to capitalize on new market opportunities.

We currently compete at multiple levels with a variety of competitors, including:

•	technology platforms like DriveWealth;

•	clearing and custody firms like Pershing, Axos and Wedbush;

•	self-clearing firms like Robinhood; and

•	established brokerages and wealth management firms like Charles Schwab, Fidelity and RBC.

We believe that our ability to successfully compete depends upon many factors both within and beyond our control, including, among others, the following:

•	the ease of use and speed and reliability of our technology;

•	the marketing and sales efforts of our clients;

•	overall market conditions and trading volume;

•	changes in economic conditions, regulatory and policy developments;

•	the strength of our brand relative to our competitors;

•	our ability to develop or access, and implement, new technologies and platforms; and

•	the ease of use, performance, price and reliability of solutions developed either by us or our competitors.

Our current and future business prospects demand that we act to meet these competitive challenges, and any failure to so act could have a negative effect on our business. There is no guarantee that any actions taken to address competitive challenges will be successful or entirely address the challenge in question, and such actions (like increasing technology development expenditures or reducing pricing) could be costly and adversely affect our net revenue and results of operations. All of the foregoing factors and events could adversely affect our business, financial condition, results of operations, cash flows and future prospects.

Our provision of sponsored and direct market access could expose us to legal liability for trading activity by third parties.

We provide sponsored access to certain entities, which allows those entities to submit trades to certain exchanges through our market participant identification (“MPID”). We are responsible for any trades submitted by those entities that use our MPID. In addition, we provide certain of our clients with direct market access to various exchanges. Recently, the SEC and certain domestic and foreign SROs have increased scrutiny and enacted stringent regulation of sponsored and direct market access providers. If we cannot or do not adequately assess and successfully control the risks involved with all of the trading activities of our clients, we may be unable to protect ourselves from those risks. Although we have indemnification provisions in our contracts with each of those entities, given the increased regulatory scrutiny in this area, these indemnification provisions may not adequately protect us from any liabilities incurred in connection with our provision of these services. We will be required to follow such regulations as soon as they become effective, which may limit or eliminate our provision of these services and could adversely affect our revenues and profitability. Even if we are able to continue to offer this service, we may have to incur substantial costs related to implementation of risk controls with low latency to comply with new regulations, including to the extent of affecting the profitability of providing such service.

Continuing low, short-term interest rates have negatively impacted and could continue to negatively impact our profitability.

The profitability of interest-sensitive activities depends to a great extent on the difference between interest income earned on margin loans and investments of customer cash and the interest expense paid on customer cash balances and borrowings. While they are not linearly connected, if short-term interest rates fall, we generally expect to receive a smaller gross interest spread, causing the profitability of our interest-sensitive revenue sources to decline. Sustained low short-term interest rates have contributed to a decrease in our profitability and will continue to do so while such low rates continue to be in effect.

Short-term interest rates are highly sensitive to factors that are beyond our control, including general economic conditions and the policies of various governmental and regulatory authorities. In particular, decreases in the federal funds rate by the Federal Reserve usually lead to decreasing interest rates in the United States, which generally lead to a decrease in the gross spread we earn. This is most significant when the federal funds rate is on the lower end of its historical range, as it is today. This low interest rate environment is expected to continue for the foreseeable future and, if it does, we expect it will continue to negatively impact our profitability.

Our ability to settle transactions can depend on the availability of credit from our intraday and overnight lenders.

As of March 31, 2021, we had uncommitted lines of credit with five financial institutions for an aggregate of approximately $395 million plus additional discretionary amounts for the purpose of facilitating our clearing business as well as the activities of our customers and clients, and committed lines of credit with five financial institutions that permit us to borrow up to $125 million. There can be no assurances that our lenders will actually lend funds to us when needed. Additionally, consistent with industry practice, all of our existing facilities require periodic renewal. If any of our borrowing facilities were terminated or are not renewed, we may be unable to find replacement financing on favorable terms, or at all, and we might not be able to grow our business or have sufficient liquidity to settle transactions and operate our businesses, which would have a material adverse effect on our business.

We may be unable to return cash to customers in the event of an idiosyncratic or unforeseeable market event that results in a mass exodus of customer cash balances.

We maintain significant cash balances on behalf of our clients’ customers. We invest those funds into approved products, and we regularly perform stress tests aimed at ensuring we can meet client withdraws. Despite such measures, if customers lose confidence in New Apex or its B/Ds or otherwise withdraw cash in mass due to a market event, we may be unable to return such funds in a short period of time, which could result in adverse regulatory, legal and operational consequences and would result in a reduction in our revenues and results of operations.

Our involvement in options markets subjects us to the risks inherent in conducting business in those markets.

We clear options contracts on behalf of our clients and their respective customers. Trading in options contracts is generally more highly leveraged than trading in other types of securities. This additional leverage increases the risk involved in trading in options contracts, which in turn heightens the risk that a client or customer may not be able to fully repay its creditors, including us, if it experiences losses in its options contract trading business. Such failures by our clients or their customers could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The contribution of Apex Crypto LLC by PEAK6 to us is subject to regulatory approvals, which may not be obtained prior to consummation of the Business Combination or at all, and our growth prospects may be adversely affected if such regulatory approvals are delayed or not obtained.

The cryptocurrency facilitation business that we offer to our customers, Apex Crypto, is currently owned by PEAK6 rather than by Apex Fintech. Apex Fintech and PEAK6 have entered into an agreement whereby Apex Fintech may acquire Apex Crypto for nominal consideration, subject to regulatory approvals. While this option will be exercised before closing, regulatory approvals may take months to be obtained and there can be no assurance that such approvals will be obtained prior to the closing of the Mergers or at all. In the event that we are unable to obtain the necessary regulatory approvals, we will need to incur expenses and divert resources to establish and qualify a similar cryptocurrency facilitation business within New Apex or risk losing our customers. During any such set up period, we expect, but cannot guarantee, that PEAK6 will continue to operate Apex Crypto for the benefit of our clients. We cannot guarantee that we will be successful in acquiring Apex Crypto or establishing an adequate replacement. In the event of any such failure, our results of operations and prospects could be materially and adversely affected.

The cryptocurrency facilitation business could pose disproportionate risks to our balance sheet.

The prices of cryptocurrencies and associated demand for buying, selling, and trading various cryptocurrencies has historically been subject to significant volatility. For instance, in 2017, the value of certain cryptocurrencies, including Bitcoin, experienced steep increases in value, followed by a steep decline in value in 2018. The price and trading volume of crypto assets continues to be subject to significant uncertainty and volatility. Due to the highly volatile nature of the cryptoeconomy and the prices of cryptocurrencies, the Apex Crypto business could disproportionately impact our balance sheet. For example, if the price of the cryptocurrencies we hold in inventory drops below the price we paid to acquire this inventory, we could incur a loss. Moreover, if our systems fail at managing our inventory and customer orders, we could be left with excess inventory that increases our exposure to the volatility of the price of cryptocurrencies. Additionally, because cryptocurrencies trade uninterrupted 24 hours per day, seven days per week, and during hours when it is not possible to move funds between financial institutions or accounts, we may be forced to commit excess capital to Apex Crypto to support customers’ trading activity during periods when it is not otherwise possible to transfer funds between financial institutions or accounts.

If government regulations relating to the internet change, it could impact investor behavior and increases costs of investing or result in our clients experiencing loss of investors.

Changes in laws or regulations that adversely affect the growth, popularity or use of the internet, including laws impacting net neutrality, could increase the cost, and decrease the performance of data flowing over the internet. Certain laws intended to prevent network operators from discriminating against the legal traffic that traverse their networks have been implemented in many countries, including across the European Union. In others, the laws may be nascent or non-existent. Furthermore, favorable laws may change, including for example, in the United States where net neutrality regulations were repealed. Without these laws, it is possible that investors would have to pay extra fees to access certain websites, apps or services, which could impact their decisions to trade or become a customer. Given uncertainty around these rules, including changing interpretations, amendments or repeal, coupled with potentially significant political and economic power of local network operators, we could experience discriminatory or anti-competitive practices that could impede our growth, cause or our clients to incur additional expense or otherwise negatively affect our business.

Risks Related to Technology

The financial services industry is characterized by rapid technological change, and our future success will depend on our response to the demand for new services, products and technologies. If we fail to keep pace with technological developments and our competitors, our business may suffer.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. New services, products and technologies may render our existing services, products and technologies less competitive. Our future success will depend, in part, on our ability to respond to the demand for new services, products and technologies on a timely and cost-effective basis and to adapt to technological advancements and changing standards to address the increasingly sophisticated requirements and varied needs of our clients and prospective clients. We cannot assure you that we will be successful in developing, accessing, introducing, integrating or marketing new services, products and technologies, and many of our competitors have substantially greater resources to invest in technological improvements. In addition, we may experience difficulties that could delay or prevent the successful development, access, introduction, integration or marketing of these services and products, and our new service and product enhancements may not achieve market acceptance. Any failure on our part to anticipate or respond adequately to technological advancements, client requirements or changing industry standards, or any significant delays or interruptions in the development, access, introduction, integration or availability of new services, products or enhancements could have a material adverse effect on our business, financial condition and results of operations.

We depend on our proprietary technology, and our future results may be impacted if we cannot maintain technological superiority in our industry.

Our ability to provide clearing, custody and related services and our success in the past has largely been attributable to our sophisticated proprietary technology that has taken many years to develop. We have benefited from the fact that the type of proprietary technology equivalent to that which we employ, such as nearly instant account opening and fractional trading, has not been widely available to our competitors. If our technology becomes more widely available to our current or future competitors for any reason, including due to any inability to protect our proprietary technology effectively, our competitors may be able to duplicate our business processes and know-how adversely affect our ability to compete with them, and our operating results may be adversely affected. Additionally, adoption or development of similar or more advanced technologies by our competitors may require that we devote substantial resources to the development of or access to more advanced technology to remain competitive. The markets in which we compete are characterized by rapidly changing technology, evolving industry standards and changing trading systems, practices and techniques. Although we have been at the forefront of many of these developments in the past, our technology may become obsolete, and we may not be able to keep up with these rapid changes, develop or access competitive new technology, realize a return on amounts invested in developing or accessing new technologies or remain competitive in the future. If we cannot protect our proprietary technology from intellectual property challenges, or if our systems or platforms become obsolete, our business and results of operations could be adversely affected.

We are heavily reliant on technology, and a failure to effectively implement new technological solutions or enhancements to existing systems or platforms could adversely affect our business operations and the financial results of our operations.

Like most financial technology companies, we significantly depend on technology to deliver our products and services and to otherwise conduct business. To remain technologically competitive and operationally efficient, we have either begun the significant investment in or have plans to invest in new technological solutions, substantial core system upgrades and other technology enhancements. Many of these solutions and enhancements have a significant duration, include phased implementation schedules, are tied to critical systems, and require substantial internal and external resources for design and implementation. Such external resources may be relied upon to provide expertise and support to help implement, maintain and/or service certain of our core technology solutions.

Although we take steps to mitigate the risks and uncertainties associated with these solutions and initiatives, we may encounter significant adverse developments in the completion and implementation of these initiatives. These may include significant time delays, cost overruns, loss of key personnel, technological problems, processing failures, distraction of management and other adverse developments. Further, our ability to maintain an adequate control environment may be impacted. The ultimate effect of any adverse development could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could materially adversely affect us, including our control environment, operating efficiency, and results of operations.

We do not have fully redundant systems and system failures could harm our business.

If our systems (or those of third parties on which we rely) fail to perform, we could experience unanticipated disruptions in operations, slower response times or decreased customer service and customer satisfaction. Our ability to facilitate transactions successfully and provide high quality customer service depends in part on the efficient and uninterrupted operation of our computer and communications hardware and software systems. Our service has experienced periodic system delays and interruptions in the past, and we believe such delays and interruptions will likely continue to occur from time to time. Our systems and operations also are potentially vulnerable to damage or interruption from human error, cyber-attacks, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. We do not have fully redundant systems, and our formal business continuity plan does not include restoration of all services. Our backup services are currently limited to United States markets. In addition, except to the extent required by contracts with our clients, we do not carry business interruption insurance to compensate for losses that could occur from service interruptions. Any system failure that causes an interruption in our service or decreases the responsiveness of our service could impair our reputation, damage our brand name and materially adversely affect our business, financial condition and results of operations.

We may not be able to protect our intellectual property rights or may be prevented from using intellectual property necessary for our business.

We rely primarily on trade secret, contract, copyright and trademark laws to protect our proprietary technology that enables us to successfully provide clearing, custody and related services. See also “We depend on our proprietary technology, and our future results may be impacted if we cannot maintain technological superiority in our industry.” It is possible that third parties may reverse engineer, copy or otherwise obtain and use our proprietary technology without our authorization or consent or otherwise infringe on our rights. The pursuit of a claim against a third party for infringement of our intellectual property could be costly, and there can be no guarantee that any such efforts would be successful. In addition, our platforms and systems may infringe upon claims of third-party intellectual property, and we may face intellectual property challenges from such other parties that could interfere with our ability to use technology that is material to our business operations. We may not be successful in defending against any such challenges or in obtaining licenses to avoid or resolve any intellectual property disputes. The costs of defending any such claims or litigation could be significant and, if we are unsuccessful, could result in a requirement that we pay significant damages or licensing fees, which would negatively impact our financial performance.

In the future, we may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs and the diversion of resources and the attention of management, any of which could negatively affect our business.

We depend on our computer and communications systems, including our software, and an interruption in service or corruption in such software would negatively affect our business.

Our businesses rely on electronic data processing and communications systems, including our software capabilities to receive and properly process internal and external data. The effective use of technology allows us to better serve customers and clients, increases efficiency and reduces costs. Our continued success will depend, in part, upon our ability to successfully maintain, secure and upgrade the capability of our systems and our ability to address the needs of our clients by using technology to provide products and services that satisfy their demands. Significant malfunctions or failures of our computer systems, computer security, software or any other systems in the trading process, such as record retention and data processing functions performed by third parties and third party software (e.g., Internet browsers) or other disruption in the proper functioning of our software, including as a result of erroneous or corrupted data or cyber-attacks, could cause delays or suspensions in customer trading and settlement activity or cause us to make erroneous trades. Any such issues could cause substantial losses for customers and could subject us to claims from customers for losses, including litigation claiming fraud or negligence. In addition, if our computer and communications systems fail to operate properly, regulations could restrict our ability to conduct business. Any such failure could prevent us from collecting funds relating to customer and client transactions, which would materially impact our cash flows. Further, in order to maintain our competitive advantage, our software is under continuous development. As we identify and enhance our software, there is risk that software failures may occur and result in service interruptions and have other unintended consequences. Any computer or communications system failure or decrease in computer system performance that causes interruptions in our operations could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our computer infrastructure, operational systems and networks have been, and will continue to be, subject to an increasing risk of continually evolving cybersecurity or other technological risks, which could cause interruptions in our operations or result in a loss of customer business, financial liability, regulatory penalties, damage to our reputation or the disclosure of confidential information.

In the normal course of business, we collect, process and retain sensitive and confidential information, including personally identifiable information (“PII”), regarding our customers and their end customers. Although we devote significant resources and management focus to ensuring the integrity of our systems through information security and business continuity programs, our systems and computer infrastructure are potentially vulnerable to physical or electronic computer break-ins, cyber-attacks, programming or human errors, viruses and similar disruptive problems and security breaches. As a result of our heavy reliance on communications and information systems to conduct our business and maintain the security of confidential information and complex transactions, we are subject to an increasing risk of cyber incidents due to a combination of new technologies and the increasing use of the Internet to conduct financial transactions, as well as a potential failure, interruption or breach in the security of these systems, including those that could result from attacks or planned changes, upgrades and maintenance of these systems. Such cyber incidents could result in failures or disruptions in our customer relationship management, securities trading, general ledger, deposits, computer systems, settlement, batch processing or other systems.

We also utilize relationships with third parties to aid in a significant portion of our information systems, communications, data management and transaction processing. These third parties with which we do business may experience cybersecurity or other technological risks, including operational errors, system interruptions or breaches, unauthorized disclosure of confidential information and misuse of intellectual property. If we or our third-party service providers experience any of these cybersecurity issues, it could result in the disclosure of confidential client or customer information, customer dissatisfaction, and additional costs to repair systems or add new personnel or protection technologies, and we could be exposed to disruption of service, reputation damages, litigation risk, regulatory penalties and fines, remediation costs, and other financial losses to both us and our customers, any of which could have a material adverse effect on our business.

Additionally, although we devote significant resources to maintain and regularly upgrade our systems and networks to safeguard critical business applications, there is no guarantee that these measures or any other measures can provide absolute security. We employ detection and response mechanisms designed to contain and mitigate security incidents, including the use of third parties to survey and take action on behalf of us, but our protective measures may not promptly detect intrusions, and we may experience losses or incur costs or other damage related to intrusions that go undetected or go undetected for significant periods of time, at levels that adversely affect our financial results or reputation. Further, because the methods used to cause cyber-attacks change frequently, or in some cases cannot be recognized until launched, we may be unable to implement preventative measures or proactively address these methods until they are discovered. As a result of attacks, in addition to the various consequences discussed above, we may incur costs to provide identity protections services, including credit monitoring, to customers who may have been impacted and other legal and professional services, may incur expenses in the future including legal and professional expenses and claims for damages, and could also suffer interruptions or malfunctions in our operations. We maintain cyber risk insurance, but this insurance may not be sufficient to cover all of our losses from any future breaches of our systems.

Furthermore, information security risks in the financial services industry have increased recently, in part because of new technologies, the use of the Internet and telecommunications technologies (including mobile devices) to conduct financial and other business transactions and the increased sophistication and activities of organized criminals, perpetrators of fraud, hackers, terrorists and others. The recent occurrence of cybersecurity incidents across a range of industries has resulted in increased legislative and regulatory scrutiny over cybersecurity and calls for additional data privacy laws and regulations at both the state and federal levels. For example, significant comprehensive privacy laws have been enacted that may apply to our business, including the California Consumer Privacy Act (the “CCPA”), which went into effect on January 1, 2020. Along with the CCPA, several other states are considering adopting laws and regulations imposing obligations regarding the handling of PII, including enforcement provisions for breaches of PII. Such mandatory disclosures could lead to negative publicity and may cause our current and prospective customers to lose confidence in the effectiveness of our data security measures. Moreover, if a high profile security breach occurs with respect to another similar provider, customers may lose trust in the security of the business model and underlying technology generally, which could adversely impact our ability to retain existing customers or attract new ones. These laws and regulations could result in increased operating expenses or increase our exposure to the risk of litigation.

Any actual or perceived threat of disruption to our services or any compromise of PII, including customer information, or any actual or perceived violations of cybersecurity regulations, could impair our reputation and cause us to lose customers or revenue, or face litigation or administrative proceedings, necessitate customer service or repair work that would involve substantial costs and divert our management’s attention and resources. While we evaluate our cybersecurity program on an ongoing basis and will consider incorporating new practices as necessary to meet the expectations of regulatory agencies in light of such cybersecurity guidance and regulatory actions and settlements for cybersecurity-related failures and violations by other industry participants, we cannot assure you that we will be fully protected from a cybersecurity incident, the occurrence of which could adversely affect our business, reputation and financial condition.

Some aspects of our platforms include open source software, and any failure to comply with the terms of one or more of the related open source licenses could negatively affect our business.

We incorporate open source software into our proprietary platforms and into other processes supporting our business. Such open source software may include software covered by licenses like the GNU General Public License and the Apache License or other open source licenses. The terms of various open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that limits our use of the software, inhibits certain aspects of our platforms and negatively affects our business operations.

Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use. If portions of our proprietary platforms are determined to be subject to an open source license, or if the license terms for the open source software that we incorporate change, we could be required to publicly release the affected portions of our source code, re-engineer all or a portion of our platform or change our business activities. In addition to risks related to license requirements, the use of open source software can lead to greater risks than the use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Many of the risks associated with the use of open source software cannot be eliminated and could adversely affect our business.

Information Technology and Data Privacy Risks

We depend on third parties for a wide array of services, systems and information technology applications, and a breach or violation of law by one of these third parties, or a failure by one of these third parties to respond to service disruptions, could disrupt our business or provide our competitors with an opportunity to enhance their position at our expense.

We depend on third parties for a wide array of financial, technology and processing services, systems and information technology applications. Third-party vendors are significantly involved in many aspects of our software and systems development, servicing systems, the timely transmission of information across our data communication network, and for other telecommunications, processing, remittance and technology-related services in connection with our businesses. Our third-party providers may encounter service interruptions at any time due to system or software failure, natural disasters, severe weather conditions, health pandemic, terrorist attacks, cyber-attacks or other events. As a result of the COVID-19 pandemic, we may face increased cybersecurity risks due to our reliance on internet technology and the number of our employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Additionally, our reliance on third-party providers may mean that we will not be able to resolve operational problems internally, on a timely basis or at all, and our operations will depend upon such third-party service providers communicating appropriately and responding swiftly to their own service disruptions. Certain of our vendor agreements are terminable on short or no notice, and if current vendors were to stop providing services to us on acceptable terms, or if a third-party service provider experiences difficulties that interrupt operations for a prolonged period of time, we may be unable to procure alternatives from other vendors in a timely and efficient manner and on acceptable terms, or at all. If a service provider fails to provide the services required or expected, or fails to meet applicable contractual, regulatory or legal requirements such as service levels or compliance with applicable laws, the failure could negatively impact our business and provide our competitors with an opportunity to enhance their position at our expense. Such a failure could also adversely affect the perception of the reliability of our networks and services and the quality of our brand, which could materially adversely affect our business and results of operations.

The threat of fraud and theft in cryptocurrencies is high and any such event could lead to financial losses and loss of confidence and customers.

Because it is new and electronic technology, there is a high degree of fraud and theft in the cryptocurrency space. While Apex Crypto employs a variety of controls to mitigate risk of loss and theft in both proprietary and customer cryptocurrency positions it maintains in custody, it is possible for electronic wallet keys to become lost or stolen. In the event of such events, we could experience financial loss in having to reimburse customers, we could lose customers and clients as a result of reputational damage and we may face regulatory or legal consequences.

The collection, processing, use, storage, sharing and transmission of personally identifiable information could give rise to liabilities and increased costs.

We collect, process, store, use, share and/or transmit a large volume of personally identifiable information (“PII”) and other sensitive data from current, past and prospective customers and end customers. There are federal, state, and foreign laws regarding privacy, data security and the collection, use, storage, protection, sharing and/or transmission of PII and sensitive data. Additionally, many states and foreign countries continue to enact legislation on matters of privacy, information security, cybersecurity, data breach and data breach notification requirements. The manner in which we collect, process, store, use, share and/or transmit PII and other data is determined by the respective privacy and data security policies of our various businesses, as well as federal and state laws and regulations and evolving industry standards and practices. These laws, regulations, standards and practices are continually evolving, and in some cases, may subject us to inconsistent and conflicting obligations and may be subject to differing interpretations. In addition, new laws, regulations, standards and practices of this nature are proposed and adopted from time to time.

We may be subject to a variety of laws and regulations in the United States that involve matters central to our business, including privacy and data protection. Many of these laws and regulations are still evolving and being tested in courts and could be interpreted or applied in ways that could harm our business, particularly in the new and rapidly evolving industry in which we operate. The CCPA, effective as of January 1, 2020, affords California residents expanded privacy protections and control over the collection, use and sharing of their personal information. The CCPA has been amended, and it is possible it will be amended again by other pending legislative initiatives or by popular referendum. The CCPA requires certain companies doing business in California to disclose to California consumers information regarding the companies’ privacy practices and the privacy rights that businesses must offer to California residents to access and delete their personal information. The CCPA’s definition of “personal information” is more expansive than those found in other privacy laws in the United States applicable to our business. Failure to comply with the CCPA risks regulatory fines, and the CCPA grants a private right of action and statutory damages for an unauthorized access and exfiltration, theft, or disclosure of certain types of personal information resulting from a subject company’s violation of a duty to maintain reasonable security procedures and practices. The CCPA also provides authority to the California Attorney General to seek civil penalties for intentional violations of the CCPA. The California Attorney General began enforcement of the CCPA on July 1, 2020. On June 1, 2020, the California Attorney General filed proposed final regulations for review and approval by California’s Office of Administrative Law (“OAL”). On August 14, 2020, the California Attorney General announced that OAL had approved, and provided additional regulations to, the proposed final regulations. Therefore, as of August 14, 2020, the California Attorney General’s regulations were finalized and became enforceable by the California Attorney General, subject to any legal challenges. On December 10, 2020, the California Attorney General proposed modifications to the regulations that went into effect on August 14, 2020. The abbreviated comment period for these proposed modifications closed on December 28, 2020. Following the closure of the public comment period, the California Attorney General submitted the regulations for approval by the OAL, which granted approval for the modified regulations on March 15, 2021. The CCPA includes a number of limited exceptions, including an exception for data that is collected, processed, sold, or disclosed pursuant to the GLBA. This exception, however, does not apply to the private cause of action afforded to individuals for information security incidents. The CCPA was amended by popular referendum due to a new ballot initiative, the California Privacy Rights Act (“CPRA”), which was included on the November 2020 ballot in California and approved by California voters. The majority of CPRA provisions will go into effect on January 1, 2023, and impose additional obligations on companies covered by the legislation and will significantly modify the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information. In the interim, the CPRA will require additional investment in compliance programs and potential modifications to business processes. In particular, the CPRA will create a new California data protection agency that will be vested with authority to implement and enforce the CCPA and the CPRA and will impose new requirements relating to additional consumer rights, data minimization and other obligations. The CPRA also extends certain exemptions under the CCPA through December 31, 2022. Specifically, the CCPA exempts from its requirements certain information collected in employment or business-to-business contexts.

We cannot predict the impact of the CCPA or the CPRA on our business, operations or financial condition, but these laws and similar laws could require us to modify certain processes or procedures, which could result in additional costs and liability. The effects of the CCPA and the CPRA are potentially significant and may require us to modify our data collection or processing practices and policies to incur substantial costs and expenses in an effort to comply, and they may increase our potential exposure to regulatory enforcement and/or litigation. Additionally, our broker-dealers are subject to SEC Regulation S-P, which requires that these businesses maintain policies and procedures addressing the protection of customer information and records. This includes protecting against any anticipated threats or hazards to the security or integrity of customer records and information and against unauthorized access to or use of customer records or information. Regulation S-P also requires these businesses to provide initial and annual privacy notices to customers describing information sharing policies and informing customers of their rights.

In addition, on March 2, 2021, Virginia enacted the Virginia Consumer Data Protection Act (“VCDPA”) which will become effective on January 1, 2023. The VCDPA borrows heavily from the California Consumer Privacy Act of 2018 (the “CCPA”) and the European Union General Data Protection Regulation, and includes exemptions that may be broader than the CCPA in certain respects, including an exemption for any data or financial institution subject to the Gramm-Leach-Bliley Act of 1999 (“GLBA”). State governments, including legislatures in Florida, Oklahoma, New York, and Washington, are also currently working on legislation related to consumer data privacy similar to the CCPA.

State governments, Congress and state and federal agencies may consider and enact additional legislation or promulgate regulations governing privacy, cybersecurity, and data breach reporting requirements. We cannot predict whether such legislation will be enacted, or what impact, if any, such legislation may have on our business practices, results of operations or financial condition. Any violations of these laws and regulations may require us to change our business practices or operational structure, including limiting our activities in certain states and/or jurisdictions, address legal claims, and sustain monetary penalties, reputational damage and/or other harms to our business.

Credit and Third-Party Risks

Our margin lending, stock lending, securities trading and execution businesses are all subject to credit risk.

The B/Ds are subject to credit risk if securities prices decline rapidly because the value of our collateral could fall below the amount of the indebtedness it secures. In rapidly appreciating markets, credit risk increases due to short positions. Our securities lending business as well as our securities trading and execution businesses subject us to credit risk if a counterparty fails to perform or if collateral securing obligations is insufficient. In securities transactions, we are subject to credit risk during the period between the execution of a trade and the settlement by the customer. Additionally, in the normal course of business, we purchase and sell securities, including through stock loan arrangements, as both principal and agent. If another party to the transaction fails to fulfill its contractual obligations, or if counterparties elect not to do business with us, we may incur a loss if the market value of the security is different from the contract amount of the transaction.

Significant failures by our customers, including clients, or clients to honor their obligations, or increases in their rates of default, together with insufficient collateral and reserves, could have a material adverse effect on our business, financial condition, results of operations or cash flows.

The soundness of other financial institutions could adversely affect our business.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty and other relationships. We have exposure to many different counterparties and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, credit unions, investment banks, mutual and hedge funds, and other institutional clients. As a result, defaults by, or even negative speculation about, one or more financial services institutions, or the financial services industry in general, have led to market-wide liquidity problems in the past and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of a default of our counterparty or client. In addition, our credit risk may be exacerbated when we hold collateral that cannot be realized or is liquidated at prices not sufficient to recover the full amount of the receivable due to us. Any such losses could be material and could materially and adversely affect our business, financial condition, results of operations or cash flows. As required under applicable regulations, we deposit customer funds at a number of banks. A failure by one or more of these banks could have a significant impact on our reputation, result in loss of customers, regulatory inquiries and deterioration of our capital base and operations.

In addition, a significant portion of our cashiering and treasury management functions as well as settlement functions with clearing houses is concentrated with a single bank, BMO Harris Bank. Any failure, termination of that relationship or inability to meet obligations by BMO Harris Bank could have a material impact on our business operations and ability to meet financial obligations.

If the information provided to us by customers is incorrect or fraudulent, we may misjudge qualifications to trade or receive margin and our results of operations may be harmed.

Our decisions to allow trading, provide access to cash transfers and extend margin to customers are based partly on information provided to us in the application process. To the extent that applicants provide information to us in a manner that we are unable to verify or that is incorrect or fraudulent, our decision process may not accurately reflect the associated risk. In addition, data provided by third-party sources is a significant component of our credit decisions and such data may contain inaccuracies.

In addition, while we use identity and fraud prevention tools to analyze data provided by external databases to authenticate each applicant’s identity, from time to time in the past, these checks have failed and there is a risk that these checks could fail in the future, and fraud, which may be significant, may occur. We may not be able to recoup funds underlying margin loans or trades made in connection with inaccurate statements, omissions of fact or fraud, in which case our revenue, results of operations and profitability will be harmed. Fraudulent activity or significant increases in fraudulent activity could also lead to regulatory intervention, which could negatively impact our results of operations, brand and reputation, and require us to take steps to reduce fraud risk, which could increase our costs and harm our results of operations.

Strategic and New Product Risks

We have in the past consummated, and may from time to time evaluate and potentially consummate, acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

Our success will depend, in part, on our ability to expand our business. In some circumstances, we may determine to do so through the acquisition of complementary assets, businesses and technologies rather than through internal development. For example, in September 2019, we acquired Apex Pro, which supplemented and enhanced our existing clearing firm broker-dealer capabilities. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. Even if we are able to successfully complete acquisitions, we may fail to successfully integrate them into our existing business or realize the anticipated benefits of such acquisitions. Additional risks we face in connection with acquisitions include, but are not limited to:

•	diversion of management time and focus from operating our business to addressing acquisition integration challenges;

•	coordination of technology, product development, risk management and sales and marketing functions;

•	retention of employees from the acquired company, and retention of our employees who were attracted to us because of our smaller size or for other reasons;

•	cultural challenges associated with integrating employees from the acquired company into our organization;

•	integration of the acquired company’s accounting, management information, human resources and other administrative systems;

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the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, information security safeguards, procedures and policies;

•	potential write-offs or impairments of intangible assets or other assets acquired in the acquisition;

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liability for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

•	litigation or other claims in connection with the acquired company, including claims from terminated employees, customers, former stockholders or other third parties; and

geographic expansion exposes our business to known and unknown regulatory compliance risks including elevated risk factors for tax compliance, money laundering controls, and supervisory controls oversight.

Our failure to address these risks or other problems encountered in connection with our acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities and harm our business generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, regulatory obligations to further capitalize our business, and goodwill and intangible asset impairments, any of which could harm our financial condition and negatively impact our stockholders. To the extent we pay the consideration for any future acquisitions or investments in cash, it would reduce the amount of cash available to us for other purposes.

Acquisitions may be delayed, impeded, or prohibited due to regulatory issues.

Acquisitions by financial institutions are subject to approval by a variety of federal and state regulatory agencies. The process for obtaining these required regulatory approvals has become substantially more difficult in recent years. Regulatory approvals could be delayed, impeded, restrictively conditioned or denied due to existing or new regulatory issues we have, or may have, with regulatory agencies. We may fail to pursue, evaluate or complete strategic and competitively significant acquisition opportunities as a result of our inability, or perceived or anticipated inability, to obtain regulatory approvals in a timely manner, under reasonable conditions or at all. Difficulties associated with potential acquisitions that may result from these factors could have a material adverse effect on our business, financial condition and results of operations.

An increase in fraudulent or malicious activity could lead to reputational damage to our brand and material legal, regulatory and financial exposure.

Technology providers in the financial and clearing space like us, as well as our customers, their end customers, regulators, vendors and other third parties, have experienced a significant increase in fraudulent activity in recent years and will likely continue to be the target of increasingly sophisticated fraudsters and fraud rings in the future. This is particularly true for our newer products where we have limited experience evaluating customer behavior and performing tailored risk assessments.

We develop and maintain systems and processes aimed at detecting and preventing fraudulent activity, which require significant investment, maintenance and ongoing monitoring and updating as technologies and regulatory requirements change and as efforts to overcome security and anti-fraud measures become more sophisticated. Despite our efforts, the possibility of fraudulent or other malicious activities and human error or malfeasance cannot be eliminated entirely and will evolve as new and emerging technology is deployed, including the increasing use of personal mobile and computing devices that are outside of our network and control environments. Risks associated with each of these include theft of funds and other monetary loss, the effects of which could be compounded if not detected quickly. Indeed, fraudulent activity may not be detected until well after it occurs and the severity and potential impact may not be fully known for a substantial period of time after it has been discovered.

Fraudulent activity and other actual or perceived failures to maintain a product’s integrity and/or security has led to increased regulatory scrutiny and may lead to regulatory investigations and intervention, increased litigation (including class action litigation), remediation, fines and response costs, negative assessments of us and our subsidiaries by regulators, reputational and financial damage to our brand, and reduced usage of our products and services, all of which could have a material adverse impact on our business.

Successful fraudulent activity and other related incidents related to actual or perceived failures to maintain the integrity of our processes and controls could negatively affect us, including harming market perception of the effectiveness of our security measures or harming the reputation of the financial system in general, which could result in reduced use of our products and services. Such events could also result in legislation and additional regulatory requirements. Although we maintain insurance, there can be no assurance that liabilities or losses we may incur will be covered under such policies or that the amount of insurance will be adequate.

We may expand operations abroad where we have limited operating experience and may be subject to increased business, economic and regulatory risks that could adversely impact our financial results.

We may, in the future, pursue international expansion of our business operations, either organically or through acquisitions, in new international markets where we have limited or no experience in marketing, selling and deploying our product and services. If we fail to deploy or manage our operations in these countries successfully, our business and operations may suffer. In addition, we are subject to a variety of risks inherent in doing business internationally, including:

•	political, social and/or economic instability;

•	risks related to governmental regulations in foreign jurisdictions, including regulations relating to privacy, and unexpected changes in regulatory requirements and enforcement;

•	fluctuations in currency exchange rates;

•	higher levels of credit risk and fraud;

•	enhanced difficulties of integrating any foreign acquisitions;

•	burdens of complying with a variety of foreign laws;

•	reduced protection for intellectual property rights in some countries;

•	difficulties in staffing and managing global operations and the increased travel, infrastructure and legal compliance costs associated with multiple international locations and subsidiaries;

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different regulations and practices with respect to employee/employer relationships, existence of workers’ councils and labor unions, and other challenges caused by distance, language, and cultural differences, making it harder to do business in certain international jurisdictions;

•	compliance with statutory equity requirements; and

•	management of tax consequences.

If we are unable to manage the complexity of global operations successfully, our financial performance and operating results could suffer.

Public Company and Financial Reporting Risks

We will incur increased costs and obligations as a result of being a public company.

As a privately held company, Apex has not been required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, we will incur significant legal, accounting and other expenses that we were not required to incur in the recent past, particularly after we are no longer an “emerging growth company” as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act, and the rules and regulations of the SEC and national securities exchanges have created uncertainty for public companies and increased the costs and the time that our board of directors and management must devote to complying with these rules and regulations. We expect these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenue generating activities.

Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

After the completion of the Business Combination, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and any rules promulgated thereunder, as well as the rules of the NYSE. The requirements of these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight are required, and, as a result, management’s attention may be diverted from other business concerns. These rules and regulations can also make it more difficult for us to attract and retain qualified independent members of our board of directors. Additionally, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. The increased costs of compliance with public company reporting requirements and our potential failure to satisfy these requirements could have a material adverse effect on our operations, business, financial condition or results of operations.

As a private company, we have not endeavored to establish and maintain public-company-quality internal control over financial reporting. If we fail to establish and maintain proper and effective internal control over financial reporting, as a public company, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.

Pursuant to Section 404 of the Sarbanes-Oxley Act, following consummation of the Business Combination, the report by management on internal control over financial reporting will be on New Apex’s financial reporting and internal controls (as accounting acquirer), and an attestation of the independent registered public accounting firm will also be required. The rules governing the standards that must be met for management to assess internal control over financial reporting are complex and require significant documentation, testing and possible remediation. We have not historically had to comply with all of these rules, and to comply with the Sarbanes-Oxley Act, the requirements of being a reporting company under the Exchange Act and any complex accounting rules in the future, New Apex may need to upgrade New Apex’s legacy information technology systems, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting and finance staff.

If we are unable to hire the additional accounting and finance staff necessary to comply with these requirements, we may need to retain additional outside consultants. If we or, if required, our independent registered public accounting firm, are unable to conclude that our internal controls over financial reporting are effective, investors may lose confidence in our financial reporting, which could negatively impact the price of our securities.

We cannot assure you that there will not be material weaknesses in our internal control over financial reporting now or in the future. We have not previously been required to conduct such an internal control evaluation and assessment. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines that we have a material weakness in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Our risk management processes and procedures may not be effective or may result in client loss.

As a clearing firm that needs to manage financial, settlement, interest rate, liquidity, cyber, trading, treasury, counterparty and other risks not present in most industries, our risk management processes and procedures are vital. While we seek to mitigate and implement processes and procedures intended to reduce risk, there can be no assurances that these measures will be effective or that unforeseen events, like the market volatility from COVID-19 or meme stock trading might occur, and in response to which our risk management practices could be insufficient or fail. In addition, risk management measures implemented, such as restrictions on trading, could result in client and/or customer dissatisfaction. Any such risk management failure or resulting client or customer dissatisfaction could result in a material loss of assets and decreased revenue and income.

Our projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.

We operate in a rapidly changing and competitive industry and our projections will be subject to the risks and assumptions made by management with respect to our industry and business. Operating results are difficult to forecast because they generally depend on a number of factors, including the competition we face, and our ability to attract and retain customers, deliver new products and services and expand market share. Additionally, our business may be affected by reductions in trading activity, loss of customers, lack of new products, competition, regulation and a number of factors which may be difficult to predict. This may result in decreased revenue levels, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause our operating results in a given quarter to be higher or lower than expected. These factors make creating accurate forecasts and budgets challenging and, as a result, we may fall materially short of our forecasts and expectations, which could cause our stock price to decline and investors to lose confidence in us.

Regulatory, Tax and Other Legal Risks

We are subject to extensive, complex and evolving laws, rules and regulations, which are interpreted and enforced by various federal, state and local government authorities and can result in substantial compliance costs, and our business would be adversely affected if our qualifications, memberships or licenses are impaired as a result of non-compliance with those requirements.

We are subject to various federal, state, industry, and local regulatory regimes. Principal policy objectives of these regulatory regimes include to protect investors, and other financial services customers and to prevent fraud, market abuse, money laundering, and terrorist financing. Laws and regulations, among other things, impose licensing and qualifications requirements; require various disclosures and consents; mandate or prohibit certain terms and conditions for various financial products; prohibit unfair, deceptive, or abusive acts or practices; require us to submit to examinations by federal, state and local regulatory regimes; and require us to maintain various policies, procedures and internal controls. Monitoring and complying with all applicable laws and regulations can be difficult and costly. In addition, some legal and regulatory frameworks provide for the imposition of fines or penalties for noncompliance even though the noncompliance was inadvertent or unintentional and even though there were systems and procedures designed to ensure compliance in place at the time. Failure to comply with any of these requirements may result in, among other things, enforcement action by governmental authorities, lawsuits, monetary damages, fines or monetary penalties, restitution or other payments to borrowers or investors, modifications to business practices, revocation of required licenses or registrations, voiding of loan contracts and reputational harm.

In addition, changes in licensing laws may result in increased disclosure requirements or increased fees, or may impose other conditions to licensing that we or our personnel are unable to satisfy. We may not be able to maintain all currently requisite licenses and permits. If we change or expand our business activities, we may be required to obtain additional licenses before we can engage in those activities. If we apply for a new license, a regulator may determine that we were required to do so at an earlier point in time, and as a result, may impose penalties or refuse to issue the license, which could require us to modify or limit our activities in the relevant state. These risks are particularly acute with respect to cryptocurrency, where regulations are new and still being determined.

The B/Ds’ businesses are subject to the regulatory frameworks applicable to clearing firm broker-dealers, including regulation by the SEC and FINRA, and non-clearing futures commission merchants, including regulation by the CFTC and NFA.

The B/Ds are registered broker-dealers and FINRA members. The securities industry is highly regulated, including under federal, state and other applicable laws, rules, and regulations, and we may be adversely affected by regulatory changes related to full paid stock lending, payment for order flow, suitability of financial products, supervision, sales practices, advertising, application of fiduciary standards, best execution, and market structure, any of which could limit our business and damage our reputation. FINRA has adopted extensive regulatory requirements relating to sales practices, advertising, registration of personnel, compliance and supervision, and compensation and disclosure, to which our personnel are subject. FINRA and the SEC also have the authority to conduct periodic examinations of the B/Ds, and may also conduct other investigations or enforcement proceedings. See “Business of Apex Fintech– Government Regulation”. Additionally, material expansions of the business in which we may engage are subject to approval by FINRA. This could delay, or even prevent, our ability to expand our securities and brokerage offerings in the future.

From time to time, the B/Ds may be threatened with or named as a defendant in lawsuits, arbitrations and administrative claims. We are also subject to periodic regulatory examinations and inspections by regulators (including the SEC and FINRA). Compliance and trading problems that are reported to regulators, such as the SEC and FINRA, by dissatisfied customers or others are investigated by such regulators, and may, if pursued, result in formal claims being filed against a B/D by customers or disciplinary action being taken by regulators against us or our employees. Our failure to comply with applicable laws or regulations could result in fines, litigation, suspensions of personnel or other sanctions, which could have a material effect on our overall financial results. Even if a sanction imposed against us or our personnel is small in monetary amount, the adverse publicity arising from the imposition of sanctions against us by regulators could harm our reputation and cause us to lose existing members or fail to gain new members. In addition, in the normal course of business, the B/Ds discuss matters with their regulators raised during regulatory examinations or otherwise subject to their inquiry. These matters could result in censures, fines, penalties or other sanctions.

We are required to provide notice of the Business Combination to various regulators, in relation to the resulting change of control of the B/Ds, and also must receive certain approvals prior to the consummation of the Business Combination, including approval by FINRA of a Continuing Membership Application (“CMA”). FINRA’s timeline to issue a decision on the prospective CMA is difficult to predict and may extend beyond the anticipated timing of the closing of the Business Combination.

Evolving laws and government regulations could adversely affect our business.

Governmental regulation of global financial markets and financial institutions is pervasive and continually evolving. This includes regulation of clearing firms, introducing brokers, financial advisors and their activities, through the implementation of compliance, risk management and anti-money laundering procedures; restrictions on specific types of investments and the provision and use of leverage; capital requirements; limitations on compensation to managers; and books and records, reporting and disclosure requirements. Future regulations, or of changes in the interpretation and enforcement of existing regulations, could have an adverse effect on our business. For example, payment for order flow and full paid stock lending have come under recent scrutiny in the first few months of 2021 and changes in regulation may occur. Any reduction or elimination of payment for order flow and/or full paid stock lending would have a material and adverse effect on our revenue, net income and results of operations. Proposals to change the statutes and regulations affecting financial services companies are frequently introduced in Congress and state legislatures that, if enacted, may affect our operating environment in substantial and unpredictable ways. In addition, numerous federal and state regulators have the authority to promulgate or change regulations that could have a similar effect on our operating environment, and the recent inauguration of a new administration in the United States could result in significant changes to regulatory policy and the promulgation of new laws and regulations. We cannot determine with any degree of certainty whether any such legislative or regulatory proposals will be enacted and, if enacted, the ultimate impact that any such potential legislation or implementing regulations, or any such potential regulatory actions by federal or state regulators, would have upon our business.

Federal and state financial services regulators are also enforcing existing laws, regulations, and rules aggressively and enhancing their supervisory expectations regarding the management of legal and regulatory compliance risks. These regulatory changes and uncertainties make our business planning more difficult and could result in changes to our business model and potentially adversely impact our results of operations. New laws, regulations, policies or changes in enforcement of existing laws or regulations applicable to our business, or reexamination of current practices, could adversely impact our profitability, limit our ability to continue existing or pursue new business activities, require us to change certain of our business practices, affect retention of key personnel, or expose us to additional costs (including increased compliance costs and/or customer remediation). These changes also may require us to invest significant resources, and devote significant management attention, to make any necessary changes and could adversely affect our business.

We may be subject to more stringent capital requirements in the future.

We are subject to regulatory requirements specifying minimum amounts and types of capital that we must maintain and post as deposits with centralized clearing organizations like NSCC. With the recent “meme stock” trading activity, clearing firm capital requirements have come under increased scrutiny and there is the possibility of increases to these requirements. If these deposit and regulatory requirements were to increase significantly, additional capital would be required to support our clearing activities which would result in less available capital to fund acquisitions, capital expenditures and technology development. These changes could reduce our operating margins, result in decreased revenue and earnings.

We may pay fines or become subject to enforcement actions or litigation as a result of activity that pre-dated our ownership of a business.

We acquired Apex Pro in September of 2019. Prior to our acquisition of Apex Pro, Apex Pro was the subject of ongoing regulatory inquiries and actions from FINRA and the SEC which are not yet closed. In the future, we may acquire other businesses subject to regulation or similar ongoing inquiries, actions or proceedings, or that may become subject to similar ongoing inquiries, actions or proceedings arising out of operations that pre-dated our ownership of such businesses. Any fines, enforcement actions, censure or other determinations by regulators that relate to periods prior to the closing of acquisitions we make are likely to impact us and the acquired business even though the activity in question related to periods prior to our ownership. While we have attempted, and may in the future attempt, to mitigate the financial impact of these events with indemnity reserves or other methods, the efficacy of such protective measures may be insufficient to cover all losses and reputational harm may still occur. Our financial performance, results of operation and reputation may be materially and adversely affected by any such actions, litigations and fines.

The regulatory regime governing blockchain technologies and cryptocurrencies is uncertain, and new regulations or policies may alter our business practices with respect to cryptocurrency.

Apex Crypto currently offers virtual currency and cryptocurrency-related trading services and is licensed and registered with various governmental authorities as a money service business, money transmitter, virtual currency business, or the equivalent. Although many regulators have provided some guidance, regulation of digital assets based on or incorporating blockchain, such as cryptocurrencies and cryptocurrency exchanges, remains uncertain and will continue to evolve. Further, regulation varies significantly among international, federal, state and local jurisdictions. As blockchain networks and blockchain assets have grown in popularity and in market size, federal and state agencies are increasingly taking interest in, and in certain cases regulating, their use and operation. Treatment of virtual currencies continues to evolve under federal and state law. Many U.S. regulators, including the SEC, the Financial Crimes Enforcement Network (“FinCEN”), the Commodity Futures

Trading Commission (“CFTC”), the Internal Revenue Service (“IRS”), and state regulators including the New York State Department of Financial Services (“NYDFS”), have made official pronouncements or issued guidance or rules regarding the treatment of Bitcoin and other digital currencies. The IRS released guidance treating virtual currency as property that is not currency for United States federal income tax purposes, although there is no indication yet whether other courts or federal or state regulators will follow this classification. Both federal and state agencies have instituted enforcement actions against those violating their interpretation of existing laws. Other United States and many state agencies have offered little official guidance and issued no definitive rules regarding the treatment of cryptocurrency. The CFTC has publicly taken the position that certain virtual currencies, which term includes cryptocurrencies, are commodities. To the extent that Bitcoin is deemed to fall within the definition of a “commodity interest” under the Commodity Exchange Act (“CEA”), we may be subject to additional regulation under the CEA and CFTC regulations.

Apex Crypto does not offer digital securities, however the SEC could take a position that certain cryptocurrencies offered by Apex Crypto are deemed “securities” under its definition and interpretation. Apex Crypto has policies and procedures in place that are intended to enable it to make a risk-based assessment regarding the likelihood that a particular cryptocurrency or digital asset could be deemed a security under applicable laws. These policies and procedures are not legal determinations as to whether any particular cryptocurrency or digital asset is a security under federal securities laws. The SEC has not made any statement as to whether the digital assets or cryptocurrencies Apex Crypto offers trading services in are or are not digital securities.

As blockchain technologies and cryptocurrency business activities grow in popularity and market size, and as new cryptocurrency businesses and technologies emerge and proliferate, foreign, federal, state, and local regulators revisit and update their laws and policies, and can be expected to continue to do so in the future. Changes in this regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government, may significantly affect or change the manner in which we currently conduct some aspects of our business.

States may require licenses that apply to blockchain technologies and cryptocurrencies.

In the case of virtual currencies, state regulators such as the NYDFS have created new regulatory frameworks. For example, in July 2014, the NYDFS proposed the first U.S. regulatory framework for licensing participants in virtual currency business activity. The regulations, known as the “BitLicense”, are intended to focus on consumer protection. The NYDFS issued its final BitLicense regulatory framework in June 2015. The BitLicense regulates the conduct of businesses that are involved in virtual currencies in New York or with New York customers and prohibits any person or entity involved in such activity from conducting such activities without a license. Apex Crypto is in the process of obtaining a BitLicense.

Other states may adopt similar statutes and regulations that will require us to obtain a license to conduct cryptocurrency activities. For example, in July 2020, Louisiana adopted the Virtual Currency Business Act, which will require operators of virtual currency businesses to obtain a virtual currency license in order to conduct business in Louisiana, in accordance with a proposed rule, which is expected to be issued as a final rule by the Louisiana Office of Financial Institutions in early 2021. Other states, such as Texas, have published guidance on how their existing regulatory regimes governing money transmitters apply to virtual currencies. Some states, such as New Hampshire, North Carolina and Washington, have amended their state’s statutes to include virtual currencies into existing licensing regimes, while others have interpreted their existing statutes as requiring a money transmitter license to conduct certain virtual currency business activities. Apex Crypto is currently licensed as a money transmitter or the equivalent in 8 states (Alabama, Connecticut, Florida, New Mexico, North Carolina, Vermont, and Washington). In addition, Apex Crypto is participating in Hawaii’s Digital Currency Innovation Lab and has a pending BitLicense in New York. Apex Crypto is currently operational in all other U.S. states and jurisdictions based on legal opinion, and in some cases state regulator confirmation, that a license is not required.

It is likely that, as blockchain technologies and the use of virtual currencies continues to grow, additional states will take steps to monitor the developing industry and perhaps require us to obtain additional licenses in connection with our virtual currency activity.

Failure to comply with anti-money laundering, economic and trade sanctions regulations, and similar laws could subject us to penalties and other adverse consequences.

Various laws and regulations in the United States and abroad, such as the Bank Secrecy Act, the Dodd-Frank Act, the USA PATRIOT Act, and FINRA Rule 3310, impose certain anti-money laundering requirements on companies that are financial institutions or that provide financial products and services. Under these laws and regulations, financial institutions are broadly defined to include money services businesses such as money transmitters. In 2013, FinCEN issued guidance regarding the applicability of the Bank Secrecy Act to administrators and exchangers of convertible virtual currency, clarifying that they are money service businesses, and more specifically, money transmitters. The Bank Secrecy Act requires broker-dealers and money services businesses (“MSBs”) to develop and implement risk-based anti-money laundering programs, report large cash transactions and suspicious activity, and maintain transaction records, among other requirements. State regulators may impose similar requirements on licensed money transmitters. In addition, our contracts with financial institution partners and other third parties may contractually require us to maintain an anti-money laundering program.

We are also subject to economic and trade sanctions programs administered by the Treasury Department’s Office of Foreign Assets Control (“OFAC”), which prohibit or restrict transactions to or from or dealings with specified countries, their governments, and in certain circumstances, their nationals, and with individuals and entities that are specially-designated nationals of those countries, narcotics traffickers, terrorists or terrorist organizations, and other sanctioned persons and entities.

Our failure to comply with anti-money laundering, economic and trade sanctions regulations, and similar laws could subject us to substantial civil and criminal penalties, or result in the loss or restriction of our FINRA and SEC registrations, MSB registration and/or money transmission or virtual currency licenses, or subject us to liability under our contracts with third parties, all of which may significantly affect our ability to conduct some aspects of our business. Changes in this regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by governmental entities, may significantly affect or change the manner in which we currently conduct some aspects of our business,

We have in the past, and continue to be, subject to inquiries, exams, pending investigations, or enforcement matters.

The financial services industry is subject to extensive regulation under federal, state, and applicable international laws. We are subject to periodic regulatory examinations and inspections and, from time to time, in the normal course of business, we may receive or be subject to, inquiries or investigations by state and federal regulatory or enforcement agencies and bodies, such as the SEC, state attorneys general, state financial regulatory agencies, other state or federal agencies, and self-regulatory organizations like FINRA. We also may receive inquiries from state regulatory agencies regarding requirements to obtain licenses from or register with those states, including in states where we have determined that we are not required to obtain such a license or be registered with the state. Any such inquiries or investigations could involve substantial time and expense to analyze and respond to, could divert management’s attention and other resources from running our business, and could lead to public enforcement actions or lawsuits and fines, penalties, injunctive relief, and the need to obtain additional licenses that we do not currently possess. In addition, from time to time, we have been threatened with or named as a defendant in lawsuits, arbitrations and administrative claims involving securities, consumer financial services and other matters. Compliance and trading problems that are reported to regulators, such as the SEC, FINRA, the CFTC, NFA, or state regulators, by dissatisfied customers or others are investigated by such regulators, and may, if pursued, result in formal claims being filed against us by customers or disciplinary action being taken against us or our employees by regulators or enforcement agencies. To resolve issues raised in examinations or other governmental actions, we may be required to take various corrective actions, including changing certain business practices, making refunds or taking other actions that could be financially or competitively detrimental to us. We expect to continue to incur costs to comply with governmental regulations.

Our involvement in any such matters, whether tangential or otherwise and even if the matters are ultimately determined in our favor, could also cause significant harm to our reputation, lead to additional investigations and enforcement actions from other agencies or litigants, and further divert management attention and resources from the operation of our business, and any such claims or disciplinary actions that are decided against us could have a material adverse impact on our business, financial condition or results of operations.

Changes in tax law and differences in interpretation of tax laws and regulations may adversely impact our financial statements.

We operate in multiple jurisdictions and are subject to tax laws and regulations of the United States federal, state and local and non-United States governments. United States federal, state and local and non-United States tax laws and regulations are complex and subject to varying interpretations. United States federal, state and local and non-United States tax authorities may interpret tax laws and regulations differently than we do and challenge tax positions that we have taken. This may result in differences in the treatment of revenues, deductions, credits and/or differences in the timing of these items. The differences in treatment may result in payment of additional taxes, interest or penalties that could have an adverse effect on our financial condition and results of operations. Further, future changes to United States federal, state and local and non-United States tax laws and regulations could increase our tax obligations in jurisdictions where we do business or require us to change the manner in which we conduct some aspects of our business. For example, United States federal tax legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “Tax Act”), enacted many significant changes to the U.S. tax laws. Future guidance from the IRS with respect to the Tax Act may affect New Apex, and certain aspects of the Tax Act could be repealed or modified in future legislation. The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) has already modified certain provisions of the Tax Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act or any newly enacted federal tax legislation.

If we do not maintain the capital levels required by regulations or centralized clearing organizations, we may be subject to fines, suspension, revocation of registration or expulsion.

We are subject to stringent rules imposed by the SEC, FINRA, and various other regulatory agencies which require broker-dealers to maintain specific levels and types of net capital. Net capital is the net worth of a broker-dealer, less deductions, for other types of assets including assets not readily convertible into cash and specified percentages of a broker-dealer’s proprietary securities positions. If we fail to maintain the required net capital, we may be subject to suspension or revocation of registration by the SEC and suspension or expulsion by NYSE and/or FINRA, which, if not cured, could ultimately lead to our liquidation. If the net capital rules are changed or expanded, if there is an unusually large charge against our net capital, or if we otherwise fail to meet minimum capital requirements, we might be required to limit or discontinue our clearing and margin lending operations that require the intensive use of capital. In addition, our ability to withdraw capital from our subsidiaries could be restricted, which in turn could limit our ability to pay dividends, repay or repurchase debt, including the notes, at the parent company level and redeem or purchase shares of our outstanding stock, if necessary. A large operating loss or charge against net capital could impede our ability to expand or even maintain our present volume of business, which could have a material adverse impact on our business, results of operations or cash flows.

The B/Ds are also participants in the Depository Trust Company’s settlement services and the Options Clearing Corporation, which requires us to maintain changing levels of deposits with those entities to maintain our membership and ability to settle and clear equities and options.

Our futures business is subject to the capital and segregation rules of the NFA and CFTC. If we fail to maintain the required capital, or if we violate the customer segregation rules, we may be subject to monetary fines, and the suspension or revocation of our license to clear futures contracts. Any interruption in our ability to continue this business would impact our revenues and profitability.

Personnel and Business Continuity Risks

We rely on our management team and will require additional key personnel to grow our business, and the loss of key management members or key employees, or an inability to hire key personnel, could harm our business.

We believe our success has depended, and continues to depend, on the efforts and talents of our senior management, who have significant experience in the financial services and technology industries, are responsible for our core competencies and would be difficult to replace. Our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. In addition, the loss of any of our senior management or key employees could materially adversely affect our ability to execute our business plan and strategy, and we may not be able to find adequate replacements on a timely basis, or at all. Our executive officers and other employees are at-will employees, which means they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We cannot guarantee that we will be able to retain the services of any members of our senior management or other key employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business could be materially and adversely affected.

The competitive job market creates a challenge and potential risk as we strive to attract and retain a highly skilled workforce.

Competition for our employees, including highly skilled technology and product professionals, is extremely intense reflecting a tight labor market. This can present a risk as we compete for experienced candidates, especially if the competition is able to offer more attractive financial terms of employment. This risk extends to our current employee population. We also invest significant time and expense in engaging and developing our employees, which also increases their value to other companies that may seek to recruit them. Turnover can result in significant replacement costs and lost productivity.

In addition, recent United States immigration policy has made it more difficult for qualified foreign nationals to obtain or maintain work visas under the HB-1 classification. These HB-1 visa limitations make it more difficult and/or more expensive for us to hire the skilled professionals we need to execute our growth strategy, especially engineering, data analytics and risk management personnel, and may adversely impact our business.

Due to our primarily remote workforce, we may face increased business continuity and cyber risks that could significantly harm our business and operations.

The COVID-19 pandemic has caused us to modify our business practices by migrating to a primarily remote workforce where our employees are accessing our servers remotely through home or other networks to perform their job responsibilities. While most of our operations can be performed remotely and are operating effectively at present, there is no guarantee that this will continue or that we will continue to be as effective while working remotely because our team is dispersed, many employees may have additional personal needs to attend to (such as looking after children as a result of school closures or a family member who becomes sick), employees may become sick themselves and be unable to work, and any unavailability of or unreliable home Internet may affect work continuity and efficiency, For example, at home infrastructure is less reliable and the recent outages in the Dallas area due to Winter Storm Uri had a direct effect on our Dallas-based employees’ ability to work and our business. As COVID-19 conditions improve and restrictions are lifted, similar uncertainties exist with the return to work process.

Additionally, while we put in place additional safeguards to protect data security and privacy, a remote workforce places additional pressure on our user infrastructure and third parties that are not easily mitigated, including additional dependencies on third-party communication tools, such as instant messaging and online meeting platforms.

Our business is subject to the risks of natural disasters, power outages, telecommunications failures and similar events, including COVID-19 and additional public health crises, and to interruption by man-made problems such as terrorism, cyberattack, and other actions, which may impact the demand for our products and impact our results of operation.

Events beyond our control may damage our ability to maintain our platform and provide services to our customers. Such events include, but are not limited to, hurricanes, earthquakes, fires, floods and other natural disasters, public health crises, such as the ongoing COVID-19 pandemic or other infectious diseases, power outages, telecommunications failures and similar events. Despite any precautions we may take, system interruptions and delays could occur if there is a natural disaster, if a third-party provider closes a facility we use without adequate notice for financial or other reasons, or if there are other unanticipated problems at our leased facilities. Because we rely heavily on our servers, computer and communications systems and the Internet to conduct our business and provide high-quality service to our customers, disruptions could harm our ability to effectively run our business. We currently use Amazon Web Services (“AWS”) and Google Cloud Platform and would be unable to switch instantly to another system in the event of failure to access either cloud service. This means that an outage could result in our system being unavailable for a period of time, which could be significant. Terrorism, cyberattacks and other criminal, tortious or unintentional actions could also give rise to significant disruptions to our operations. In addition, we rely on third party systems for email, office suites, security and authentication and data and analytics for our business including Google, OKTA, Microsoft, Duo Security and Salesforce. Any shut down, unavailability or breach of those third-party systems could result in a significant disruption of our business and our results of operations could be negatively impacted.

Our business interruption insurance may not be sufficient to compensate us for losses that may result from interruptions in our service as a result of system failures or other disruptions. Comparable natural and other risks may reduce demand for our products or cause our members to suffer significant losses and/or incur significant disruption in their respective operations, which may affect their ability to satisfy their obligations towards us. All of the foregoing could materially and adversely affect our business, results of operations and financial condition.

Employee misconduct, which can be difficult to detect and deter, could harm our reputation and subject us to significant legal liability.

We operate in an industry in which integrity and the trust and confidence of our customers, regulators and counterparties is of critical importance. We are subject to risks of errors and misconduct by our employees that could adversely affect our business, including:

•	engaging in misrepresentation or fraudulent activities when marketing or performing online custody and clearing and other services to our customers;

•	improperly using or disclosing confidential information of our customers and end customers or other parties;

•	concealing unauthorized or unsuccessful activities; or

•	otherwise not complying with applicable laws and regulations or our internal policies or procedures.

There have been numerous highly-publicized cases of fraud and other misconduct by financial services industry employees. The precautions that we take to detect and deter employee misconduct might not be effective. If any of our employees engage in illegal, improper, or suspicious activity or other misconduct, we could suffer serious harm to our reputation, financial condition, customer relationships, and our ability to attract new customers. We also could become subject to regulatory sanctions and significant legal liability, which could cause serious harm to our financial condition, reputation, customer relationships and prospects of attracting additional customers.

Market and Economic Risks

Our business may be harmed by global events beyond our control, including overall slowdowns in securities trading, and market fluctuations could adversely impact our business.

Like other brokerage and financial services firms, our business and profitability are directly affected by elements that are beyond our control, such as economic and political conditions, broad trends in business and finance, the availability and cost of capital and credit, incidences of customer fraud, changes in federal, state and local laws and regulatory oversight, changes in volume of securities and futures transactions, changes in the markets in which such transactions occur and changes in how such transactions are processed. The B/Ds are subject to heightened risks as a result of fluctuations in the securities markets, and our securities trading, lending and execution activities may subject our capital to significant risks. Market conditions could limit our ability to sell securities purchased or to purchase securities sold in such transactions. Rapid or significant market fluctuations could adversely affect our business, financial condition, results of operations and cash flow, and a weakness in equity markets, such as a slowdown causing reduction in trading volume in U.S. or foreign securities and derivatives, has historically resulted in reduced transaction revenues and would have a material adverse effect on our business, financial condition and results of operations.

In addition, during periods of market disruption, it may be difficult to value certain assets if comparable sales become less frequent or market data becomes less observable. Certain classes of assets or loan collateral that were in active markets with significant observable data may become illiquid due to the current financial environment. In such cases, asset valuations may require more estimation and subjective judgment.

Other elements beyond our control, such as trade wars, restrictions and tariffs; slowing growth in emerging economies; geopolitical matters, including international political unrest, disturbances and conflicts; acts of war and terrorism; epidemics; changes in interest rates; regulatory uncertainty; continued infrastructure deterioration and low oil prices could also impact the financial services industry. In addition, the current environment of heightened scrutiny of financial institutions has resulted in increased public awareness of and sensitivity to brokerage activities and sources of revenue. All of the above factors may adversely affect our fees and costs and results of operations.

Our business could be harmed by a systemic market event.

Some market participants could be overleveraged. In case of sudden, large price movements, such market participants may not be able to meet their obligations to brokers (like the B/Ds) who, in turn, may not be able to meet their obligations to their counterparties. As a result, the financial system or a portion thereof could collapse, and the impact of such an event could be catastrophic to our business.

Risks Relating to Ownership of New Apex’s Common Stock

New Apex will qualify as, and intends to elect to be treated as, a “controlled company” within the meaning of the NYSE listing standards and, as a result, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

So long as more than 50% of the voting power for the election of directors of New Apex is held by an individual, a group or another company, New Apex will qualify as a “controlled company” under the NYSE listing requirements. Following consummation of the Mergers, the PEAK6 Parties, which are affiliates of the same ultimate control persons will control a majority of the voting power of our outstanding capital stock. As a result, New Apex will qualify as, and intends to elect to be treated as, a “controlled company” under the NYSE listing standards and will not be subject to the requirements that would otherwise require us to have: (i) a majority of “independent directors,” as defined under the listing standards of the NYSE; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the board of directors’ selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.

The PEAK6 Parties may have their interest in New Apex diluted due to future equity issuances or their own actions in selling shares of common stock, in each case, which could result in a loss of the “controlled company” exemption under the NYSE listing rules. New Apex would then be required to comply with those provisions of the NYSE listing requirements.

New Apex will qualify as an “emerging growth company” within the meaning of the Securities Act as of the closing of the Mergers, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New Apex’s securities less attractive to investors and may make it more difficult to compare New Apex’s performance to the performance of other public companies.

New Apex will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act, as of the closing of the Business Combination. As such, New Apex will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in New Apex’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New Apex’s stockholders may not have access to certain information they may deem important. New Apex will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of New Apex’s common stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Northern Star common stock in the IPO. We cannot predict whether investors will find New Apex’s securities less attractive because it will rely on these exemptions. If some investors find New Apex’s securities less attractive as a result of its reliance on these exemptions, the trading prices of New Apex’s securities may be lower than they otherwise would be, there may be a less active trading market for New Apex’s securities and the trading prices of New Apex’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Apex’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our shares of common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. Northern Star has elected not to opt out of such extended transition period. We cannot predict if investors will find our shares of common stock less attractive because we will rely on these exemptions. If some investors find our shares of common stock less attractive as a result, there may be a less active market for our shares of common stock and our share price may be more volatile.

New Apex’s stock price may be volatile and may decline regardless of its operating performance.

The market price of New Apex common stock may fluctuate significantly in response to numerous factors and may continue to fluctuate for these and other reasons, many of which are beyond New Apex’s control, including:

•	actual or anticipated fluctuations in New Apex’s revenue and results of operations;

•	the financial projections New Apex may provide to the public, any changes in these projections or its failure to meet these projections;

•

failure of securities analysts to maintain coverage of New Apex, changes in financial estimates or ratings by any securities analysts who follow New Apex or its failure to meet these estimates or the expectations of investors;

•	announcements by New Apex or its competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, results of operations or capital commitments;

•	changes in operating performance and stock market valuations of other retail or technology companies generally, or those in the fintech industry in particular;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•	trading volume of our common stock;

•	the inclusion, exclusion or removal of our common stock from any indices;

•	changes in New Apex’s board of directors or management;

•	transactions in our common stock by directors, officers, affiliates and other major investors;

•	lawsuits threatened or filed against us;

•	changes in laws or regulations applicable to our business;

•	changes in New Apex’s capital structure, such as future issuances of debt or equity securities;

•	short sales, hedging and other derivative transactions involving New Apex’s capital stock;

•	general economic conditions in the United States;

•	pandemics or other public health crises, including, but not limited to, the COVID-19 pandemic;

•	other events or factors, including those resulting from war, incidents of terrorism or responses to these events; and

•	the other factors described in this “Risk Factors” section.

The stock market has recently experienced extreme price and volume fluctuations. The market prices of securities of companies have experienced fluctuations that often have been unrelated or disproportionate to their operating results. In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against New Apex could result in substantial costs, divert management’s attention and resources, and harm its business, financial condition, and results of operations.

An active trading market for New Apex common stock may not be sustained.

New Apex common stock is expected to be listed on the NYSE under the symbol “APX” and to trade on that market and others. New Apex cannot assure you that an active trading market for its common stock will be sustained. Accordingly, New Apex cannot assure you of the liquidity of any trading market, your ability to sell your shares of its common stock when desired or the prices that you may obtain for your shares.

Apex Fintech has convertible debt that may be converted into shares of New Apex common stock in the future, which would cause immediate and substantial dilution to its stockholders.

In February 2021, Apex issued the 2023 Notes in an initial aggregate principal amount of $100.0 million, with an option for the noteholders to purchase an additional $20.0 million principal amount of 2023 Notes. Following the closing of the proposed Business Combination the 2023 Notes shall, in accordance with their terms, become convertible into shares of New Apex common stock at an initial conversion price of $10.00 per share. The issuance of shares of New Apex common stock upon any conversion of the 2023 Notes will result in dilution to the interests of other stockholders.

Future sales of shares by existing stockholders could cause New Apex’s stock price to decline.

If New Apex’s existing stockholders sell or indicate an intention to sell substantial amounts of its common stock in the public market, the trading price of New Apex’s common stock could decline. In addition, shares underlying any outstanding options and restricted stock units will become eligible for sale if exercised or settled, as applicable, and to the extent permitted by the provisions of various vesting agreements and Rule 144 of the Securities Act. All the shares of common stock subject to stock options outstanding and reserved for issuance under its equity incentive plans are expected to be registered on Form S-8 under the Securities Act and such shares are eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of New Apex’s common stock could decline.

Although the Sponsor, the Northern Star initial stockholders and certain members of Apex Fintech will be subject to certain restrictions regarding the transfer of New Apex common stock following the Business Combination, these shares may be sold after the expiration of their respective lock-ups. New Apex intends to file one or more registration statements prior to or shortly after the closing of the Mergers to provide for the resale of such shares (and the shares into which the 2023 Notes will become convertible) from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New Apex common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

If securities or industry analysts either do not publish research about New Apex or publish inaccurate or unfavorable research about us, New Apex’s business, or its market, or if they change their recommendations regarding New Apex’s common stock adversely, the trading price or trading volume of its common stock could decline.

The trading market for New Apex’s common stock is influenced in part by the research and reports that securities or industry analysts may publish about us, its business, New Apex’s market, or its competitors. If one or more of the analysts initiate research with an unfavorable rating or downgrade New Apex’s common stock, provide a more favorable recommendation about Apex’s competitors, or publish inaccurate or unfavorable research about its business, New Apex’s common stock price would likely decline. In addition, New Apex currently expects that securities research analysts will establish and publish their own periodic projections for its business. These projections may vary widely and may not accurately predict the results New Apex actually achieves. Its stock price may decline if its actual results do not match the projections of these securities research analysts. While New Apex expects research analyst coverage, if no analysts commence coverage of it, the trading price and volume for New Apex common stock could be adversely affected. If any analyst who may cover New Apex were to cease coverage of New Apex or fail to regularly publish reports on us, New Apex could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of its common stock to decline.

New Apex’s second amended and restated certificate of incorporation will retain the provision renouncing New Apex’s interest and expectancy in certain corporate opportunities that is currently contained in Northern Star’s amended and restated certificate of incorporation, which may prevent New Apex from receiving the benefit of certain corporate opportunities.

The “corporate opportunity” doctrine provides that corporate fiduciaries, as part of their duty of loyalty to the corporation and its stockholders, may not take for themselves an opportunity that in fairness should belong to the corporation. Section 122(17) of the DGCL, however, expressly permits a Delaware corporation to renounce in its certificate of incorporation any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or its officers, directors or stockholders. Similar to Article ELEVENTH of Northern Star’s currently effective amended and restated certificate of incorporation, Article ELEVENTH of New Apex’s second amended and restated certificate of incorporation will provide that doctrine of corporate opportunity shall not apply with respect to New Apex or any of its officers or directors, or any of their respective affiliates. As a result of this provision, New Apex may be not be offered certain corporate opportunities which could be beneficial to our company and our stockholders. While it is difficult at this time to predict how this provision may adversely impact New Apex’s stockholders, it is possible that New Apex would not be offered the opportunity to participate in a future transaction which might have resulted in a financial benefit to New Apex, which could, in turn, result in a material adverse effect on its business, financial condition, results of operations, or prospects.

Delaware law and provisions in New Apex’s second amended and restated certificate of incorporation and amended and restated bylaws could make a merger, tender offer, or proxy contest difficult, thereby depressing the trading price of its common stock.

New Apex’s second amended and restated certificate of incorporation and amended and restated bylaws will contain provisions that could depress the trading price of its common stock by acting to discourage, delay, or prevent a change of control of New Apex or changes in New Apex’s management that New Apex’s stockholders may deem advantageous. These provisions include the following:

•	a classified board of directors so that not all members of New Apex’s board of directors are elected at one time;

•	the right of the board of directors to establish the number of directors and fill any vacancies and newly created directorships;

•	director removal solely for cause;

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super-majority voting to amend certain provisions of New Apex’s certificate of incorporation and any provision of its bylaws after such time as the PEAK6 Parties and their affiliates no longer beneficially own more than 50% of the then outstanding shares of the capital stock of New Apex;

•	“blank check” preferred stock that New Apex’s board of directors could use to implement a stockholder rights plan;

•	the right of New Apex’s board of directors to issue New Apex’s authorized but unissued common stock and preferred stock without stockholder approval;

•	no ability of New Apex’s stockholders to call special meetings of stockholders;

•	no right of New Apex’s stockholders to act by written consent, which requires all stockholder actions to be taken at a meeting of New Apex’s stockholders;

•	limitations on the liability of, and the provision of indemnification to, our director and officers;

•	the right of the board of directors to make, alter, or repeal New Apex’s bylaws; and

•	advance notice requirements for nominations for election to New Apex’s board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

In addition, New Apex will be subject to Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the business combination or the transaction in which such person becomes an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15.0% or more of a corporation’s voting stock. The existence of this provision may have an anti- takeover effect with respect to transactions not approved in advance by the New Apex board of directors and the anti-takeover effect includes discouraging attempts that might result in a premium over the market price for the shares of New Apex common stock.

Any provision of New Apex’s second amended and restated certificate of incorporation or amended and restated bylaws that has the effect of delaying or deterring a change in control could limit the opportunity for New Apex’s stockholders to receive a premium for their shares of New Apex’s common stock, and could also affect the price that some investors are willing to pay for New Apex’s common stock.

New Apex’s second amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between New Apex and its stockholders, which could limit New Apex’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Apex or its directors, officers or employees.

New Apex’s second amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on New Apex’s behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against New Apex arising pursuant to the Delaware General Corporation Law, New Apex’s certificate of incorporation or its bylaws or any action asserting a claim against New Apex that is governed by the internal affairs doctrine. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Apex or its directors, officers or other employees and may discourage these types of lawsuits. This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. New Apex’s second amended and restated certificate of incorporation provides further that, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought under the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive-forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the exclusive-forum provision contained in New Apex’s amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, New Apex may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business.

New Apex does not intend to pay dividends for the foreseeable future.

New Apex currently intends to retain any future earnings to finance the operation and expansion of its business and New Apex does not expect to declare or pay any dividends in the foreseeable future. Moreover, the terms of any revolving credit facility into which New Apex or any of its subsidiaries enters may restrict its ability to pay dividends, and any additional debt New Apex or any of its subsidiaries may incur in the future may include similar restrictions. As a result, stockholders must rely on sales of their common stock after price appreciation as the only way to realize any future gains on their investment.

Concentration of ownership among Apex Fintech’s existing members, executive officers, directors and their respective affiliates may prevent new investors from influencing significant corporate decisions.

Upon completion of the Business Combination, Apex Fintech’s members, executive officers, directors and their respective affiliates as a group are expected to beneficially own approximately 82.4% of the outstanding New Apex common stock, assuming no redemptions of Northern Stars’ public shares. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of New Apex’s certificate of incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of New Apex or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

New Apex may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of New Apex common stock.

Upon the closing of the Business Combination, New Apex will have options and warrants outstanding to purchase up to an aggregate of 17,750,000 shares of New Apex common stock, including public warrants to purchase 8,000,000 shares and private warrants to purchase 9,750,000 shares. In addition, the 2023 Notes issued by Apex Fintech will be convertible into an estimated 10,098,611 shares (based on the outstanding principal balance and accrued interest as of April 30, 2021 and assuming the holders of the 2023 Notes do not exercise their option to purchase additional 2023 Notes). New Apex will also have the ability to initially issue up to 56,500,000 shares of New Apex common stock under the 2021 Plan (assuming the 2021 Plan is approved by stockholders at the stockholder meeting).

New Apex may issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

New Apex’s issuance of additional shares of common stock or other equity securities of equal or senior rank would have the following effects:

•	New Apex’s existing stockholders’ proportionate ownership interest in New Apex will decrease;

•	the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;

•	the relative voting strength of each previously outstanding share of common stock may be diminished; and

•	the market price of New Apex’s shares of common stock may decline.

New Apex’s securities may not be listed on a national securities exchange after the Business Combination, which could limit investors’ ability to make transactions in New Apex’s securities and subject New Apex to additional trading restrictions.

New Apex has applied to have its common stock and warrants listed on the NYSE after consummation of the Business Combination. New Apex will be required to meet the initial listing requirements of the NYSE to be listed. New Apex may not be able to meet those initial listing requirements (and the related closing condition, which requires the shares of New Apex common stock to be issued in the Mergers be approved for listing on the NYSE, may be waived by the parties). Even if New Apex’s securities are so listed, New Apex may be unable to maintain the listing of its securities in the future.

If New Apex fails to meet the initial listing requirements and the NYSE does not list its securities (and the related closing condition is waived by the parties), or if its securities are subsequently delisted, New Apex could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	a limited amount of news and analyst coverage for New Apex; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Recent SEC guidance required Northern Star to reconsider the accounting of warrants and led it to conclude that its warrants be accounted for as liabilities rather than as equity and such requirement resulted in a restatement of its previously issued financial statements.

On April 12, 2021, the staff of the SEC issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants v issued by Special Purpose Acquisition Companies (“SPACs”)” (the “Statement”). In the Statement, the SEC staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance, Northern Star’s warrants were accounted for as equity within its balance sheet, and after discussion and evaluation, including with its independent auditors, Northern Star has concluded that its warrants should be presented as liabilities with subsequent and periodic fair value re-measurement. Therefore, Northern Star conducted a valuation of its warrants and restated its previously issued financial statements, which resulted in unanticipated costs and diversion of management resources and may result in potential loss of investor confidence. Although Northern Star has now completed the restatement, Northern Star cannot guarantee that it will have no further inquiries from the SEC or the NYSE regarding its restated financial statements or matters relating thereto.

Any future inquiries from the SEC or the NYSE as a result of the restatement of Northern Star’s historical financial statements will, regardless of the outcome, likely consume a significant amount of Northern Star and New Apex’s resources in addition to those resources already consumed in connection with the restatement itself.

Northern Star’s and New Apex’s warrants are accounted for as warrant liabilities and are recorded at fair value upon issuance with changes in fair value each reporting period to be reported in earnings, which may have an adverse effect on the market price of Northern Star and New Apex common stock.

Northern Star now accounts (and after the Mergers, New Apex will account) for its warrants as warrant liabilities recorded at fair value upon issuance with any changes in fair value each reporting period to be reported in earnings as determined by Northern Star (and after the Mergers, New Apex) based the available publicly traded warrant price or based on a valuation report obtained from its independent third party valuation firm. The impact of changes in fair value on earnings may have an adverse effect on the market price of Northern Star and New Apex common stock.

Risks Related to the Business Combination

New Apex will not have any right to make damage claims against Apex Fintech or Apex Fintech’s members for the breach of any representation, warranty or covenant made by Apex Fintech in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Mergers, except for those covenants that by their terms apply or are to be performed in whole or in part after the closing, and then only with respect to breaches occurring after closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the closing of the Mergers, except for covenants to be performed in whole or in part after the closing. As a result, New Apex will have no remedy available to it if the Mergers are consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Apex Fintech at the time of the Mergers.

If Northern Star’s stockholders fail to properly demand redemption rights, they will not be entitled to have their common stock of Northern Star redeemed for a pro rata portion of the trust account.

Northern Star stockholders holding public shares may demand that Northern Star redeem their shares for their respective pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the trust account and not previously released to Northern Star to pay its tax obligations. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters of Northern Star’s initial public offering. Northern Star stockholders who seek to exercise this redemption right must deliver their shares (either physically or electronically) to Northern Star’s transfer agent two business days prior to the special meeting. Any Northern Star stockholder who fails to properly deliver their shares will not be entitled to have his or her shares redeemed. See the section entitled “Special meeting of Northern Star Stockholders—Redemption rights” for the procedures to be followed if you wish to have your shares redeemed for cash.

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 20% of the public shares.

A public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 20% of the public shares. Accordingly, if you hold more than 20% of the public shares and the business combination proposal is approved, you will not be able to seek redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 20% or sell them in the after-market. Northern Star cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of New Apex common stock after the Business Combination will exceed the per-share redemption price.

The Sponsor and Northern Star’s officers and directors own common stock and warrants that will be worthless and have incurred reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved and that may entitle them to a greater return on their initial investment than other public stockholders or holders of warrants if the Business Combination is approved. Such interests may have influenced their decision to approve the Business Combination with Apex Fintech.

The Sponsor and Northern Star’s officers and directors and/or their affiliates beneficially own or have a pecuniary interest in founder shares and private warrants that they purchased prior to, or simultaneously with,

Northern Star’s initial public offering. The holders have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination with Apex Fintech or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of $122,142,500 based upon the closing prices of the shares and warrants on the NYSE on June 11, 2021. Furthermore, these initial stockholders and owners of private warrants paid significantly less for their shares and warrants than other current stockholders and holders of warrants paid for their shares and warrants purchased in the Initial Public Offering or in the open market thereafter. If the Business Combination is consummated, these initial stockholders and holders of private warrants will be able, at a lower price per share of New Apex common stock, to recognize the same or greater return on their investment as stockholders or holders of warrants that purchased Northern Star common stock or warrants in the Initial Public Offering or in the open market thereafter will be able to recognize, as a result of the lower price per share or warrant that they paid to acquire their applicable securities. In addition, the Sponsor and Northern Star’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Northern Star’s behalf, such as identifying and investigating possible business targets and business combinations. These expenses will be repaid upon completion of the Business Combination. However, if Northern Star fails to consummate the Business Combination, Northern Star’s Sponsor and its directors and officers will not have any claim against the trust account for reimbursement. Accordingly, Northern Star may not be able to reimburse these amounts if the Business Combination is not completed. In addition, Northern Star’s Sponsor, officers, directors or their affiliates make working capital loans prior to the closing of the Business Combination, which may not be repaid if the Business Combination is not completed. See the section entitled “The Business Combination Proposal—Interests of the Sponsor and Northern Star’s Directors and Officers in the Business Combination.”

These financial interests may have influenced the decision of Northern Star’s directors to approve the Business Combination with Apex Fintech and to continue to pursue such Business Combination. In considering the recommendations of Northern Star’s board of directors to vote for the business combination proposal and other proposals, its stockholders should consider these interests.

The Sponsor and the directors and officers of Northern Star paid an aggregate of $25,000 for the founders’ shares, or approximately $0.01 per share, and the Sponsor paid an aggregate of $9,750,000 for the private warrants, or $1.00 per warrant. As a result, the Sponsor and the directors and officers of Northern Star stand to make a substantial profit even if New Apex subsequently declines in value or the Business Combination is unprofitable for the public stockholders, and the directors and officers of Northern Star had more of an economic incentive for Northern Star to enter into, and have more of an economic incentive for Northern Star to complete, the Business Combination.

The Sponsor and certain officers and directors of Northern Star and/or their affiliates who were initial stockholders paid significantly less for their shares of Northern Star common stock and private warrants than other current stockholders and holders of warrants that purchased Northern Star common stock or warrants in the Northern Star’s initial public offering or in the open market thereafter. As a result of the low acquisition cost of the founders’ shares and the private warrants, the Sponsor and the officers and directors of Northern Star could make a substantial profit even if New Apex subsequently declines in value and even if the Business Combination is unprofitable for the public stockholders. Thus, Northern Star’s officers and directors also had more of an economic incentive for Northern Star to enter into, and have more of an economic incentive for Northern Star to complete, the Business Combination, than would be the case if such parties had paid the full offering price or market price for their shares of common stock or warrants.

The Sponsor, which is ultimately controlled by Jonathan J. Ledecky and Joanna Coles, is liable under certain circumstances to ensure that proceeds of the trust are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced the decision of Mr. Ledecky and Ms. Coles to approve the Business Combination with Apex Fintech.

If the Business Combination with Apex Fintech or another business combination is not consummated by Northern Star within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Northern Star for services rendered or contracted for or products sold to Northern Star. If Northern Star consummates a business combination, on the other hand, Northern Star will be liable for all such claims. See the section entitled “Other Information Related to Northern Star—Financial Condition and Liquidity” for further information.

These personal obligations of the Sponsor may have influenced Northern Star’s board of directors’ decision to approve the Business Combination with Apex Fintech and to continue to pursue such Business Combination. In considering the recommendations of Northern Star’s board of directors to vote for the business combination proposal and the other proposals, Northern Star’s stockholders should consider these interests.

The exercise of Northern Star’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of Northern Star’s stockholders.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require Northern Star to agree to amend the Merger Agreement, to consent to certain actions taken by Apex Fintech or to waive rights to which Northern Star is entitled under the Merger Agreement. Such events could arise because of changes in the course of Apex Fintech’s business, a request by Apex Fintech to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Apex Fintech’s business and would entitle Northern Star to terminate the Merger Agreement. In any of such circumstances, it would be at Northern Star’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Northern Star and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Northern Star does not believe there will be any material changes or waivers that Northern Star’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. Northern Star will circulate a supplemental or amended proxy statement/prospectus if changes to the terms of the Mergers that would have a material impact on its stockholders are required prior to the vote on the business combination proposal.

If Northern Star is unable to complete the Business Combination with Apex Fintech or another business combination by January 28, 2023 (or such later date as may be approved by Northern Star’s stockholders), Northern Star will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Northern Star and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.

Under the terms of Northern Star’s amended and restated certificate of incorporation, Northern Star must complete the Business Combination with Apex Fintech or another business combination by January 28, 2023 (or such later date as may be approved by Northern Star stockholders in an amendment to its amended and restated certificate of incorporation), or Northern Star must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Northern

Star. Although Northern Star has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court would uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of Northern Star’s public stockholders. If Northern Star is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Northern Star for services rendered or contracted for or products sold to Northern Star. However, the Sponsor may not be able to meet such obligation as its only assets are securities of Northern Star. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.00 due to such claims.

Additionally, if Northern Star is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Northern Star otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, Northern Star may not be able to return to its public stockholders at least $10.00 per share.

Northern Star’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the public stockholders.

Northern Star’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Accordingly, investors will be relying solely on the judgment of Northern Star’s board of directors in valuing Apex Fintech and assuming the risk that the Northern Star board may not have properly valued the business. However, Northern Star’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and have substantial experience with mergers and acquisitions. Furthermore, in analyzing the Business Combination, Northern Star’s board of directors conducted significant due diligence on Apex Fintech. As a result, Northern Star’s board of directors concluded that its members’ experience and backgrounds, together with the experience and sector expertise of Northern Star’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination, including that the Business Combination was fair from a financial perspective to its stockholders and that Apex Fintech’s fair market value was at least 80% of the assets held in the trust account (net of amounts previously disbursed to management for tax obligations and working capital purposes and excluding approximately $14 million of deferred underwriting discounts held in trust) at the time of the agreement to enter into the Business Combination. There can be no assurance, however, that Northern Star’s board of directors was correct in its assessment of the Business Combination. For a complete discussion of the factors utilized by Northern Star’s board of directors in approving the Business Combination, see the section entitled “The Business Combination Proposal.”

Northern Star’s stockholders may be held liable for claims by third parties against Northern Star to the extent of distributions received by them.

If Northern Star is unable to complete the Business Combination with Apex Fintech or another business combination within the required time period, Northern Star will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the trust account and not previously released to Northern Star (less up to $100,000 of interest to pay liquidation expenses and which interest shall be net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’

rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii), to Northern Star’s obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. Northern Star cannot assure you that it will properly assess all claims that may potentially be brought against Northern Star. As such, Northern Star’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Northern Star cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by Northern Star.

If Northern Star is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor, creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Northern Star’s stockholders. Furthermore, because Northern Star intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Northern Star’s board of directors may be viewed as having breached its fiduciary duties to its creditors and/or may have acted in bad faith, thereby exposing itself and Apex Fintech to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Northern Star cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing Northern Star stockholders to increase the likelihood of approval of the business combination proposal and the other proposals could have a depressive effect on Northern Star’s shares.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Northern Star or its securities, the Sponsor, Northern Star’s officers, directors and stockholders from prior to Northern Star’s initial public offering, Apex Fintech or its members and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire common stock of Northern Star or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on New Apex common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, Northern Star’s board of directors will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

Northern Star’s board of directors is seeking approval to adjourn the special meeting to a later date or dates if it is determined by the officer presiding over the special meeting that more time is necessary for Northern Star to consummate the Mergers and the other transactions contemplated by the Merger Agreement. The presiding officer may present the adjournment proposal if, at the special meeting, Northern Star is unable to consummate the Business Combination for any reason. If the adjournment proposal is not approved, Northern Star’s board will not have the ability to adjourn the special meeting to a later date and, therefore, the Business Combination would not be completed. However, in addition to an adjournment of the special meeting upon approval of an adjournment proposal, Northern Star’s board of directors is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order.

SPECIAL MEETING OF NORTHERN STAR STOCKHOLDERS

General

Northern Star is furnishing this proxy statement/prospectus to Northern Star’s stockholders as part of the solicitation of proxies by Northern Star’s board of directors for use at the special meeting of Northern Star’s stockholders. This proxy statement/prospectus provides Northern Star’s stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting of stockholders will be held on                     , 2021, at                      eastern time, solely over the Internet by means of a live audio webcast. You may attend and participate in the special meeting webcast by accessing the meeting web portal located at http://www.virtualshareholdermeeting.com/NSTB2021SM. Stockholders participating in the special meeting will be able to listen only and will not be able to speak during the special meeting webcast. To participate in the virtual meeting, a stockholder of record will need the 16-digit control number included on their proxy card or instructions that accompanied their proxy materials, if applicable, or will need to obtain a proxy form from their broker, bank or other nominee. Stockholders are encouraged to access the special meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

Purpose of the Northern Star Special meeting

At the special meeting, Northern Star is asking holders of Northern Star common stock to:

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consider and vote upon a proposal to approve and adopt the Merger Agreement and the Mergers, including (1) the merger of Merger Sub I with and into Apex Fintech, with Apex Fintech surviving as a wholly owned subsidiary of Northern Star, (2) immediately following the Initial Merger and as part of a single integrated transaction with the Initial Merger, the merger of Apex Fintech with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of Northern Star, and (3) the issuance of shares of New Apex common stock to members of Apex Fintech in the Initial Merger;

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consider and vote upon a proposal to approve the issuance of an aggregate of 45,000,000 shares of New Apex common stock in the PIPE Transaction, the closing of which is subject to certain conditions, including, among other things, the substantially concurrent closing of the Mergers (the PIPE proposal);

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consider and vote upon separate proposals to approve amendments to Northern Star’s current amended and restated certificate of incorporation to: (i) change the name of Northern Star to “Apex Fintech Solutions, Inc.”, as opposed to the current name of “Northern Star Investment Corp. II”; (ii) increase the number of shares of common stock Northern Star is authorized to issue to 1,300,000,000 shares, as opposed to the current number of 150,000,000 shares, and remove the provisions for Northern Star’s current Class B Common Stock (the shares of which will all convert into shares of Class A Common Stock in connection with the Business Combination) so that the Class B Common Stock will cease to exist and Northern Star will have a single class of common stock; (iii) remove the right of stockholders of Northern Star to act without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of common stock were present and voted; (iv) add supermajority voting provisions applicable after such time as the PEAK6 Parties and their affiliates no longer beneficially own more than 50% of the then outstanding shares of the capital stock of New Apex, requiring the affirmative vote of the holders of 75% of the voting power of all of the then outstanding shares of the capital stock of New Apex to amend certain provisions of the second amended and restated certificate of incorporation and to adopt, amend or repeal any provision of the bylaws; and (v) remove the various provisions applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) and make certain other immaterial changes that the Northern Star board deems appropriate (the charter proposals);

•	elect six directors who, upon the closing of the Business Combination, will be the directors of New Apex (the director election proposal);

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consider and vote upon a proposal to approve the 2021 Plan, which is an incentive compensation plan for employees and other service providers of New Apex and its subsidiaries, including, after the Mergers, Apex Fintech and its subsidiaries (the incentive plan proposal); and

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consider and vote upon a proposal to adjourn the special meeting to a later date or dates if it is determined by the officer presiding over the special meeting that more time is necessary for Northern Star to consummate the Mergers and the other transactions contemplated by the Merger Agreement (the adjournment proposal).

Recommendation of Northern Star Board of Directors

Northern Star’s board of directors has unanimously determined that the business combination proposal is fair to and in the best interests of Northern Star and its stockholders and approved the business combination proposal. Northern Star’s board of directors unanimously recommends that stockholders vote “FOR” the business combination proposal, “FOR” the PIPE proposal, “FOR” each of the charter proposals, “FOR” the election of the six director nominees identified in this proxy statement/prospectus, “FOR” the incentive plan proposal, and “FOR” the adjournment proposal, if presented at the meeting.

Record Date; Persons Entitled to Vote

Northern Star has fixed the close of business on June 4, 2021 as the “record date” for determining Northern Star stockholders entitled to notice of, and to attend and vote at, the special meeting. As of the close of business on June 4, 2021, there were 40,000,000 shares of Class A Common Stock outstanding and 10,000,000 shares of Class B Common Stock outstanding and entitled to vote. Northern Star’s Class A Common Stock and Class B Common Stock are entitled to vote together as a single class on all matters to be considered at the special meeting. Each share of Northern Star common stock is entitled to one vote at the special meeting.

Pursuant to agreements with Northern Star and Apex Fintech, the 10,000,000 founder shares held by the Sponsor and Northern Star’s officers and directors, and any common stock acquired by them in the aftermarket, will be voted in favor of the business combination proposal and the other proposals being presented at the meeting and in favor of the election of the six nominees identified in this proxy statement/prospectus to serve as directors of Northern Star.

Quorum

The presence, either by attendance through the meeting web portal or by proxy, of a majority of all the outstanding shares of common stock entitled to vote constitutes a quorum at the special meeting.

Vote Required

The business combination proposal. The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the special meeting to approve the Business Combination.

The PIPE proposal. The approval of the PIPE proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the special meeting.

The charter proposals. The approval of each of the charter proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock on the record date.

The director election proposal. The election of directors requires a plurality vote of the Northern Star common stock present and entitled to vote at the special meeting. A plurality means that the individuals who receive the largest number of votes cast “FOR” are elected as directors.

The incentive plan proposal. The approval of the incentive plan proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the special meeting.

The adjournment proposal. The approval of the adjournment proposal, if presented, will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the special meeting.

Abstentions and Broker Non-Votes

Abstentions are considered present for purposes of establishing a quorum but will have the same effect as a vote “against” the business combination proposal, the PIPE proposal, the charter proposals, the incentive plan proposal, and the adjournment proposal, if presented. Broker non-votes will have no effect on the business combination proposal, and will have the same effect as a vote “against” the PIPE proposal, the charter proposals, the incentive plan proposal, and the adjournment proposal, if presented.

For the election of directors, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

If a beneficial holder of Northern Star common stock does not give its broker voting instructions, under applicable self-regulatory organization rules, the broker may not vote its shares on “non-routine” proposals, which is referred to as a “broker non-vote.” Because all of the proposals included in this proxy statement/prospectus are deemed “non-routine” in accordance with applicable NYSE rules and interpretations, brokers are not permitted to vote on any of the proposals to be considered at the special meeting absent such voting instructions.

Voting Your Shares

Each share of Northern Star common stock that you own in your name entitles you to one vote. If you are a stockholder of record, your proxy card shows the number of shares of Northern Star common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you are a stockholder of record, there are two ways to vote your shares of Northern Star common stock at the special meeting:

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You Can Vote by Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Northern Star’s board of directors “FOR” the business combination proposal, each of the charter proposals, each of the six nominees for director identified in this proxy statement/prospectus, the incentive plan proposal and the adjournment proposal, if presented. Votes received after a matter has been voted upon at the special meeting will not be counted.

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You Can Attend the Virtual Special meeting and Vote Online. Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our stockholders, the special meeting will be a virtual meeting. You may vote by attending the special meeting as described above and submitting a ballot via the special meeting web portal.

If you hold your shares in “street name” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares by returning a completed, signed and dated voter instruction card, or attend the special meeting as described above and submit a ballot via the meeting web portal.

Revoking Your Proxy

If you are a stockholder of record and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Northern Star’s transfer agent in writing before the special meeting that you have revoked your proxy; or

•	you may attend the virtual special meeting and submit a ballot through the special meeting web portal during the special meeting webcast, as indicated above.

If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your Northern Star common stock, you may call D.F. King & Co., Inc., Northern Star’s proxy solicitor, at (800) 290-6428, or Joanna Coles, Northern Star’s chief executive officer, at (212) 818-8800.

Redemption rights

Any holder of public shares may seek to redeem their shares for cash in connection with the Business Combination. Holders of public shares are not required to affirmatively vote on the business combination proposal or be holders of public shares on the record date in order to exercise redemption rights with respect to such public shares. Any stockholder holding public shares may exercise redemption rights which will result in them converting their shares into a full pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the trust account and not previously released to Northern Star to pay its tax obligations, which, for illustrative purposes, was approximately $10.0005 per share as of June 4, 2021, the record date. If a holder seeks redemption of their shares as described in this section and the Business Combination is consummated, Northern Star will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder will not be redeemed.

The Sponsor and Northern Star’s officers and directors will not have redemption rights with respect to any shares of Northern Star common stock owned by them, directly or indirectly.

Northern Star stockholders who seek to have their public shares redeemed must deliver their shares, either physically or electronically using The Depository Trust Company’s DWAC System, to Northern Star’s transfer agent no later than two business days prior to the special meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to stockholders for the return of their shares.

Any request to have such shares redeemed, once made, may be withdrawn at any time prior to the vote on the business combination proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then Northern Star’s public stockholders who elected to exercise their redemption rights will not be entitled to have their shares redeemed. In such case, Northern Star will promptly return any shares delivered by public stockholders.

The closing price of the Northern Star Class A Common Stock on June 4, 2021, the record date, was $            . The cash held in the trust account on such date was approximately $400,018,132 ($10.0005 per public share). Prior to exercising redemption rights, stockholders should verify the market price of Northern Star Class A Common Stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Northern Star cannot assure its stockholders that they will be able to sell their common stock in the after-market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of public shares exercises its redemption rights, then it will be exchanging its shares of Northern Star common stock for cash and will no longer own those shares.

Appraisal Rights

None of Northern Star’s stockholders, unitholders or warrant holders have appraisal rights in connection with the Business Combination under Delaware law.

Proxy Solicitation Costs

Northern Star is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Northern Star and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Northern Star will bear the cost of the solicitation.

Northern Star has hired D.F. King & Co., Inc. to assist in the proxy solicitation process. Northern Star will pay that firm a fee of $25,000 plus disbursements. Such payment will be made from non-trust account funds.

Northern Star will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Northern Star will reimburse them for their reasonable expenses.

Northern Star Sponsor and Officers and Directors

As of June 4, 2021, the record date for the Northern Star special meeting, the Sponsor and Northern Star’s officers and directors beneficially owned and were entitled to vote an aggregate of 10,000,000 shares of Class B Common Stock, which we refer to in this proxy statement/prospectus as founder shares. These individuals and entities also purchased an aggregate of 9,750,000 private warrants simultaneously with the consummation of Northern Star’s initial public offering. These founder shares currently constitute 20% of Northern Star’s outstanding common stock. If the Mergers are consummated, each outstanding share of Class B Common Stock will convert into one share of Northern Star’s Class A Common Stock in connection with the closing of the Initial Merger, the Class B Common Stock will cease to exist and thereafter Northern Star will have a single class of common stock.

Pursuant to the Sponsor Support Agreement, each of the Sponsor and Northern Star’s officers and directors have agreed to vote their founder shares, as well as any common stock acquired in the aftermarket, in favor of the business combination proposal and the other proposals being presented at the special meeting and in favor of the election of the six nominees identified in this proxy statement/prospectus to serve as directors of New Apex. There are no redemption rights with respect to the founder shares in the event a business combination is not effected in the required time period and Northern Star is forced to redeem all of the public shares. Accordingly, the founder shares will be worthless if no business combination is consummated by Northern Star.

In connection with the Mergers, Northern Star has agreed to cause its initial stockholders, including the holders of the founder shares and private warrants, to amend the existing lock-up restrictions applicable to them and enter into agreements substantially identical to the Lock-Up Agreement executed or to be executed by certain of Apex Fintech’s members, so that the lock-up restrictions with respect to the initial stockholders of Northern Star common stock will be identical to the lock-up restrictions applicable to such members of Apex Fintech. Pursuant to such lock-up restrictions, the founder shares will be subject to a 12-month lock-up period, during which, subject to certain exceptions, the holders of such shares will not, directly or indirectly, sell, transfer or otherwise dispose of such shares, which period may be earlier terminated if the reported closing sale price of the New Apex common stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading-day period commencing at least 150 days following the consummation of the Mergers. Furthermore, pursuant to a letter agreement executed in connection with Northern Star’s initial public offering, the private warrants will not be transferable, assignable or salable by the Sponsor until 30 days after the completion of Northern Star’s initial business combination.

At any time prior to the special meeting, during a period when they are not in possession of any material nonpublic information regarding Northern Star or its securities, the Sponsor, Northern Star’s officers and directors, Apex Fintech or Apex Fintech’s members and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or who elect to convert, or indicate an intention to convert, their public shares into a pro rata portion of the trust account, or they may execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Northern Star common stock, to vote their shares in favor of the business combination proposal or to refrain from exercising their redemption rights. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the shares entitled to vote at the special meeting to approve the business combination proposal vote in its favor and that the conditions to the closing of the Mergers (such as the condition that the New Apex common stock be listed on the NYSE) otherwise will be met, where it appears that such requirement would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Northern Star initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on New Apex common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the then-current market price and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and the other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that the conditions to the closing of the Mergers (such as the condition that the New Apex common stock be listed on the NYSE) would be met.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Northern Star will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

Structure of the Mergers

The Merger Agreement provides, among other things, for (1) the merger of Merger Sub I with and into Apex Fintech, with Apex Fintech surviving as a wholly owned subsidiary of Northern Star, (2) immediately following the Initial Merger and as part of a single integrated transaction with the Initial Merger, the merger of Apex Fintech with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of Northern Star, and (3) the issuance of shares of New Apex common stock to members of Apex Fintech in the Initial Merger.

Consideration to Apex Fintech Securityholders

Pursuant to the Merger Agreement, at the time of the Initial Merger, each issued and outstanding membership interest of Apex Fintech will be automatically converted into the right to receive a number of shares of Northern Star equal to the Exchange Ratio. At the time of the Initial Merger, all of the outstanding membership interests of Merger Sub I issued and outstanding immediately prior to the Initial Merger will be converted into and exchanged for all of the membership interests of the Initial Surviving Company.

The Exchange Ratio is the quotient obtained by dividing 470,000,000 by the number of membership interests of Apex Fintech outstanding immediately prior to the effective time of the Mergers (other than any such membership interests issued or issuable upon conversion of the 2023 Notes). The 470,000,000 shares of New Apex common stock in the numerator of the Exchange Ratio represents the $4.7 billion equity value of Apex Fintech that was determined by negotiation between the parties divided by $10.00 per share. See “Background of the Business Combination” below. We presently estimate that the Exchange Ratio will be                .

In accordance with their terms, the 2023 Notes will become convertible as of the consummation of the Business Combination, at the election of the holders, into shares of New Apex common stock at an initial conversion price of $10.00 per share of New Apex common stock. As of April 30, 2021, Apex Fintech had $100,000,000 in aggregate principal amount of the 2023 Notes outstanding, with $986,111.11 of interest accrued thereon. Pursuant to the related purchase agreement, the holders of the 2023 Notes have the option to purchase up to $20,000,000 in additional principal amount of 2023 Notes.

PIPE Transaction

In connection with the execution of the Merger Agreement, Northern Star entered into subscription agreements with the PIPE Investors, pursuant to which such PIPE Investors have agreed to purchase an aggregate of 45,000,000 shares of New Apex common stock in the PIPE Transaction at a price of $10.00 per share for an aggregate commitment of $450,000,000. The closing of the PIPE Transaction is expected to take place substantially concurrently with the closing of the Mergers. The closing of the subscription agreements is subject to certain conditions, including, among other things, the substantially concurrent closing of the Mergers.

Pro Forma Ownership of New Apex Upon Closing

At the closing of the Mergers, assuming the 2023 Notes are not converted prior to the closing and the holders of the 2023 Notes do not exercise their option to acquire additional 2023 Notes, 470,000,000 shares of Northern Star common stock will be issued to Apex Fintech’s former members and an estimated 10,098,611 shares of Northern Star common stock will be reserved for issuance upon conversion of the 2023 Notes (based on the outstanding principal balance and accrued interest as of April 30, 2021).

Based on the assumptions in the immediately preceding paragraph, and further assuming that no holder of Northern Star’s public shares exercises redemption rights as described in this proxy statement/prospectus, immediately after the closing of the Business Combination, Apex Fintech’s former members will hold approximately 83% of the issued and outstanding New Apex common stock, the PIPE Investors will hold approximately 8% of the issued and outstanding New Apex common stock, and the current stockholders of Northern Star will hold approximately 9% of the issued and outstanding New Apex common stock.

Headquarters; Trading Symbols

After completion of the transactions contemplated by the Merger Agreement:

•	the corporate headquarters and principal executive offices of New Apex will be located at 350 N. St. Paul Street, Dallas, Texas 75201; and

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the New Apex common stock and warrants are expected to be traded on the NYSE under the symbols “APX” and “APX WS”, respectively. The 2023 Notes will not be listed or traded on a national securities exchange and are not expected to be quoted or traded on the over-the-counter markets.

Sale Restrictions

Certain of Apex Fintech’s members have entered or will enter into the Lock-Up Agreement, which provides that shares of New Apex common stock to be issued to them in the Initial Merger will be subject to a 12-month lock-up period, during which, subject to certain exceptions, they will not, directly or indirectly, sell, transfer or otherwise dispose of their shares to be issued in the Initial Merger, which period may be earlier terminated if the reported closing sale price of the New Apex common stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading-day period commencing at least 150 days following the consummation of the Mergers.

In connection with the Merger, Northern Star has agreed to cause its initial stockholders, including the holders of the founder shares and private warrants, to amend the existing lock-up restrictions applicable to them and enter into agreements substantially identical to the Lock-Up Agreement, so that the lock-up restrictions with respect to the initial stockholders’ Northern Star common stock will be identical to the lock-up restrictions applicable to Apex’s members who have entered, or will enter, into the Lock-Up Agreement. Furthermore, pursuant to a letter agreement executed in connection with Northern Star’s initial public offering, the private warrants will not be transferable, assignable or salable by the Sponsor until 30 days after the completion of Northern Star’s initial business combination.

Related Agreements

Subscription Agreements for PIPE Transaction

On February 21, 2021, Northern Star entered into subscription agreements with the PIPE Investors pursuant to which such PIPE Investors have agreed to purchase, and Northern Star has agreed to sell to the PIPE Investors, an aggregate of 45,000,000 shares of New Apex common stock in a private placement at a price of $10.00 per share for an aggregate commitment of $450,000,000. The closing of the subscription agreements is subject to certain customary conditions, including, among other things, the substantially concurrent closing of the Mergers. The purpose of the PIPE Transaction is to ensure that the combined company has a minimum amount of capital to operate its business following the transaction and for supporting New Apex’s growth, working capital, capital expenditures and general corporate purposes.

The issuance of the shares of New Apex common stock in connection with the subscription agreements has not been registered under the Securities Act, and such shares will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The subscription agreements provide for certain registration rights. In particular, New Apex will, within 15 business days following the closing date of the Mergers, file with the SEC (at New Apex’s sole cost and expense) a registration statement registering the resale of the shares issued to the PIPE Investors, and will use its commercially reasonable efforts to have such registration statement declared effective as soon as reasonably practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day following the actual filing date (or the 90th calendar day if the SEC notifies New Apex that it will “review” such registration statement) and (ii) the 5th business day after the date New Apex is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review, subject to certain exceptions, such as a PIPE Investor’s failure to provide information reasonably requested by New Apex to effect the registration of the applicable shares.

Each subscription agreement will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) November 30, 2021, and (c) the mutual written agreement of the parties to such subscription agreement.

Registration Rights Agreement

Certain members of Apex Fintech, the holders of the 2023 Notes and certain stockholders of Northern Star will enter into the Registration Rights Agreement, pursuant to which they will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of certain shares of New Apex common stock held by them, subject to certain conditions set forth therein. Northern Star has agreed to use commercially reasonable efforts to terminate its existing registration rights agreement and shall offer to the Northern Star stockholders who are parties to the existing registration rights agreement the opportunity to enter into the Registration Rights Agreement.

Support Agreements

In connection with the execution of the Merger Agreement, certain members of Apex Fintech holding more than 50% of the issued and outstanding membership interests of Apex Fintech entered into agreements pursuant to which they agreed to vote all membership interests of Apex Fintech beneficially owned by them in favor of the Mergers at a meeting called to approve the Mergers by the members of Apex Fintech (or to act by written consent approving the Mergers). In connection with the execution of the Merger Agreement, the Sponsor and each officer and director of Northern Star who, in the aggregate (together with the Sponsor) hold approximately 20% of the issued and outstanding Northern Star common stock, entered into agreements pursuant to which the Sponsor and such other parties have agreed, among other things, to vote all Northern Star common stock beneficially owned by them to adopt and approve the Merger Agreement, the Mergers, and the other documents and transactions contemplated by the Merger Agreement.

Background of the Business Combination

Northern Star is a Delaware blank check company incorporated on November 12, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

The Business Combination with AFS is the result of a thorough search for a potential transaction utilizing the network and investing and transaction experience of Northern Star’s management team. The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of Northern Star and AFS. The following is a brief discussion of the background of these negotiations, the Merger Agreement and the Business Combination.

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement, but it does not purport to catalogue every conversation among representatives of Northern Star, AFS and their respective advisors.

On January 28, 2021, Northern Star closed its initial public offering of 40,000,000 units, including a partial exercise by the underwriter of its over-allotment option in the amount of 5,000,000 units, with each unit consisting of one share of Class A Common Stock and one-fifth of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of Class A Common Stock at a price of $11.50 commencing on the later of January 28, 2022 and 30 days after the consummation of an initial business combination. The units from Northern Star’s initial public offering were sold at an offering price of $10.00 per unit, generating total gross proceeds of $400,000,000. Simultaneously with the consummation of its initial public offering, Northern Star consummated the private sale of 9,750,000 private warrants at $1.00 per warrant generating gross proceeds of $9.75 million. A total of $400,000,000 was deposited into the trust account and the remaining proceeds, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. Northern Star’s initial public offering was conducted pursuant to registration statements on Form S-1 (Registration Nos. 333-251921 and 333-252421) that became effective on January 25, 2021. As of June 4, 2021, the record date, there was approximately $400,018,132 held in the trust account. Prior to January 25, 2021, the effective date of the registration statements for the initial public offering, neither Northern Star, nor anyone on its behalf, contacted any prospective target businesses or had any substantive discussions, formal or otherwise, with respect to a transaction with Northern Star.

Following the effective date of the registration statements for Northern Star’s initial public offering through the signing of the Merger Agreement with AFS on February 21, 2021, representatives of Northern Star, including Joanna Coles, the Chairperson and Chief Executive Officer of Northern Star, and Jonathan J. Ledecky, the President and Chief Operating Officer of Northern Star, commenced an active search for prospective acquisition targets. During this period, these representatives of Northern Star reviewed self-generated ideas and initiated contact with and were contacted by various individuals and entities with respect to business combination opportunities. Northern Star’s officers and directors ultimately identified and evaluated over 50 potential target businesses from a wide range of industry segments during this period. In connection with such evaluation, representatives of Northern Star met with and engaged in substantive discussions regarding potential transactions with members of management, sponsors and/or the boards of directors of certain potential acquisition targets. The targets included companies in the consumer fintech, apparel, beauty, health, personal care, food, pharmacy, home care, insurance, furniture, media, information and distribution fields. With certain targets, the discussions reached the stage of considering potential valuations. However, because the management of Northern Star discovered AFS early in its process and continued throughout the process to believe that AFS was the most appealing target business it had identified, the management of Northern Star did not single out any alternative target for more advanced discussions in its pursuit of a business combination.

The decision not to pursue any particular target business that Northern Star evaluated generally was the result of one or more of: (i) Northern Star’s determination that such business did not represent an attractive target due to a combination of business and growth prospects, strategic direction, management teams, structure and/or valuation; (ii) a difference in initial valuation expectations between Northern Star, on the one hand, and the target and/or its owners, on the other hand; (iii) a potential target’s unwillingness to engage in substantive discussions with Northern Star given the timing and uncertainty of closing due to the requirement for Northern Star to obtain stockholder approval as a condition to consummating any business combination; (iv) a potential target’s desire to remain a privately held company; or (v) a potential target’s unwillingness to engage in substantive discussions with Northern Star in light of conflicting business objectives on the target’s side.

During the month of January 2021, independent of Northern Star’s search for a target and prior to PEAK6 and AFS engaging with Northern Star, members of management of AFS and PEAK6 met via teleconference on several occasions to discuss a potential business transaction with representatives of Citigroup Global Markets Inc. (“Citigroup”). Although AFS, PEAK6 and Citigroup entered into a non-disclosure agreement, neither AFS nor PEAK6 engaged Citigroup, which was subsequently engaged by Northern Star.

Mr. Ledecky and Matthew Hulsizer, a co-founder of PEAK6, initially became acquainted through their business dealings in the National Hockey League. Mr. Ledecky is a co-owner of the New York Islanders and Mr. Hulsizer is a former co-owner of the Minnesota Wild.

On January 28, 2021, Ms. Coles and Mr. Ledecky held an introductory call with Jennifer Just and Mr. Hulsizer, the co-founders of PEAK6, William Capuzzi, AFS’s Chief Executive Officer, and Jay Coppoletta, PEAK6’s Chief Corporate Development and Legal Officer, during which the parties discussed a potential transaction. Later that day, Ms. Coles and Mr. Ledecky met with representatives of Citigroup Global Markets Inc. (“Citigroup”), during which they discussed a potential business combination and PIPE offering and a proposed timeline for progressing the transactions. Also on January 28, 2021, AFS and Northern Star entered into a confidentiality agreement in order to formalize the terms under which AFS would share due diligence materials with Northern Star to assist Northern Star in evaluating a potential transaction with AFS.

On January 29, 2021, AFS provided representatives of Northern Star with detailed financial information, which Northern Star immediately commenced reviewing. Northern Star also reviewed with Citigroup the need for a concurrent PIPE offering and, upon determining it to be advisable, exchanged drafts of an engagement letter with Citigroup. Also, on this date, Mr. Ledecky and Mr. Coppoletta spoke about process and recent market events.

From that time and continuing through the signing of the Merger Agreement on February 21, 2021, representatives of Northern Star conducted due diligence of AFS through document review and numerous telephone conference calls with representatives of AFS. Northern Star’s diligence covered various areas, including, among others, financial results, non-financial operating metrics and performance, operations and logistics, legal compliance, litigation, auditing and financial controls, intellectual property, tax, industry matters and general corporate matters. Based on the results of such diligence, and after internal discussions as well as feedback from its advisors, Northern Star continued in its pursuit of the transaction.

On January 30, 2021, Ms. Coles and Mr. Ledecky met via teleconference with representatives of Citigroup, who provided information and advice to assist in Northern Star’s analysis of AFS and the proposed transactions. During this meeting, Citigroup discussed a valuation range for AFS of $4.5 to $6.5 billion. Also, on this date, representatives of Northern Star, Citigroup and AFS met via teleconference to discuss due diligence and PIPE deck matters.

On January 30, 2021, Mr. Ledecky and Mr. Coppoletta discussed potential equity valuations of AFS of between $4.5 and $5.0 billion, with the goal of achieving a positive market reaction to the deal. Ultimately, Mr. Ledecky and Mr. Hulsizer agreed on an equity value of $4.7 billion. The agreed upon equity value for AFS represented approximately 35.0x its 2022 EBITDA.

With respect to comparable companies, and with the guidance of Citigroup, the parties identified Adyen, Shopify, Coupa, Billtrust, Bill.com, Q2, and nCino as other high growth financial technology companies. The median trading level for those companies was over 190x analyst-estimated 2022 EBITDA.

Given the rapid growth forecasted for AFS and the comparable companies, and with Citigroup’s further guidance, the parties also considered how the trading multiples of AFS and the peer set compared when normalized for the companies’ relative growth rates. On this basis, the agreed upon equity value for AFS represented approximately 1.7x its 2022 EBITDA when adjusted for AFS’ forecasted 2020 to 2022 revenue growth rate. The median trading level for the comparable company set was 6.3x analyst-estimated 2022 EBITDA when also adjusted for analyst estimated revenue growth between 2020 and 2022.

When considering valuation, the parties also took into account the profitability of AFS and its margin profile relative to peers. AFS expects to operate at an over 35% EBITDA margin in 2022E, which compares favorably to the estimated profitability of the comparable company set. The median 2022E EBITDA margin among the comparable companies, as estimated by analysts, was 13%.

Later in the day on January 30, 2021, Ms. Coles and Mr. Ledecky, along with advisors to Northern Star and representatives of Citigroup, held a video conference with Mr. Capuzzi, Tricia Rothschild, AFS’s President, and Mr. Coppoletta, during which the representatives of AFS provided additional details about the AFS business and the participants discussed additional terms of a transaction, including a 10% equity incentive plan and the allocation of one board seat of the combined company to Ms. Coles, as Northern Star’s designee (each of which terms was ultimately included in the Merger Agreement), as well as plans for preparation of the marketing materials for the PIPE and a projected timetable for the transaction.

On February 1, 2021, representatives of Graubard Miller (“Graubard”), counsel to Northern Star, sent an initial draft of the Merger Agreement to Mr. Coppoletta, which provided for an exchange ratio based on merger consideration of 470,000,000 shares of Class A Common Stock, for an equity value of $4.7 billion, based on a value of $10.00 per share, as previously agreed between the parties.

Also on February 1, 2021, Ms. Coles and Mr. Ledecky, along with representatives of Citigroup and Graubard, and Mr. Capuzzi and Mr. Coppoletta, along with representatives of Sidley Austin LLP (“Sidley”), counsel to AFS, held an organizational call relating to the preparation of the marketing materials for the PIPE offering and management of the various workflows for the transactions.

From February 1 to February 8, 2021, representatives of Sidley and Graubard, along with Citigroup, prepared a draft form of the PIPE subscription agreement and established “wall-crossing” procedures for investors (i.e., the procedures by which Citigroup would share confidential information with potential investors and such potential investors would agree not to disclose any such information to the public for a period of time), and Citigroup began reaching out to a selected group of potential investors about their interest in receiving confidential information subject to such procedures.

On February 2, 2021, representatives of Graubard and representatives of Sidley held an introductory telephone call to discuss legal workflows and timing.

On February 3, 2021, Northern Star entered into an engagement letter with Citigroup, providing for Citigroup to act as placement agent for the PIPE Transaction. Northern Star selected Citigroup in light of Citigroup’s extensive experience in advising special purpose acquisition companies on private placements and because of Citigroup’s extensive knowledge of Northern Star as a result of their participation as an underwriter in Northern Star’s initial public offering.

On February 4, 2021, representatives of Sidley sent a revised draft of the Merger Agreement to Graubard. Among other changes, the revised draft modified the support agreement covenant to make it reciprocal, so that the insiders of the Northern Star, like the members of AFS, would be required to agree to support the transactions; and modified the interim operating covenants, which restrict the parties from engaging in certain activities between signing and closing, to permit actions taken in good faith response to COVID-19 measures.

On February 6, 2021, representatives of Northern Star, including Ms. Coles and Mr. Ledecky, AFS, including William Brennan, AFS’ Chief Administrative Officer and Christopher Springer, AFS’ Chief Financial Officer, Citigroup and RSM US LLP (“RSM”), AFS’s outside independent audit firm, participated in several calls as part of Northern Star’s due diligence review of AFS’s business and financial information. The parties covered litigation and legal matters, internal controls, customer cash management, internal audit function and personnel, financial statements and other financial information, FINRA regulation and compliance, and Apex Pro.

On February 7, 2021, representatives of Northern Star, AFS and Citigroup met via teleconference to review due diligence matters that remained unaddressed from the prior day and to finalize the marketing materials for the PIPE offering, drafts of which had been circulated by the participants during the preceding week.

From February 8 to February 17, 2021, representatives of Northern Star, AFS and Citigroup also began to hold telephone conference calls to discuss the proposed PIPE Transaction with a selected group of investors who had been wall-crossed as described above and agreed to be subject to confidentiality and other restrictions in order to gain access to information related to the proposed PIPE Transaction. There were no changes to the price or other material terms of the PIPE subscription agreement during this process. The PIPE subscription agreement was made available to interested investors. In light of strong demand by investors interested in participating in the

PIPE Transaction, representatives of Northern Star, AFS and Citigroup agreed to increase the size of the PIPE Transaction to an aggregate amount of $450,000,000 from the originally anticipated size of $300,000,000.

On February 9, 2021, representatives of Graubard sent a further revised draft of the Merger Agreement to Sidley. The revised draft provided that the equity underlying 2023 Notes would be included in the denominator in determining the exchange ratio, so that a portion of the 470,000,000 shares of merger consideration would be reserved for issuance upon conversion of the 2023 Notes. The modifications also required AFS to pay the SEC filing fees for registration of the merger consideration; required disclosure by AFS of any Payroll Protection Program loans; added representations of AFS relating to FINRA compliance and anti-corruption laws; modified the interim operating covenants to prohibit any acquisition by merger or consolidation (regardless of whether it triggered the requirement to include financial statements of the acquiree in the proxy statement for approval of the merger); required AFS to deliver audited financial statements for the year ended December 31, 2020; and provided for Northern Star to purchase at or before the closing a “tail” directors’ and officers’ insurance policy for the benefit of the current Northern Star directors and officers. In addition, Graubard delivered initial drafts of the ancillary agreements, including the support agreements and the lock-up agreements.

On February 11, 2021, representatives of Graubard and Sidley and Mr. Coppoletta held a meeting by teleconference to address certain matters relating to the Merger Agreement and the ancillary agreements, including the timetable for signing and announcement. The participants also discussed the addition of a dual merger structure, the responsibility for the SEC filing fees, the member approval requirements under the AFS governing documents, the prohibition in the interim operating covenants on acquisitions by merger or consolidation, and the requirement in the lock-up agreement to unwind certain permitted transfers in the event the transferee later ceased to be a permitted transferee.

On February 12, 2021, representatives of Sidley sent a further revised draft of the Merger Agreement to Graubard, which excluded the equity underlying the 2023 Notes from the denominator in determining the exchange ratio, so that all 470,000,000 shares of the merger consideration would be paid to the existing members of AFS. The changes to the Merger Agreement also added a dual merger structure; removed the requirement that AFS pay the SEC filing fees; modified the interim operating covenants to allow an acquisition by merger of consolidation, as long as it would not trigger the requirement to include financial statements of the acquiree in the proxy statement for approval of the merger; established a cap on the premiums payable by Northern Star for the “tail” insurance policy; and added a general release by AFS and Northern Star of claims against their respective members and stockholders. Sidley also sent a revised draft of the support agreements for the Northern Star insiders and the members of AFS, which did not include any material changes, and a revised draft of the lock-up agreement, which was modified so that permitted transfers were required to be unwound only in the case of a transfer to an affiliated fund or investment vehicle, where the fund or investment vehicle subsequently ceased to be an affiliate.

On February 15, 2021, after consultation between Northern Star’s management and its advisors on the proposed changes, representatives of Graubard sent a further revised draft of the Merger Agreement to Sidley. Northern Star agreed that the 470,000,000 shares of the merger consideration would be paid to the existing members of AFS. Northern Star also agreed to the modification to the interim operating covenants to allow an acquisition by merger of consolidation, as long as it would not trigger the requirement to include financial statements of the acquiree in the proxy statement for approval of the merger, with the added proviso that AFS would survive any such merger or consolidation. Northern Star modified its demand relating to the SEC filing fees, proposing that the fees be split evenly between the parties, but continued to demand that Northern Star pay for a “tail” insurance policy at closing, without any cap on the premiums. The revised agreement also added an exception to the general release by AFS and Northern Star of claims against their respective members and stockholders, in order to exclude from the release claims arising out of fraud, bad faith, intentional misconduct or gross negligence. Also on February 15, 2021, representatives of Sidley delivered an initial draft of the disclosure schedules to the Merger Agreement.

From February 16 to February 19, 2021, representatives of Graubard and Sidley exchanged versions of the Merger Agreement and met several times by teleconference in order to finalize the remaining open items in consultation with AFS and Northern Star. Through the course of these negotiations, AFS agreed to evenly split the SEC filing fees, and, in exchange, Northern Star agreed to also share the costs of the investor relations firms. Northern Star agreed to remove the provision requiring Northern Star to purchase “tail” insurance at closing, which was replaced by an agreement from AFS to indemnify Northern Star’s pre-closing directors and officers to the fullest extent permitted by law. Northern Star and AFS further agreed to the inclusion of two additional covenants, one requiring AFS to exercise its option to acquire Apex Crypto prior to the closing and use reasonable best efforts to complete the sale, and the other granting board observer rights to an individual designated by Northern Star for up to two years. In addition, during this time, the parties finalized the disclosure schedules to the Merger Agreement.

On February 19, 2021, Northern Star’s board of directors met via video conference. The entire Northern Star board of directors was present at the meeting. Also participating by invitation were James Brady, the chief financial officer of Northern Star, representatives of Graubard and certain advisors to Northern Star. At the meeting, Ms. Coles and Mr. Ledecky gave an extensive presentation about AFS and the proposed transaction, including the strengths of AFS’s business and the potential risks to its business, the implied valuation of AFS, the pro forma ownership of the post-closing combined company, the fairness to Northern Star and its stockholders of the consideration to be paid by Northern Star in the transaction and the value of AFS as a whole being at least equal to 80% of the amount held in Northern Star’s trust account (net of amounts previously disbursed to management for tax obligations and working capital purposes and excluding the amount of deferred underwriting discounts held in trust). The potential risks identified by Ms. Coles and Mr. Ledecky included, among others, litigation and regulatory action related to the recent volatility in stocks cleared through AFS and other online brokerage platforms and the emergence of competitors with comparable or superior technological capabilities. Following such presentation, Northern Star’s board of directors engaged in considerable review and discussion of the transaction. Representatives of Graubard then provided an overview to Northern Star’s board of the directors with respect to their fiduciary duties under Delaware law and the terms of the Merger Agreement and the ancillary documents and responded to questions from the directors on the terms of the Merger Agreement and the ancillary documents.

At the board meeting held on February 19, 2021, in consideration of all the factors discussed at various meetings and discussions, Northern Star’s board of directors unanimously declared that the Merger Agreement, the Business Combination, the PIPE Transaction and the other transactions contemplated by the Merger Agreement were advisable and in the best interests of Northern Star and its stockholders, and approved the form, terms and provisions of, and the transactions contemplated by, including the matters to be submitted to votes of Northern Star’s stockholders, and authorized Northern Star to enter into the Merger Agreement and the related transaction documentation.

The Merger Agreement, the subscription agreements and other related transaction agreements were signed on February 21, 2021. Prior to the opening of the stock markets on February 22, 2021, Northern Star and AFS jointly issued a press release announcing the signing of the Merger Agreement and the subscription agreements, and Northern Star filed a Current Report on Form 8-K announcing the execution of the Merger Agreement and the subscription agreements and disclosing the material terms of the Merger Agreement and the subscription agreements in detail. The investor presentation, investor call script and press release announcing the signing of the Merger Agreement and the subscription agreements were furnished as exhibits to such Current Report on Form 8-K.

On April 1, 2021, Sidley delivered an initial draft amendment to the Merger Agreement (the “Merger Agreement Amendment”), which proposed to change the definition of “Exchange Ratio” from a constant value determined by dividing the 470,000,000 shares of New Apex common stock to be received by the AFS members by the number of membership interests of AFS outstanding as of February 21, 2021 to a variable value determined by dividing the 470,000,000 shares by the number of membership interests of AFS outstanding as of immediately prior to the closing of the Mergers and held by those securityholders that owned membership interests of AFS on February 21, 2021.

On April 3, 2021, Graubard delivered an updated draft of the Merger Agreement Amendment, which proposed to change the definition of “Exchange Ratio” to equal the 470,000,000 shares divided by the number of membership interests of AFS outstanding as of immediately prior to the closing of the Mergers, regardless of the identity of the owners thereof. After discussion between Graubard and Sidley, on April 3, 2021, Apex Fintech and Northern Star agreed that the “Exchange Ratio” would equal the 470,000,000 shares divided by the number of membership interests of AFS outstanding as of immediately prior to the closing of the Mergers, regardless of the identity of the owners thereof, but expressly excluding any membership interests that become issued prior to the closing of the Mergers in connection with the conversion of the 2023 Notes. Sidley delivered an updated draft of the Merger Agreement Amendment reflecting that agreement on April 3, 2021.

Effective on April 7, 2021, the Merger Agreement Amendment was signed and on April 8, 2021, Northern Star filed a Current Report on Form 8-K announcing the execution of the Merger Agreement Amendment and disclosing the material terms of the Merger Agreement Amendment in detail.

The parties have continued and expect to continue regular discussions in connection with, and to facilitate, the closing.

Northern Star’s Board of Directors’ Reasons for Approval of the Business Combination

In evaluating the Business Combination, Northern Star’s board of directors consulted with Northern Star’s management and advisors. Northern Star’s board of directors reviewed various industry and financial data in order to determine that the consideration to be paid was reasonable and that the Business Combination was in the best interests of Northern Star’s stockholders. The financial data reviewed included the historical and projected consolidated financial statements of Apex Fintech, comparable publicly traded company analyses prepared by management and an analysis of pro forma capital structure and trading multiples prepared by management and Northern Star’s advisors.

Northern Star’s management conducted a due diligence review of Apex Fintech that included an industry analysis, an analysis of the existing business model of Apex Fintech and historical and projected financial results. Northern Star’s management, including its directors and advisors, has many years of experience in both operational management and investment and financial management and analysis and, in the opinion of Northern Star’s board of directors, was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with the search for a business combination partner. A detailed description of the experience of Northern Star’s executive officers and directors is included in the section of this proxy statement/prospectus entitled “Other Information Related to Northern Star—Directors and Executive Officers.”

In reaching its unanimous resolution (i) that the terms and conditions of the Merger Agreement, including the proposed Business Combination, are advisable, fair to and in the best interests of Northern Star and its stockholders and (ii) to recommend that stockholders adopt and approve the Merger Agreement and approve the Mergers contemplated therein, Northern Star’s board of directors considered a range of factors, including but not limited to, the factors discussed below. In light of the number and wide variety of factors, Northern Star’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Northern Star’s board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Northern Star’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Forward-Looking Statements.”

In considering the Business Combination, Northern Star’s board of directors gave considerable weight to the following factors:

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Technology. Apex Fintech’s differentiated technology solutions, which allow it to provide fast and secure digital custody and clearing services to a wide range of banks, broker-dealers, and trading platforms.

•	Growth and Performance. Apex Fintech’s growth and profitability, combining the potential of a high growth fintech with the margins of a mature legacy provider.

•	Customer Base and Customer Accounts. Apex Fintech’s large, high-quality client base and its significant momentum in the creation of new customer accounts.

•	Market Size. The size of the addressable market and ability of Apex Fintech to continue to scale.

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Barriers to Entry. Apex Fintech’s secure position in its market given the high barriers to entry for new clearing platforms and the high cost of customers changing their clearing arrangements from Apex Fintech to a competitor.

•	Management. Apex Fintech’s veteran management team.

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Attractive Valuation. Northern Star’s board of directors’ belief that the valuation of Apex Fintech implied by the Business Combination is favorable relative to the current valuations of comparable publicly traded companies.

Northern Star’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

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Legal and Regulatory Environment. Apex Fintech operates in a highly regulated industry, creating a risk of litigation, adverse regulatory action and high compliance costs, including in connection with the recent volatility in stocks cleared through Apex Fintech and other online brokerage platforms.

•	Systems Update. The need to update Apex Fintech’s financial systems and operations necessary for a public company.

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Competition. Competition in Apex Fintech’s industry is intense, including the possible emergence of competitors with comparable or superior technological capabilities, which may cause reductions in the price Apex Fintech can charge for its products and services, thereby potentially lowering Apex Fintech’s profits.

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Loss of Key Personnel. Attracting and retaining key personnel in Apex Fintech’s industry is vital and competition for such personnel is intense. The loss of any key personnel could be detrimental to Apex Fintech’s operations.

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues.

•	Benefits Not Achieved. The risk that the potential benefits of the Mergers may not be fully achieved or may not be achieved within the expected timeframe.

•	Northern Star Stockholders Receiving Minority Position. The fact that existing Northern Star stockholders will hold a minority position in the combined company,

•	Other Risks. Various other risks associated with Apex Fintech’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Northern Star’s board of directors concluded that the potential benefits that it expected Northern Star and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, Northern Star’s board of directors unanimously determined that the Merger Agreement and the Mergers contemplated therein were advisable, fair to and in the best interests of Northern Star and its stockholders.

Certain Forecasted Financial Information for Apex Fintech

Apex Fintech previously provided Northern Star with its internally prepared forecasts for the full year 2021 and each of the years in the following two-year period ending December 31, 2023. Key elements of these forecasts for each of the years in the three-year period ending December 31, 2023 are presented in the table below. Apex Fintech does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Apex Fintech has prepared the prospective financial information set forth below to present the key elements of the forecasts provided to Northern Star. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Apex Fintech’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Apex Fintech. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither Apex Fintech’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Northern Star, our board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or holders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Apex Fintech’s business, all of which are difficult to predict and many of which are beyond Apex Fintech’s and Northern Star’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Apex Fintech’s control. The various risks and uncertainties include those set forth in the “Risk Factors”, “Apex Fintech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

In developing the projected financial information, numerous significant assumptions were made, in addition to the assumptions described above, with respect to Apex Fintech’s business for the periods covered by the financial projections. Some of the significant assumptions on which Apex Fintech’s management based its forecasts include among other things Apex Fintech’s estimate of:

•	a decrease in account activity from that experienced in 2020 to those from 2019 pre-COVID;

•	the macro economic impact of COVID 19 and related stimulus efforts;

•	forecasting existing client growth based on historical trends;

•	no increase in the federal funds rate through 2023;

•	revenue per account returning to 2019 levels rather than the heightened revenue per account realized in 2020;

•

as it pertains to new clients and assets, (i) adding approximately 30 new fintech clients per year, booked at contractual minimums growing over 3 years, (ii) acquiring $20 billion of new advisory assets through the end of 2023, (iii) adding 10-15 new Apex Pro clients per year and (iv) Apex Crypto growth of two existing clients integrating per year;

•	increases in capital expenditures, such as investment in technology platforms; and

•	investment in operating expenses, including software development through continued platform enhancements.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to Northern Star and our Board of Directors in connection with their review of the proposed transaction.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR APEX FINTECH, NORTHERN STAR UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The key elements of the projections provided by management of Apex Fintech to Northern Star are summarized in the table below:

	2021E	2022E	2023E
Adjusted net revenue(1)	$290.2	$346.4	$418.3
Expenses	$184.5	$213.3	$240.4
Adjusted EBITDA(2)	$105.6	$133.1	$177.9

(1)

Adjusted net revenue is a non-GAAP measure. Adjusted net revenue is defined as total net revenue less reimbursable fees and other non-operating income excluding the impact of interest expense on debt. For a historical reconciliation of adjusted net revenue to the most directly comparable GAAP measure, total net revenue, see the section entitled “Apex Fintech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures”.

(2)

Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is defined as net income adjusted for income tax expense, interest expense on debt, depreciation and amortization, and other income/expenses. For a historical reconciliation of adjusted EBITDA to the most directly comparable GAAP measure, net income (loss), see the section entitled “Apex Fintech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures”.

Adjusted EBITDA and Adjusted net revenue

Adjusted EBITDA is a non-GAAP financial measure we define as net income adjusted for income tax expense, interest expense on debt, depreciation and amortization, and other income/expenses. Other income/expenses include non-reimbursable fees, and non-operating income and expenses. We exclude these items because they are not reflective of ongoing business and operating results. Adjusted EBITDA provides us with a useful measure for period-to-period comparisons of our business as well as comparison to our peers. We believe that this non-GAAP financial measure is useful to investors in analyzing our financial and operational performance. Adjusted net revenue is a non-GAAP financial measure we define as total net revenues less reimbursable fees and other non-operating income excluding the impact of interest expense on debt. Reimbursable fees revenue primarily consists of fees collected for certain expenses such as exchange fees, execution costs and fees due to regulatory or governmental agencies where an offsetting amount recorded as an operating expense, which we do not consider internally when monitoring operating performance. Other non-operating income primarily relates to gains and losses on sales of investments and acquisitions that do not relate to our core operations. Interest expense on debt is excluded because of capital structure can vary substantially from company to company and therefore is not considered as key measure in comparing our operating performance to that of other companies. We believe this measure allows investors to evaluate comparability of our period over period financial performance of core operations.

This information should be read in conjunction with “Apex’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the audited financial statements of Apex Fintech included elsewhere in this proxy statement/prospectus.

Satisfaction of 80% Test

It is a requirement under Northern Star’s current amended and restated certificate of incorporation that any business acquired by Northern Star have a fair market value equal to at least 80% of the balance of the funds in the trust account (net of amounts previously disbursed to management for tax obligations and working capital purposes and excluding the amount of deferred underwriting discounts held in trust) at the time of the execution of a definitive agreement for an initial business combination. The balance of the funds in Northern Star’s trust account (excluding deferred underwriting commissions and taxes payable) at the time of the execution of the Merger Agreement with Apex Fintech was approximately $400,000,000. In determining whether the 80% requirement was met, rather than relying on any one factor, Northern Star’s board of directors concluded that it was appropriate to base such valuation on a number of qualitative factors, such as management strength and depth, competitive positioning, and customer base, as well as quantitative factors, such as the anticipated implied enterprise value of the combined company being approximately $4.7 billion, Northern Star’s assessment that Apex Fintech’s valuation was attractive compared to its competitive peers, the historical performance of Apex Fintech and the potential for future growth in revenues and profits of Apex Fintech. Based on the qualitative and quantitative information used to approve the Business Combination described herein, Northern Star’s board of directors determined that the foregoing 80% fair market value requirement was met. Northern Star’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition met the 80% requirement.

Interests of the Sponsor and Northern Star’s Directors and Officers in the Business Combination

When you consider the recommendation of Northern Star’s board of directors in favor of approval of the business combination proposal and the other proposals, you should keep in mind that the Sponsor (which is affiliated with certain of Northern Star’s officers and directors) and Northern Star’s directors and officers have interests in such proposal that may be different from, or in addition to, your interests as a stockholder or warrantholder. These interests include, among other things:

•

If the Business Combination with Apex Fintech or another business combination is not consummated by January 28, 2023 (or such later date as may be approved by Northern Star’s stockholders), Northern Star will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 10,000,000 founder shares held by the Sponsor and Northern Star’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Northern Star’s initial public offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. On the other hand, if the Mergers are consummated, each outstanding founder share will convert into one share of Northern Star common stock at the closing. Such shares had an aggregate market value of $100,400,000 based upon the closing price of $10.04 per share on the NYSE on June 11, 2021.

•

The Sponsor, which is affiliated with certain of Northern Star’s directors and officers, purchased an aggregate of 9,750,000 private warrants from Northern Star for an aggregate purchase price of approximately $9.750 million (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of Northern Star’s initial public offering. All of the proceeds Northern Star received from these purchases were placed in the trust account. Such warrants had an aggregate market value of $21,742,500 based upon the closing price of $2.23 per warrant on the NYSE on June 11, 2021. The private warrants will become worthless if Northern Star does not consummate a business combination by January 28, 2023 (or such later date as may be approved by Northern Star stockholders in an amendment to its amended and restated certificate of incorporation).

•

If Northern Star is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Northern Star for services rendered or contracted for or products sold to Northern Star. If Northern Star consummates a business combination, on the other hand, Northern Star will be liable for all such claims.

•

The Sponsor and Northern Star’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Northern Star’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Northern Star fails to consummate an initial business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Northern Star may not be able to reimburse these expenses if the Business Combination with Apex Fintech or another business combination is not completed by January 28, 2023 (or such later date as may be approved by Northern Star stockholders in an amendment to its amended and restated certificate of incorporation). As of June 4, 2021, the Sponsor and Northern Star’s officers and directors and their affiliates had incurred approximately $15,000 of unpaid reimbursable expenses.

•

It is currently contemplated that Joanna Coles will be a director of New Apex after the closing of the Business Combination (assuming that the six nominees identified in this proxy statement/prospectus to serve as directors of New Apex after the closing of the Business Combination are elected). As such, in the future, she will receive any cash fees, stock options or stock awards that the New Apex board of directors determines to pay to its non-executive directors.

•

The Merger Agreement provides that at and as of the closing of the Mergers, Northern Star will enter into an indemnification agreement with each of the directors serving on its board of directors and each of its executive officers as of immediately prior to such closing, which shall indemnify such directors and officers with respect to actions arising out of or pertaining to matters existing or occurring at or prior to the closing date.

•

Northern Star’s officers and directors (or their affiliates) may make loans from time to time to Northern Star to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Northern Star outside of the trust account.

•	The Sponsor and certain officers and directors of Northern Star and/or their affiliates who were initial stockholders paid significantly less for their shares of Northern Star common stock and private warrants than other current stockholders and holders of warrants that purchased Northern Star common stock or warrants in Northern Star’s initial public offering or in the open market thereafter. As a result of the low acquisition cost of the founders’ shares and the private warrants, the Sponsor and the officers and directors of Northern Star could make a substantial profit even if New Apex subsequently declines in value and even if it is unprofitable for the public stockholders. Thus, Northern Star’s officers and directors also had more of an economic incentive for Northern Star to enter into, and have more of an economic incentive for Northern Star to complete, the Business Combination, than would be the case if such parties had paid the full offering price for their founders’ shares.

Interests of Apex Fintech Directors and Officers

In considering whether to adopt the Merger Agreement and approve the Business Combination by executing and delivering a written consent, holders of membership interests of Apex Fintech should be aware that aside from their interests as members, Apex Fintech’s officers and directors have interests in the Business Combination that are different from, or in addition to, those of other holders of Apex Fintech’s membership interests generally. Holders of membership interests of Apex Fintech should take these interests into account in deciding whether to adopt the Merger Agreement and approve the Business Combination.

In addition to the compensation arrangements, including employment, termination of employment, and change in control arrangements and indemnification arrangements, discussed in the sections titled “Executive Compensation” and “Certain Relationships and Related Person Transactions—Apex Fintech Related Person Transactions” and the registration rights described in the section titled “The Business Combination Proposal—Related Agreements—Registration Rights Agreement,” these interests include, among other things, the fact that:

•

The following executive officers of Apex Fintech are expected to be appointed as executive officers of New Apex following the consummation of the Business Combination: William Capuzzi, Tricia Rothschild, William Brennan, Christopher Springer, and Bryan Jacobsen;

•

The following members of the Apex Fintech board of managers are expected to be appointed as directors of New Apex following the consummation of the Business Combination: Jennifer Just, Matthew Hulsizer, and William Capuzzi; and

•

The executive officers of Apex Fintech and members of the Apex Fintech board of managers are holders of, or affiliated with entities that are holders of, membership interests of Apex Fintech and, in such capacity, will be entitled to receive the consideration payable in the Business Combination to all holders of such equity interests.

Recommendation of Northern Star’s Board of Directors

After careful consideration of the matters described above, particularly Apex Fintech’s position in its industry, potential for growth and profitability, the experience of Apex Fintech’s management and Apex Fintech’s competitive positioning and customer base, Northern Star’s board determined unanimously that each of the business combination proposal and the other proposals to be presented at the special meeting were fair to and in the best interest of Northern Star’s stockholders. Accordingly, Northern Star’s board of directors unanimously declared advisable and recommends that its stockholders vote “FOR” the business combination proposal, “FOR” the PIPE proposal, “FOR” each of the charter proposals, “FOR” the election of the six director nominees identified in this proxy statement/prospectus, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, if presented. The foregoing discussion of the information and factors considered by Northern Star’s board of directors is not meant to be exhaustive, but includes the material information and factors considered by Northern Star’s board of directors.

Material U.S. Federal Income Tax Consequences of the Mergers

The following section is a summary of the material U.S. federal income tax consequences of the Business Combination for (i) holders of Northern Star common stock and holders of warrants to acquire New Apex common stock and (ii) holders of Apex Fintech membership interests. The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Business Combination.

This discussion addresses only those holders that hold their common stock or warrants as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and does not address all the U.S. federal income tax consequences that may be relevant to holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	insurance companies;

•	mutual funds, real estate investments trusts and regulated investment companies;

•	financial institutions;

•	investors in pass-through entities such as partnerships, S corporations and disregarded entities for federal income tax purposes;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold New Apex common stock or Apex Fintech common stock, as the case may be, as part of a straddle, hedge, constructive sale or conversion transaction;

•	Non-U.S. holders (as defined below, and except as otherwise discussed below);

•	persons that own (or are treated as owning) 5% or more of Northern Star’s or Apex Fintech’s common stock;

•	persons who exercise redemption rights but continue to own, actually or constructively, New Apex common stock following the Mergers;

•	stockholders who are subject to the alternative minimum tax provisions of the Code;

•	persons who hold their shares as part of a hedge, wash sale, synthetic security, conversion transaction, or other integrated transaction;

•	persons that have a functional currency other than the U.S. dollar;

•

persons who hold shares of Northern Star or Apex Fintech common stock that may constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

•	persons who acquired their shares of stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code;

•	certain expatriates or former citizens or long term residents of the United States;

•

persons who hold or receive Northern Star or Apex Fintech common stock as compensation, through a tax-qualified retirement plan or through the exercise of a warrant or redemption rights under convertible instruments; and

•	persons who are making charitable contributions of Northern Star or Apex Fintech common stock in connection with the Mergers.

Securityholders of Northern Star or Apex Fintech subject to special tax rules that are described above are urged to consult their own tax advisors regarding the consequences to them of the Mergers.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds Northern Star or Apex Fintech securities, or warrants to acquire New Apex common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners in partnerships (or other pass-through entities) holding shares of Northern Star or Apex Fintech membership interests, or warrants to acquire New Apex common stock, should consult their tax advisors regarding the tax consequences of the Mergers.

Neither Northern Star nor Apex intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the Mergers and the members of Apex Fintech and holders of Northern Star common stock or warrants should be aware that the IRS could adopt a position which could be sustained by a court contrary to that set forth in this discussion, which could be sustained by a court.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Northern Star common stock, New Apex common stock or warrants or Apex Fintech membership interests, as the case may be, who or which is any of the following for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a U.S. court can exercise primary supervision over its administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all of its substantial decisions, or (b) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences of the Mergers

Treatment of Holders of Northern Star Stock and Warrants

Pursuant to the Merger Agreement, (i) Merger Sub I will merge with and into Apex Fintech, with Apex Fintech surviving as a wholly owned subsidiary of Northern Star, (ii) Apex Fintech will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of Northern Star, and (iii) the members of Apex Fintech will become securityholders of Northern Star.

No gain or loss is expected to be recognized for U.S. federal income tax purposes by Northern Star or by the stockholders of Northern Star (whether such holders are U.S. holders or Non-U.S. holders) if their redemption rights are not exercised, as such holders are neither receiving merger consideration nor exchanging any shares. No gain or loss is expected to be recognized for U.S. federal income tax purposes by holders of warrants to acquire New Apex common stock (whether such holders are U.S. holders or Non-U.S. holders) solely as a result of the Mergers, as such holders are neither receiving merger consideration nor exchanging any shares.

A stockholder of Northern Star that is a U.S. holder who exercises redemption rights and effects a complete termination of the stockholder’s interest in Northern Star is anticipated to be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of Northern Star for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Northern Star common stock. This gain or loss will be long-term capital gain or loss if the holding period for the share of Northern Star common stock is more than one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at preferential rates. The deductibility of capital losses is subject to limitations. Gain and loss recognized on a redemption of Northern Star common stock for cash must generally be determined separately for each block of Northern Star shares (i.e., stock acquired at the same cost in a single transaction).

A stockholder of Northern Star that is a Non-U.S. holder who exercises redemption rights and effects a complete termination of the stockholder’s interest in Northern Star is generally expected to be treated in the same manner as a U.S. stockholder for U.S. federal income tax purposes except that (subject to the discussion of FATCA below) such Non-U.S. holder generally is not expected to be subject to U.S. federal income tax on the redemption unless (i) such holder is engaged in a trade or business within the United States and any gain recognized in the redemption is treated as effectively connected with such trade or business (and, if required by an applicable income tax treaty, the Non-U.S. holder maintain a permanent establishment in the United States to which such gain is attributable), or (ii) such holder is an individual who is present in the United States for 183 days or more during the taxable year of the exchange and certain other requirements are met.

Gain described in clause (i) above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. Gain described in clause (ii) above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder, provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Treatment of Holders of Apex Fintech Membership Interests

The parties to the Merger Agreement intend that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

If, consistent with that intent, the Mergers qualify as a “reorganization”, holders of Apex Fintech membership interests generally will not recognize gain or loss upon the exchange of their Apex Fintech membership interests for New Apex common stock. Apex Fintech members generally will obtain a tax basis in the New Apex common stock they receive in the Mergers equal to their tax basis in Apex Fintech membership interests exchanged therefor. The holding period of the shares of New Apex common stock received by an Apex Fintech member in the Mergers will include the holding period of the shares of Apex Fintech membership interests surrendered in exchange therefor.

If, contrary to the intent of the parties to the Merger Agreement, the Mergers, taken together, are not treated as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of Apex’s membership interests generally will be treated as exchanging its Apex Fintech membership interests in a fully taxable transaction in exchange for New Apex common stock. Apex members will generally recognize capital gain or loss in such exchange equal to the difference between an Apex Fintech member’s adjusted tax basis in the Apex Fintech membership interests surrendered in the Mergers and the fair market value of the New Apex common stock received in the Mergers. Any recognized capital gain or capital loss will be long-term capital gain or capital loss if the U.S. holder has held the membership interests of Apex Fintech for more than one year. The deductibility of capital losses is subject to limitations.

Reporting Requirements

If, consistent with the intent of the parties to the Merger Agreement, the Mergers, taken together, are a “reorganization” within the meaning of Section 368(a) of the Code, each U.S. holder who receives shares of New

Apex common stock in the Mergers is required to retain permanent records pertaining to the Mergers, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such “reorganization.” Additionally, U.S. holders who owned immediately before the Mergers at least one percent (by vote or value) of the total outstanding membership interests of Apex Fintech are required to attach a statement to their tax returns for the year in which the Mergers are consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the U.S. holder’s tax basis in such holder’s Apex Fintech membership interest surrendered in the Mergers, the fair market value of such stock, the date of the Mergers and the name and employer identification number of each of Apex Fintech and Northern Star. U.S. holders are urged to consult with their tax advisors to comply with these rules.

Information Reporting and Backup Withholding

Proceeds of the sale or other taxable disposition of Northern Star common stock to Non-U.S. holders who exercise redemption rights generally will not be subject to backup withholding or information reporting, provided that the relevant holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A U.S. holder of Apex Fintech membership interests may be subject to information reporting and backup withholding for U.S. federal income tax purposes in the event that, contrary to the intent of the parties to the Merger Agreement, the Mergers do not qualify as a reorganization under Section 368(a) of the Code. In such case, backup withholding will not apply, however, to a U.S. holder who (i) furnishes a correct taxpayer identification number and certifies the holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, or (ii) certifies the holder is otherwise exempt from backup withholding. If a U.S. holder does not provide a correct taxpayer identification number on IRS Form W-9 or other proper certification, the stockholder may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the federal income tax liability of a U.S. holder of Apex Fintech membership interests, provided the required information is timely furnished to the IRS. U.S. holders of Apex Fintech membership interests should consult their tax advisors regarding their qualification for an exemption from backup withholding, the procedures for obtaining such an exemption, and in the event backup withholding is applied, to determine if any tax credit, tax refund or other tax benefit may be obtained.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on (subject to the proposed Treasury Regulations discussed below) dividends in respect of, and gross proceeds from the sale or other disposition of, securities paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, while withholding under FATCA would have applied to payments of gross proceeds from the sale or other disposition of securities on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

This discussion in this section, “Material U.S. Federal Income Tax Consequences of the Mergers,” is intended to provide only a summary of the material U.S. federal income tax consequences of the Mergers. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the Mergers or exercise of redemption rights. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences to you of the Mergers and exercise of redemption rights.

Anticipated Accounting Treatment

The Mergers will be regarded as a reverse recapitalization in conformity with U.S. GAAP as Apex Fintech’s former owners will retain control after the Mergers. Under this method of accounting, Apex Fintech will be the accounting acquirer (legal acquiree) and Northern Star will be deemed the accounting acquiree (legal acquirer) for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the combined entity with represent a continuation of the financial statements of Apex Fintech with the proposed transaction being treated as the equivalent of Apex Fintech issuing stock for the net assets of Northern Star, accompanied by a recapitalization. The net assets of Apex Fintech will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the closing of the Mergers will be those of Apex Fintech.

Regulatory Matters

The Mergers are not subject to any additional federal or state regulatory requirement or approval, except for (1) the filings with the State of Delaware necessary to effectuate the Mergers, (2) the filing of the required notification with the FTC in respect of, and the expiration or termination of the required waiting periods under, the HSR Act and (3) the approval by FINRA of a Form CMA or the passage of 30 calendar days after the acceptance of the Form CMA as substantially complete after Apex Fintech has notified FINRA that it intends to consummate the closing of the Mergers prior to FINRA approval and FINRA has either not advised in writing that the parties are prohibited from closing the Mergers without FINRA approval or has withdrawn any such written advisement. On March 12, 2021, the parties filed with the FTC the notice required under the HSR Act and March 5, 2021 the waiting period under the HSR Act expired on April 12, 2021. Apex Fintech filed the Form CMA with FINRA and received FINRA on March 5, 2021 approval on May 12, 2021.

NYSE Listing Requirements

NYSE Listing Rule 312.03(c) generally requires stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. However, no stockholder approval is required if, among other things, the transaction involves a sale of common stock, for cash, at a price at least as great as the lower of: (i) the official closing price on the NYSE immediately preceding the signing of the binding agreement; or (ii) the average official closing price for the five trading days immediately preceding the signing of the binding agreement. In addition, NYSE Listing Rule 312.03(d) generally requires stockholder approval prior to an issuance that will result in a change in control of the issuer. The securities to be as a result of the Business Combination will exceed 20% of the number of shares of Northern Star common stock outstanding immediately prior to the consummation of the Business Combination and the PIPE Transaction. Further, the shares of New Apex common stock to be issued in connection with the Business Combination will not be issued for cash. In addition, the Business Combination will result in a change in control of Northern Star. Therefore, the Business Combination will require stockholder approval under NYSE Listing Rule 312.03.

Required Vote

The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the special meeting to approve the Business Combination.

Under Northern Star’s amended and restated certificate of incorporation, the Business Combination may not be consummated if Northern Star has net tangible assets of less than $5,000,001, after taking into account the redemption for cash of all public shares properly demanded to be redeemed by holders of public shares, the completion of the Business Combination and the completion of the PIPE Transaction. Because the net tangible assets of the combined company will exceed this threshold as a result of the PIPE Transaction, all of the public shares may be redeemed and Northern Star can still consummate the Business Combination. However, the combined company must meet certain distribution criteria, including having a minimum of 1,100,000 publicly held shares (excluding shares held by directors, officers, their immediate family members and other concentrated holdings of 10% or more), in order to be listed on the NYSE, which is a condition to the closing of the Business Combination.

The approval of the business combination proposal is a condition to the consummation of the Business Combination. If the business combination proposal is not approved, the other proposals (except the adjournment proposal, as described below) will not be presented to the stockholders for a vote.

THE NORTHERN STAR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE NORTHERN STAR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE MERGER AGREEMENT

For a discussion of the structure of the transactions and consideration contemplated by the Merger Agreement, see the section entitled “The Business Combination Proposal.” Such discussion and the following summary of other material provisions of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. All stockholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the transactions.

Closing and Effective Time of the Business Combination

The closing of the Business Combination will take place no later than the third business day following the satisfaction or waiver of the conditions described below (other than those conditions that by their nature are to be satisfied at the closing of the Business Combination, but subject to the satisfaction thereof at the closing), under the subsection entitled “Conditions to the Closing of the Business Combination,” unless the parties to the Merger Agreement agree in writing to another date. The Business Combination is expected to be consummated as soon as practicable after the meeting of Northern Star’s stockholders described in this proxy statement/prospectus.

Representations and Warranties

The Merger Agreement contains representations and warranties of Apex Fintech relating, among other things, to proper organization and qualification; subsidiaries; capitalization; the authorization, performance and enforceability against Apex Fintech of the Merger Agreement; absence of conflicts; compliance with laws; financial statements; absence of undisclosed liabilities; absence of certain changes or events; litigation; benefit plans; labor matters; restrictions on business activities; assets and real property; tax matters; environmental matters; brokers’ fees and third party expenses; intellectual property matters; Apex Fintech’s material contracts; insurance; governmental actions and filings; transactions with affiliates; regulatory matters; anti-corruption matters; and statements provided by Apex Fintech for inclusion in the proxy/prospectus to be distributed in connection with the Mergers.

The Merger Agreement contains representations and warranties of each of Northern Star and the Merger Subs relating, among other things, to proper organization and qualification; subsidiaries; capitalization; the authorization, performance and enforceability against Northern Star and each Merger Sub of the Merger Agreement; absence of conflicts; compliance with laws; reports filed with the SEC, financial statements, and compliance with the Sarbanes-Oxley Act; absence of undisclosed liabilities; absence of certain changes or events; litigation; benefit plans; labor matters; restrictions on business activities; assets and real property; intellectual property matters; tax matters; environmental matters; brokers’ fees; Northern Star’s material contracts; insurance; transactions with affiliates; NYSE listing; board approval of the Mergers; Northern Star’s trust account; and the PIPE Transaction.

Covenants

The Merger Agreement includes customary covenants of the parties with respect to business operations prior to consummation of the Mergers and efforts to satisfy conditions to the consummation of the Mergers.

The Merger Agreement also contains additional covenants of the parties, including covenants providing that:

•

the parties will maintain confidentiality with respect to nonpublic information exchanged in connection with the Merger Agreement and the negotiations related thereto and, prior to the closing of the Mergers, provide access to the properties, books, records and management personnel thereof so that the other party can obtain all information concerning the business of the providing party as such other party may reasonably request, subject to certain exceptions and on certain terms;

•

the parties will not solicit or enter into discussions or transactions with, or encourage or provide any information to any third party, and to immediately cease all existing discussions or negotiations with any third party, regarding any merger, sale of ownership interests or assets, subject to certain customary exceptions;

•	Apex Fintech will provide certain historical and periodic financial information to Northern Star through the closing date of the Mergers;

•	the parties will cooperate to prepare, file and distribute the registration statement of which this proxy statement/prospectus forms a part;

•	Northern Star and Apex Fintech will give notice in accordance with Delaware law and their respective governing documents seeking stockholder or member approval of the Merger, as applicable;

•

the parties will take all actions necessary so that all directors and officers of Northern Star prior to the closing of the Mergers resign effective as of the closing of the Mergers, except as set forth in the Merger Agreement or the schedules thereto, the number of members of the Northern Star board of directors be increased to seven and those persons specified in the Merger Agreement or the schedules thereto are appointed to the board of directors of New Apex or as officers of New Apex, effective immediately after the closing of the Mergers;

•

the parties will prepare and file any required notification pursuant to the HSR Act and all filings and requests required to be filed by it with FINRA or any of its affiliates in connection with the Business Combination (including a Form CMA);

•

the parties will prepare and file Current Reports on Form 8-K and issue joint press releases announcing the execution of the Merger Agreement and closing of the Mergers, respectively, and use commercially reasonable efforts to consult with each other before issuing any other press release or public statement with respect to the Business Combination and not issue any such other press release or other public statement, except as required by applicable law, without the prior written consent of the other party;

•

the parties will use commercially reasonable efforts (subject to applicable law and contractual restrictions) to furnish to each other all information concerning themselves, their subsidiaries, and each of their and their subsidiaries’ respective directors, officers and stockholders, and such other matters as may be reasonably necessary or advisable in order to prepare, amend or supplement, to the extent necessary, this proxy statement/prospectus, Current Reports on Form 8-K, press releases or any other statement, filing, notice or application to governmental entities or third parties (other than pursuant to the HSR Act or applicable FINRA rules and regulations) in connection with the Mergers and the other transactions contemplated thereby;

•	Apex Fintech and its controlled affiliates will not engage in any purchases or sales of Northern Star’s securities prior to the consummation of the Initial Merger without Northern Star’s consent;

•

Apex Fintech, on behalf of itself and its affiliates, waived their rights to make claims against Northern Star to collect from the trust account any monies that may be owed to them by Northern Star for any reason whatsoever and agreed not to seek recourse against the trust account at any time for any reason;

•

Northern Star will use reasonable best efforts to continue the listing of its Class A Common Stock and warrants on the NYSE, will prepare and submit to NYSE a listing application in connection with the Mergers and covering the shares of New Apex common stock issuable in the Initial Merger and PIPE Transaction and will use reasonable best efforts to obtain approval for the listing for trading on the NYSE of its common stock issued in connection with the Initial Merger and the PIPE Transaction;

•

New Apex will continue the rights to indemnification for acts or omissions occurring through the closing date now existing in favor of the current and former directors, managers and officers of Apex Fintech or any of its subsidiaries under applicable laws or as provided in the charter documents of Apex Fintech and its subsidiaries or in any indemnification agreements, and at and as of the closing, Northern Star will enter into an indemnification agreement with each of the directors serving on its board of directors and each of its executive officers as of immediately prior to the closing to indemnify them against losses incurred in connection with pre-closing actions or matters;

•

the executive officers of Apex Fintech and its subsidiaries will repay any amounts owed by them to Apex Fintech or any such subsidiary and cause any guaranty made by Apex Fintech for the benefit of them to be terminated;

•

through the closing of the Mergers, Northern Star will be permitted to borrow, with the consent of Apex Fintech, funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Northern Star in due course on a non-interest basis and repayable in cash at the closing of the Mergers;

•

Northern Star will cause the trust account to be distributed immediately upon consummation of the Business Combination and to pay all liabilities and obligations of Northern Star due or incurred at or prior to the date of closing, including (i) payment to the holders of public shares who elect to redeem their shares for cash, (ii) payment of Northern Star’s income and other tax obligations, (iii) repayment of loans to directors and officers of Northern Star, (iv) payments of deferred underwriting commissions incurred in connection with Northern Star’s initial public offering and (v) payment of third-party transaction costs incurred by Northern Star and Apex Fintech;

•

certain members of Apex Fintech, as well as the Sponsor and certain other holders of Northern Star Class B Common Stock will enter into the Lock-Up Agreement or, in the case of the Sponsor and other holders of Northern Star Class B Common Stock, amended lock-up provisions consistent with the Lock-Up Agreement;

•

at or prior to the closing of the Business Combination, Northern Star will execute and deliver the Registration Rights Agreement and use commercially reasonable efforts to terminate the existing Northern Star registration rights agreement, among Northern Star and the former Northern Star stockholders thereto;

•

the parties shall not take any action or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, including, in the event that either Northern Star or Apex Fintech seeks a tax opinion from its respective tax advisor regarding the tax treatment of the Mergers, or the SEC requests or requires a tax opinion, each party shall use commercially reasonable efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor;

•	Northern Star shall adopt an equity incentive plan as specified in the Merger Agreement;

•

Northern Star shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the PIPE Transaction on the terms set forth in the subscription agreements and other documents related thereto, including maintaining in full force and effect such subscription agreements and other documents, satisfying on a timely basis any conditions pursuant to the subscription agreements, complying on a timely basis with its obligations under such documents and enforcing its rights under such documents;

•

Apex Fintech shall give notice to its members of a special meeting of members to consider and vote upon the Merger Agreement, the Mergers and the transactions contemplated thereby, send copies of this proxy statement/prospectus and other relevant information to its members, and use commercially reasonable efforts to cause holders of a majority of the issued and outstanding membership interests of Apex Fintech (i) to vote in favor or, ad adopt, the Mergers and in opposition to any other proposal that could reasonably be expected to delay or impair the ability of Apex Fintech to consummate the Mergers and (ii) to execute and deliver any related documentation and take such other action in support of the Mergers as shall reasonably be requested by Apex Fintech in connection with the Mergers;

•

Apex Fintech and Northern Star will provide each other, at least three business days prior to the closing of the Mergers, a written report of all third party fees and expenses incurred in connection with the preparation, negotiation and execution of the Merger Agreement and the consummation of the Business Combination that are expected to remain unpaid as of the close of business on the business day immediately preceding the closing date with respect to the Mergers; and

•

the parties will use commercially reasonable efforts to take or cause to be taken all actions, to do or cause to be done all things, and to assist and cooperate with each other in doing all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, but in any event on or before November 30, 2021, the Mergers and other transactions contemplated by the Merger Agreement, including obtaining all necessary approvals from governmental agencies and other third parties.

Conditions to Closing of the Business Combination

General Conditions

Consummation of the Mergers is conditioned on approval by Northern Star’s stockholders of the business combination proposal, the PIPE proposal, the director election proposal, the charter proposals and the inventive plan proposal. In addition, the consummation of the Mergers contemplated by the Merger Agreement is conditioned upon, among other things:

•

Northern Star having at least $5,000,001 of net tangible assets remaining immediately prior to or upon consummation of the Mergers after taking into account the holders of Northern Star’s public shares that properly demanded that Northern Star redeem their public shares for their pro rata share of the trust account;

•

all specified waiting periods under the HSR Act shall have expired and no governmental entity shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree injunction, or other order which is in effect and has the effect of making the Mergers illegal, prohibiting the consummation thereof substantially on the terms contemplated by the Merger Agreement, causing any of the transactions consummated by the Merger Agreement to be rescinded, or affecting materially and adversely the right of New Apex to own, operate, or control a material portion of the material assets and operations of Apex Fintech and its subsidiaries, taken as a whole, following the Mergers;

•

approval of the Form CMA by FINRA or the expiration of the applicable notice period following Apex Fintech’s submission of the required forms to FINRA after Apex Fintech has notified FINRA that it intends to consummate the Mergers prior to FINRA approval under a specific FINRA rule, and without FINRA advising Apex Fintech in writing of a Transaction Hold, or the withdrawal of a Transaction Hold;

•

the registration statement of which this proxy statement/prospectus forms a part having become effective in accordance with the provisions of the Securities Act, no stop order having been issued by the SEC which remains in effect with respect to the registration statement, and no proceeding seeking such a stop order having been threatened or initiated by the SEC which remains pending;

•	approval of the Merger Agreement and the Mergers by holders of a majority of the issued and outstanding membership interests of Apex Fintech;

•

the New Apex common stock to be issued to the members of Apex Fintech in the Mergers shall have been approved for listing on the NYSE, subject to official notice thereof and public holder requirements; and

•	at least $300 million of proceeds from the PIPE Transactions shall have been received by Northern Star.

Conditions to Closing of Apex Fintech

The obligations of Apex Fintech to consummate the Mergers are also conditioned upon, among other things:

•	the accuracy of the representations and warranties of Northern Star and Merger Subs (subject to certain bring-down standards);

•	performance of the covenants of Northern Star and the Merger Subs required by the Merger Agreement to be performed on or prior to the closing in all material respects;

•	no material adverse effect with respect to Northern Star shall have occurred between the date of the Merger Agreement and the closing of the Mergers and be continuing;

•	the applicable parties executing the Registration Rights Agreement, which shall remain in full force and effect;

•	Northern Star filing its second amended and restated certificate of incorporation with the Secretary of State of the State of Delaware and adopting its amended bylaws;

•	certain officers and directors of Northern Star having resigned as of the closing date;

•	Northern Star terminating its existing registration rights agreement; and

•	Northern Star’s initial stockholders amending the existing lock-up provisions making them consistent with the Lock-Up Agreement.

With respect to the bring-down standard for measuring the accuracy of the representations and warranties, the representations and warranties of Northern Star as to (a) authorized capital, outstanding and reserved shares, obligations to issue or acquire capital stock, registration rights, acceleration or triggering of rights with respect to capital stock, due authorization and valid issuance of the shares of New Apex common stock in connection with the merger and ownership of each Merger Sub, (b) organization and qualification, (c) subsidiaries, (d) due authorization of the Merger Agreement and the ancillary agreements and (e) the Merger Agreement not conflicting with its or either Merger Sub’s charter documents, must be true and correct at the closing of the Mergers (except to the extent they expressly relate to an earlier date, in which case they must be true and correct as of such date), except where the failure to be true and correct would not reasonably be expected to result in more than a de minimis additional cost, expense or liability to Apex Fintech, Northern Star, Merger Sub or their affiliates. The remaining representations and warranties of Northern Star must be true and correct (without reference to any limitation as to materiality or Material Adverse Effect (as defined in the Merger Agreement)) at the closing of the Mergers (except to the extent they expressly relate to an earlier date, in which case they must be true and correct as of such date), except where the failure to be true and correct has not had and would not reasonably be expected to result in a Material Adverse Effect with respect to Northern Star.

Northern Star’s and Merger Subs’ Conditions to Closing

The obligations of Northern Star and the Merger Subs to consummate the Mergers are also conditioned upon, among other things:

•	the accuracy of the representations and warranties of Apex Fintech (subject to certain bring-down standards);

•	performance of the covenants of Apex Fintech and its subsidiaries required by the Merger Agreement to be performed on or prior to the closing in all material respects;

•	no material adverse effect with respect to Apex Fintech shall have occurred between the date of the Merger Agreement and the closing of the Mergers and be continuing;

•	Apex Fintech having delivered certain PCAOB financial statements to Northern Star;

•	certain Apex Fintech members having executed the Lock-Up Agreement; and

•	Apex Fintech having delivered a certificate that the membership interests of Apex Fintech are not “U.S. real property interests.”

With respect to the bring-down standard for measuring the accuracy of the representations and warranties, the representations and warranties of Apex Fintech as to (a) authorized securities, outstanding and reserved membership interests, obligations to issue or acquire capital stock, registration rights, and acceleration or triggering of rights with respect to capital stock, including anti-dilution rights, (b) organization and qualification, (c) subsidiaries, (d) due authorization of the Merger Agreement and the ancillary agreements and (e) the Merger Agreement not conflicting with its or any of its subsidiaries charter documents, must be true and correct at the closing of the Mergers (except to the extent they expressly relate to an earlier date, in which case they must be true and correct as of such date), except where the failure to be true and correct would not reasonably be expected to result in more than a de minimis additional cost, expense or liability to Apex Fintech, Northern Star, Merger Sub or their affiliates. The remaining representations and warranties of Apex Fintech must be true and correct (without reference to any limitation as to materiality or Material Adverse Effect (as defined in the Merger Agreement)) at the closing of the Mergers (except to the extent they expressly relate to an earlier date, in which case they must be true and correct as of such date), except where the failure to be true and correct has not had and would not reasonably be expected to result in a Material Adverse Effect with respect to Apex Fintech.

Waiver

Either Northern Star or Apex Fintech may waive, to the extent permitted by law, any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement. Notwithstanding the foregoing, pursuant to Northern Star’s amended and restated certificate of incorporation, Northern Star cannot consummate the Mergers if it has less than $5,000,001 of net tangible assets remaining either immediately prior to or upon consummation of the Mergers after taking into account the holders of public shares that properly demanded that Northern Star redeem their public shares for their pro rata share of the trust account.

Termination

The Merger Agreement may be terminated:

•	by mutual written consent of Northern Star and Apex Fintech;

•	by either Northern Star or Apex Fintech if the Mergers are not consummated on or before November 30, 2021, provided that the right to terminate the Merger Agreement on this basis will not be available to any party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement;

•

by either Northern Star or Apex Fintech if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, which order, decree, judgment, ruling or other action is final and non-appealable;

•

by either Northern Star or Apex Fintech if the other party has materially breached any of its covenants or representations and warranties such that (i) any condition to closing would not be satisfied as of the time of such breach and (ii) such breach is incapable of being cured by the Outside Date or, if curable, is not cured by the Outside Date, provided that the terminating party is itself not in material breach;

•	by Northern Star if Apex Fintech shall have failed to deliver the Member Support Agreements within one business day following the execution of the Merger Agreement;

•	by Apex Fintech if Northern Star shall have failed to deliver the Sponsor Support Agreements within one business day following the execution of the Merger Agreement; or

•

by either Northern Star or Apex Fintech if, immediately prior to or upon consummation of the Mergers, Northern Star will have less than $5,000,001 of net tangible assets following the exercise by the holders of Northern Star common stock issued in Northern Star’s initial public offering of their redemption rights.

Effect of Termination

In the event of proper termination by any of the parties, the Merger Agreement will be of no further force or effect (other than with respect to certain surviving obligations specified in the Merger Agreement), without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of any party thereto for any intentional and willful breach of the Merger Agreement by such party occurring prior to such termination. If the Merger Agreement is not properly terminated, it will remain in full force and effect, and each party will have the right to enforce the agreement in accordance with its terms, including by seeking specific performance. In the event the Merger Agreement is properly terminated, but a party has engaged in intentional and willful breach of the agreement prior to such termination, such party shall not be relieved of any liability arising out of such intentional and willful breach.

Fees and Expenses

Except as otherwise set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the Mergers are consummated. The filing fees for the registration statement of which this prospectus forms a part and the fees and expenses payable to the investor relations and communications firms hired by Apex Fintech in connection with the Business Combination will be split evenly between the parties.

Confidentiality; Access to Information

Each of Apex Fintech and Northern Star, subject to certain exceptions (including limitations in light of the coronavirus (COVID-19) pandemic in circumstances where the providing party reasonably determines in good faith that access would be reasonably likely to jeopardize the health and safety of any employee), will afford to the other party and such other party’s financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of the other, to the properties, books, records and management personnel during the period prior to the closing of the Mergers to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel, as such other party may reasonably request. The parties agree to maintain any non-public information received from the other party in connection with the Merger Agreement and the negotiations related thereto in confidence in accordance with the confidentiality agreement entered into between the parties in connection with the Business Combination.

Amendments

The Merger Agreement may be amended by the parties thereto at any time prior to the closing of the Business Combination by execution of an instrument in writing signed on behalf of each of the parties.

Governing Law; Consent to Jurisdiction

The Merger Agreement is governed by and construed in accordance with the internal law of the state of Delaware, regardless of the law that might otherwise govern under applicable principles of the conflicts of laws of Delaware. With respect to disputes related to the Merger Agreement, each party irrevocably consents to the exclusive jurisdiction and venue of the Delaware Chancery Court (or, if the Delaware Chancery Court is unavailable, any other court in the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal courts of the United States of America sitting in the State of Delaware).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet of the combined company as of March 31, 2021 and the unaudited pro forma condensed combined statements of operations of the combined company for the three months ended March 31, 2021 and for the year ended December 31, 2020 present the combination of the financial information of Northern Star and Apex Fintech after giving effect to the Business Combination and related adjustments described in the accompanying notes. Northern Star and Apex Fintech are collectively referred to herein as the Companies, and the Companies, subsequent to the Business Combination, are referred to herein as the combined company.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2020 and for the year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives pro forma effect to the Business Combination as if it was completed on March 31, 2021.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited historical financial statements of each of Northern Star and Apex Fintech and the notes thereto, as well as the disclosures contained in the sections titled “Northern Star’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Apex Fintech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

On February 21, 2021, Northern Star entered into the Merger Agreement with Apex Fintech, Merger Sub I, a wholly-owned subsidiary of Northern Star and Merger Sub II, a wholly-owned subsidiary of Northern Star, whereby Merger Sub I will merge with and into Apex Fintech, with Apex Fintech being the surviving entity of the Initial Merger and Apex Fintech’s members receiving shares of Class A common stock, par value $0.0001 per share, of Northern Star in exchange for their membership interests in Apex Fintech, and immediately following the Initial Merger and as part of the same overall transaction as the Initial Merger, the Initial Surviving Company will merge with and into Merger Sub II, with Merger Sub II being the surviving entity of the Final Merger. After giving effect to the Business Combination, the combined company will directly own all of the issued and outstanding equity interests of Apex Fintech, and the pre-Business Combination members of Apex Fintech will hold a portion of the Northern Star Class A common stock.

The unaudited pro forma condensed combined information contained herein assumes that the Northern Star’s stockholders approve the proposed Business Combination. Northern Star’s stockholders may elect to redeem their shares of Class A common stock for cash even if they approve the proposed Business Combination. Northern Star cannot predict how many of its public stockholders will exercise their right to have their Class A common stock redeemed for cash. As a result, the combined company has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total combined company equity between holders of the shares of Northern Star common stock. As described in greater detail in Note 2 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information”, the first scenario, or “no redemption scenario”, assumes that none of Northern Star’s public stockholders will exercise their right to have their Northern Star Class A common stock redeemed for cash, and the second scenario, or “maximum redemption scenario”, assumes that holders of the maximum number of shares of Northern Star Class A common stock that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination, will exercise their right to have their Northern Star Class A common stock redeemed for cash. The actual results will be within the parameters described by the two scenarios, however, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, Apex Fintech is considered the accounting acquirer, as further discussed in Note 2 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information”.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

MARCH 31, 2021

(In thousands)

			No redemption scenario			Maximum redemption scenario
	Northern Star (Historical)	Apex Fintech (Adjusted) (1)	Transaction Accounting Adjustments	Note 4	Pro Forma	Transaction Accounting Adjustments	Note 4	Pro Forma
Assets
Cash and cash equivalents	$1,110	$215,855	$690,013	4(a), 4(b)	$906,978	$290,013	4(a), 4(b)	$506,978
Cash - segregated for regulatory purposes	—	7,229,320	—		7,229,320	—		7,229,320
Securities - segregated for regulatory purposes, at fair value	—	1,849,965	—		1,849,965	—		1,849,965
Securities borrowed	—	555,391	—		555,391	—		555,391
Securities purchased under agreements to resell, segregated for regulatory purposes	—	200,000	—		200,000	—		200,000
Financial instruments owned and pledged, at fair value	—	49,465	—		49,465	—		49,465
Receivables, net
Customers	—	1,523,819	—		1,523,819	—		1,523,819
Brokers, dealers and clearing organizations	—	214,469	—		214,469	—		214,469

Total receivables, net	—	1,738,288	—		1,738,288	—		1,738,288
Prepaid expenses	3	—	—		3	—		3
Property, plant and equipment, net	—	3,808	—		3,808	—		3,808
Intangible assets, net	—	3,877	—		3,877	—		3,877
Operating lease right-of-use assets	—	5,585	—		5,585	—		5,585
Goodwill	—	14,173	—		14,173	—		14,173
Other assets	—	34,113	7,038	4(b),4(c)	41,151	7,038	4(b),4(c)	41,151
Marketable securities held in Trust Account	400,013	—	(400,013)	4(d)	—	(400,013)	4(d)	—

Total assets	$401,126	$11,899,840	$297,038		$12,598,004	$(102,962)		$12,198,004

Liabilities, commitments and contingencies, and members’ and stockholders’ equity
Securities loaned	—	1,664,573	—		1,664,573	—		1,664,573
Loans from affiliates	—	108,981	(108,981)	4(e)	—	(108,981)	4(e)	—
Convertible senior notes	—	99,704	—		99,704	—		99,704
Payables
Customers - Payables	—	9,376,904	—		9,376,904	—		9,376,904
Brokers, dealers and clearing organizations - Payables	—	164,081	—		164,081	—		164,081
Affiliates	—	18,011	(11,019)	4(e)	6,992	(11,019)	4(e)	6,992
Accrued expenses and other liabilities	185	91,101	(355)	4(b), 4(c), 4(f)	90,931	(355)	4(b), 4(c), 4(f)	90,931

Total payables	185	9,650,097	(11,374)		9,638,908	(11,374)		9,638,908
Operating lease right-of-use liabilities	—	5,815	—		5,815	—		5,815
Warrant liability	24,708	—	—		24,708	—		24,708
Deferred underwriting fee payable	14,000	—	(14,000)	4(b)	—	(14,000)	4(b)	—

Total liabilities	38,893	11,529,170	(134,355)		11,433,708	(134,355)		11,433,708

			No redemption scenario			Maximum redemption scenario
	Northern Star (Historical)	Apex Fintech (Adjusted) (1)	Transaction Accounting Adjustments	Note 4	Pro Forma	Transaction Accounting Adjustments	Note 4	Pro Forma

Class A common stock subject to possible redemption	357,233	—	(357,233)	4(g)	—	(357,233)	4(g)	—

Members’ and Stockholder’s equity
Class A common stock	—	—	57	4(g)	57	53	4(g)	53
Class B common stock	1	—	(1)	4(g)	—	(1)	4(g)	—
Common units	—	203,266	(203,266)	4(g)	—	(203,266)	4(g)	—
Additional paid-in capital	12,729	—	1,022,625	4(g)	1,035,354	622,629	4(g)	635,358
Retained earnings (Accumulated deficit)	(7,730)	167,404	(30,789)	4(g)	128,885	(30,789)	4(g)	128,885

Total members’ and stockholder’s equity	5,000	370,670	788,626		1,164,296	388,626		764,296

Total liabilities, commitments and contingencies, and members’ and stockholder’s equity	$401,126	$11,899,840	$297,038		$12,598,004	$(102,962)		$12,198,004

(1)	Refer to Note 3 for adjusted balance sheet of Apex Fintech

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(In thousands, Except Share and Per Share Amounts)

			No redemption scenario			Maximum redemption scenario
	Northern Star (Historical)	Apex Fintech (Historical)	Transaction Accounting Adjustments	Note 4	Pro Forma	Transaction Accounting Adjustments	Note 4	Pro Forma
Net revenues
Commissions	$—	$—	—		$45,242	—		$45,242
Other fees and services	—	—	—		15,241	—		15,241
Reimbursable fees	—	—	—		37,822	—		37,822
Other income	—	—	—		18,055	—		18,055

Total non-interest income	—	—	—		116,360	—		116,360
Interest income	—	—	—		32,823	—		32,823
Interest expense	—	—	2,142	4(h)	(1,188)	2,142	4(h)	(1,188)

Total net interest income	—	—	2,142		31,635	2,142		31,635

Total net revenues	—	—	2,142		147,995	2,142		147,995
Non-interest expenses
Execution, clearing and brokerage fees	—	—	—		13,782	—		13,782
Reimbursable fees - non-interest expenses	—	—	—		37,822	—		37,822
Employee compensation and benefits	—	—	—		24,719	—		24,719
Communications	—	—	—		9,770	—		9,770
Administrative and general	—	—	—		7,910	—		7,910
Occupancy, depreciation and Amortization	—	—	—		1,259	—		1,259
Operating and formation costs	323	—	—		323	—		323

Total non-interest expenses	323	—	—		95,585	—		95,585

Other income (loss)
Warrant compensation expense	(195)	—	—		(195)	—		(195)
Change in fair value of warrants	(6,763)	—	—		(6,763)	—		(6,763)
Interest earned on marketable securities held in Trust Account	13	—	(13)	4(k)	—	(13)	4(k)	—
Transaction expenses attributable to warrant liabilities	(462)				(462)			(462)
Unrealized gain on marketable securities held in Trust Account	—	—	—		—	—		—

Total other loss	(7,407)	—	(13)		(7,420)	(13)		(7,420)

Income (loss) before income taxes	(7,730)	50,591	2,129		44,990	2,129		44,990
Income tax expense	—	14,269	501	4(l)	14,770	501	4(l)	14,770

Net income (loss)	$(7,730)	$36,322	$1,628		$30,220	$1,628		$30,220

Net (loss) income per share
Weighted average share outstanding of Class A redeemable common stock	36,430,512	n/a			n/a			n/a
Basic and diluted net loss per share, Class A redeemable common stock	$(0.00)	n/a			n/a			n/a
Weighted average shares outstanding, basic and diluted	12,070,092	n/a		4(m)	565,100,000		4(m)	525,100,000
Basic and diluted net (loss) income per common share	$(0.64)	n/a		4(m)	$0.05		4(m)	$0.06

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(In thousands, Except Share and Per Share Amounts)

			No redemption scenario			Maximum redemption scenario
	Northern Star (Historical)	Apex Fintech (Historical)	Transaction Accounting Adjustments	Note 4	Pro Forma	Transaction Accounting Adjustments	Note 4	Pro Forma
Net revenues
Commissions	$—	$95,679	—		$95,679	—		$95,679
Other fees and services	—	28,178	—		28,178	—		28,178
Reimbursable fees	—	132,575	—		132,575	—		132,575
Other income	—	11,187	—		11,187	—		11,187

Total non-interest income	—	267,619	—		267,619	—		267,619
Interest income	—	100,553	—		100,553	—		100,553
Interest expense	—	(9,511)	7,103	4(h)	(2,408)	7,103	4(h)	(2,408)

Total net interest income	—	91,042	7,103		98,145	7,103		98,145

Total net revenues	—	358,661	7,103		365,764	7,103		365,764
Non-interest expenses
Execution, clearing and brokerage fees	—	24,116	—		24,116	—		24,116
Reimbursable fees - non-interest expenses	—	132,575	—		132,575	—		132,575
Employee compensation and benefits	—	73,982	—		73,982	—		73,982
Communications	—	28,801	—		28,801	—		28,801
Occupancy, depreciation and amortization	—	4,814	—		4,814	—		4,814
Administrative and general	—	20,722	40,059	4(i), 4(j)	60,781	40,059	4(i), 4(j)	60,781
Operating and formation costs	—	—	—		—	—		—

Total non-interest expenses	—	285,010	40,059		325,069	40,059		325,069

Income before income taxes	—	73,651	(32,956)		40,695	(32,956)		40,695
Income tax expense	—	23,270	(9,989)	4(l)	13,281	(9,989)	4(l)	13,281

Net income	$—	$50,381	$(22,967)		$27,414	$(22,967)		$27,414

Net income per share
Weighted average shares outstanding, basic and diluted	8,750,000	n/a		4(m)	565,100,000		4(m)	525,100,000
Basic and diluted net income per common share	$0.00	n/a		4(m)	$0.05		4(m)	$0.05

COMBINED COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

Note 1 — Description of the Business Combination

On February 21, 2021, Northern Star entered into the Merger Agreement with Apex Fintech, Merger Sub I, a wholly-owned subsidiary of Northern Star, and Merger Sub II, a wholly-owned subsidiary of Northern Star, whereby Merger Sub I will merge with and into Apex Fintech, with Apex Fintech being the surviving entity of the Initial Merger and Apex Fintech’s members receiving shares of Class A common stock, par value $0.0001 per share, of Northern Star in exchange for their membership interests in Apex Fintech, and immediately following the Initial Merger and as part of the same overall transaction as the Initial Merger, the Initial Surviving Company will merge with and into Merger Sub II, with Merger Sub II being the surviving entity of the Final Merger. After giving effect to the Business Combination, the combined company will directly own all of the issued and outstanding equity interests of Apex Fintech, and the pre-Business Combination shareholders of Apex Fintech will hold a portion of the Northern Star Class A common stock.

Subject to the terms and conditions set forth in the Merger Agreement and under the no redemption and maximum redemption scenarios, Apex Fintech’s members will receive consideration of $4,700,000 in shares of Class A common shares of New Apex at closing of the Business Combination, or approximately 470,000,000 shares based on an assumed stock price of $10 per share. It is expected that approximately 3,933,408 of those shares issued to Apex Fintech’s members will be granted to employees of Apex Fintech at the closing of the Business Combination.

On February 19, 2021 Apex Fintech issued convertible senior notes in an aggregate principal amount equal to $100,000. Up to an additional $20,000 in aggregate principal amount of notes may be issued pursuant to the terms and conditions set forth in the Note Purchase Agreement dated February 19, 2021. In accordance with their terms, the 2023 Notes will become convertible as of the consummation of the Business Combination, at the election of the holders, into shares of New Apex common stock at an initial conversion price of $10.00 per share of New Apex common stock.

The following table summarizes the pro forma ordinary shares outstanding under the two scenarios (as described in greater detail in Note 2):

	No redemption		Max redemption
	Shares	Ownership %	Shares	Ownership %
Apex Fintech former members	470,000,000	83.17%	470,000,000	89.51%
Northern Star stockholders	40,000,000	7.08%	—	0.00%
Sponsor	10,000,000	1.77%	10,000,000	1.90%
PIPE Investors	45,000,000	7.96%	45,000,000	8.57%
Northern Star Consultant	100,000	0.02%	100,000	0.02%

Total	565,100,000	100%	525,100,000	100%

Note 2 — Basis of Presentation

The historical financial information of Northern Star and Apex Fintech has been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments related to the Business Combination in accordance with U.S. GAAP. The balance sheet of Apex Fintech as of March 31, 2021 has been adjusted to reflect (i) the sale of the Stash investment in exchange for reduction of PEAK6 loans, (ii) the conversion of PEAK6 and PEAK6 Group loans and accrued interest to Apex Fintech equity and (iii) the accrual of interest related to PEAK6 loans through the expected closing date that will, in each case, take place

COMBINED COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

during 2021 before the closing of the Mergers as if they took place on March 31, 2021 (see Note 3 Adjusted Balance Sheet of Apex Fintech).

At the closing of the Business Combination, Northern Star would cease to be a shell company and, the combined company will operate under the name Apex Fintech Solutions, Inc. Under applicable accounting standards, Apex Fintech will be the accounting acquirer in the Business Combination, which will be treated as a reverse recapitalization, as Apex Fintech’s former owner will retain control of the combine entity after the Business Combination.

Under the reverse recapitalization model, the Business Combination will be reflected as the equivalent of Apex Fintech issuing stock for the net assets of Northern Star, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.

Transaction costs that are determined to be directly attributable and incremental to the Business Combination will be deferred and recorded as other assets in the balance sheet leading up until the Business Combination closes. For the pro forma purposes, such costs will be recorded as a reduction in cash and cash equivalents with a corresponding reduction of additional paid-in capital (see note 4(b)(5) and 4(b)(6) Transaction costs).

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Northern Star Class A common stock into cash and cash equivalents:

•	Assuming No Redemptions: This presentation assumes that no Northern Star public stockholders exercise right to have their public shares converted into pro rata share of the trust account.

•

Assuming Maximum Redemptions: This presentation assumes that all public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 40,000,000 public shares are redeemed for an aggregate redemption payment of approximately $400,013, including interest accrued from the trust account. The maximum redemption amount is derived on the basis that Northern Star will be required to have $5,000 minimum net tangible assets either immediately prior or upon the closing of the Mergers, after giving effect to payments to redeeming stockholders.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2021 includes Northern Star’s transaction costs in the amount of $212 and Apex Fintech’s transaction costs in the amount of $317, which are not expected to have a continuing impact on the results of the Combined Company beyond a year from the Closing.

COMBINED COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

Note 3 — Adjusted Balance Sheet of Apex Fintech

The following table provides the adjusted balance sheet of Apex Fintech as of March 31, 2021.

	Apex Fintech (Historical)	Adjustments	Note 3	Apex Fintech (Adjusted)
Assets
Cash and cash equivalents	215,855	$—		$215,855
Cash - segregated for regulatory purposes	7,229,320	—		7,229,320
Securities - segregated for regulatory purposes, at fair value	1,849,965	—		1,849,965
Securities borrowed	555,391	—		555,391
Securities purchased under agreements to resell, segregated for regulatory purposes	200,000	—		200,000
Financial instruments owned and pledged, at fair value	49,465	—		49,465
Receivables, net		—
Customers	1,523,819	—		1,523,819
Brokers, dealers and clearing organizations	214,469	—		214,469

Total receivables, net	1,738,288	—		1,738,288
Property, plant and equipment, net	3,808	—		3,808
Intangible assets, net	3,877	—		3,877
Operating lease right-of-use assets	5,585	—		5,585
Goodwill	14,173	—		14,173
Other assets	66,431	(32,318)	3(a)	34,113

Total assets	$11,932,158	$(32,318)		$11,899,840

Liabilities and members’ equity
Liabilities:
Securities loaned	1,664,573	—		1,664,573
Loans from affiliates	236,105	(127,124)	3(a),3(b)	108,981
Convertible senior notes	99,704	—		99,704
Payables		—
Customers - Payables	9,376,904	—		9,376,904
Brokers, dealers and clearing organizations - Payables	164,081	—		164,081
Affiliates	16,841	1,170	3(b),3(c)	18,011
Accrued expenses and other liabilities	90,583	518	3(a)	91,101

Total payables	9,648,409	1,688		9,650,097
Operating lease right-of-use liabilities	5,815	—		5,815

Total liabilities	11,654,606	(125,436)		11,529,170

COMBINED COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

	Apex Fintech (Historical)	Adjustments	Note 3	Apex Fintech (Adjusted)
Members’ equity
Common units	108,452	94,814	3(b)	203,266
Retained earnings	169,100	(1,696)	3(a),3(c)	167,404

Total members’ equity	277,552	93,118		370,670

Total liabilities and members’ equity	$11,932,158	$(32,318)		$11,899,840

3(a)

Sale of Stash investment. Represents the sale of the Stash investment to PEAK6 in exchange for reduction of loans. The fair value of the Stash investment at sale is estimated in the amount of $34,200. This is reflected as a reduction of other assets in the amount of $32,318 with a corresponding decrease in loans from affiliate in the amount of $34,200 and increase in retained earnings (accumulated deficit) in the amount of $1,882. Additionally, the tax impact of this adjustment was reflected as increase in accrued expenses and other liabilities with the corresponding decrease in retained earnings (accumulated deficit) in the amount of $518.

3(b)

Conversion of PEAK6 and PEAK6 Group loans and accrued interest to Apex Fintech equity. Represents conversion of loans from PEAK6 and PEAK6 Group and the accrued interest to equity. This is reflected as a reduction in loans from affiliates in the amount of $92,924 and payables to affiliates in the amount of $1,890 with a corresponding increase in common units in the amount of $94,814.

3(c)

Accrual of interest related to PEAK6 loans through expected closing date. Represents accrual of $3,060 of interest associated with PEAK6 loans through the expected closing date of June 30, 2021. This is reflected as increase payable to affiliates, with a corresponding decrease in retained earnings (accumulated deficit).

COMBINED COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

Note 4 — Transaction Accounting Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

4(a)	Cash and cash equivalents. Represents the impact of the Business Combination on the cash and cash equivalents balance of the combined company.

The table below represents the sources and uses of funds as it relates to the Business Combination:

	Note	No redemption scenario	Maximum redemption scenario
Northern Star cash and cash equivalents as of March 31, 2021 - pre Business Combination		1,110	1,110
Apex Fintech cash and cash equivalents as of March 31, 2021 - pre Business Combination		215,855	215,855

Total pre Business Combination		216,965	216,965
Transaction Accounting adjustments:
Northern Star Marketable securities held in Trust Account	(1)	400,013	400,013
PIPE Financing	(2)	450,000	450,000
Payment to redeeming Northern Star’s public shareholders	(3)	—	(400,000)
Repayment of debt	(4)	(120,000)	(120,000)
Payment of deferred underwriting fees	(5)	(14,000)	(14,000)
Payment of accrued Northern Star transaction costs	(6)	(22)	(22)
Payment of accrued Apex Fintech additional costs	(7)	(317)	(317)
Payment of accrued Apex Fintech transaction costs	(8)	(649)	(649)
Payment of other transaction costs and additional costs	(9)	(25,012)	(25,012)

Total Transaction Accounting adjustments		690,013	290,013

Post-Business Combination cash and cash equivalents balance		$906,978	$506,978

(1)

Represents the amount of the restricted investments and Marketable securities held in the trust account upon consummation of the Business Combination at closing of the Mergers (see Note 4(d) Trust Account).

(2)

Represents the issuance, in a private placement to be consummated concurrently with the closing of the Mergers, to PIPE investors of up to 45,000,000 shares of common stock assuming stock price of $10 per share. (See Note 4(g) Impact on equity).

(3)	Represents the amount paid to Northern Star public stockholders who are assumed to exercise redemption rights under the maximum redemption scenario. (See Note 4(g) Impact on equity).

(4)	Represents repayment of Apex Fintech’s loans in the amount of $120,000 at the closing of the Mergers (See Note 4(e) Loans from affiliates).

(5)	Represents payment of deferred underwriting fees incurred as part of Northern Star’s IPO committed to be paid upon the consummation of a business combination (See Note 4(b)(1) Transaction costs).

(6)	Represents payment of accrued Northern Star transaction costs (See Note 4(b)(2) Transaction costs).

COMBINED COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

(7)	Represents payment of accrued Apex Fintech additional costs (See Note 4(b)(4) Transaction costs).

(8)	Represents payment of accrued Apex Fintech transaction costs (See Note 4(b)(3) Transaction costs).

(9)	Represents payment of other transaction costs related to the Business Combination and additional cost. (See Note 4(b)(6) Transaction costs).

4(b)	Transaction costs.

	Northern Star transaction costs		Apex transaction costs				Payment of other transaction costs	Payment of other additional costs	Total transaction costs adjustments
	Payment of deferred underwriting fee	Payment of accrued transaction costs	Payment of accrued transaction costs	Payment of accrued additional costs	Recognition of capitalized unpaid transaction costs as a reduction to equity proceeds	Recognition of capitalized paid transaction costs as a reduction to equity proceeds
	(1)	(2)	(3)	(4)	(5)	(5)	(6)	(6)
Cash and cash equivalents	$(14,000)	$(22)	$(649)	$(317)	$—	$—	$(24,794)	$(218)	$(40,000)
Other assets	—	—	—	—	(649)	(782)	—	—	(1,431)
Accrued expenses and other liabilities	—	(22)	(649)	(317)	—	—	—	—	(988)
Deferred underwriting fee payable	(14,000)	—	—	—	—	—	—	—	(14,000)
Additional paid-in capital	—	—	—	—	(649)	(782)	(24,794)	—	(26,225)
Retained earnings (Accumulated deficit)	—	—	—	—	—	—	—	(218)	(218)

(1)

Payment of deferred underwriting commissions incurred by Northern Star in the amount of $14,000 (See Note 4(a)(5) Cash and cash equivalents). The unaudited pro forma condensed combined balance sheet reflects payment of these costs as a reduction of cash and cash equivalents, with a corresponding decrease in deferred underwriting fee payable.

(2)

Payment of accrued transaction costs specific to Northern Star related to the Business Combination in the amount of $22. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding decrease in accrued expenses and other liabilities. (See Note 4(a)(6) Cash and cash equivalents)

(3)

Payment of accrued transaction costs specific to Apex Fintech related to the Business Combination in the amount of $649. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding decrease in accrued expenses and other liabilities (See Note 4(a)(8) Cash and cash equivalents).

(4)

Payment of accrued additional costs specific to Apex Fintech in the amount of $317. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding decrease in accrued expenses and other liabilities. (See Note 4(a)(7) Cash and cash equivalents)

COMBINED COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

(5)

Recognition of Apex Fintech’s capitalized transaction costs related to the Business Combination in the amount of $1,431 as a reduction to equity proceeds. The unaudited pro forma condensed combined balance sheet reflects these costs as a decrease in other assets, with a corresponding decrease in additional paid-in capital. (See Note 4(g) Impact on equity).

(6)

Payment of other transaction costs related to the Business Combination and additional costs incurred through the Business Combination in the amount of $25,012 (see Note 4(a)(9) Cash and cash equivalents). The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding decrease in additional paid-in capital in the amount of $24,794 and decrease in retained earnings (accumulated deficit) in the amount of $218 (see Note 4(g) Impact on equity).

4(c)

Tax effect of pro forma adjustments. Following the Business Combination, the Combined Company will be subject to U.S. federal income taxes, in addition to state and local taxes. As a result, the unaudited pro forma condensed combined balance sheet reflects an adjustment to deferred taxes assuming the federal rates currently in effect and the current statutory rates apportioned to each state and local jurisdiction. There is a deferred tax impact related to the future settlement of the equity award compensation expense described in more detail in Note 4(i) Nonrecurring equity awards compensations expenses to employees of PEAK6 and 4(j) Nonrecurring equity awards compensations expenses to consultant of Northern Star, therefore a deferred tax asset has been recorded for this purpose. The pro forma also reflects the income tax benefit associated with the contribution of Kairos and Apex Crypto as if it was effective for the full period ending March 31, 2021. Originally, activity from these businesses are subject to U.S. taxation as partnerships. Under ASC 740, a tax position must be more likely than not to be sustained upon examination by taxing authorities in order to recognize the benefit of the tax position on our financial statements. Recognized tax benefits are measured as the largest amount of benefit greater than fifty percent likely of being realized. The unaudited pro forma condensed combined balance sheet reflects this adjustment as an increase in other assets in the amount of $8,469 and decrease in accrued expenses and other liabilities in the amount of $1,019, with corresponding increase in retained earnings (accumulated deficit) in the amount of $9,488 (see Note 4(g) Impact on equity).

4(d)

Trust Account. Represents release of the restricted investments and Marketable securities held in the trust account upon consummation of the Business Combination to fund the closing of the Business Combination (See Note 4(a)(1) Cash and cash equivalents).

4(e)

Loans from affiliates. Represents funds from the Business used to repay Apex Fintech’s loans from PEAK6 and associated accrued interest at the closing of the Business Combination which represents the remaining balance of these loans subsequent to adjustments 3(a) Sale of Stash investment and 3(b) Conversion of PEAK6 and PEAK6 Group loans and accrued interest to Apex Fintech equity. The unaudited pro forma condensed combined balance sheet reflects the repayment as a reduction in cash and cash equivalents in the amount of $120,000, with a corresponding decrease in loans from affiliates in the amount of $108,981 and payables to affiliates in the amount of $11,019 (See Note 4(a)(4) Cash and cash equivalents).

4(f)

Accrued expenses and other liabilities. Represents Medicare and Social Security accrual on compensation expenses related to shares granted to employees from PEAK6 Group at the closing of the Mergers. The unaudited pro forma condensed combined balance sheet reflects this accrual as an increase in accrued expenses and other liabilities, with a corresponding decrease in retained earnings (accumulated deficit) (See Note 4(g) Impact on equity and 4(i) Nonrecurring equity awards compensations expenses issued to employees of PEAK6).

COMBINED COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

4(g)

Impact on equity. The following table represents the impact of the Business Combination on the number of shares of New Apex Class A common stock and represents the total equity section assuming no redemptions by public stockholders:

		Northern Star / Combined Company common stock				Apex Fintech Common units		Additional paid-in capital	Retained earnings (Accumulated deficit)	Total members’ and stockholder’s equity	Northern Star Temporary equity
		Class A		Class B							Class A common stock subject to possible redemption
	Note	Shares	Amount	Shares	Amount	Units	Amount				Shares	Amount
Northern Star equity as of March 31, 2021 - pre Business Combination		4,276,654	$—	10,000,000	$1	—	$—	$12,729	$(7,730)	$5,000	35,723,346	$357,233
Apex Fintech equity as of March 31, 2021 - pre Business Combination		—	—	—	—	158,429	108,452		169,100	169,100	—	—
Sale of Stash investment and associated tax impact	3(a)	—	—	—	—	—	—	—	1,364	1,364	—	—
Conversion of PEAK6 loan to Apex equity	3(b)	—	—	—	—	3,262	94,814	—	—	—	—	—
Accrual of interest related to PEAK6 loans	3(c)	—	—	—	—	—	—	—	(3,060)	(3,060)

Apex Fintech equity as of March 31, 2021 - pre Business Combination, as adjusted		—	—	—	—	161,691	203,266	—	167,404	167,404	—	—

Total equity as of March 31, 2021 - Pre Business Combination, as adjusted		4,276,654	—	10,000,000	1	161,691	203,266	12,729	159,674	172,404	35,723,346	357,233
Transaction Accounting Adjustments:
Reclassification of Northern Star’s redeemable shares to Class A common stock		35,723,346	4	—	—	—	—	357,229	—	357,233	(35,723,346)	(357,233)
Initial stockholders		10,000,000	1	(10,000,000)	(1)	—	—	—	—	—	—	—
PIPE Investors	4(a)(2)	45,000,000	5	—	—	—	—	449,995	—	450,000	—	—
Elimination of historical Apex common units		—	—	—	—	(161,691)	(203,266)	203,266	—	203,266	—	—
Shares issued to Apex Fintech former members as consideration (including 3,933,408 shares which will be granted to employees at the Closing)	(1)	470,000,000	47	—	—	—	—	37,360	(37,407)	—	—	—
Shares granted to Northern Star consultant	4(j)	100,000	—	—	—	—	—	1,000	(1,000)	—	—	—
Medicare and Social Security accrual associated with shares issued to employees	4(f)	—	—	—	—	—	—	—	(1,652)	(1,652)	—	—

COMBINED COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

		Northern Star / Combined Company common stock				Apex Fintech Common units		Additional paid-in capital	Retained earnings (Accumulated deficit)	Total members’ and stockholder’s equity	Northern Star Temporary equity
		Class A		Class B							Class A common stock subject to possible redemption
	Note	Shares	Amount	Shares	Amount	Units	Amount				Shares	Amount
Apex Fintech’s capitalized transaction costs related to the Business Combination	4(b)(5)	—	—	—	—	—	—	(1,431)	—	(1,431)
Other transaction costs and additional costs	4(b)(6)	—	—	—	—	—	—	(24,794)	(218)	(25,012)	—	—
Tax effect of pro forma adjustments	4(c)	—	—	—	—	—	—	—	9,488	9,488	—	—

Total Transaction Accounting Adjustments		560,823,346	57	(10,000,000)	(1)	(161,691)	(203,266)	1,022,625	(30,789)	991,892	(35,723,346)	(357,233)

Post-Business Combination equity balance		565,100,000	$57	—	$—	—	$—	$1,035,354	$128,885	$1,164,296	—	$—

(1)

Represents consideration received by Apex Fintech unitholders of 470,000,000 shares, of which 3,933,408 shares are expected to be subsequently granted to employees from PEAK6 Group at the Closing. Compensation expense in the amount of $37,407 associated with the shares which will be granted to employees at the Closing was calculated based on expected fair value of $9.51 and reflected as an increase in additional paid-in capital with corresponding decrease in retained earnings (accumulated deficit).

COMBINED COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

In case of maximum redemption by Northern Star’s stockholders, the following table represents the impact of the Business Combination on the number of shares of New Apex Class A common stock and represents the total equity section:

		Northern Star / Combined Company common stock				Apex Fintech Common units		Additional paid-in capital	Retained earnings (Accumulated deficit)	Total members’ and stockholder’s equity	Northern Star Temporary equity
		Class A		Class B							Class A common stock subject to possible redemption
	Note	Shares	Amount	Shares	Amount	Units	Amount				Shares	Amount
Northern Star equity as of March 31, 2021 - pre Business Combination		4,276,654	$—	10,000,000	$1	—	$—	$12,729	$(7,730)	$5,000	35,723,346	$357,233
Apex Fintech equity as of March 31, 2021 - pre Business Combination		—	—	—	—	158,429	108,452	—	169,100	169,100	—	—
Sale of Stash investment and associated tax impact	3(a)	—	—	—	—	—	—	—	1,364	1,364	—	—
Conversion of PEAK6 loan to Apex equity	3(b)	—	—	—	—	3,262	94,814	—	—	—	—	—
Accrual of interest related to PEAK6 loans	3(c)	—	—	—	—	—	—	—	(3,060)	(3,060)
Apex Fintech equity as of March 31, 2021 - pre Business Combination, as adjusted		—	—	—	—	161,691	203,266	—	167,404	167,404	—	—

Total equity as of March 31, 2021- Pre Business Combination, as adjusted		4,276,654	—	10,000,000	1	161,691	203,266	12,729	159,674	172,404	35,723,346	357,233

Transaction Accounting Adjustments:
Reclassification of Northern Star’s redeemable shares to Class A common stock		35,723,346	(4)	—	—	—	—	(399,996)	—	(400,000)	(35,723,346)	(357,233)
Initial stockholders		10,000,000	1	(10,000,000)	(1)	—	—	—	—	—	—	—
Less: Redemption of redeemable stock	4(a)(3)	(40,000,000)	4	—	—	—	—	357,229	—	357,233	—	—
PIPE Investors	4(a)(2)	45,000,000	5	—	—	—	—	449,995	—	450,000	—	—
Elimination of historical Apex common units		—	—	—	—	(161,691)	(203,266)	203,266	—	203,266	—	—
Shares issued to Apex Fintech former members as consideration (including 3,933,408 shares which will be granted to employees at the Closing)	(1)	470,000,000	47	—	—	—	—	37,360	(37,407)	—	—	—
Shares granted to Northern Star consultant	4(j)	100,000	—	—	—	—	—	1,000	(1,000)	—	—	—

COMBINED COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

		Northern Star / Combined Company common stock				Apex Fintech Common units		Additional paid-in capital	Retained earnings (Accumulated deficit)	Total members’ and stockholder’s equity	Northern Star Temporary equity
		Class A		Class B							Class A common stock subject to possible redemption
	Note	Shares	Amount	Shares	Amount	Units	Amount				Shares	Amount
Medicare and Social Security accrual associated with shares issued to employees	4(f)	—	—	—	—	—	—	—	(1,652)	(1,652)	—	—
Apex Fintech’s capitalized transaction costs related to the Business Combination	4(b)(5)	—	—	—	—	—	—	(1,431)	—	(1,431)
Other transaction costs and additional costs	4(b)(6)	—	—	—	—	—	—	(24,794)	(218)	(25,012)	—	—
Tax effect of pro forma adjustments	4(c)	—	—	—	—	—	—	—	9,488	9,488	—	—
Total Transaction Accounting Adjustments		520,823,346	53	(10,000,000)	(1)	(161,691)	(203,266)	622,629	(30,789)	591,892	(35,723,346)	(357,233)

Post-Business Combination equity balance		525,100,000	$53	—	$—	—	$—	$635,358	$128,885	$764,296	—	$—

(1)

Represents consideration received by Apex Fintech unitholders of 470,000,000 shares, of which 3,933,408 shares are expected to be subsequently granted to employees from PEAK6 Group at the Closing. Compensation expense in the amount of $37,407 associated with the shares which will be granted to employees at the Closing was calculated based on expected fair value of $9.51 and reflected as an increase in additional paid-in capital with corresponding decrease in retained earnings (accumulated deficit).

COMBINED COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2021 and for the year ended December 31, 2020

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 are as follows:

4(h)

Interest expense. Represents elimination of historical interest expense in connection with repayment of PEAK6 and PEAK6 Group loans at the closing of the Business Combination. (See Note 4(e) Loans from affiliates).

4(i)

Nonrecurring equity awards compensations expenses issued to employees of PEAK6. Represents non-cash compensation expense related to the restricted shares granted to employees from PEAK6 Group at the closing of the Business Combination in the amount of $37,407 (See Note 4(g) Impact on equity) and respective Medicare and Social Security accrual in the amount of $1,652 (See Note 4(f) Accrued expenses and other liabilities and Note 4(g) Impact on equity). Such shares do not have any service period. This compensation expense is not expected to have a continuing impact on the combined results.

4(j)

Nonrecurring equity awards compensations expenses to consultant of Northern Star. Represents non-cash compensation expense related to the 100,000 Class A common shares issues to the consultant of Northern Star at the closing of the Business Combination in the amount of $1,000. Such shares do not have any service period. This compensation expense is not expected to have a continuing impact on the combined results (See Note 4(g) Impact on equity).

4(k)	Exclusion of interest income. Represents elimination of interest earned on marketable securities held in trust account.

4(l)

Tax effect of pro forma adjustments. Reflects the impact of U.S. federal, state and local income taxes on the income of the Combined Company. The pro forma effective income tax rate is estimated to be approximately 28.02% and 32.64% for the three months ended March 31, 2021 and for the year ended December 31, 2021, respectively, and was determined by combining the projected U.S. federal, state and local income taxes.

4(m)

Net income per share. Represents pro forma net income per share based on pro forma net income and 565,100,000 and 525,100,000 total shares outstanding upon consummation of the Business Combination for no redemption and maximum redemption scenario, respectively. There are no equity instruments that are expected to have a dilutive effect on the net income per share post-Business Combination.

THE PIPE PROPOSAL

In connection with the Business Combination, Northern Star intends to (subject to the terms and conditions set forth in the subscription agreements Northern Star entered into on February 21, 2021 with the PIPE Investors) substantially concurrently with the closing of the Mergers effect the issuance of 45,000,000 shares of New Apex common stock to PIPE Investors. For further information, see the section entitled “The Business Combination Proposal.”

On February 21, 2021, Northern Star entered into subscription agreements with the PIPE Investors pursuant to which such PIPE Investors have agreed to purchase an aggregate of 45,000,000 shares of New Apex common stock in a private placement at a price of $10.00 per share for an aggregate commitment of $450,000,000. The closing of the subscription agreements is subject to certain customary conditions, including, among other things, the substantially concurrent closing of the Mergers. The purpose of the PIPE Transaction is to ensure that the combined company has a minimum amount of capital to operate its business following the transaction, to support the combined company’s growth, and for working capital, capital expenditures and general corporate purposes.

Generally, each PIPE Investor’s subscription amount will be delivered to Northern Star on the then-scheduled closing date of the Mergers (unless a later time is otherwise agreed by Northern Star). The subscription agreements provide for certain registration rights. In particular, New Apex will, within 15 business days following the closing date of the Merger, file with the SEC (at New Apex’s sole cost and expense) a registration statement registering the resale of the shares issued to the PIPE Investors, and will use its commercially reasonable efforts to have such registration statement declared effective as soon as reasonably practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day following the actual filing date (or the 90th calendar day if the SEC notifies Northern Star that it will “review” such registration statement) and (ii) the 5th business day after the date Northern Star is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review, subject to certain exceptions, such as a PIPE Investor’s failure to provide information reasonably requested by New Apex to effect the registration of the applicable shares.

Assuming that no holder of Northern Star’s public shares exercises redemption rights as described in this proxy statement/prospectus, immediately after the closing of the Mergers, the PIPE Investors will hold approximately 9% of the issued and outstanding New Apex common stock. The issuance of such shares will result in significant dilution to Northern Star’s stockholders, and will afford Northern Star’s stockholders a correspondingly smaller percentage interest in the voting power, liquidation and aggregate value of New Apex.

If approved by Northern Star’s stockholders at the special meeting, the PIPE Transaction is expected to close substantially simultaneously with the consummation of the Mergers.

NYSE Listing Requirements

NYSE Listing Rule 312.03(c) generally requires stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. However, no stockholder approval is required if, among other things, the transaction involves a sale of common stock, for cash, at a price at least as great as the lower of: (i) the official closing price on the NYSE immediately preceding the signing of the binding agreement; or (ii) the average official closing price for the five trading days immediately preceding the signing of the binding agreement (the “Minimum Price”). The securities to be issued in the PIPE Transaction will exceed 20% of the number of shares of Northern Star common stock outstanding immediately prior to the consummation of the Business Combination and the PIPE Transaction. Further, the shares of Northern Star common stock to be issued in connection with the PIPE Transaction will be issued at a price that is less than the Minimum Price. Therefore, the PIPE Transaction will require stockholder approval under NYSE Listing Rule 312.03(c).

Required Vote

The approval of the PIPE proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock present and entitled to vote at the special meeting.

Under the subscription agreements with the PIPE Investors, the closing of the PIPE Transaction is conditioned on, among other things, the substantially concurrent closing of the Mergers and, under the Merger Agreement, the closing of the Mergers is conditioned on the receipt by Northern Star of proceeds from the consummation of the PIPE Transaction in an aggregate amount not less than $300,000,000. Accordingly, if the business combination proposal is not approved, the PIPE proposal will not be presented at the special meeting. If the PIPE proposal is not approved and one or more of the parties refuses to waive the related closing condition in the Merger Agreement, the parties will not consummate the Mergers and the other proposals (except an adjournment proposal, as described below) will not be presented to the stockholders for a vote.

NORTHERN STAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE PIPE PROPOSAL.

THE CHARTER PROPOSALS

The charter proposals, if approved, will approve the following amendments to Northern Star’s current amended and restated certificate of incorporation to:

•	change the name of the new public entity to “Apex Fintech Solutions, Inc.”, as opposed to the current name of “Northern Star Investment Corp. II”;

•

increase the number of shares of common stock Northern Star is authorized to issue to 1,300,000,000 shares, as opposed to the current number of 150,000,000 shares, and to remove the provisions for Northern Star’s current Class B Common Stock (the shares of which will all convert into shares of Class A Common Stock in connection with the Business Combination) so that the Class B Common Stock will cease to exist and Northern Star will have a single class of common stock;

•

remove the right of stockholders of Northern Star to act without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of common stock were present and voted;

•

add supermajority voting provisions applicable after such time as the PEAK6 Parties and their affiliates no longer beneficially own more than 50% of the then outstanding shares of the capital stock of New Apex, requiring the affirmative vote of the holders of 75% of the voting power of all of the then outstanding shares of the capital stock of New Apex to amend certain provisions of the second amended and restated certificate of incorporation and to adopt, amend or repeal any provision of the bylaws; and

•

remove the various provisions applicable only to special purpose acquisition companies (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) and make certain other immaterial changes that the Northern Star board deems appropriate.

In the judgment of Northern Star’s board of directors, the charter proposals are desirable for the following reasons:

•	the name of the new public entity is desirable to reflect the Business Combination with Apex Fintech and the combined business going forward;

•

the greater number of authorized number of shares of common stock is desirable for New Apex to have sufficient shares for the issuances to the holders of Apex Fintech’s stock in the Initial Merger, and for issuances upon exercise of New Apex’s warrants and upon conversion of the 2023 Notes, and have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances, for stock dividends and stock splits, and for the 2021 Plan and other compensatory purposes;

•

the single class of common stock is desirable because all shares of Class B common stock will be exchanged for Class A common stock upon the closing of the Business Combination, and because it will allow Northern Star to have a streamlined capital structure;

•

the requirement that stockholders take action at a duly called meeting with valid notice, rather than by written consent, is desirable to provide all New Apex stockholders with notice of actions proposed to be taken or approved by the stockholders and to provide all New Apex stockholders with the opportunity to participate in the consideration of such actions or other approval items;

•	the supermajority voting provisions are desirable to enhance the continuity and stability of the board of directors; and

•

the provisions that relate to the operation of Northern Star as a special purpose acquisition corporation prior to the consummation of its initial business combination will not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if an initial business combination is not consummated within a certain period of time).

For a comparison of the existing charter and Northern Star’s proposed charter, please see the section entitled “Description of New Apex’s Securities After the Mergers.”

Notwithstanding the foregoing, authorized but unissued shares of common and preferred stock may enable New Apex’s board of directors to render it more difficult to, or may be used to discourage an attempt to, obtain control of New Apex and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Apex’s securities. If, in the due exercise of its fiduciary obligations, for example, New Apex’s board of directors were to determine that a takeover proposal were not in the best interests of New Apex, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable New Apex to have sufficient shares for the issuances to the holders of Apex Fintech’s membership interests in the Initial Merger, and for issuances upon conversion of the 2023 Notes, while retaining the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances, for stock dividends and stock splits, and for the 2021 Plan and other compensatory purposes. Except for issuances to Apex Fintech’s members pursuant to the Merger Agreement and issuances in connection with conversion of the 2023 Notes, Northern Star currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

A copy of Northern Star’s proposed Second Amended and Restated Certificate of Incorporation, as will be in effect assuming approval of all of the charter proposals and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as Annex B. For a comparison of the existing charter and Northern Star’s proposed charter, please see the section entitled “Description of New Apex’s Securities After the Merger.”

Required Vote

The approval of each of the charter proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Northern Star common stock on the record date.

The amendments to Northern Star’s amended and restated certificate of incorporation are conditioned upon the closing of the Mergers and, under the Merger Agreement, the approval of the charter proposals is a condition to the closing of the Mergers. Accordingly, if the business combination proposal is not approved, or the PIPE proposal is not approved and the applicable conditions in the Merger Agreement are not waived, the charter proposals will not be presented at the special meeting. If the charter proposals are not approved and one or more of the parties refuses to waive the related closing condition in the Merger Agreement, the parties will not consummate the Mergers and the other proposals (except an adjournment proposal, as described below) will not be presented to the stockholders for a vote.

NORTHERN STAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSALS.

THE DIRECTOR ELECTION PROPOSAL

Election of Directors

At the special meeting, six directors will be elected to be the directors of New Apex upon the closing of the Business Combination. Consistent with the board of directors of Northern Star, New Apex’s board of directors will be divided into three classes with only one class of directors being elected in each year and each class (except for the initial terms of the Class A and Class B directors) serving a three-year term. If the nominees are elected, Joanna Coles and David Snyderman will be Class A directors serving until Northern Star’s 2022 special meeting of stockholders; William Capuzzi and Judi Hart will be Class B directors serving until Northern Star’s 2023 special meeting of stockholders; and Matthew Hulsizer and Jennifer Just will be Class C directors serving until Northern Star’s 2024 special meeting of stockholders, and in each case, until their successors are elected and qualified.

Under Delaware law, the election of directors requires a plurality vote of the common stock present in person or represented by proxy and entitled to vote at the special meeting. Plurality means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

The election of the directors is conditioned upon the closing of the Mergers and, under the Merger Agreement, the election of all the nominees identified in this proxy statement/prospectus is a condition to the closing of the Mergers. Accordingly, if the business combination proposal is not approved, or the PIPE proposal or any charter proposal is not approved and the applicable condition or conditions in the Merger Agreement is or are not waived, the director election proposal will not be presented at the special meeting. If the six nominees identified in this proxy statement/prospectus are not elected as directors and one or more of the parties refuses to waive the related closing condition in the Merger Agreement, the parties will not consummate the Mergers and the other proposals (except an adjournment proposal, as described below) will not be presented to the stockholders for a vote.

Following the closing of the Business Combination, the election of directors of New Apex will be governed by its certificate of incorporation and bylaws and the laws of the State of Delaware.

NORTHERN STAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NORTHERN STAR STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES IDENTIFIED IN THIS PROXY STATEMENT/PROSPECTUS.

Executive Officers and Directors After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of the combined company will be managed by or under the direction of the board of directors of New Apex. Northern Star and Apex Fintech are currently evaluating potential director nominees and executive officer appointments, but the following table sets forth the name and position of each of the director nominees and executive officers of New Apex upon consummation of the Mergers known as of the date hereof, including their ages as of December 31, 2020.

Name	Age	Position
Executive Officers
William Capuzzi	50	Chief Executive Officer and Director
Tricia Rothschild	53	President
William Brennan	55	Chief Administrative Officer
Christopher Springer	59	Chief Financial Officer
Bryan Jacobsen	48	Chief Compliance Officer
Non-Employee Directors
Jennifer Just(2)	53	Chairperson
Matthew Hulsizer	51	Director
Joanna Coles(1)(2)	58	Director
Judi Hart	44	Director
David Snyderman(1)(2)	50	Director

(1)	Member of the New Apex audit committee, effective upon the consummation of the Mergers.
(2)	Member of the New Apex compensation committee, effective upon the consummation of the Mergers.

Executive Officers

William Capuzzi will serve as New Apex’s Chief Executive Officer and as a member of its board of directors commencing upon the consummation of the Mergers. Mr. Capuzzi has served as the Chief Executive Officer of Apex since 2015, where he set the vision and strategy to help Apex identify and realize new areas of growth and opportunity. Prior to joining Apex, Mr. Capuzzi worked at ConvergEx Group from 2006 to 2015, where he was Chief of Staff and a member of the firm’s executive committee and managed critical internal and external initiatives and was responsible for the firm’s options, prime services, global clearing and commission sharing arrangement businesses. Mr. Capuzzi also served as director at Pershing LLC from 1999 to 2006, where he was responsible for their institutional product suite and directed their global re-engineering efforts firm wide. Mr. Capuzzi started his career on Wall Street at Donaldson, Lufkin & Jenrette as part of their MBA program in 1999. Mr. Capuzzi earned his Bachelor of Arts degree from Wesleyan University and a Master of Business Administration in Strategic Management from Rutgers University. He holds Series 3, 7, 24, and 63 securities registrations. We believe Mr. Capuzzi is well-qualified to serve as a member of New Apex’s board of directors due to his deep industry experience, leadership and strategic vision.

Tricia Rothschild will serve as New Apex’s President commencing upon the consummation of the Business Combination. Ms. Rothschild has served as the President of Apex since 2020, where she is responsible for the strategic planning, development and overall growth of the company and oversight of internal and client-facing functions, such as sales, marketing and product management. Prior to joining Apex, Ms. Rothschild spent 26 years in a variety of roles at Morningstar (NASDAQ: MORN). Ms. Rothschild was the Chief Product Officer and Co-Head of Global Markets at Morningstar from 2017 through 2019 where she led a multi-million-dollar global portfolio of businesses including software, data, research and index solutions serving asset managers, wealth managers and individual investors. Ms. Rothschild is a Chartered Financial Analyst and serves on the CFA Institute’s global board of governors, currently as chair of the Risk Committee. She also sits on the board of directors of the Financial Fitness Group, and is an advisory board member at the TIFIN group. Ms. Rothschild holds a Bachelor of Science degree from Northwestern University and a Master’s degree in Russian and East European economics from Indiana University. Ms. Rothschild was named one of the top Women in Wealthtech by ThinkAdvisor in 2019, and was named one of the top 21 people who will change wealth management in 2021 by Financial Planning.

William Brennan will serve as New Apex’s Chief Administrative Officer commencing upon the consummation of the Mergers. Mr. Brennan has served as the Chief Administrative Officer of Apex and Apex Pro since 2019, in which role he oversees the day-to-day management of the business and is responsible for the operations, finance, compliance and risk functions, and ensuring alignment with vision and policies. Mr. Brennan previously served as Apex’s Chief Financial Officer from 2016 to 2019 and Chief Operating Officer from 2017 to 2019. Prior to joining Apex, Mr. Brennan served as the Chief Operating Officer for Prophecy Asset Management, L.P. from 2014 to 2016, as a Managing Director and Global Co-Head of Clearing for Goldman Sachs (NYSE: GS) from 2008 to 2012. Mr. Brennan holds a Bachelor of Science degree in Accounting from the University of Illinois and a Juris Doctor from IIT-Chicago Kent College of Law. He is a Certified Public Accountant.

Christopher Springer will serve as New Apex’s Chief Financial Officer commencing upon the consummation of the Mergers. Mr. Springer has served as the Chief Financial Officer of Apex since February 2020 and has more than 30 years of experience building and diversifying financial services businesses. Prior to his current role, Mr. Springer served as Chief Administrative Officer and Chief Financial Officer of Apex Pro and joined Apex Fintech in September 2019 when PEAK6 acquired Apex Pro. Prior to Apex Pro, Mr. Springer was the Chief Financial Officer of ConvergEx Group where he oversaw day-to-day finance and accounting operations as well as overseeing corporate structuring. Mr. Springer spent 26 years at ConvergEx Group and its predecessors including BNY Mellon (NYSE: BK) and Execution Services Incorporated. Mr. Springer started his career with Arthur Andersen & Company in their New York Financial Services Practice. He is a member of the Stockbrokerage Subcommittee of the NYS Society of CPA’s and was recently appointed to serve as a member of the Stockbrokerage and Investment Banking Expert Panel of the American Institute of Certified Public Accountants for the 2021-2022 term. Mr. Springer is a Certified Public Accountant, holds a Master’s of Accountancy degree from the University of Mississippi and a series 27 license.

Bryan Jacobsen will serve as New Apex’s Chief Compliance Officer commencing upon the consummation of the Mergers. Mr. Jacobsen has served as the Chief Compliance Officer of Apex since 2019 and the same role at Apex Pro since 2020. Prior to joining Apex, Mr. Jacobsen served as Chief Compliance Officer for Resource America and Cetera Advisor Networks, LLC from 2018 to 2019 and as Chief Compliance Officer for various Cetera Financial Group firms from 2010 to 2018. Prior to this, Mr. Jacobsen served as Vice President of Compliance and Assistant Chief Compliance Officer for the National Planning Corporation from 2005 to 2018. Mr. Jacobsen holds a Bachelor of Science degree from Bellevue University and a Master of Business Administration degree in Business Administration from Youngstown State University. He holds Series 4, 7, 24, 65 and 66 securities registrations.

Non-Employee Directors

Matthew Hulsizer will serve on New Apex’s board of directors commencing upon the consummation of the Mergers. Mr. Hulsizer is the co-founder and managing member of the PEAK6 Parties since their formation in 1997, leading the build and development of industry players such as PEAK6 Capital Management, OptionsHouse and Apex Fintech. He co-founded PEAK6 in 1997 with the mindset that sophisticated, proprietary technology could be used more efficiently to manage risk in the options market. Over the past two decades, Hulsizer and his co-founder have used the same formula across a range of industries, asset classes and business stages. Mr. Hulsizer began his career as a senior trader with O’Connor and Associates from 1991 to 1997 and has served as a board member of New Jersey’s Peddie School and Chicago’s Steppenwolf Theatre Company. Mr. Hulsizer earned his Bachelor of Arts degree from Amherst College. We believe Mr. Hulsizer is well-qualified to serve as a member of New Apex’s board of directors due to his extensive operating and strategic experience in technology and financial services as well his investing and acquisition expertise.

Jennifer Just will be the Chair of New Apex’s board of directors commencing upon the consummation of the Mergers. Ms. Just is the co-founder and managing member of the PEAK6 Parties since their formation in 1997, leading the build and development of industry players such as PEAK6 Capital Management, OptionsHouse and Apex Fintech. While trading gave PEAK6 its start, Ms. Just and her co-founder have created, turned around or invested in more than 100 companies over the past two decades, which ranged from options trading and clearing firms to professional sports teams and consumer products. Ms. Just looks for underfunded and undervalued opportunities with the potential to transform the future. Ms. Just is also an advocate in helping women advance their careers — not through the traditional methods, but in teaching knowledge and allocation of money. These programs include Poker Powher, a woman-led company that teaches poker to all who identify as female and trading and technology programs. Ms. Just began her career with O’Connor and Associates from 1990 to 1997. Ms. Just also serves on the Board of Directors of Northwestern Laurie Children’s Hospital. Ms. Just holds her Bachelor of Business Administration degree from the University of Michigan – Stephen M. Ross School of Business and is a Chartered Financial Analyst. We believe Ms. Just is well-qualified to serve as a member of New Apex’s board of directors due to her experience building and guiding companies with her business strategy and operational experience.

Joanna Coles has served as the Chairperson of the Board of Directors and as the Chief Executive Officer since inception of Northern Star Investment Corp. II. She has also served as Chairperson of the Board of Directors of Northern Star I since July 2020 and as its Chief Executive Officer since September 2020. She has also served as the Chairperson of the Board of Directors and Chief Executive Officer of Northern Star Investment Corp. III since November 2020 and of Northern Star Investment Corp. IV since November 2020. Ms. Coles is a creative media and technology entrepreneur who in her previous roles as editor of two leading magazines and Chief Content Officer of Hearst Magazines developed an extensive network of relationships at the intersection of technology, fashion and beauty. Ms. Coles is on the board of Snap Inc. (NYSE: SNAP), a leading digital media company that utilizes technology to combine mobile phone photos with Snapchat, a leading communications platform. Its chat services include creating and watching stories, chatting with groups, and making voice and video calls while also communicating through stickers and Bitmojis. She is also on the board of directors of Sonos, Inc. (NASDAQ: SONO), a designer, developer, manufacturer and seller of audio products and services. Ms. Coles has been the Executive Producer for ABC Freeform’s highly acclaimed The Bold Type since 2016 and in 2019 entered into a production development deal at ABC Studios creating TV shows across Disney’s streaming platforms. Since January 2019, she has also been a special advisor to Cornell Capital, a $3.5 billion private investment firm founded in 2013 by Henry Cornell, the former Vice Chairman of Goldman Sachs’ Merchant Banking Division. She is also an advisor to Klarna, a Swedish shopping payment disruptor. She was appointed Chief Content Officer of Hearst Magazines in September 2016, overseeing editorial for Hearst’s 300 titles globally, and served until August 2018. Prior to that, she was Editor-in-Chief of Cosmopolitan, a role she started in September 2012. She edited Marie Claire magazine from April 2006 to September 2012. Ms. Coles was New York columnist for The Times of London from September 1998 to September 2001 and served as New York Bureau Chief for The Guardian from 1997 to 1998. She is on the board of Women Entrepreneurs New York City, an initiative to encourage female entrepreneurship, with a focus on underserved communities. She is also a member of the board of directors of Density Software, a company that utilizes hardware systems and software solutions to manage safety and security in physical spaces including retail stores, hotels, restaurants, office buildings, public facilities such as airports and universities and home environments, Blue Mistral, a clean beauty company, and an advisor to several private companies. She holds a B.A. in English and American literature from the University of East Anglia. We believe that Ms. Coles is qualified to serve as a member of our board of directors due to her extensive experience and contacts and relationships.

Judi Hart will serve as a member of New Apex’s board of directors commencing upon the consummation of the Mergers. Ms. Hart has served as Chief Operating Officer of PEAK6 since 2020, where she is responsible for operations across all portfolio companies and serves as a strategic partner to PEAK6’s core businesses, including Apex Fintech. Before assuming her role as Chief Operating Officer, Ms. Hart served as Chief People Officer for PEAK6 for 18 months starting in 2018, where she strategically led PEAK6 through an expansion from 350 employees to more than 1,000 employees. Prior to joining PEAK6, Ms. Hart served as the Head of HR for the media division of Apple from 2014 until 2018. Prior to that, Ms. Hart served as Vice President of People & Culture for Beats by Dr. Dre for nearly three years, beginning in 2012. She has extensive experience as a human resources professional leading people and culture for global brands, including Blizzard Entertainment, Apple, and Beats by Dr. Dre. Ms. Hart earned her Bachelor of Arts degree from the University of Southern California. We believe that Ms. Hart is well-qualified to serve as a member of New Apex’s board of directors due to her extensive experience in hiring, compensation and other employee-related matters.

David Snyderman will serve on New Apex’s board of directors commencing upon the consummation of the Mergers. Mr. Snyderman is currently the Global Head of Magnetar Capital’s Alternative Credit and Fixed Income business, which includes overseeing the sourcing of differentiated investment opportunities across multiple asset classes, such as corporate credit, mortgages and real estate, consumer and specialty finance, and energy and transportation related assets, Mr. Synderman has 20 years of experience in fixed income markets and joined Magnetar Capital in 2005 shortly after its launch. Mr. Snyderman also serves as chairman of Magnetar Capital’s Investment Committee and is a member of Magnetar Capital’s Management Committee. Prior to his time with Magnetar Capital, Mr. Snyderman was the head of global credit and a senior managing director at Citadel Investment Group, serving in a senior management role as a member of the Management, Portfolio Management and Investment/Risk committees. Mr. Snyderman is a founding board member of the Magnetar Capital Foundation, which has partnered with UChicago STEM Education to create the Magnetar UChicago Financial Education Initiative, a high-school based financial education program which has taught more than 1,200 classes and reached nearly 26,000 students. Mr. Synderman earned a Bachelor of Arts in economics from Washington University and completed the certified public accountant exam. We believe that Mr. Synderman is qualified to serve as a member of our board of directors to due his extensive experience and contacts and relationships in the financial sector.

Board Composition

New Apex’s business and affairs will be organized under the direction of the board of directors of New Apex. New Apex anticipates that the board of directors of New Apex will consist of six members upon the consummation of the Mergers. Jennifer Just will serve as Chair of the board of directors. The primary responsibilities of the board of directors of New Apex will be to provide oversight, strategic guidance, counseling and direction to New Apex’s management. The board of directors of New Apex will meet on a regular basis and additionally as required.

The board of directors of New Apex will be divided into three classes, Class A, Class B, and Class C, with members of each class serving staggered three-year terms. If nominees identified in this proxy statement/prospectus are elected as directors, Northern Star anticipates the directors will be assigned to the following classes:

•	Class A will consist of Joanna Coles and David Snyderman, whose terms will expire at New Apex’s first annual meeting of stockholders to be held after consummation of the Mergers;

•	Class B will consist of William Capuzzi and Judi Hart, whose terms will expire at New Apex’s second annual meeting of stockholders to be held after consummation of the Mergers; and

•	Class C will consist of Matthew N. Hulsizer and Jennifer Just, whose terms will expire at New Apex’s third annual meeting of stockholders to be held after consummation of the Mergers.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the board of directors of New Apex may have the effect of delaying or preventing changes in New Apex’s control or management.

In addition, Jonathan Ledecky, currently the President and Chief Operating Officer and a member of the board of directors of Northern Star, will have the right to attend all New Apex board meetings as a non-voting observer until the earlier of the second anniversary of the closing of the Mergers and such time as the Sponsor ceases to own at least 50% of the shares of New Apex common stock owned by it as of immediately after the closing of the Mergers.

Director Independence

As a result of its common stock being listed on the NYSE following consummation of the Mergers, New Apex will adhere to the listing rules of the NYSE (after giving effect to the exemptions available to a controlled company) in affirmatively determining whether a director is independent. Northern Star’s board of directors has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NYSE listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Upon the consummation of the Business Combination, the board of directors of New Apex is expected to determine that each of the directors other than William Capuzzi, Matthew Hulsizer, and Jennifer Just qualifies as an independent director, as defined under the listing rules of the NYSE, and that the board of directors of New Apex consists of a majority of “independent directors,” as defined under the rules of the SEC and NYSE listing rules relating to director independence requirements. In addition, New Apex will be subject to the rules of the SEC and the NYSE relating to the membership, qualifications, and operations of the audit committee, and the compensation committee, as discussed below.

Controlled Company Exemption

Upon the completion of the Mergers, Matthew Hulsizer and Jennifer Just, as managers of PEAK6 LLC, the indirect parent of PEAK6 and PEAK6 Group (together, the “PEAK6 Principals”) will be the beneficial owners of approximately 81.3% of the voting control of our outstanding capital stock, assuming no redemptions from trust, as a result of which the PEAK6 Principals will have the power to elect a majority of New Apex’s directors. Pursuant to the New York Stock Exchange listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” Therefore, we will not be subject to the NYSE listing standards that would otherwise require us to have: (i) a majority of “independent directors,” as defined under the listing standards of the NYSE; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.

Pursuant to the New York Stock Exchange listing standards, as a controlled company New Apex will not be required to have a board of directors composed of a majority of independent directors. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Role of the Board of Directors of New Apex in Risk Oversight

Upon the consummation of the Mergers, one of the key functions of the board of directors of New Apex will be informed oversight of New Apex’s risk management process. The board of directors of New Apex does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the board of directors of New Apex as a whole, as well as through various standing committees of the board of directors of New Apex that address risks inherent in their respective areas of oversight. In particular, the board of directors of New Apex will be responsible for monitoring and assessing strategic risk exposure and New Apex’s audit committee will have the responsibility to consider and discuss New Apex’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. New Apex’s compensation committee will also assess and monitor whether New Apex’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Meetings and Board Committees

Northern Star’s board of directors met four times in 2020 and 2021. Northern Star expects its directors to attend all board meetings and any meetings of committees of which they are members and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each of Northern Star’s current directors attended all of the meetings of the board of directors and meetings of committees of which he or she was a member. Although Northern Star does not have any formal policy regarding director attendance at stockholder meetings, we attempt to schedule meetings so that all directors can attend.

Northern Star has a separately standing audit committee, compensation committee and nominating committee. Effective upon the consummation of the Mergers, New Apex will have a separately standing audit committee and compensation committee only, and the board of directors of New Apex will adopt a new charter for each of the audit committee and the compensation committee, which will comply with the applicable requirements of current NYSE listing rules, and the nominating committee will be terminated. New Apex intends to comply with future SEC and NYSE requirements with respect to committees of the board of directors to the extent they will be applicable to New Apex. Copies of the charters for each committee will be available on the investor relations portion of New Apex’s website following the closing of the Business Combination at http://www.apexfintechsolutions.com. Information contained on or accessible through New Apex’s website is not a part of this proxy statement/prospectus, and the inclusion of New Apex’s website address in this proxy statement/prospectus is an inactive textual reference only.

Audit Committee

Kirsten Green, David Shapiro, and Maryann Turcke currently serve as members of Northern Star’s audit committee. Each member of the audit committee is financially literate and Northern Star’s board of directors has determined that Ms. Green qualifies as an “audit committee financial expert” as defined in applicable SEC rules. Northern Star’s audit committee met one time in 2020 and 2021. Each of our audit committee members attended all of the meetings of the audit committee.

Upon consummation of the Mergers, New Apex’s audit committee is expected to consist of Joanna Coles and David Snyderman. The board of directors of New Apex is expected to determine that each of the members of the audit committee satisfies the independence and other requirements of the NYSE and Rule 10A-3 under the Exchange Act, including that each member of the audit committee can read and understand fundamental financial statements in accordance with NYSE audit committee requirements. In arriving at this determination, the board of directors of New Apex will examine each audit committee member’s scope of experience and the nature of his or her prior and/or current employment.

David Snyderman is expected to serve as the chair of the audit committee. The board of directors of New Apex is expected to determine that Mr. Snyderman qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE listing rules. In making this determination, the board of directors of New Apex will consider Mr. Snyderman’s formal education and previous experience in financial roles. Both New Apex’s independent registered public accounting firm and management intend to periodically meet privately with New Apex’s audit committee.

The functions of the Audit Committee will include, among other things:

•

evaluating the performance, independence and qualifications of New Apex’s independent auditors and determining whether to retain New Apex’s existing independent auditors or engage new independent auditors;

•	reviewing New Apex’s financial reporting processes and disclosure controls;

•	reviewing and approving the engagement of New Apex’s independent auditors to perform audit services and any permissible non-audit services;

•

reviewing the adequacy and effectiveness of New Apex’s internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of New Apex’s internal audit function;

•	reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by New Apex;

•

obtaining and reviewing at least annually a report by New Apex’s independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•	monitoring the rotation of partners of New Apex’s independent auditors on New Apex’s engagement team as required by law

•

prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of New Apex’s independent auditor;

•

reviewing New Apex’s annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in New Apex’s periodic reports to be filed with the SEC and discussing the statements and reports with New Apex’s independent auditors and management;

•

reviewing with New Apex’s independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of New Apex’s financial controls and critical accounting policies;

•	reviewing with management and New Apex’s auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by New Apex regarding financial controls, accounting, auditing or other matters;

•	preparing the report that the SEC requires in New Apex’s annual proxy statement;

•

reviewing and providing oversight of any related party transactions in accordance with New Apex’s related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including New Apex’s code of ethics;

•	reviewing New Apex’s major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act, all applicable SEC rules and regulations and all applicable NYSE listing rules. New Apex will comply with future requirements of the SEC, the NYSE or other applicable authority to the extent they become applicable to New Apex.

Compensation Committee

Northern Star’s compensation committee currently consists of Kirsten Green, David Shapiro, and Maryann Turcke, each of whom is an independent director under the NYSE’s listing standards. Northern Star’s compensation committee has not met.

Upon consummation of the Mergers, New Apex’s compensation committee is expected to consist of Jennifer Just, Joanna Coles, and David Snyderman. Ms. Coles is expected to serve as the chair of the compensation committee. The board of directors of New Apex is expected to determine that each of the members of the compensation committee, other than Jennifer Just, satisfies the independence requirements of the NYSE and is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act

The functions of the compensation committee will include, among other things:

•	reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

•	reviewing and approving the compensation and other terms of employment of New Apex’s executive officers;

•	reviewing and approving performance goals and objectives relevant to the compensation of New Apex’s executive officers and assessing their performance against these goals and objectives;

•

making recommendations to the board of directors of New Apex regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the board of directors of New Apex;

•	reviewing and making recommendations to the board of directors of New Apex regarding the type and amount of compensation to be paid or awarded to New Apex non-employee board members;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•	administering New Apex’s equity incentive plans, to the extent such authority is delegated by the board of directors of New Apex;

•

reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for New Apex’s executive officers;

•

reviewing with management New Apex’s disclosures under the caption “Compensation Discussion and Analysis” in New Apex’s periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing an annual report on executive compensation that the SEC requires in New Apex’s annual proxy statement; and

•	reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the board of directors of New Apex.

The compensation committee may also, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

The composition and function of the compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and NYSE rules and regulations. New Apex will comply with future requirements of the SEC, the NYSE or other applicable authority to the extent they become applicable to New Apex.

Nominating and Corporate Governance

Northern Star’s nominating committee currently consists of Kirsten Green, David Shapiro, and Maryann Turcke, each of whom is an independent director under the NYSE’s listing standards. Northern Star’s nominating committee has not met.

New Apex will not have a standing nominating and governance committee after the Business Combination.

Limitation on Liability and Indemnification of Directors and Officers

The proposed second amended and restated certificate of incorporation of New Apex, which will be effective upon consummation of the business combination, limits New Apex’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of New Apex’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and New Apex’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, provide that, in certain circumstances and subject to certain limitations, New Apex will indemnify New Apex’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, New Apex will enter into separate indemnification agreements with its directors, officers and former directors, which will be effective upon the consummation of the Business Combination. These agreements, among other things, will require New Apex to indemnify its directors, officers and former directors for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director, officer or former director in any action or proceeding arising out of their services as one of New Apex’s directors or officers or any other company or enterprise to which the person provides (or provided) services at New Apex’s request.

New Apex may maintain a directors’ and officers’ insurance policy pursuant to which New Apex’s directors and officers are insured against liability for actions taken in their capacities as directors and officers.

We believe these provisions in the proposed second amended and restated certificate of incorporation and in New Apex’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers, among other reasons. However, these provisions may discourage stockholders from bringing a lawsuit against New Apex’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Apex and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent New Apex pays the costs of settlement and damage awards against directors, officers or former directors pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

The board of directors of New Apex will adopt a Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all of New Apex’s directors, executive officers and employees. The Code of Conduct will be available on the investor relations portion of New Apex’s website following the closing of the Business Combination at http://www.apexfintechsolutions.com. Information contained on or accessible through New Apex’s website is not a part of this proxy statement/prospectus, and the inclusion of New Apex’s website address in this proxy statement/prospectus is an inactive textual reference only. The audit committee of the board of directors of New Apex will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. New Apex expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website or by any other means permitted under applicable SEC rules.

Stockholder and Interested Party Communications

Prior to the Mergers, Northern Star’s board of directors did not provide a process for stockholders or other interested parties to send communications to the board of directors because management believed that it was premature to develop such processes given the limited liquidity of Northern Star common stock at that time. However, following the Business Combination, stockholders and interested parties may communicate with New Apex’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Corporate Secretary, Apex Fintech Services, Inc., 350 N. St. Paul Street, Dallas, Texas 75201. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

EXECUTIVE AND DIRECTOR COMPENSATION OF NEW APEX

This section discusses the material components of the executive compensation program for Apex Fintech’s named executive officers who are identified in the 2020 Summary Compensation Table below. This discussion may contain forward-looking statements that are based on Apex Fintech’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that New Apex adopts following the completion of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.

Overview

We have opted to comply with the executive compensation disclosure rules applicable to emerging growth companies as Northern Star is an emerging growth company. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Apex Fintech’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer whose total compensation for 2020 exceeded $100,000 and who were serving as executive officers as of December 31, 2020. We refer to these individuals as “named executive officers.” For 2020, Apex Fintech’s named executive officers are:

•	William Capuzzi, Chief Executive Officer;

•	William Brennan, Chief Administrative Officer; and

•	Christopher Springer, Chief Financial Officer

We expect that New Apex’s executive compensation program will evolve to reflect its status as a newly publicly-traded company, while still supporting New Apex’s overall business and compensation objectives. In connection with the Business Combination, Apex Fintech retained Mercer, an independent executive compensation consultant, to help advise on the post-offering executive compensation program.

2020 Compensation of Named Executive Officers

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, we seek to provide a base salary level designed to reflect each executive officer’s scope of responsibility and accountability. Please see the “Salary” column in the 2020 Summary Compensation Table for the base salary amounts earned by each of the named executive officers during 2020.

Bonuses

Historically, cash bonuses have been provided on a discretionary basis. Bonus compensation is designed to hold executives accountable, reward the executives based on actual business results and help create a “pay for performance” culture. Messrs. Capuzzi, Brennan and Springer have an established bonus target, as a percentage of base salary, equal to 100%, 50% and 50%, respectively. For 2020, bonuses were paid based on qualitative assessment of performance, considering Apex Fintech’s over-performance compared to budget and new client wins. Please see the “Bonus” column in the 2020 Summary Compensation Table for the bonuses earned by each of the named executive officers with respect to 2020.

Long-Term Incentive Plan

Historically, Apex Fintech has granted long-term cash awards under the Apex Clearing Corporation Long-Term Incentive Plan (the “LTIP”) that vest over a 30-month period based on the participant’s continued service through the applicable vesting date, with half of the award vesting approximately 18-months after grant and the remaining half vesting approximately 30-months after grant. Payouts under the award may range from 0% to 110% based on Apex Fintech’s performance over such period against performance metrics determined by the plan administrators. During 2020, Messrs. Capuzzi and Brennan earned the first and second payouts with respect to the long-term incentive awards that were granted in 2019 and 2018, respectively, with payouts determined based on Apex Fintech’s revenue growth, net income growth and new client wins. For 2020, each of Messrs. Capuzzi and Brennan was designated as an LTIP participant and received a cash LTIP grant in the amount of $310,000 and $85,000, respectively. Mr. Springer did not participate in the LTIP for 2020. Please see the “Non-Equity Incentive Plan Compensation” column in the 2020 Summary Compensation Table for the long-term cash incentive earned by Messrs. Capuzzi and Brennan with respect to 2020.

PEAK6 Group Incentive Program

As noted above, we expect that New Apex’s executive compensation program will evolve to reflect its status as a newly publicly-traded company, while still supporting New Apex’s overall business and compensation objectives. In connection with the Business Combination, PEAK6 Group established an incentive program to make one-time stock grants to all employees of Apex Fintech other than employees of Apex Fintech that are also partners in PEAK6 Group, and to further align such employees’ interests with those of Apex Fintech and New Apex. Shares issued under this one-time incentive program will be funded with shares held by PEAK6 Group. Under this incentive program, at the closing of the Business Combination, PEAK6 Group will grant restricted stock units to participants representing the right to receive shares of common stock of New Apex (or a cash payment of equivalent value). Restricted stock units received by participants will be settled on the one-year anniversary of the closing of the Business Combination. Messrs. Brennan and Springer have been designated as eligible participants in this incentive program and are expected to receive a grant with respect to 500,000 units and 70,400 units, respectively, representing a grant date fair value of $5,000,000 and $704,000, respectively. Mr. Capuzzi will not participate in this incentive program, but instead will indirectly own a number of shares in New Apex to be determined as a result of his ownership interest in PEAK6 Group.

2020 Summary Compensation Table

The following table shows information regarding the compensation of the named executive officers for services performed in the year ended December 31, 2020.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
William Capuzzi Chief Executive Officer	2020	400,000	1,500,000	400,106	8,550	2,308,656
William Brennan Chief Administrative Officer	2020	333,600	348,840	88,338	8,550	779,328
Christopher Springer Chief Financial officer	2020	300,000	172,500	—	8,550	481,050

(1)	Represents bonus payments pursuant to Apex Fintech’s annual discretionary bonus program.
(2)	Represents the first and second payouts with respect to the long-term incentive awards that were granted in 2019 and 2018, respectively, and earned based on service through June 30, 2020.
(3)	Represents company matching contributions under Apex Fintech’s 401(k) plan.

Outstanding Equity Awards at 2020 Fiscal Year-End

As of December 31, 2020, none of the named executive officers held outstanding equity awards with respect to Apex Fintech.

Additional Narrative Disclosure

Severance Arrangements

As of December 31, 2020, the named executive officers were not subject to any compensation arrangements providing for severance benefits upon a termination of employment or a change in control. Under the terms of their Non-Confidentiality and Non-Solicitation Agreements, each of the named executive officers are subject to non-solicitation restrictive covenants and, in the case of Mr. Capuzzi, non-competition restrictive covenants extending for up to six-months. During the period while the executive is subject to the non-competition restrictive covenant, the executive will continue to receive his monthly base salary, with the monthly base salary equivalent to the average monthly base salary received during the prior 18-months and less any employment compensation received by the executive.

401(k) Plan

The executive officers are eligible to participate in a tax-qualified 401(k) savings plan, which allows participants to defer eligible compensation up to the maximum amount allowed under Internal Revenue Service guidelines and provides for a discretionary company matching contributions. In 2020, participants received a matching contribution of 50% up to 6% of eligible compensation, up to applicable Internal Revenue Service limits.

Director Compensation

During 2020, managers serving on the Apex Fintech board of managers did not receive any compensation for such service. Effective as of the closing of the Business Combination, the director compensation program set forth below, with pro-rated payments for the period following the Business Combination through the remainder of 2021 will be in place. The following director compensation program relates to our non-employee and non-affiliated directors. Accordingly, Mmes. Just and Hart and Messrs. Capuzzi and Hulsizer will not receive compensation for their services on the New Apex Board.

•	Annual Board Cash Retainer: $50,000

•	Committee Member Cash Retainers:

•	Audit Committee: $7,500

•	Compensation Committee: $5,000

•	Additional Committee Chair Cash Retainers:

•	Audit Committee: $15,000

•	Compensation Committee: $7,500

•	Annual Restricted Stock Unit Award: $75,000 (vesting upon the earlier to occur of the one-year anniversary of the grant date and the next annual meeting of stockholders following the grant date)

Following the Business Combination, directors will also be subject to stock ownership guidelines equal to five times the annual board cash retainer. Following the closing of the Business Combination, the non-employee and non-affiliated members of the board will receive a pro-rated restricted stock unit award, with a value determined based on an annual restricted stock unit grant value of $75,000 and pro-rated based on the period of time since the closing of the Business Combination and the first expected annual stockholders meeting. Accordingly, Ms. Coles and Mr. Snyderman will receive pro-rated restricted stock unit awards following the closing of the Business Combination.

THE INCENTIVE PLAN PROPOSAL

On             , 2021, the board of directors of Northern Star approved the adoption of the New Apex 2021 Equity Incentive Plan (the “2021 Plan”), subject to approval by Northern Star stockholders. If the 2021 Plan is adopted by Northern Star’s stockholders, we will be able to make awards of long-term equity incentives, which we believe are critical for attracting, motivating, rewarding and retaining a talented team who will contribute to our success. In the event that the 2021 Plan is not approved by the stockholders of Northern Star, the 2021 Plan and any awards thereunder will be void and of no force or effect.

Purposes of the 2021 Plan

The purposes of the 2021 Plan are to (i) align the interests of New Apex’s stockholders and the recipients of awards under the 2021 Plan by increasing the proprietary interest of such recipients in New Apex’s growth and success, (ii) advance the interests of New Apex by attracting and retaining non- employee directors, officers, other employees, consultants, independent contractors and agents and (iii) motivate such persons to act in the long-term best interests of New Apex and its stockholders.

Description of the 2021 Plan

The following description is qualified in its entirety by reference to the plan document, a copy of which is attached as Annex C and incorporated into this proxy statement/consent solicitation statement/prospectus by reference.

Administration

The 2021 Plan will be administered by the compensation committee of the New Apex board of directors, or a subcommittee thereof, or such other committee designated by the New Apex board of directors (the “Plan Committee”), in each case consisting of two or more members of the New Apex board of directors. Each member of the Plan Committee is intended to be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and (ii) “independent” within the meaning of the rules of the New York Stock Exchange.

Subject to the express provisions of the 2021 Plan, the Plan Committee has the authority to select eligible persons to receive awards and determine all of the terms and conditions of each award. All awards are evidenced by an agreement containing such provisions not inconsistent with the 2021 Plan as the Plan Committee approves. The Plan Committee also has authority to establish rules and regulations for administering the 2021 Plan and to decide questions of interpretation or application of any provision of the 2021 Plan. The Plan Committee may take any action such that (i) any outstanding options and stock appreciation rights (“SARs”) become exercisable in part or in full, (ii) all or any portion of a restriction period on any outstanding awards lapse, (iii) all or a portion of any performance period applicable to any awards lapse, and (iv) any performance measures applicable to any outstanding award be deemed satisfied at the target, maximum or any other level.

The Plan Committee may delegate some or all of its power and authority under the 2021 Plan to the New Apex board of directors (or any members thereof), a subcommittee of the New Apex board of directors, a member of the New Apex board of directors, the Chief Executive Officer or other executive officer of New Apex as the Plan Committee deems appropriate, except that it may not delegate its power and authority to a member of the New Apex board of directors, the Chief Executive Officer or any executive officer with regard to awards to persons subject to Section 16 of the Exchange Act.

Types of Awards

Under the 2021 Plan, New Apex may grant:

•	Non-qualified stock options;

•	Incentive stock options (within the meaning of Section 422 of the Code;

•	SARs;

•	Restricted stock, restricted stock units and other stock awards (collectively, “Stock Awards”); and

•	Performance awards.

Available Shares

Subject to the capitalization adjustment provisions contained in the 2021 Plan, the number of shares of common stock initially available for awards under the 2021 Plan is equal to 10% of the aggregate number of shares of New Apex common stock outstanding at closing (the “Share Limit”). Subject to the capitalization adjustment provisions contained in the 2021 Plan, the number of shares of common stock that may be granted as incentive stock options is equal to 56,500,000. The closing price of a share of New Apex common stock as reported on the New York Stock Exchange on April 1, 2021 was $10.00 per share.

The number of available shares under the 2021 Plan will be reduced by the sum of the aggregate number of shares of common stock which become subject to outstanding awards. To the extent that shares of common stock subject to an outstanding award granted under the 2021 Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares subject to an option canceled upon settlement of a related tandem SAR or subject to a tandem SAR cancelled upon exercise of a related option), or (ii) the settlement of such award in cash, then such shares will again be available for grant under the 2021 Plan. In addition, common stock subject to an award under the 2021 Plan will again be available for issuance under the 2021 Plan if such shares are (i) shares that were subject to an option or stock-settled SAR and were not issued or delivered upon the net settlement or net exercise of such option or SAR, or (ii) shares delivered to or withheld by New Apex to pay the purchase price or the withholding taxes related to an outstanding award. Notwithstanding the foregoing, shares repurchased by New Apex on the open market with the proceeds of an option exercise will not again be available for issuance under the 2021 Plan.

Change in Control

Unless otherwise provided in an award agreement, in the event of a change in control of New Apex, the New Apex board of directors (as constituted prior to such change in control) may, in its discretion, require that (i) some or all outstanding options and SARs will become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (ii) the restriction period applicable to some or all outstanding Stock Awards will lapse in full or in part, either immediately or upon a subsequent termination of employment, (iii) the performance period applicable to some or all outstanding awards will lapse in full or in part, and (iv) the performance measures applicable to some or all outstanding awards will be deemed satisfied at the target, maximum or any other level. In addition, in the event of a change in control, the New Apex board of directors may, in its discretion, require that shares of capital stock of the company resulting from or succeeding the business of New Apex pursuant to such change in control, or the parent thereof, or other property be substituted for some or all of the shares of New Apex common stock subject to outstanding awards as determined by the New Apex board of directors, and/or require outstanding awards, in whole or in part, to be surrendered to New Apex in exchange for a payment of cash, shares of capital stock in the company resulting from the change in control, or the parent thereof, other property, or a combination of cash and shares or other property.

Under the terms of the 2021 Plan, a change in control is generally defined to include (i) certain acquisitions of more than 50% of New Apex’s then outstanding securities entitled to vote in the election of directors of New Apex, (ii) certain mergers, consolidations or reorganizations of New Apex, (iii) any transaction or series of transactions in which all or substantially all of New Apex’s assets are sold, or (iv) a change in the majority composition of New Apex’s board of directors other than with the approval of a majority of the incumbent directors.

Clawback of Awards

The awards granted under the 2021 Plan and any cash payment or shares of common stock delivered pursuant to an award are subject to forfeiture, recovery by New Apex or other action pursuant to the applicable award agreement or any clawback or recoupment policy which New Apex may adopt from time to time, including any such policy which New Apex may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

Effective Date, Termination and Amendment

The 2021 Plan will become effective as of the date of stockholder approval and will terminate on the 10th anniversary of the effective date of the 2021 Plan, unless earlier terminated by the New Apex board of directors. The New Apex board of directors may amend the 2021 Plan or any award agreement at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including any rule of the New York Stock Exchange, and provided that no amendment may be made that seeks to modify the non-employee director compensation limit under the 2021 Plan or that materially impairs the rights of a holder of an outstanding award without the consent of such holder, unless such amendment is made to comply with applicable law.

Eligibility

Participants in the 2021 Plan will consist of such officers, other employees, non-employee directors, consultants, independent contractors and agents of New Apex and its subsidiaries (and such persons who are expected to become any of the foregoing) as selected by the Plan Committee. The aggregate value of cash compensation and the grant date fair value of shares of common stock that may be awarded or granted during any fiscal year of New Apex to any non-employee director will not exceed $800,000 (or, in the case of the Company’s independent, non-executive Chair of the Board or lead independent director, $900,000); provided, however, that this limit will not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by New Apex or compensation received by the director in his or her capacity as an executive officer or employee of New Apex.

It is anticipated that, as of the closing of the merger, approximately 420 employees and six non-employee directors will be eligible to participate in the 2021 Plan if selected by the Plan Committee to participate.

Stock Options and SARs

The 2021 Plan provides for the grant of stock options and SARs. The Plan Committee will determine the conditions to the exercisability of each option and SAR.

Each option will be exercisable for no more than 10 years after its date of grant. If the option is an incentive stock option and the optionee owns greater than 10% of the voting power of all shares of capital stock of New Apex (a “ten percent holder”), then the option will be exercisable for no more than five years after its date of grant. Except in the case of substitute awards granted in connection with a corporate transaction, the exercise price of an option will not be less than 100% of the fair market value of a share of New Apex common stock on the date of grant, unless the option is an incentive stock option and the optionee is a 10% holder, in which case the exercise price will not be less than the price required by the Code (currently 100% of fair market value).

No SAR granted in tandem with an option (a “tandem SAR”) will be exercised later than the expiration, cancellation, forfeiture or other termination of the related option, and no free-standing SAR will be exercised later than 10 years after its date of grant. Other than in the case of substitute awards granted in connection with a corporate transaction, the base price of a SAR will not be less than 100% of the fair market value of a share of New Apex common stock on the date of grant, provided that the base price of a tandem SAR will be the exercise price of the related option. A SAR entitles the holder to receive upon exercise (subject to withholding taxes) shares of New Apex common stock (which may be restricted stock) or, to the extent provided in the award agreement, cash or a combination thereof, with an aggregate value equal to the difference between the fair market value of the shares of New Apex common stock on the exercise date and the base price of the SAR.

All of the terms relating to the exercise, cancellation or other disposition of stock options and SARs (i) upon a termination of employment of a participant with or service to New Apex of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, are determined by the Plan Committee. Notwithstanding anything in the award agreement to the contrary, the holder of an option or SAR will not be entitled to receive dividend equivalents with respect to the shares of common stock subject to such option or SAR.

Stock Awards

The 2021 Plan provides for the grant of Stock Awards. The Plan Committee may grant a Stock Award as a restricted stock award, restricted stock unit award or other stock award. Restricted stock awards and restricted stock unit awards are subject to forfeiture if the holder does not remain continuously in the employment of New Apex or its subsidiaries during the restriction period or if specified performance measures (if any) are not attained during the performance period.

Unless otherwise set forth in a restricted stock award agreement, the holder of shares of restricted stock has rights as a stockholder of New Apex, including the right to vote and receive dividends with respect to shares of restricted stock and to participate in any capital adjustments applicable to all holders of New Apex common stock; provided, however, that (i) a distribution with respect to shares of New Apex common stock, other than a regular cash dividend, and (ii) a regular cash dividend with respect to shares of New Apex common stock that are subject to performance-based vesting conditions, in each case, will be deposited by New Apex and will be subject to the same restrictions as the restricted stock.

The agreement awarding restricted stock units will specify (i) whether such award may be settled in shares of New Apex common stock, cash or a combination thereof; and (ii) whether the holder will be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Plan Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of New Apex common stock subject to such award. Any dividend equivalents with respect to restricted stock units that are subject to performance-based vesting conditions will be subject to the same vesting conditions as the underlying awards. Prior to settlement of a restricted stock unit in shares of New Apex common stock, the holder of a restricted stock unit has no rights with respect to the shares of New Apex common stock subject to such award.

The Plan Committee is authorized to grant other stock awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of New Apex common stock, including without limitation shares of New Apex common stock granted as a bonus and not subject to any vesting conditions, dividend equivalents, deferred stock units, stock purchase rights and shares of New Apex common stock issued in lieu of obligations of New Apex to pay cash under any compensatory plan or arrangement, subject to such terms as determined by the Plan Committee. The Plan Committee will determine the terms and conditions of such awards. Any distribution, dividend or dividend equivalents with respect to other stock awards that are subject to performance-based besting conditions will be subject to the same vesting conditions as the underlying awards.

All of the terms relating to the satisfaction of performance measures and the termination of a restriction period or performance period relating to a Stock Award, or the forfeiture and cancellation of a Stock Award (i) upon a termination of employment with or service to New Apex or any of its subsidiaries of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, will be determined by the Plan Committee.

Performance Awards

The 2021 Plan also provides for the grant of performance awards. The agreement relating to a performance award will specify whether such award may be settled in shares of New Apex common stock (including shares of restricted stock) or cash or a combination thereof. The agreement relating to a performance award will provide, in the manner determined by the Plan Committee, for the vesting of such performance award if the specified performance measures are satisfied or met during the specified performance period and for the forfeiture of such award if the specified performance measures are not satisfied or met during the specified performance period. Any dividends or dividend equivalents with respect to a performance award will be subject to the same performance-based vesting restrictions as such performance award. Prior to the settlement of a performance award in shares of common stock, the holder of such award has no rights as a stockholder of New Apex with respect to such shares.

All of the terms relating to the satisfaction of performance measures and the termination of a performance period, or the forfeiture and cancellation of a performance award upon (i) a termination of employment with or service to New Apex or any of its subsidiaries of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, will be determined by the Plan Committee.

Performance Measures

Under the 2021 Plan, the grant, vesting, exercisability or payment of certain awards, or the receipt of shares of New Apex common stock subject to certain awards, may be made subject to the satisfaction of performance measures. The performance goals applicable to a particular award will be determined by the Plan Committee at the time of grant. One or more of the following business criteria for New Apex, on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of New Apex or individual basis, may be used by the Plan Committee in establishing performance measures under the 2021 Plan: the attainment by a share of New Apex common stock of a specified fair market value for a specified period of time; increase in stockholder value; earnings per share; return on or net assets; return on equity; return on investments; attainment of a level of new customers; return on capital or invested capital; total stockholder return; earnings or income of New Apex before or after taxes and/or interest; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA margin; operating income; revenues; operating expenses, attainment of expense levels or cost reduction goals; market share; cash flow, cash flow per share, cash flow margin or free cash flow; interest expense; economic value created; gross profit or margin; operating profit or margin; net cash provided by operations; price-to-earnings growth; and strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to market penetration, customer acquisition, business expansion, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation, supervision of information technology, quality and quality audit scores, efficiency, and acquisitions or divestitures, any combination of the foregoing, or such other goals as the Plan Committee may determine whether or not listed in the 2021 Plan. Each goal may be determined on a pre-tax or post-tax basis or on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of New Apex (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). Performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), stockholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. In establishing a performance measure or determining the achievement of a performance measure, the Plan Committee may provide that achievement of the applicable performance measures may be amended or adjusted to include or exclude components of any performance measure, including, without limitation: (i) foreign exchange gains and losses; (ii) asset write-downs; (iii) acquisitions and divestitures; (iv) change in fiscal year; (v) unbudgeted capital expenditures; (vi) special charges such as restructuring or impairment charges; (vii) debt refinancing costs; (viii) extraordinary or noncash items; (ix) unusual, infrequently occurring, nonrecurring or one-time events affecting New Apex or its financial statements; or (x) changes in law or accounting principles.

Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the 2021 Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2021 Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the 2021 Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

Stock Options

A participant will not recognize taxable income at the time an option is granted and New Apex will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and New Apex (or the applicable employer or service recipient) will be entitled to a corresponding deduction, subject to the limitations under Section 162(m) of the Code. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and New Apex will not be entitled to any deduction. If, however, those shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (1) the amount realized upon that disposition, and (2) the excess of the fair market value of those shares on the date of exercise, over the exercise price, and New Apex (or the applicable employer or service recipient) will be entitled to a corresponding deduction, subject to the limitations under Section 162(m) of the Code.

SARs

A participant will not recognize taxable income at the time SARs are granted and New Apex will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by New Apex, and New Apex (or the applicable employer or service recipient) will be entitled to a corresponding deduction, subject to the limitations under Section 162(m) of the Code.

Stock Awards

A participant will not recognize taxable income at the time restricted stock is granted and New Apex will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions constituting a substantial risk of forfeiture is deductible by New Apex (or the applicable employer or service recipient) as compensation expense, subject to the limitations under Section 162(m) of the Code. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions constituting a substantial risk of forfeiture lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and New Apex (or the applicable employer or service recipient) will be entitled to a corresponding deduction, subject to the limitations under Section 162(m) of the Code.

A participant will not recognize taxable income at the time a restricted stock unit is granted and New Apex will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by New Apex, and New Apex (or the applicable employer or service recipient) will be entitled to a corresponding deduction, subject to the limitations under Section 162(m) of the Code.

The tax consequences of any other type of Stock Award will depend on the structure and form of such award. A participant who receives a Stock Award in the form of shares of New Apex common stock that are not subject to any restrictions under the 2021 Plan will recognize compensation taxable as ordinary income on the date of grant in an amount equal to the fair market value of such shares on that date, and New Apex (or the applicable employer or service recipient) will be entitled to a corresponding deduction, subject to the limitations under Section 162(m) of the Code.

Performance Awards

A participant will not recognize taxable income at the time performance awards are granted and New Apex will not be entitled to a tax deduction at that time. Upon settlement of performance awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by New Apex, and New Apex (or the applicable employer or service recipient) will be entitled to a corresponding deduction, subject to the limitations under Section 162(m) of the Code.

New Plan Benefits

The number of stock options and other forms of awards that will be granted under the 2021 Plan is not currently determinable.

Equity Compensation Plan Information

As of December 31, 2020, Northern Star had no equity compensation plans or outstanding equity awards.

Vote Required for Approval

The affirmative vote of a majority of the votes cast by holders of common stock, voting together as a single class at a meeting at which quorum is present is required to approve the 2021 Plan Proposal.

Notwithstanding the approval of the 2021 Plan Proposal, if the Mergers are not consummated for any reason, the actions contemplated by the 2021 Plan Proposal will not be effected.

Recommendation of the Northern Star Board of Directors

NORTHERN STAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

THE ADJOURNMENT PROPOSAL

The adjournment proposal allows Northern Star’s board of directors to submit a proposal to adjourn the special meeting to a later date or dates if it is determined by the officer presiding over the special meeting that more time is necessary for Northern Star to consummate the Mergers and the other transactions contemplated by the Merger Agreement. In no event will Northern Star solicit proxies to adjourn the special meeting or consummate the Mergers beyond the date by which it may properly do so under the Merger Agreement or its amended and restated certificate of incorporation (in either case, as the same may be amended from time to time) and Delaware law. The purpose of the adjournment proposal is to provide more time to consummate the Business Combination. The presiding officer may present the adjournment proposal if Northern Star is unable to consummate the Business Combination for any reason. See the section entitled “The Business Combination Proposal—Interests of the Sponsor and Northern Star’s Directors and Officers in the Business Combination.”

In addition to an adjournment of the special meeting upon approval of an adjournment proposal, any officer of Northern Star entitled to preside at or to act as secretary of such meeting is empowered by the Northern Star bylaws to postpone the meeting pursuant to the Northern Star bylaws if Northern Star is unable to consummate the Business Combination for any reason.

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented to the meeting and is not approved by the stockholders, Northern Star’s board of directors may not be able to adjourn the special meeting to a later date if Northern Star is unable to consummate the Business Combination (because either the business combination proposal is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed.

Required Vote

Adoption of the adjournment proposal requires the affirmative vote of a majority of the issued and outstanding common stock represented in person or by proxy at the meeting and entitled to vote thereon.

Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals.

NORTHERN STAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NORTHERN STAR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

OTHER INFORMATION RELATED TO NORTHERN STAR

Introduction

Northern Star was incorporated under the laws of the State of Delaware on November 12, 2020 for the purpose of effecting a merger, share purchase, reorganization or other similar business combination with one or more businesses or entities. Northern Star’s efforts to identify a prospective target business were not limited to any particular industry or geographic region but intended to focus on companies in the media, technology, beauty, e-commerce and online sectors. Prior to executing the Merger Agreement, Northern Star’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Initial Public Offering and Simultaneous Private Placement

On January 28, 2021, Northern Star closed its initial public offering of 40,000,000 units, including a partial exercise by the underwriter of its over-allotment option in the amount of 5,000,000 units, with each unit consisting of one share of Class A Common Stock, $.0001 par value, and one-fifth of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of Class A Common Stock at a price of $11.50 commencing on the later of January 28, 2022 and 30 days after the consummation of an initial business combination. The units from Northern Star’s initial public offering were sold at an offering price of $10.00 per unit, generating total gross proceeds of $400,000,000. Simultaneously with the consummation of its initial public offering, Northern Star consummated the private sale of 9,750,000 private warrants at $1.00 per warrant generating gross proceeds of $9.75 million. A total of $400,000,000 was deposited into the trust account and the remaining proceeds, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. Northern Star’s initial public offering was conducted pursuant to a registration statement on Form S-1 (Registration Nos. 333-251921 and 333-252421) that became effective on January 25, 2021.

Northern Star may withdraw from the trust account interest earned on the funds held therein necessary to pay its income taxes, if any. Except for the withdrawal of interest to pay our tax obligations and up to $100,000 that may be released to us for liquidation expenses and subject to the requirements of law and regulation, these proceeds will not be released until the earlier of the completion of an initial business combination and Northern Star’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the required time period.

Fair Market Value of Target Business

The target business or businesses that Northern Star acquires must collectively have a fair market value equal to at least 80% of the assets held in the trust account (net of amounts previously disbursed to management for tax obligations and working capital purposes and excluding the amount of deferred underwriting discounts held in trust) at the time of the execution of a definitive agreement for its initial business combination, although Northern Star may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. Northern Star’s board of directors determined that this test was met in connection with the proposed business combination with Apex Fintech as described in the section entitled “The Business Combination Proposal” above.

Stockholder Approval of Business Combination

Northern Star must provide its public stockholders with the opportunity to convert all or a portion of their public shares upon the completion of our initial business combination either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. The decision as to whether Northern Star seeks stockholder approval of a proposed business combination or conducts a tender offer is made by its management, solely in their discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require stockholder approval under the applicable law or stock exchange listing requirement. Because the Business Combination with Apex Fintech requires stockholder approval under the rules of the NYSE, Northern Star will seek to obtain stockholder approval of the Business Combination at the special meeting and public stockholders may seek to have their public shares redeemed for cash in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the business combination proposal, the Sponsor and Northern Star’s officers and directors have each agreed to vote their founder shares as well as any common stock acquired by them in the aftermarket in favor of such proposed Business Combination.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Northern Star or its securities, the Sponsor, Northern Star’s officers and directors, Apex Fintech, Apex Fintech’s members and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the shares entitled to vote at the special meeting to approve the business combination proposal vote in its favor and that the conditions to the closing of the Mergers (such as the condition that the New Apex common stock be listed on the NYSE) otherwise will be met, where it appears that such requirements or conditions would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of founder shares for nominal value.

Entering into any such arrangements may have a depressive effect on the shares of New Apex common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and the other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that the conditions to the closing of the Mergers (such as the condition that the New Apex common stock be listed on the NYSE) would be met.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Northern Star will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Liquidation if No Business Combination

Under Northern Star’s current amended and restated certificate of incorporation, if Northern Star does not complete the Business Combination with Apex Fintech or another initial business combination by January 28,

2023 (or such later date as may be approved by Northern Star stockholders in an amendment to its amended and restated certificate of incorporation), Northern Star will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the trust account and not previously released to Northern Star (less up to $100,000 of interest to pay liquidation expenses and which interest shall be net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii), to Northern Star’s obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. At such time, the warrants will expire. Holders of warrants will receive nothing upon a liquidation with respect to such rights and the warrants will be worthless.

Each of the Sponsor and Northern Star’s officers and directors has agreed to waive its rights to participate in any distribution from Northern Star’s trust account or other assets with respect to the founder shares. There will be no distribution from the trust account with respect to Northern Star’s warrants, which will expire worthless if Northern Star is liquidated.

The proceeds deposited in the trust account could, however, become subject to the claims of Northern Star’s creditors which would be prior to the claims of the Northern Star public stockholders. Although Northern Star has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses Northern Star has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although Northern Star will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court would uphold the validity of such agreements. The Sponsor has agreed that it will be liable under certain circumstances to pay debts and obligations to target businesses or vendors or other entities that are owed money by Northern Star for services rendered or contracted for or products sold to it, but Northern Star cannot ensure that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so. Additionally there are two exceptions to the Sponsor’s personal indemnity: the Sponsor will have no personal liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with Northern Star waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (2) as to any claims under the indemnity with the underwriters of Northern Star’s initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, the Sponsor will not be liable to the Northern Star public stockholders and instead will only have liability to Northern Star. Furthermore, the Sponsor may not be able to satisfy its indemnification obligations if it is required to as the Sponsor’s only assets are securities of Northern Star and Northern Star has not taken any further steps to ensure that the Sponsor will be able to satisfy any indemnification obligations that arise. Accordingly, the actual per-share redemption price could be less than approximately $10.00, plus interest, due to claims of creditors. Additionally, if Northern Star is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Northern Star otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Northern Star’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Northern Star’s stockholders. To the extent any bankruptcy claims deplete the trust account, Northern Star cannot assure you it will be able to return to the Northern Star public stockholders at least approximately $10.00 per share. Northern Star’s public stockholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the required time periods or if the stockholders properly seek to have Northern Star redeem their respective shares for cash upon a business combination which is actually completed by Northern Star. In no other circumstances does a stockholder have any right or interest of any kind to or in the trust account.

If Northern Star is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor, creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Northern Star’s stockholders. Because Northern Star intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Northern Star’s board of directors may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and Apex Fintech to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Northern Star cannot assure you that claims will not be brought against it for these reasons.

Northern Star will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account plus the up to $100,000 of interest earned on the funds in the trust account that Northern Star may use for liquidation and dissolution expenses.

Employees

Northern Star has three executive officers. These individuals are not obligated to devote any specific number of hours to Northern Star’s matters and intend to devote only as much time as they deem necessary to its affairs. Northern Star does not intend to have any full time employees prior to the closing of the Business Combination.

Facilities

Upon the closing of the Business Combination, the principal executive offices of Northern Star will be those of Apex.

Directors and Executive Officers

Northern Star’s current directors and executive officers are as follows:

Name	Age	Position
Joanna Coles	58	Chairperson of the Board and Chief Executive Officer
Jonathan J. Ledecky	63	President, Chief Operating Officer and Director
James H.R. Brady	56	Chief Financial Officer
Kirsten A. Green	48	Director
David Shapiro	50	Director
Maryann Turcke	55	Director

See “The Director Election Proposal—Information about Executive Officers, Directors and Nominees” for a biography of Ms. Coles.

Jonathan J. Ledecky has served as Northern Star’s President and Chief Operating Officer and as a member of its board of directors since its inception. Mr. Ledecky has been a co-owner of the National Hockey League’s New York Islanders franchise since October 2014. He also serves as an Alternate Governor on the Board of Governors of the NHL and as President of NY Hockey Holdings LLC. Mr. Ledecky has served as chairman of Ironbound Partners Fund LLC, a private investment management fund, since March 1999. He is also the President, Chief Operating Officer and director of Northern Star Acquisition Corp. (“Northern Star I”), a blank check company like Northern Star that raised $254,350,000 in its initial public offering in November 2020. In December 2020, Northern Star I entered into a definitive agreement for a business combination with Barkbox, Inc., a vertically integrated, data driven, omnichannel brand serving dogs across the four key categories of Play, Food, Health, and Home. Mr. Ledecky is also the President, Chief Operating Officer and director of Northern Star Investment Corp.

III and Northern Star Investment Corp. IV, each a blank check company like Northern Star that raised $400,000,000 in its initial public offering in March 2021 and is currently searching for an initial business combination. He is also Chairman of the Board of Pivotal Investment Corporation III (“Pivotal III”), a blank check company like Northern Star that consummated its initial public offering in February 2021 raising $276,000,000 and is currently searching for an initial business combination. He was also the Chief Executive Officer and chairman of the board of directors of Pivotal II, a blank check company like our company that raised $230,000,000 in its initial public offering in July 2019 and consummated its initial business combination with XL, a leading provider of fleet electrification solutions for Class 2-6 commercial vehicles in North America, in December 2020. Mr. Ledecky has continued to serve on the board of directors of XL following the merger. Mr. Ledecky was also Chief Executive Officer and chairman of the board of directors of Pivotal I, a blank check company like our company that raised $230,000,000 in its initial public offering in February 2019. In December 2019, Pivotal I consummated its initial business combination with KLDiscovery, a provider of software and services that help protect corporations from a range of information governance, compliance and data issues. Mr. Ledecky has also served as President and a director of Newtown Lane Holdings, Incorporated, a blank check company, since October 2015. In February 2021, Newtown Lane entered into a definitive agreement for a business combination with Cyxtera Cybersecurity, Inc. (doing business as Appgate). Mr. Ledecky also served as a member of the board of directors of Propel Media, Inc., a digital media holding company, from January 2015 to January 2019. From July 2005 to December 2007, Mr. Ledecky served as president, secretary and a director of Endeavor Acquisition Corp., a blank check company that completed its initial business combination with American Apparel, Inc. From January 2007 to May 2009, he served as president, secretary and a director of Victory Acquisition Corp., a blank check company that was unable to consummate an initial business combination. He also served as president, secretary and a director of Triplecrown Acquisition Corp., a blank check company, from June 2007 until it completed its initial business combination with Cullen Agricultural Technologies, Inc. in October 2009. During 2007, he also served as president, secretary and director of Grand Slam Acquisition Corp., Performance Acquisition Corp. and Endeavour International Acquisition Corp., three similarly structured blank check companies that never completed their initial public offerings due to market conditions at the time. Mr. Ledecky founded U.S. Office Products in October 1994 and served as its chief executive officer until November 1997 and as its chairman until its sale in June 1998. U.S. Office Products was one of the fastest start-up entrants in the history of the Fortune 500 with sales in excess of $3 billion within its first three years of operation. From 1999 to 2001, Mr. Ledecky was vice chairman of Lincoln Holdings, owners of the Washington sports franchises in the NBA, NHL and WNBA. In addition to the foregoing, Mr. Ledecky served as chairman of the board and chief executive officer of Consolidation Capital Corporation from its formation in February 1997 until March 2000 when it merged with Group Maintenance America Corporation. Mr. Ledecky also has served as a trustee of George Washington University, a director of the U.S. Chamber of Commerce and a commissioner on the National Commission on Entrepreneurship and served as a trustee of the U.S. Olympic and Paralympic Foundation. In 2004, Mr. Ledecky was elected the Chief Marshal of the 2004 Harvard University Commencement, an honor bestowed by his alumni peers for a 25th reunion graduate deemed to have made exceptional contributions to Harvard and the greater society while achieving outstanding professional success. Mr. Ledecky received a B.A. (cum laude) from Harvard University in 1979 and a M.B.A. from the Harvard Business School in 1983.

James H.R. Brady has served as Northern Star’s Chief Financial Officer since its inception. He has also served as Chief Financial Officer of Northern Star Acquisition Corp. since July 2020 and of Northern Star Investment Corp. III since November 2020 and of Northern Star Investment Corp. IV since November 2020. He has also served as Chief Financial Officer of Pivotal Investment Corporation III since October 2020. He also served as Chief Financial Officer of Pivotal Investment Corporation II from its inception until its merger with XL and served as Chief Financial Officer of Pivotal Investment Corporation from September 2018 until its merger with KLDiscovery. Since 2014, Mr. Brady has provided financial and strategic services to growth companies. Since 2017, he has served as Chief Financial Officer of Airside Mobile, a technology company. From 2014 to 2017, he was Vice President for VSL Pharmaceuticals, a probiotic company. From 2013 to 2014, Mr. Brady was the Chief Financial Officer and General Counsel of Sweetgreen, a high-growth healthy, fast casual restaurant chain. From 2011 to 2013, Mr. Brady was Executive Vice President – Finance and Legal for Audax Health Solutions, a digital health/social media company. From 2009 to 2011, he was Executive Counsel of ODIN Technologies, a RFID software company. Mr. Brady previously served as a corporate and securities attorney with the firms of Hogan & Hartson and Hunton & Williams. Mr. Brady received a BA from the College of William and Mary, a JD from the George Washington National Law Center and a MBA from Darden Graduate School of Business at the University of Virginia.

Kirsten A. Green has served as a member of Northern Star’s board of directors since January 2021. Ms. Green is the founder and Managing Partner of Forerunner Ventures, a venture capital firm she founded in 2010. Prior to founding Forerunner, Ms. Green was an equity research analyst and investor at Banc of America Securities, formerly Montgomery Securities. Ms. Green began her career at Deloitte & Touche LLP where she earned her CPA license. Ms. Green currently serves on the board of directors of Nordstrom, Inc. (NYSE: JWN) and has served as a member of the board of directors of numerous private companies since 2013. Ms. Green has been honored in Time’s 100 Most Influential People, named a Top 20 Venture Capitalists by The New York Times in 2018 and 2017, is part of Forbes’ 2020, 2019, 2018 and 2017 Midas Lists, in addition to being named in the magazine’s World’s 100 Most Powerful Women. She was named VC of the Year at TechCrunch’s 2017 Crunchies Awards and listed on Vanity Fair’s New Establishment list. Ms. Green is a founding member of the female mentorship collective, All Raise, and actively champions women in the tech industry. Ms. Green graduated from UCLA with a B.A. in Business Economics, and has earned a CPA license and a CFA certification.

David Shapiro has served as a member of Northern Star’s board of directors since January 2021. Since November 2020, Mr. Shapiro has been providing consulting services to Northern Star Acquisition Corp. Mr. Shapiro was affiliated with Propel Media from October 2011 until December 2020, most recently serving as its Chief Operating Officer from April 2016 to December 2020. Mr. Shapiro also served in a variety of other capacities while at Propel Media and its subsidiaries, including as Chief Corporate Development Officer, General Counsel and Executive Vice President, Business & Legal Affairs. While at Propel Media, Mr. Shapiro was responsible for the company’s acquisition of DeepIntent, a high-growth healthcare marketing technology platform. From September 2008 to October 2011, Mr. Shapiro served as a consultant to media and Internet companies. From May 2006 to September 2008, Mr. Shapiro served as the Senior Vice President, Business & Legal Affairs and Secretary to DIC Entertainment, a publicly traded, children’s entertainment company that was sold in 2008. Prior to that, Mr. Shapiro was a member of the Office of the CEO and the Head of Corporate Projects and Initiatives at LRN Corporation, a leading provider of technology-enabled ethics and corporate governance solutions, and a corporate attorney at Wilson Sonsini Goodrich and Rosati, where he specialized in venture capital financings and mergers and acquisitions for public and private technology companies. Earlier in his career, he served as an Assistant District Attorney in the Manhattan District Attorney’s Office. Mr. Shapiro graduated with honors from Harvard Law School and received a Master’s degree in Public Policy from the Eagleton Institute of Politics and a Bachelor of Arts degree in Politics from Brandeis University, where he graduated Phi Beta Kappa.

Maryann Turcke has served as a member of Northern Star’s board of directors since January 2021. Since September 2020, Ms. Turcke has served as a Senior Advisor to Brookfield Asset Management in its infrastructure division. In this capacity, she serves the $500 billion dollar asset manager as an advisor to the boards of portfolio companies in the areas of telecommunication, railroads, data centers and other technology assets. Ms. Turcke has also served as a Senior Advisor to the National Football League since September 2020 advising the Commissioner and his leadership team in various areas across the league. In addition, Ms. Turcke is a Director on the board of the Royal Bank of Canada. Prior to her advisory roles, Ms. Turcke was the Chief Operating Officer of the NFL from January 2018 to September 2020. In this capacity she oversaw broad and digital media assets, NFL Network, brand, global events and corporate functions including human resources, and public and government affairs. From April 2017 to January 2018, she was the President of the NFL Network in charge of digital media, NFL films and IT. She previously worked as a civil engineer, consultant, and IT operations manager before joining Bell Canada Enterprises (“BCE”) in 2005. BCE is a publicly traded Canadian holding company for the Bell Canada group of companies, which includes telecommunications providers and various mass media assets under its subsidiary Bell Media Inc. There, she had assumed various management roles, including president of Bell Media from 2014 to 2017. In 2017, she was hired by the National Football League to lead its digital media division, and was promoted to chief operating officer of the NFL the following year. Ms. Turcke was named to the Top 100 list of Canada’s Most Powerful Women by the Women’s Executive Network (WXN) in 2009, 2010, 2012, and 2013, and was inducted into the WXN Hall of Fame in 2013. Ms. Turcke received a bachelor’s degree in civil engineering from Queen’s University, a master’s degree in engineering from the University of Toronto and a MBA from the Queen’s School of Business.

Northern Star Executive Officer and Director Compensation

Northern Star is an “emerging growth company,” as defined in the JOBS Act and the following is intended to comply with the scaled back disclosure requirements applicable to emerging growth companies. No executive officer of Northern Star has received any cash compensation for services rendered to Northern Star although Northern Star may pay consulting, finder or success fees to its officers, directors, stockholders or their affiliates for assisting it in consummating its initial business combination. These officers, directors and stockholders will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on Northern Star’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations, as well as traveling to and from the offices, plants, or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by Northern Star.

After the Business Combination, members of Northern Star’s management team who remain with the combined company may be paid consulting, management, or other fees from the combined company. Such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, to the extent required by the SEC.

Since its formation, Northern Star has not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of its executive officers or directors.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against Northern Star, and Northern Star has not been subject to any such proceeding in the 10 years preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

Northern Star has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Northern Star’s annual reports contain financial statements audited and reported on by Northern Star’s independent registered public accounting firm.

Northern Star’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of Northern Star’s financial condition and results of operations should be read in conjunction with Northern Star’s consolidated financial statements and notes to those statements included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Results of Operations

Northern Star has neither engaged in any operations nor generated any revenues to date. Its only activities from November 12, 2020 (inception) through January 28, 2021 were organizational activities, those necessary to prepare for the initial public offering, described below, and identifying a target company for a business combination. Northern Star does not expect to generate any operating revenues until after the completion of its business combination. Northern Star generates non-operating income in the form of interest income on marketable securities held in the trust account. It incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2021, Northern Star had a net loss of $7,729,650, which consists of operating and formation costs of $322,598, other income consisting of interest income of $13,056 and an unrealized gain of $361, on marketable securities held in its trust account and other expenses consisting of warrant compensation expense of $195,000, transaction expenses $462,969 attributable to warrant liabilities and the change in fair value of warrant liabilities of $6,762,500.

Financial Condition and Liquidity

On January 28, 2021, Northern Star closed its initial public offering of 40,000,000 units, including a partial exercise by the underwriter of its over-allotment option in the amount of 5,000,000 units, with each unit consisting of one share of Class A Common Stock and one-fifth of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of Class A Common Stock at a price of $11.50 commencing on the later of January 28, 2022 and 30 days after the consummation of an initial business combination. The units from Northern Star’s initial public offering were sold at an offering price of $10.00 per unit, generating total gross proceeds of $400,000,000.

Simultaneously with the consummation of its initial public offering, Northern Star consummated the private sale of 9,750,000 private warrants at $1.00 per warrant generating gross proceeds of $9.75 million. A total of $400,000,000 was deposited into the trust account and the remaining proceeds, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. Northern Star’s initial public offering was conducted pursuant to a registration statement on Form S-1 (Registration Nos. 333-251921 and 333-252421) that became effective on January 25, 2021.

For the three months ended March 31, 2021, cash used in operating activities was $553,366. Net loss of $7,729,650 was affected by interest earned on marketable securities held in the trust account of $13,056, an unrealized gain on marketable securities held in trust account of $361 and the change in fair value of warrant liability of $6,762,500. Changes in operating assets and liabilities provided $232,201 of cash for operating activities.

As of January 28, 2021 and March 31, 2021, there was approximately $400,000,000 and $400,013,417 respectively, held in the trust account (including approximately $0 and $13,417 respectively, of interest income and unrealized gains, net of unrealized losses) consisting of U.S. Treasury Bills with a maturity of 185 days or less. Northern Star intends to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less deferred underwriting commissions and income taxes payable), to complete a business combination. Northern Star may withdraw interest to pay taxes. Through March 31, 2021, Northern Star had not withdrawn any interest earned on the trust account to pay its franchise and income taxes. To the extent that its capital stock or debt is used, in whole or in part, as consideration to complete a business combination, as in the case of the Business Combination with Apex Fintech, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of January 28, 2021 and March 31, 2021, Northern Star had cash of $1,517,305 and $1,110,123 respectively, held outside the trust account. Northern Star’s working capital held outside the trust account has been used, and Northern Star intends to continue to use such funds, primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

Northern Star has principally financed its operations from inception using proceeds from the sale of equity securities to stockholders prior to its initial public offering and such amount of proceeds from its initial public offering that were placed in an account outside of the trust account for working capital purposes, interest that has been earned on the funds in the trust account released for working capital needs, and through working capital loans from Northern Star’s Sponsor, officers, directors or their affiliates.

Northern Star believes it will have sufficient cash to meet its needs through the earlier of the consummation of a business combination or January 28, 2023 (or such later date as may be approved by Northern Star stockholders in an amendment to its amended and restated certificate of incorporation), the date that Northern Star will be required to cease all operations except for the purpose of winding up, if a business combination is not consummated. If Northern Star’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, it may have insufficient funds available to operate its business prior to the consummation of the initial business combination. In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or Northern Star’s officers and directors or their respective affiliates may, but are not obligated to, loan Northern Star funds as may be required. If Northern Star completes its initial business combination, it would repay such loaned amounts. In the event that the initial business combination does not close, Northern Star may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Any such loans will be incurred only as reasonably required by the operation of Northern Star in due course on a non-interest basis and repayable in cash at the closing of the Mergers. Prior to the completion of an initial business combination, Northern Star does not expect to seek loans from parties other than from the Sponsor and Northern Star’s officers and directors or their respective affiliates as Northern Star does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account.

Off-Balance Sheet Arrangements

Northern Star did not have any off-balance sheet arrangements as of March 31, 2021.

Contractual Obligations

Northern Star does not have any long-term indebtedness, capital lease obligations, operating lease obligations or long-term liabilities, other than described below.

The underwriters of Northern Star’s initial public offering are entitled to a deferred fee of $0.35 per Unit, or $14,000,000 in the aggregate. The deferred fee will be forfeited by the underwriters solely in the event that Northern Star fails to complete an initial business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Northern Star has identified the following critical accounting policies:

Class A Common Stock Subject to Possible Redemption

Northern Star accounts for its Class A Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

Shares of Class A Common Stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Northern Star’s Class A Common Stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A Common Stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed consolidated balance sheet.

Warrant Liability

Northern Star accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to Northern Star’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Net Income (Loss) Per Common Share

Northern Star applies the two-class method in calculating earnings per share. Net income per common share, basic and diluted for Class A redeemable common stock is calculated by dividing the interest income earned on the trust account, net of applicable franchise and income taxes, by the weighted average number of Class A redeemable common stock outstanding for the period. Net loss per common share, basic and diluted for Class A and Class B non-redeemable common stock is calculated by dividing the net income, less income attributable to Class A redeemable common stock, by the weighted average number of Class A and Class B non-redeemable common stock outstanding for the period presented.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on Northern Star’s condensed consolidated financial statements.

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on

January 1, 2021. Northern Star is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Internal Control over Financial Reporting

Northern Star determined that it had initially recorded its public and private warrants as equity instruments instead of as liabilities in its balance sheet as of January 28, 2021 which it filed on Form 8-K on February 4, 2021. Northern Star subsequently amended and restated the January 28, 2021 financial statements with its filing of an amended Form 8-K which it filed on May 19, 2021. Northern Star determined that its error in accounting for these warrants represented a material weakness in its internal controls.

Independent Auditors’ Fees

Marcum acts as Northern Star’s independent registered public accounting firm. The following is a summary of fees paid or to be paid to Marcum for services rendered.

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Marcum in connection with regulatory filings. The aggregate fees billed by Marcum for professional services rendered for the audit of our annual financial statements, and other required filings with the SEC for the period from November 12, 2020 (inception) through December 31, 2020 and for the three months ended March 31, 2021 totaled $64,375 and $24,205, respectively. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees. Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We did not pay Marcum for consultations concerning financial accounting and reporting standards for the period from November 12, 2020 (inception) through December 31, 2020 or for the three months ended March 31, 2021.

Tax Fees. The aggregate fees billed by Marcum for tax planning and tax advice for the period from November 12, 2020 (inception) through December 31, 2020 and for the three months ended March 31, 2021 were $0 and $6,695, respectively.

All Other Fees. We did not pay Marcum for other services for the period from November 12, 2020 (inception) through December 31, 2020 or for the three months ended March 31, 2021.

Since Northern Star’s audit committee was not formed until January 28, 2021, the audit committee did not pre-approve any of the foregoing services that were incurred prior to such date, although any services rendered prior to the formation of the audit committee were reviewed and ratified by Northern Star’s board of directors. In accordance with Section 10A(i) of the Exchange Act, before Northern Star engages its independent accountant to render audit or non-audit services on a going-forward basis, the engagement will be approved by its audit committee.

BUSINESS OF APEX FINTECH

Unless the context otherwise requires, all references in this section to “the Company,” “we,” “us,” or “our” refer to Apex Fintech and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New Apex following the consummation of the Business Combination.

Overview

Apex Fintech Solutions LLC (“Apex Fintech”) is the “fintech for fintechs” — the business-to-business (“B2B”) platform that powers innovation in fintech, investing, and wealth management. We provide a modern, mission-critical suite of solutions to our clients, in turn enabling them to revolutionize digital finance and democratize investing. We believe there are no other players that provide the depth and breadth of custody, clearing and crypto services we provide as a tech-enabled, turnkey solution.

Apex Fintech is made up of a team of innovators – a mindset that has shaped our culture and permeates our product and service offering. We were innovators in the development and enablement of the solutions that drive the digitalization and democratization of financial services today. Apex Fintech was among the first custodians to support robo investing (2012), commission-free investing (2013), automated digital account opening (2014) fractional share trading capabilities (2018), integrated crypto trading (2019) and turnkey brokerage solutions (2020). Apex Fintech has a long history of serving as custodian for some of the earliest players in robo investing. In fact, Penson Worldwide, the predecessor to Apex Fintech, was the custodian for Betterment, one of the first robo-advisors, since its launch in 2009. Apex Fintech has continued to serve as custodian for Betterment and its customers since Apex Fintech’s inception in 2012. Additionally, Apex Fintech’s flexible business model allowed some of its earliest clients, such as Robinhood, to be among the first to offer commission-free investing to accounts of all account sizes regardless of trading activity. Traditionally, opening a brokerage account required filling out forms and mailing them in or using an electronic signature platform, Apex Fintech was one of the first custodians to implement account openings without the use of traditional e-signatures or paper based forms. The launch of Robinhood, then an Apex Fintech client, in December 2014 memorialized this milestone. While Apex Fintech introduced fractional share trading capabilities in 2018, many custodians still do not support fractional share trading and many traditional competitors only introduced this feature in 2020. Despite Apex Fintech introducing an integrated brokerage and crypto trading platform in 2019, to date only two other firms have similar offerings independent of Apex Fintech. In 2020, Apex Fintech became the only custodian to offer its clients a full service turnkey brokerage solution, while others merely provide piecemeal technology solutions without the custody support. Our innovative ethos continues to define our product roadmap, keeping us at the forefront of the industry’s evolution.

Our proprietary technology platform is cutting-edge, flexible and scalable. Unlike peers that are beholden to legacy technology stacks, struggling to keep up with rapidly evolving client and customer expectations in an ever-increasing digital world, our platform is modern and nimble. For example, whereas traditional brokerage account opening is measured in days (typically 5-7 days), Apex’s paperless, all-digital account opening is measured in seconds (typically around 10 seconds). We connect to clients primarily through real time API-based protocols, which are highly efficient and facilitate our clients’ speed to market and ongoing innovation.

Custody and clearing is a scale-driven business with high barriers to entry, including expansive overhead and technology costs, complicated capital and collateral management requirements, and a complex regulatory and legal environment. Legacy providers do not offer our combination of flexibility, speed, execution, and broad asset-class capabilities.

Our leading-edge platform makes us the trusted partner for a broad spectrum of clients, from industry disruptors like Stash, SoFi, WeBull, Ally and, eToro, to more traditional companies like Franklin Templeton. As of March 31, 2021, approximately 175 clients rely on our platform to support more than 14.4 million customers—including approximately 1.6 million crypto accounts—which demonstrates the scalability and relevance of our offering. As our clients grow, we adapt to their needs and provide the solutions they desire, such as: individual account opening with no paperwork typically in 10 seconds rather than days, instant account funding instead of 3-5 days, real time fractional share trading, efficient basket trading, real time digital cash movements, a variety of account types, access to lending capabilities for equities and cash and integrated cryptocurrency trading. It is a testament to our enduring customer relationships that since 2016 Apex Fintech has only lost one client involuntarily for reasons other than the shut-down of the client’s business.

Our efforts have been recognized by industry benchmarks and awards, such as Top Wealth Management Company at FinTech Breakthrough Awards every year since 2018, Most Innovative Companies at 2021 Fast Company Awards, Best Wealth Management Software at 2020 Benzinga Global FinTech Awards, Best Wealth Management Solution at 2020 Finovate Awards, and Best Clearing House at 2020 Waters Rankings.

Proven Performance

Apex Fintech delivered strong growth, scale and profitability during the year ended December 31, 2020, achieving 106% revenue growth compared to the year ended December 31, 2019, while generating net income of $50.3 million and adjusted EBITDA of $85 million. We continued to deliver strong growth, scale and profitability during the first quarter of 2021, achieving 98% revenue growth compared to the corresponding period in 2020 and generating net income of $36.3 million and adjusted EBITDA of $46.1 million. Our revenue levers can be broken into two buckets—transactional, which are those reliant on customer activity, and recurring, such as platform minimums, asset-based fees and margin and securities lending.

As demonstrated by our financial performance, we achieved strong growth in a pandemic-impacted 2020 and first quarter of 2021. We quickly implemented remote work arrangements, minimizing disruption to our day-to-day business operations. Additionally, our clients were net beneficiaries of the increased volatility and trading volumes recently experienced in the securities markets, which, in turn, drove accelerated account creation and more transactions on our platform. In 2020, we saw a 61% increase in net assets, 55% increase in customers, and 119% increase in trade volume. We have also demonstrated strong business momentum so for in 2021, adding 11 new clients, $19 billion in assets under custody and approximately 4 million new accounts in the first quarter of 2021 – with 3.2 million new accounts opened by customers aged 40 and under.

Our Addressable Market

Our current addressable market is massive, growing, and supported by secular trends. According to Tiburon, there are over $45 trillion of investable assets in the United States alone across the segments we serve today: online brokerages, traditional advisory firms and companies providing online advice. Our target market spans both disruptive FinTechs, such as Public, Ally, Stash, Webull, SoFi and Betterment, and more-traditional advisory firms, such as Franklin Templeton and Marcus by Goldman Sachs. We currently have penetrated only approximately $100 billion of our addressable market, which is less than 1% of the overall estimated market. We believe we are poised to capture a greater share of assets as both incumbent advisory firms and FinTech disruptors seek to offer modern investing solutions to customers.

Further, we expect to benefit from the ongoing transfer of wealth from older to younger consumers. Cerulli reports that approximately $68 trillion of household assets will transfer to Gen X, Millennial, and Gen Z investors over the next 25 years. These investors have come to rely on the digital and frictionless experiences that Apex has innovated and continues to power. Additionally, we also have a large base of Millennial and Gen Z investors, serving almost 9.4 million customers between the ages of 18 and 40 alone as of March 31, 2021. Hearts and Wallets estimates that as of August 2020, there are 18 million non-retirement taxable brokerage accounts owned by people under 45 in the United States. Based on this estimate, 41% of those accounts are at Apex Fintech.

Finally, we anticipate increasing our addressable market further as we grow internationally and potentially expand into adjacencies such as banking infrastructure, asset management technology, insurtech and data aggregation.

Our growth strategy

Technology has opened up financial services to new users and changed expectations for customers of legacy financial services firms. Both expect a modern and frictionless financial services experience that Apex Fintech is well positioned to power.

Apex Fintech is a trusted partner to many of the fintech firms who are democratizing investing and financial services. Our platform and services are mission-critical to our clients, given the complexities of investing infrastructure, the complications around collateral and capital requirements, and the complicated regulatory landscape. We benefit as new fintech firms launch and existing firms scale, often outpacing legacy financial firms in their own categories.

Consumer expectations for a one-stop shop for their investing, banking, spending, insurance and borrowing needs is driving the convergence of financial services. As a result, financial companies that traditionally operated as single-product specialists (e.g., savings-focused platform, lending-focused platform) are now seeking to integrate trading and investing capabilities into their broader offering. Further, we are observing increased interest from non-financial services firms (e.g., consumer retail firms) in leveraging their brand and customer reach to offer financial services as a means to drive incremental revenue and customer engagement. Apex Fintech is well positioned to provide the “investing-as-a-service” platform these firms require to develop such offerings.

Incumbents in the wealth ecosystem, such as traditional wealth advisors, are trying to digitalize their investment management offerings and better meet the digital demands of their existing end customer and potential new Millennial and Gen Z customers. We have the platform to provide that digital-first solution, help automate their legacy infrastructure and eliminate their existing paper-based processes.

Grow our base of clients organically and through channel partners

Attracting and acquiring new clients is a key growth driver for our business. In 2020, we successfully onboarded 33 new clients, representing a 35% increase over 2019 and, as of March 31, 2021, we had successfully onboarded 11 new clients in 2021. We attribute the differentiation of our platform and technology as the primary contributors to continued growth in our new client additions. Looking ahead, those attributes – combined with the rapidly accelerating demand for digital solutions – are expected to drive further growth in our client base. For new market entrants and digital disruptors, we believe the breadth of our turnkey solution, reputation and speed at which we can bring a client’s offering to market positions us well to win new clients. With respect to the traditional wealth advisor landscape, we expect to be a beneficiary of clients seeking to transition to a new provider that can offer the digital-focused solutions required to compete in the rapidly changing environment.

In addition to direct organic client growth, we see opportunity for incremental growth through channel partner referrals. Today, Apex Fintech partners with over 40 firms throughout the investing value chain. These relationships can serve as a new client referral source, effectively extending our sales teams’ reach – at no incremental cost. Our expectation is that growth in partner count and their referrals will continue to drive cost-effective client growth.

Grow our clients’ revenue

We succeed when our clients succeed. The more assets, services or transactions that customers direct through our platform, the more revenue we - and our clients - generate. By continuing to innovate and enhance our product offering, we will continue to add more products, capabilities, and functionality for our clients, which in turn allows our clients to drive growth in their business. We provide the tools that streamline the complex aspects of custody and clearing, allowing our clients to focus on attracting new end customers as well as growing their share of wallet from existing ones.

Expansion of platform capabilities

We intend to expand our B2B capabilities beyond digital custody and clearing, in line with our vision to become the trusted technology provider that drives modernization in the financial services industry. The launch of Apex Extend, our turnkey brokerage solution described further below, is our first step to move up the wealth-technology value chain.

In the future, we also will consider moving into verticals adjacent to digital investing, such as banking infrastructure, front office advisory SaaS, asset management technology, insurtech and data aggregation. Finally, we will look for opportunities to directly provide complementary services, such as tax reporting, to our clients and customers as part of our overall strategy to improve, extend and control as much of our technology offering as possible.

Pursue international expansion opportunities

While our operations have been U.S.-focused to date, we see tremendous opportunity to grow our business and total addressable market by expanding into international markets. As we assess international opportunities, we believe our core competencies and operational excellence position us well to win in new markets, many of which are experiencing secular tailwinds similar to what we are seeing in the United States (e.g., growth of mobile and digital solutions). Initially, we will focus on serving international clients seeking to access United States markets. Over time, we plan to expand our expertise to support local market trading and investing.

Identify and execute strategic acquisitions

We expect to selectively pursue acquisitions that we believe will create value for our shareholders. We will evaluate acquisition opportunities based on a number of strategic parameters, including their ability to (i) enhance our product capabilities, (ii) broaden our client reach, (iii) drive further scale, (iv) increase our presence in new geographies, and (v) generate attractive financial returns. We will also weigh the potential benefits from an acquisition against other alternatives, such as building similar capabilities in-house or partnering with third parties.

We are experienced and disciplined acquirers as demonstrated first and foremost by the acquisition and turnaround of Apex from Penson Worldwide, followed by the acquisition and turnaround of the previously unprofitable Electronic Transaction Clearing, now known as Apex Pro. Further, PEAK6, the largest shareholder and long-time private owner of Apex Fintech, will continue to provide strategic support services pursuant to contracts in place, including deal sourcing and execution assistance. PEAK6 has acquired and monetized numerous operating companies including National Flood Services, Evil Geniuses, and, most recently, Hardcastle Trading.

Product offerings

Apex Fintech offers clients the flexibility to choose from a variety of pre-built suites that serve a wide range of business models. For example, clients who do not wish to build a complete user interface can opt for Apex Extend. Apex Extend is a turnkey brokerage solution, offering highly configurable front office functions for launching and running investing applications and advisory platforms. This offering “extends” beyond our “back” and “middle” office roots into white-labeled customer facing experience. Customers that choose Apex Extend also take advantage of our “middle” and “back” office offerings to ensure smooth processes around risk management, profit and loss, account maintenance, and more.

Back and Middle Office Solutions

Apex Fintech has automated and digitized many “back office” and “middle office” processes that were typically manual paper based process, creating a seamless and unified experience for our clients. Typically, new financial services firms or advisors would need to individually source multiple middle and back office solutions from multiple vendors. By partnering with us, our clients get a seamless and unified middle and back office experience that includes our proprietary technology plus a curated suite of third-party solutions.

We offer a full range of technical services that support the mission-critical functions needed to run a modern financial services company. This best-in-class self-service platform provides clients with the operational online tools they need, including:

•	Trading: Flexible suite of APIs enabling clients to execute across all major asset classes, including fractional share trading, and stock locate support

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Crypto: API-driven trading of multiple cryptocurrencies, cost basis tracking, real-time positions and balances, easily integrated by our clients into single user experience, along with their other stocks, bonds, and mutual funds holdings.

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Lending: Integrated and automated margin lending and fully paid stock lending program. Previously only available to the largest firms, professional investors, and wealthiest shareholders, Apex Fintech has expanded the availability of fully paid stock lending (and its income generating interest).

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Portfolios: APIs allowing clients to build portfolio models, assign them to accounts and automate rebalancing trade proposal generation, including straight through processing of order execution and trade allocation to maximize operational efficiency. These are essential tools for financial advisors, as well as robo-advisor platforms for do-it-yourself investors.

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Accounts: Everything clients need to open, authenticate, qualify, approve, onboard and maintain accounts including in-line investor verification, applicant verification, risk and compliance management, suitability requirements, paperless enrollments, and account preference configurations.

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Cash: APIs to streamline cash movements in every direction, including ACH and wire transactions, recurring scheduled transfers, authorizing and managing bank linkages and more. Efficiency and scale is achieved by aggregation and net settlement workflows for real time transfers of cash with banking partners.

•	Transfers: APIs to streamline, initiate, manage and report on Automated Customer Account Transfer Service account transfers. Provides transparency and controls to enable specific user business requirements. This is a critical onboarding capability for Apex Fintech clients to bring on high quality customers who hold assets elsewhere.

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Tax: Essential services that deliver timely and accurate cost basis calculations, end-of-year tax reporting, complicated corporate actions (dividends, splits, reverse-splits, mergers, symbol changes) and more.

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Regulations: Apex Fintech provides consolidated oversight and services for relevant regulations applicable to brokerage and investment services. These laws, rules, regulations and requirements are ever-changing and include back-end compliance processes and regulatory requirements like Consolidated Audit Trail and Order Audit Trail System reporting, compliance with Reg 606 (Best Execution), trade surveillance and anti-money laundering rules. This is an often-underestimated burden for fintech disruptors.

•	Communications: Everything that allows clients to manage and distribute end investor communications including electronic delivery of trade confirmations, statements, tax reporting and more.

Fractional Share Trading

Apex Fintech introduced fractional trading capabilities to its platform in 2018. This allows customers to buy and sell less than one full share of a single stock or ETF with a minimum trade size of $5. Fractional shares allow a customer to invest in a stock even if the customer does not have enough money to purchase a full share of a particular stock. For example, if a stock trades at $1000 per share, but the customer only has $100 to invest, fractional share investing would allow the customer to purchase a fraction of the stock ($100/$1000), or .1 shares. Currently, Apex Fintech offers fractional share investing in approximately 4,500 eligible equity securities and ETFs. The equities and ETFs offered must meet certain criteria concerning market cap, average daily volume, and liquidity requirements.

Fractional share investors receive dividends precisely in proportion to their fractional share positions, just as do whole share investors. Apex Fintech provides trade confirmations for fractional share transactions pursuant to Exchange Act Rule 10b-10, and reflects fractional share positions on customer account statements under FINRA Rule 2340. Apex Fintech also provides fractional shareholders with proxy statements, annual reports and other shareholder communications on exactly the same terms as owners of full shares. Apex Fintech provides fractional shareholders with the right to vote proxies. Apex Fintech aggregates all fractional votes across its clients and their end customers, and submits the rounded-down-to-whole-number tally. For example, if the yes votes tally 1,305.6 – Apex Fintech will vote yes for 1,305 shares. The reason for this rounding convention is that the standard proxy voting services providers used throughout the industry simply do not support voting for stand-alone fractional shares at this time. The effect of the aggregation practice is that the rounding convention has no material effect on the voting rights of any individual shareholder. Apex Fintech and its clients offer these rights to fractional-share customers as a matter of contract, pursuant to the applicable customer account agreement. As with all fractional share positions at all U.S. broker-dealers and investment advisers, fractional shares cannot be transferred to another broker-dealer through the ACAT system, and must be liquidated when customers transfer or close their accounts. This transfer limitation is not imposed by Apex Fintech but rather by the industry-standard ACAT system operated by DTCC.

Apex Fintech does not execute any fractional share orders against its own inventory. When executing customer orders for fractional shares, after validating the order, Apex Fintech rounds the orders to the next whole share and sends a market (or limit, depending on the customer order received) order to the market. When a customer purchase order containing a fractional share is executed, Apex Fintech goes out to the market with a purchase order, and upon the execution of the order, the fractional share ordered by the customer is allocated to the customer and the residual is allocated to the Apex Fintech inventory account. Conversely when a customer sell order containing a fractional share is executed, Apex goes out to the market with a sell order, and upon the completion of the execution of the order, the proceeds of the order are allocated to the customer and Apex Fintech in the proportion to the fractional share and residual, respectively. Apex Fintech’s inventory account is managed by the Apex Fintech trading desk. Typically, when the whole share quantities exceed internal quantity or notional thresholds, Apex Fintech reduces its positions by buying or selling into the market to ensure Apex Fintech does not carry excessive risk.

In 2018, 2019 and 2020, Apex Fintech processed 78,214,708, 129,821,441 and 208,637,634, trades that included a fractional share, respectively. In the three months ended March 31, 2020 and March 31, 2021, Apex Fintech processed 47,687,954 and 77,374,202 trades that included a fractional share, respectively. Apex Fintech does not separately account for revenues associated with the processing of trades in fractional shares. Revenue associated with fractional share trading is included with revenue associated with other trading as commissions in our results of operations. The amount of residual shares on our balance sheet and the impact of the sale of residual shares on our results of operations was immaterial for all periods presented.

Asset Classes Supported

Apex Fintech is one of the few places that clients can go to access both traditional securities and cryptocurrencies in a tightly integrated client experience between the two platforms while still maintaining the appropriate regulatory environment. Investors should be able to treat cryptocurrencies like any other investment class, but there is still high friction and barriers separating the two asset classes today. Apex Fintech has broken down those barriers to make a seamless experience between the two, while working closely with regulators for transparency and compliance in the evolving regulatory landscape of this cryptocurrency – a popular, but new, asset class.

Cryptocurrency Trading

Apex facilitates customers trading of cryptocurrencies through its relationship with Apex Crypto. Clients of Apex may offer their customers an integrated cryptocurrency trading solution whereby customers that want to trade crypto currencies may do so using the same interface as they use to trade other asset classes including equities and options. Apex Crypto currently offers trading in Bitcoin (BTC), Etherium (ETH), Litecoin (LTC), DOGE Coin (DOGE), Bitcoin Cash (BCH), Z Cash (ZEC) and Stellar Lumens (XLM), to residents of 49 states and customers outside the United States, though it may discontinue support for any of these crypto currencies at any time.

Apex Crypto maintains inventory in each of the coins it offers in order to provide liquidity to its customers. When a customer places an order to buy cryptocurrency, Apex Crypto fills that order from its inventory account and simultaneously replenishes its inventory from the markets in the same quantity and price. Conversely, when a customer places an order to sell cryptocurrency, Apex Crypto fills that order by adding to its inventory account and simultaneously depletes its inventory into the markets in the same quantity and price. The price the customer pays for cryptocurrency is equal to the price Apex Crypto receives from the market maker in connection with the corresponding replenishment or depletion of its inventory plus any applicable fees or markup. Apex Crypto connects to a minimum of four market makers that provide live pricing which Apex Crypto uses to create an internal Best Bid and Offer that in turn drives which market maker will execute the order. After the customer order is filled, Apex Crypto collects or disburses, as applicable, USD payment to the customer via a funds transfer to or from their brokerage account. The amount collected or disbursed is inclusive of fees or markup. Apex Crypto may, in its sole discretion, choose not to replenish or deplete, as applicable, its inventory in connection with customer trades. Additionally, under the terms of the user agreement with customers, Apex Crypto does not guarantee that a customer’s order will be filled and has the right to cancel a customer’s order.

Apex Crypto does not currently permit customers to transfer cryptocurrencies into or out of Apex Crypto. Apex Crypto does not currently permit customers to pledge cryptocurrencies. Apex Crypto does not constrain customers from selling cryptocurrencies under Apex Crypto’s custody unless required to do so by law or as may be necessary to protect the safety and soundness of Apex Crypto’s platform. As described in the user agreement, Apex Crypto may reject a market order during a period of market volatility when the prevailing market price changes significantly from the time the market order was placed.

Apex Crypto’s inventory of cryptocurrency is also used to accommodate overfills and underfills which tend to occur during times of high volatility. The size of Apex Crypto’s inventory is generally stable and based on historical market volumes, market capitalization of offered coins and trading trends. The inventory size is reviewed at least quarterly by management. Apex Crypto’s cryptocurrency inventory as well as cryptocurrency owned by customers is stored by third-parties under agreements with Apex Crypto. The cryptocurrency held by Apex Crypto in its inventory belongs to Apex Crypto until such time that it is transferred to its customers or third parties in connection with a customer’s purchase or sale of cryptocurrency, while cryptocurrency owned by customers but stored by third parties under agreements with Apex Crypto are not assets of Apex Crypto and belong to the respective customer. The terms and conditions of user agreement with customers make it clear that Apex Crypto is executing customer transactions and do not discuss or otherwise prevent Apex Crypto from directing the use of and obtaining substantially all of the remaining benefits from the cryptocurrency in custody for customers. However, some states in which Apex Crypto is licensed require Apex Crypto by statute to hold like-kind cryptocurrencies of the same volume as that which it holds on behalf of, or is otherwise obligated to, customers.

In connection with the cryptocurrency business, Apex Crypto regularly reviews and monitors trade volumes, notional value of trades, and the number of brokerage accounts enabled to trade cryptocurrencies. In 2018, 2019 and 2020, through Apex Crypto customers bought and sold cryptocurrency with an absolute notional value of $0, $192,249 and $53,711,267, respectively. In the three months ended March 31, 2020 and March 31, 2021, through Apex Crypto customers bought and sold cryptocurrency with an absolute notional value of $130,319 and $601,877,319, respectively. The results of operations of Apex Crypto were immaterial to the results of Apex in all prior periods.

Revenue Sources

We have a deep understanding of customer behavior that we use to create pricing that sets both ourselves and our clients up for success. We do this by adjusting our diverse set of revenue levers to fit the wide spectrum of customer account types we serve. This also ensures our objectives are always aligned with those of our clients. Our revenue levers can be broken into two buckets, transactional and recurring. The transactional buckets are reliant upon customer-driven activity that results in fees being paid. Examples of these are clearing, execution, banking, confirms, prospectus and more. In contrast, the recurring revenue streams are generated simply by acting as the custodian of customer assets. Examples of these are platform minimums, asset-based fees, credit and debit balances, securities lending, statements, account maintenance, tax, proxy, and more. Since all revenue streams can be tied back to the account, we believe the best proxy for future revenue is the number of customer accounts on our platform.

Clients

Our client ecosystem encompasses a broad array of firms, including innovative fintechs, which operate in industries experiencing secular growth and provide services aligned with our purpose of making investing easy and accessible for all. Our clients generally own the user interface with the end customer and decide ‘what’ products to provide and the ‘who’ to market to and acquire as customers. The ‘who’ ranges from the first-time investor through ultra-high net worth customers. The ‘what’ determines the type of service offering, such as single stock trading, fractional share trading, options, futures, fixed income, mutual funds/ETFs, cryptocurrency, robo-advisory, direct indexing or traditional advisory. We provide the ‘how,’ which today is the digital custody and clearing solutions that underpin our clients’ digital investing tools.

Our clients include wealth tech platforms, traditional wealth managers, professional traders and firms empowering consumer brands representing approximately 14.4 million individual accounts as of March 31, 2021. Examples of fintechs that use Apex Fintech’s digital custody and clearing products include Webull, Stash, Sofi, Ally Invest and Betterment.

As our clients expand and become more successful, they add new end investors to the platform, driving more assets and transactions and ultimately more revenue to our client partners and to Apex Fintech. We consider our clients’ success to be one of the most potent drivers of our business model.

Additionally, we often serve multiple clients competing in the same sub-vertical, positioning us to win regardless of which firms ultimately succeed. This makes Apex Fintech the neutral facilitator, tethered to growth of the broader sub-vertical but relatively agnostic to the eventual winners.

Competition

We believe we are unique in our ability to deliver a complete and modern platform that gives our clients the flexibility, speed, risk-management expertise, and scale they need to grow. While several participants offer a subset of our solutions, we do not believe any single competitor has a comparable modern platform or ability to offer a truly frictionless digital investing experience.

Our organization is led by a seasoned team of industry executives. Collectively, our executive officers boast an average of over 25 years of experience spanning every facet of the technology, investing, custody and clearing lifecycle. The team has held leadership and operational roles at firms such Google, Pershing, Citrix, Microsoft, Morningstar, and Goldman Sachs, among others. Our executives carry deep knowledge of the ecosystem and clients we serve and draw on their prior experiences on a daily basis to ensure Apex Fintech is being managed in a prudent, thoughtful and client-centric manner. Clearing and custody is a highly regulated and complex business, and we believe that our experience through many different market events and cycles coupled with world-class technological prowess provides us an advantage over our competitors.

Large trust banks as well as large financial firms have historically been the providers of clearing and custody services. We believe their solutions are more limited and expensive for clients because of their legacy technology, analog processes, outdated compliance processes, and less flexible architecture. For clients, this translates to slower account opening and funding, higher embedded costs and limited flexibility.

In contrast to these legacy custodians, Apex Fintech makes use of highly virtualized, largely Linux-based systems operating in a hybrid cloud model using cloud infrastructure as well as private data centers for redundancy.

Government Regulation

Our brokerage businesses are extensively regulated by U.S. federal and state regulators, numerous exchanges and self-regulatory organizations of which our subsidiaries are members. In the current era of heightened regulation of financial institutions, the industry is experiencing increased compliance costs, and we are no different. Additionally, our cryptocurrency business is currently regulated primarily by state regulators, and we expect the regulatory landscape to continue to evolve, which might mean oversight by one or more new or existing federal, state or other regulators in the future.

Overview

As registered U.S. broker-dealers, Apex and Apex Pro are subject to the rules and regulations of the Exchange Act, and as members of various exchanges, we are also subject to such exchanges’ rules and requirements. Additionally, Apex is subject to the Commodity Exchange Act and rules promulgated by the Commodity Futures Trading Commission (“CFTC”) and the various commodity exchanges of which it is a member. We are also subject to the requirements of various self-regulatory organizations such as the Financial Industry Regulatory Authority (“FINRA”) and the National Futures Association (“NFA”).

U.S. broker-dealers and futures commission merchants are subject to laws, rules and regulations that cover all aspects of the securities and derivatives business, including:

•	sales practices;

•	“know your customer” requirements;

•	trade practices;

•	use and safekeeping of customers’ funds and securities;

•	capital structure;

•	risk management;

•	record-keeping;

•	financing of customers’ purchases;

•	conduct of directors, officers and employees;

•	cybersecurity; and

•	privacy.

In addition, the businesses that we may conduct are limited by our arrangements with and our oversight by regulators. Participation in new business lines, including trading of new products or participation on new exchanges or in new jurisdictions often requires governmental and/or exchange approvals, which may take significant time and resources. As a result, we may be prevented from entering new businesses that may be profitable in a timely manner, or at all.

As certain of our subsidiaries are members of FINRA, we are subject to regulations regarding changes in control of our ownership. FINRA Rule 1017 generally provides that FINRA approval must be obtained in connection with any transaction resulting in a change in control of a member firm. FINRA defines control as ownership of 25% or more of the firm’s equity by a single entity or person and would include a change in control of a parent company. As a result of these regulations, our future efforts to sell shares or raise additional capital may be delayed or prohibited by FINRA.

Apex Crypto is registered with the Financial Crimes Enforcement Network (“FinCEN”) as a Money Service Business (“MSB”) and holds Money Transmission Licenses (or other relevant state licenses governing virtual currency, such as New York Department of Financial Services’ BitLicense) in many states. State statutes and requirements for virtual currency businesses vary by state, but for those states that regulate virtual currency, compliance obligations generally include:

•	“know your customer” requirements;

•	transaction monitoring and reporting;

•	custody controls / protection of customer assets;

•	financial stability and reporting;

•	information security; and

•	business continuity and disaster recovery.

Changes in cryptocurrency products or services we offer, changes to our business structure, or new or changing state requirements may result in licensing requirements in additional states and/or advance approvals from our state regulators. In addition, state or federal regulators could limit or ban trading in cryptocurrencies. As a result, we may be prevented from entering new businesses area or product that may be profitable in a timely manner, or at all.

Net Capital Rule

The SEC, FINRA, CFTC and various other regulatory agencies within the United States have stringent rules and regulations with respect to the maintenance of specific levels of net capital by regulated entities. Generally, a broker-dealer’s capital is its net worth plus qualified subordinated debt less deductions for certain types of assets. The Net Capital Rule requires that at least a minimum part of a broker-dealer’s assets be maintained in a relatively liquid form.

If these net capital rules are changed or expanded, or if there is an unusually large charge against our net capital, our operations that require the intensive use of capital would be limited. A large operating loss or charge against our net capital could adversely affect our ability to expand or even maintain these current levels of business, which could have a material adverse effect on our business and financial condition.

The United States regulators impose rules that require notification when net capital falls below certain predefined criteria. These rules also dictate the ratio of debt-to-equity in the regulatory capital composition of a broker-dealer, and constrain the ability of a broker-dealer to expand its business under certain circumstances. If a firm fails to maintain the required net capital, it may be subject to suspension or revocation of registration by the applicable regulatory agency, and suspension or expulsion by these regulators could ultimately lead to the firm’s liquidation. Additionally, the Net Capital Rule and certain FINRA rules impose requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to United States regulators and approval from FINRA for certain capital withdrawals.

As of March 31, 2021, we maintained capital levels well in excess of regulatory requirements.

Apex and Apex Pro are subject to the Uniform Net Capital Rule (Rule 15c3-1) under the Exchange Act and to the CFTC’s minimum financial requirements (Regulation 1.17) The table below summarizes capital, capital requirements and excess regulatory capital as of March 31, 2021.

The table below summarizes net capital, minimum net capital, and excess net capital as of March 31, 2021:

	Apex	Apex Pro
Net Capital	$387,817	$64,637
Minimum Net Capital	41,825	747
Excess Net Capital	345,992	63,890

As a Futures Commission Merchant, Apex must maintain a risk based net capital requirement not less than 110% of CFTC minimum net capital requirement per CFTC Rule 1.17. Apex’s minimum net capital requirement is $4,736 as of March 31, 2021.

As of March 31, 2021, all of the operating subsidiaries were in compliance with their respective regulatory capital requirements.

Protection of Customer Assets

To conduct customer activities, Apex and Apex Pro are obligated under rules mandated by its primary regulators, the SEC and the CFTC, to segregate cash or qualified securities belonging to customers. In accordance with the Exchange Act, Apex and Apex Pro are required to maintain separate bank accounts for the exclusive benefit of customers and comply with custody and reserve requirements of the SEC’s Customer Protection Rule (Rule 15c3-3).

Supervision and Compliance

Our Compliance Department supports and seeks to ensure proper operations of our business in accordance with applicable regulatory requirements. The philosophy of the Compliance Department, and the Company as a whole, is to build automated systems to try to minimize manual steps in the compliance process and then to augment these systems with experienced staff members who apply their judgment where needed. We have built or licensed automated systems to handle wide-ranging compliance issues such as trade and audit trail reporting, financial operations reporting, enforcement of short sale rules, enforcement of margin rules and pattern day trading restrictions, review of employee activities and correspondence, archival of required records, execution quality and order routing reports, approval and documentation of new customer accounts, surveillance of customer trading for market manipulation or abuse or violations of exchange rules, and anti-money laundering and anti-fraud surveillance. Our automated operations and automated compliance systems provide substantial efficiencies to our Compliance Department. As part of this continuing effort, we have implemented a new case management and surveillance system, and increased our Compliance staffing over the past several years to meet the growing regulatory burdens faced by all industry participants.

Our brokerage subsidiaries have a Chief Compliance Officer who reports to the Chief Executive Officer or business head for the respective subsidiary. The Chief Compliance Officer and certain other senior staff members are FINRA and NFA registered principals with supervisory responsibility over the compliance aspects of our businesses. Similar roles are undertaken by staff in certain non-United States locations as well. Staff members in many areas are also registered with FINRA, NFA or other regulatory organizations.

Patriot Act and Increased Anti-Money Laundering (“AML”) and “Know Your Customer” Obligations

Financial services firms traditionally have been subject to a variety of rules that require that they “know their customers” and monitor their customers’ transactions for suspicious activities. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) augmented the Bank Secrecy Act of 1970 (“BSA”), which now imposes even more stringent requirements on financial services firms. Likewise, the SEC, CFTC, foreign regulators, and the various exchanges and self-regulatory organizations, of which our operating subsidiaries are members, have passed numerous AML and customer due diligence rules that comport to provisions of the BSA. Significant criminal and civil penalties can be imposed for violations of the USA Patriot Act and/or BSA, and significant fines and regulatory penalties can also be imposed for violations of other governmental and self-regulatory organization AML rules.

As required by the USA Patriot Act and other rules, we have established comprehensive anti-money laundering and customer identification procedures, designated AML Compliance Officers for each brokerage and virtual currency subsidiary, trained our employees and conducted independent audits of our programs. Our anti-money laundering screening is conducted using a mix of automated and manual reviews and has been structured to comply with regulations in various jurisdictions. We collect required information through our new account opening process and screen accounts against databases for the purposes of identity verification and for review of potential negative information and appearance on government lists, including the Office of Foreign Assets and Control, Specially Designated Nationals and Blocked Persons lists and several other global or non-U.S. sanction lists. Additionally, we have designed and implemented restrictions to prevent certain types of high-risk activity, including potentially manipulative patterns of trading or higher risk patterns of money movement. We generate and review a sophisticated suite of surveillance reports and queues to identify potential money laundering, market manipulation or abuse, fraud and other suspicious activities.

Dodd-Frank Reform Act

The Dodd-Frank Wall Street Reform and Consumer Protection Act imposes strict reporting and disclosure requirements on the financial services industry. We maintain a robust system for evidence of our supervisory review of controls over financial reporting and management monitors accounting and regulatory rulemaking developments for their potential effect on our financial statements and internal controls over financial reporting.

Business Continuity Planning

Federal regulators and industry self-regulatory organizations have passed a series of rules in the past several years requiring regulated firms to maintain business continuity plans that describe what actions firms would take in the event of a disaster (such as a fire, natural disaster or terrorist incident) that might significantly disrupt operations. We have developed business continuity plans that describe steps that we and our employees would take in the event of various scenarios. We have built backup capabilities for key operations performed at our locations that would be utilized in the event of a significant outage at our main data center or primary office locations. In addition, we have strengthened our technical infrastructure and have built redundancy of some systems so that certain operations can be handled from multiple offices or remotely. In light of the COVID-19 pandemic, we have substantially enhanced this infrastructure and our remote access capabilities so that most employees, including all with critical job functions, can work remotely. We continually evaluate opportunities to further our business continuity planning efforts.

Legal Proceedings

Apex is a defendant in a series of putative class actions arising out of the same alleged conduct captioned as Eisen v. Apex Clearing Corporation and Interactive Brokers, LLC, Case No. 1:21-cv-21661 filed in the United States District Court for the Southern District of Florida, Cheng v. Ally Financial Inc., et al, Case No. 3:21-cv-00781 filed in the United States District Court for the Northern District of California; Clapp and Redfield v. Ally Financial Inc., et al, Case No. 3:21-cv-00896 filed in the United States District Court for the Northern District of California; Dechirico v. Ally Financial, et al, Case No. 1:21-cv-00677 filed in the U.S. District Court for the Eastern District of New York; Ross v Ally Financial Inc., et al, Civil Action No. 4:21-cv-00292 filed in the United States District Court for the Southern District of Texas; and Fox v. Ally Financial, et al, Case No. 0:21-cv-00689 filed in the United States District Court for the District of Minnesota in 2021 (collectively, the “Antitrust Matters”). Plaintiffs allege that Apex, along with over 30 other brokerages, trading firms and/or clearing firms, including Morgan Stanley, E*Trade, Interactive Brokers, Charles Schwab, Robinhood, Barclays, Citadel and DTCC engaged in a coordinated conspiracy in violation of anti-trust laws to prevent retail customers from operating and trading freely in a conspiracy to allow certain of the other defendants, primarily hedge funds, to stop losing money on short sale positions in GameStop, AMC and certain other securities. The matters were brought as class actions alleging violations of federal and state anti-trust laws, securities laws, unfair competition and dissemination of untrue and misleading statements as well as negligence, breach of fiduciary duty, constructive fraud and breach of implied covenants of good faith and fair dealing. These cases are in the preliminary phases. Although there can be no assurance as to the ultimate disposition of the Antitrust Matters, Apex denies liability to the plaintiffs and the putative class members, believes that it has meritorious defenses against the plaintiffs’ claims, and intends to vigorously defend itself.

In connection with Apex’s pause of allowing customers to establish new positions in AMC, GME and KOSS stock from approximately 10:30 a.m. Central time until approximately 1:55 p.m. Central time on January 28, 2021, the Office of the Attorney General of the States of Texas and New Jersey have requested information and issued civil investigative demands to Apex. Apex is cooperating in these matters.

Apex Pro, ETC Processing Technologies LLC and ETC Global Holdings, Inc. (collectively, the “ETC Defendants”) are defendants in the matter captioned as InteliClear, LLC v ETC Global Holdings, Inc., et al., filed in the United States District Court for the Central District of California (the “District Court”) in 2018. The plaintiff in this matter alleges that the ETC Defendants misappropriated trade secrets under the Defend Trade Secrets Act and California Uniform Trade Secrets Act, breached a contract with plaintiff and engaged in unfair competition. The claims relate to the development of a proprietary software system developed by the ETC Defendants to replace plaintiff’s services. On June 28, 2019, the District Court granted the ETC Defendants summary judgment, dismissing all claims. The plaintiff appealed the decision to the United States Court of Appeals for the Ninth Circuit (the “Ninth Circuit”). The Ninth Circuit reversed the District Court’s grant of summary judgment on October 15, 2020, and returned the case to the District Court. The case is currently in the discovery phase. Although there can be no assurance as to the ultimate disposition of this matter, the ETC Defendants deny liability and intend to vigorously defend themselves.

Apex filed a lawsuit in October 2019 against Axos Clearing for trademark infringement regarding Axos’ use of a logo and name similar to Apex’s. Apex for many years has used the mark APEX CLEARING with a stylized “X,” and, in 2019, Axos changed its name to “Axos Clearing” and began using the mark AXOS CLEARING, also with a stylized “X” and for certain services that are identical to those provided by Apex. Subsequently, the parent company of Axos, Axos Bank, filed a countersuit against Apex in January 2020, alleging that Apex had utilized a logo with a similar stylized “X” to that used by Axos and seeking damages in connection with that use. The lawsuits were consolidated in March 2020 and are near the end of the discovery phase of litigation. Although there can be no assurance as to the ultimate disposition of this matter, Apex believes Axos’ claims are not valid and, even if they were, resulted in no/nominal damage to Axos as such use by Apex was only for a three-week period.

Apex Pro is the defendant in a FINRA arbitration matter captioned Facilitatory, LLC f/k/a Demostrate, LLC and Vaticine Limited v. Electronic Transaction Clearing, Inc., Case No. No. 20-03897 (the “Former Customer Matter”). In connection with the Market Reg Matter (as defined below), Apex Pro received a request for documents and information from FINRA relating to two then-current customers of Apex Pro, Facilitatory, LLC f/k/a Demostrate, LLC and Vaticine Limited (collectively, the “Former Customers”) as part of a FINRA investigation into the Former Customers regarding their potentially manipulative activity, including layering and spoofing. In response to a subsequent and similar request from NYSE and NASDAQ, and at the request of NYSE and NASDAQ, Apex Pro terminated its relationship with the Former Customers in December 2019. In connection with the termination of the Former Customers, Apex Pro retained as indemnity approximately $3,087,878.51 from the Former Customers. In November 2020, the Former Customers filed the Former Customer Matter with FINRA alleging (i) that Apex Pro converted funds of the Former Customers by not returning such funds when their customer agreements were terminated by Apex Pro and (ii) Apex Pro engaged in a fraudulent scheme in routing orders of the Former Customers in a manner that disadvantaged them. Apex Pro denies any such allegations and, in particular, believes it has the contractual right to withhold such funds and the “fraudulent scheme” claim is time barred and meritless as Apex Pro did not direct the Former Customers’ order flows; rather, the former customers directed their own flow, as they had direct market access through Apex Pro.

Apex Pro is the subject of an ongoing investigation by FINRA in coordination with various securities exchanges including NYSE and NASDAQ related to potentially manipulative trading activity by the Former Customers for the period from January 1, 2017 to December 31, 2018 (including layering, spoofing, and market dominance at the close and open) (the “Market Reg Matter”). As noted above, Apex Pro terminated its relationship with the Former Customers in December 2019. Apex Pro has been cooperating with FINRA and the exchanges in connection with their investigation into the Market Reg Matter, including through document production. FINRA has conducted on the record testimonies of current and former Apex Pro personnel. As a result of the Market Reg Matter, FINRA also is conducting a related anti-money laundering investigation into client activity. While the activity at issue is client-driven activity, Apex Pro provided sponsored access (i.e., direct access to exchanges bypassing Apex Pro systems) to the Former Clients and has anti-money laundering responsibilities and, therefore, could be responsible for such client activity. Apex Pro desires to reach a voluntary resolution of the Market Reg Matter, including the related anti-money laundering investigation, upon the conclusion of the FINRA investigations. No assurances can be given that a mutual settlement with FINRA and the relevant securities exchanges can be reached or that any amount paid in settlement will not be material.

In connection with the Market Reg Matter described above, the FINRA’s Enforcement Division is also conducting reviews, in conjunction with FINRA’s Department of Market Regulation on the basis of referrals from various exchanges of allegations against Apex Pro related to erroneous orders being sent into market venues, such as unapproved ISOs, erroneous prices and duplicative orders. Related to those issues are matters of the pre-trade settings, their effectiveness, justification and whether Apex Pro has direct and exclusive control of the vendor systems utilized as risk software. The matters have not been officially referred to FINRA’s Enforcement Division for disposition, but there have been numerous requests and responses as well as on the record testimonies of Apex Pro personnel. It is possible that this matter will be officially referred to FINRA’s Enforcement Division.

FINRA has also referred to its Enforcement Division a matter related to Regulation SHO regarding order marking and locates activity and the supervision thereof by Apex Pro from 2013 through 2016, after years of the matter appearing dormant. FINRA also referred a separate matter relating to Regulation SHO supervision to its Enforcement Division in December 2020. No assurances can be given that a mutual settlement with FINRA regarding these Regulation SHO matters can be reached or that any amount paid in settlement will not be material.

Regardless of the final outcome, defending lawsuits, claims, government investigations, and proceedings in which we are involved is costly and can impose a significant burden on management and employees, and there can be no assurances that favorable final outcomes will be obtained.

Intellectual Property

We seek to protect our intellectual property by relying on a combination of federal, state and common law in the United States, as well as on contractual measures. We use a variety of means, such as trademarks and trade secrets, to protect our intellectual property. We also place appropriate restrictions on our proprietary information to control access and prevent unauthorized disclosures, a key part of our broader risk management strategy.

We have registered several trademarks related to our name, such as “Apex Clearing”, and “Apex Pro”, as well as certain Apex products, such as “Apex Extend” We believe our name, logo, motto and products are important brand identifiers for our members and enterprise partners.

Properties

We primarily operate through a network of leased properties, including office spaces, all within the United States. Where possible, such as in Chicago and New York City, we share office space leased by PEAK6. We believe our existing facilities are adequate to meet our current business requirements and that we will be able to find suitable space to accommodate any potential future expansion. Although the majority of our employees who utilize our office spaces are currently working remotely due to the COVID-19 pandemic, as of the date of this filing we still intend to occupy our various physical locations when conditions safely permit.

Our leased properties, including the portion of properties leased by PEAK6 that we utilize, total approximately 77,399 square feet, with the most significant properties as follows:

Location	Approximate Square Footage
Dallas	38,768
New York	6,387 (Partial Shared Office)
Chicago	3,545 (Partial Shared Office)
Portland	12,759
Los Angeles	15,940

Human Capital Resources

Our top priority is building a durable culture reflecting high ethics, hard work, diversity and a company where people love where they work. Our employee initiatives are designed to support, develop and inspire employees, ultimately unlocking the potential of the organization, driving excellence across the business and solidifying Apex Fintech as a top career destination where people love to work.

Our core values that guide our culture and employee development include:

•	Embodying Apex Fintech’s culture and values to ensure everyone feels welcome, included and able to contribute;

•

Integrating a diversity and inclusion lens, including through our founding of Fintech in Action, a coalition of action oriented businesses and individuals founded to accelerate progress, innovation and opportunity in fintech and finance for Black students and professionals;

•	Guiding team members regarding where they are and where they are going in their careers — and giving them the tools and resources to get there;

•	Supporting managers to become effective people leaders;

•	Providing fair, relevant and competitive compensation and benefits to a dynamic workforce with diverse needs; and

•	Leveraging data to better understand the employee experience and measure our success.

Diversity and Inclusion

Our Diversity and Inclusion objective is to be a company where each of us genuinely belongs, is respected and valued, and can do our best work, and where diversity and inclusion is a competitive advantage. We take this to heart not just within Apex Fintech but also within the broader fintech community. To that end, we founded Fintech in Action in 2020 and partnered with 26 other firms to seek to provide internship opportunities for historically underrepresented groups.

To help achieve our internal goals, we focus on attraction, retention and development at all levels. This means that we will ensure fair and transparent processes in talent assessment and hiring, performance management and career progression and retention. We are working to create a stronger sense of inclusion and belonging for Apex Fintech employees in general with a lens on representation. Engagement and belonging are fueled by having a meaningful connection to others and opportunities to grow and develop our careers. Across all of these dimensions, we are committed to building programs, systems and tools that foster greater belonging.

Through Fintech in Action, we have also invested in formalizing a program to expose high school and college students to the fintech community through internships to help bring talent to Apex Fintech and the industry in general.

We intend to continue to invest and further develop our manager training and support to ensure that all managers — those promoted, developing or hired — understand how to manage, keeping our Diversity and Inclusion principles top of mind in every aspect of their role.

Training and Manager Excellence

We believe strongly in investing in our employees throughout the employee lifecycle. Great care is taken to onboard new hires and set them up for success, both in terms of a broad understanding of Apex Fintech’s mission, values, products and services, as well as role-specific development. To this end, we offer an onboarding educational series regarding clearing and custody that all current and new hires go through and on-going development, including: company-level all hands meetings, monthly programming on a diverse range of topics spanning general business updates to developmental topics, and other opportunities for learning from internal and external speakers, including financial wellness and personal wellness topics.

We also offer ongoing learning opportunities for our people managers to ensure they are well equipped to support their employees. In addition, we offer training on our compensation philosophy and tools, manager effectiveness and other basic ongoing processes administered by the people team.

Compensation

Our compensation programs are designed to attract, retain and motivate talented, deeply qualified and committed individuals who believe in our mission, while rewarding employees for long-term value creation. We have a pay-for-performance culture in which employee compensation is aligned to company performance, as well as individual contributions and impacts. Our equity program aligns employee compensation to the long-term interests of our shareholders, while encouraging them to think and act like owners. While we are still evolving our programs and practices, we strive for a fair, competitive, transparent and equitable approach in recognizing and rewarding our employees.

Health and Wellness

The health and wellness of our employees and their families is integral to Apex Fintech’s success. We have a comprehensive benefits program to support the physical, mental and financial wellbeing of our employees. We have two core medical plans in which Apex Fintech pays 93% (HDHP) and 80% (PPO), respectively, of the monthly premiums. In addition to core medical, we offer maternity and paternity benefits to help employees who are looking to grow their family. To support the mental health of our employees, we offer clinical care providers at no cost to them. Our tuition reimbursement programs provide financial support to our employees that allows them to advance their education and pay off existing student loan debt.

In response to the COVID-19 pandemic, we transitioned to a remote workforce to help protect the health and wellness of our employees while continuing to provide the proper support to our clients and customers. We recognize that these are trying times for everyone, including our employees. To support our employees through this time, we introduced additional programs focused on mental and physical health, and balancing the demand of work and personal family needs.

Employee Experience and Data

As of March 31, 2021, we employed approximately 400 employees, primarily located in Texas, Illinois, California, Oregon, New York and New Jersey. None of our employees are currently represented by a labor union or have terms of employment that are subject to a collective bargaining agreement. We consider our relationship with our employees to be good and have not historically experienced any work stoppages.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our unaudited combined consolidated financial statements as of and for the three months ended March 31, 2021 and 2020, and our audited combined consolidated financial statements as of and for the years ended December 31, 2020, 2019 and 2018, together with the related notes thereto included elsewhere in this proxy statement/prospectus. In addition to historical information, the following discussion also contains forward-looking statements that include numerous risks and uncertainties, including, but not limited to, those described under “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. Please refer to “Forward-Looking Statements” for more information on such statements.

Business Overview

Apex Fintech Solutions LLC (“Apex Fintech”) is the “fintech for fintechs.” We are the business-to-business (“B2B”) platform that powers innovation in fintech, investing, and wealth management. We provide a modern, mission-critical suite of solutions to our clients, in turn powering them to revolutionize digital finance and democratize investing. Our proprietary technology platform is cutting-edge, flexible and scalable. We connect to clients primarily through real time API-based protocols, which are highly efficient and facilitate their speed to market. Our platform’s capabilities include: individual account opening with no paperwork typically in 10 seconds rather than days, instant account funding instead of 3-5 days, real time fractional share trading, efficient basket trading, real time digital cash movements, a variety of account types, access to lending capabilities for equities and cash, and integrated cryptocurrency trading.

Our client ecosystem encompasses a broad array of firms, including some of the most innovative fintechs, which operate in industries experiencing secular growth and provide services aligned with our purpose of making investing easy and accessible for all. Our clients generally own the user interface with the end customer and decide ‘what’ products to provide and the ‘who’ to market to and acquire as customers. The ‘who’ ranges from the first-time investor through ultra-high net worth customers. The ‘what’ determines the type of service offering, such as single stock trading, fractional share trading, options, futures, fixed income, mutual funds/ETFs, cryptocurrency, robo-advisory, direct indexing or traditional advisory. We provide the ‘how,’ which today is a digital turnkey brokerage, custody and clearing solution upon which our clients build their digital investing tools.

Revenues are primarily earned on customer transactions and assets under custody. Transaction based revenues consist of clearing and execution fees, as well as other contract revenues based on customer’s account activity. Asset-based revenue consists of interest income and other contractual revenues based on assets held in a customer’s account.

Financial Highlights

Our net revenues were $145.9 million and $73.7 million for the three months ended March 31, 2021 and 2020, respectively. Net revenues increased by 97.9% for the three months ended March 31, 2021 as compared to the corresponding period in the previous year, primarily due to an increase in volume of trades cleared and executed as a result of an increase in customers and overall market volumes increasing, and an increase in interest income as a result of securities lending. Revenue attributable to payment for order flow revenue was $13.3 million and $5.9 million for the three months ended March 31, 2021 and 2020, respectively. This revenue was partially offset by payment for order flow revenue sharing of $5.9 million and $3.1 million for the three months ended March 31, 2021 and 2020, respectively. Our net revenues were $358.7 million, $174.0 million and $208.4 million for the years ended December 31, 2020, 2019 and 2018, respectively. Net revenues increased by 106.2% for the year ended December 31, 2020 as compared to the previous year, primarily due to an increase in reimbursable fees as a result of the acquisition of Apex Pro in the third quarter of 2019, an increase in volume of trades cleared and executed as a result of an increase in customers and overall market volumes increasing, and an increase in interest income as a result of securities lending. Net revenues decreased by 16.5% for the year ended December 31, 2019 as compared to the previous year mainly as a result of the departure of our largest client in November 2018. Excluding the impact of the departure of our largest client, net revenues increased primarily due to fees recorded as a result of the acquisition of Apex Pro in the third quarter of 2019 that were not present in the previous year, an increase in interest income due to greater returns on bank deposits, and an increase in volume of trades cleared and executed. Revenue attributable to payment for order flow revenue was $27.2 million, $15.3 million, and $12.3 million for the years ended December 31, 2020, 2019 and 2018, respectively. This revenue was partially offset by payment for order flow revenue sharing of $14.4 million, $8.6 million, and $6.2 million for the years ended December 31, 2020, 2019, and 2018, respectively. Please refer to “Results of Operations – Factors Affecting Comparability” for more information.

Our net income was $36.3 million and $7.1 million for the three months ended March 31, 2021 and 2020, respectively. Net income increased by 414.3% for the three months ended March 31, 2021 as compared to the corresponding period in the previous year primarily due to improved profitability generated from the increased revenues given the efficiency and scalability of our platform. Our net income was $50.4 million, $15.7 million and $44.1 million for the years ended December 31, 2020, 2019 and 2018, respectively. Net income increased by 220.2% for the year ended December 31, 2020 as compared to the previous year primarily due to improved profitability generated from the increased revenues given the efficiency and scalability of our platform. Net income decreased by 64.3% for the year ended December 31, 2019 as compared to the previous year driven by the impact of the departure of our largest client in November 2018, as described in “Results of Operations—Factors Affecting Comparability”. Our adjusted EBITDA for the three months ended March 31, 2021 and 2020 was $46.1 million and $12.7 million, respectively. Our adjusted EBITDA for the years ended December 31, 2020, 2019 and 2018 was $85.0 million, $25.3 million, and $63.7 million, respectively. See the section titled “Non-GAAP Financial Measures” for information regarding our use of adjusted EBITDA and its reconciliation to net income determined in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

COVID-19 Pandemic and Economic Environment

The COVID-19 pandemic, governmental efforts to slow the spread of COVID-19 and mitigate the economic harm have precipitated unprecedented changes in the economy and financial markets. Throughout the pandemic we have remained committed to ensuring the highest levels of service to our clients and customers while prioritizing the health and safety of our employees. Beginning in March 2020, we activated our business continuity plans and nearly all of our work force began working from home while certain essential employees continued to work on-site. Despite the numerous challenges brought on by the pandemic, our technical infrastructure has withstood the pressures presented by the extraordinary volatility and the unprecedented increase in market volume. Our sales channels were largely unaffected by the transition to a remote working environment as we added 11 new clients and over 4 million customer accounts in the first quarter of 2021.

The effects of the COVID-19 pandemic and efforts to slow the spread of COVID-19 on our financial results are extremely complex and may not be fully understood for some time. The COVID-19 pandemic, together with unpredictable geopolitical events, created great uncertainty and volatility in the world’s financial markets. The uncertainty and volatility have previously contributed to increased trading volumes and higher revenue. Decreased consumer spending and the associated increase in savings rates as well as government stimulus checks have also contributed to higher revenue due to a higher rate of customer accounts opened during this period and increased trading volume. A surge of interest in equity markets due to volatility, interest in “meme stocks”, cryptocurrency and early signs of economic expansion contributed to increased trading volumes, growth in the number of accounts opened and ultimately higher revenue.

Total customer accounts increased to 14.4 million as of March 31, 2021, an 84.9% increase compared to March 31, 2020. We processed 235.5 million trades for the first quarter of 2021 compared to 83.1 million in the first quarter of 2020. Inflows from new and existing customers, combined with rising securities prices, generally lifted customers’ investment values. The impact of the COVID-19 pandemic on our future financial results could be significant but currently cannot be quantified, as it will depend on numerous evolving factors that currently cannot be accurately predicted, including, but not limited to, the duration and spread of the pandemic; its impact on our clients, customers, employees and vendors; governmental actions in response to the pandemic; the overall impact of the pandemic on the economy, society and consumer preferences; and pace and magnitude of any economic recovery, among other factors. Any of these factors could have a material impact on our financial results. Set forth below under “Key Performance Metrics” is a summary of the key profit drivers that affect our business.

New Administration and Changing Regulation

Under the Trump Administration, legislation was enacted to reform and revamp key pieces of the Dodd-Frank Act in an effort to tailor and refine certain regulatory restrictions on financial services institutions. Under the Biden administration, it is unknown at this time to what extent new legislation will be passed into law or whether pending or new regulatory initiatives or proposals will be adopted or modified, or what effect such passage, adoption or modification will have, whether positive or negative, on our industry, our clients or us. Additionally, leadership positions at many of our regulators are awaiting confirmation, yet to be filled, or have only recently been filled, creating uncertainty around enforcement and examination priorities. See “Risk Factors—Regulatory, Tax and Other Legal Risks” for further information.

Factors Affecting Results of Operation

The following factors, among others described herein, have been important to our business and we expect them to impact our results of operations and financial condition in future periods:

Grow our client base and clients’ revenue

Our clients include wealth tech platforms, traditional wealth managers, and professional trading firms. Attracting and acquiring new clients is a key growth driver for our business. Our technology is expected to continue to attract new and existing clients to our platform. We attribute the differentiation of our platform and technology as the primary contributors to continued growth in our new client additions. The more assets, services or transactions that customers direct through our platform, the more revenue we, and our clients, generate. By continuing to innovate and enhance our product offering, we will continue to add more products, capabilities, and functionality for our clients, which in turn allows our clients to drive growth in their business. Further, we see opportunity for incremental growth through channel partner referrals. We partner with over 40 firms throughout the investing value chain, including wealth management platforms, reporting and communications software vendors, risk management specialists and trading technology firms. These relationships can serve as a new client referral source at no or little incremental cost. By continuing to partner with firms, innovate and enhance our product offering, we intend to improve the user experience of our clients’ customers, helping drive further growth. We expect these trends and our focus on growing our client base will drive our long-term growth.

Investment in platform

We empower our clients with tools and technology to operate and grow their businesses. We currently invest and will continue to invest in product and platform development activities to increase usage of our platform. The more assets and/or transactions that a client directs through our platform, the more revenue we generate. We deliver a frictionless digital investing experience to clients and their customers. Our capabilities include near instantaneous individual account opening, instant account funding, real time fractional share trading, efficient basket trading, real time digital cash movements, a variety of account types, access to seamless lending capabilities for equities and cash and integrated cryptocurrency trading. We intend to expand our B2B capabilities beyond digital custody and clearing, in line with our vision to become the trusted technology provider that drives modernization in the financial services industry. We will continue to innovate and enhance our product offerings, in order to improve the user experience of our clients’ customers, driving growth of our clients’ business. We provide the tools that streamline the complex aspects of custody and clearing, allowing our clients to focus on attracting new end customers as well as growing the wallet from existing ones. In the future, we also will consider moving into verticals adjacent to digital investing, such as banking infrastructure, front office advisory SaaS, asset management technology, insurtech and data aggregation. We expect that investment in product development will increase costs, however our ability to increase platform usage by clients and their customers will have a direct positive impact on our net revenues and profitability.

Interest in cryptocurrency

Apex Crypto is a very small but growing portion of our overall business. For each of the years ended December 31, 2020, December 31, 2019 and December 31, 2018, less than 0.25% of Apex Fintech’s revenue was attributable to Apex Crypto and less than 2.25% of Apex Fintech’s expenses were attributable to Apex Crypto. For the quarter ended March 31, 2021, approximately 4% of Apex Fintech’s revenue was attributable to Apex Crypto and approximately 2.5% of Apex Fintech’s net income was attributable to Apex Crypto. The growth in the contribution of Apex Crypto to Apex Fintech’s results in the first quarter of 2021 was driven by the increase in the notional value of cryptocurrencies traded on our platform for the quarter ended March 31, 2021. As cryptocurrency grows in popularity as an asset class, and the resulting changes in the supply and demand for crypto assets manifest and crypto market sentiment continues to trend upwards, coupled with the potential for idiosyncratic events, we would expect to see continued growth in the notional value of cryptocurrencies traded on our platform and the corresponding growth in the contribution of Apex Crypto to the results of operations of Apex Fintech. As Apex Crypto’s relative contribution to Apex Fintech increases, Apex Fintech’s results of operations would also be affected by volatility in trading volume and changes in market price for crypto assets.

Key Performance Metrics

We review several key performance measures, discussed below, to evaluate our business and results, measure performance, identify trends, formulate plans and make strategic decisions. We believe that the presentation of such metrics is useful to investors because they are used to measure and model our performance. References herein to a fiscal year refer to the fiscal year ended on December 31 or three month period of the year referenced, respectively.

Total customer accounts

We measure and track the number of total customer accounts because as our clients expand, they add new customers to our platform, which drives more assets to, transactions on, and, ultimately, revenue generated by, our platform. We believe this information is useful to investors as an indicator of our revenue growth and may indicate future revenue trends. We define the total number of customer accounts as all customer accounts held with clients and open on our platform, funded and unfunded, as of the end of any particular period, excluding Electronic Transaction Clearing, Inc. (“Apex Pro”) due to the largely institutional nature of its customer base. Funded accounts are customer accounts with at least $0.01 deposited within the account as of the end of any particular period. Funding may come in the form of cash or market value of securities held. Unfunded accounts are customer accounts which are opened but have zero market value of cash and securities in the account at the end of any particular period. We monitor the total customer accounts opened because accounts, whether they are funded or unfunded, may generate account opening fees. Account opening fees are individually negotiated with each client and, if applicable, are charged to the client on a monthly basis. As a result, there is no standard or uniform account opening fee. Account opening fees may be tiered based on the number of accounts opened during any given period. To the extent a client pays account opening fees, the account opening fee does not take into consideration whether the account is funded or initially unfunded. Total account opening fees recognized for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020 were $4.3 million,

$1.7 million and $4.5 million, respectively. Total account opening fees recognized for the quarters ended March 31, 2020 and March 31, 2021 were $1.0 million and $3.7 million, respectively. We believe the number of funded accounts at any period is a predictor of future revenue growth.

(in thousands)	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Funded accounts	8,263	3,668	5,716	3,164	2,639
Total customer accounts	14,433	7,805	10,358	6,686	5,859

Total customer accounts increased by 84.9% as of March 31, 2021 as compared to March 31, 2020 as our clients continue to win new customer accounts primarily due to increased interest in equity markets due to volatility, interest in “meme stocks”, cryptocurrency and early signs of economic expansion during the three months ended March 31, 2021.

Total customer accounts increased by 54.9% as of December 31, 2020 as compared to December 31, 2019 primarily due to an increase in retail investor interest during fiscal year 2020.

Total customer accounts increased by 14.1% as of December 31, 2019 as compared to December 31, 2018 primarily due to the organic addition of 29 clients acquired during fiscal year 2019.

Customer trades

We define customer trades during any particular period as the total number of trades cleared externally on behalf of customers as well as any allocation of trades going from a firm account into customer accounts (e.g. when there is a fractional trade, new cash added to a managed account for purchase of securities, or a rebalance). We believe this is a valuable metric for investors to capture customer generated activity including both fractional share trading and overall customer account growth. The customer trades metric excludes trades in Apex Crypto LLC (“Apex Crypto”) and Apex Pro.

(In thousands)	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Customer trades	235,455	83,071	451,203	205,643	280,372

Customer trades increased by 183.4% for the three months March 31, 2021 as compared to the three months ended March 31, 2020 primarily due to increased market volatility and elevated levels of customer engagement, particularly during the first quarter of 2021, as the number of our customer accounts increased for the three months ended March 31, 2021 compared to the three months ended March 31, 2020.

Customer trades increased by 119.4% for the year ended December 31, 2020 as compared to the year ended December 31, 2019 primarily due to our rapidly expanding customer base throughout the year and higher overall market trading volumes.

Customer trades decreased by 26.7% for the year ended December 31, 2019 as compared to the year ended December 31, 2018 primarily due to the departure of our largest client in November 2018 and lower overall market trading volumes in fiscal year 2019 as compared to fiscal year 2018.

Average revenue per account

We define the average revenue per account (“RPA”) across any particular period as adjusted net revenue divided by the average total customer accounts during such period. Adjusted net revenue is defined as total net revenues less reimbursable fees and other non-operating income excluding the impact of interest expense on debt. See the section titled “Non-GAAP Financial Measures” for information regarding our use of adjusted net revenue and its reconciliation to total net revenues determined in accordance with U.S. GAAP. We believe RPA indicates customer engagement and our ability to generate revenues across our platform providing investors insight into revenue trends.

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Average revenue per account	$8.05	$6.41	$26.62	$21.73	$19.24

Average RPA increased by 25.6% for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020 primarily due to increased trading activity throughout the first quarter of 2021 from our customers and expanded enrollment in our fully paid stock lending program.

Average RPA increased by 22.5% for the year ended December 31, 2020 as compared to the year ended December 31, 2019 primarily due to increased trading activity throughout fiscal year 2020 from our customers and expanded enrollment in our fully paid stock lending program.

Average RPA increased by 12.9% for the year ended December 31, 2019 as compared to the year ended December 31, 2018 primarily due to the Client Deconversion. Please refer to “Results of Operations – Factors Affecting Comparability” for more information.

Customer credits

We define customer credits at the end of any particular period as cash held on behalf of our clients and their customers. These payables are held in interest-bearing bank accounts for cash on and off-balance sheet as well as invested in financial instruments backed by the U.S. government. We consider this metric valuable to investors as the interest income earned on credit balances has generally been material to revenue.

(In millions)	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Customer credits	$10,590	$6,439	$9,595	$5,171	$3,927

Customer credits increased by 64.5% as of March 31, 2021 as compared to March 31, 2020 primarily due to continued growth in cash as more retail customers entered the marketplace.

Customer credits increased by 85.6% as of December 31, 2020 as compared to December 31, 2019 primarily due to strong growth in our client base and an increase in cash as more retail customers entered the marketplace.

Customer credits increased by 31.7% as of December 31, 2019 as compared to December 31, 2018 primarily due to steady increase of deposits as relationships with existing clients strengthened and matured.

Customer debits (Margin loans)

We define customer debits at the end of any particular period as receivables due from clients and their customers based on funds borrowed from us to purchase securities (“Margin Loans”). We consider this metric valuable to investors because customer debits not only contribute to interest income because of the margin rates charged on the amounts owed, but they also are an indicator of the amount of securities available to us for lending on which interest is earned.

(In millions)	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Customer debits	$1,521	$299	$1,135	$365	$379

Customer debits increased by 409.4% as of March 31, 2021 as compared to March 31, 2020 primarily due to customers following larger market trends of borrowing against their portfolio investments to buy more stock.

Customer debits increased by 211.0% as of December 31, 2020 as compared to December 31, 2019 primarily due to customers following larger market trends during fiscal year 2020 of borrowing against their portfolio investments to buy more stock.

Customer debits decreased by 3.7% as of December 31, 2019 as compared to December 31, 2018 primarily due to customers relying less on Margin Loans for purchases as compared to fiscal year 2018.

Number of clients acquired

We consider an active client, as of any particular period, as a distinct contracted entity, such as a limited liability company or corporation, who is actively paying us or generating revenue for us and entities who have signed contracts with us and are contractually obligated to pay us at some point in the future even if not already actively trading. Generally, we acquire clients at the very early stages of their life cycle and invariably some fail to reach maturity or scale due to lack of funding, inability to acquire customers or otherwise and subsequently cease operating. The impact of clients that fail to reach maturity or scale and cease business operations on our results of operations has been immaterial and we expect the impact to continue to be immaterial in future periods. We believe our ability to continually add to and replenish our client base is an indicator of our potential business growth and success of our marketing and sales efforts delivering our industry-leading service offering and technology solutions. Each client contributes to expanding our footprint as an industry disruptor. We expect that continually adding clients will result in higher overall revenue growth and greater potential for account retention. We calculate number of clients acquired as the total number of new active clients, during any particular period, without giving effect to any client losses during the same period.

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Number of clients acquired	11	9	33	66	22

Number of clients acquired in the three months ended March 31, 2021 was higher than the number of clients acquired in the three months ended March 31, 2020 primarily due to continued expansion across the first quarter of 2021 through our business channels and continued efforts in expanding relationships in our growing sales pipeline.

Number of clients acquired during the fiscal year ended December 31, 2020 was lower than the number of clients acquired during the fiscal year ended December 31, 2019 primarily due to the addition of 37 clients from the acquisition of Apex Pro in the third quarter of fiscal year 2019 partially offset by continued expansion across fiscal year 2020 through our business channels and efforts in expanding relationships in our growing sales pipeline.

Number of clients acquired for the fiscal year ended December 31, 2019 was higher than the number of clients acquired during the fiscal year ended December 31, 2018 primarily due to the addition of 37 clients from the acquisition of Apex Pro in the third quarter of fiscal year 2019 and continued success in sales and marketing efforts.

Description of Certain Components of Financial Data

Net revenues

We generate revenue from two main categories: (1) non-interest income and (2) net interest income.

Total non-interest income

Total non-interest income primarily consists of commissions, reimbursable fees, other fees and services, and other income. Commissions consists of clearing, payment for order flow, execution fees and registered investment advisor (“RIA”) fees. Reimbursable fees primarily consist of fees collected for certain expenses such as exchange fees, execution costs and fees due to regulatory or governmental agencies, where an offsetting amount is recorded as an operating expense. Reimbursable fees include certain charges for regulatory fees to every client’s sell side trades. We compute regulatory fees at the prevailing rate published by the SEC, rounding this fee up to the nearest penny. Other fees and services primarily consist of automated clearing house return fees, new account validation fees, funded account fees, and paper fees. Other income primarily consists of proxy fees and stock loan locate fees. Kairos Solutions LLC (“Kairos”) does not currently generate non-interest income.

Total net interest income

Total net interest income primarily consists of interest income and interest expense. Interest income consists of reserve bank interest, fully paid and margin securities lending, debit interest income from clients, and stock borrowed from clients. Interest expense primarily consists of interest expense paid to an affiliate, loan interest expense, and bank loan interest expense.

Non-interest expenses

Execution, clearing and brokerage fees

Execution, clearing and brokerage fees primarily consist of payments for order flow, Depository Trust Company (“DTC”) fees, execution technology fees, and futures commissions that are not reimbursed by our clients or customers.

Reimbursable fees

Reimbursable expenses primarily consist of fees collected for certain expenses such as exchange fees, execution costs and fees due to regulatory or governmental agencies where our clients and customers are charged an offsetting amount that is recorded as non-interest income. Reimbursable fees are solely attributable to Apex Fintech’s broker-dealer businesses (i.e., Apex and Apex Pro) and are not attributable to any other businesses, including Apex Crypto or Kairos. We expect that reimbursable fees will be correlated with regulatory requirements in the future, which could be greater than or less than our historic levels.

Employee compensation and benefits

Employee compensation and benefits expenses primarily consist of employee salaries, bonuses, allocated expenses, and health insurance. We expect that the employee compensation and benefits expenses will increase in absolute dollars in future periods, in particular as we implement stock-based compensation plans, which we historically have not had. We expect the employee compensation and benefits expenses may increase as a percentage of revenue as we continue to grow our business in the short term and stay consistent as a percentage of revenue over the long term.

Communications

Communications expenses primarily consists of software licensing, software service fees, quotation and data feeds. We expect that the communications expenses will decrease in absolute dollars in the future periods. We expect the communications expenses will decrease as a percentage of revenue over the long term as we scale our operations.

Occupancy, depreciation and amortization

Occupancy, depreciation and amortization primarily consists of rent, hardware depreciation, and furniture and fixtures depreciation. We expect occupancy, depreciation and amortization expenses to increase in absolute dollars in future periods as a result of software costs we expect to capitalize as we continue to develop new, and improve existing, technology solutions.

Administrative and general

Administrative and general expenses primarily consist of bank fees, reimbursable proxy fees, external consulting and other professional fees, and regulatory costs. We expect administrative and general expenses to increase in absolute dollars in future periods as a result of our transition to being a public and an evolving and expanding regulatory landscape. We expect the administrative and general expenses will stay consistent as a percentage of revenue over the long term.

Income tax expense

We are subject to U.S. federal, state and local income tax at the rate applicable to corporations, except for any income attributable to Apex Crypto and Kairos. Income from these two subsidiaries are subject to U.S. taxation as partnerships for the years ended December 31, 2020, 2019, and 2018. Accordingly, the income or loss attributable to Apex Crypto and Kairos is reported in the combined consolidated financial statements, but Apex Fintech does not report the related U.S. income tax expense attributable to these subsidiaries as it is the obligation of the individual partners. We determine and record income taxes at each subsidiary as if each subsidiary were a separate taxpayer. We use an estimate of our annual effective tax rate to determine the provision for income taxes during interim periods.

Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be settled or realized. When applicable, a valuation allowance is established to reduce any deferred tax asset when it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized. Uncertain tax positions are recognized if they are more likely than not to be sustained upon examination, based on the technical merits of the position. We use the flow-through method to account for tax credits earned on eligible R&D expenditures. Under this method, the tax credits are recognized as a reduction to income tax expense in the year they are earned.

Results of Operations

We operate as a single reportable segment to reflect the way our chief operating decision maker (“CODM”) reviews and assesses the performance of the business. Our accounting policies are described in Note 2 to our combined consolidated financial statements included elsewhere in this proxy statement/prospectus. The period-to-period comparisons below of financial results are not necessarily indicative of future results.

(In thousands, other than assets under custody which are in billions)	Three Months Ended March 31,		% Change	Year Ended December 31,			% Change
	2021	2020		2020	2019	2018	2020	2019
Net revenues
Commissions	$45,242	$19,499	132.0%	$95,679	$50,516	$55,428	89.4%	(8.9)%
Other fees and services	15,241	5,744	165.3%	28,178	14,260	20,998	97.6%	(32.1)%
Reimbursable fees	37,822	29,370	28.8%	132,575	38,544	20,859	244.0%	84.8%
Other income	18,055	1,570	1050.0%	11,187	9,461	35,701	18.2%	(73.5)%

Total non-interest income	116,360	56,183	107.1%	267,619	112,781	132,986	137.3%	(15.2)%
Interest income	32,823	19,544	67.9%	100,553	63,729	82,663	57.8%	(22.9)%
Interest expense	(3,330)	(2,011)	65.6%	(9,511)	(2,539)	(7,295)	274.6%	(65.2)%

Total net interest income	29,493	17,533	68.2%	91,042	61,190	75,368	48.8%	(18.8)%

Total net revenues	145,853	73,716	97.9%	358,661	173,971	208,354	106.2%	(16.5)%

Non-interest expenses
Execution, clearing and brokerage fees	13,782	5,298	160.1%	24,116	14,764	12,447	63.3%	18.6%
Reimbursable fees	37,822	29,567	27.9%	132,575	38,210	18,669	247.0%	104.7%
Employee compensation and benefits	24,719	16,395	50.8%	73,982	51,983	38,213	42.3%	36.0%
Communications	9,770	6,670	46.5%	28,801	22,845	28,885	26.1%	(20.9)%
Occupancy, depreciation and amortization	1,259	1,227	2.6%	4,814	2,846	2,462	69.1%	15.6%
Administrative and general	7,910	4,190	88.8%	20,722	19,447	47,275	6.6%	(58.9)%

Total non-interest expenses	95,262	63,347	50.4%	285,010	150,095	147,951	89.9%	1.4%

Income before income taxes	50,591	10,369	387.9%	73,651	23,876	60,403	208.5%	(60.5)%
Income tax expense	14,269	3,307	331.5%	23,270	8,141	16,270	185.8%	(50.0)%

Net income	$36,322	$7,062	414.3%	$50,381	$15,735	$44,133	220.2%	(64.3)%

Assets under custody	$96.7	$41.3	134.1%	$77.5	$48.2	$33.3	60.8%	44.7%

Comparison of the Three Months Ended March 31, 2021 and March 31, 2020

Non-interest income

Commissions

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
Commissions	$45,242	$19,499	$25,743	132.0%

Commissions increased by $25.7 million, or 132.0%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase was driven by higher clearing and execution fees as customer trade volumes increased 183.4% as compared to the three months ended March 31, 2020, specifically with increases in payment for order flow revenue of $7.4 million and clearing and execution fees of $18.4 million as a result of an increase in trades. The table below sets forth the significant components of our commissions:

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
Clearing and execution fees	$31,949	$13,571	$18,378	135.4%
Payment for order flow revenue	$13,293	$5,928	$7,365	124.2%

Total commissions	$45,242	$19,499	$25,743	132.0%

Other fees and services

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
Other fees and services	$15,241	$5,744	$9,497	165.3%

Other fees and services increased by $9.5 million, or 165.3%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase was primarily driven by an increase in account opening and maintenance fees of $4.0 million, an increase in banking related fees of $3.0 million, account transfer fees of $1.1 million and an increase in other revenues of $1.5 million as a result of an increase in customer accounts and related activity. The table below sets forth the significant components of our other fees and services:

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
Account opening and maintenance fees	$6,240	$2,290	$3,950	172.5%
Banking related fees	$4,672	$1,700	$2,972	174.8%
Account transfer fees	$1,409	$317	$1,092	344.5%
Other	$2,920	$1,437	$1,483	103.2%

Total other fees and services	$15,241	$5,744	$9,497	165.3%

Reimbursable fees

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
Reimbursable fees	$37,822	$29,370	$8,452	28.8%

Reimbursable fees increased by $8.5 million, or 28.8%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase was primarily driven by an increase in exchange access fees of $4.9 million and an increase in regulatory and compliance fees of $3.3 million which is consistent with our increased number of customers as of March 31, 2021 as compared to March 31, 2020 and overall customer trades. The table below sets forth the significant components of our reimbursable fees:

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
Regulatory and compliance fees	$23,336	$20,075	$3,261	16.2%
Exchange access fees	$13,455	$8,589	$4,866	56.7%
Other	$1,031	$706	$325	46.0%

Total reimbursable fees	$37,822	$29,370	$8,452	28.8%

Other income

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
Other income	$18,055	$1,570	$16,485	1,050.0%

Other income increased by $16.5 million for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase was primarily driven by an increase in unrealized gains of $8.5 million related to our investment in Stash Financial, Inc. (“Stash”), and an increase in other trading revenue of $6.0 million due to the volume of cryptocurrency trading activity. Refer to Note 5 to our combined consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus for a discussion of our investment in Stash. The table below sets forth the significant components of our other income:

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
Unrealized gain on Stash	$8,523	$—	$8,523	nm
Crypto revenues	$6,009	$1	$6,007	nm
Other	$3,523	$1,569	$1,955	124.6%

Total other income	$18,055	$1,570	$16,485	1,050.0%

Net interest income

Interest income

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
Interest income	$32,823	$19,544	$13,279	67.9%

Interest income increased by $13.3 million, or 67.9%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase was primarily driven by an increase in securities lending income of $13.1 million as a result of an increase in customer debits and the dollar value of assets custodied, which resulted in an increased amount of underlying securities that were available for loan. The table below sets forth the significant components of our interest income:

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
Securities lending income	$17,093	$3,985	$13,108	328.9%
Credit interest income	$11,941	$13,588	$(1,647)	(12.1)%
Debit interest income	$3,664	$1,135	$2,529	222.8%
Other	$125	$836	$(711)	(85.0)%

Total interest income	$32,823	$19,544	$13,279	67.9%

Interest expense

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
Interest expense	$(3,330)	$(2,011)	$(1,319)	65.6%

Interest expense increased by $1.3 million, or 65.6%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase was primarily driven by interest on debt of $1.1 million as a result of an increase in loan balances.

Non-interest expenses

Execution, clearing and brokerage fees

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
Execution, clearing and brokerage fees	$13,782	$5,298	$8,484	160.1%

Execution, clearing and brokerage fees expenses increased by $8.5 million, or 160.1%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase was primarily driven by an increase in payments made to clients as a contractual percentage of the markup earned from customers on cryptocurrency transactions of $3.9 million, payment for order flow revenue sharing of $2.7 million and an increase in clearing organization fees of $0.8 million. The payment for order flow revenue sharing increase of $2.7 million was comprised of $2.0 million in equity volume and $0.7 million in option volume, and is consistent with our increased number of customers and overall customer trades as of March 31, 2021 as compared to March 31, 2020. The table below sets forth the significant components of our execution, clearing, and brokerage fees:

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
Payment for order flow revenue sharing	$5,892	$3,146	$2,746	87.3%
Crypto Access Fees	$3,924	$1	$3,923	nm
Clearing organization fees	$1,637	$874	$763	87.3%
Other	$2,329	$1,277	$1,052	82.4%

Total execution, clearing, and brokerage fees	$13,782	$5,298	$8,484	160.1%

Reimbursable fees

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
Reimbursable fees	$37,822	$29,567	$8,255	27.9%

Reimbursable fees expenses increased by $8.3 million, or 27.9%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase was primarily driven by an increase in exchange access fees of $4.9 million and an increase in regulatory and compliance fees of $3.3 million which is consistent with our increased number of customers as of March 31, 2021 as compared to March 31, 2020 and overall customer trades. The table below sets forth the significant components of our reimbursable fees:

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
Exchange access fees	$23,336	$20,083	$3,253	16.2%
Regulatory and compliance fees	$13,455	$8,591	$4,864	56.6%
Other	$1,031	$893	$138	15.5%

Total reimbursable fees	$37,822	$29,567	$8,255	27.9%

Employee compensation and benefits

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
Employee compensation and benefits	$24,719	$16,395	$8,324	50.8%

Employee compensation and benefits expenses increased by $8.3 million, or 50.8%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase was primarily driven by an increase in salaries and benefits of $6.1 million, net of capitalized internal-use software development cost of $1.2 million, as a result of growth in headcount, primarily in technology roles, and increased incentive accruals based on our performance. Allocated expenses related to shared employee services provided by an affiliate in technology, marketing, finance, legal and human resources also increased $2.0 million.

Communications

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
Communications	$9,770	$6,670	$3,100	46.5%

Communications expenses increased by $3.1 million, or 46.5%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase was primarily driven by an increase in software licensing fees of $2.0 million and costs related to cloud migration for data storage of $0.5 million. The table below sets forth the significant components of our communications expenses:

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
Software licensing fees - Broadridge	$4,577	$3,133	$1,444	46.1%
Software licensing fees - Other	$2,467	$1,905	$562	29.5%
Cloud migration costs	$507	$0	$507	nm
Other	$2,219	$1,632	$587	36.0%

Total communications	$9,770	$6,670	$3,100	46.5%

Occupancy, depreciation and amortization

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
Occupancy, depreciation and amortization	$1,259	$1,227	$32	2.6%

Occupancy, depreciation and amortization expense increased by $0.03 million, or 2.6%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase was primarily driven by an increase in rent expense.

Administrative and general

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
Administrative and general	$7,910	$4,190	$3,720	88.8%

Administrative and general expenses increased by $3.7 million, or 88.8%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase was primarily driven by an increase in external professional service expenses of $1.4 million, an increase in marketing and advertising expenses of $1.4 million, and an increase in bank fees of $0.9 million. The table below sets forth the significant components of administrative and general expenses:

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
External consulting and professional fees	$2,631	$1,229	$1,402	114.1%
Bank fees	$1,983	$1,066	$917	86.0%
Marketing and advertising	$1,657	$237	$1,420	599.2%
Other	$1,639	$1,658	$(19)	(1.1)%

Total administrative and general	$7,910	$4,190	$3,720	88.8%

Income tax expense

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
Income tax expense	$14,269	$3,307	$10,962	331.5%

Income tax expense increased by $11.0 million, or 331.5%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase was primarily driven by an increase in federal tax of $8.1 million and an increase in state tax of $2.9 million, in each case, as a result of our higher level of overall taxable income during the three months ended March 2021 as compared to March 2020.

Comparison of the Years Ended December 31, 2020 and December 31, 2019

Factors Affecting Comparability:

The comparability of our operating results for fiscal year 2020 with our operating results for fiscal year 2019 was impacted by certain institutional clients acquired in the third quarter of fiscal year 2019 through the Apex Pro acquisition. In our discussion of changes in our results of operations for fiscal year 2020 compared to fiscal year 2019, we may quantitatively or qualitatively disclose the impact of certain variances where such discussions would be meaningful and as such revenue and expense contributions to variances described below include the impact of the Apex Pro.

Non-interest income

Commissions

	Year Ended December 31,		Change
	2020	2019	Amount	%
Commissions	$95,679	$50,516	$45,163	89.4%

Commissions increased by $45.2 million, or 89.4%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily due to higher clearing and execution fees as customer trade volumes increased 119.4% year over year, specifically with increases in payment for order flow revenue of $12.0 million and clearing and execution fees of $33.2 million as a result of an increase in trades. The table below sets forth the significant components of our commissions:

	Year Ended December 31,		Change
	2020	2019	Amount	%
Clearing and execution fees	$68,468	$35,250	$33,218	94.2%
Payment for order flow revenue	$27,211	$15,266	$11,945	78.2%

Total commissions	$95,679	$50,516	$45,163	89.4%

Other fees and services

	Year Ended December 31,		Change
	2020	2019	Amount	%
Other fees and services	$28,178	$14,260	$13,918	97.6%

Other fees and services increased by $13.9 million, or 97.6%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily driven by increased fees for account openings and maintenance of $4.9 million and banking related fees of $5.1 million as a result of an increase in total accounts as well as increased customer activity. The table below sets forth the significant components of our other fees and services:

	Year Ended December 31,		Change
	2020	2019	Amount	%
Account opening and maintenance fees	$10,904	$6,014	$4,890	81.3%
Banking related fees	$9,023	$3,912	$5,111	130.6%
Paper fees	$2,713	$1,371	$1,342	97,9%
Account transfer fees	$1,758	$799	$959	120.0%
Other	$3,780	$2,164	$1,616	74.7%

Total other fees and services	$28,178	$14,260	$13,918	97.6%

Reimbursable fees

	Year Ended December 31,		Change
	2020	2019	Amount	%
Reimbursable fees	$132,575	$38,544	$94,031	244.0%

Reimbursable fees increased by $94.0 million, or 244.0%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily driven by increased reimbursable fees collected due to exchange access of $30.6 million and regulatory and compliance fees of $61.3 million. This is consistent with our increased number of customers as of December 31, 2020 as compared to December 31, 2019 and overall customer trades for fiscal year 2020 as compared to fiscal year 2019 and as a result of the acquisition of Apex Pro. The table below sets forth the significant components of our reimbursable fees:

	Year Ended December 31,		Change
	2020	2019	Amount	%
Regulatory and compliance fees	$81,961	$20,674	$61,286	296.4%
Exchanges access fees	$45,512	$14,906	$30,607	205.3%
Other	$5,102	$2,964	$2,138	72.1%

Total reimbursable fees	$132,575	$38,544	$94,031	244.0%

Other income

	Year Ended December 31,		Change
	2020	2019	Amount	%
Other income	$11,187	$9,461	$1,726	18.2%

Other income increased by $1.7 million, or 18.2%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily driven by increased proxy fees of $0.6 million for fiscal year 2020 compared to fiscal year 2019 due to growth in the number of customer accounts and securities held in those accounts and stock loan locate fees of $0.7 million in fiscal year 2020 as a result of certain institutional clients acquired in the third quarter of fiscal year 2019 through the Apex Pro acquisition. The table below sets forth the significant components of our other income:

	Year Ended December 31,		Change
	2020	2019	Amount	%
Proxy fees	$6,635	$6,066	$570	9.4%
Stock loan locate fees	$2,362	$1,671	$691	41.4%
Other	$2,190	$1,724	$465	27.0%

Total income	$11,187	$9,461	$1,726	18.2%

Net interest income

Interest income

	Year Ended December 31,		Change
	2020	2019	Amount	%
Interest income	$100,553	$63,729	$36,824	57.8%

Interest income increased by $36.8 million, or 57.8%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily driven by increased securities lending income of $31.1 million during fiscal year 2020 as a result of an increase in customer debits and the dollar value of assets custodied, which resulted in an increased amount of underlying securities that were available for loan. The table below sets forth the significant components of our interest income:

	Year Ended December 31,		Change
	2020	2019	Amount	%
Credit interest income	$52,875	$45,258	$7,617	16.8%
Securities lending income	$40,345	$9,215	$31,130	337.8%
Debit interest income	$5,845	$3,402	$2,444	71.8%
Other	$1,488	$5,854	$(4,367)	(74.6)%

Total interest income	$100,553	$63,729	$36,824	57.8%

Interest expense

	Year Ended December 31,		Change
	2020	2019	Amount	%
Interest expense	$(9,511)	$(2,539)	$(6,972)	274.6%

Interest expense increased by $7.0 million, or 274.6%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily driven by higher interest due on related party loans of $6.6 million. The loan proceeds were used to fund our initial investment in Stash, purchase Apex Pro in the third quarter of fiscal year 2019 and increase the capitalization of Apex and Apex Pro (together, the “B/Ds”) subsidiaries. Refer to Note 5 to our combined consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus for a discussion of our investment in Stash.

Non-interest expenses

Execution, clearing and brokerage fees

	Year Ended December 31,		Change
	2020	2019	Amount	%
Execution, clearing and brokerage fees	$24,116	$14,764	$9,352	63.3%

Execution, clearing and brokerage fees expenses increased by $9.4 million, or 63.3%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily driven by payment for order flow revenue sharing, which increased by $5.8 million, and fees paid to clearing organizations, which increased by $1.3 million, which are both a function of our customers’ increased trading volume of 119.4% year over year. The payment for order flow revenue sharing increase of $5.8 million was comprised of $4.5 million in equity volume and $1.3 million in option volume. The table below sets forth the significant components of our execution, clearing and brokerage fees:

	Year Ended December 31,		Change
	2020	2019	Amount	%
Payment for order flow revenue sharing	$14,397	$8,609	$5,788	67.2%
Clearing organization fees	$3,622	$2,368	$1,254	52.9%
Other	$6,097	$3,787	$2,310	61.0%

Total execution, clearing and brokerage fees	$24,116	$14,764	$9,352	63.3%

Reimbursable fees

	Year Ended December 31,		Change
	2020	2019	Amount	%
Reimbursable fees	$132,575	$38,210	$94,365	247.0%

Reimbursable fees expenses increased by $94.4 million, or 247.0%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily driven by increased reimbursable fees paid for regulatory and compliance fees, which increased by $61.6 million and for exchange access, which increased by $30.6 million both as a result of increased customer accounts and trading activity and as a result of the acquisition of Apex Pro. The table below sets forth the significant components of our reimbursable fees:

	Year Ended December 31,		Change
	2020	2019	Amount	%
Regulatory and compliance fees	$81,491	$19,918	$61,573	309.1%
Exchange access fees	$45,491	$14,901	$30,589	205.3%
Other	$5,593	$3,391	$2,203	65.0%

Total reimbursable fees	$132,575	$38,210	$94,365	247.0%

Employee compensation and benefits

	Year Ended December 31,		Change
	2020	2019	Amount	%
Employee compensation and benefits	$73,982	$51,983	$21,999	42.3%

Employee compensation and benefits expenses increased by $22.0 million, or 42.3%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily driven by higher salaries and benefits paid of $17.4 million as a result of increases in the number of our employees, primarily for technology roles. Allocated expenses related to shared employee services provided by an affiliate in marketing, finance, legal and human resources increased by $5.2 million.

Communications

	Year Ended December 31,		Change
	2020	2019	Amount	%
Communications	$28,801	$22,845	$5,956	26.1%

Communications expenses increased by $6.0 million, or 26.1%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily driven by increased software licensing fees of $5.5 million as a result of new software, migrating cost basis reporting from Broadridge to a new vendor and a full year of expense following the acquisition of Apex Pro during 2019. The below table sets forth the significant components of our communications expenses:

	Year Ended December 31,		Change
	2020	2019	Amount	%
Software licensing fees - Broadridge	$12,554	$13,093	$(539)	(4.1)%
Software licensing fees - Other	$10,492	$5,023	$5,469	108.9%
Other	$5,755	$4,729	$1,026	21.7%

Total communications	$28,801	$22,845	$5,956	26.1%

Occupancy, depreciation and amortization

	Year Ended December 31,		Change
	2020	2019	Amount	%
Occupancy, depreciation and amortization	$4,814	$2,846	$1,968	69.1%

Occupancy, depreciation and amortization expense increased by $2.0 million, or 69.1%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily driven by a rent expense increase of $1.8 million as a result of geographical expansion of our facilities, including in New York and resulting from the acquisition of Apex Pro.

Administrative and general

	Year Ended December 31,		Change
	2020	2019	Amount	%
Administrative and general	$20,722	$19,447	$1,275	6.6%

Administrative and general expenses increased by $1.3 million, or 6.6%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily driven by an increase in bank fees of $2.2 million and external consulting and professional fees of $2.1 million, which is partially offset by a decrease in travel expenses by $1.7 million as a result of COVID-19 pandemic travel restrictions. The table below sets forth the significant components of administrative and general expenses:

	Year Ended December 31,		Change
	2020	2019	Amount	%
External consulting and professional fees	$6,238	$4,159	$2,079	50.0%
Bank fees	$6,026	$3,786	$2,240	59.2%
Proxy fees	$2,901	$2,617	$284	10.9%
Regulatory costs	$1,584	$1,547	$37	2.4%
Travel and entertainment	$331	$2,079	$(1,748)	(84.1)%
Other	$3,642	$5,259	$(1,617)	(30.7)%

Total administrative and general	$20,722	$19,447	$1,275	6.6%

Income tax expense

	Year Ended December 31,		Change
	2020	2019	Amount	%
Income tax expense	$23,270	$8,141	$15,129	185.8%

Income tax expense increased by $15.1 million, or 185.8%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily driven by an increase in federal tax of $10.3 million and an increase in state tax of $4.8 million, in each case, as a result of our higher level of overall taxable income during fiscal year 2020 as compared to fiscal year 2019.

Comparison of the Years Ended December 31, 2019 and 2018

Factors Affecting Comparability:

The comparability of our operating results for fiscal year 2019 with our operating results for fiscal year 2018 was impacted by the departure of Robinhood Financial, LLC (“Robinhood”) who was our largest client until November 2018 (the “Client Deconversion”). In our discussion of changes in our results of operations for fiscal year 2019 compared to fiscal year 2018, we may quantitatively or qualitatively disclose the impact of certain variances where such discussions would be meaningful and as such revenue and expense contributions to variances described below include the impact of the Client Deconversion. Additionally, the comparability of our operating results for fiscal year 2019 compared to fiscal year 2018 was impacted by certain institutional clients acquired in the third quarter of fiscal year 2019 through the Apex Pro acquisition.

Non-interest income

Commissions

	Year Ended December 31,		Change
	2019	2018	Amount	%
Commissions	$50,516	$55,428	$(4,912)	(8.9)%

Commissions decreased by $4.9 million, or 8.9%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This decrease was primarily driven by a decrease in clearing fees of $7.8 million as customer trades decreased 26.7%, due in large part to the Client Deconversion, partially offset by an increase in revenues from payment for order flow of $3.0 million. The table below sets forth the significant components of our commissions:

	Year Ended December 31,		Change
	2019	2018	Amount	%
Clearing and execution fees	$35,250	$43,134	$(7,884)	(18.3)%
Payment for order flow revenue	$15,266	$12,294	$2,972	24.2%

Total commissions	$50,516	$55,428	$(4,912)	(8.9)%

Other fees and services

	Year Ended December 31,		Change
	2019	2018	Amount	%
Other fees and services	$14,260	$20,998	$(6,738)	(32.1)%

Other fees and services decreased by $6.7 million, or 32.1%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This decrease was primarily driven by decreases in fees for account openings and maintenance of $1.6 million and banking related fees of $4.4 million, in each case, resulting from the Client Deconversion. The table below sets forth the significant components of our other fees and services:

	Year Ended December 31,		Change
	2019	2018	Amount	%
Account opening and maintenance fees	$6,014	$7,661	$(1,647)	(21.5)%
Banking related fees	$3,912	$8,286	$(4,374)	(52.8)%
Other	$4,334	$5,051	$(717)	(14.2)%

Total other fees and services	$14,260	$20,998	$(6,738)	(32.1)%

Reimbursable fees

	Year Ended December 31,		Change
	2019	2018	Amount	%
Reimbursable fees	$38,544	$20,859	$17,685	84.8%

Reimbursable fees revenues increased by $17.7 million, or 84.8%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase was primarily driven by an increase in reimbursable fees collected due to exchange access of $14.1 million and regulatory and compliance fees of $3.1 million. This additional income was primarily attributable to the acquisition of Apex Pro in the third quarter of fiscal year 2019. The table below sets forth the significant components of our reimbursable fees:

	Year Ended December 31,		Change
	2019	2018	Amount	%
Regulatory and compliance fees	$20,674	$17,593	$3,082	17.5%
Exchange access fees	$14,906	$805	$14,100	1,750.6%
Other	$2,964	$2,461	$503	20.4%

Total reimbursable fees	$38,544	$20,859	$17,685	84.8%

Other income

	Year Ended December 31,		Change
	2019	2018	Amount	%
Other income	$9,461	$35,701	$(26,240)	(73.5)%

Other income decreased by $26.2 million, or 73.5%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This decrease was primarily driven by decreased proxy fees of $4.9 million primarily as a result of the Client Deconversion, non-recurring realized gains on investments in Robinhood, DTCC shares, and warrants in other companies of $12.7 million and a one-time extension fee charged to Robinhood of $10.0 million. The table below sets forth the significant components of our other income:

	Year Ended December 31,		Change
	2019	2018	Amount	%
Proxy fees	$6,066	$10,982	$(4,916)	(44.8)%
Other extension fees	$589	$10,704	$(10,115)	(94.5)%
Realized gains on investments	$—	$12,675	$(12,675)	(100.0)%
Other	$2,806	$1,340	$1,466	109.5%

Total other income	$9,461	$35,701	$(26,240)	(73.5)%

Net interest income

Interest income

	Year Ended December 31,		Change
	2019	2018	Amount	%
Interest income	$63,729	$82,663	$(18,934)	(22.9)%

Interest income decreased by $18.9 million, or 22.9%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This decrease was primarily driven by lower securities lending income of $20.9 million during fiscal year 2019 as a result of the loss of customers from the Client Deconversion. The table below sets forth the significant components of our interest income:

	Year Ended December 31,		Change
	2019	2018	Amount	%
Credit interest income	$45,258	$25,597	$19,661	76.8%
Securities lending income	$9,215	$30,135	$(20,920)	(69.4)%
Debit interest income	$3,402	$23,335	$(19,933)	(85.4)%
Other	$5,854	$3,596	$2,258	62.8%

Total interest income	$63,729	$82,663	$(18,934)	(22.9)%

Interest expense

	Year Ended December 31,		Change
	2019	2018	Amount	%
Interest expense	$(2,539)	$(7,295)	$4,756	(65.2)%

Interest expense decreased by $4.8 million, or 65.2%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This decrease was primarily driven by a decrease in related party subordinated debt interest expense of $4.1 million in fiscal year 2019 as we paid off all outstanding subordinated debt in the first quarter of 2019.

Non-interest expenses

Execution, clearing and brokerage fees

	Year Ended December 31,		Change
	2019	2018	Amount	%
Execution, clearing and brokerage fees	$14,764	$12,447	$2,317	18.6%

Execution, clearing and brokerage fees expenses increased by $2.3 million, or 18.6%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase was primarily driven by payments made to clients of $2.4 million in fiscal year 2019 for payment for order flow revenue sharing of which equity volume and option volume each contributed $1.2 million. The increase in payment for order flow revenue sharing is consistent with our increased number of customers as of December 31, 2019 as compared to December 31, 2018 and overall customer trades. The table below sets forth the significant components of our execution, clearing and brokerage fees:

	Year Ended December 31,		Change
	2019	2018	Amount	%
Payment for order flow revenue sharing	$8,609	$6,163	$2,445	39.7%
Clearing organization fees	$2,368	$2,285	$83	3.6%
Other	$3,787	$3,999	$(211)	(5.3)%

Total execution, clearing and brokerage fees	$14,764	$12,447	$2,317	18.6%

Reimbursable fees

	Year Ended December 31,		Change
	2019	2018	Amount	%
Reimbursable fees	$38,210	$18,669	$19,541	104.7%

Reimbursable fees expenses increased by $19.5 million, or 104.7%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase was primarily driven by increases in reimbursable fees paid due to exchange access of $14.1 million and regulatory fees of $6.7 million, in each case, as a result of the acquisition of Apex Pro in the third quarter of fiscal year 2019. The table below sets forth the significant components of our reimbursable fees:

	Year Ended December 31,		Change
	2019	2018	Amount	%
Exchange access fees	$14,901	$812	$14,089	1,735.1%
Regulatory and compliance fees	$8,250	$1,544	$6,706	434.2%
Other	$15,059	$16,313	$(1,254)	(7.7)%

Total reimbursable fees	$38,210	$18,669	$19,541	104.7%

Employee compensation and benefits

	Year Ended December 31,		Change
	2019	2018	Amount	%
Employee compensation and benefits	$51,983	$38,213	$13,770	36.0%

Employee compensation and benefits expenses increased by $13.8 million, or 36.0%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase was primarily driven by increases in salaries and benefits paid of $11.6 million as a result of increases in the number of our employees, primarily for technology roles. Allocated expenses also increased for shared employee services provided by an affiliate by $1.7 million in fiscal year 2019 that, in fiscal year 2018, were reflected as part of the management fee in “Administrative and general” expenses.

Communications

	Year Ended December 31,		Change
	2019	2018	Amount	%
Communications	$22,845	$28,885	$(6,040)	(20.9)%

Communications expenses decreased by $6.0 million, or 20.9%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This decrease was primarily driven by a decrease in fees paid as a result of renegotiation of software license fees of $10.4 million partially offset by an increase in software licensing costs of $3.2 million during the year ended December 31, 2019. The below table sets forth the significant components of our communications expenses:

	Year Ended December 31,		Change
	2019	2018	Amount	%
Software licensing fees - Broadridge	$13,093	$23,475	$(10,382)	(44.2)%
Software licensing fees - Other	$5,023	$1,813	$3,210	177.1%
Other	$4,729	$3,597	$1,132	31.5%

Total communications	$22,845	$28,885	$(6,040)	(20.9)%

Occupancy, depreciation and amortization

	Year Ended December 31,		Change
	2019	2018	Amount	%
Occupancy, depreciation and amortization	$2,846	$2,462	$384	15.6%

Occupancy, depreciation and amortization expense increased by $0.4 million, or 15.6%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase was primarily driven by an increase in rent expense of $0.3 million in fiscal year 2019 as a result of office expansion.

Administrative and general

	Year Ended December 31,		Change
	2019	2018	Amount	%
Administrative and general	$19,447	$47,275	$(27,828)	(58.9)%

Administrative and general expenses decreased by $27.8 million, or 58.9%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This decrease was primarily driven by the elimination of management fees due to an affiliate, which was $15.5 million in 2018, and an allowance of $12.1 million that was recorded for fees owed by Robinhood that were the subject of a dispute. The table below sets forth the significant components of our administrative and general expenses:

	Year Ended December 31,		Change
	2019	2018	Amount	%
External consulting and professional fees	$4,159	$3,536	$623	17.6%
Bank fees	$3,786	$4,676	$(890)	(19.0)%
Reimbursable proxy fees	$2,617	$4,854	$(2,237)	(46.1)%
Regulatory costs	$1,547	$1,352	$195	14.4%
Allowance for bad debt & disputed fees	$596	$11,904	$(11,308)	(95.0)%
Management fees due to affiliate	$0	$15,520	$(15,520)	(100)%
Other	$6,742	$5,433	$1,309	24.1%

Total administrative and general	$19,447	$47,275	$(27,828)	(58.9)%

Income tax expense

	Year Ended December 31,		Change
	2019	2018	Amount	%
Income tax expense	$8,141	$16,270	$(8,129)	(50.0)%

Income tax expense decreased by $8.1 million, or 50.0%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This decrease was primarily driven by a decrease in federal tax of $7.2 million and a decrease in state tax of $1.0 million, in each case, resulting from our lower level of income in fiscal year 2019 as compared to fiscal year 2018.

Non-GAAP Financial Measures

To supplement our combined consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we also provide the non-GAAP measures detailed below. Our use of these non-GAAP measures has limitations as an analytical tool, and you should not consider these measures, or any of them, in isolation or as a substitute for analysis of our financial results as reported under GAAP. Management believes these non-GAAP financial measures are useful in order to assist readers of our combined consolidated financial statements in understanding the core operating results that our management uses to evaluate the business and for financial planning purposes and to compare our financial performance over multiple periods. In each case, we present the applicable non-GAAP measures reconciled with their most directly comparable GAAP measure:

Adjusted Net Revenue

Adjusted net revenue is defined as total net revenues less reimbursable fees, (gains) losses on investments and other non-operating income excluding the impact of interest expense on debt. Reimbursable fees revenue primarily consists of fees collected for certain expenses such as exchange fees, execution costs and fees due to regulatory or governmental agencies where an offsetting amount recorded as an operating expense, which we do not consider internally when monitoring operating performance. Other non-operating income primarily relates to gains and losses on sales of investments. Interest expense on debt is excluded because capital structure can vary substantially from company to company and therefore is not considered as a key measure in comparing our operating performance to that of other companies. We believe this measure allows investors to evaluate comparability of our period over period financial performance of core operations. The following table presents a reconciliation of our adjusted net revenue, to its most comparable U.S. GAAP measure for the periods presented:

(In thousands)	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Total net revenues	$145,853	$73,716	$358,661	$173,971	$208,354
Less:
Reimbursable fees	(37,822)	(29,370)	(132,575)	(38,544)	(20,859)
(Gains) losses on investments (1)	(8,523)	—	518	(1,070)	(12,675)
Other non-operating income	(7)	—	10	—	—
Add:
Interest expense on debt	2,895	1,815	8,414	1,992	4,740

Adjusted net revenue	$102,396	$46,161	$235,028	$136,349	$179,559

(1)

(Gains) losses on investments primarily relate to our investment in Stash and, for purposes of fiscal year 2018, investment in equity securities and warrants sold to PEAK6 Investments LP. Refer to Note 5 and Note 18 to our combined consolidated financial statements for the years ended December 31, 2020, 2019 and 2018, and Note 16 in our combined consolidated financial statements for the three months ended March 31, 2021 and 2020 and notes thereto included elsewhere in this proxy statement/prospectus for a discussion of our investment in Stash and related party transactions.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we define as net income adjusted for income tax expense, interest expense on debt, depreciation and amortization, and other income/expenses. Other income/expenses include non-reimbursable fees, and non-operating income and expenses. We exclude these items because they are not reflective of ongoing business and operating results. Adjusted EBITDA provides us with a useful measure for period-to-period comparisons of our business as well as comparison to our peers. We believe that this non-GAAP financial measure is useful to investors in analyzing our financial and operational performance. The following table presents a reconciliation of our adjusted EBITDA to its most comparable U.S. GAAP measure for the periods presented:

(In thousands)	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Net income	$36,322	$7,062	$50,381	$15,735	$44,133
Add back:
Income tax expense	14,269	3,307	23,270	8,141	16,270
Interest expense on debt	2,895	1,815	8,414	1,992	4,740
Depreciation and amortization	413	365	1,504	807	1,105
Other (income)/expenses (1)	(7,772)	197	1,429	(1,405)	(2,598)

Adjusted EBITDA	$46,127	$12,746	$84,997	$25,270	$63,650

(1)

For the three months ended March 31, 2021, other (income)/expenses primarily includes $8.5 million of gains related to our investment in Stash, which are included in other income, and $0.8 million in non-operating expenses for professional services rendered related to the Merger Agreement, which are included in administration and general. For the three months ended March 31, 2020, other (income)/expenses are all net reimbursable fees, which are included in reimbursable fees.

For the year ended December 31, 2020, other (income)/expenses primarily includes $0.8 million of unrealized losses from an equity investment into a private company, which are included in other income,

and $0.8 million in one-time accounting fees related to the Merger Agreement, which are included in administrative and general.

For the year ended December 31, 2019, other (income)/expenses primarily includes $1.1 million of income on loans provided by PEAK6 to Apex Pro prior to its acquisition by Apex Fintech in 2019, which are included in interest income, and $0.3 million of net reimbursable fees, which are included in reimbursable fees.

For the year ended December 31, 2018, other (income)/expenses primarily includes $12.7 million in realized gains on investments in Robinhood, DTCC shares, and warrants in other companies, which are included in other income, and $2.2 million in net reimbursable fees, which are included in reimbursable fees, partially offset by $12.3 million of management fees paid to an affiliate, which are included in administrative and general. Refer to Note 5 and Note 18 to our combined consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus for a discussion of our investment in Stash and related party transactions.

Adjusted Operating Margin

Adjusted operating margin is a non-GAAP measure of profitability we define and calculate as adjusted EBITDA divided by adjusted net revenue. Adjusted operating margin excludes depreciation and amortization. We present adjusted operating margin because we believe it provides more useful information to investors because the measure excludes the impact of reimbursable fees and interest on debt. The following table presents a reconciliation of our adjusted operating margin to its most comparable U.S. GAAP measure for the periods presented:

(In thousands)	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Net income	$36,322	$7,062	$50,381	$15,735	$44,133
Add back:
Income tax expense	14,269	3,307	23,270	8,141	16,270
Pre-tax income	$50,591	$10,369	$73,651	$23,876	$60,403
Divided by:
Total net revenues	$145,853	$73,716	$358,661	$173,971	$208,354
Pre-tax income (as a percentage of total net revenues)	34.7%	14.1%	20.5%	13.7%	29.0%

Adjusted EBITDA	$46,127	$12,746	$84,997	$25,270	$63,650

Divided by:
Adjusted net revenue	$102,396	$46,161	$235,028	$136,349	$179,559
Adjusted operating margin (excluding depreciation and amortization)	45.0%	27.6%	36.2%	18.5%	35.4%

Transactional and Recurring Revenue Sources

Our revenue levers can be broken into two buckets, transactional and recurring. The transactional revenues are reliant upon customer-driven activity that results in fees being paid. In contrast, the recurring revenues are generated simply by acting as the custodian of customer assets. Excluding the impact of Reimbursable fees, (Gains) losses on investments, Other non-operating income and interest expense on debt, Commissions are generally transactional revenues while Net Interest Income is recurring revenue and Other fees and services as well as Other Income straddle both the transactional and recurring buckets as their respective components include items that Management is unable to readily categorize solely as transactional or recurring as well as items that may be categorized solely as transactional or recurring. For example, Other fees and services includes both transactional items (account opening fees and ACAT fees) as well as recurring items (maintenance fees and paper fees). Additionally, certain fees related to proxy and prospectuses do not readily lend themselves to being split out as either transactional or recurring as the purchase of a security or ETF may yield the delivery of a prospectus, but a change in law or otherwise may trigger the delivery of an updated prospectus. Generally, the large drivers of recurring revenue outside of Net Interest Income are proxy fees, funded account fees and paper fees. The contribution of recurring and transactional revenue sources to Other fees and services and Other Income will vary over time and as the business grows. Variations may be driven by market volatility, client and customer mix, as well as customer engagement with various products and services provided.

For the three months ended March 31, 2021, approximately 60% of our Adjusted Net Revenue were from transactional sources and approximately 40% of our Adjusted Net Revenue came from recurring sources. For the three months ended March 31, 2020, approximately 50% of our Adjusted Net Revenue were from transactional sources and approximately 50% of our Adjusted Net Revenue came from recurring sources.

For the years ended December 31, 2020, 2019 and 2018, approximately 49%, 45% and 46% of our Adjusted Net Revenue were from transactional sources and approximately 51%, 55% and 54% of our Adjusted Net Revenue came from recurring sources, respectively.

Management exclusively uses Adjusted Net Revenue when evaluating the portion of our revenues that come from transactional and recurring sources as the amount of Reimbursable fees can and has varied substantially since 2018 driven by changes to the rates and fees charged by exchanges and regulators. The inclusion of such fees would distort and ultimately decrease the utility of the analysis.

Comparison of Financial Condition at March 31, 2021 and December 31, 2020

Total assets increased by $1.7 billion, or 16.3%, to $11.9 billion for the three months ended March 31, 2021 compared to $10.3 billion for the year ended December 31, 2020. This increase was primarily due to an increase of $1.6 billion in securities segregated for regulatory purposes.

Cash and cash equivalents decreased by $334.7 million, or 4.3%, to $7.4 billion for the three months ended March 31, 2021 compared to $7.8 billion for the year ended December 31, 2020. This decrease was primarily due to substituting US Treasuries for cash segregated for regulatory purposes.

Total liabilities increased by $1.6 billion, or 16.2%, to $11.7 billion for the three months ended March 31, 2021 compared to $10.0 billion for the year ended December 31, 2020. This increase was primarily due to an increase in payables to customers due to growth in our client base and more retail customers entering the marketplace.

Securities loaned increased by $425.9 million, or 34.4%, to $1.7 billion for the three months ended March 31, 2021 compared to $1.2 billion for the year ended December 31, 2020. This increase was primarily due to higher customer debits and dollar value of assets custodied, which resulted in an increased amount of underlying securities that were available for loan.

Comparison of Financial Condition at December 31, 2020 and December 31, 2019

Total assets increased by $4.9 billion, or 92.8%, to $10.3 billion for the year ended December 31, 2020 compared to $5.3 billion for the year ended December 31, 2019. This increase was primarily due to an increase of $3.6 billion in cash and securities segregated for regulatory purposes, and an increase of $772.9 million in receivables due from customers as customers borrowed against their portfolio investments to buy more stock.

Cash and cash equivalents increased by $3.3 billion, or 73.8%, to $7.8 billion for the year ended December 31, 2020 compared to $4.5 billion for the year ended December 31, 2019. This increase was primarily due to deposits related to cash segregated for regulatory purposes that was driven by an increase in customer credits.

Total liabilities increased by $4.9 billion, or 94.5%, to $10.0 billion for the year ended December 31, 2020 compared to $5.2 billion for the year ended December 31, 2019. This increase was primarily due to an increase in payables to customers of $3.7 billion due to strong growth in our client base and more retail customers entering the marketplace as well as higher securities loaned balances of $1.1 billion.

Securities loaned increased by $1.1 billion, or 649.1%, to $1.2 billion for the year ended December 31, 2020 compared to $165.4 million for the year ended December 31, 2019. This increase was primarily due to higher customer debits and dollar value of assets custodied, which resulted in an increased amount of underlying securities that were available for loan.

Liquidity and Capital Resources

We have historically financed our operations and capital expenditures primarily through utilization of cash generated from operations. As of March 31, 2021, we had cash of $7.4 billion, including $7.2 billion of customer cash and securities segregated under federal regulations. For the three months ended March 31, 2021, three clients accounted for approximately 43% of our business in aggregate.

The majority of our assets consist of cash, investments in securities, receivables, and cash and securities segregated under federal regulations. Receivables consist primarily of amounts due from customers’ or broker-dealers securities borrowed, deposits with clearing organizations and securities purchased under agreements to resell. As of March 31, 2021, total assets were $11.9 billion of which almost all were considered liquid. Of our total assets, $9.3 billion are assets held for the benefit of customers.

Credit facility

The B/Ds have short term bank credit facilities with five financial institutions, not including non-agent syndicate participants, with available borrowing capacity and variable terms. The total available facility size is of $520.0 million (“short term borrowings”). Of this, $125.0 million is committed unsecured financing. As of March 31, 2021, nothing was drawn from these credit facilities.

We also have the ability to obtain short-term liquidity under stock loan arrangements. As of March 31, 2021, we had not utilized any securities lending facility to borrow cash. These arrangements bear interest at variable rates based on various factors, including market conditions and the types of securities loaned, are secured primarily by our customers’ margin account securities, and are repayable on demand.

We believe our existing cash and anticipated net cash provided by operating activities, together with available borrowings under our credit facilities, will be sufficient to meet our working capital requirements for at least the next 12 months. However, if our operating performance during the next 12 months is below our expectations, our liquidity and ability to operate our business could be adversely affected. Conversely, if our operating performance exceeds our expectations, additional working capital may be required. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth under “Risk Factors”. In the future, we may attempt to raise additional capital through the sale of equity securities or through equity-linked or debt financing arrangements. Any future indebtedness we incur may result in terms that could be unfavorable to equity investors. We cannot provide assurance that we will be able to raise additional capital in the future on favorable terms, or at all. Any inability to raise capital could adversely affect our ability to achieve our business objectives.

Margin and securities lending

We extend margin loans to customers on an uncommitted, demand basis. We assess several factors when considering the acceptance or rejection of margin loans including, but not limited to, the size of the loan, the degree of leverage in the customer account, the level of diversification of the customer’s portfolio and, in the case of concentrated positions, appropriate liquidity of the underlying collateral. We regularly evaluate collateral for margin loans with respect to the volatility, market valuation and liquidity of the collateral positions and compare internal margin requirements to that of peer firms. By taking these steps to ensure margin loans are properly collateralized, we significantly limit our credit exposure in the event of a customer’s default. Our margin lending agreements allow us to request additional margin collateral from customers, and we may sell securities that have not been paid for or purchase securities sold but not delivered from customers, if necessary.

We enter into securities lending and borrowing transactions and agreements to repurchase and resell securities to obtain securities for settlement and to earn residual interest rate spreads. In addition, our customers pledge their securities owned to collateralize margin loans. Under these transactions, we either receive or provide collateral, including equity, corporate debt and U.S. government securities. Under typical agreements, we are permitted to sell or repledge securities received as collateral and use these securities to secure securities purchased under agreements to resell, enter into securities lending transactions or deliver these securities to counterparties to cover short positions.

We also engage in securities financing transactions with and for customers through margin lending. Customer receivables generated from margin lending activity are collateralized by customer-owned securities. Customers’ required margin levels and established credit limits are monitored continuously by risk management staff using automated systems. Pursuant to our policy and as enforced by such systems, customers are required to deposit additional collateral or reduce positions when necessary to avoid automatic liquidation of their positions.

We also provide a ‘fully-paid securities lending program’. Customers that enroll in our fully paid stock lending program have the opportunity to earn interest by loaning their fully paid and excess margin securities to Apex who in turn lends those securities to various market participants. In connection with a customer’s loan of securities and in compliance with the requirements of rule 15c3-3 of the Exchange Act of 1934, Apex fully collateralizes the loans made to Apex by participating customers with cash and/or U.S. government securities, for the benefit of participating customers.

In order to protect us from losses resulting from customer margin lending, we collect deposits from our introducing broker clients that are commensurate with the level of activity introduced by that client. We also conduct ongoing reviews of their financial condition to ensure the broker maintains adequate capital to absorb potential losses arising from their customers’ margin trading activity. Any losses incurred by introduced customers is collected from the broker before paying any monies due for commissions or other rebates. We have not experienced any losses resulting from introduced customer margin trading activity in the years ended December 31, 2020, 2019 and 2018 or the three months ended March 31, 2021.

In order to protect us from losses resulting from securities lending activities, we maintain and actively monitor credit limits with all counterparties on a daily basis. The financials and credit limits of all counterparties are reviewed on a quarterly basis based on regulatory filings. All securities lending contracts are secured by cash collateral in excess of 100% of the market value of the securities. The contracts are marked to market daily based on fluctuations in market price of the underlying security to ensure sufficient collateral is available to purchase the shares of the defaulted contract should the counterparty fail to return the shares. We have not experienced any losses resulting from securities lending transactions in the years ended December 31, 2020, 2019 and 2018 or the three months ended March 31, 2021.

Cash flows

	Three Months Ended March 31,		Year Ended December 31,
(In thousands)	2021	2020	2020	2019	2018
Net cash provided by (used in) operating activities	$(579,629)	$1,182,644	$3,246,363	$986,503	$(213,664)
Net cash (used in) provided by investing activities	(4,085)	(326)	(1,782)	24,646	(784)
Net cash provided by (used in) financing activities	249,007	28,000	59,300	32,303	(60,954)

Net (decrease) increase in cash and cash equivalents	$(334,707)	$1,210,318	$3,303,881	$1,043,452	$(275,402)

Net cash provided by (used in) operating activities

During the three months ended March 31, 2021, net cash used in operating activities of $579.6 million resulted primarily from net income of $36.3 million and changes in operating assets and liabilities. Changes in operating assets and liabilities were primarily driven by an increase in customer payables of $904.4 million and an increase in securities loaned of $425.9 million, offset by increases in customer receivables of $389.8 million and securities segregated for regulatory purposes of $1.6 billion.

During the three months ended March 31, 2020, net cash provided by operating activities of $1.2 billion resulted primarily from net income of $7.1 million and changes in operating assets and liabilities. Changes in operating assets and liabilities were primarily driven by an increase in customer payables of $1.2 billion.

During the year ended December 31, 2020, net cash provided by operating activities of $3.2 billion resulted primarily from net income of $50.4 million and changes in operating assets and liabilities. Changes in operating assets and liabilities were primarily driven by an increase in customer payables of $3.7 billion and an increase in securities loaned of $1.1 billion, partially offset by an increase in customer receivables of $772.9 million.

During the year ended December 31, 2019, net cash provided by operating activities of $986.5 million resulted primarily from net income of $15.7 million and changes in operating assets and liabilities. Changes in operating assets and liabilities were primarily driven by an increase in customer payables of $895.8 million and an increase in securities loaned of $75.1 million.

During the year ended December 31, 2018, net cash used in operating activities of $213.7 million resulted primarily from net income of $44.1 million and changes in operating assets and liabilities largely resulting from the Client Deconversion. Changes in operating assets and liabilities were primarily driven by a decrease in customer payables of $294.0 million and a decrease in securities loaned of $241.8 million, partially offset by a decrease in customer receivables of $323.2 million.

Net cash (used in) provided by investing activities

During the three months ended March 31, 2021, net cash used in investing activities of $4.1 million was primarily due to fixed asset purchases of $1.3 million and the purchase of indefinite-lived intangible assets of $2.8 million.

During the three months ended March 31, 2020, net cash used in investing activities of $0.3 million was due to fixed assets purchases partially offset by the proceeds received from the sale of indefinite-lived intangible assets.

During the year ended December 31, 2020, net cash used in investing activities of $1.8 million was primarily due to fixed asset purchases of $1.7 million.

During the year ended December 31, 2019, net cash provided by investing activities of $24.6 million was primarily due to cash received from the acquisition of Apex Pro (net of cash paid) of $26.4 million, partially offset by fixed assets purchases of $1.3 million.

During the year ended December 31, 2018, net cash used in investing activities of $0.8 million was primarily due to fixed asset purchases of $0.8 million.

Net cash provided by (used in) financing activities

During the three months ended March 31, 2021, net cash provided by financing activities of $249.0 million resulted primarily from an increase in loans from affiliates of $161.7 million, the issuance of convertible notes of $100.0 million and an increase in capital contribution of $12.5 million, partially offset by the repayment of loans from affiliated of $24.9 million.

During the three months ended March 31, 2020, net cash provided by financing activities of $28.0 million resulted from an increase in loans from affiliates of $25.0 million and an increase in capital contribution of $3.0 million.

During the year ended December 31, 2020, net cash provided by financing activities of $59.3 million resulted primarily from an increase in loans from affiliates of $45.0 million and an increase in capital contribution of $14.3 million.

During the year ended December 31, 2019, net cash provided by financing activities of $32.3 million resulted primarily from an increase in loans from affiliates of $54.3 million and an increase in capital contribution of $6.0 million, partially offset by repayment of subordinated borrowings of $28.0 million.

During the year ended December 31, 2018, net cash used in financing activities of $61.0 million resulted primarily due to distributions paid to members of $29.1 million, repayment of bank loans of $19.5 million and net repayment of subordinated borrowings of $14.0 million.

Contractual obligations

As of December 31, 2020, our significant contractual obligations were as follows:

	Payments by period
(In thousands)	Total	< 1 Year	1-3 Years	3-5 Years	> 5 Years
Operating leases (1)	$6,897	$2,322	$2,823	$521	$1,231
Other long-term liabilities (2)	6,350	3,350	3,000	—	—

Total contractual obligations	$13,247	$5,672	$5,823	$521	$1,231

(1)	Refer to Note 8 to our combined consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus for a discussion of our operating lease obligations.
(2)	Other long-term liabilities include certain non-cancelable technology license agreements and service agreement relating to financial and tax reporting.

We have a Master Services Agreement (“MSA”) with Broadridge Financial Solutions, Inc. (“Broadridge”) that expires and terminates on December 31, 2023. If we terminate the agreement for convenience, we may be obligated to pay Broadridge a termination fee, with maximum exposure of $14.8 million as of March 31, 2021.

In February 2021, we issued $100.0 million in aggregate principal amount of Convertible Senior Notes due 2023 (“2023 Convertible Notes”) to various funds managed by Magnetar Financial LLC. The 2023 Convertible Notes will mature on February 19, 2023, unless earlier converted, redeemed, or repurchased. The 2023 Convertible

Notes bear interest at an annual rate of 5.00%, with interest payable semi-annually on February 1 and August 1 of each year, commencing on August 1, 2021. The aggregate payments due, if the Convertible Senior Notes are not earlier converted, redeemed, or repurchased, are expected to be $2.3 million, $5.1 million, and $2.8 million for 2021, 2022, and 2023, respectively. For a period of one year from the issuance date of the 2023 Convertible Notes, the Company may issue to the noteholders additional notes in the aggregate amount of up to $20.0 million. For additional discussion about the 2023 Convertible Notes, refer to Note 12 to our condensed combined consolidated financial statements for the three months ended March 31, 2021 and March 31, 2020 included elsewhere in this proxy statement/prospectus.

There were no other significant changes in our contractual obligations and other commitments for the three months ended March 31, 2021.

Critical Accounting Policies and Significant Judgments and Estimates

Our financial statements are prepared in accordance with GAAP. The preparation of our combined consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of revenue and expenses during the reporting period.

While our significant accounting policies are described in more detail in Note 2 in our combined consolidated financial statements included elsewhere in this proxy statement/prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our combined consolidated financial statements.

Revenue recognition

Our revenue from contracts with clients is recognized when a performance obligation is satisfied, typically in the month that services are provided. These performance obligations are primarily to provide brokerage, clearing, execution and other administrative support. Revenues are primarily earned on client transactions and assets under custody.

•

Transaction based revenues consist of clearing and execution fees, and other contract revenues based on customer account activity. Clearing and execution revenue is driven by trade volume plus monthly charges for processing capability.

•

Asset-based revenue consists of interest income and other contractual revenues based on assets held in a customer’s account. Interest income includes margin interest income and interest on customer cash invested in banks plus securities lending revenue. The revenue based on customer account assets primarily consists of funded account fees, ACAT fees, paper statement fees, and proxy fees which are included in Other income. As of March 31, 2021, ACAT fees are included in transaction based revenues.

•

Other income includes realized and unrealized gains and losses on firm investments and locate fees. Locate fees are comprised of securities borrowed locate revenues that are accrued daily based on the number of shares customers request to be located.

Impairment of goodwill, intangible assets, and long-lived assets

We assess potential impairments to our fixed assets, which primarily consist of computer hardware and furniture, fixtures, and equipment, annually or whenever events or changing circumstances indicate that the carrying amount may not be recoverable. Indefinite-lived assets are tested for impairment annually or whenever indicators of impairment exist.

Our annual impairment testing date is as of October 1. Goodwill represents the fair value of an acquired business in excess of the fair value of the identified net assets acquired. Goodwill is tested for impairment annually or whenever indicators of impairment exist. We calculate goodwill impairment (if any) on at least an annual basis, which provides for an unconditional option to bypass the qualitative assessment.

Impairment of goodwill is the condition that exists when the carrying amount of a reporting unit that includes goodwill exceeds its fair value. A goodwill impairment loss is recognized for the amount that the carrying amount of a reporting unit, including goodwill, exceeds its fair value, limited to the total amount of goodwill allocated to that reporting unit. Therefore, if the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired.

Capitalized software costs

Software development costs consist primarily of employee salaries and benefits incurred in the development of new internal-use software solutions. When determining whether applicable costs qualify for capitalization, we use judgment in distinguishing between the preliminary project and application development stages of the project. The application development stage costs generally include costs associated with internal-use software configuration, coding, installation, and testing. We determine the amount of internal-use software costs to be capitalized based on the amount of time spent by developers on projects in the application stage of development. There is judgment involved in estimating time allocated to a particular project in the application stage. Amortization of capitalized internal-use software begins on the date the software is placed in service and the amortization period is based on estimated useful life. Estimates and assumptions include determining the appropriate amortization period based on the estimated useful life and assessing the unamortized cost balances for impairment.

Digital assets owned

The digital assets are owned by Crypto and are accounted for as intangible assets with indefinite useful lives and are initially measured at cost. These assets are not amortized, but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the digital asset at the time its fair value is being measured. To analyze for impairment, Crypto uses the average price of executed transactions for the day, using the quoted prices from its counterparties. Crypto re-values inventory for impairment, if on any day the average daily quoted price of Crypto’s transactions in that currency are less than the cost of that currency carried in inventory. If volume is less than 5% of normal volume, Crypto considers the day an outlier and does not include in impairment analysis. An impairment of $0.1 million and $0 million was recognized for the quarters ended March 31, 2021 and 2020, respectively. An impairment of $0.1 million and $0.1 million was recognized for the years ended December 31, 2020 and 2019, respectively. For the year ended December 31, 2018 no impairments were recognized.

Crypto determines how much inventory to carry in each coin based on historical market volumes, market cap and our own trading trends. Once the base inventory is set, the holdings are reviewed quarterly, or more frequently, based on market events. Inventory is generally stable but can grow or shrink during times of high volatility.

Contingencies

Our policy is to estimate and accrue for potential losses that may arise out of litigation and regulatory proceedings, to the extent that such losses are probable and can be estimated. Significant judgment is required in making these estimates and our final liabilities may ultimately be materially different. Our total liability accrued with respect to litigation and regulatory proceedings is determined on a case-by-case basis and represents an estimate of probable losses based on, among other factors, the progress of each case, our experience with and industry experience with similar cases and the opinions and views of internal and external legal counsel.

Given the inherent difficulty of predicting the outcome of our litigation and regulatory matters, particularly in cases or proceedings in which substantial or indeterminate damages or fines are sought, or where cases or proceedings are in the early stages, we cannot estimate losses or ranges of losses for cases or proceedings where there is only a reasonable possibility that a loss may be incurred.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our combined consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

Emerging Growth Company Status

Pursuant to the Jumpstart Our Business Startups Act, an “emerging growth company” is provided the option to adopt new or revised accounting standards that may be issued by Financial Accounting Standards Board or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. As a result, when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. Accordingly, the information contained herein may be different than the information you receive from other public companies.

Off-Balance Sheet Arrangements

We may be exposed to a risk of loss not reflected in our combined consolidated financial statements when we extend credit to our customers that is collateralized by cash and securities in customer accounts, which may expose us to significant off-balance sheet risk in the event margin requirements are insufficient to fully cover losses that customers may incur and those customers fail to satisfy their obligations. Additionally, in the normal course of business, we purchase and sell securities and pledge or receive collateral. If a party to a transaction fails to fulfill its contractual obligations, we may incur a loss if the market value of the security is different from the contract amount of the transaction. Refer to “Quantitative and Qualitative Disclosures About Market Risk” included elsewhere in this proxy statement/prospectus for more information about the nature and business purpose of any off-balance-sheet arrangements. There is no known event, demand, commitment, trend, or uncertainty that is likely to result in the termination, or material reduction in the availability to the registrant of its off-balance-sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk in the ordinary course of business. Market risk is generally associated with fluctuations in prices of securities, commodities, or cryptocurrencies. Price fluctuations may affect the value of collateral we are holding to secure a margin loan or to collateralize a stock lending transaction. Changes in the value of cryptocurrency could impact our financial position or results of operations as we hold inventory to facilitate customer transactions. Additionally, changes in interest rates could also impact our spread-based revenue. The below factors describe our market risk exposure. We do not currently have significant foreign currency or dividend risk. There have not been significant changes in market risk exposures as of March 31, 2021, other than as expressly set forth herein.

Risk management – margin lending

In the ordinary course of our business, we extend credit to our customers that is collateralized by cash and securities in customer accounts and is subject to various regulatory and internal margin guidelines. In connection with these activities we execute and clear customer transactions involving the acquisition of securities and the sale of securities not yet purchased, substantially all of which are transacted on a margin basis subject to regulatory and individual exchange regulations, as well as house rules that may be more restrictive. Customers who utilize margin loans and who have collateralized their obligations with securities may find that the securities have a rapidly depreciating value and may not be sufficient to cover their obligations in the event of a liquidation. We are also exposed to credit risk when our customers execute transactions, such as short sales of options and equities that can expose them to risk beyond their invested capital. In the event a customer or broker fails to satisfy its obligations, we may be required to purchase or sell financial instruments at prevailing market prices to fulfill the customer’s or broker’s obligations. We manage the risks associated with our customer and broker activities by requiring the maintenance of margin collateral in compliance with various regulatory and internal guidelines. We monitor required margin levels and have established guidelines to require customers and brokers to deposit additional collateral or to reduce positions when necessary.

We expect this kind of exposure to increase with the growth of our overall business. Margin loans may expose us to significant off-balance sheet risk in the event margin requirements are insufficient to fully cover losses that customers may incur, and those customers fail to satisfy their obligations. We had $1.5 billion and $1.1 billion in margin loans extended to our customers as of March 31, 2021 and December 31, 2020, respectively. The amount of risk that we are exposed from short sale transactions by our customers is unlimited and not quantifiable as the risk is dependent upon analysis of a potential significant and undeterminable rise in stock prices. Our account level margin requirements meet or exceed those required by Regulation T of the Board of Governors of the Federal Reserve and FINRA portfolio margin rules, as applicable. As a matter of practice, we enforce real-time margin compliance monitoring and liquidate customers’ positions if their equity falls below required margin requirements.

We have a comprehensive policy implemented in accordance with applicable regulatory standards to assess and monitor the suitability of investors to engage in various trading activities. To mitigate our risk, our policy is to continually monitor market exposure and counterparty risk and to periodically review the credit standing of all parties with which we conduct business, including clients, direct customers and customers of clients. For customers introduced on a fully disclosed basis by clients, we typically have a contractual right of recovery from such client in the event of non-performance by the customer. We can offset associated customer balances with their applicable client balances if required or applicable. We require a risk deposit from clients. In the event the customer or client does not perform, and the associated risk deposit is insufficient to cover the exposure, we are at risk of loss, although the customer or client remains liable for the exposure. Additionally, if we, on behalf of our clients and customers, have sold securities that we do not currently own, we will be obligated to purchase such securities at a future date. We may incur a loss if its customers do not perform and the fair value of the sold securities increases subsequently.

Our customer clearance and settlement activities include the acceptance and clearance of equities, fixed income, futures, and option contracts for our customers, which are primarily institutional, commercial, exchange members and retail customers introduced by registered introducing broker-dealers, and direct customers. We guarantee to the respective clearing houses or other broker-dealers our customers’ performance under these contracts. In accordance with regulatory requirements and market practice, we require our customers to meet, at a minimum, the margin requirements established by regulatory bodies. These activities may expose us to off-balance-sheet risk in the event the customer is unable to fulfill its contractual obligation.

We may be required to pledge eligible collateral with our banking or, securities lending counterparties, or central clearing organizations. In the event a counterparty is unable to meet its contractual obligation to return pledged collateral, we may be exposed to the risk of acquiring the underlying securities at prevailing market prices. All counterparty agreements are secured by securities or cash at or in excess of amounts loaned. We and our counterparties control this risk by monitoring the market value of securities pledged on a daily basis and by requiring adjustments of collateral levels in the event of excess market exposure. As of March 31, 2021 and December 31, 2020, 2019, and 2018, we did not have significant concentrations of credit risk with any one customer or counterparty or with any group of customers or counterparties. Our credit exposure is to a great extent mitigated by our policy of periodically review the credit standing of counterparties with which we conduct business. While this methodology is effective in most situations, it may not be effective in situations where no liquid market exists for the relevant securities. Our Risk Management Committee continually monitors and evaluates our risk management policies, including the implementation of policies and procedures to enhance the detection and prevention of potential events to mitigate margin loan losses.

Interest rate risk

We pay our clients interest rebates on cash balances held based on the Effective Federal Funds rate. We may invest a portion of these funds in U.S. government securities and bank deposits with maturities greater than six months. If interest rates were to increase rapidly and substantially, our net interest income would not increase proportionally with the interest rates for the portion of the funds invested in the U.S. government securities and bank deposits with fixed yields. In addition, the mark-to-market changes in the value of these fixed rate securities will be reflected in other income, instead of net interest income. Changes in interest rates will impact our asset-based revenue. Based on customer cash and investments of $10.4 billion as of March 31, 2021, an unexpected change in short-term interest rates of 25 basis points would result in an increase or decrease in income before income taxes of approximately $9.9 million on an annual basis. Based on customer cash and investments of $9.1 billion as of December 31, 2020, an unexpected change in short-term interest rates of 25 basis points would result in an increase or decrease in income before income taxes of approximately $8.2 million on an annual basis. Actual impacts may vary depending on interest rate levels and the significance of change. We do not approximate mark-to-market impact from interest rate changes; if U.S. government securities whose prices were to fall under these scenarios were held to maturity, as intended, then the reduction in other income would be temporary, as the securities would mature at par value.

Additionally, changes to interest rates will impact the cost of our borrowing. Short term borrowings under our secured bank credit facilities bears interest at a rate that varies with the federal funds rate, have no stated expiration dates, and are repayable on demand. In general, the advance requires between 80% and 95% of the collateral value posted, and the banks have the authority to not accept certain collateral or to set concentration limits. Our uncommitted, unsecured lines of credit bear interest at a rate that varies with the Prime rate, federal funds rate or 30-day LIBOR rate, have no stated expiration date, and are repayable on demand. The committed, unsecured lines of credit bear interest at a rate that varies with the federal funds rate. We had no variable-rate debt outstanding as of March 31, 2021 or December 31, 2020.

Collateral finance

We deposit customers’ margin securities with lending institutions as collateral for borrowings. If a lending institution does not return a security, we may be obligated to purchase the security at prevailing market prices in order to return it to our customer. In such circumstances, we may incur a loss equal to the amount by which the market value of the security exceeds the value of the loan from the lending institution. In connection with securities financing activities, we enter into securities borrowing and lending arrangements which may result in significant credit exposure in the event the counterparty to the transaction is unable to fulfill is contractual obligations. The amount of such risk cannot be quantified but we continually monitor the exposure to this risk.

Digital asset risk

Digital asset prices have been volatile and are subject to influence by many factors including the level of liquidity. Crypto assets may experience sharp declines in value. The amount of such risk cannot be quantified but we do not expect a 10% change in the relative price of crypto assets would have a material effect on our cash flows and operating results.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Northern Star

The following table sets forth information regarding (i) the actual beneficial ownership of Northern Star common stock as of April 2, 2021 (prior to consummation of the Business Combination and the PIPE Transaction) and (ii) immediately following the consummation of the Business Combination and the PIPE Transaction by:

•

each person known by Northern Star to be the beneficial owner of more than 5% of Northern Star’s outstanding shares of common stock either on April 2, 2021 or after the consummation of the Business Combination;

•	each of Northern Star’s current executive officers and directors;

•	each person who will become an executive officer or a director of Northern Star upon the consummation of the Business Combination, assuming both no redemption and maximum redemption;

•	all of Northern Star’s current executive officers and directors as a group; and

•	all of Northern Star’s executive officers and directors as a group immediately following the consummation of the Business Combination, assuming both no redemption and maximum redemption.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

At any time prior to the special meeting, during a period when they are not in possession of any material nonpublic information regarding Northern Star or its securities, the Sponsor, Northern Star’s officers and directors, Apex Fintech or its members and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or who elect to convert, or indicate an intention to convert, their public shares into a pro rata portion of the trust account, or they may execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of New Apex common stock, to vote their shares in favor of the business combination proposal or to refrain from exercising their redemption rights. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the shares entitled to vote at the special meeting to approve the business combination proposal vote in its favor and that the conditions to the closing of the Mergers (such as the condition that the New Apex common stock be listed on the NYSE) otherwise will be met, where it appears that such requirement would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Northern Star initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on New Apex common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the then-current market price and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the special meeting.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Northern Star will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Northern Star common stock beneficially owned by them.

	Before the Business Combination and PIPE Transaction(1)		After the Business Combination and PIPE Transaction
			Assuming No Redemption(2)		Assuming Maximum Redemption(3)
Name and Address of Beneficial Owner	Number of Shares of Northern Star Common Stock	Approximate Percentage of Outstanding Shares	Number of Shares of New Apex common stock	Approximate Percentage of Outstanding Shares	Number of Shares of Northern Star Common Stock	Approximate Percentage of Outstanding Shares
Directors and Executive officers Pre-Business Combination(4)
Joanna Coles(5)6)	9,708,334	19.4%	9,708,334	1.7%	9,708,334	1.8%
Jonathan J. Ledecky(5)(6)	9,708,334	19.4%	9,708,334	1.7%	9,708,334	1.8%
James H.R. Brady(6)	116,667	*	116,667	*	116,667	*
Kirsten A. Green(5)	58,333	*	58,333	*	58,333	*
David Shapiro(5)	58,333	*	58,333	*	58,333	*
Maryann Turcke(5)	58,333	*	58,333	*	58,333	*
All executive officers and directors as a group (six individuals)(5)	10,000,000	20%	10,000,000	1.8%	10,000,000	1.9%
Directors and Executive Officers Post-Business Combination
William Capuzzi	—	—	6,100,879	1.1%	6,100,879	1.2%
Tricia Rothschild(7)	—	—	—	—	—	—
William Brennan(8)	—	—	—	—	—	—
Christopher Springer(9)	—	—	—	—	—	—
Bryan Jacobsen(10)	—	—	—	—	—	—
Jennifer Just(11)	—	—	459,416,904	81.3%	459,416,904	87.5%
Matthew Hulsizer(11)	—	—	459,416,904	81.3%	459,416,904	87.5%
Joanna Coles	9,708,334	19.4%	9,708,334	1.7%	9,708,334	1.8%
Judi Hart	—	—	—	—	—	—
David Snyderman	—	—	—	—	—	—
All executive officers and directors as a group (10 individuals)	9,708,334	19.4%	475,226,117	84.1%	475,226,117	90.5%
5% Beneficial Holders
PEAK6 APX Holdings LLC(12)	—	—	379,307,139	67.1%	379,307,139	72.2%
PEAK6 Group LLC(13)	—	—	80,109,765	14.2%	80,109,765	15.3%
Northern Star Sponsor LLC	9,708,334	19.4%	9,708,334	1.7%	9,708,334	1.8%
Arena Capital Advisors, LLC – CA(14)	2,583,625	5.2%	2,583,625	*	—	—
Adage Capital Advisors, LLC(15)	3,150,000	6.3%	3,150,000	*	—	—
Soroban Capital Partners LP(16)	3,960,000	7.9%	3,960,000	*	—	—
Citadel Advisors(17)	3,008,953	7.5%	*	*	*

*	Less than 1%.
(1)

The pre-Business Combination and PIPE Transaction percentage of beneficial ownership of Northern Star in the table above is calculated based on 40,000,000 shares of Northern Star’s Class A Common Stock and 10,000,000 shares of Northern Star’s Class B Common Stock outstanding as of April 7, 2021. The amount of beneficial ownership does not reflect the common stock issuable upon exercise of Northern Star’s warrants, as such warrants may not be exercisable within 60 days.

(2)

Assuming no redemption, the post-Business Combination and PIPE Transaction percentage of beneficial ownership of Northern Star is calculated based on 565,100,000 shares of New Apex common stock outstanding, which includes approximately 470,000,000 shares of Apex Fintech common stock estimated to be issued in connection with the Business Combination, plus 50,000,000 existing shares, including founder interests, plus 45,000,000 shares issued in connection with the PIPE Transaction, plus 100,000 shares issued to a Northern Star consultant. The number of outstanding shares after the Business Combination and the PIPE Transaction assumes that none of the 2023 Notes are converted prior to the closing of the Business Combination. The amount of beneficial ownership for each individual or entity post-Business Combination excludes shares of common stock issuable upon exercise of Northern Star’s warrants, as such warrants will not become exercisable until the later of January 28, 2022 and 30 days after the consummation of the Business Combination. Unless otherwise indicated, Northern Star believes that all persons named in the table have sole voting and investment power with respect to all common stock beneficially owned by them upon consummation of the Business Combination and the PIPE Transaction.
(3)

Assuming maximum redemption, the post-Business Combination and PIPE Transaction percentage of beneficial ownership of Northern Star is calculated based on 525,100,000 shares of New Apex common stock outstanding, which includes approximately 470,000,000 shares of Apex Fintech common stock estimated to be issued in connection with the Business Combination, plus 10,000,000 existing shares, including founder interests, plus 45,000,000 shares issued in connection with the PIPE Transaction, plus 100,000 shares issued to a Northern Star consultant. The number of outstanding shares after the Business Combination and the PIPE Transaction assumes that none of the 2023 Notes are converted prior to the closing of the Business Combination. The amount of beneficial ownership for each individual or entity post-Business Combination excludes shares of common stock issuable upon exercise of Northern Star’s warrants, as such warrants will not become exercisable until the later of January 28, 2022 and 30 days after the consummation of the Business Combination. Unless otherwise indicated, Northern Star believes that all persons named in the table have sole voting and investment power with respect to all common stock beneficially owned by them upon consummation of the Business Combination and the PIPE Transaction.

(4)	Unless otherwise indicated, the business address of each of the individuals is c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174.
(5)

Represents shares of Northern Star’s Class B Common Stock. Upon the closing of the Business Combination and the PIPE Transaction, such shares will be converted into shares of Northern Star’s Class A Common Stock on a one-for-one basis. Excludes 9,750,000 shares of New Apex common stock issuable upon exercise of the private warrants, which will not become exercisable within 60 days.

(6)

Represents securities held by the Sponsor, Northern Star II Sponsor LLC, of which each of Ms. Coles and Mr. Ledecky is a managing member. Notwithstanding their dispositive and voting control over such shares, each of Ms. Coles and Mr. Ledecky disclaims beneficial ownership of the shares of New Apex common stock held by Northern Star II Sponsor LLC, except to the extent of his or her proportionate pecuniary interest therein.

(7)

Excludes 140,500 shares of our common stock issuable upon settlement of restricted stock units anticipated to be granted at closing of the Business Combination and settle one year thereafter regardless of whether such individual remains an employee of New Apex or one of its subsidiaries as of such date.

(8)

Excludes 500,000 shares of our common stock issuable upon settlement of restricted stock units anticipated to be granted at closing of the Business Combination and settle one year thereafter regardless of whether such individual remains an employee of New Apex or one of its subsidiaries as of such date.

(9)

Excludes 70,400 shares of our common stock issuable upon settlement of restricted stock units anticipated to be granted at closing of the Business Combination and settle one year thereafter regardless of whether such individual remains an employee of New Apex or one of its subsidiaries as of such date.

(10)

Excludes 10,000 shares of our common stock issuable upon settlement of restricted stock units anticipated to be granted at closing of the Business Combination and settle one year thereafter regardless of whether such individual remains an employee of New Apex or one of its subsidiaries as of such date.

(11)

Reflects all shares held by PEAK6 Group LLC and PEAK6 APX Holdings LLC as PEAK6 LLC is the direct or indirect managing member of such shares and may be deemed to beneficially own the reported shares. Matthew Hulsizer and Jennifer Just disclaim any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(12)

Reflects the contribution, effective as of immediately following closing of the Business Combination, of all shares of New Apex common stock issuable to PEAK6 Investments LLC, a current shareholder of Apex Fintech, to PEAK6 APX Holdings LLC. The managing member of PEAK6 APX Holdings LLC is PEAK6

LLC, a Delaware limited liability company, which may be deemed to beneficially own the reported shares. The sole and managing members of PEAK6 LLC are Matthew Hulsizer and Jennifer Just, each of whom disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address of PEAK6 APX Holdings LLC and PEAK6 LLC is 141 W Jackson Blvd., Suite 500, Chicago, Illinois 60604.
(13)

Includes 8,524,344 shares expected to be issued to PEAK6 Group LLC as a result of the conversion of outstanding loans due to PEAK6 Group LLC from Apex Fintech with the actual amount to be dependent on the date of the Business Combination closing. Also reflects a reduction of 4,075,491 shares that are expected to be contributed by PEAK6 Group LLC to Apex Fintech at the closing of the Mergers to be awarded to employees of Apex Fintech or its subsidiaries as a restricted stock appreciation award. The sole member of PEAK6 Group LLC is PEAK6 Investments LLC, a Delaware limited liability company, whose managing member is PEAK6 LLC, a Delaware limited liability company, which may be deemed to beneficially own the reported shares. The sole and managing members of PEAK6 LLC are Matthew Hulsizer and Jennifer Just, each of whom disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address of PEAK6 Investments LLC and each of the entities listed above is 41 W Jackson Blvd., Suite 500, Chicago, Illinois 60604.

(14)

Arena Capital Advisors, LLC is an investment adviser to (i) Arena Short Duration High Yield Fund, LP – Series A, (ii) Arena Short Duration High Yield Fund, LP – Series B, (iii) Arena Short Duration High Yield Fund, LP – Series C, (iv) Arena Short Duration High Yield Fund, LP – Series E, (v) Arena Capital Fund, LP – Series 3, (vi) Arena Capital Fund, LP – Series 4, (vii) Arena Capital Fund, LP – Series 5, (viii) Arena Capital Fund, LP – Series 6, (ix) Arena Capital Fund, LP – Series 8, and (x) Arena Capital Fund, LP – Series 10, which has the power to dispose of and vote the shares of Class A Common Stock beneficially owned by the foregoing. The address of Arena Capital Advisors, LLC – CA is 12121 Wilshire Blvd., Suite 1010, Los Angeles, CA 90025.

(15)

Adage Capital Advisors, LLC is the managing member of Adage Capital Partners GP, LLC, the general partner of Adage Capital Partners, L.P., which has the power to dispose of and vote the shares of Class A Common Stock beneficially owned by it, which power may be exercised by its general partner, Adage Capital Partners GP, LLC, which operations are directed by Adage Capital Advisors, LLC. The managing members of Adage Capital Advisors, LLC are Robert Atchinson and Phillip Gross, each of whom disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address of Adage Capital Advisors, LLC is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

(16)

Soroban Capital Partners GP LLC is the general partner of Soroban Capital Partners LP, which is an investment adviser to Soroban Opportunities Master Fund LP, which beneficially owns shares of Class A Common Stock. The managing partner of Soroban Capital Partners GP LLC is Eric W. Mandelblatt. The address of Soroban Capital Partners GP LLC, Soroban Capital Partners LP and Soroban Capital GP LLC is 55 West 46th Street, 32nd Floor, New York, NY 10036. The address of Soroban Opportunities Master Fund LP is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(17)

Citadel Advisors LLC is the portfolio manager for Citadel Multi-Strategy Equities Master Fund Ltd., which beneficially owns shares of Class A Common Stock. Citadel Advisors Holdings LP is the sole member of Citadel Advisors LLC, and Citadel GP LLC is the general partner of Citadel Advisors Holdings LP. The President and Chief Executive Officer of, and owner of a controlling interest in, Citadel GP LLC is Kenneth Griffin, who disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The address of each of Citadel GP LLC, Citadel Advisors Holdings LP, and Citadel Advisors LLC is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

The Sponsor and Northern Star’s officers and directors beneficially own 20% of Northern Star’s issued and outstanding common stock as of April 7, 2021. Because of this ownership block, such individuals may be able to effectively exercise control over all matters requiring approval by Northern Star’s stockholders, including the election of directors and approval of significant corporate transactions other than approval of its initial business combination.

Certain of Apex Fintech’s members have entered or will enter into the Lock-Up Agreement, which provides that shares of New Apex common stock to be issued to them in the Initial Merger will be subject to a 12-month lock-up period, during which, subject to certain exceptions, they will not, directly or indirectly, sell, transfer or otherwise dispose of their shares to be issued in the Initial Merger, which period may be earlier terminated if the reported closing sale price of the New Apex common stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading-day period commencing at least 150 days following the consummation of the Merger. In addition, Northern Star has agreed to cause its initial stockholders to amend the existing lock-up restrictions applicable to them and enter into agreements substantially identical to the Lock-Up Agreement, so that the lock-up restrictions with respect to such initial stockholders’ Northern Star common stock will be identical to the lock-up restrictions applicable to Apex Fintech’s members who have entered, or will enter, into the Lock-Up Agreement. Furthermore, pursuant to a letter agreement executed in connection with Northern Star’s initial public offering, the private warrants will not be transferable, assignable or salable by the Sponsor until 30 days after the completion of Northern Star’s initial business combination.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Northern Star Related Person Transactions

In November 2020, Northern Star issued 8,625,000 founder shares to the Sponsor for $25,000 in cash, at a purchase price of approximately $0.003 per share, in connection with Northern Star’s organization. The Sponsor subsequently transferred 50,000 founder shares to each independent director and 100,000 founder shares to Northern Star’s chief financial officer, in each case at the same per-share purchase price paid by the Sponsor. In January 2021, Northern Star effected a dividend of approximately 0.167 shares for each outstanding share, resulting in there being an aggregate of 10,062,500 founder shares outstanding. As a result of the underwriters’ partial exercise of the overallotment option on January 28, 2021, the Sponsor surrendered 62,500 founder shares for no consideration. In connection with the Business Combination, each outstanding share of Northern Star’s Class B Common Stock will convert into one share of Northern Star’s Class A Common Stock at the closing, the Class B Common Stock will cease to exist and Northern Star will thereafter have a single class of common stock.

The Sponsor purchased an aggregate of 9,750,000 private warrants at the closing of Northern Star’s initial public offering at a price of $1.00 per warrant (for a total purchase price of $9,750,000) from Northern Star on a private placement basis. The private warrants are identical to the warrants included in the units sold in Northern Star’s initial public offering except that the private warrants: (i) are not redeemable by Northern Star, and (ii) may be exercised for cash or on a cashless basis, as described in the prospectus for Northern Star’s initial public offering, so long as they are held by the initial purchasers or any of their permitted transferees. If the private warrants are held by holders other than the initial purchasers or any of their permitted transferees, they will be redeemable by Northern Star and exercisable by the holders on the same basis as the warrants included in the units being sold in its initial public offering.

Under the Merger Agreement, Northern Star has agreed to cause its initial stockholders, including the holders of the founder shares and private warrants, to amend the existing lock-up restrictions applicable to them and enter into agreements substantially identical to the Lock-Up Agreement executed or to be executed by certain of Apex Fintech’s members, so that the lock-up restrictions with respect to the initial stockholders’ Northern Star common stock will be identical to the lock-up restrictions applicable to such members of Apex Fintech. The agreement provides that the founder shares will be subject to a 12-month lock-up period, during which, subject to certain exceptions, the holders of such shares will not, directly or indirectly, sell, transfer or otherwise dispose of such shares, which period may be earlier terminated if the reported closing sale price of the Northern Star common stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading-day period commencing at least 150 days following the consummation of the Mergers. Furthermore, pursuant to a letter agreement executed in connection with Northern Star’s initial public offering, the private warrants will not be transferable, assignable or salable by the Sponsor until 30 days after the completion of Northern Star’s initial business combination.

Under the Merger Agreement, the holders of the founders shares and the private warrants, along with certain members of Apex Fintech, will enter into the Registration Rights Agreement, pursuant to which they will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of certain shares of Northern Star common stock held by them, subject to certain conditions set forth therein. Northern Star will use reasonable best efforts to terminate its existing registration rights agreement with the Northern Star initial stockholders (which is a condition to Apex Fintech’s obligation to consummate the Mergers). See the section entitled “The Business Combination Proposal—Related Agreements.”

Prior to Northern Star’s initial public offering, the Sponsor loaned Northern Star an aggregate of $150,000 to cover expenses related to the initial public offering pursuant to a promissory note. The promissory note was non-interest bearing and payable on the earlier of June 30, 2021, the date on which the initial public offering was completed or the date on which we determined not to proceed with the initial public offering. The promissory note was repaid upon the consummation of the initial public offering on January 28, 2021.

Other than as described above, no compensation of any kind was or will be paid by Northern Star to its Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Northern Star’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, which totaled approximately $15,306 as of June 4, 2021. Northern Star’s audit committee will review on a quarterly basis all payments that were made to Northern Star’s sponsor, officers, directors or its or their affiliates.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor and Northern Star’s officers and directors or their respective affiliates may, but are not obligated to, loan Northern Star funds as may be required. If Northern Star completes its initial business combination, Northern Star would repay such loaned amounts, if any. In the event that the initial business combination does not close, Northern Star may use a portion of the working capital held outside the trust account to repay such loaned amounts, if any, but no proceeds from the trust account would be used for such repayment. If made, such loans shall be non-interest bearing and repayable in cash at the closing of the Mergers.

After the Business Combination, members of Northern Star’s management team who remain with Northern Star may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. The amount of such compensation may not be known at the time of a stockholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

Apex Fintech Related Person Transactions

The following is a description of each transaction since January 1, 2018 and currently proposed transaction in which Apex Fintech was or is to be a participant and where the amount involved exceeded or is to exceed $120,000 in any given year, and in which any director or executive officer of Apex Fintech, any beneficial owner of more than five percent of the voting securities of Apex Fintech or any immediate family member of any of the foregoing has a direct or indirect material interest.

Expense reimbursements, shared services and other arrangements with PEAK6 Investments LLC and certain of its subsidiaries

Apex Fintech (including its subsidiaries) has entered into certain expense sharing and administrative services agreements with PEAK6 Investments LLC, which is a member of Apex Fintech owning in excess of 80% of the outstanding voting securities of Apex Fintech. We refer to PEAK6 Investments LLC together with one or more of its direct or indirect subsidiaries (excluding Apex Fintech and its direct and indirect subsidiaries) in this section collectively as “PEAK6.”

Below is a summary of the amounts paid by Apex Fintech (including its subsidiaries) to PEAK6 excluding any amounts paid in connection with (i) the agreement between Apex and Kairos, (ii) the agreement between Apex Pro and Kairos, (iii) the incentive fee paid by Apex Fintech to PEAK6. We expect the amounts paid to PEAK6 by Apex Fintech to increase as Apex Fintech grows because many of the services provided by PEAK6 (and the associated costs therewith) are tied to the number of personnel employed by Apex Fintech and Apex Fintech’s personnel and support needs.

	Year ended			Quarter ended
	December 31, 2018	December 31, 2019	December 31, 2020	March 31, 2020	March 31, 2021
Vendor costs	$1,057,088	$3,855,902	$2,210,182	$1,058,494	$756,106
Apex employee benefits	$8,819	$164,502	$4,397,878	$444,405	$23,600
Rent	$106,581	$126,320	$1,174,253	$161,585	$99,203
Peak6 employee costs	($165,537)	$2,825,909	$4,139,283	$924,458	$2,790,167
Shared services costs	$2,466,666	$4,506,884	$8,036,554	$760,650	$1,242,562

Total:	$3,473,617	$11,709,654	$19,958,150	$3,349,592	$4,991,638

Administrative Services and Expense Sharing Agreement with PEAK6 Group LLC

On June 5, 2012, PEAK6 Investments, L.P. entered into an Administrative Services and Expense Sharing Agreement with Apex (the “Original Administrative Services and Expense Sharing Agreement”). PEAK6 Group LLC, a subsidiary of PEAK6 and a member of Apex Fintech owning 16.39367% of the outstanding voting securities of Apex Fintech, succeeded to the interest of PEAK6 Investments, L.P. in this agreement on October 1, 2018 when PEAK6 Investments, L.P. was converted into PEAK6 Group LLC. Under this agreement, PEAK6 Group LLC and its affiliates provide the following services to Apex or one or more of its subsidiaries: procurement of technology and hardware, use of contracts, welfare benefits for employees, office space and related services and equipment, business insurance, human resource services and support, technology, infrastructure and information security services, finance and accounting services, compliance and legal support and services, marketing services, risk management and certain other services. In exchange for the foregoing services, Apex Fintech and/or one of its subsidiaries pays to PEAK6 Group LLC on a monthly basis the direct and indirect costs of such services, including: (i) vendor costs (such as human resource information systems and ERP systems, sign on systems and other IT systems), (ii) charges related to Apex’s employees being covered under PEAK6 Group LLC’s benefit plans; (iii) rent costs relating to instances where Apex shares office spaces rented by PEAK6 Group LLC; (iv) employee costs for PEAK6 employees performing the foregoing services for the benefit of Apex and (iv) certain shared services costs, which include costs related to legal, tech, HR and other shared services provided by PEAK6. Under this agreement, until December 14, 2018, the Company also paid to PEAK6 Group LLC a “Revenue Fee” which was equal to 2% of the Company’s consolidated gross revenues for the periods covered by each invoice. The costs invoiced by PEAK6 Group LLC to Apex are passed through to Apex on a cost basis with no mark-up. During the years ended December 31, 2018, 2019 and 2020, Apex made total payments to PEAK6 Group LLC under this agreement of $3,473,617, $7,140,300 and $12,903,418, respectively. During the quarters ended March 31, 2021 and March 31, 2020, Apex made total payments to PEAK6 Group LLC under this agreement of $2,095,710 and $2,262,008, respectively.

Administrative Services and Expense Sharing Agreement with PEAK6 Group LLC, Apex Crypto LLC, Apex Pro, ETC Processing Technologies LLC and Kairos

On January 1, 2021, PEAK6 entered into an Administrative Services and Expense Sharing Agreement, to which Apex Crypto (which Apex Fintech has a contractual option to acquire from PEAK6), Apex Pro, ETC Processing Technologies LLC and Kairos (which became a wholly-owned subsidiary of Apex Fintech on February 12, 2021 and was a wholly-owned subsidiary of PEAK6 for periods prior to February 12, 2021) (collectively, the “Company Subsidiaries”) were added. Consistent with the Original Administrative Services and Expense Sharing Agreement, under this agreement, PEAK6 Group LLC and its affiliates provide the following services to the subsidiaries of Apex Fintech that are parties thereto: treasury and cash management, accounting and bookkeeping, legal and compliance, and infrastructure and information technology and certain other services. In exchange for the foregoing services, collectively, the Company Subsidiaries pay the following charges to PEAK6 Group LLC on a monthly basis: (i) vendor costs (such as applicant tracking systems, a multiple factor authentication platform, and other IT systems), (ii) employee costs for PEAK6 employees performing the foregoing services for the benefit of the Company Subsidiaries; (iii) rent costs relating to instances where Company Subsidiaries share office spaces rented by PEAK6 Group LLC and (iv) certain shared services costs, which include costs related to legal, tech, HR and other shared services provided by PEAK6 to the Company Subsidiaries. The costs invoiced by PEAK6 Group LLC to the Company Subsidiaries are passed through to the Company Subsidiaries on a cost basis with no mark-up. During the years ended December 31, 2018, 2019 and 2020, the Company Subsidiaries made total payments to PEAK6 Group LLC under this agreement of $0, $4,569,353 and $6,796,221, respectively. During the quarters ended March 31, 2021 and March 31, 2020, the Company Subsidiaries made total payments to PEAK6 Group LLC under this agreement of $2,681,908 and $1,087,583, respectively.

Support Services Agreement with Kairos Solutions LLC

Apex, a wholly-owned subsidiary of Apex Fintech, and Kairos, a wholly-owned subsidiary of Apex Fintech as of February 12, 2021 and a wholly-owned subsidiary of PEAK6 for periods prior to February 12, 2021, entered into a Support Services Agreement on September 9, 2019 (which was later amended on November 17, 2020). Under this agreement, Apex charges Kairos for the time spent by Apex employees providing the following services to Kairos: software design and development, consulting, and other technology and infrastructure support. The amounts invoiced by Apex to Kairos have historically been charged at cost plus a 5% margin. During the years ended December 31, 2018, 2019 and 2020, Kairos made total payments to Apex under this agreement of $0.00, $0.00 and $1,626,155, respectively. During the period from January 1, 2021 to February 12, 2021 (the date on which Kairos became a wholly-owned subsidiary of Apex Fintech), Kairos paid Apex $177,200.

Support Services Agreement with Kairos Solutions LLC

Apex Pro, a wholly-owned subsidiary of Apex Fintech, and Kairos, a wholly-owned subsidiary of Apex Fintech as of February 12, 2021 and a wholly-owned subsidiary of PEAK6 for periods prior to February 12, 2021, entered into a Support Services Agreement on November 22, 2019. Under this agreement, Apex Pro charges Kairos for the time spent by Apex Pro employees and others dedicated to its business providing the following services to Kairos: software design and development, consulting, and other technology and infrastructure support. The amounts invoiced by Apex Pro to Kairos have historically been charged at cost plus a 5% margin. During the years ended December 31, 2018, 2019 and 2020, Kairos made total payments to Apex Pro under this agreement of $0.00, $0.00 and $240,451, respectively. During the period from January 1, 2021 to February 12, 2021 (the date on which Kairos became a wholly-owned subsidiary of Apex Fintech), Kairos made no payments to Apex Pro.

Services and Expense Sharing Agreement

Apex, Apex Pro, Apex Crypto and Kairos, entered into the Services and Expense Sharing Agreement, dated as of April 1, 2020, with PEAK6 and PEAK6 NI Limited, an indirect wholly-owned subsidiary of PEAK6 and a direct wholly-owned subsidiary of PEAK6 Group LLC which operates as a technology center in Belfast, Northern Ireland. Under this agreement, PEAK6 NI Limited provides developers and other technology services, including engineering, development, data feed, infrastructure, IT, security, and similar services, when requested by Apex, Apex Pro, Apex Crypto and Kairos. The amounts invoiced by PEAK6 NI Limited to the foregoing subsidiaries of Apex Fintech under this agreement have historically been charged at cost plus a 15% margin. During the years ended December 31, 2018, 2019 and 2020, Apex made total payments to PEAK6 NI Limited under this agreement of $0.00, $0.00 and $224,850, respectively. During the quarters ended March 31, 2021 and March 31, 2020, Apex made total payments to PEAK6 NI Limited under this agreement of $134,021 and $0,00, respectively.

Incentive Fee

Prior to December 14, 2018, Apex Fintech paid an incentive fee to PEAK6 based on the consolidated revenues of Apex Fintech as additional consideration for PEAK6 providing services to the Company. Incentive fee payments were provided for in the Third Amended and Restated Limited Liability Company Agreement of the Company, dated May 22, 2017, which was amended and restated on December 14, 2018 to, among other things, terminate the incentive fee. Between January 1, 2018 and December 14, 2018, when the incentive fee entitlement was terminated, Apex Fintech paid PEAK6 an aggregate incentive fee of $12,267,271.00. During the years ended December 31, 2019 and 2020, Apex Fintech paid no incentive fees and there is no unpaid incentive fee outstanding.

PEAK6 Capital Management Customer Arrangement

Peak6 Capital Management LLC (“CapMan”), a subsidiary of Peak6 Group LLC and Peak6, entered into a fully disclosed clearing agreement and joint back office arrangement with Apex in January 2015 whereby Apex provides custody and clearing services, among other things to CapMan. During the years ended December 31, 2018, 2019 and 2020, CapMan made total payments to Apex under this agreement of $3,300,789.27, $810,558.38 and $286,862.05, respectively. During the quarters ended March 31, 2020 and March 31, 2021, CapMan made total payments to Apex under this agreement of $141,096 and $4,665, respectively.

Debt Repayment Agreement

On May 21, 2021, Apex Fintech, PEAK6 Investments and PEAK6 Group entered into a Debt Repayment and Conversion Agreement (the “Debt Agreement”) pursuant to which, on May 21, 2021, Apex Fintech repaid $34.2 million of indebtedness due to PEAK6 Investments through the transfer of Apex Fintech’s holdings of Stash Financial, Inc. (“Stash”). The Company engaged a third-party independent valuation specialist to determine the fair value of the Stash securities, which were assigned a value of $34.2 million. The Debt Agreement also sets forth the allocation of cash and issuance of Apex Fintech units for repayment of loans to PEAK6 Investments and PEAK6 Group occurring at the closing of the Mergers.

Indebtedness

In addition to the foregoing arrangements, Apex Fintech has entered into certain instruments of indebtedness with certain of its members as more fully described following the table summarizing the debt instruments below.

Creditor and Credit Agreement	Interest Rate	Maturity Date	Outstanding Principal Balance as of 3/31/2021
Credit Agreement with PEAK6 Group LLC	5% per annum	January 31, 2022 or, if earlier, upon a change of control of Apex Fintech	$60,000,000
2021 Credit Agreement with PEAK6 Investments LLC	5% per annum	January 31, 2022 or, if earlier, upon a change of control of Apex Fintech	$90,000,000
Second Amended and Restated Credit Agreement with PEAK6 Investments LLC	10% per annum	February 18, 2022	$40,857,000
Second Amended and Restated Senior Promissory Note with PEAK6	5% per annum	August 31, 2021	$45,248 ,000

Credit Agreement with PEAK6 Group LLC

On January 28, 2021, Apex Fintech entered into a Credit Agreement with PEAK6 Group LLC with a commitment amount from PEAK6 Group LLC of $40,000,000.00 and an interest rate on borrowings of 5% per annum. The Company and PEAK6 Group LLC amended the Credit Agreement on February 2, 2021 to increase the commitment amount to $110,000,000.00 (but not to change the interest rate). No payments are required to be made under this facility until maturity, which occurs on January 31, 2022 or, if earlier, a change of control of Apex Fintech. No payments have been made to date by Apex Fintech under this agreement, the entire commitment has been drawn, and Apex Fintech has contributed the proceeds as equity to Apex. It is currently expected that on or before the closing of the Business Combination, outstanding principal and accrued but unpaid interest under this agreement will be repaid in part, with the remainder converted into equity, along with all other indebtedness owed by Apex Fintech to PEAK6 and PEAK6 Group through an aggregate cash payment of $120 million, transfer of shares of capital stock of Stash owned by Apex Fintech with an aggregate value of $34,200,000 and the remaining balance converted to equity of Apex Fintech as set forth in the Debt Agreement and without a beneficial conversion feature. As a result, this agreement will no longer be effective as of such closing.

2021 Credit Agreement with PEAK6 Investments LLC

On January 28, 2021, the Company entered into a Credit Agreement with PEAK6 with a commitment amount from PEAK6 of $60,000,000.00 and an interest rate on borrowings of 5% per annum. No payments are required to be made under this facility until maturity, which occurs on January 31, 2022 or, if earlier, a change of control of Apex Fintech. No payments have been made to date by Apex Fintech under this agreement, $90 million of the commitment has been drawn, and Apex Fintech has contributed the proceeds as equity to Apex. It is currently expected that on or before the closing of the Business Combination, outstanding principal and accrued but unpaid interest under this agreement will be repaid in part, with the remainder converted into equity along with all other indebtedness owed by Apex Fintech to PEAK6 and PEAK6 Group through an aggregate cash payment of $120 million, transfer of shares of capital stock of Stash owned by Apex Fintech with an aggregate value of $34,200,000 and the remaining balance converted to equity of Apex Fintech as set forth in the Debt Agreement and without a beneficial conversion feature. As a result, this agreement will no longer be effective as of such closing.

Second Amended and Restated Credit Agreement with PEAK6 Investments LLC

On March 11, 2020, Apex Fintech and PEAK6 entered into a Credit Agreement with a commitment amount from PEAK6 of $75,000,000.00 and an interest rate on borrowings of 10% per annum. No payments were required to be made under this facility until maturity, which was to occur on March 11, 2021 or, if earlier, a change of control of Apex Fintech. Apex Fintech first drew $25,000,000 under that agreement on March 13, 2020 and contributed the proceeds as equity to Apex to provide Apex with extra liquidity during market volatility associated with the COVID-19 pandemic.

On June 8, 2020, Apex Fintech, PEAK6 and Social Finance, Inc. (“SoFi”) amended and restated the Credit Agreement to allow SoFi, which is also a member of the Company that, at the time owned 16.6667% of the outstanding membership interests of Apex Fintech and now owns 0.0881% of the outstanding membership interests of Apex Fintech prior to the Business Combination, to participate in the credit facility. SoFi participated in the credit facility from June 8, 2020 on a pro rata basis with PEAK6 based on their respective ownership percentages in Apex Fintech. The Amended and Restated Credit Agreement increased the aggregate commitment amount to $90,000,000.00, with PEAK6 committing to approximately $74.7 million and SoFi committing to approximately $15.3 million. At the time the Amended and Restated Credit Agreement was entered into by Apex Fintech, PEAK6 and SoFi, $25,000,000.00 remained drawn and no further amounts were drawn at that time.

On July 1, 2020, Apex Fintech drew an additional $20,000,000.00 under the credit facility to make an investment into Stash Financial, Inc. Both PEAK6 and SoFi participated in the draw, pro rata, raising the aggregate drawn principal amount to $45,000,000.00.

On January 19, 2021, Apex Fintech drew an additional $3.5 million under the credit facility in order to participate in Stash Financial, Inc.’s Series G equity financing. PEAK6 was the only lender party to participate in such funding.

On February 19, 2021, Apex Fintech elected to repay the portion of the outstanding principal plus accrued and unpaid interest thereon drawn under the Amended and Restated Credit Agreement (an amount of approximately $8.17 million) and attributable to SoFi. In connection with that repayment, Apex Fintech, PEAK6 and SoFi adopted a second amended and restated credit agreement to remove SoFi as a lender thereunder. Apex Fintech no longer owes any repayment to SoFi under this credit facility. On February 19, 2021, Apex Fintech and PEAK6 entered into the Second Amended and Restated version of the Credit Agreement to, among other things, reflect the elimination of SoFi as lender and extend the maturity date to February 18, 2022. No other payments have been made to date by Apex Fintech under this agreement. It is currently expected that on or before the closing of the Business Combination, outstanding principal and accrued but unpaid interest under the Second Amended and Restated Credit Agreement will be repaid in part, with the remainder converted into equity, along with all other indebtedness owed to PEAK6 Investments and PEAK6 Group through an aggregate cash payment of $120 million, transfer of shares of capital stock of Stash owned by Apex Fintech with an aggregate value of $34,200,000 and the remaining balance converted to equity of Apex Fintech as set forth in the Debt Agreement and without a beneficial conversion feature. As a result, this agreement will no longer be effective as of such closing.

Notes in connection with the Apex Pro Acquisition

PEAK6 Note

On September 6, 2019, Apex Fintech entered into a Senior Secured Promissory Note with PEAK6 in an initial principal amount of $53,186,913.11 (the “Original ETC Note”) in order to fund the acquisition of Apex Pro and ETC Processing Technologies LLC. The interest rate under this Senior Secured Promissory Note was 12.5% per annum. The maturity date of the original Senior Secured Promissory Note was August 31, 2020.

On November 22, 2019, the Senior Secured Promissory Note was amended and restated to provide for, among other things, (i) multiple notes to be issued and (ii) SoFi to participate in the series of notes pro rata with PEAK6 based on their respective ownership percentages in Apex Fintech at that time. The amount under PEAK6’s Amended and Restated Senior Secured Promissory Note was reduced to $45,248,341.32 based on SoFi’s participation in its Senior Secured Promissory Note described below, with the $9,049,668.26 funded by SoFi being used to reduce the amount due to PEAK6 Investments LLC. The Amended and Restated Senior Secured Promissory Note was later amended pursuant to the Amendment No. 1, dated August 28, 2020 to provide for (i) a change in the interest rate to provide that following August 29, 2020, interest would accrue at a rate of 5% per annum and (ii) to extend the maturity date to August 31, 2021.

On February 14, 2021, Apex Fintech and PEAK6 further amended and restated the Amended and Restated Senior Secured Promissory Note, as amended. The resulting Second Amended and Restated Senior Promissory Note was entered into in connection with the issuance by Apex Fintech of the Convertible Notes. The principal amount outstanding remained the same and the interest rate under the Second Amended Senior Secured Promissory Note remained at 5%, but, among other changes, the parties terminated the security interests issued in connection with the Amended and Restated Senior Secured Promissory Note and made the Second Amended and Restated Senior Promissory Note an unsecured obligation. Other than as described in the immediately preceding paragraph, no payments have been made to date by Apex Fintech under this agreement. It is currently expected that on or before the closing of the Business Combination, outstanding principal and accrued but unpaid interest under the Second Amended Senior Secured Promissory Note will be repaid in part, with the remainder converted into equity, along with all other indebtedness owed to PEAK6 and PEAK6 Group through an aggregate cash payment of $120 million, transfer of shares of capital stock of Stash owned by Apex Fintech with an aggregate value of $34,200,000 and the remaining balance converted to equity of Apex Fintech as set forth in the Debt Agreement and without a beneficial conversion feature. As a result, this agreement will no longer be effective as of such closing.

Social Finance, Inc. Note

On November 22, 2019, as noted above, SoFi entered into a Senior Secured Promissory Note with Apex Fintech in an initial principal amount of $9,049,668.26 which was used to repay a portion of the Original ETC Note. The interest rate under this Senior Secured Promissory Note was 12.5% per annum. The maturity date of the Senior Secured Promissory Note was August 31, 2020. On August 28, 2020, this Senior Secured Promissory Note was amended pursuant to Amendment No. 1, that provided for (i) a change in the interest rate to provide that following August 29, 2020, interest would accrue at a rate of 5% per annum and (ii) to extend the maturity date to August 31, 2021.

On February 19, 2021, Apex Fintech repaid all amounts due and owing to SoFi under the Senior Secured Promissory Note, as amended (an amount equal to $10,137,487.97). Apex Fintech no longer owes any repayment to SoFi under the Senior Secured Promissory Note, as amended, and such agreement has been terminated.

Notes in connection with the redemption former members of the Company

On June 6, 2018, Apex Fintech entered into an Intercompany Note with PEAK6 Group LLC (as successor to PEAK6 Investments, L.P.) with an initial principal amount of $17,083,333.333. The proceeds from this Intercompany Note were used to redeem two former members of Apex Fintech. The Intercompany Note had an interest rate of 5% per annum and a maturity date of June 6, 2019. The note was prepaid in full and terminated in December of 2018 upon a cash payment to PEAK6 Group LLC equal to $17,530,721.12.

Transactions with members and former members of the Company

Subordinated debt arrangements

On June 5, 2017, PEAK6 Investments, L.P. (now PEAK6 Group) entered into a subordinated loan agreement (the “Initial PEAK6 Group Subordinated Loan Agreement”) with Apex with an initial principal amount equal to $37,750,000.00 and a maturity date of June 5, 2018. The initial interest rate was 4% per annum, and the maturity date was extended to June 5, 2019 on July 20, 2018. Apex paid PEAK6 Group $36,502,218.90 on December 13, 2018 in full satisfaction of the Initial PEAK6 Group Subordinated Loan Agreement.

On February 27, 2018, PEAK6 Investments, L.P. (now PEAK6 Group) entered into a subordinated loan agreement (the “Second PEAK6 Group Subordinated Loan Agreement”) with Apex with an initial principal amount equal to $25,000,000.00 and a maturity date of February 27, 2019. The initial interest rate was 11% per annum, and the interest rate was changed to 4% per annum effective as of June 5, 2018. Apex paid PEAK6 Group $25,230,136.00 on February 27, 2019 in full satisfaction of the Second PEAK6 Group Subordinated Loan Agreement.

On June 5, 2017, Quivet Neck Capital LLC (“Quivet”) entered into a subordinated loan agreement with Apex (the “Quivet Subordinated Loan Agreement”) with an initial principal amount equal to $1,625,000.00 and a maturity date of June 5, 2018. The interest rate was 12% per annum. Apex paid Quivet $1,722,232.88 on June 5, 2018 in full satisfaction of the Quivet Subordinated Loan Agreement.

On July 15, 2017, Woodland & West, LLC (“Woodland”) entered into a subordinated loan agreement with Apex (the “Woodland Subordinated Loan Agreement”) with an initial principal amount equal to $1,625,000.00 and a maturity date of July 15, 2018. The interest rate was 12% per annum. Apex paid Woodland $1,721,698.63 on July 12, 2018 in full satisfaction of the Woodland Subordinated Loan Agreement.

Redemption of former members of the Company

On June 6, 2018, Apex Fintech entered into a Redemption Agreement with Woodland and Quivet. Pursuant to that Redemption Agreement, Apex Fintech redeemed Woodland and Quivet, which, at the time, held a collective 8.3333333% of the outstanding membership interests of Apex Fintech, for an aggregate cash payment of $17,083,333.33. No further amounts or obligations are due and owing by Apex Fintech under such agreement.

SoFi Fully Disclosed Clearing Agreement

In connection with SoFi’s acquisition of a 16.667% interest in Apex Fintech on December 14, 2018, Apex entered into the First Amendment to the Fully Disclosed Clearing Agreement between Apex and SoFi Securities LLC (“the SoFi Clearing Agreement”) extending the term of the SoFi Clearing Agreement through December 14, 2026, among other changes. In the fiscal years ended December 31, 2018, 2019 and 2020, SoFi paid Apex $445,746, $1,347,015 and $4,181,519, respectively.

Post-closing PEAK6 Group Equity Awards

In connection with the closing of the Business Combination, PEAK6 Group intends to grant approximately 4 million shares of common stock of New ACH that it owns to Apex Fintech which in turn will grant such shares to employees of Apex Fintech in the form of restricted stock units (the “Appreciation Awards”). The shares so granted to employees will be subject to a one-year time vesting provision and will not be subject to other conditions, including continued employment. While the Appreciation Awards are being provided by PEAK6 Group and are a non-cash item, the grant of the Appreciation Awards will cause a GAAP accounting charge to New Apex in an amount equal to the number of shares so granted times the “closing price” on first day trading. Most executive officers of Apex are receiving an Appreciation Award.

Transfer of private securities held by Apex to members and former members of Apex Fintech

On March 16, 2018, Apex sold shares of a private investment in equity securities, and warrants to PEAK6 Investments, L.P. (which was converted into PEAK6 Group LLC) and received cash proceeds of $10,726,717 and $400,000 respectively for such sale.

On March 16, 2018 and August 20, 2018, Apex sold shares of a private investment in equity securities to Woodland & West, LLC, who was a member of Apex Fintech at the time of such sale, and received cash proceeds of $276,414 in the aggregate, for such sale.

On March 16, 2018 and August 20, 2018, Apex sold shares of a private investment in equity securities to Quivet Neck Capital LLC, who was a member of Apex Fintech at the time of such sale, and received cash proceeds of $276,414, in the aggregate, for such sales.

Reorganization Transactions in connection with the Business Combination

The overall $4.7 billion valuation given to Apex Fintech as part of the Business Combination was negotiated by Northern Star to be inclusive of Kairos and Apex Crypto. PEAK6 and the Board of Managers of Apex Fintech set the below listed valuations of Kairos and Apex Crypto based on their assessment of the strategic value of both businesses, the amount of capital invested in Kairos and Apex Crypto to date and revenue and earnings projections. The number of membership interests issued to PEAK6 set forth below was determined as the percentage of Apex Fintech’s membership interests equal to the percentage obtained by dividing the valuation of the contributed business (i.e., Kairos and Apex Crypto) by $4.7 billion.

Kairos Solutions LLC

On February 12, 2021, the Company entered into a Contribution Agreement with PEAK6, whereby (a) PEAK6 contributed all of the issued and outstanding membership units of Kairos to the Company. In exchange for the contribution, which was valued at $50,000,000.00, Apex Fintech issued 1,685.4135 membership interests to PEAK6.

Apex Crypto LLC

On February 12, 2021, Apex Fintech entered into a Contribution Agreement and Option with PEAK6, whereby PEAK6 granted Apex Fintech the option to acquire all of the equity interests in Apex Crypto (valued at $27.0 million) in consideration for PEAK6 receiving on the date thereof an additional 910.1233 membership interests in Apex Fintech. Apex Fintech has agreed to exercise such option prior to the closing of the Mergers.

DESCRIPTION OF NEW APEX’S SECURITIES AFTER THE MERGERS

The following description of the material terms of the share capital of New Apex following the closing of the Business Combination includes a summary of specified provisions of the charter documents of New Apex that will be in effect upon completion of the Mergers. This description is qualified by reference to New Apex’s charter documents as will be in effect upon closing of the Business Combination, copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference.

General

If the Business Combination is consummated, New Apex will replace its current charter with the proposed second amended and restated certificate of incorporation in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of the board of directors of Northern Star, is necessary to adequately address the needs of the combined company.

The following table sets forth a summary of the principal proposed changes and the differences between Northern Star’s stockholders’ rights under the existing charter and the proposed second amended and restated certificate of incorporation. This summary is qualified by reference to the complete text of the proposed second amended and restated certificate of incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B. We urge you to read the proposed second amended and restated certificate of incorporation in its entirety for a complete description of the rights and preferences of the combined company’s securities following the Business Combination.

For more information on the charter proposals, see the Charter Proposals (Proposal Nos. 3-6).

	Existing Charter	Proposed Second Amended and Restated Certificate of Incorporation
Number of Authorized Shares

The existing charter provides that the total number of authorized shares of all classes of capital stock is 151,000,000 shares, consisting of (a) 125,000,000 shares of Class A common stock, par value $0.0001 per share, (b) 25,000,000 shares of Class B common stock, par value $0.0001 per share, and (c) 1,000,000 shares of preferred stock, par value $0.0001 per share.

See Article Fourth of the existing charter.

The proposed second amended and restated certificate of incorporation increases the total number of authorized shares of all classes of capital stock to 1,300,000,000 shares, consisting of 1,200,000,000 shares of common stock, par value $0.0001 per share, and of 100,000,000 shares of preferred stock, par value $0.0001 per share.

See Article Fourth of the proposed second amended and restated certificate of incorporation.

Common Stock

The existing charter authorizes 125,000,000 shares of Class A common stock.

Under the existing charter, holders of Class A common stock have no conversion, preemptive or other subscription rights and there are no sinking fund provisions, except that public stockholders have the right to have their shares of Class A common stock redeemed in connection with a business combination.

The proposed second amended and restated certificate of incorporation authorizes 1,300,000,000 shares of common stock, without class designation. Upon the proposed second amended and restated certificate of incorporation, the provisions relating to the Class B common stock will be removed and the Class B common stock will cease to exist. The combined company will have a single class of common stock.

	Existing Charter	Proposed Second Amended and Restated Certificate of Incorporation

The existing charter authorizes 25,000,000 shares of Class B common stock. Under the existing charter, shares of Class B common stock will automatically convert into shares of Class A common stock on a one-to-one basis on the business day following the closing of the business combination.

See Articles Fourth and Sixth of the existing charter.

Under the proposed second amended and restated certificate of incorporation, holders of Class A common stock will have no conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to such common stock.

See Article Fourth of the proposed second amended and restated certificate of incorporation.

Preferred Stock

The existing charter authorizes the issuance of 1,000,000 shares of preferred stock from time to time in one or more series. The Northern Star board of directors is authorized to fix the voting rights, if any, designations, preferences, and relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Northern Star board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Class A common stock and Class B common stock and could have anti-takeover effects.

The ability of the Northern Star board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Northern Star or the removal of existing management. Northern Star has no preferred stock outstanding at the date hereof.

See Article Fourth of the existing charter.

The proposed second amended and restated certificate of incorporation authorizes the issuance of 100,000,000 shares of preferred stock from time to time in one or more series. The New Apex board of directors will be authorized to fix the voting powers of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, applicable to the shares of each such series.

The New Apex board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the New Apex board to issue authorized but unissued preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of New Apex or the removal of New Apex’s management. New Apex will have no preferred stock outstanding at the date the proposed second amended and restated certificate of incorporation becomes effective.

See Article Fourth of the proposed second amended and restated certificate of incorporation.

	Existing Charter	Proposed Second Amended and Restated Certificate of Incorporation
Voting Power

Except as otherwise required by law, the existing charter or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A common stock and Class B common stock possess all voting power for the election of Northern Star’s directors and all other matters requiring stockholder action. Holders of Class A common stock and Class B common stock are entitled to one vote per share on matters to be voted on by stockholders.

See Article Fourth of the existing charter.

Except as otherwise provided by law or by the proposed second amended and restated certificate of incorporation (including any certificate of designation relating to any series of preferred stock), the holders of outstanding shares of common stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Holders of New Apex common stock will be entitled to one vote per share on matters to be voted on by stockholders.

See Article Fourth of the proposed second amended and restated certificate of incorporation.

Director Elections

Currently, the Northern Star board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected at each special meeting.

See Article Sixth of the existing charter.

Under the proposed second amended and restated certificate of incorporation, the New Apex board of directors will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year.

See Article Sixth of the proposed second amended and restated certificate of incorporation.

Dividends	Subject to applicable law and the rights, if any, of holders of outstanding preferred stock, holders of Class A common stock and Class B common stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock) when, as and if declared thereon by the Northern Star board of directors from time to time out of any assets or funds legally available therefor, and will share equally on a per share basis in such dividends and distributions. Northern Star has not paid any cash dividends on its Class A common stock or Class B

Subject to applicable law and the rights, if any, of holders of outstanding preferred stock, holders of the New Apex common stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock) when, as and if declared by the New Apex board of directors from time to time out of assets or funds legally available therefor, and will share equally on a per share basis in such dividends and distributions.

See Article Fourth of the proposed second amended and restated certificate of incorporation.

	Existing Charter	Proposed Second Amended and Restated Certificate of Incorporation
common stock to date and does not intend to pay cash dividends prior to the completion of the business combination. See Article Fourth of the existing charter.

Supermajority Voting Provisions

Under the existing charter, any amendment to Article Sixth, which includes certain provisions in connection with a business combination, may only be amended by the affirmative vote of the holders of at least 65% of all then outstanding shares of common stock.

See Article Sixth of the existing charter.

Under the proposed second amended and restated certificate of incorporation, in addition to any vote of the holders of any class or series of stock required by applicable law or by the proposed second amended and restated certificate of incorporation or bylaws, the affirmative vote of the holders of shares of voting stock of New Apex representing at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of New Apex entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend, alter or repeal, the bylaws or charter of New Apex after such time as the PEAK6 Parties and their respective affiliates no longer beneficially own more than 50% of the outstanding shares of New Apex common stock.

See Articles Seventh and Twelfth of the proposed second amended and restated certificate of incorporation.

Corporate Opportunity Doctrine	Under the existing charter, the doctrine of corporate opportunity, or any other analogous doctrine, does not apply with respect to Northern Star or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the amended and restated certificate of	Under the proposed second amended and restated certificate of incorporation, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to New Apex or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the

	Existing Charter	Proposed Second Amended and Restated Certificate of Incorporation
	incorporation or in the future, and Northern Star renounces any expectancy that any of the directors or officers of Northern Star will offer any such corporate opportunity of which he or she may become aware to Northern Star. In addition to the foregoing, the doctrine of corporate opportunity does not apply to any other corporate opportunity with respect to any of the directors or officers of Northern Star unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of Northern Star and such opportunity is one that Northern Star is legally and contractually permitted to undertake and would otherwise be reasonable for Northern Star to pursue.	proposed second amended and restated certificate of incorporation or in the future, and New Apex renounces any expectancy that any of the directors or officers of New Apex will offer any such corporate opportunity of which he or she may become aware to New Apex. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of New Apex unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of New Apex and such opportunity is one New Apex is legally and contractually permitted to undertake and would otherwise be reasonable for New Apex to pursue.

	See Article Eleventh of the existing charter.	See Article Eleventh of the proposed second amended and restated certificate of incorporation.

Exclusive Forum	The existing charter provides that unless Northern Star consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of Northern Star, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Northern Star to Northern Star or Northern Star’s stockholders, (iii) any action asserting a claim against Northern Star, its directors, officers or employees arising pursuant to any provision of the DGCL or the existing charter or bylaws or (iv) any	The proposed second amended and restated certificate of incorporation provides that unless New Apex consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of New Apex, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Apex to New Apex or New Apex’s stockholders, (iii) any action asserting a claim against New Apex, its directors, officers or employees arising pursuant to any provision of the DGCL or the

	Existing Charter	Proposed Second Amended and Restated Certificate of Incorporation

action asserting a claim against Northern Star, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, subject to certain exceptions.

See Article Tenth of the existing charter.

proposed second amended and restated certificate of incorporation or bylaws, or (iv) any action asserting a claim against New Apex, its directors, officers or employees governed by the internal affairs doctrine and, if bought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, subject to certain exceptions.
See Article Tenth of the proposed second amended and restated certificate of incorporation.

Liquidation, Dissolution and Winding Up

Subject to applicable law and the rights, if any, of holders of outstanding preferred stock, in the event of Northern Star’s voluntary or involuntary liquidation, dissolution or winding-up, after payment or provision for payment of the debts and other liabilities of Northern Star, the holders of shares of Northern Star common stock shall be entitled to receive all the remaining assets of Northern Star available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B common stock) held by them.

See Article Fourth of the existing charter.

Subject to applicable law and the rights, if any, of the holders of outstanding preferred stock, in the event of New Apex’s voluntary or involuntary liquidation, dissolution or winding-up, after payment or provision for payment of the debts and other liabilities of New Apex, the holders of shares of New Apex common stock shall be entitled to receive (ratably in proportion to the number of shares held by them) all the remaining assets of New Apex available for distribution to its stockholders.

See Article Fourth of the proposed second amended and restated certificate of incorporation.

Common Stock

The holders of New Apex common stock will be entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of common stock voted for the election of directors can elect all of the directors. Holders of New Apex common stock will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the common stock.

Preferred Stock

New Apex’s certificate of incorporation, as amended, will grant New Apex’s board of directors the authority, without further stockholder authorization, to issue from time to time up to 100,000,000 shares of preferred stock in one or more series and to fix the voting powers of the shares of such series, and the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of each such series. Although New Apex has no present plans to issue any other shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock and could have the effect of delaying, deterring or preventing a change of control of New Apex or an unsolicited acquisition proposal.

Warrants

Public warrants

Each whole warrant entitles the registered holder thereof to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of January 28, 2022 or 30 days after the completion of an initial business combination, provided, in each case, that New Apex have an effective registration statement under the Securities Act covering the common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or New Apex permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

New Apex will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to New Apex satisfying its obligations described below with respect to registration. No warrant will be exercisable and New Apex will not be obligated to issue a share of common stock upon exercise of a warrant unless the common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will New Apex be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

New Apex has agreed that as soon as practicable, but in no event later than fifteen business days after the closing of an initial business combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants. New Apex will use its best efforts to cause the same to become effective within 60 days and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the common stock issuable upon exercise of the warrants is not effective by the sixtieth day after the closing of New Apex’s initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when New Apex will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Once the warrants become exercisable, New Apex may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before New Apex sends to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by it, New Apex may exercise its redemption right even if New Apex is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If New Apex calls the warrants for redemption as described above, its management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” If New Apex’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” of New Apex common stock for the above purpose shall mean the volume weighted average price of New Apex common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. If New Apex’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If New Apex calls its warrants for redemption and its management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

In addition to the foregoing redemption feature, commencing ninety days after the warrants become exercisable, New Apex may redeem any outstanding warrants:

•	in whole and not in part;

•

at a price of $0.10 per warrant upon not less than 30 days’ prior written notice of redemption to each warrant holder, provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of New Apex common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of New Apex’s common stock (as defined below);

•

if, and only if, the reported last sale price of the New Apex common stock equals or exceeds $10.00 per share, on the trading day prior to the date on which the notice of redemption is sent to warrant holders;

•	if, and only if, the private placement warrants are also concurrently called for redemption on the same terms as the outstanding public warrants, as described above; and

•

if, and only if, there is a current registration statement in effect covering the issuance of the shares of common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of common stock that a warrant holder will receive upon exercise in connection with a redemption by New Apex pursuant to this redemption feature, based on the “fair market value” of New Apex’s common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the volume weighted average price of New Apex’s common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
57 months	0.233	0.255	0.275	0.293	0.309	0.324	0.338	0.350	0.361
54 months	0.229	0.251	0.272	0.291	0.307	0.323	0.337	0.350	0.361
51 months	0.225	0.248	0.269	0.288	0.305	0.321	0.336	0.349	0.361
48 months	0.220	0.243	0.265	0.285	0.303	0.320	0.335	0.349	0.361
45 months	0.214	0.239	0.261	0.282	0.301	0.318	0.334	0.348	0.361
42 months	0.208	0.234	0.257	0.278	0.298	0.316	0.333	0.348	0.361
39 months	0.202	0.228	0.252	0.275	0.295	0.314	0.331	0.347	0.361
36 months	0.195	0.222	0.247	0.271	0.292	0.312	0.330	0.346	0.361
33 months	0.187	0.215	0.241	0.266	0.288	0.309	0.328	0.345	0.361
30 months	0.179	0.208	0.235	0.261	0.284	0.306	0.326	0.345	0.361
27 months	0.170	0.199	0.228	0.255	0.280	0.303	0.324	0.343	0.361
24 months	0.159	0.190	0.220	0.248	0.274	0.299	0.322	0.342	0.361
21 months	0.148	0.179	0.210	0.240	0.268	0.295	0.319	0.341	0.361
18 months	0.135	0.167	0.200	0.231	0.261	0.289	0.315	0.339	0.361
15 months	0.120	0.153	0.187	0.220	0.253	0.283	0.311	0.337	0.361
12 months	0.103	0.137	0.172	0.207	0.242	0.275	0.306	0.335	0.361
9 months	0.083	0.117	0.153	0.191	0.229	0.266	0.300	0.332	0.361
6 months	0.059	0.092	0.130	0.171	0.213	0.254	0.292	0.328	0.361
3 months	0.030	0.060	0.100	0.145	0.193	0.240	0.284	0.324	0.361
0 months	0.000	0.000	0.042	0.115	0.179	0.233	0.281	0.324	0.361

For example, if the average last reported sale price of New Apex common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.255 shares of common stock for each whole warrant. However, the exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of New Apex common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.284 shares of common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of common stock per warrant. Once the average last reported sale price of New Apex common stock exceeds $18.00, New Apex will have the option to redeem the warrants using this method or as described above where the price per share of common stock equals or exceeds $18.00.

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the common stock is trading at or above $10.00 per share, which may be at a time when the trading price of New Apex common stock is below the exercise price of the warrants. New Apex has established this redemption feature to provide it with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares representing the applicable redemption price for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides New Apex with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to its capital structure. As such, New Apex would redeem the warrants in this manner when it believes it is in New Apex’s best interest to update its capital structure to remove the warrants.

As stated above, New Apex can redeem the warrants when the common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to its capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If New Apex chooses to redeem the warrants when the common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of common stock than they would have received if they had exercised their warrants for shares of common stock if and when the common stock trades at a price higher than the exercise price of $11.50.

No fractional shares of common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, New Apex will round up to the nearest whole number of the number of shares of common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of common stock pursuant to the warrant agreement (for instance, if New Apex is not the surviving company in its initial business combination), the warrants may be exercised for such security.

A holder of a warrant may notify New Apex in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a share dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (ii) one minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or redemption and (ii) fair market value means the volume weighted average price of common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if New Apex, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of common stock on account of such common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, which are dividends of $0.50 or less in any fiscal year (subject to adjustments), (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination or (d) in connection with the redemption of New Apex’s public shares upon its failure to complete its initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse stock split or reclassification of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock. New Apex will not be required to make adjustments to the exercise price for any other events including the issuance of additional shares of New Apex common stock other than dividends paid in common stock as described above.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding common stock (other than those described above or that solely affects the par value of such common stock), or in the case of any merger or consolidation of New Apex with or into another corporation (other than a consolidation or merger in which New Apex is the continuing corporation and that does not result in any reclassification or reorganization of its outstanding common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New Apex as an entirety or substantially as an entirety in connection with which New Apex is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrantholder for the loss of the option value portion of the warrant due to the requirement that the warrantholder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and New Apex. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to New Apex, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, New Apex will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Private placement warrants

Except as described below, the private warrants have terms and provisions that are identical to those of the public warrants. The private warrants (including the common stock issuable upon exercise of the private warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination and they will be exercisable on a cashless basis and not be redeemable by New Apex so long as they are held by the Sponsor or its permitted transferees. The Sponsor or its permitted transferees will have the option to exercise the private warrants on a cashless basis. If the private warrants are held by holders other than the Sponsor or its permitted transferees, the private warrants will be redeemable by New Apex and exercisable by the holders on the same basis as the public warrants.

If holders of the private warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” of New Apex common stock for the above purpose shall mean the volume weighted average price of the common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants.

In order to finance transaction costs in connection with an intended initial business combination, the initial stockholders, officers, directors or their respective affiliates may, but are not obligated to, loan Northern Star funds as may be required.

Certain Anti-Takeover Provisions of Delaware Law and New Apex’s Proposed Second Amended and Restated Certificate of Incorporation

Upon consummation of the Business Combination and assuming approval of the charter proposals, New Apex will have certain anti-takeover provisions in place as follows. For a comparison of the existing charter and the proposed second amended and restated certificate of incorporation, including a comparison of certain anti-takeover provisions, please see above.

Staggered board of directors

New Apex’s second amended and restated certificate of incorporation will provide that New Apex’s board of directors be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of New Apex’s board of directors only by successfully engaging in a proxy contest at two or more annual or special meetings.

Appointment and removal of directors

New Apex’s proposed second amended and restated certificate of incorporation and amended and restated bylaws will provide that any director, or the entire board of directors, may be removed from office at any time but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of New Apex entitled to vote at an election of directors, voting together as a single class. In addition, subject to the rights of holders of any series of preferred stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and will not be filled by the stockholders. The existence of these provisions could render more difficult or discourage an attempt to obtain control of New Apex.

Super-majority approval

New Apex’s proposed second amended and restated certificate of incorporation and its amended and restated bylaws, including certain of the provisions described in this section which may discourage an attempt to obtain control of New Apex, after such time as the PEAK6 Parties and their affiliates no longer beneficially own more than 50% of the then outstanding shares of the capital stock of New Apex, may be amended only with the affirmative vote of the holders of at least 75% of the voting power of all of the then-outstanding shares of capital stock of New Apex, voting together as a single class.

Authorized but unissued shares

New Apex’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of New Apex by means of a proxy contest, tender offer, merger or otherwise.

Special meeting of stockholders

New Apex’s amended and restated bylaws will provide that special meetings of stockholders may be called only by a majority vote of New Apex’s board of directors or by the chairperson of the board or the chief executive officer.

Stockholder action by written consent

New Apex’s amended and restated bylaws will provide that any action required or permitted to be a taken by stockholders must be effected at an annual or special meeting, and may not be taken by written consent (subject to the rights of any preferred stock then outstanding).

Advance notice requirements for stockholder proposals and director nominations

New Apex’s amended and restated bylaws will provide that stockholders of record seeking to bring business before New Apex’s annual meeting of stockholders, or to nominate candidates for election as directors at New Apex’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the secretary of New Apex at New Apex’s principal executive offices not earlier than the close of business on the one hundred and twentieth calendar day prior to the first anniversary of the preceding year’s annual meeting nor later than the close of business on the ninetieth calendar day prior to the first anniversary of the preceding year’s annual meeting, unless the date of the annual meeting of stockholders is more than 30 days prior to, or more than 60 days after, the first anniversary date of the preceding year’s annual meeting or if no annual meeting was held in the preceding year, in which cases, to be timely, a stockholder’s notice must be so received not later than the close of business on the later of (i) the ninetieth calendar day prior to the applicable annual meeting and (ii) the tenth calendar day following the calendar day on which public disclosure of the date of the meeting is first made by New Apex. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in New Apex’s annual proxy statement must comply with the notice periods contained therein. New Apex’s amended and restated bylaws will also specify certain requirements as to the form and content of any notice of business to be brought before, or nomination of candidates for election as directors at, a stockholders’ meeting. These provisions may preclude New Apex stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at New Apex’s annual meeting of stockholders.

Exclusive forum selection

New Apex’s second amended and restated certificate of incorporation will require that unless New Apex consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of New Apex, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Apex to New Apex or New Apex’s stockholders, (3) any action asserting a claim against New Apex, its directors, officers or employees arising pursuant to any provision of the DGCL or the proposed second amended and restated certificate of incorporation or the amended and restated bylaws (as the foregoing may be amended, modified, supplemented and/or restated from time to time), or (4) any action asserting a claim against New Apex or any director or officer or other employee of New Apex governed by the internal affairs doctrine, except for, as to each of (1) through (4) above, (a) any action as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (c) for which the Court of Chancery does not have subject matter jurisdiction or (d) any action arising under the Securities Act of 1933, as amended. Furthermore, notwithstanding the foregoing, the foregoing exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, a court could find the choice of forum provisions contained in New Apex’s second amended and restated certificate of incorporation to be inapplicable or unenforceable. If that were the case, because stockholders will not be deemed to have waived New Apex’s compliance with the federal securities laws and the rules and regulations thereunder, it would allow stockholders to bring claims for breach of these provisions in any appropriate forum. Although New Apex believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against New Apex’s directors and officers.

Section 203 of the Delaware General Corporation Law

Northern Star has not opted out of Section 203 of the DGCL under the existing charter, and New Apex will not opt out of Section 203 of the DGCL under the proposed second amended and restated certificate of incorporation. As a result, pursuant to Section 203 of the DGCL, New Apex will be prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of the outstanding voting stock of New Apex (the “acquisition”), except if:

•	the board of directors of New Apex approved the acquisition prior to its consummation;

•	the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the

•	acquisition; or

•	the business combination is approved by the board of directors of New Apex, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of New Apex’s outstanding voting stock.

Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with New Apex for a three-year period. This may encourage companies interested in acquiring New Apex to negotiate in advance with the New Apex board of directors because the stockholder approval requirement would be avoided if the New Apex board of directors approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in the New Apex board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

See “The Director Election Proposal” for a discussion of limitation on liability and indemnification of New Apex’s directors and officers.

INFORMATION ON NORTHERN STAR AND APEX SECURITIES AND DIVIDENDS

Northern Star

Market for Units, Common Stock and Warrants

Northern Star’s units, warrants and Class A Common Stock are traded on the NYSE under the symbols NSTB.U, NSTB WS and NSTB, respectively. The units commenced public trading on January 26, 2021, and the warrants and Class A common stock commenced separate trading on February 11, 2021.

Holders

As of June 4, 2021, the record date, there was one holder of record of Northern Star’s units, one holder of record of Northern Star’s Class A Common Stock, five holders of record of Northern Star’s Class B Common Stock, and two holders of record of Northern Star’s warrants.

Apex Fintech

Market Price for Securities

Historical market price information regarding Apex Fintech is not provided because there is no public market for its securities.

Holders

As of June 4, 2021, the record date, there were four holders of record of Apex Fintech’s membership interests.

Dividends

Northern Star has not paid any cash dividends on shares of common stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of dividends in the future, including following the Business Combination, will be in the sole discretion of Northern Star’s (or New Apex’s) board of directors and is contingent upon Northern Star’s (or New Apex’s) revenues and earnings, if any, capital requirements, and general financial condition subsequent to completion of the Business Combination. It is the present intention of Northern Star’s board of directors to retain all earnings, if any, for use in business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

Northern Star’s Transfer Agent and Warrant Agent

The transfer agent for shares of New Apex common stock and warrant agent for its warrants upon closing of the Business Combination will be Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

APPRAISAL RIGHTS

Neither Northern Star stockholders, unitholders, nor warrant holders have appraisal rights under Delaware law in connection with the Mergers.

STOCKHOLDER PROPOSALS

The New Apex 2022 annual meeting of stockholders will be held on or about May 11, 2022 unless the date is changed by the board of directors. If you are a stockholder of New Apex and you want to include a proposal in the proxy statement for the 2022 annual meeting, you need to provide it to New Apex by no later than February 10, 2022. You should direct any proposals to New Apex’s secretary at its principal office which will be located at 350 N. St. Paul Street, Dallas, Texas 75201. If you are a stockholder of New Apex and you want to present a matter of business to be considered at the 2022 annual meeting, under New Apex’s bylaws you must give timely notice of the matter, in writing, to New Apex’s secretary. To be timely, the notice has to be given no later than February 10, 2022.

OTHER STOCKHOLDER COMMUNICATIONS

Following the Business Combination, stockholders and interested parties may communicate with New Apex’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Apex Fintech Solutions, Inc., 350 N. St. Paul Street, Dallas, Texas 75201. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

EXPERTS

The financial statements of Northern Star Investment Corp. II as of December 31, 2020 and for the period from November 12, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Northern Star Investment Corp. II as of January 28, 2021 appearing in this proxy statement/prospectus has been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined consolidated financial statements of Apex Fintech Solutions LLC, as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, which report expresses an unqualified opinion, and included in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Northern Star and service providers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Northern Star’s annual report to stockholders and Northern Star’s proxy statement. Upon written or oral request, Northern Star will deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that Northern Star deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that Northern Star deliver single copies of such documents in the future. Stockholders may notify Northern Star of their requests by calling or writing Northern Star at its principal executive offices, c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, NY 10174 or (212) 818-8800. Following the Business Combination, such requests should be made by calling or writing New Apex at 350 N. St. Paul Street, Dallas, Texas 75201 or (212) 658-1173.

WHERE YOU CAN FIND MORE INFORMATION

Northern Star has filed this proxy statement/prospectus as part of a registration statement on Form S-4 with the SEC under the Securities Act. The registration statement contains exhibits and other information that are not contained in this proxy statement/prospectus. The descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to the registration statement are only summaries of those documents’ material terms. You may read copies of such documents, along with copies of reports, proxy statements and other information filed by Northern Star with the SEC at the SEC’s website: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant document or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Northern Star has been supplied by Northern Star, and all such information relating to Apex Fintech has been supplied by Apex Fintech. Information provided by one or the other of such parties does not constitute any representation, estimate or projection from one to the other.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

Ms. Joanna Coles

Northern Star Investment Corp. II

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: Joanna Coles

Tel. (212) 818-8800

INDEX TO FINANCIAL STATEMENTS

NORTHERN STAR INVESTMENT CORP. II

Financial Statements As of December 31, 2020 And for the Period from November 12, 2020 (Inception) to December 31, 2020:

Financial Statement as of January 28, 2021:

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

COMBINED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Combined Consolidated Statements of Financial Condition	F-87
Condensed Combined Consolidated Statements of Operations	F-88
Condensed Combined Consolidated Statements of Changes in Cash Flows	F-89
Condensed Combined Consolidated Statements of Members’ Equity	F-90
Notes to Condensed Combined Consolidated Financial Statements	F-91

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Northern Star Investment Corp. II

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Northern Star Investment Corp. II (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholder’s equity and cash flows for the period from November 12, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from November 12, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

March 31, 2021

NORTHERN STAR INVESTMENT CORP. II

BALANCE SHEET

DECEMBER 31, 2020

ASSETS
Current asset - cash	$124,983
Deferred offering costs	52,500

TOTAL ASSETS	$177,483

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable and accrued expenses	$375
Accrued offering costs	2,500
Promissory note — related party	150,000

Total Current Liabilities	152,875

Commitments and Contingencies
Stockholder’s Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Class A common stock, $0.0001 par value; 125,000,000 shares authorized; no shares issued and outstanding	—
Class B common stock, $0.0001 par value; 25,000,000 shares authorized; 10,062,500 shares issued and outstanding (1)	1,007
Additional paid-in capital	23,993
Accumulated deficit	(392)

Total Stockholder’s Equity	24,608

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$177,483

(1)

Included an aggregate of up to 1,312,500 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. On January 25, 2021, the Company effected a stock dividend of approximately 0.167 shares for each outstanding share, resulting in there being an aggregate of 10,062,500 Founder Shares outstanding (see Note 5). All share and per share amounts have been retroactively restated to reflect the stock dividend.

The accompanying notes are an integral part of these financial statements.

NORTHERN STAR INVESTMENT CORP. II

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM NOVEMBER 12, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation and operating costs	$392

Net Loss	$(392)

Weighted average shares outstanding, basic and diluted (1)	8,750,000

Basic and diluted net loss per common shares	$(0.00)

(1)

Excluded an aggregate of up to 1,312,500 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. On January 25, 2021, the Company effected a stock dividend of approximately 0.167 shares for each outstanding share, resulting in there being an aggregate of 10,062,500 Founder Shares outstanding (see Note 5). All share and per share amounts have been retroactively restated to reflect the stock dividend.

The accompanying notes are an integral part of these the financial statements.

NORTHERN STAR INVESTMENT CORP. II

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

FOR THE PERIOD FROM NOVEMBER 12, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance — November 12, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	10,062,500	1,007	23,993	—	25,000
Net loss	—	—	—	(392)	(392)

Balance — December 31, 2020	10,062,500	$1,007	$23,993	$(392)	$24,608

(1)

Included an aggregate of up to 1,312,500 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. On January 25, 2021, the Company effected a stock dividend of approximately 0.167 shares for each outstanding share, resulting in there being an aggregate of 10,062,500 Founder Shares outstanding (see Note 5). All share and per share amounts have been retroactively restated to reflect the stock dividend.

The accompanying notes are an integral part of these the financial statements.

NORTHERN STAR INVESTMENT CORP. II

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM NOVEMBER 12, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	$(392)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	375

Net cash used in operating activities	(17)

Cash Flows from Financing Activities:
Proceeds from promissory note — related party	150,000
Payment of offering costs	(25,000)

Net cash provided by financing activities	125,000

Net Change in Cash	124,983
Cash – Beginning	—

Cash – Ending	$124,983

Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$2,500

Deferred offering costs paid by Sponsor in exchange for issuance of Class B common stock	$25,000

The accompanying notes are an integral part of these financial statements.

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Northern Star Investment Corp. II (the “Company”) was incorporated in Delaware on November 12, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination although it intends to focus on target businesses in the media, technology, beauty, e-commerce and online sectors. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from November 12, 2020 (inception) through December 31, 2020 relates to the Company’s formation and its initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income on cash and cash equivalents in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering were declared effective on January 25, 2021. On January 28, 2021, the Company consummated the Initial Public Offering of 40,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which included the partial exercise by the underwriter of its over-allotment option in the amount of 5,000,000 Units, at $10.00 per Unit, generating gross proceeds of $400,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 9,750,000 warrants (each, a “Private Warrant” and, collectively, the “Private Warrants”) at a price of $1.00 per Private Warrant in a private placement to Northern Star II Sponsor LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $9,750,000, which is described in Note 4.

Transaction costs amounted to $22,524,463, consisting of $8,000,000 of underwriting fees, $14,000,000 of deferred underwriting fees and $524,463 of other offering costs.

Following the closing of the Initial Public Offering on January 28, 2021, an amount of $400,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”), located in the United States and held as cash items or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraph (d) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the assets held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete its initial Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (net of amounts previously disbursed to management for tax obligations and working capital purposes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the agreement to enter into an initial Business Combination. Notwithstanding the foregoing, if the Company is not then listed on the NYSE for whatever reason, it would no longer be required to meet the foregoing 80% fair market value test. The Company intends to only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company). There will be no conversion rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon the consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the conversions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the holders of Founder Shares (as defined below in Note 5) have agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct conversions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The holders of Founder Shares (as defined below in Note 5) have agreed (a) to waive their conversion rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by January 28, 2023 (the “Combination Period”) and such period is not extended by stockholders, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of Founder Shares have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of Founder Shares acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters are expected agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor will agree to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per share or (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Management’s Plan

Prior to the completion of the initial public offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statement. The Company has since competed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses in the amount of $1,517,305 was released to the Company for general working capital purposes. In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required up to $1,500,000 (see Note 5). Accordingly, management has since reevaluated the Company’s liquidity and financial condition and determined that sufficient capital exists to sustain operations through one year from the issuance of these financial statements and therefore substantial doubt has been alleviated.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Deferred Offering Costs

Deferred offering costs consisted of legal, accounting and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering. On January 28, 2021, deferred offering costs amounting to $22,524,463 were charged to stockholder’s equity upon the completion of the Initial Public Offering (see Note 1). As of December 31, 2020, there were $52,500 of deferred offering costs recorded in the accompanying balance sheet.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be immaterial as of December 31, 2020.

Net Loss Per Common Share

Net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding during the period, excluding shares of common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 1,312,500 shares of Class B common stock that were subject to forfeiture by the Sponsor if the over-allotment option is not exercised by the underwriter (see Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company had not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 40,000,000 Units, which includes a partial exercise by the underwriters of their over-allotment option in the amount of 5,000,000 Units, at a price of $10.00 per Unit. The remaining portion of the over-allotment option expired on March 11, 2021. Each Unit consists of one share of Class A common stock and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7)).

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 9,750,000 Private Warrants at a price of $1.00 per Private Warrant, for an aggregate purchase price of $9,750,000, in a private placement. Each Private Warrant will be exercisable to purchase one share of Class A common stock at an exercise price of $11.50. The proceeds from the sale of Private Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Warrants will expire worthless.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On November 12, 2020, the Company’s sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 8,625,000 shares of the Company’s Class B common stock (the “Founder Shares”). On January 25, 2021, the Company effected a stock dividend of approximately 0.167 shares for each outstanding share, resulting in there being an aggregate of 10,062,500 Founder Shares outstanding. All share and per share amounts have been retroactively restated to reflect the stock dividend. The Founder Shares will automatically convert into Class A common stock upon the consummation of a Business Combination on a one-for-one basis, subject to adjustments as described in Note 7.

The Founder Shares initially included an aggregate of up to 1,312,500 shares of Class B common stock that were subject to forfeiture by the Sponsor based upon following the underwriters’ over-allotment option such that the number of Founder Shares would collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). As a result of the partial exercise of the underwriters’ over-allotment option, 1,250,000 Founder Shares are no longer subject to forfeiture and 62,500 Founder Shares were forfeited.

The holders of Founder Shares will agree, subject to certain limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On November 25, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) June 30, 2021, (ii) the completion of the Initial Public Offering and (iii) the date on which the Company determines not to proceed with the Initial Public Offering. As of December 31, 2020, there was $150,000 in borrowings outstanding under the Promissory Note. The balance of the Promissory Note was repaid on February 3, 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s officer, directors, Sponsor or an affiliate of the foregoing, may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not completed, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Warrants.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on January 25, 2021, the holders of the Founder Shares (and any shares of Class A common stock issuable upon conversion of the Founder Shares), Private Warrants (and any shares of Class A common stock issuable upon the exercise of the Private Warrants), and warrants (and any shares of Class A common stock issuable upon exercise of such warrants) that may be issued upon conversion of working capital loans will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to two demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the effective date of the Initial Public Offering to purchase up to 5,250,000 additional Units, at the Initial Public Offering price less the underwriting discounts and commissions. As a result of the underwriter’s election to partially exercise the over-allotment option to purchase an additional 5,000,0000 Public Shares, a total of 250,000 Public Shares remain available for purchase at a price of $10.00 per Public Share.

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $14,000,000 in the aggregate. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7 — STOCKHOLDER’S EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 125,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020, there were no shares of Class A common stock issued and outstanding.

Class B Common Stock — The Company is authorized to issue 25,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2020, there were 10,062,500 shares of Class B common stock issued and outstanding (see Note 5). As a result of the partial exercise of the underwriters’ over-allotment option, 62,500 shares of Class B common stock were forfeited.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering, net of conversions, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent securities issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the initial stockholders or their affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption; and

•

if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the Class A common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

Additionally, commencing ninety days after the Warrants become exercisable, the Company may redeem the outstanding Warrants:

•	in whole and not in part;

•

at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock to be determined by reference to an agreed table based on the redemption date and the “fair market value” of the Company’s Class A common stock;

•

if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders;

•	if, and only if, the Private Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock (or a security other than the Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in the initial Business Combination) issuable upon exercise of the Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The “fair market value” of our Class A common stock for the above purpose shall mean the volume weighted average price of our Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants.

NOTE 8 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described in these financial statements and below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Merger Agreement

On February 21, 2021, the Company entered into an Agreement and Plan of Reorganization (“Merger Agreement”) by and among the Company, NISC II-A Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of Northern Star (“Merger Sub I”), NISC II-B Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), Apex Clearing Holdings LLC, a Delaware limited liability company (“Apex”) and, solely for the purposes of Section 5.21 of the Merger Agreement, PEAK6 Investments LLC, a Delaware limited liability company (“PEAK6”).

Pursuant to the Merger Agreement, the parties will enter into a business combination transaction by which (i) Merger Sub I will merge with and into Apex (the “Initial Merger”), with Apex being the surviving entity (the “Initial Surviving Company”) of the Initial Merger and Apex’s members receiving shares of Class A common stock, par value $0.0001 per share, of the Company in exchange for their membership interests in Apex, and (ii) immediately following the Initial Merger and as part of the same overall transaction as the Initial Merger, the Initial Surviving Company will merge with and into Merger Sub II (the “Final Merger” and, together with the Initial Merger, the “Mergers”), with Merger Sub II being the surviving entity of the Final Merger. As a result of the Mergers, Apex will become a wholly-owned subsidiary of the Company, with the members of Apex becoming stockholders of the Company.

Under the Merger Agreement, the members of Apex will receive an aggregate of 470,000,000 shares of the Company, subject to adjustment as set forth in the Merger Agreement. In addition, each convertible promissory note issued by Apex and outstanding immediately prior to the Initial Merger will remain outstanding and will become convertible in accordance with its terms into shares of the Company. Immediately following the Mergers, PEAK6 and its affiliates will own a majority of the Company.

The Mergers are expected to be consummated in the second quarter of 2021, after the required approval by the Company’s stockholders and the fulfillment of certain other conditions set forth in the Merger Agreement.

On January 21, 2021, the Company entered into an agreement with a consultant for advisory services related to the Merger Agreement. The agreement specifies that the consultant will assist with due diligence, deal structuring, documentation and obtaining shareholder approval for the Merger Agreement. The consultant will receive a fee of 100,000 shares of the Company’s Class A common stock upon the successful consummation of the Final Merger.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Northern Star Investment Corp. II

Opinion on the Financial Statement

We have audited the accompanying balance sheet of Northern Star Investment Corp. II. (the “Company”) as of January 28, 2021 and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of January 28, 2021, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Previously Issued Financial Statement

As discussed in Note 2A to the financial statements, the accompanying financial statement as of

January 28, 2021, have been restated.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

February 3, 2021 except for the effects of the restatement discussed in Note 2A as to which the date is May 19, 2021

NORTHERN STAR INVESTMENT CORP. II

BALANCE SHEET

JANUARY 28, 2021

(RESTATED)

ASSETS
Current assets
Cash	$1,517,305
Prepaid expenses	10,000

Total Current Assets	1,527,305

Cash held in Trust Account	400,000,000

Total Assets	$401,527,305

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities – Accrued offering costs
Accrued expenses	$375
Accrued offering costs	126,800
Promissory note – related party	150,000

Total Current Liabilities	277,175
Warrant liabilities	17,945,000
Deferred underwriting fee payable	14,000,000

Total Liabilities	32,222,175

Commitments

Class A common stock subject to possible redemption, 36,430,512 shares at redemption value	364,305,120

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 125,000,000 shares authorized; 3,569,488 issued and outstanding (excluding 36,430,512 shares subject to possible redemption)	357
Class B common stock, $0.0001 par value; 25,000,000 shares authorized; 10,062,500 shares issued and outstanding (1)	1,006
Additional paid-in capital	5,657,023
Accumulated deficit	(658,376)

Total Stockholders’ Equity	5,000,010

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$401,527,305

(1)	Includes up to 1,250,000 shares of Class B common stock subject to forfeiture as a result of the underwriter’s election to partially exercise its over-allotment option (see Note 5).

The accompanying notes are an integral part of the financial statement.

NORTHERN STAR INVESTMENT CORP. II

NOTES TO FINANCIAL STATEMENT

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Northern Star Investment Corp. II (the “Company”) was incorporated in Delaware on November 12, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination although it intends to focus on target businesses in the media, technology, beauty, e-commerce and online sectors. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of January 28, 2021, the Company had not commenced any operations. All activity through January 28, 2021 relates to the Company’s formation and its initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income on cash and cash equivalents in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statements for the Company’s Initial Public Offering were declared effective on January 25, 2021. On January 28, 2021, the Company consummated the Initial Public Offering of 40,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriter of its over-allotment option in the amount of 5,000,000 Units, at $10.00 per Unit, generating gross proceeds of $400,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 9,750,000 warrants (each, a “Private Warrant” and, collectively, the “Private Warrants”) at a price of $1.00 per Private Warrant in a private placement to Northern Star II Sponsor LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $9,750,000, which is described in Note 4. Upon issuance, the Company recorded a compensation charge of $195,000 representing the amount by which the aggregate fair value of the Private Warrants exceeded the purchase price.

Transaction costs amounted to $22,524,463, consisting of $8,000,000 of underwriting fees, $14,000,000 of deferred underwriting fees and $524,463 of other offering costs. In addition, cash of $1,517,305 was held outside of the Trust Account (as defined below) and is available for the payment of offering costs and for working capital purposes.

Following the closing of the Initial Public Offering on January 28, 2021, an amount of $400,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”), located in the United States and held as cash items or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraph (d) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the assets held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must

NORTHERN STAR INVESTMENT CORP. II

NOTES TO FINANCIAL STATEMENT

complete its initial Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (net of amounts previously disbursed to management for tax obligations and working capital purposes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the agreement to enter into an initial Business Combination. Notwithstanding the foregoing, if the Company is not then listed on the NYSE for whatever reason, it would no longer be required to meet the foregoing 80% fair market value test. The Company intends to only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company). There will be no conversion rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon the consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the conversions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the holders of Founder Shares (as defined below in Note 5) have agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct conversions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The holders of Founder Shares (as defined below in Note 5) have agreed (a) to waive their conversion rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

NORTHERN STAR INVESTMENT CORP. II

NOTES TO FINANCIAL STATEMENT

If the Company is unable to complete a Business Combination by January 28, 2023 (the “Combination Period”) and such period is not extended by stockholders, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of Founder Shares have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of Founder Shares acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters are expected agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor will agree to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per share or (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

NORTHERN STAR INVESTMENT CORP. II

NOTES TO FINANCIAL STATEMENT

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statement is presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of January 28, 2021.

Cash Held in Trust Account

At January 28, 2021, the assets held in the Trust Account were held in cash.

NORTHERN STAR INVESTMENT CORP. II

NOTES TO FINANCIAL STATEMENT

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $22,061,494 were charged to stockholders’ equity upon the completion of the Initial Public Offering and $462,969 were expensed as of the date of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at January 28, 2021, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as warrant liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was estimated using a Monte Carlo simulation approach (see Note 9).

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

NORTHERN STAR INVESTMENT CORP. II

NOTES TO FINANCIAL STATEMENT

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of January 28, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statement.

NOTE 2A — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENT AS OF JANUARY 28, 2021

The Company previously accounted for its outstanding Public Warrants (as defined in Note 3) and Private Placement Warrants (as defined in Note 1) (collectively, with the Public Warrants, the “Warrants”) issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the Warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In Addition, the warrant agreement includes a provision that in the event of a tender offer or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of stock, all holders of the Warrants would be entitled to receive cash for their Warrants (the “tender offer provision”).

NORTHERN STAR INVESTMENT CORP. II

NOTES TO FINANCIAL STATEMENT

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement (the “Warrant Agreement”).

In consideration of the SEC Statement, the Company’s management evaluated the Warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee concluded that the Company’s Private Placement Warrants were not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares and that the tender offer provision fails the “classified in stockholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the Warrants as derivative liabilities in its previously issued financial statement as of January 28, 2021. Under this accounting treatment, the Company is required to measure the fair value of the Warrants at issuance and at the end of each reporting period as well as re-evaluate the treatment of the warrants and recognize changes in the fair value from the prior period in the Company’s operating results for the current period. In addition, upon initially recording the warrant liabilities, the Company recorded a charge of $462,969 to operating expense for offering costs attributable to the warrant liabilities and a charge of $195,000 to warrant compensation expense representing the amount by which initial fair value of the Private Warrant liability exceeded the purchase price of the Private Warrants.

The Company’s accounting for the Warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported investments held in trust or cash.

	As Previously Reported	Adjustments	As Restated
Balance sheet as of January 28, 2021 (unaudited)
Total Liabilities	$14,277,175	$17,945,000	$32,222,175
Class A Common Stock Subject to Possible Redemption	382,250,120	(17,945,000)	364,305,120
Class A Common Stock	177	180	357
Additional Paid-in Capital	4,999,234	657,789	5,657,023
Accumulated Deficit	(407)	(657,969)	(658,376)

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 40,000,000 Units, which includes a partial exercise by the underwriters of their over-allotment option in the amount of 5,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NORTHERN STAR INVESTMENT CORP. II

NOTES TO FINANCIAL STATEMENT

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 9,750,000 Private Warrants at a price of $1.00 per Private Warrant, for an aggregate purchase price of $9,750,000, in a private placement. Each Private Warrant will be exercisable to purchase one share of Class A common stock at an exercise price of $11.50. The proceeds from the sale of Private Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Warrants will expire worthless.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On November 12, 2020, the Company’s sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 8,625,000 shares of the Company’s Class B common stock (the “Founder Shares”). On January 25, 2021, the Company effected a dividend of approximately 0.167 shares for each outstanding share, resulting in there being an aggregate of 10,062,500 Founder Shares outstanding (see Note 9). All share and per share amounts have been retroactively restated to reflect the share dividend. The Founder Shares will automatically convert into Class A common stock upon the consummation of a Business Combination on a one-for-one basis, subject to adjustments as described in Note 7.

The Founder Shares include an aggregate of up to 1,250,000 of Class B common stock that remain subject to forfeiture by the Sponsor following the underwriters’ election to partially exercise their over-allotment option so that the number of Founder Shares will collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering).

The holders of Founder Shares will agree, subject to certain limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Notes — Related Party

On November 25, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) June 30, 2021, (ii) the completion of the Initial Public Offering and (iii) the date on which the Company determines not to proceed with the Initial Public Offering. As of January 28, 2021, there is $150,000 outstanding under the Promissory Note, which is currently due on demand.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s officer, directors, Sponsor or an affiliate of the foregoing, may, but are not obligated to, loan the Company funds as may

NORTHERN STAR INVESTMENT CORP. II

NOTES TO FINANCIAL STATEMENT

be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not completed, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Warrants.

NOTE 6 — COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on January 25, 2021, the holders of the Founder Shares (and any shares of Class A common stock issuable upon conversion of the Founder Shares), Private Warrants (and any shares of Class A common stock issuable upon the exercise of the Private Warrants), and warrants (and any shares of Class A common stock issuable upon exercise of such warrants) that may be issued upon conversion of working capital loans will be entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to two demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the effective date of the Initial Public Offering to purchase up to 5,250,000 additional Units, at the Initial Public Offering price less the underwriting discounts and commissions. As a result of the underwriter’s election to partially exercise the over-allotment option to purchase an additional 5,000,0000 Public Shares, a total of 250,000 Public Shares remain available for purchase at a price of $10.00 per Public Share.

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $14,000,000 in the aggregate. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7 — STOCKHOLDERS’ EQUITY

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At January 28, 2021, there were no shares of preferred stock issued or outstanding.

Class A common stock—The Company is authorized to issue 125,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At January 28, 2021, there were 3,569,488 shares of Class A common stock issued and outstanding, excluding 36,430,512 shares of Class A common stock subject to possible redemption.

NORTHERN STAR INVESTMENT CORP. II

NOTES TO FINANCIAL STATEMENT

Class B common stock—The Company is authorized to issue 25,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At January 28, 2021, there were 10,062,500 shares of Class B common stock issued and outstanding, of which an aggregate of up to 1,250,000 shares of Class B common stock remain subject to forfeiture as a result of the underwriters’ election to partially exercise their over-allotment option, so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding common stock after the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering).

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering, net of conversions, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent securities issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the initial stockholders or their affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

NOTE 8 — WARRANT LIABILITIES

As of January 28, 2021, there were 8,000,000 Public Warrants outstanding. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

NORTHERN STAR INVESTMENT CORP. II

NOTES TO FINANCIAL STATEMENT

•	upon not less than 30 days’ prior written notice of redemption; and

•

if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

As of January 28, 2021, there were 9,750,000 Private Warrants outstanding. The Private Warrants are identical to the Public Warrants underlying the Units sold in the Proposed Offering, except that the Private Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

Additionally, commencing ninety days after the Warrants become exercisable, the Company may redeem the outstanding Warrants:

•	in whole and not in part;

•

at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that

NORTHERN STAR INVESTMENT CORP. II

NOTES TO FINANCIAL STATEMENT

number of shares of Class A common stock to be determined by reference to an agreed table based on the redemption date and the “fair market value” of the Company’s Class A common stock;

•

if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders;

•	if, and only if, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock (or a security other than the Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in the initial Business Combination) issuable upon exercise of the Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The “fair market value” of our Class A common stock for the above purpose shall mean the volume weighted average price of our Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at January 28, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

Description	Level	January 28, 2021
Liabilities:
Warrant liability – Public Warrants	3	$8,000,000
Warrant liability – Private Placement Warrants	3	9,945,000

NORTHERN STAR INVESTMENT CORP. II

NOTES TO FINANCIAL STATEMENT

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

The Private Warrants were initially valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable inputs utilized in determining the fair value of the Private Warrants are the expected volatility of the common stock and the probability and expected timing to consummate a business combination. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. A Monte Carlo simulation methodology was used in estimating the initial fair value of the public warrants, using the same expected volatility as was used in measuring the fair value of the Private Warrants.

The following table provides quantitative information regarding Level 3 fair value measurements:

At January 28, 2021 (Initial Measurement)
Stock price	$9.80
Strike price	$11.50
Term (in years)	4.68
Volatility	20.0%
Risk-free rate	0.38%
Expected probability to consummate a business combination	88.3%

The following table presents the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 28, 2021	$9,945,000	$8,000,000	$17,945,000

NOTE 10— SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statement was issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statement.

NORTHERN STAR INVESTMENT CORP. II

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets
Cash	$1,110,123	$124,983
Prepaid expenses	2,000	—

Total Current Assets	1,112,123	124,983
Deferred offering costs	—	52,500
Marketable securities held in Trust Account	400,013,417	—

TOTAL ASSETS	$401,125,540	$177,483

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts Payable and Accrued expenses	$117,776	$375
Accrued offering costs	66,800	2,500
Promissory note – related party	—	150,000

Total current liabilities	184,576	152,875
Warrant liability	24,707,500	—
Deferred underwriting fee payable	14,000,000	—

Total Liabilities	38,892,076	152,875

Commitments
Class A common stock subject to possible redemption 35,723,346 shares at $10.00 per share redemption value	357,233,460	—
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 125,000,000 shares authorized; 4,276,654 and no shares issued and outstanding (excluding 35,723,346 and no shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively (1)	428	—
Class B common stock, $0.0001 par value; 25,000,000 shares authorized; 10,000,000 and 10,062,500 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively (1)	1,000	1,007
Additional paid-in capital	12,728,618	23,993
Retained earnings/(Accumulated deficit)	(7,730,042)	(392)

Total Stockholders’ Equity	5,000,004	24,608

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$401,125,540	$177,483

(1)

Included an aggregate of up to 1,312,500 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. On January 25, 2021, the Company effected a stock dividend of approximately 0.167 shares for each outstanding share, resulting in there being an aggregate of 10,062,500 Founder Shares outstanding (see Note 5). All share and per share amounts have been retroactively restated to reflect the stock dividend. As a result of the underwriters decision to partially exercise its overallotment workpaper.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NORTHERN STAR INVESTMENT CORP. II

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

Three Months Ended March 31, 2021
Operating and formation costs	$322,598

Loss from operations	(322,598)
Other income (expense):
Interest earned on marketable securities held in Trust Account	13,056
Unrealized gain on marketable securities held in Trust Account	361
Transaction expenses attributable to warrant liabilities	(462,969)
Warrant compensation expense	(195,000)
Change in fair value of warrant liability	(6,762,500)

Loss before income taxes	(7,729,650)

Net loss	$(7,729,650)

Weighted average shares outstanding, basic and diluted	36,430,512

Basic and diluted net income per share, Class A redeemable common stock	$(0.00)

Weighted average shares outstanding, Class A and Class B non-redeemable common stock	12,070,092

Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	$(0.64)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NORTHERN STAR INVESTMENT CORP. II

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance — January 1, 2021	—	$—	10,062,500	$1,006	$23,994	$(392)	$24,608
Sale of 40,000,000 Units, net of underwriting discounts and offering costs	40,000,000	4,000	—	—	369,739,506	—	369,743,506
Warrant Compensation	—	—	—	—	195,000	—	195,000
Forfeiture of Founder Shares	—	—	(62,500)	(6)	6	—	—
Common stock subject to possible redemption	(35,723,346)	(3,572)	—	—	(357,229,888)	—	(357,233,460)
Net loss	—	—	—	—	—	(7,729,650)	(7,729,650)

Balance – March 31, 2021	4,276,654	$428	10,000,000	$1,000	$12,728,618	$(7,730,042)	$5,000,004

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NORTHERN STAR INVESTMENT CORP. II

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

Three Months Ended March 31,
2021
Cash Flows from Operating Activities:
Net loss	$(7,729,650)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(13,056)
Unrealized gain on marketable securities held in Trust Account	(361)
Changes in fair value of warrant liability	6,762,500
Warrant compensation	195,000
Changes in operating assets and liabilities:
Prepaid expenses	(2,000)
Deferred offering costs	52,500
Accounts payable and accrued expenses	117,401
Accrued offering costs	64,300

Net cash used in operating activities	(553,366)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(400,000,000)

Net cash used in investing activities	(400,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	392,000,000
Proceeds from sale of Private Placement Warrants	9,750,000
Repayment of promissory note – related party	(150,000)
Payment of offering costs	(61,494)

Net cash provided by financing activities	401,538,506

Net Change in Cash	985,140
Cash – Beginning of period	124,983

Cash – End of period	$1,110,123

Non-Cash investing and financing activities:

Offering costs included in accrued offering costs	$64,300

Deferred underwriting fee payable	$14,000,000

Initial classification of Class A common stock subject to possible redemption	$364,305,120

Change in value of Class A common stock subject to possible redemption	$(7,071,660)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NORTHERN STAR INVESTMENT CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Northern Star Investment Corp. II (the “Company”) was incorporated in Delaware on November 12, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

On February 21, 2021, the Company entered into an Agreement and Plan of Reorganization (“Merger Agreement”) by and among the Company, NISC II-A Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of Northern Star (“Merger Sub I”), NISC II-B Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of Northern Star (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”) and Apex Clearing Holdings LLC, a Delaware limited liability company (“Apex”).

Apex is the parent company of Apex Clearing Corporation (“Apex Clearing”), a custody and clearing company to broker-dealers, ATS’s, routing firms, professional trading firms, hedge funds, institutions and emerging managers.

Pursuant to the Merger Agreement, Merger Sub I will merge with and into Apex (the “Initial Merger”), with Apex being the surviving entity (the “Initial Surviving Company”) of the Initial Merger and Apex’s members receiving shares of the Company’s Class A common stock in exchange for their membership interests in Apex, and (ii) immediately following the Initial Merger and as part of the same overall transaction as the Initial Merger, the Initial Surviving Company will merge with and into Merger Sub II (the “Final Merger” and, together with the Initial Merger, the “Mergers”), with Merger Sub II being the surviving entity of the Final Merger. As a result of the Mergers, Apex will become a wholly-owned subsidiary of the Company, with the members of Apex becoming stockholders of the Company.

Under the Merger Agreement, the members of Apex will receive an aggregate of 470,000,000 shares of the Company’s common stock, subject to adjustment as set forth in the Merger Agreement. In addition, each convertible promissory note issued by Apex and outstanding immediately prior to the Initial Merger will remain outstanding and will become convertible in accordance with its terms into shares of the Company’s common stock. Immediately following the Mergers, PEAK6 and its affiliates will own a majority of the Company’s common stock.

Effective as of February 21, 2021, the Company entered into subscription agreements (“Subscription Agreements”) with certain institutional accredited investors (collectively, the “Investors”), pursuant to which the Company will, substantially concurrently with, and contingent upon, the consummation of the Mergers, issue an aggregate of 45,000,000 shares of the Company’s common stock to the Investors at a price of $10.00 per share, for aggregate gross proceeds to Northern Star of $450,000,000 (the “PIPE”). The closing of the Subscription Agreements is conditioned upon, among other things, (i) the substantially concurrent consummation of the Mergers and (ii) the accuracy of all representations and warranties of Northern Star in the Subscription Agreements (subject to certain bring-down standards).

The Company has agreed that, as soon as reasonably practicable, but in no event later than 15 business days following the closing date of the Mergers, it shall file a registration statement with the SEC covering the resale by the Investors of the shares of the Company’s common stock issued to them in the PIPE and use its best efforts to have such registration statement declared effective as promptly as practicable thereafter.

The Merger is expected to be consummated in the second quarter of 2021, after the required approval by the stockholders of the Company and the fulfillment of certain other conditions set forth in the Merger Agreement.

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The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination although it intends to focus on target businesses in the media, technology, beauty, e-commerce and online sectors. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity through March 31, 2021 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. As discussed above, on February 21, 2021, the Company entered into the Merger Agreement with Apex. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income on cash and cash equivalents in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statements for the Company’s Initial Public Offering were declared effective on January 25, 2021. On January 28, 2021, the Company consummated the Initial Public Offering of 40,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriter of its over-allotment option in the amount of 5,000,000 Units, at $10.00 per Unit, generating gross proceeds of $400,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 9,750,000 warrants (each, a “Private Warrant” and, collectively, the “Private Warrants”) at a price of $1.00 per Private Warrant in a private placement to Northern Star II Sponsor LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $9,750,000, which is described in Note 4. Upon issuance, the Company recorded a compensation charge of $195,000 representing the amount by which the aggregate fair value of the Private Warrants exceeded the purchase price.

Transaction costs amounted to $22,524,463, consisting of $8,000,000 of underwriting fees, $14,000,000 of deferred underwriting fees and $524,463 of other offering costs.

Following the closing of the Initial Public Offering on January 28, 2021, an amount of $400,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”), located in the United States and held as cash items or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraph (d) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the assets held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete its initial Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (net of amounts previously disbursed to management for tax obligations and working capital purposes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the agreement to enter into an initial Business Combination. Notwithstanding the foregoing, if the Company is not then listed on the NYSE for whatever reason, it would no longer be required to meet the foregoing 80% fair

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market value test. The Company intends to only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company). There will be no conversion rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon the consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the conversions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the holders of Founder Shares (as defined below in Note 5) have agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct conversions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The holders of Founder Shares (as defined below in Note 5) have agreed (a) to waive their conversion rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by January 28, 2023 (the “Combination Period”) and such period is not extended by stockholders, the Company will (i) cease all operations except for the

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purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of Founder Shares have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of Founder Shares acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters are expected agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor will agree to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per share or (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended December 31, 2020, as filed with the SEC on March 31, 2021 and the Company’s Current Report on Form 8-K/A, Amendment No. 1, as filed with the SEC on May 19, 2021. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and

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MARCH 31, 2021

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liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of March 31, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

At March 31, 2021 and December 31, 2020, substantially all of the assets held in the Trust Account were invested in U.S. Treasury securities.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $22,061,494 were charged to stockholders’ equity upon the completion of the Initial Public Offering and $462,969 were expensed as of the date of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2021, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheet.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to

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ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a warrant liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company’s deferred tax assets were deemed to be de minimis as of March 31, 2021.

The Company’s current taxable income primarily consists of interest earned on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. The change in fair value of warrant liability is not deductible. During the three months ended March 31, 2021, the Company recorded no income tax expense. The Company’s effective tax rate for three months ended March 31, 2021 was approximately 0%, which differs from the expected income tax rate due to the start-up costs and warrant liability (discussed above) which are not currently deductible.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of January 28, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss per Common Share

Net loss per share is computed by dividing net loss by the weighted average number of common stock outstanding for the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 17,750,000 shares of Class A common stock in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for common stock subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net

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MARCH 31, 2021

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income per common share, basic and diluted, for Common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.

Net loss per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to Common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable common stock shares’ proportionate interest.

Three Months Ended March 31, 2021
Common stock subject to possible redemption
Numerator: Earnings allocable to Common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$13,417
Less: Income taxes and franchise fees	(13,417)

Net loss allocable to shares subject to possible redemption	$—

Denominator: Weighted Average Common stock subject to possible redemption
Basic and diluted weighted average shares outstanding	36,430,512

Basic and diluted net income per share	$—

Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(7,729,650)
Net loss allocable to Common stock subject to possible redemption	—

Non-Redeemable Net Loss	$(7,729,650)

Denominator: Weighted Average Non-Redeemable Common Stock
Basic and diluted weighted average shares outstanding	12,070,092

Basic and diluted net loss per share	$(0.64)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts.

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MARCH 31, 2021

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Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the condensed consolidated balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard

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also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 on January 1, 2021 and determined that ASU 2020-06 did not have any impact on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 40,000,000 Units, which includes a partial exercise by the underwriters of their over-allotment option in the amount of 5,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 9,750,000 Private Warrants at a price of $1.00 per Private Warrant, for an aggregate purchase price of $9,750,000, in a private placement. Each Private Warrant will be exercisable to purchase one share of Class A common stock at an exercise price of $11.50. The proceeds from the sale of Private Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On November 25, 2020, the Company’s sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 8,625,000 shares of the Company’s Class B common stock (the “Founder Shares”). On January 25, 2021, the Company effected a dividend of approximately 0.167 shares for each outstanding share, resulting in there being an aggregate of 10,062,500 Founder Shares outstanding. All share and per share amounts have been retroactively restated to reflect the share dividend. The Founder Shares will automatically convert into Class A common stock upon the consummation of a Business Combination on a one-for-one basis, subject to adjustments as described in Note 7.

The Founder Shares included an aggregate of up to 1,312,500 of Class B common stock that were subject to forfeiture by the Sponsor following the underwriters’ election to partially exercise their over-allotment option so that the number of Founder Shares will collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). As a result of the underwriter’s decision to partially exercise their over-allotment provision, 62,500 Founder shares were forfeited and 1,250,000 Founder Shares are no longer subject to forfeiture.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

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The holders of Founder Shares will agree, subject to certain limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On November 25, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) June 30, 2021, (ii) the completion of the Initial Public Offering and (iii) the date on which the Company determines not to proceed with the Initial Public Offering. As of March 31, 2020, the balance of this note has been paid in full.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s officer, directors, Sponsor or an affiliate of the foregoing, may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not completed, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Warrants. As of March 31, 2021, there were no amounts outstanding under the Working Capital Loans.

NOTE 6. COMMITMENTS

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on January 25, 2021, the holders of the Founder Shares (and any shares of Class A common stock issuable upon conversion of the Founder Shares), Private Warrants

NORTHERN STAR INVESTMENT CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

(and any shares of Class A common stock issuable upon the exercise of the Private Warrants), and warrants (and any shares of Class A common stock issuable upon exercise of such warrants) that may be issued upon conversion of working capital loans will be entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to two demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the effective date of the Initial Public Offering to purchase up to 5,250,000 additional Units, at the Initial Public Offering price less the underwriting discounts and commissions. As a result of the underwriter’s election to partially exercise the over-allotment option to purchase an additional 5,000,0000 Public Shares, a total of 250,000 Public Shares remain available for purchase at a price of $10.00 per Public Share.

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $14,000,000 in the aggregate. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock —The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 125,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At March 31, 2021, there were 4,276,654 shares of Class A common stock issued and outstanding, excluding 35,723,346 shares of Class A common stock subject to possible redemption. At December 31, 2020, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock — The Company is authorized to issue 25,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At March 31, 2021, there were 10,000,000 shares of Class B common stock issued and outstanding, of which an aggregate of up to 1,250,000 shares of Class B common stock remain subject to forfeiture as a result of the underwriters’ election to partially exercise their over-allotment option, so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding common stock after the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering).

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered

NORTHERN STAR INVESTMENT CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering, net of conversions, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent securities issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the initial stockholders or their affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

NOTE 8. WARRANT LIABILITY

As of March 31, 2021, 2021, there were 8,000,000 Public Warrants outstanding. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption, and;

•

if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be

NORTHERN STAR INVESTMENT CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

As of March 31, 2021, there were 9,750,000 Private Warrants outstanding. The Private Warrants are identical to the Public Warrants underlying the Units sold in the Proposed Offering, except that the Private Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

Additionally, commencing ninety days after the Warrants become exercisable, the Company may redeem the outstanding Warrants:

•	in whole and not in part;

•

at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock to be determined by reference to an agreed table based on the redemption date and the “fair market value” of the Company’s Class A common stock;

•

if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders;

•	if, and only if, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above; and;

NORTHERN STAR INVESTMENT CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock (or a security other than the Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in the initial Business Combination) issuable upon exercise of the Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The “fair market value” of our Class A common stock for the above purpose shall mean the volume weighted average price of our Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At March 31, 2021, assets held in the Trust Account were comprised of $389 in cash and $400,013,028 in U.S. Treasury securities. During the three months ended March 31, 2021, the Company did not withdraw any interest income from the Trust Account.

NORTHERN STAR INVESTMENT CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

Description	Level	March 31, 2021
Assets:
Investments held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$400,013,417
Liabilities:
Warrant liability – Public Warrants	1	$10,960,000
Warrant liability – Private Placement Warrants	3	13,747,500

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed consolidated statement of operations.

The Private Warrants were initially valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable inputs utilized in determining the fair value of the Private Warrants are the expected volatility of the common stock and the probability and expected timing to consummate a business combination. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public stock pricing. A Monte Carlo simulation methodology was used in estimating the fair value of the Public Warrants for the initial measurement, using the same expected volatility as was used in measuring the fair value of the Private Warrants. For periods subsequent to the detachment of the warrants from the Units, the closing price of the Public Warrants was used as the fair value of the Public Warrants as of each relevant date.

The following table provides quantitative information regarding Level 3 fair value measurements:

	At January 28, 2021 (Initial Measurement)	As of March 31, 2021
Stock price	$9.80	$10.00
Strike price	$11.50	$11.50
Term (in years)	4.68	4.50
Volatility	20.0%	23.8%
Risk-free rate	0.38%	0.78%
Expected probability to consummate a business combination	88.3%	88.3%

NORTHERN STAR INVESTMENT CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of November 12, 2020 (inception)	$—	$—	$—
Initial measurement on January 28, 2021	9,945,000	8,000,000	17,945,000
Change in valuation inputs or other assumptions	3,802,500	2,960,000	6,762,500

Fair value as of March 31, 2021	$13,747,500	$10,960,000	$24,707,500

There were $8,000,000 in transfers from level 3 to level 1 during the period ending March 31, 2021.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Members and the Board of Managers of Apex Fintech Solutions LLC

Opinion on the Financial Statements

We have audited the accompanying combined consolidated statements of financial condition of Apex Fintech Solutions LLC (formerly known as Apex Clearing Holdings LLC) and its subsidiaries and affiliates (the Company) as of December 31, 2020 and 2019, the related combined consolidated statements of operations, changes in members’ equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes to the consolidated combined financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor since 2021.

Chicago, Illinois

April 7, 2021

Apex Fintech Solutions LLC and Subsidiaries

Combined Consolidated Statements of Financial Condition

As of December 31, 2020 and 2019

(in thousands)

	December 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$92,657	$49,945
Cash - segregated for regulatory purposes	7,687,225	4,426,056
Securities - segregated for regulatory purposes, at fair value	199,984	—
Securities borrowed	536,553	219,996
Securities purchased under agreements to resell, segregated for regulatory purposes	175,000	—
Securities purchased under agreements to resell	—	131,532
Financial instruments owned and pledged, at fair value	49,571	4,998
Receivables, net
Customers	1,134,008	361,153
Brokers, dealers, correspondents and clearing organizations	306,522	82,774

Total receivables, net	1,440,530	443,927

Other assets	55,046	19,734
Property, plant and equipment, net	2,743	1,984
Intangible assets, net	1,331	1,907
Operating lease right-of-use assets	6,086	7,779
Goodwill	14,173	14,400

Total assets	$10,260,899	$5,322,258

Liabilities and members’ equity
Securities loaned	$1,238,712	$165,351
Loans from affiliates	99,298	54,298
Payables
Customers	8,472,502	4,777,334
Brokers, dealers, correspondents and clearing organizations	143,528	102,978
Affiliates	14,400	2,691
Accrued expenses and other liabilities	57,218	47,547

Total payables	8,687,648	4,930,550

Operating lease right-of-use liabilities	6,328	8,010

Total liabilities	10,031,986	5,158,209

Commitments and contingencies
Members’ equity
Common units, 155,833.332 authorized, issued, and outstanding as of December 31, 2020 and 2019	96,135	81,652
Retained earnings	132,778	82,397

Total members’ equity	228,913	164,049

Total liabilities and members’ equity	$10,260,899	$5,322,258

See accompanying notes to the Combined Consolidated Financial Statements

Apex Fintech Solutions LLC and Subsidiaries

Combined Consolidated Statements of Operations

For the years ended December 31, 2020, 2019 and 2018

(in thousands)

	Year Ended December 31,
	2020	2019	2018
Net revenues
Commissions	$95,679	$50,516	$55,428
Other fees and services	28,178	14,260	20,998
Reimbursable fees	132,575	38,544	20,859
Other income	11,187	9,461	35,701

Total non-interest income	267,619	112,781	132,986
Interest income	100,553	63,729	82,663
Interest expense	(9,511)	(2,539)	(7,295)

Total net interest income	91,042	61,190	75,368

Total net revenues	358,661	173,971	208,354

Non-interest expenses
Execution, clearing and brokerage fees	24,116	14,764	12,447
Reimbursable fees	132,575	38,210	18,669
Employee compensation and benefits	73,982	51,983	38,213
Communications	28,801	22,845	28,885
Occupancy, depreciation and amortization	4,814	2,846	2,462
Administrative and general	20,722	19,447	47,275

Total non-interest expenses	285,010	150,095	147,951

Income before income taxes	73,651	23,876	60,403
Income tax expense	23,270	8,141	16,270

Net income	$50,381	$15,735	$44,133

See accompanying notes to the Combined Consolidated Financial Statements

Apex Fintech Solutions LLC and Subsidiaries

Combined Consolidated Statements of Cash Flows

For the years ended December 31, 2020, 2019 and 2018

(in thousands)

	Year Ended December 31,
	2020	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$50,381	$15,735	$44,133
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred income taxes	637	(1,487)	(3,275)
Allowance for receivables from correspondents	(338)	(11,415)	11,901
Depreciation and amortization	1,504	807	1,105
Amortization of operating lease right-of-use assets	1,693	1,297	—
Unit based compensation	183	—	—
Impairment of intangible assets	95	141	—
Changes in operating assets and liabilities:
Securities - segregated for regulatory purposes	(199,984)	—	—
Securities borrowed	(316,557)	(47,809)	(5,436)
Securities purchased under agreements to resell- segregated for regulatory purposes	(175,000)	—	—
Securities purchased under agreements to resell	131,532	7,943	(59,287)
Financial instruments owned and pledged	(44,573)	14,746	22
Receivables from customers	(772,855)	41,393	323,190
Receivables from brokers, dealers, correspondents and clearing organizations, net	(223,410)	11,644	(32,286)
Other assets	(35,722)	(4,253)	4,193
Securities loaned	1,073,361	75,103	(241,770)
Operating lease right-of-use liabilities	(1,682)	(1,285)	—
Accrued expenses and other liabilities	9,671	(4,955)	7,788
Payables to customers	3,695,168	895,761	(293,969)
Payables to affiliates	11,709	10	(5,862)
Payables to brokers, dealers, correspondents and clearing organizations	40,550	(6,872)	35,889

Net cash provided by (used in) operating activities	3,246,363	986,504	(213,664)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash received from acquisition, net of cash paid	—	26,386	—
Purchase of indefinite-lived intangible assets	(38)	(488)	—
Purchase of property, plant and equipment	(1,744)	(1,252)	(784)

Net cash (used in) provided by investing activities	(1,782)	24,646	(784)

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to members	—	—	(29,054)
Capital contributions from members	14,300	6,004	1,600
Loans from affiliates	45,000	54,298	—
Issuance of subordinated borrowings	—	—	25,000
Repayment of subordinated borrowings	—	(28,000)	(39,000)
Repayment of bank loans	—	—	(19,500)

Net cash provided by (used in) provided by financing activities	59,300	32,302	(60,954)

Net increase (decrease) in cash, cash equivalents, and restricted cash	3,303,881	1,043,452	(275,402)
Cash, cash equivalents, and restricted cash at beginning of period	$4,476,001	$3,432,549	$3,707,951

Cash, cash equivalents, and restricted cash at end of period	$7,779,882	$4,476,001	$3,432,549

Cash, cash equivalents, and restricted cash
Cash and cash equivalents	92,657	49,945	50,935
Cash segregated for regulatory purposes	7,687,225	4,426,056	3,381,614

Cash, cash equivalents, and restricted cash at end of period	7,779,882	4,476,001	3,432,549

SUPPLEMENTAL CASH FLOW INFORMATION
Income taxes paid	$20,245	$13,766	$12,741
Interest paid	$11,774	$7,904	$10,128

See accompanying notes to the Combined Consolidated Financial Statements

Apex Fintech Holdings LLC and Subsidiaries

Combined Consolidated Statements of Changes in Members’ Equity

For the years ended December 31, 2020, 2019 and 2018

(in thousands, except unit data)

	Common		Retained Earnings	Total Members’ Equity
	Units	Amount
Balance at December 31, 2017	155,833.332	$103,102	$22,529	$125,631
Capital contributions from members		1,600		1,600
Distributions to members		(29,054)		(29,054)
Net income			44,133	44,133

Balance at December 31, 2018	155,833.332	$75,648	$66,662	$142,310

Capital contributions from members		6,004		6,004
Net income			15,735	15,735

Balance at December 31, 2019	155,833.332	$81,652	$82,397	$164,049

Capital contributions from members		14,300		14,300
Unit based compensation		183		183
Net income			50,381	50,381

Balance at December 31, 2020	155,833.332	$96,135	$132,778	$228,913

See accompanying notes to the Combined Consolidated Financial Statements

Apex Fintech Solutions LLC and Subsidiaries

Notes to Combined Consolidated Financial Statements

All dollar amounts presented are in thousands other than equity unit amounts for all notes.

1. OVERVIEW

Organization and Nature of Business

Apex Fintech Solutions LLC (“Apex Fintech”), formerly known as Apex Clearing Holdings LLC (“ACH”) and collectively with its combined and consolidated subsidiaries and affiliates (the “Company”), was formed on May 24, 2012 as a Delaware limited liability company and is majority owned by PEAK6 Investments LLC (“PEAK6”) with an 81.89% ownership as of December 31, 2020. Apex Fintech’s purpose is that of a holding company which owns subsidiaries engaged in clearing, custody, technology and related services, including Apex Clearing Corporation (“ACC”), Electronic Transaction Clearing Inc. (“ETC”), ETC Processing Technologies LLC (“ETCPT”) and Kairos Solutions LLC (“Kairos”). The Company’s business is also conducted through Apex Crypto LLC (“Crypto”).

Apex Fintech has ultimate control over all activities of the Company, however day-to-day operations are subject to the control of subsidiaries’ and affiliates’ respective boards of directors and management.

The Company operates as one operating segment. The Company’s chief operating decision maker is its Chief Executive Officer, who reviews financial information presented on a combined consolidated basis for purposes of making operating decisions, assessing financial performance, and allocating resources.

ACC was incorporated on December 12, 1978 as a New York corporation and is wholly-owned by Apex Fintech. ACC operates as a clearing broker-dealer registered with the U.S. Securities and Exchange Commission (“SEC”) and with the Commodity Futures Trading Commission (“CFTC”). ACC is a member of the Financial Industry Regulatory Authority (“FINRA”), is a non-clearing Futures Commission Merchant (“FCM”) registered with the National Futures Association (“NFA”), is a member of the Securities Investor Protection Corporation (“SIPC”), and is a member of various exchanges and self-regulatory organizations. ACC is a member of the National Securities Clearing Corporation (“NSCC”), is a participant in the Depository Trust Company (“DTC”) and is a member of the Options Clearing Corporation (“OCC”). ACC provides clearing, custody, execution, prime brokerage, margin lending, securities lending, and other back office services to customers of introducing brokers, as well as direct customers and joint back office counterparts.

ETC was incorporated on November 9, 2007 as a Delaware corporation, is wholly-owned, and was acquired by Apex Fintech in September 2019. ETC, doing business as Apex Pro, is registered with the SEC as a securities broker-dealer and is a member of FINRA as well as various exchanges and self-regulatory organizations. ETC is also a member of NSCC, is a participant in DTC, and is a member of the OCC. ETC provides clearing and related services to customers and correspondent broker-dealers.

ETCPT was formed on March 6, 2014 as a single member Delaware limited liability company, is wholly-owned and was acquired by Apex Fintech in September 2019. ETCPT provides middle and back office technology solutions to ETC.

Crypto was formed on January 26, 2018 as a single member Delaware limited liability company, owned by PEAK6 and, therefore, is an affiliate of Apex Fintech. Crypto is registered with the U.S. Treasury Financial Crimes Enforcement Network (“FinCEN”) as a money services business. Crypto and ACC entered into a Services Agreement on December 13, 2018, pursuant to which Crypto and ACC established roles and responsibilities in order to facilitate transfer of cash from (or to) customer accounts at ACC to allow the purchase and sale of certain approved digital assets. Crypto also enters into agreements with each ACC client that desires to offer digital asset investing to its end customers.

Kairos was formed on February 28, 2019 as a single member Delaware limited liability company and as of December 31, 2020 was wholly-owned by PEAK6. Since its formation, Kairos has had no revenue or business activities other than engaging in development of undeployed technology solutions for the Company. On February 12, 2021, Kairos became a wholly-owned subsidiary of the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The preparation of financial statements is in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as established by the Financial Accounting Standards Board (“FASB”).

Principles of Combination and Consolidation

In accordance with FASB Accounting Standards Codification (“ASC”) Topic 810, Consolidation, the Company combines and consolidates Apex Fintech and subsidiaries and affiliates. The accompanying Combined Consolidated Financial Statements include directly owned and affiliated entities. All intercompany accounts and transactions have been eliminated in combination and consolidation.

Use of Estimates

The preparation of these Combined Consolidated Financial Statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosures of contingent assets and liabilities in the accompanying notes to the financial statements as of December 31, 2020 and 2019 as well as the reported amounts of revenues and expenses during the years ended December 31, 2020, 2019, and 2018. Actual results could differ materially from such estimates. Management believes that the estimates utilized in preparing these Combined Consolidated Financial Statements are reasonable.

Cash and Cash Equivalents

The Company has cash on deposit with major money center banks. The Company maintains its cash in bank deposit accounts which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes its cash is not exposed to any significant credit risk. The Company considers all highly liquid investments with original maturity dates of three months or less to be cash equivalents.

The Company has significant balances and/or activity with several banks that have no history of defaults, nor have they had a previous issue with customer deposits and all balances are held in banks that are FDIC insured. On a regular basis, the Company reviews its banks’ public regulatory submissions to review credit worthiness and liquidity stress test results. Based on the above factors, it has been determined that there is no material current expected credit loss under Accounting Standards Update, (“ASU”), No. 2016-13, Measurement of Credit Losses on Financial Instruments – Credit Losses (“ASC 326”) for any cash deposits, including those segregated under federal and other regulations.

Cash and Securities Segregated Under Federal Regulations

ACC and ETC are both broker-dealers that are subject to the customer protection rule and are required by their primary regulators, the SEC, FINRA and the CFTC, to segregate cash to satisfy rules regarding the protection of client assets under SEC Act of 1934 Rule 15c3-3 (“Rule 15c3-3”) and CFTC Title 17, which are subject to withdrawal restrictions.

Securities Borrowed and Securities Loaned and Reverse Repurchase Agreements

Securities borrowed and securities loaned transactions are recorded at the amount of cash collateral advanced or received, respectively, with all related securities, collateral, and cash both held at and moving through DTC as appropriate for each counterparty. Securities borrowed transactions require the Company to deposit cash or other collateral with the lender. Securities loaned transactions require the receipt of collateral by the Company in the form of cash in an amount generally in excess of the fair value of securities loaned. The Company monitors the fair value of securities borrowed and loaned daily, with additional collateral obtained or returned as necessary. Transactions involving securities purchased under agreements to resell (“reverse repurchase agreements” or “reverse repos”) are accounted for as collateralized agreements, which are classified as Securities purchased under agreements to resell in the accompanying Combined Consolidated Statements of Financial Condition. The Company enters into reverse repurchase agreements as part of its cash management strategy. It is the policy of the Company to obtain possession of collateral with a fair value equal to or in excess of the principal amount loaned under resale agreements. Securities borrowed and loan fees represent interest or rebates on the cash received or paid as collateral on the securities borrowed or loaned. Interest on such contract amounts is accrued and included in the accompanying Combined Consolidated Statements of Operations in Interest income, where interest receivable and interest payable are included in the accompanying Combined Consolidated Statements of Financial Condition in Receivables from Brokers, dealers, correspondents, clearing organizations, and Accrued expenses and other liabilities, respectively.

The Company applies a practical expedient to ASC 326 regarding its securities borrowed and loaned balances and their underlying collateral. Inherent in this activity, the Company and its counterparties to securities borrowed and loaned transactions, mark to market the collateral, securing these transactions on a daily basis through DTC. The counterparty continually replenishes the collateral securing the asset in accordance with standard industry practice. Based on the above factors, there is no material current expected credit loss under ASC 326 for Securities borrowed and loaned transactions, therefore an allowance is not needed at December 31, 2020.

Securities Failed to Deliver and Securities Failed to Receive

Securities failed to deliver, or securities failed to receive represent sales and purchases of securities by the Company, respectively, either for its account or for the accounts of its customers or other brokers and dealers, which were not delivered or received on settlement date. Such transactions are initially measured at their contracted value. These amounts are included in the accompanying Combined Consolidated Statements of Financial Condition as Receivables from and Payables to brokers, dealers, correspondents and clearing organizations.

Securities failed to deliver fall under the scope of ASC 326 and are subject to losses due to counterparty risk as well as market risk through buy-ins. The Company is a participant in Continuous Net Settlement (“CNS”), the process used by NSCC that guarantees and nets street-wide activity, confirms all activity and ending positions, and marks them to market daily. The Company also participates in Obligation Warehouse, who reprices and attempts to settle certain outstanding fails through the automated CNS process. Broker fails outside of CNS and Obligation Warehouse occur infrequently and are immaterial, and therefore no allowance is recorded under ASC 326 at December 31, 2020.

Risk of loss of CNS fails is very low as they are marked to market daily and guaranteed by NSCC. Non-CNS fails receivable are collateralized by securities. The Company’s use of Obligation Warehouse reduces overall non-CNS fails, and coupled with continuous monitoring has resulted in minimal losses over the past three years. Based on the above factors, there is no material current expected credit loss under ASC 326 for Securities failed to deliver at December 31, 2020.

Receivables from and Payables to Customers

The Company’s receivables from customers consist primarily of fully collateralized margin loans. If the value or liquidity of that collateral declines, or if margin calls are not met, the Company may consider a variety of credit enhancements, including, but not limited to, seeking additional collateral. In valuing receivables that become less than fully collateralized, the Company compares the estimated fair value of the collateral, deposits, and any additional credit enhancements to the balance of the loan outstanding and evaluates the collectability from the customer or the correspondent based on various qualitative factors, including, but not limited to, the creditworthiness of the counterparty and the nature of the collateral and available realization methods. The Company records a loss, to the extent that the collateral and any other rights ACC and ETC have against the customer or the related introducing broker are not sufficient to cover the deficit in the account.

Amounts receivable from and amounts payable to customers include amounts due on cash and margin transactions. The Company relies on individual customer agreements to net receivables and payables. It is the Company’s policy to settle these transactions on a net basis with its customers. Securities owned by customers are held as collateral for receivables. Receivables and payables are reflected in the accompanying Combined Consolidated Statements of Financial Condition on a settlement-date basis. Margin interest income is accrued daily based on rates of interest agreed to in customer agreements. Margin interest income of $5,845, $3,402, and $23,335 was earned by the Company during the years ended December 31, 2020, 2019, and 2018, respectively, and is included in Interest income in the Combined Consolidated Statements of Operations.

Generally, receivables from customers are created through secured margin lending by the Company and through market activity that can create a cash shortage. This shortage is secured by positions that, when liquidated, reduce and/or eliminate the Company’s Customer receivable. Customer receivables also include interest and all other fees that are directly charged to the customer’s account. The risk of loss is the failure of the customer to repay its debt, in which case, the Company has the right to pursue the customer’s correspondent broker by either reducing commissions paid to the correspondent broker or by charging the correspondent broker’s deposit account. Security deposits would be required to be replenished in accordance with terms of the contract. Customers and correspondents each enter into margin agreements setting rules of conduct between the customer, correspondent, and the Company. The Company monitors customer receivables and implements loss mitigation policies that include securing customer receivables with marketable positions, reviewing daily reports indicating customer unsecured receivables, securing customer debits by charging correspondents monthly for any customer’s unsecured receivable. Additionally, to ensure all costs associated with the departure of a correspondent are received by the Company, correspondents are required to leave a portion of their deposit account with the Company to absorb any final costs that had not yet been charged to the customer. Any residual account value is returned to the correspondent after all costs are charged to their deposit account. There have been no losses on correspondent or customer receivables for the past year. The primary loss associated with a customer receivable will be incurred by the correspondent broker. The correspondent’s security deposits serve to secure any customer receivable losses. Based on the above factors, it has been determined that any current expected credit loss under ASC 326 for customer receivables would be immaterial, and therefore, no allowance is recorded at December 31, 2020.

Receivables from and Payables to Brokers, Dealers, Correspondents and Clearing Organizations

Receivables include amounts receivable relating to open transactions, non-customer receivables, and amounts related to unsettled securities activities. Payables include amounts payable relating to open transactions, non-customer payables, and amounts related to unsettled securities activities. These balances are reported net by counterparty when the right of offset exists.

Receivables from clearing organizations include cash deposited with central clearing agencies for the purposes of supporting clearing and settlement activities. Receivables from clearing organizations also include amounts due from DTC, NSCC and OCC. Each has specific industry standard daily reconciliations of their securities activity, and net settlements. Both the NSCC and OCC have a daily update of margin and clearing fund requirements and DTC has a monthly update of the clearing fund requirement. There is no prior loss history with these clearing organizations. Risk of loss from clearing organizations is expected to be immaterial over the life of these receivables. Based on the above factors, the Company has determined an allowance under ASC 326 for Receivables from clearing organizations is not needed at December 31, 2020.

The Company collects commissions and other fees from correspondent introducing brokers’ customers either monthly or periodically through the month. As stipulated by individual agreements with correspondent introducing brokers (“correspondents” or “clients”), the Company remits net amounts due to correspondents after deducting charges for clearing, execution, and others as applicable. As of December 31, 2020 and 2019 payables are $26,397 and $11,257, respectively. Receivables from correspondents arise when the Company has an unconditional right to receive payment under a contract with a client and derecognized when the cash is received. As of December 31, 2020 and 2019 the receivables, net of any reserve, are $4,298 and $2,384, respectively.

Investments in Securities

The Company’s investments in securities are recorded on a trade date basis and are reflected at fair value on the accompanying Combined Consolidated Statements of Financial Condition. Gains and losses are recorded in the accompanying Combined Consolidated Statements of Operations in Other income on a trade date basis. Interest income is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Interest income and expense include premiums amortized and discounts accreted on debt investments.

The Company’s investments in equity securities that do not have a readily determinable fair value, and do not qualify for the use of the net asset value as a practical expedient, are accounted for under the cost less impairment plus observable price changes method of accounting. These investments are included in Other assets in the accompanying Combined Consolidated Statements of Financial Condition and are evaluated for impairment three times per year or when indicators of impairment exist. As of December 31, 2020 and 2019, the Company has evaluated these investments and recorded no impairment.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost, net of accumulated depreciation and amortization, and consist primarily of computer hardware and furniture, fixtures, and equipment. Depreciation is recorded on a straight-line basis using estimated useful service lives ranging from three to seven years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease. Depreciation and amortization are recorded in the accompanying Combined Consolidated Statements of Operations in Occupancy, depreciation and amortization. Property, plant and equipment are reviewed annually for impairment, with no such impairment loss recorded in the current year.

Intangible Assets and Goodwill

Goodwill represents the fair value of an acquired business in excess of the fair value of the identified net assets acquired. Goodwill is tested for impairment annually or whenever indicators of impairment exist. The Company applies the provisions of ASU 2017-04, Simplifying the Test for Goodwill Impairment, to calculate goodwill impairment, if any, on at least an annual basis, which provides for an unconditional option to bypass the qualitative assessment.

Impairment of goodwill is the condition that exists when the carrying amount of a reporting unit that includes goodwill exceeds its fair value. A goodwill impairment loss is recognized for the amount that the carrying amount of a reporting unit, including goodwill, exceeds its fair value, limited to the total amount of goodwill allocated to that reporting unit. Therefore, if the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired. The Company’s annual impairment testing date is as of October 1.

Definite-lived intangible assets are amortized on a straight-line basis over their useful lives. These assets are reviewed for impairment annually and whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Indefinite-lived assets are tested for impairment annually or whenever indicators of impairment exist.

Leases

On January 1, 2019, the Company adopted FASB ASC Topic 842, Leases (“ASC 842”) which requires that a lessee recognize in the statement of financial condition an Operating lease right-of-use liability and a corresponding Operating lease right-of-use asset, including for those leases that the Company had classified as operating leases. The Operating lease right-of-use asset and the Operating lease right-of-use liability were initially measured and recorded on January 1, 2019 at $3,993 and $3,993, respectively, using the present value of the remaining lease payments. ASC 842 was implemented using a modified retrospective approach which resulted in no cumulative-effect adjustment in the opening balance of retained earnings as of January 1, 2019. As a result, the Combined Consolidated Statements of Financial Condition prior to January 1, 2019 were not restated and continue to be reported under FASB ASC Topic 840, Leases (“ASC 840”), which did not require the recognition of an operating lease right-of-use asset or liability. As permitted under ASC 842, the Company adopted the following practical expedients: (1) not to reassess whether an expired or non-lease contract that commenced before January 1, 2019 contained an embedded lease, (2) not to reassess the classification of existing leases, (3) not to determine whether initial direct costs related to existing leases should be capitalized under ASC 842, and (4) not to separate lease and non-lease components.

Revenue from Contracts with Clients

The Company’s revenue from contracts with clients is recognized when a performance obligation is satisfied, typically in the month that services are provided. These performance obligations are primarily to provide brokerage, clearing, execution and other administrative support. The Company bills each client for such services monthly, with payment terms of net 30 days. Revenues are primarily earned on customer transactions and assets under custody. Interest income and Other income are considered revenue from sources other than contracts with clients and noted as mentioned below. All the Company’s revenue was generated in the United States.

Transaction-Based Revenue

Transaction based revenues consist of clearing and execution fees, as well as other contract revenues based on customer’s account activity. Clearing and execution revenue is driven by trade volume plus monthly charges for processing capability. This revenue is generally recognized on a trade date basis and included as Commissions in the accompanying Combined Consolidated Statements of Operations. The customer account activity revenue consists of bank ACH fees, wire fees, and new account fees which are included in Other fees and services in the accompanying Combined Consolidated Statements of Operations. Additionally, regulatory, clearing organization, exchange fees, and trading activity fees charged to clients are included in Reimbursable fees in the accompanying Combined Consolidated Statements of Operations. The Company records the customer account activity revenue when the transactions occur. The Company charges certain regulatory fees to every customer’s sell side trades. The Company computes regulatory fees at the prevailing rate published by the SEC, rounding this fee up to the nearest penny. ACC and ETC pay invoices received from execution venues for regulatory fees charged at those venues. If the fees charged by venues is less than the fees charged to clients, the Company may recognize revenue. Revenue is recognized when the Company believes there are no further obligations to pay to the venues for the applicable reporting period.

Asset-Based Revenue

Asset-based revenue consists of interest income and other contractual revenues based on assets held in a customer’s account. Interest income includes margin interest income and interest on customer cash invested in banks plus securities lending revenue. The revenue based on customer account assets primarily consists of funded account fees, ACAT fees, paper statement fees, and proxy fees which are included in Other income in the accompanying Combined Consolidated Statements of Operations. The Company primarily records this revenue in the month the revenue is earned, and the service is performed. Other types of revenue consist of firm trading gains or losses and integration fees which are included in Other income in the accompanying Combined Consolidated Statements of Operations.

	December 31,
	2020	2019	2018
Revenue from contracts with clients
Transaction based revenue
Commissions	95,679	50,516	55,428
Customer account activity	150,518	45,751	35,379
Asset-based revenue
Customer account assets	17,337	13,820	17,460

Total revenue from contracts with clients	263,534	110,087	108,267

Revenue from other sources
Transaction based revenue
Interest, net	40,344	9,215	30,135
Other	4,601	2,694	24,719
Asset-based revenue
Interest, net	50,698	51,975	45,233
Other	(516)	—	—

Total revenue from other sources	95,127	63,884	100,087

Total revenue	358,661	173,971	208,354

Other Income

Other income includes realized and unrealized gains and losses on firm investments and locate fees. Locate fees are comprised of securities borrowed locate revenues that are accrued daily based on the number of shares customers request to be located. Locate fees are billed to clients monthly, with any related receivable included in the accompanying Combined Consolidated Statements of Financial Condition in Other assets. The table below presents the components of other income for the periods indicated:

	December 31,
	2020	2019	2018
Proxy fees	6,635	6,066	10,982
Locate and professional trading fees	2,828	2,372	—
Principal transactions	766	(21)	139
Gains (losses) on investments	(258)	253	13,876
Other	1,216	791	10,704

Total other income	11,187	9,461	35,701

Other Assets

Other assets are comprised of interest and other receivables, prepaid expenses, loan receivable, certain other investments, and DTC stock.

Digital Assets Owned

The digital assets are owned by Crypto and are accounted for as intangible assets with indefinite useful lives and are initially measured at cost. These assets are not amortized, but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the digital asset at the time its fair value is being measured. To analyze for impairment, Crypto uses the average price of executed transactions for the day, using the quoted prices from its counterparties. Crypto re-values inventory for impairment, if on any day the average daily quoted price of Crypto’s transactions in that currency are less than the cost of that currency carried in inventory. If volume is less than 5% of normal volume, Crypto considers the day an outlier and does not include in impairment analysis. All resulting adjustments are included in Other income in the accompanying Combined Consolidated Statements of Operations.

Crypto determines how much inventory to carry in each coin based on historical market volumes, market cap and our own trading trends. Once the base inventory is set, the holdings are reviewed quarterly, or more frequently, based on market events. Inventory is generally stable but can grow or shrink during times of high volatility.

Custody of Customer Digital Assets

Crypto holds digital assets on behalf of its customers. These assets belong to Crypto’s customers and are not considered assets of Crypto, nor does Crypto have any liability with respect to these funds. Accordingly, these digital assets are not included in the accompanying Combined Consolidated Statements of Financial Condition. As of December 31, 2020 and 2019, Crypto holds approximately $21,355 and $65, respectively, of digital assets on behalf of its customers.

Income Tax

The Company is subject to U.S. federal, state and local income tax at the rate applicable to corporations, except for any income attributable to Crypto and Kairos. Crypto and Kairos are owned by PEAK6 for the years ended December 31, 2020 and 2019, and thus, income from those businesses in those years are subject to “flow-through” taxation. Accordingly, the income attributable to Crypto and Kairos is reported in the Consolidated Statements, but the Company does not report the related U.S. income tax expense attributable to these businesses. The Company files a consolidated U.S. income tax return with its wholly-owned subsidiaries, on a calendar year basis, with combined returns for state tax purposes where required and separate state income tax returns where required.

The Company determines and records income taxes at each subsidiary as if each subsidiary were a separate taxpayer. Included in accrued expenses and other liabilities in the accompanying Combined Consolidated Statements of Financial Condition as of December 31, 2020 and 2019 are current income tax payables of $2.5 million and $(0.4) million, respectively. These balances are primarily comprised of income taxes owed to or due from federal, state, and local tax jurisdictions based on income before taxes.

Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be settled or realized. When applicable, a valuation allowance is established to reduce any deferred tax asset when it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized. Uncertain tax positions are recognized if they are more likely than not to be sustained upon examination, based on the technical merits of the position. The amount of tax benefit recognized is the largest amount of benefit that is greater than 50% likely of being realized upon settlement. Changes in the unrecognized tax benefits occur on a regular basis due to tax return examinations and settlements that are concluded, statutes of limitations that expire, and court decisions that are issued that interpret tax law. The Company recognizes interest and penalties, if any, related to income tax matters as part of the Income tax expense in the accompanying Combined Consolidated Statements of Operations. The Company uses the flow-through method to account for tax credits earned on eligible research and development expenditures. Under this method, the tax credits are recognized as a reduction to Income tax expense in the year they are earned.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, marketable securities, and restricted cash. The Company’s investment policy limits investments to high credit quality securities issued by the U.S. government and highly rated banks, subject to certain concentration limits and restrictions on maturities. The Company’s cash, cash equivalents, marketable securities, and restricted cash are held by financial institutions that management believes are of high credit quality. Amounts on deposit may at times exceed federally insured limits. The Company has not experienced any losses on its deposits of cash, cash equivalents and restricted cash and management monitors its accounts in order to mitigate risk. The Company is exposed to credit risk in the event of default of the financial institutions holding its cash, cash equivalents, and restricted cash, and the U.S. government in their capacity as a bond issuer.

Business Combinations

When the Company acquires a business, management allocates the purchase price to the net tangible and identifiable intangible assets acquired. Any residual purchase price is recorded as goodwill. The allocation of the purchase price requires management to make significant estimates in determining the fair values of assets acquired and liabilities assumed, especially with respect to intangible assets. These estimates are based on market and income approaches that include significant unobservable inputs. These estimates are inherently uncertain and unpredictable.

Recently adopted accounting pronouncements

The FASB issued ASC 326, whose main objective is to provide financial statement users with useful information about the expected credit losses on financial instruments and other commitments to extend credit held by an entity at each reporting date. To achieve this objective, the amendments in ASC 326 replace the incurred loss impairment methodology in U.S. GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to develop credit loss estimates. Under ASC 326, the Company has the ability to determine there are no expected credit losses in certain circumstances (i.e. based on collateral arrangements or the credit quality of the counterparty).

The Company identified in-scope assets impacted by the new standard as:

i.	Cash

ii.	Cash segregated under federal regulations

iii.	Securities segregated under federal regulations

iv.	Receivables from customers

v.	Securities borrowed

vi.	Receivables from broker-dealers

Asset classes within the scope of ASC 326 require the below components to disclose:

i.	Description of the credit quality indicators considered by management

ii.	Description of the method(s) utilized to make estimates

iii.	Descriptions of risk characteristics of each asset class

iv.	Current conditions affecting management’s estimate(s)

v.	Whether a reserve has been recorded on a particular asset class as of December 31, 2020

ASC 326 specifies that the Company adopt the new guidance prospectively by recording a cumulative-effect adjustment to the opening retained earnings as of the beginning of the period of adoption. Effective January 1, 2020, the Company adopted ASC 326. The Company has evaluated the impact of adopting ASC 326 and determined it had no material impact in the Company’s accompanying Combined Consolidated Statements of Financial Condition, Statements of Operations and Statements of Cash Flows.

Recent Accounting Pronouncements – Issued but not yet Adopted

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The ASU is effective for public companies, excluding entities eligible to be smaller reporting companies, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020 and adoption must be as of the beginning of the Company’s annual fiscal year. The Company is planning to adopt this update with effect from January 1, 2022.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740)-Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part of its initiative to reduce complexity in the accounting standards. The amendments in ASU 2019-12 eliminate certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also clarifies and simplifies other aspects of the accounting for income taxes. ASU 2019-12 is effective for the Company on January 1, 2022, with early adoption permitted. The Company is currently evaluating the potential impact that this standard may have on its financial position and results of operations, as well as the timing of its adoption of this standard.

3. BUSINESS COMBINATIONS

In July of 2019, PEAK6 ETC Holdings LLC (“ETC Holdings”), which was then wholly-owned by PEAK6, purchased the outstanding debt of ETC Global Group LLC (“ETCGG”), which was in default. On September 6, 2019, after approval from FINRA, ETC Holdings, which became a subsidiary of Apex Fintech after FINRA approval on December 19, 2019, acquired from ETCGG 100% of the equity interest in ETC, ETCPT, ETC Global Holdings Canada, Inc. (“ETCGH-CA”) and ETC Global Holdings LLC (“ETCGH”), (collectively the “ETC Entities”), in exchange for the non-cash consideration of the outstanding debt obligations of ETCGG which had a fair value as of the acquisition date of $53 million, in a business combination. Apex Fintech acquired ETC Holdings to create synergies and expand the Company’s brokerage clearing business into the institutional and professional trading space. ETCGH-CA was dissolved and ETCGH merged into ETC, the surviving entity. As shown in the following table, the fair value of total identifiable assets acquired was $245 million with $192 million of liabilities assumed. Goodwill generated from the acquisition was $14.4 million and primarily attributable to synergies expected to arise after the acquisition. The table below shows the opening statement of financial condition for ETC as of September 6, 2019.

Assets
Cash and cash equivalents	78,996
Receivables from customers	23,327
Receivables from brokers, dealers, correspondents and clearing organizations, net	20,687
Securities borrowed	95,728
Property, plant and equipment, net	314
Intangible assets	1,560
Goodwill	14,400
Deferred tax asset	4,257
Other assets	5,808

Total assets acquired	245,077

Liabilities
Payables to customers	108,717
Payables to brokers, dealers, correspondents and clearing organizations, net	17,528
Securities loaned	47,231
Accrued expenses and other liabilities	18,991

Total liabilities assumed	192,467

Fair value of net assets acquired and liabilities assumed	52,610

Intangible assets identified in connection with the acquisition comprise internally developed software of $1.6 million.

Pursuant to the purchase agreement, $53 million was paid upon closing and a contingent liability of $6 million was established for future payments due if certain conditions are met. The contingent liability will be reduced by certain indemnifiable expenditures made by Apex Fintech in the first 24 months after closing. As of December 31, 2020 and 2019, there was a contingent liability of $3,816 and $5,100, respectively, included in Accrued expenses and other liabilities in the accompanying Combined Consolidated Statements of Financial Condition.

In connection with the acquisition of the ETC entities, the Company entered into a Senior Secured Promissory Note with PEAK6 on September 6, 2019 in the amount of $53,187 bearing interest at 125% per annum.

4. CASH AND SECURITIES SEGREGATED UNDER FEDERAL REGULATIONS

ACC and ETC are registered broker-dealers and are individually subject to Rule 15c3-3 under the Securities Exchange Act of 1934, the customer protection rule (“Rule 15c3-3”). Rule 15c3-3 requires the maintenance and periodic deposit or withdrawal of cash and/or qualified securities, as defined, in special reserve accounts for the exclusive benefits of customers and proprietary accounts of brokers or dealers (“PABs”). As of December 31, 2020 and 2019, cash and qualified securities held for the exclusive benefit of customers and PABs under Rule 15c3-3 are as follows:

	2020	2019
Customers – Cash[1]	7,572,522	4,361,727
Customer – Qualified securities:
Reverse repos[2]	174,586	—
US Treasuries[3]	199,984	—
PAB – Cash[1]	94,119	49,867

Total	8,041,211	4,411,594

Additionally, ACC is subject to cash segregation requirements under CFTC Regulation 1.32. As of December 31, 2020 and 2019, cash segregated under CFTC Regulation 1.32 is as follows:

	2020	2019
CFTC segregated cash[1]	20,584	14,462
Cash held at clearing FCM[4]	34,448	32,423

Total	55,032	46,885

[1]	Included in the accompanying Combined Consolidated Statements of Financial Condition in Cash – segregated for regulatory purposes
[2]	Included in the accompanying Combined Consolidated Statements of Financial Condition at contract value, while valued for Rule 15c3-3 at the lower of their market value or contract value
[3]	Included in the accompanying Combined Consolidated Statements of Financial Condition and for Rule 15c-3-3 at market value
[4]	Included in the accompanying Combined Consolidated Statements of Financial Condition in Receivables from customers

5. INVESTMENT IN STASH FINANCIAL, INC.

On July 15, 2020, Apex Fintech purchased 798,104 shares of Series F Preferred Stock issued by Stash Financial, Inc. (“Stash”) at a purchase price of $25.0594 per share for an aggregate amount of $20 million. Stash is a broker-dealer that offers investment and banking accounts to retail customers. Stash clears its customers’ equity trading activity at ACC pursuant to a fully disclosed clearing agreement. The carrying amount of this investment is $20 million as of December 31, 2020 and included in Other assets in the accompanying Combined Consolidated Statements of Financial Condition.

6. RECEIVABLES FROM AND PAYABLES TO BROKERS, DEALERS, CORRESPONDENTS AND CLEARING ORGANIZATIONS

Receivables from and Payables to brokers, dealers, correspondents and clearing organizations as of December 31, 2020, and 2019 consist of the following:

As of December 31, 2020	Receivable	Payable
Securities failed to receive/deliver	18,703	30,904
Receivables from correspondents (net of allowance of $148)	4,298	—
Other fees and commissions receivable/payable	13,084	—
Deposits with clearing organizations	269,779	—
Proprietary accounts of brokers or dealers	658	86,228
Payables to correspondents	—	26,396

Total	306,522	143,528

As of December 31, 2019	Receivable	Payable
Securities failed to receive/deliver	3,441	33,644
Receivables from correspondents (net of allowance of $486)	2,384	—
Other fees and commissions receivable/payable	7,117	—
Deposits with clearing organizations	65,722	—
Proprietary accounts of brokers or dealers	4,110	58,077
Payables to correspondents	—	11,257

Total	82,774	102,978

7. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of leasehold improvements, computer hardware, software, and furniture, fixtures and equipment. The table below presents balances related to property, plant and equipment as of December 31, 2020 and 2019.

	2020	2019
Computer hardware	4,569	3,372
Software	774	774
Furniture, fixtures, and equipment	1,263	1,171
Leasehold improvements	3,061	2,606

Total property, plant and equipment	9,667	7,923
Less: Accumulated depreciation and amortization	(6,924)	(5,939)

Property, plant and equipment, net	2,743	1,984

For the years ended December 31, 2020, 2019, and 2018, depreciation and amortization was $985, $807, and $1,105, respectively, and is included in Occupancy, depreciation and amortization on the accompanying Combined Consolidated Statements of Operations.

8. LEASES

All of the Company’s leases are classified as operating leases and primarily consist of its offices and rental equipment. As of December 31, 2020, the weighted-average remaining lease term on these leases is approximately 1.6 years and the weighted-average discount rate used to measure the lease liabilities is between

4% and 5.25%. As of December 31, 2020, and 2019, the operating lease right-of-use asset is $6,086 and $7,779, respectively. As of December 31, 2020, and 2019, the operating lease right-of-use liability is $6,328 and $8,010, respectively. Expense from operating leases is calculated and recognized on a straight-line basis over the applicable lease periods, considering rent concessions, lease incentives, and escalating rent terms. The Company’s lease agreements do not contain any residual value guarantees, restrictions, or covenants.

The Company has non-cancelable operating leases for its offices and rental equipment and has elected not to separate lease and non-lease components. Future minimum lease payments (with initial or remaining lease terms in excess of one year) are as follows:

Operating Lease
Year ending December 31, 2021	2,375
Year ending December 31, 2022	2,004
Year ending December 31, 2023	851
Year ending December 31, 2024	521
Year ending December 31, 2025	537
Year ending December 31, 2026 and thereafter	694
Discount	(85)

Total lease payments	6,897

For the years ended December 31, 2020, 2019, and 2018, rent expense was $2,267, $1,516, and $1,232, respectively, and is included in Occupancy, depreciation and amortization in the accompanying Combined Consolidated Statements of Operations.

9. INTANGIBLE ASSETS AND GOODWILL

As of December 31, 2020 and 2019, intangible assets, net consists of the following:

	Weighted Average Amortization Period (in years)	December 31, 2020
		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Acquired software	3	1,560	519	1,041
Crypto indefinite-lived intangibles	Indefinite	290	—	290

Total intangible assets		1,850	519	1,331

	Weighted Average Amortization Period (in years)	December 31, 2019
		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Acquired software	3	1,560	—	1,560
Crypto indefinite-lived intangibles	Indefinite	347	—	347

Total intangible assets		1,907	—	1,907

For the years ended December 31, 2020, 2019, and 2018, intangible amortization was $519, $0, and $0, respectively, and is included in Occupancy, depreciation and amortization in the accompanying Combined Consolidated Statements of Operations.

Impairment charges on indefinite-lived intangible assets are reflected in Administrative and general in the accompanying Combined Consolidated Statements of Operations. The Company has recognized impairment of $95 and $141 in 2020 and 2019, respectively. As of December 31, 2020, estimated future amortization expense for 2021 and 2022 is $519 and $519, respectively. No goodwill impairment was identified for the years ended December 31, 2020 and 2019.

10. NETTING OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES

Substantially all of the Company’s securities borrowing and securities lending activity is transacted under master agreements that may allow for net settlement in the ordinary course of business, as well as offsetting of all contracts with a given counterparty in the event of default by one of the parties. However, for financial statement purposes, the Company does not net balances related to these financial instruments. These financial instruments are presented on a gross basis in the accompanying Combined Consolidated Statements of Financial Condition.

The following table presents information about the potential effect of rights of setoff associated with the Company’s recognized assets and liabilities as of December 31, 2020 and 2019 as follows:

	Gross Amounts of Recognized Assets and Liabilities	Gross Amounts Offset in the Combined Consolidated Statements of Financial Condition (1)	Net Amounts Presented in the Combined Consolidated Statements of Financial Condition	Collateral Received or Pledged (2)	Net Amount (3)
As of December 31, 2020
Assets
Securities borrowed	536,553	—	536,553	(522,486)	14,067
Securities purchased under agreements to resell, segregated for regulatory purposes	175,000	—	175,000	(176,382)	(1,382)

Liabilities
Securities loaned	1,238,712	—	1,238,712	(1,144,055)	94,657

As of December 31, 2019
Assets
Securities borrowed	219,996	—	219,996	(213,688)	6,308
Securities purchased under agreements to resell	131,532	—	131,532	(131,583)	(51)

Liabilities
Securities loaned	165,351	—	165,351	(158,317)	7,034

(1)	Amounts represent recognized assets and liabilities that are subject to enforceable master agreements with rights of setoff.
(2)	Represents the fair value of collateral the Company had received or pledged under enforceable master agreements.
(3)	Represents the amount for which, in the case of net recognized assets, the Company had not received collateral, and in the case of net recognized liabilities, the Company had not pledged collateral.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

FASB ASC 820, Fair Value Measurements, (“ASC 820”) establishes a framework for measuring fair value, and establishes a fair value hierarchy which prioritizes the inputs to valuation techniques. Fair value is the price that would be received to sell an asset, or the price paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market. Valuation techniques that are consistent with the market, income, or cost approach, as specified by ASC 820 are used to measure fair value.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment, as the valuations are based on quoted prices in active markets that are readily and regularly available.

Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full terms of the assets or liabilities. These financial instruments are valued by quoted prices that are less frequently refreshed than those in active markets or by models that use various assumptions derived from or supported by data that is generally observable in the marketplace. Valuations in this category are inherently less reliable than those determined by quoted market prices due to the degree of subjectivity involved in determining appropriate methodologies and applicable underlying assumptions. Examples of observable inputs other than quoted prices for the asset or liability are interest rates and yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, loss severities, credit risks, and default rates.

Level 3 – Valuations based on inputs that are unobservable and not corroborated by market data. These financial instruments have significant inputs that cannot be validated by readily determinable data and generally involve considerable judgment by management.

The level of input used for valuing securities is not necessarily an indication of the risk associated with investing in those securities. The following is a description of the valuation methodologies applied to the Company’s major categories of assets and liabilities measured at fair value on a recurring basis:

Level 1 – Investment and trading securities – Quoted market prices are used where available

Level 2 – Investment and trading securities – Relevant quotes from the appropriate clearing organization

Certain assets are recorded in the accompanying Combined Consolidated Statements of Financial Condition at fair value, on a recurring basis, measured as follows as of December 31, 2020 and 2019:

	Level 1	Level 2	Level 3	Total
As of December 31, 2020
U.S. government securities	249,555	—	—	249,555
As of December 31, 2019
U.S. government securities	4,998	—	—	4,998

The Company had no transfers between levels during the years ended December 31, 2020 and 2019. These financial instruments are included in Financial instruments owned and pledged, at fair value and Securities - segregated for regulatory purposes, at fair value in the Condensed Combined Consolidated Statements of Financial Condition.

12. COLLATERAL

The Company receives collateral in connection with margin lending, securities borrowed, and reverse repurchase agreements. Under various agreements, the Company is permitted to pledge the securities held as collateral, use the securities to enter into securities-lending arrangements, or deliver the securities to counterparties to cover short positions. The collateral pledged in securities lending transactions is marked to market on a daily basis and not subject to term commitments.

As of December 31, 2020 and 2019, the Company’s collateral under margin lending, securities borrowed, and reverse repurchase agreements was as follows:

	December 31,
	2020	2019
Accessible collateral from margin lending	1,571,349	588,479
Accessible collateral from securities borrowed and securities purchased under agreements to resell	173,182	332,796
Collateral utilized to support securities lending contracts	295,689	57,870
Collateral pledged in securities lending	488,206	120,966

13. SHORT TERM BORROWINGS

As of December 31, 2020 and 2019, the Company had short-term bank credit facilities with five financial institutions with available borrowing capacity and variable terms as follows:

	2020
	Committed Unsecured	Uncommitted Unsecured	Uncommitted Secured	Total Facility Size	Expire Date
Facility 1	—	10,000	125,000	125,000	None
Facility 2	—	10,000	—	10,000	None
Guidance Line	—	—	—	—	None
Facility 4	—	—	100,000	100,000	None
Facility 5	25,000	—	—	25,000	Oct 2021
Facility 6	—	—	75,000	75,000	None
Syndicate Line	100,000	—	—	100,000	Sep 2021
Facility 8	—	—	50,000	50,000	None
Facility 9	—	10,000	—	10,000	None
Facility 10	—	—	25,000	25,000	None

	125,000	30,000	375,000	520,000

	2019
	Committed Unsecured	Uncommitted Unsecured	Uncommitted Secured	Total Facility Size	Expire Date
Facility 1	—	10,000	125,000	125,000	None
Facility 2	—	—	—	—	None
Guidance Line	—	—	—	—	None
Facility 4	—	—	100,000	100,000	None
Facility 5a	10,000	—	—	10,000	Oct 2020
Facility 5b	—	5,000	—	5,000	None
Facility 6	—	—	75,000	75,000	None
Syndicate Line	60,000	—	—	60,000	Sep 2020
Facility 8	—	—	50,000	50,000	None
Facility 9	—	10,000	—	10,000	None
Facility 10	—	—	25,000	25,000	None

	70,000	25,000	375,000	460,000

There were no amounts drawn as of December 31, 2020 and 2019.

In Facility 1, the uncommitted unsecured $10,000 becomes secured if outstanding beyond five days. Facility 1 has uncommitted unsecured and uncommitted secured limits of $10,000 and $125,000, respectively, while having a total combined facility limit of $125,000. If the $10,000 uncommitted unsecured portion was fully used, the uncommitted secured portion would be limited to $ 115,000 for a total facility of $125,000.

Facility 2 opened in 2020 and did not exist in 2019.

The Guidance Line is an uncommitted, secured revolving lending facility with a variable loan size along with a range of rates, each to be determined at the time of loan draw down and at the discretion of the facility provider.

Facility 5a and 5b were merged into Facility 5 in 2020, with an increase in facility loan size and a change to being committed unsecured with an expiration date of October 2021.

Facility 8 has been terminated effective December 31, 2020.

With the exception of Facility 10, the uncommitted, secured lines of credit mentioned above bear interest at a rate that varies with the federal funds rate, have no stated expiration dates, and are repayable on demand. In general, the advance requires between 80% and 95% of the collateral value posted, and the banks have the authority to not accept certain collateral or to set concentration limits. The uncommitted, unsecured lines of credit mentioned above bear interest at a rate that varies with the prime rate, federal funds rate or 30-day LIBOR rate, have no stated expiration date, and are repayable on demand.

14. MEMBERS’ EQUITY

The membership interests in Apex Fintech are represented solely by common units with equal rights. Gains and losses are allocated pro rata to all unit holders. The table below presents the amount of membership interests and ownership held in Apex Fintech as of December 31, 2020.

	PEAK6 Investments LLC	Others	Total
Ownership%	81.89%	18.11%	100%
Members’ units	127,626.940	28,206.392	155,833.332

Member Contributions and Distributions

The Company paid a distribution to members during the year ended December 31, 2018 of $29,054 and received contributions from members during the years ended December 31, 2020, 2019, and 2018 of $14,300, $6,004, and $1,600, respectively.

15. INCOME TAXES

The provision for income taxes consists of the following for the years ended December 31, 2020, 2019, and 2018:

	2020	2019	2018
Current provision
Federal	14,945	3,008	14,595
State and local	7,722	2,473	4,593
Deferred provision (benefit)
Federal	493	2,138	(2,275)
State and local	110	522	(643)

Provision for income taxes	23,270	8,141	16,270

The reconciliation of the tax provision at the U.S. federal statutory rate to the provision for income taxes for the years ended December 31, 2020, 2019, and 2018 are as follows:

	2020	2019	2018
Tax provision at U.S. federal rate	21.0%	21.0%	21.0%
Plus: rate attributable to income attributable to Crypto and Kairos	3.0%	4.8%	0.6%
State and local taxes, net of federal benefit	8.5%	9.8%	5.4%
Non-deductible expenses, net	0.0%	0.9%	0.1%
U.S. federal tax credits	-0.7%	-0.8%	0.0%
Other, net	-0.3%	-1.6%	-0.2%

Effective tax rate	31.5%	34.1%	26.9%

The components of the net deferred tax assets and liabilities as of December 31, 2020 and 2019 are as follows:

	2020	2019
Deferred income tax assets
Net operating loss carry-forward	4,032	4,305
Allowance for bad debts	31	131
Accrued expenses	789	732
Unrealized gain	592	403
Valuation allowance	(315)	(315)

Total deferred income tax assets	5,129	5,256

Deferred income tax liabilities
Prepaid expenses	18	(6)
Goodwill and intangibles	21	3
Property, plant and equipment	516	150
Charitable contribution carryover	3	—
Other	—	128

Total deferred income tax liabilities	558	275

As a result of the ETC acquisition, as of December 31, 2020 and 2019, the Company has U.S. federal net operating loss carryforwards of $28.6 million and $29.3 million, respectively, U.S. state and local net operating loss carryforwards of $28 million and $28.7 million, respectively, and has recorded a related deferred tax asset of $4.0 million and $4.2 million, respectively. These net operating loss carryforwards are subject to Internal Revenue Code section 382 (“IRC 382”), which limits net income that can be offset by net operating loss carryforwards after an ownership change. A valuation allowance of approximately $0.3 million and $0.3 million is recorded against this deferred tax asset as of December 31, 2020 and 2019, respectively, as it is more-likely-than-not that this portion of the deferred tax asset will not be realized in future years. The net operating losses generated through December 31, 2017 will expire between the years 2029 and 2037. The net operating losses generated in 2018 and 2019 have an indefinite life. No valuation allowance against the remaining deferred taxes was recorded as of December 31, 2020 because it is more likely than not that these deferred tax assets will be fully realized.

Goodwill of approximately $14.4 million was assigned to ETC as a result of the ETC acquisition and is deductible for tax purposes but not book purposes. The transaction was taxable for income tax purposes and all assets and liabilities were recorded at fair value for both book and income tax purposes in the year of acquisition. A related deferred tax liability of less than $0.1 million has been recorded in association with the amortization of goodwill for tax purposes.

As of December 31, 2020 and 2019, the net deferred tax asset of $4,571 and $4,981, respectively is included in Other assets in the accompanying Combined Consolidated Statements of Financial Condition. The Company recognizes and measures its unrecognized tax benefits and assesses the likelihood, based on their technical merit, that tax positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period. The measurement of unrecognized tax benefits is adjusted when new information is available or when an event occurs that requires a change. The Company has no material uncertain tax positions. As of December 31, 2020, generally the past three years remain subject to examination by various tax jurisdictions under the statute of limitations. The Company is currently under state examination, and the outcome of the examination is not yet determinable. However, the Company anticipates that any adjustments will not result in a material change. In addition, management does not expect a significant change in uncertain tax positions during the twelve months subsequent to December 31, 2020.

16. EMPLOYEE BENEFIT PLANS

The Company offers substantially all employees of U.S.-based operating subsidiaries who have met minimum service requirements the opportunity to participate in defined contribution retirement plans qualifying under the provisions of Section 401(k) of the Internal Revenue Code. The general purpose of these plans is to provide employees with an incentive to make regular savings contributions in order to provide additional financial security during retirement. Kairos employees participate in the PEAK6 plan and all other employees participate in the Company’s plan. Under the plans, the Company or PEAK6 may make discretionary matching contributions. PEAK6’s matching contributions are $64, $20, and $0 for the years ended December 31, 2020, 2019, and 2018, respectively, before forfeitures. The Company’s matching contributions are $1,001, $659, and $572 for the years ended December 31, 2020, 2019, and 2018, respectively, before forfeitures. All matching contributions are included in Employee compensation and benefits in the accompanying Combined Consolidated Statements of Operations.

17. COMMITMENTS, CONTINGENCIES AND GUARANTEES

Commitment to Purchase Customer Digital Assets Under Custody

Crypto has entered into customer user agreements which provide a commitment of Crypto to buy the digital assets of the customer upon their request to sell at prevailing market rates as determined by Crypto. This commitment is subject to the terms and conditions set forth in the customer user agreements in effect from time to time. Crypto maintains inventory in each of the coins it offers in order to provide liquidity to its customers. When a customer places an order to buy cryptocurrency, Crypto fills that order from its inventory account and simultaneously replenishes its inventory from the markets in the same quantity and price. Conversely, when a customer places an order to sell cryptocurrency, Crypto fills that order by adding to its inventory account and simultaneously depletes its inventory into the markets in the same quantity and price. After the customer order is filled, Crypto collects or disburses, as applicable, USD payment to the customer via a funds transfer from their brokerage account.

FINRA Inquiry

In 2019, FINRA and certain exchanges requested documentation and information regarding order routing and trading activities of two ETC clients for periods during 2017 through 2019. ETC subsequently terminated its relationship with these clients. FINRA and certain exchanges have also requested documentation and information regarding certain erroneous orders of clients as well as the Company’s risk system controls relating to order entries. The Company is cooperating with the regulatory authorities with respect to the ongoing inquiries. Any future action, developments, or outcomes cannot be determined at this time.

Other Inquiries

From time to time, the Company may become involved in various legal matters and regulatory inquiries or examinations in the ordinary course of conducting business. The Company is not aware of any material contingencies relating to such matters that would require accrual or disclosure in the financial statements or their accompanying notes as of December 31, 2020 and 2019.

Legal, Regulatory, and Governmental Matters

The Company is subject to certain pending and threatened legal, regulatory, and governmental actions and proceedings that arise out of the normal course of business. Given the inherent difficulty of predicting the outcome of such matters, particularly in proceedings where claimants seek substantial or indeterminate damages, or which are in their early stages, the Company is generally not able to quantify the actual loss or range of loss related to such legal proceedings, the manner in which they will be resolved, the timing of their final resolution, or the ultimate settlement. Management believes that the resolution of these matters will not have a material effect, if any, on the Company’s business or financial condition, but may have a material impact on the results of operations for a given period.

Guarantees

The Company is required to disclose information about its obligations under certain guarantee arrangements under FASB ASC Topic 460, Guarantees. Guarantees are defined as contracts and indemnification agreements that contingently require a guarantor to make payments for the guaranteed party based on changes in an underlying security (such as an interest or foreign exchange rate, security or commodity price, an index or the occurrence or non-occurrence of a specified event) related to an asset, liability or equity security of a guaranteed party. Guarantees are further defined as contracts that contingently require the guarantor to make payments to the guaranteed party based on another entity’s failure to perform under an agreement, as well as indirect guarantees of indebtedness of others. Guarantees made by a clearing broker-dealer can be a reduction to regulatory net capital.

The Company is a member of certain clearing organizations. The OCC is formed as a mutual in which members agree to fund another member’s deficit if that member’s clearing fund has been extinguished. The OCC has not had a significant issue with a member’s deficit. The Company, therefore, cannot estimate any guarantee obligation associated with its OCC memberships. Further, management believes the exposure to be remote and therefore, the Company does not take a reduction to regulatory Net Capital for this guarantee, nor has a reserve been established in the accompanying Combined Consolidated Statements of Financial Condition.

Associated with its memberships, the Company may be required to pay a proportionate share of the financial obligations of another member who may default on its obligations to the organization. While the rules governing different exchange memberships vary, in general, the Company’s guarantee obligations would arise only if the organization had previously exhausted its resources. In addition, any such guarantee obligation would be apportioned among the other non-defaulting members of the organization. Any potential contingent liability under these membership agreements cannot be estimated. The Company has not recorded any contingent liability in the accompanying Combined Consolidated Statements of Financial Condition for these agreements and believes that any potential requirement to make payments under these agreements is remote.

18. RELATED PARTIES TRANSACTIONS

The Company has regularly entered into certain expense sharing and administrative services agreements whereby PEAK6 charges the Company for, among other things, (i) pass through costs for third party vendors that are shared amongst the entities, (ii) rent and related operating expenses, taxes or other amounts due under leases when the Company and/or any of its subsidiaries shares space that is rented by PEAK6 or one of its direct or indirect subsidiaries and (iii) costs related to employee services for individual’s employed by PEAK6 who provide services to the Company and/or its subsidiaries. Management has reviewed expense allocation methodologies and considers them reasonable.

PEAK6

PEAK6 provides various support and other services to the Company and is entitled to fees and other payouts pursuant to the terms of a Support Services Agreement between the Company and PEAK6, as amended (the “SSA”) and PEAK6’s Limited Liability Company Agreement. For the years ended December 31, 2020, 2019 and 2018, the Company recorded expenses of $22,946, $12,020, and $7,720 respectively. These expenses are attributable to fees for services, reimbursement of costs, and other payouts pursuant to the Support Services Agreement and are included in the accompanying Combined Consolidated Statements of Operations. As of December 31, 2020 and 2019, the Company had a payable to PEAK6 of $5,207 and $1,966 respectively, included as Payables to affiliates in the accompanying Combined Consolidated Statements of Financial Condition. In 2018, the Company sold shares of a private investment in equity securities, and warrants to PEAK6 Investments, L.P., and received cash proceeds of $10,727 and $400, respectively.

Prior to December 14, 2018, the Company paid certain amounts to PEAK6 based on the consolidated revenues of the Company in consideration for PEAK6 providing services to the Company. These payments were provided for in the Third Amended and Restated Limited Liability Company Agreement of the Company, dated May 22, 2017, which was terminated on December 14, 2018. For the year ended December 31, 2018, the amount paid to PEAK6 under this arrangement was $12,267. No such fees have been paid, nor are any due, since December 14, 2018.

On December 13, 2018, the Company repaid a $35,750 one-year subordinated loan issued on June 5, 2017 by PEAK6 Investments LP. On February 27, 2019, the Company repaid a $25,000 one-year subordinated loan issued on February 27, 2018 by PEAK6 Investments L.P. For the years ended December 31, 2019 and 2018, the Company recorded interest expense of $156 and $4,105, respectively, included in Interest expense in the accompanying Statement of Financial Condition. As of December 31, 2019, the Company had no remaining subordinated loan borrowings.

The Company has secured various sources of financing with PEAK6 and/or Social Finance, Inc. (“SoFi”) during the years ended December 31, 2020 and 2019 as follows:

The Company entered into a Senior Secured Promissory Note with PEAK6 on September 6, 2019 in the amount of $53,187 bearing interest at 12.5% per annum. On November 22, 2019, the note was amended and issued a supplement to include SoFi as a participant in the note to the extent of its pro-rata ownership at the time, transferring $9,050 of the outstanding balance of the loan to SoFi and reducing PEAK6’s outstanding balance of the loan to $45,248. This note was amended on August 28, 2020, (“Amendment No. 1 to Senior Secured Promissory Note”) to reduce the simple interest rate to 5% per annum, effective August 29, 2020. The initial maturity date of the original note was August 31, 2020 and was extended to be due and payable on August 31, 2021.

The Company entered into a Credit Agreement with PEAK6 on March 11, 2020, with a commitment of $75,000, bearing interest at 10% per annum and due on March 11, 2021. The facility was initially drawn down on March 13, 2020 for $25,000. On June 8, 2020, this agreement was amended and restated (“Amended and Restated Credit Agreement”) expanding the facility to a commitment of $90,000 with PEAK6 committing approximately $74,700 of the facility. This amendment allowed SoFi to participate in the facility in their pro-rata ownership at the time, transferring $7,643 of the outstanding facility to SoFi, and reducing PEAK6’s outstanding facility to $17,357. On July 1, 2020, an additional $20,000 was drawn down from this facility. On February 19, 2021, this agreement was amended and restated (“Second Amended and Restated Credit Agreement”) extending the maturity date of the credit facility to the earlier of February 18, 2022 or a change of control of the Company.

These notes and related accrued interest are included in Loans from affiliates and Payables to affiliates, respectively, in the accompanying Combined Consolidated Statements of Financial Condition as of December 31, 2020 and 2019. The related interest expense is included in Interest expense in the accompanying Combined Consolidated Statements of Operations for the years ended December 31, 2020, 2019, and 2018.

The following table summarizes outstanding balances, accrued interest, and interest expense as of and for the years ended December 31, 2020 and 2019:

	2020	2019
Senior Secured Promissory Note – PEAK6
Outstanding balance	45,248	45,248
Accrued interest	5,114	604
Interest expense	4,509	1,715

Senior Secured Promissory Note – SoFi
Outstanding balance	9,050	9,050
Accrued interest	1,023	121
Interest expense	902	121

Amended and Restated Credit Agreement – PEAK6
Outstanding balance	37,356	—
Accrued interest	2,594	—
Interest expense	2,594	—

Amended and Restated Credit Agreement – SoFi
Outstanding balance	7,643	—
Accrued interest	409	—
Interest expense	409	—

Total loans and accrued interest due to affiliates	108,437	55,023

Total interest expense	8,414	1,836

PEAK6 Capital Management LLC

ACC and PEAK6 Capital Management LLC (“CapMan”) maintain a clearing agreement for clearing and execution services provided by ACC. On January 27, 2015, ACC entered into a joint back office (“JBO”) arrangement with CapMan. Under terms of the JBO, CapMan purchased preferred stock from ACC for $25. As of December 31, 2020 and 2019 ACC had a receivable of $2 and $138, respectively, from CapMan that is recorded in Receivables from Brokers, dealers, correspondents and clearing organizations in the accompanying Combined Consolidated Statements of Financial Condition. ACC recorded revenues of $59, $28, and $47 from these agreements with CapMan during the years ended December 31, 2020, 2019, and 2018 respectively, which are included in Commissions in the accompanying Combined Consolidated Statements of Operations. As of December 31, 2020 and 2019 CapMan had a net credit balance in their PAB accounts held at ACC totaling $1,367 and $1,027, respectively, that are included in Payables to customers in the accompanying Combined Consolidated Statements of Financial Condition.

PEAK6 NI Limited

PEAK6 NI Limited (“PEAK6 NI”), provides various support and other services to the Company and is entitled to fees and other payouts pursuant to the terms of the Services and Expense Sharing Agreement between PEAK6 NI Limited and the Company. For the year ended December 31, 2020, the Company recorded expenses of $236 for fees for services, reimbursement of costs, and other payouts. As of December 31, 2020, ACC had a payable to PEAK6 NI of $54 included in Payables to affiliates in the accompanying Combined Consolidated Statements of Financial Condition. No such services were provided in 2019.

Woodland & West, LLC

On July 15, 2018, the Company repaid a $1,625 subordinated loan issued on June 15, 2017 by Woodland & West, LLC.

For the year ended December 31, 2018, the Company recorded interest expense of $105 on the subordinated loans that is included in Interest expense in the accompanying Combined Consolidated Statements of Operations. The Company also sold shares of a private investment in equity securities to Woodland & West, LLC, and received cash proceeds of $276. The Company had no outstanding payables to Woodland & West as of December 31, 2018.

Quivet Neck Capital LLC

On June 5, 2018 the Company repaid a $1,625 subordinated loan issued on June 5, 2017 by Quivet Neck Capital LLC.

For the year ended December 31, 2018, the Company recorded interest expense of $83 on the subordinated loans that is included in Interest expense in the accompanying Combined Consolidated Statements of Operations. The Company also sold shares of a private investment in equity securities to Quivet Neck Capital LLC and received cash proceeds of $276. The Company had no outstanding payables to Quivet Neck Capital LLC as of December 31, 2018.

Directors and Officers

Included in payables to customers in the Combined Consolidated Statements of Financial Condition as of December 31, 2020 and December 31, 2019 were accounts payable to directors, officers and their affiliates of $1,572 and $291, respectively. There were no accounts receivable from directors, officers and their affiliates. The Company may extend credit to these related parties in connection with margin and securities loans. Such loans are (i) made in the ordinary course of business, (ii) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company, and (iii) do not involve more than the normal risk of collectability or present other unfavorable features.

19. SIGNIFICANT SERVICE PROVIDERS

On January 1, 2019, ACC entered into a Master Services Agreement (“MSA”) with Broadridge Financial Solutions, Inc. (“Broadridge”) that expires and terminates on December 31, 2023. This agreement replaced a previous MSA with Broadridge which called for ACC to pay a fixed percentage of net revenue earned in any given month. If ACC terminates the agreement for convenience, ACC may be obligated to pay Broadridge a termination fee, with maximum exposure of $15,285 as of December 31, 2020.

20. CUSTOMER CONCENTRATION

Concentration of Business

For the year ended December 31, 2020, three clients accounted for approximately 36% of the Company’s business in aggregate.

Concentration of Receivables

As of December 31, 2020 and 2019, a client accounted for more than 10% of receivables.

21. REGULATORY REQUIREMENTS

ACC and ETC are broker-dealers subject to the SEC Uniform Net Capital Rule (Rule 15c3-1) under the Securities Exchange Act of 1934. Additionally, ACC operates as an FCM and is therefore subject to the CFTC Minimum Capital Requirement (“Regulation 1.17”). Under the more restrictive of these rules, ACC and ETC are separately required to maintain “net capital” equivalent to the greater of $1,500, 2% of aggregate debit items arising from customer transactions or the greater of the sum of 8% of the futures customer risk maintenance margin requirement plus 8% of the futures noncustomer risk maintenance margin requirement or $1 million, as these terms are defined. Adjusted Net Capital, aggregate debit items, and risk maintenance margin requirements change daily.

The table below summarizes net capital, minimum net capital and excess net capital as of December 31, 2020:

	ACC	ETC
Net Capital	221,755	38,018
Minimum Net Capital	30,791	1,191
Excess Net Capital	190,964	36,827

As an FCM, ACC must maintain a risk based net capital requirement not less than 110% of CFTC minimum net capital requirement per CFTC Rule 1.17. ACC’s minimum net capital requirement is $2,897 as of December 31, 2020.

22. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business, the Company purchases and sells securities and pledges or receives collateral as both principal and agent. If a party to a transaction fails to fulfill its contractual obligation, the Company may incur a loss if the market value of the security is different from the contract amount of the transaction. When the Company acts as principal, it trades various financial instruments and enters into various investment activities, including treasury securities. Each of these financial instruments contains varying degrees of off-balance sheet risk whereby changes in the market values of the securities or other underlying financial instruments may be in excess of the amounts recognized in the accompanying Combined Consolidated Statements of Financial Condition.

Collateral Finance

The Company deposits customers’ margin securities with lending institutions as collateral for borrowings. If a lending institution does not return a security, the Company may be obligated to purchase the security at prevailing market prices in order to return it to its customer. In such circumstances, the Company may incur a loss equal to the amount by which the market value of the security exceeds the value of the loan from the lending institution. In connection with securities financing activities, the Company enters into securities borrowing and lending arrangements which may result in significant credit exposure in the event the counterparty to the transaction is unable to fulfill its contractual obligations.

Digital Asset Risk

Crypto is subject to various risks including market, liquidity and other risks related to its digital asset intangibles. Digital asset prices have been volatile and are subject to influence by many factors including the level of liquidity. As such, Crypto may experience losses.

There is a risk that some or all of Crypto’s digital assets could be lost or stolen. Further, digital asset movements are irrevocable and, if stolen or incorrectly transferred, digital assets may be irretrievable. To the extent the private keys for digital assets addresses are lost, destroyed, or otherwise compromised and no backup of private keys are accessible, Crypto may be unable to access the digital assets held in the associated addresses and the private key will not be capable of being restored by the digital asset networks. The processes by which digital asset transactions are settled is subject to operational risk. Third party service providers may be vulnerable to hacking or other malicious activities.

The above factors contribute to the uncertainty of future viability and value of digital assets.

Customer Margin

The Company extends credit to its customers that is collateralized by cash and securities in customer accounts and is subject to various regulatory and internal margin guidelines. In connection with these activities, the Company executes and clears customer transactions involving the acquisition of securities and the sale of securities not yet purchased, substantially all of which are transacted on a margin basis subject to regulatory and individual exchange regulations, as well as the Company’s internal policies that may be more restrictive. Such activity may expose the Company to significant off-balance sheet risk in the event margin requirements are insufficient to fully cover losses that customers may incur. In the event a customer or broker fails to satisfy its obligations, the Company may be required to purchase or sell financial instruments at prevailing market prices to fulfill the customer’s or broker’s obligations. The Company seeks to control the risks associated with its customer and broker activities by requiring the maintenance of margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels and has established guidelines to require customers and brokers to deposit additional collateral or to reduce positions when necessary. Management believes that the margin deposits and collateral held as of December 31, 2020 and 2019 were adequate to mitigate the risk of material loss that could be created by positions held at that time.

The Company’s policy is to continually monitor its market exposure and counterparty risk and to periodically review the credit standing of all parties with which it conducts business, including correspondents, direct customers and customers of correspondents. For customers introduced on a fully disclosed basis by introducing broker-dealers, the Company typically has a contractual right of recovery from such introducing broker-dealers in the event of nonperformance by the customer. The Company can offset associated customer balances with their applicable correspondent balances if required or applicable. In general, the Company requires a risk deposit from introducing broker-dealers. In the event the customer or introducing broker-dealer does not perform and the associated risk deposit is insufficient to cover the exposure, the Company is at risk of loss, although the customer or introducing broker remains liable for the exposure. Additionally, if the Company, on behalf of its correspondents and customers, has sold securities that it does not currently own, it will be obligated to purchase such securities at a future date. The Company may incur a loss if its customers do not perform and the fair value of the sold securities increases subsequent to December 31, 2020 and 2019.

The Company’s clearance and settlement activities include the acceptance and clearance of equities, fixed income, futures, and option contracts for its clients, which are primarily institutional, commercial, exchange members and retail customers introduced by registered broker-dealers, and direct customers. The Company guarantees to the respective clearing houses or other broker-dealers its clients, their respective customers’ and its direct customers’ performance under these contracts. In accordance with regulatory requirements and market practice, the Company requires its clients, their respective customers and its direct customers to meet, at a minimum, the margin requirements established by regulatory bodies. These activities may expose the Company to off-balance-sheet risk in the event the customer is unable to fulfill its contractual obligation.

The Company may be required to pledge eligible collateral with its banking or, securities lending counterparties, or central clearing organizations. In the event a counterparty is unable to meet its contractual obligation to return pledged collateral, the Company may be exposed to the risk of acquiring the underlying securities at prevailing market prices. All counterparty agreements are secured by securities or cash at or in excess of amounts loaned. The Company and its counterparties control this risk by monitoring the market value of securities pledged on a daily basis and by requiring adjustments of collateral levels in the event of excess market exposure. It is the Company’s policy to periodically review the credit standing of counterparties with which it conducts business.

23. NOVEL CORONAVIRUS (“Covid-19”)

The effects of the outbreak of COVID-19 in 2020 have impacted and continue to impact the global economy and global financial markets. This impact could affect the Company’s business and results of operations. The Company has taken precautions to protect the safety and well-being of its employees and customers. The

Company is continuously monitoring circumstances surrounding COVID-19, as well as economic and market conditions, to determine potential effects on our clients, employees and operations.

In March 2020, the Company successfully implemented a work from home policy during the pandemic, enabling all employees to work remotely across all functions without any significant disruptions to the business or control processes. The Company sees no impending changes in the near future to such policy or to its ability to continue to maintain its operations.

24. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date on which the financial statements and their accompanying notes were issued. Other than the items disclosed below, there have been no material subsequent events that occurred during this period that could require an adjustment to these financial statements and their accompanying notes.

On February 22, 2021, Apex Fintech announced it had agreed to merge with a subsidiary of Northern Star Investment Corp. II (the “Merger”), which is listed on the New York Stock Exchange. The transaction is expected to close in the 2nd quarter of 2021 subject to, among other customary conditions, pending regulatory and stockholder approval and other standard closing requirements.

On January 7, 2021, PEAK6 assigned its PEAK6 Call Option to PEAK 6 Group, which exercised it on January 8, 2021. The exercised call option resulted in PEAK6 Group acquiring 100% of the member units of the Company previously owned by SoFi, or approximately 18.11% of the total member units.

On January 15, 2021, $12,500 in total was contributed into Crypto from PEAK6.

On January 19, 2021, the Company drew down $3.5 million on its Amended and Restated Credit Agreement with PEAK6 with no pro-rata participation from So-Fi. This was drawn down to fund an additional investment in Stash.

On January 28, 2021 the Company entered into a Credit Agreement with PEAK6 for a maximum amount of $60,000 bearing interest at 5% per annum. No payments are required to be made under this facility until maturity, which occurs on January 31, 2022 or, if earlier, a change of control of the Company. No payments have been made to date by the Company under this agreement. The entire commitment under this facility has been drawn down. In connection with the closing of the Merger, all balances and accrued interest will be fully repaid or converted into equity, the agreement will be discharged, and will no longer be in place after the closing of the Merger.

On January 28, 2021, the Company entered into the Credit Agreement with PEAK6 Group LLC for a commitment of $40,000, bearing interest at 5% per annum. The Company and PEAK6 Group later amended the Credit Agreement on February 2, 2021 to increase the commitment amount to $110,000. The Company drew down $90,000 of this facility. No payments are required to be made under this facility until maturity, which occurs on January 31, 2022 or, if earlier, a change of control of the Company. No payments have been made to date by the Company under this agreement. In connection with the closing of the Merger, all balances and accrued interest will be fully repaid or converted into equity, the agreement will be discharged, and will no longer be in place after the closing of the Merger.

On February 3, 2021, the Company amended one line of credit increasing uncommitted secured by $25,000, of which $15,000 can be drawn on an unsecured basis.

On February 12, 2021, the Company entered into a Contribution Agreement with PEAK6, whereby PEAK6 contributed all of the issued and outstanding membership units of Kairos Solutions LLC to the Company, in consideration for PEAK6 receiving an additional 1,685.4135 membership interests in the Company.

On February 12, 2021, the Company entered into an Option Agreement with PEAK6 whereby, subject to regulatory approval, the Company can acquire 100% of the equity of Apex Crypto for one dollar in PEAK6 receiving an additional 910.1233 membership interests in the Company.

On February 19, 2021, the Company repaid SoFi’s entire outstanding principal plus interest associated with its portion of the Second Amended and Restated Credit Agreement.

On February 19, 2021, the Company repaid its entire outstanding balance and accrued interest under the Senior Secured Promissory Note between the Company and SoFi, with SoFi’s note terminated.

On February 19, 2021, the Company issued Convertible Senior Notes due in 2023 totaling $100,000 to various funds managed by Magnetar.

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

CONDENSED COMBINED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per unit amounts)

	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Cash and cash equivalents	$215,855	$92,657
Cash - segregated for regulatory purposes	7,229,320	7,687,225
Securities - segregated for regulatory purposes, at fair value	1,849,965	199,984
Securities borrowed	555,391	536,553
Securities purchased under agreements to resell - segregated for regulatory purposes	200,000	175,000
Financial instruments owned and pledged, at fair value	49,465	49,571
Receivables, net
Customers	1,523,819	1,134,008
Brokers, dealers, correspondents and clearing organizations	214,469	306,522

Total receivables, net	1,738,288	1,440,530

Property, plant and equipment, net	3,808	2,743
Intangible assets, net	3,877	1,331
Operating lease right-of-use assets	5,585	6,086
Goodwill	14,173	14,173
Other assets	66,431	55,046

Total assets	$11,932,158	$10,260,899

Liabilities and members’ equity
Securities loaned	$1,664,573	$1,238,712
Loans from affiliates	236,105	99,298
Convertible senior notes	99,704	—
Payables
Customers	9,376,904	8,472,502
Brokers, dealers, correspondents and clearing organizations	164,081	143,528
Affiliates	16,841	14,400
Accrued expenses and other liabilities	90,583	57,218

Total payables	9,648,409	8,687,648

Operating lease right-of-use liabilities	5,815	6,328

Total liabilities	11,654,606	10,031,986

Commitments and contingencies

Members’ equity
Common units, 158,428.8688 and 155,833.3320 authorized, issued, and outstanding as of March 31, 2021 and December 31, 2020, respectively	108,452	96,135
Retained earnings	169,100	132,778

Total members’ equity	277,552	228,913

Total liabilities and members’ equity	$11,932,158	$10,260,899

See accompanying notes to condensed combined consolidated financial statements.

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per unit amounts)

	Three months ended March 31,
	2021	2020
Net revenues
Commissions	$45,242	$19,499
Other fees and services	15,241	5,744
Reimbursable fees	37,822	29,370
Other income	18,055	1,570

Total non-interest income	116,360	56,183

Interest income	32,823	19,544
Interest expense	(3,330)	(2,011)

Total net interest income	29,493	17,533

Total net revenues	145,853	73,716

Non-interest expenses
Execution, clearing and brokerage fees	13,782	5,298
Reimbursable fees	37,822	29,567
Employee compensation and benefits	24,719	16,395
Communications	9,770	6,670
Administrative and general	7,910	4,190
Occupancy, depreciation and amortization	1,259	1,227

Total non-interest expenses	95,262	63,347

Income before income taxes	50,591	10,369
Income tax expense	14,269	3,307

Net income	$36,322	$7,062

See accompanying notes to condensed combined consolidated financial statements.

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

CONDENSED COMBINED CONSOLIDATED STATEMENTS OF CHANGES IN CASH FLOWS

(Unaudited, in thousands, except per unit amounts)

	Three months ended March 31,
	2021	2020
Cash flows from operating activities
Net income	$36,322	$7,062
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Deferred income taxes	50	1
Allowance for receivables from correspondents	(148)	(98)
Depreciation and amortization	409	365
Amortization of operating lease right-of-use assets	501	405
Unit based compensation	(183)	—
Unrealized gain on investments	(8,523)	—
Amortization of debt issuance costs	4	—
Impairment of intangible assets	65	—
Changes in operating assets and liabilities:
Securities - segregated for regulatory purposes	(1,649,981)	—
Securities borrowed	(18,838)	55,498
Securities purchased under agreements to resell - segregated for regulatory purposes	(25,000)	—
Securities purchased under agreements to resell	—	131,532
Financial instruments owned and pledged	106	(44,879)
Receivables from customers	(389,811)	63,128
Receivables from brokers, dealers, correspondents and clearing organizations, net	92,201	(277,469)
Other assets	(2,912)	(1,184)
Securities loaned	425,861	66,731
Operating lease right-of-use liabilities	(513)	(399)
Accrued expenses and other liabilities	33,365	4,277
Payables to customers	904,402	1,175,441
Payables to affiliates	2,441	3,315
Payables to brokers, dealers, correspondents and clearing organizations	20,553	(1,082)

Net cash (used in) provided by operating activities	(579,629)	1,182,644

Cash flows from investing activities
Purchase of indefinite-lived intangible assets	(2,752)	—
Sale of indefinite-lived intangible assets	10	192
Purchase of property, plant and equipment	(1,343)	(518)

Net cash used in investing activities	(4,085)	(326)

Cash flows from financing activities
Capital contributions from members	12,500	3,000
Loans from affiliates	161,666	25,000
Repayment of loans from affiliates	(24,859)	—
Proceeds from issuance of convertible senior notes	100,000	—
Payment of deferred debt issuance costs	(300)	—

Net cash provided by financing activities	249,007	28,000

Net (decrease) increase in cash, cash equivalents, and restricted cash	(334,707)	1,210,318
Cash, cash equivalents, and restricted cash at beginning of period	7,779,882	4,476,001

Cash, cash equivalents, and restricted cash at end of period	$7,445,175	$5,686,319

Cash, cash equivalents, and restricted cash
Cash and cash equivalents	215,855	74,413
Cash segregated for regulatory purposes	7,229,320	5,611,906

Cash, cash equivalents, and restricted cash at end of period	$7,445,175	$5,686,319

Supplemental cash flow information
Income taxes paid	$245	$634
Interest paid	3,624	3,074

See accompanying notes to condensed combined consolidated financial statements.

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

CONDENSED COMBINED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

(Unaudited, in thousands, except per unit amounts)

	Three months ended March 31, 2020
	Common		Retained Earnings	Total Members’ Equity
	Units	Amount
Balance at December 31, 2019	155,833.3320	$81,652	$82,397	$164,049
Capital contributions from members	—	3,000	—	3,000
Net income	—	—	7,062	7,062

Balance at March 31, 2020	155,833.3320	$84,652	$89,459	$174,111

	Three months ended March 31, 2021
	Common		Retained Earnings	Total Members’ Equity
	Units	Amount
Balance at December 31, 2020	155,833.3320	$96,135	$132,778	$228,913
Capital contributions from members	2,595.5368	12,500	—	12,500
Unit based compensation	—	(183)	—	(183)
Net income	—	—	36,322	36,322

Balance at March 31, 2021	158,428.8688	$108,452	$169,100	$277,552

See accompanying notes to condensed combined consolidated financial statements.

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands, except per unit amounts)

1.	ORGANIZATION AND NATURE OF BUSINESS

Apex Fintech Solutions LLC (“Apex Fintech”), formerly known as Apex Clearing Holdings LLC (“ACH”) and collectively with its combined and consolidated subsidiaries and affiliates (the “Company”), was formed on May 24, 2012 as a Delaware limited liability company and is majority owned by PEAK6 Investments LLC (“PEAK6 Investments”) with an 82.20% ownership as of March 31, 2021. Apex Fintech’s purpose is that of a holding company which owns subsidiaries engaged in clearing, custody, technology and related services, including Apex Clearing Corporation (“ACC”), Electronic Transaction Clearing Inc. (“ETC”), ETC Processing Technologies LLC (“ETCPT”) and Kairos Solutions LLC (“Kairos”). The Company’s business is also conducted through Apex Crypto LLC (“Crypto”).

Apex Fintech has ultimate control over all activities of the Company, however day-to-day operations are subject to the control of subsidiaries’ and affiliates’ respective boards of directors and management. The Company operates as one operating segment.

ACC was incorporated on December 12, 1978 as a New York corporation and is wholly owned by Apex Fintech. ACC operates as a clearing broker-dealer registered with the U.S. Securities and Exchange Commission (“SEC”) and with the Commodity Futures Trading Commission (“CFTC”). ACC is a member of the Financial Industry Regulatory Authority (“FINRA”), is a non-clearing Futures Commission Merchant (“FCM”) registered with the National Futures Association (“NFA”), is a member of the Securities Investor Protection Corporation (“SIPC”), and is a member of various exchanges and self-regulatory organizations. ACC is a member of the National Securities Clearing Corporation (“NSCC”), is a participant in the Depository Trust Company (“DTC”), and is a member of the Options Clearing Corporation (“OCC”). ACC provides clearing, custody, execution, prime brokerage, margin lending, securities lending, and other back office services to customers of introducing brokers, as well as direct customers and joint back office counterparts.

ETC was incorporated on November 9, 2007 as a Delaware corporation, is wholly owned and was acquired by Apex Fintech in September 2019. ETC, doing business as Apex Pro, is registered with the SEC as a securities broker-dealer and is a member of FINRA as well as various exchanges and self-regulatory organizations. ETC is also a member of NSCC, is a participant in DTC, and is a member of the OCC. ETC provides clearing and related services to customers and correspondent broker-dealers.

ETCPT was formed on March 6, 2014 as a single member Delaware limited liability company, is wholly owned and was acquired by Apex Fintech in September 2019. ETCPT provides middle and back office technology solutions to ETC.

Crypto was formed on January 26, 2018 as a single member Delaware limited liability company and is wholly owned by PEAK6 Investments and, therefore, is an affiliate of Apex Fintech. Crypto is registered with the U.S. Treasury Financial Crimes Enforcement Network (“FinCEN”) as a money services business. Crypto and ACC entered into a Services Agreement on December 13, 2018, pursuant to which Crypto and ACC established roles and responsibilities in order to facilitate transfer of cash from (or to) customer accounts at ACC to allow the purchase and sale of certain approved digital assets. Crypto also entered into agreements with each ACC client that desires to offer digital asset investing to its end customers. On February 12, 2021, the Company entered into an option agreement (“Crypto Option”) with PEAK6 Investments whereby, subject to regulatory approval, the Company can acquire 100% of the equity of Crypto for one dollar from PEAK6 Investments. The Company issued an additional 910.1233 membership interests to PEAK6 Investments as consideration for granting the Crypto Option to the Company.

Kairos was formed on February 28, 2019 as a single member Delaware limited liability company and was wholly owned by PEAK6 Investments. Since its formation, Kairos has had no revenue or business activities other than

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands, except per unit amounts)

engaging in development of undeployed technology solutions for the Company. On February 12, 2021, the Company entered into a Contribution Agreement with PEAK6 Investments, whereby PEAK6 Investments contributed all of the issued and outstanding membership units of Kairos Solutions LLC to the Company, in consideration for PEAK6 Investments receiving an additional 1,685.4135 membership interests in the Company. On February 12, 2021, Kairos became a wholly owned subsidiary of the Company.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Combination and Consolidation

These interim unaudited condensed combined consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations.

The unaudited condensed combined consolidated financial statements have been prepared on the same basis as the annual combined consolidated financial statements and reflect all normal and recurring adjustments that are, in the opinion of management, necessary to present fairly the Company’s financial position, results of operations, changes in members’ equity, and cash flows for the periods presented. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any other future annual or interim period.

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidation, the Company combines and consolidates Apex Fintech and subsidiaries and affiliates. The accompanying Condensed Combined Consolidated Financial Statements include directly owned and affiliated entities. All intercompany accounts and transactions have been eliminated in combination and consolidation.

The unaudited Condensed Combined Consolidated Statement of Financial Condition as of December 31, 2020 included herein was derived from the audited financial statements as of that date, but does not include all disclosures including certain notes required by U.S. GAAP on an annual reporting basis.

These condensed combined consolidated financial statements should be read in conjunction with the audited combined consolidated financial statements and notes included elsewhere in this proxy statement/prospectus.

There have been no changes to the significant accounting policies described in the Company’s audited combined consolidated financial statements and related notes for the year ended December 31, 2020, other than the adoption of accounting pronouncements as described in the “Recently Adopted Accounting Pronouncements” section below and the capitalization of software costs.

Use of Estimates

The preparation of condensed combined consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosures of contingent assets and liabilities in the notes to the financial statements at the date of the interim unaudited condensed combined consolidated financial statements, and the reported amounts of revenues and

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands, except per unit amounts)

expenses. On an ongoing basis, management evaluates its significant estimates, including, but not limited to the useful lives of property, plant and equipment, the estimate of credit losses, capitalization of internal-use software development costs, useful lives and impairment of long-lived intangible assets, impairment of goodwill and provision for income taxes, in accordance with GAAP, management bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances. Actual results could differ materially from such estimates. Management believes that the estimates utilized in preparing these condensed combined consolidated financial statements are reasonable.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, marketable securities, and restricted cash. The Company’s investment policy limits investments to high quality credit securities issued by the U.S. government and highly rated banks, subject to certain concentration limits and restrictions on maturities. The Company’s cash, cash equivalents, marketable securities, and restricted cash are held by financial institutions that management believes are of high credit quality. Amounts on deposit may at times exceed federally insured limits. The Company has not experienced any losses on its deposits of cash, cash equivalents and restricted cash and management monitors its accounts in order to mitigate risk. The Company is exposed to credit risk in the event of default of the financial institutions holding its cash, cash equivalents, and restricted cash, and the U.S. government in their capacity as a bond issuer.

Capitalized Software Costs

Software development costs consist primarily of employee salaries and benefits incurred in the development of new internal-use software solutions. When determining whether applicable costs qualify for capitalization, the Company uses judgment in distinguishing between the preliminary project and application development stages of the project. The application development stage costs generally include costs associated with internal-use software configuration, coding, installation, and testing.

The Company determines the amount of internal-use software costs to be capitalized based on the amount of time spent by developers on projects in the application stage of development. There is judgment involved in estimating time allocated to a particular project in the application stage.

Capitalized software costs for the development of internal-use software applications are recorded as part of property, plant and equipment in the Condensed Combined and Consolidated Statement of Financial Condition. During the three months ended March 31, 2021 and 2020, the Company capitalized internal-use software development costs of $1.2 million and $0, respectively.

Amortization of capitalized internal-use software begins on the date the software is placed in service and the amortization period is based on estimated useful life. Significant estimates and assumptions include determining the appropriate amortization period based on the estimated useful life and assessing the unamortized cost balances for impairment.

Deferred Financing Costs

Costs incurred in obtaining financing are capitalized and amortized using the effective interest method over the contractual term of the respective loans. Deferred financing costs are presented in the Condensed Combined Consolidated Statements of Financial Condition as a direct deduction to the carrying amount of the associated debt and are amortized to interest expense in the Condensed Combined Statements of Operations.

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands, except per unit amounts)

Fair Value of Financial Instruments

FASB ASC 820, Fair Value Measurements, (“ASC 820”) establishes a framework for measuring fair value and establishes a fair value hierarchy which prioritizes the inputs to valuation techniques. Fair value is the price that would be received to sell an asset, or the price paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market. Valuation techniques that are consistent with the market, income, or cost approach, as specified by ASC 820 are used to measure fair value.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

Level 1 -	Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 -

Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full terms of the assets or liabilities.

Level 3 -

Valuations based on inputs that are unobservable and not corroborated by market data. These financial instruments have significant inputs that cannot be validated by readily determinable data and generally involve considerable judgment by management.

Leases

Leases arise from contracts that convey the right to control the use of identified property or equipment for a period of time in exchange for consideration. The Company’s leasing arrangements are primarily for office space and rental equipment.

Leases are classified at commencement as either operating or finance leases. As of March 31, 2021, all the Company’s leases are classified as operating leases. Rent expense for operating leases is recognized using the straight-line method over the term of the agreement beginning on the lease commencement date.

At commencement, the Company records a lease liability at the present value of future lease payments, net of any future lease incentives to be received. Lease agreements may include options to renew the lease term, which is not included in the lease periods to calculate future lease payments unless it is reasonably certain the Company will renew the lease. The Company estimates its incremental borrowing rate (“IBR”) based on the information available at the lease commencement date in determining the present value of lease payments. In determining the appropriate IBR, the Company considers information including, but not limited to, the lease term and the currency in which the arrangement is denominated.

At commencement, the Company also records a corresponding right-of-use asset, which is calculated based on the amount of the lease liability, adjusted for any advance lease payments made and initial direct costs incurred. Right-of-use assets are subject to evaluation for impairment or disposal on a basis consistent with other long-lived assets.

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands, except per unit amounts)

Revenue from Contracts with Clients

The following table disaggregates the Company’s revenue by major source:

	Three months ended March 31,
	2021	2020
Revenue from contracts with clients
Transaction-based revenue
Commissions	$45,242	$19,499
Customer account activity	49,650	33,168
Asset-based revenue
Customer account assets	5,129	2,782

Total revenue from contracts with clients	100,021	55,449

Revenue from other sources
Transaction-based revenue
Interest, net	17,093	3,985
Other	7,683	734
Asset-based revenue
Interest, net	12,533	13,548
Other	8,523	—

Total revenue from other sources	45,832	18,267

Total revenue	$145,853	$73,716

Other Income

The table below presents the components of other income for the periods indicated:

	Three months ended March 31,
	2021	2020
Proxy fees	$1,568	$767
Locate and professional trading fees	910	449
Principal transactions	6,149	114
Gains on investments	9,254	166
Other	174	74

Total other income	$18,055	$1,570

Crypto revenue

The Company offers customers the ability to purchase or sell certain cryptocurrencies on Crypto’s platform. Crypto satisfies its performance obligation on the cryptocurrency when the transaction is recorded in the customer’s account. This revenue is considered transaction revenue and is included in other income in the Condensed Combined Consolidated Statement of Operations. Crypto charges a fee at the transaction level. The fee takes the form of a markup or markdown based on the aggregate market price of the cryptocurrency a customer is buying or selling. Crypto receives its fee upon a customer’s settlement of the order. Funds transferred in US dollars to or from the customer’s account at ACC to settle the transaction are inclusive of fees.

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands, except per unit amounts)

Crypto’s service comprises of a single performance obligation to execute customer orders for cryptocurrency assets when customers’ buy or sell orders are routed to Crypto’s platform by the introducing broker. Judgment is required in determining whether Crypto is the principal or the agent in these transactions. The Company evaluates the presentation of revenue on a gross or net basis based on whether it controls the crypto asset provided before it is transferred to the customer or whether it acts as an agent by arranging for customers to purchase or sell the crypto asset utilizing the platform. In accordance with ASC 606, Revenue from Contracts with Customers, Crypto acts as an agent in facilitating the ability for a customer to purchase or sell crypto assets, and therefore reflects net presentation for the transaction. Crypto also does not set the price for the crypto asset. Crypto connects to liquidity providers that provide live pricing which Crypto uses to create an internal Best Bid and Offer that in turn drives which liquidity provider will execute the order and the price offered to the customer.

Additionally, the Company has determined Crypto does not control the crypto asset being provided before it is recorded in the customer’s account and does not have inventory risk related to the crypto asset. Crypto’s inventory of cryptocurrency is not used to fulfill customer orders in the normal course. The customer maintains ultimate control of the cryptocurrency it owns as it can direct the sale or purchase of cryptocurrency in its account. Crypto does not currently permit customers to transfer cryptocurrencies into or out of the custody of Crypto.

Custody of Customer Digital Assets

Crypto holds digital assets on behalf of its customers that belong to Crypto’s customers and are not considered assets of Crypto, nor does Crypto have any liability with respect to these funds. Accordingly, these digital assets are not included in the Condensed Combined Consolidated Statements of Financial Condition. As of March 31, 2021, and December 31, 2020, Crypto holds approximately $176,950 and $21,355, respectively, of digital assets on behalf of its customers.

Recent Accounting Pronouncements – Issued but not yet Adopted

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The ASU is effective for public companies, excluding entities eligible to be smaller reporting companies, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020 and adoption must be as of the beginning of the Company’s annual fiscal year. The Company is planning to adopt this update with effect from January 1, 2022.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740)-Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part of its initiative to reduce complexity in the accounting standards. The amendments in ASU 2019-12 eliminate certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also clarifies and simplifies other aspects of the accounting for income taxes. ASU 2019-12 is effective for the Company on January 1, 2022, with early adoption permitted. The Company is currently evaluating the potential impact that this standard may have on its financial position and results of operations, as well as the timing of its adoption of this standard.

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands, except per unit amounts)

3.	CASH AND SECURITIES SEGREGATED UNDER FEDERAL REGULATIONS

ACC and ETC are registered broker-dealers and are individually subject to Rule 15c3-3 under the Securities Exchange Act of 1934, the customer protection rule (“Rule 15c3-3”). Rule 15c3-3 requires the maintenance and periodic deposit or withdrawal of cash and/or qualified securities, as defined, in special reserve accounts for the exclusive benefits of customers and proprietary accounts of brokers or dealers (“PABs”). Cash and qualified securities held for the exclusive benefit of customers and PABs under Rule 15c3-3 consist of the following:

	As of March 31, 2021	As of December 31, 2020
Customers – Cash[1]	$7,112,529	$7,572,522
Customer – Qualified securities:
Reverse repos[2]	199,413	174,586
US Treasuries[3]	1,849,965	199,984
PAB – Cash[1]	96,559	94,119

Total	$9,258,466	$8,041,211

Additionally, ACC is subject to cash segregation requirements under CFTC Regulation 1.32. Cash segregated under CFTC Regulation 1.32 consists of the following:

	As of March 31, 2021	As of December 31, 2020
CFTC segregated cash[1]	$20,232	$20,584
Cash held at clearing FCM[4]	49,837	34,448

Total	$70,069	$55,032

[1]	Included in the Condensed Combined Consolidated Statements of Financial Condition in Cash – segregated for regulatory purposes.
[2]	Included in the Condensed Combined Consolidated Statements of Financial Condition at contract value, while valued for Rule 15c3-3 at the lower of their market value or contract value.
[3]	Included in the Condensed Combined Consolidated Statements of Financial Condition and for Rule 15c3-3 at market value.
[4]	Included in the Condensed Combined Consolidated Statements of Financial Condition in Receivables from customers.

4.	RECEIVABLES FROM AND PAYABLES TO BROKERS, DEALERS, CORRESPONDENTS AND CLEARING ORGANIZATIONS

Receivables from brokers, dealers, correspondents and clearing organizations consist of the following:

	As of March 31, 2021	As of December 31, 2020
Deposits with clearing organizations	$165,402	$269,779
Securities failed to receive	24,652	18,703
Other fees and commissions receivable	16,140	13,084
Receivables from correspondents (net of allowance of $0 and $148)	7,921	4,298
Proprietary accounts of brokers or dealers	354	658

Total	$214,469	$306,522

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands, except per unit amounts)

Payables to brokers, dealers, correspondents and clearing organizations consist of the following:

	As of March 31, 2021	As of December 31, 2020
Proprietary accounts of brokers or dealers	$87,236	$86,228
Securities failed to deliver	42,550	30,904
Payables to correspondents	34,295	26,396

Total	$164,081	$143,528

5.	INVESTMENT IN STASH FINANCIAL, INC.

On January 6, 2021, the Company purchased 11,920 shares of common stock of Stash Financial, Inc. (“Stash”) at a purchase price of $24.75 per share, for a total purchase price of approximately $295. On January 19, 2021, the Company purchased 8,095 shares of the common stock of Stash at a purchase price of $33.73 per share, for a total purchase price of approximately $273 and 86,103 shares of Series G preferred stock at a purchase price of $37.4777, for a total purchase price of approximately $3.2 million.

During the three-months ended March 31, 2021, the Company recorded upward adjustments to the carrying values of the Company’s investments in Stash. The adjustments were the result of observable price change events with financing rounds completed by Stash, where the underlying values of the preferred shares and common shares issued were greater than the value per share of the Company’s substantially similar preferred shares and common shares in Stash. The Company recognized a gain of approximately $8.5 million from the observable price changes that is included in Other income in the Condensed Combined Consolidated Statements of Operations.

The aggregated carrying amount of the Company’s investments was $32.3 million and $20 million as of March 31, 2021 and December 31, 2020, respectively, and is included in Other assets in the Condensed Combined Consolidated Statements of Financial Condition.

6.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consist of the following:

	As of March 31, 2021	As of December 31, 2020
Computer hardware	$4,672	$4,569
Software	774	774
Leasehold improvements	3,075	3,061
Furniture, fixtures, and equipment	1,262	1,263
Capitalized software development costs	1,227	—

Total property, plant and equipment	11,010	9,667
Less: Accumulated depreciation and amortization	(7,202)	(6,924)

Property, plant and equipment, net	$3,808	$2,743

Depreciation expense was approximately $275 and $212 for the three months ended March 31, 2021 and 2020, respectively, and is included in Occupancy, depreciation and amortization on the Condensed Combined

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands, except per unit amounts)

Consolidated Statements of Operations. Amortization expense was approximately $7 and $23 for the three months ended March 31, 2021 and 2020, respectively, and is included in Communications on the Condensed Combined Consolidated Statements of Operations.

7.	INTANGIBLE ASSETS AND GOODWILL

The carrying amount of goodwill was $14,173 as of March 31, 2021 and December 31, 2020.

Intangible assets, net consist of the following:

	As of March 31, 2021	As of December 31, 2020
Intangible assets with indefinite lives:
Cryptocurrencies	$2,967	$290
Intangible assets with finite lives:
Acquired software	1,560	1,560

Total intangible assets	4,527	1,850
Less: Accumulated amortization	(650)	(519)

Total intangible assets, net	$3,877	$1,331

Amortization expense related to intangible assets for the three months ended March 31, 2021 and 2020 was $131 and $130, respectively, and is included in Communications in the Condensed Combined Consolidated Statements of Operations.

The Company has recognized impairment charges of $65 and $0 on indefinite-lived intangible assets for the three months ended March 31, 2021 and 2020, respectively, and are included in Administrative and general in the Condensed Combined Consolidated Statements of Operations. No goodwill impairment was identified nor has any impairment of goodwill been recorded to date.

8.	NETTING OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES

Substantially all of the Company’s securities borrowing and securities lending activity is transacted under master agreements that may allow for net settlement in the ordinary course of business, as well as offsetting of all contracts with a given counterparty in the event of default by one of the parties. However, for financial statement purposes, the Company does not net balances related to these financial instruments. These financial instruments are presented on a gross basis in the Condensed Combined Consolidated Statements of Financial Condition.

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands, except per unit amounts)

The potential effect of rights of setoff associated with the Company’s recognized assets and liabilities is as follows:

	Gross Amounts of Recognized Assets and Liabilities	Gross Amounts Offset in the Condensed Combined Consolidated Statements of Financial Condition(1)	Net Amounts Presented in the Condensed Combined Consolidated Statements of Financial Condition	Collateral Received or Pledged(2)	Net Amount(3)
As of March 31, 2021
Assets
Securities borrowed	$555,391	$—	$555,391	$(546,635)	$8,756
Securities purchased under agreements to resell—segregated for regulatory purposes	200,000	—	200,000	(200,944)	(944)

Liabilities
Securities loaned	1,664,573	—	1,664,573	(1,599,516)	65,057

As of December 31, 2020
Assets
Securities borrowed	$536,553	$—	$536,553	$(522,486)	$14,067
Securities purchased under agreements to resell, segregated for regulatory purposes	175,000	—	175,000	(176,382)	(1,382)

Liabilities
Securities loaned	1,238,712	—	1,238,712	(1,144,055)	94,657

(1)	Amounts represent recognized assets and liabilities that are subject to enforceable master agreements with rights of setoff.
(2)	Represents the fair value of collateral the Company had received or pledged under enforceable master agreements.
(3)	Represents the amount for which, in the case of net recognized assets, the Company had not received collateral, and in the case of net recognized liabilities, the Company had not pledged collateral.

9.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table summarizes the assets measured at fair value on a recurring basis based on the three-tier fair value hierarchy:

	Level 1	Level 2	Level 3	Total
As of March 31, 2021
U.S. government securities	$1,899,430	$—	$—	$1,899,430
As of December 31, 2020
U.S. government securities	249,555	—	—	249,555

There were no transfers between levels during the periods presented. These financial instruments are included in Financial instruments owned and pledged, at fair value and Securities - segregated for regulatory purposes, at fair value in the Condensed Combined Consolidated Statements of Financial Condition.

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands, except per unit amounts)

10.	COLLATERAL

The Company receives collateral in connection with margin lending, securities borrowed, and reverse repurchase agreements. Under various agreements, the Company is permitted to pledge the securities held as collateral, use the securities to enter into securities-lending arrangements, or deliver the securities to counterparties to cover short positions. The collateral pledged in securities lending transactions is marked to market on a daily basis and not subject to term commitments.

The Company’s collateral under margin lending, securities borrowed, and reverse repurchase agreements is as follows:

	As of March 31, 2021	As of December 31, 2020
Accessible collateral from margin lending	$2,486,899	$1,571,349
Accessible collateral from securities borrowed and securities purchased under agreements to resell	245,287	173,182
Collateral utilized to support securities lending contracts	301,787	295,689
Collateral pledged in securities lending	996,398	488,206

11.	SHORT TERM BORROWINGS

As of March 31, 2021 and December 31, 2020, the Company had short-term bank credit facilities with five financial institutions with available borrowing capacity and variable terms of $520 million. There were no amounts drawn as of March 31, 2021 and December 31, 2020.

	As of March 31, 2021
	Committed Unsecured	Uncommitted Unsecured	Uncommitted Secured	Total Facility Size	Expire Date
Facility 1	$—	$10,000	$125,000	$125,000	None
Facility 2	—	10,000	—	10,000	None
Facility 4	—	—	100,000	100,000	None
Facility 5	25,000	—	—	25,000	October 2021
Facility 6	—	15,000	100,000	100,000	None
Syndicate Line	100,000	—	—	100,000	September 2021
Facility 8	—	—	50,000	50,000	None
Facility 9	—	10,000	—	10,000	None

	$125,000	$45,000	$375,000	$520,000

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands, except per unit amounts)

	As of December 31, 2020
	Committed Unsecured	Uncommitted Unsecured	Uncommitted Secured	Total Facility Size	Expire Date
Facility 1	$—	$10,000	$125,000	$125,000	None
Facility 2	—	10,000	—	10,000	None
Facility 4	—	—	100,000	100,000	None
Facility 5	25,000	—	—	25,000	October 2021
Facility 6	—	—	75,000	75,000	None
Syndicate Line	100,000	—	—	100,000	September 2021
Facility 8	—	—	50,000	50,000	None
Facility 9	—	10,000	—	10,000	None
Facility 10	—	—	25,000	25,000	None

	$125,000	$30,000	$375,000	$520,000

On February 3, 2021, the Company entered into the second amendment to the brokerage credit agreement with one of the financial institutions to amend Facility 6 by increasing the uncommitted secured limit by $25 million, of which $15 million can be drawn on an uncommitted unsecured basis, with a total combined facility limit of $100 million.

12.	CONVERTIBLE SENIOR NOTES

Convertible senior notes consist of the following:

As of March 31, 2021
Principal amount of 2023 Convertible Notes	$100,000
Unamortized debt discount and issuance costs	(296)

Net carrying amount	$99,704

On February 19, 2021, the Company issued $100 million aggregate principal amount of convertible senior notes due in February 2023 (the “2023 Convertible Notes”). The 2023 Convertible Notes are subject to the terms and conditions of the note issuance agreement between the Company and Magnetar Financial, LLC (“Magnetar”), the representative of the holders (the “Note Issuance Agreement”), and the note purchase agreement between the Company and the lender parties thereto.

The Company received net proceeds of approximately $99.7 million from the sale of the 2023 Convertible Notes, after deducting fees and expenses of approximately $300. The Company recorded the expenses as debt issuance costs that will be amortized over the term of the 2023 Convertible Notes.

The 2023 Convertible Notes are senior, unsecured obligations of the Company, and the payment of the principal and interest is unconditionally guaranteed, jointly and severally by certain of the Company’s non-broker-dealer subsidiaries. The 2023 Convertible Notes will mature on February 19, 2023, unless earlier converted, redeemed, or repurchased. For a period of one year from the issuance date of the 2023 Convertible Notes, the Company may issue additional notes in the aggregate amount of up to $20 million.

The 2023 Convertible Notes bear interest at the annual rate of 5%, with interest payable semi-annually on February 1 and August 1 of each year, commencing on August 1, 2021. Interest is payable either entirely in cash,

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands, except per unit amounts)

or entirely in kind (“PIK Interest”), or a percentage in cash and the remainder percentage in PIK Interest at the option of the Company. Additional notes (“PIK Notes”) to be issued for PIK Interest will have the same terms and conditions as the 2023 Convertible Notes. The Note Issuance Agreement includes certain affirmative and financial covenants the Company is required to satisfy.

The holders of the 2023 Convertible Notes may convert their notes into membership interests of the Company (if prior to a Qualified Public Company Event (“QPCE”), as defined in the Note Issuance Agreement) or shares of common stock of the applicable public company (if after a QPCE), in either case, under the following circumstances:

•

Upon a Change of Control (as defined in the Note Issuance Agreement) consummated prior to a QPCE, at a rate equal to the lesser of i) the transaction price per Company membership interest in the Change of Control transaction and ii) a price per Company membership interest assuming a Company value of $4.7 billion (“Valuation Cap”) at such time.

•

Prior to the QPCE, if no Equity Financing (as defined in the Note Issuance Agreement) has been consummated, at a rate equal to the per-membership interest value of the Company on the date of the 2023 Note Issuance Agreement (assuming a Company value equal to the Valuation Cap on such date).

•

Prior to a QPCE and if Equity Financing has been consummated, only if greater than the valuation set forth in the immediately preceding bullet, at a rate equal to the per-membership interest value of the Company with respect to such Equity Financing.

•	Upon and after the completion of a QPCE:

○

That is a business combination involving the Company or an affiliate thereof and a special purpose acquisition company (“SPAC”), at a rate equal to the least of (i) $10.00 per SPAC share, (ii) the lowest cash price per share of common equity at which the SPAC sells shares of its common equity to PIPE investors in connection with the business combination transaction and (iii) the per-share value of the shares of SPAC common stock issued or issuable for the Company membership interests outstanding immediately prior to such business combination, assuming a Company value equal to the Valuation Cap.

○

That is a direct listing of the Company’s capital stock on a permitted exchange at a rate equal to lesser of (i) the average daily volume weighted average price of the listed capital stock on the five consecutive trading days after the date of settlement of the opening trade on the applicable permitted exchange following the direct listing and (ii) the per-share value of the Company’s capital stock as of the date of the direct listing, assuming a Company value equal to the Valuation Cap.

○

That is neither a SPAC transaction nor a direct listing at a rate equal to the lesser of i) the price per share of common stock offered to the public in the underwritten initial public offering and ii) the per-share value of the Company’s capital stock as of the date of such QPCE, assuming a Company value equal to the Valuation Cap.

If the holders have not converted the 2023 Convertible Notes and the 2023 Convertible Notes have not been redeemed by the maturity date, the Company must repay the outstanding principal amount and accrued interest.

The 2023 Convertible Notes contain (i) call options to be settled in cash upon the occurrence of a Change of Control (other than a SPAC transaction), (ii) put options to be settled in cash contingent upon the occurrence of a Fundamental Change (as defined in the Note Issuance Agreement) after a QPCE or a Change of Control (other

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands, except per unit amounts)

than a SPAC transaction) and (iii) a default interest rate increase of 3% applicable upon the occurrence of an event of default. The Company evaluated the embedded call and put options under the guidance of ASC 815, Derivatives and Hedging, and determined that the call and put options upon a Change of Control (other than a SPAC transaction) are embedded derivatives requiring bifurcation at fair value. The fair value calculation includes Level 3 inputs including the estimated fair value of the Company’s common stock and assumptions regarding the probability that the contingent call and put will be exercised. Management determined that the probability that the contingent event will occur was near zero at inception and has remained near zero as of March 31, 2021. Therefore, the Company did not record a derivative liability related to these features at March 31, 2021. The Company will assess the probability of occurrence quarterly during the term of the 2023 Convertible Notes.

During the three months ended March 31, 2021, the Company recognized $4 of interest expense related to the amortization of debt discount and issuance costs, and $167 of interest expense.

13.	MEMBERS’ EQUITY

The membership interests in Apex Fintech are represented solely by common units with equal rights. Gains and losses are allocated pro rata to all unit holders. The table below presents the amount of membership interests and ownership held in Apex Fintech as of March 31, 2021.

	PEAK6 Investment LLC	Other Investors	Total
Ownership %	82.20%	17.80%	100.00%
Members’ units	130,222.4775	28,206.3913	158,428.8688

Member Contributions

The Company received contributions from its parent during the three months ended March 31, 2021 and December 31, 2020, of $12.5 million and $3 million, respectively.

14.	INCOME TAXES

The Company uses an estimate of the Company’s annual effective tax rate to determine the provision for income taxes during the interim period. The Company reported income tax expense of $14.3 million and $3.3 million for the three months ended March 31, 2021 and 2020, respectively. The estimated effective tax rate may be subject to adjustment in subsequent quarterly periods as the forecasts of pretax income and other items impacting forecasted income tax expense change. The Company’s provision for income taxes reflected an effective tax rate of approximately 28.2% and 31.9% for the three months ended March 31, 2021 and 2020, respectively.

The Company is currently under state examination, and the outcome of the examination is not yet determinable. However, the Company anticipates that any adjustments will not result in a material change.

15.	COMMITMENTS, CONTINGENCIES AND GUARANTEES

Other Inquiries

From time to time, the Company may become involved in various legal matters and regulatory inquiries or examinations in the ordinary course of conducting business. The Company is not aware of any material contingencies relating to such matters that would require accrual or disclosure in the financial statements or their accompanying notes as of March 31, 2021.

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands, except per unit amounts)

16.	RELATED PARTIES TRANSACTIONS

The Company has regularly entered into certain expense sharing and administrative services agreements whereby PEAK6 Investments charges the Company for, among other things, (i) pass through costs for third party vendors that are shared amongst the entities, (ii) rent and related operating expenses, taxes or other amounts due under leases when the Company and/or any of its subsidiaries shares space that is rented by PEAK6 Investments or one of its direct or indirect subsidiaries and (iii) costs related to employee services for individual’s employed by PEAK6 Investments who provide services to the Company and/or its subsidiaries. Management has reviewed expense allocation methodologies and considers them reasonable.

PEAK6 Investments

PEAK6 Investments provides various support and other services to the Company and is entitled to fees and other payouts pursuant to the terms of a Support Services Agreement between the Company and PEAK6 Investments, as amended (the “SSA”). For the three months ended March 31, 2021, and 2020, the Company recorded expenses of $6,304 and $4,741, respectively. These expenses are attributable to fees for services, reimbursement of costs, and other payouts pursuant to the SSA and are included in the Condensed Combined Consolidated Statements of Operations. As of March 31, 2021, and December 31, 2020 the Company had a payable to PEAK6 Investments of $6,733 and $5,207, respectively, included in Payables to affiliates in the Condensed Combined Consolidated Statements of Financial Condition.

Related Party Indebtedness

The following table summarizes outstanding balances due to related parties:

	As of March 31, 2021	As of December 31, 2020
Senior Secured Promissory Note - PEAK6 Investments	$45,248	$45,248
Amended and Restated Credit Agreement – PEAK6 Investments	40,857	37,357
PEAK6 Group Amended Credit Agreement	90,000	—
2021 PEAK6 Credit Agreement	60,000	—
Senior Secured Promissory Note – SoFi	—	9,050
Amended and Restated Credit Agreement – SoFi	—	7,643

Total loans due to affiliates	$236,105	$99,298

The following table summarizes accrued interest due to related parties:

	As of March 31, 2021	As of December 31, 2020
Senior Secured Promissory Note - PEAK6 Investments	$5,693	$5,114
Amended and Restated Credit Agreement – PEAK6 Investments	2,878	2,594
PEAK6 Group Amended Credit Agreement	753	—
2021 PEAK6 Credit Agreement	525	—
Senior Secured Promissory Note – SoFi	—	1,023
Amended and Restated Credit Agreement – SoFi	—	409

Total accrued interest due to affiliates	$9,849	$9,140

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands, except per unit amounts)

On January 28, 2021, the Company entered into a credit agreement (“2021 PEAK6 Credit Agreement”) with PEAK6 Investments for a maximum amount of $60,000 bearing interest at 5% per annum. The entire commitment under this facility has been drawn down. No payments are required to be made under this facility until maturity, which occurs on January 31, 2022 or, if earlier, a change of control of the Company. No payments have been made to date by the Company under this agreement. The Company used the proceeds to make a capital contribution to ACC. On February 22, 2021, the Company announced it had agreed to merge with a subsidiary of Northern Star Investment Corp. II (the “Merger”), which is listed on the New York Stock Exchange. In connection with the closing of the Merger, all balances and accrued interest will be fully repaid or converted into equity, the agreement will be discharged, and will no longer be in place after the closing of the Merger.

On January 28, 2021, the Company and PEAK6 Group LLC (“PEAK6 Group”) entered into a credit agreement (“PEAK6 Group Credit Agreement”) for a commitment of $40 million, bearing interest at 5% per annum. The Company borrowed the full amount of the PEAK6 Group Credit Agreement on January 28, 2021. The Company and PEAK6 Group amended the PEAK6 Group Credit Agreement on February 2, 2021 to increase the commitment amount to $110,000. The Company borrowed an additional $50 million of the facility on February 2, 2021. No payments are required to be made under this facility until maturity, which occurs on January 31, 2022 or, if earlier, a change of control of the Company. The Company used the proceeds to make a capital contribution to ACC. It is currently expected that on or before the closing of the Merger, outstanding principal and accrued but unpaid interest under this agreement will be repaid in part, with the remainder converted into equity as a result, this agreement will no longer be effective as of such closing.

On February 19, 2021, the Company and PEAK6 Investments entered into the second amendment to the Amended and Restated Credit Agreement (“Second Amended and Restated Credit Agreement”) to increase the commitment of PEAK6 Investments to $90 million. The Company drew $8.2 million on February 19, 2021 under the Second Amended and Restated Credit Agreement and used the funds to repay the loan and accrued interest due to Social Finance, Inc. (“SoFi”) under the Amended and Restated Credit Agreement with SoFi.

During February 2021, the Company used approximately $10.1 million from the proceeds received from the issuance of the 2023 Convertible Notes to repay the loans and accrued interest due to SoFi and $8.2 million to repay the amount borrowed under the Second Amendment and Restated Credit Agreement to PEAK6 Investments.

The loans due to related parties and related accrued interest are included in Loans from affiliates and Payables to affiliates, respectively, in the Condensed Combined Consolidated Statements of Financial Condition as of March 31, 2021, and December 31, 2020.

On May 21, 2021, Apex Fintech, PEAK6 Investments and PEAK6 Group entered into a Debt Repayment and Conversion Agreement (the “Debt Agreement”) pursuant to which, on May 21, 2021, Apex Fintech repaid $34.2 million of indebtedness due to PEAK6 Investments through the transfer of Apex Fintech’s holdings of Stash Financial, Inc. (“Stash”). The Company engaged a third-party independent valuation specialist to determine the fair value of the Stash securities, which were assigned a value of $34.2 million. The Debt Agreement also sets forth the allocation of cash and issuance of Apex Fintech units for repayment of loans to PEAK6 Investments and PEAK6 Group occurring at the closing of the Mergers.

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands, except per unit amounts)

The following table summarizes interest expense on related party loans for the three months ended March 31, 2021 and 2020:

	For the three months ended March 31,
	2021	2020
Senior Secured Promissory Note – PEAK6 Investments	$558	$1,410
Amended and Restated Credit Agreement – PEAK6 Investments	969	123
Senior Secured Promissory Note – SoFi	62	282
PEAK6 Group Amended Credit Agreement	753	—
2021 PEAK6 Credit Agreement	525	—
Amended and Restated Credit Agreement – SoFi	106	—

Total interest expense on related party loans	$2,973	$1,815

The interest expense is included in Interest expense in the Condensed Combined Consolidated Statements of Operations.

PEAK6 Capital Management LLC

ACC and PEAK6 Capital Management LLC (“CapMan”) maintain a clearing agreement for clearing and execution services provided by ACC. As of March 31, 2021, and December 31, 2020 ACC had a receivable of $3 and $2, respectively, due from CapMan that is included in Receivables from Brokers, dealers, correspondents and clearing organizations in the Condensed Combined Consolidated Statements of Financial Condition. ACC recognized revenues of $3 and $6 from these agreements with CapMan during the three months ended March 31, 2021 and 2020, respectively, which are included in Commissions in the accompanying Condensed Combined Consolidated Statements of Operations. As of March 31, 2021, and December 31, 2020, CapMan had a net credit balance in their PAB accounts held at ACC of $1,361 and $1,367, respectively, that are included in Payables to customers in the accompanying Condensed Combined Consolidated Statements of Financial Condition.

PEAK6 NI Limited

PEAK6 NI Limited (“PEAK6 NI”), provides various support and other services to the Company and is entitled to fees and other payouts pursuant to the terms of the Services and Expense Sharing Agreement between PEAK6 NI and the Company. For the three months ended March 31, 2021 and 2020, the Company recorded expenses of $338 and $0 for fees for services, reimbursement of costs, and other payouts, respectively. As of March 31, 2021, and December 31, 2020, ACC had a payable to PEAK6 NI of $259 and $54, respectively, included in Payables to affiliates in the Condensed Combined Consolidated Statements of Financial Condition.

Directors and Officers

Included in Payables to customers in the Condensed Combined Consolidated Statements of Financial Condition as of March 31, 2021 and December 31, 2020 were accounts payable to directors, officers and their affiliates of $1,921 and $1,571, respectively. There were no accounts receivable from directors, officers and their affiliates as of March 31, 2021 and December 31, 2020. The Company may extend credit to these related parties in connection with margin and securities loans. Such loans (i) are made in the ordinary course of business, (ii) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company, and (iii) do not involve more than the normal risk of collectability or present other unfavorable features.

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands, except per unit amounts)

17.	SIGNIFICANT SERVICE PROVIDERS

On January 1, 2019, ACC entered into a Master Services Agreement (“MSA”) with Broadridge Financial Solutions, Inc. (“Broadridge”) that expires and terminates on December 31, 2023. This agreement replaced a previous MSA with Broadridge which called for ACC to pay a fixed percentage of net revenue earned in any given month. If ACC terminates the agreement for convenience, ACC may be obligated to pay Broadridge a termination fee, with maximum exposure of $14,769 as of March 31, 2021.

18.	CUSTOMER CONCENTRATION

Concentration of Business

For the three months ended March 31, 2021, three clients accounted for approximately 43% of the Company’s business in aggregate.

Concentration of Receivables

As of March 31, 2021 and December 31, 2020, two clients and a client accounted for more than 10% of receivables, respectively.

19.	REGULATORY REQUIREMENTS

ACC and ETC are broker-dealers subject to the SEC Uniform Net Capital Rule (Rule 15c3-1) under the Securities Exchange Act of 1934. Additionally, ACC operates as an FCM and is therefore subject to the CFTC Minimum Capital Requirement (“Regulation 1.17”). Under the more restrictive of these rules, ACC and ETC are separately required to maintain “net capital” equivalent to the greater of $1,500, 2% of aggregate debit items arising from customer transactions or the greater of the sum of 8% of the futures customer risk maintenance margin requirement plus 8% of the futures noncustomer risk maintenance margin requirement or $1 million, as these terms are defined. Adjusted Net Capital, aggregate debit items, and risk maintenance margin requirements change daily.

The table below summarizes net capital, minimum net capital, and excess net capital as of March 31, 2021:

	ACC	ETC
Net Capital	$387,817	$64,637
Minimum Net Capital	41,825	747
Excess Net Capital	345,992	63,890

As an FCM, ACC must maintain a risk based net capital requirement not less than 110% of CFTC minimum net capital requirement per CFTC Rule 1.17. ACC’s minimum net capital requirement is $4,736 as of March 31, 2021.

20.	FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business, the Company purchases and sells securities and pledges or receives collateral as both principal and agent. If a party to a transaction fails to fulfill its contractual obligation, the Company may incur a loss if the market value of the security is different from the contract amount of the transaction. When the Company acts as principal, it trades various financial instruments and enters into various investment activities, including treasury securities. Each of these financial instruments contains varying degrees of off-balance sheet risk whereby changes in the market values of the securities or other underlying financial instruments may be in excess of the amounts recognized in the Condensed Combined Consolidated Statements of Financial Condition.

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands, except per unit amounts)

Collateral Finance

The Company deposits customers’ margin securities with lending institutions as collateral for borrowings. If a lending institution does not return a security, the Company may be obligated to purchase the security at prevailing market prices in order to return it to its customer. In such circumstances, the Company may incur a loss equal to the amount by which the market value of the security exceeds the value of the loan from the lending institution. In connection with securities financing activities, the Company enters into securities borrowing and lending arrangements which may result in significant credit exposure in the event the counterparty to the transaction is unable to fulfill its contractual obligations.

Digital Asset Risk

Crypto is subject to various risks including market, liquidity and other risks related to its digital asset intangibles. Digital asset prices have been volatile and are subject to influence by many factors including the level of liquidity. As such, Crypto may experience losses.

There is a risk that some or all of Crypto’s digital assets could be lost or stolen. Further, digital asset movements are irrevocable and, if stolen or incorrectly transferred, digital assets may be irretrievable. To the extent the private keys for digital assets addresses are lost, destroyed, or otherwise compromised and no backup of private keys are accessible, Crypto may be unable to access the digital assets held in the associated addresses and the private key will not be capable of being restored by the digital asset networks. The processes by which digital asset transactions are settled is subject to operational risk. Third party service providers may be vulnerable to hacking or other malicious activities.

The above factors contribute to the uncertainty of future viability and value of digital assets.

Customer Margin

The Company extends credit to its customers that is collateralized by cash and securities in customer accounts and is subject to various regulatory and internal margin guidelines. In connection with these activities, the Company executes and clears customer transactions involving the acquisition of securities and the sale of securities not yet purchased, substantially all of which are transacted on a margin basis subject to regulatory and individual exchange regulations, as well as the Company’s internal policies that may be more restrictive. Such activity may expose the Company to significant off-balance sheet risk in the event margin requirements are insufficient to fully cover losses that customers may incur. In the event a customer or broker fails to satisfy its obligations, the Company may be required to purchase or sell financial instruments at prevailing market prices to fulfill the customer’s or broker’s obligations. The Company seeks to control the risks associated with its customer and broker activities by requiring the maintenance of margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels and has established guidelines to require customers and brokers to deposit additional collateral or to reduce positions when necessary. Management believes that the margin deposits and collateral held as of March 31, 2021 and December 31, 2020 were adequate to mitigate the risk of material loss that could be created by positions held at that time.

The Company’s policy is to continually monitor its market exposure and counterparty risk and to periodically review the credit standing of all parties with which it conducts business, including correspondents, direct customers and customers of correspondents. For customers introduced on a fully disclosed basis by introducing broker-dealers, the Company typically has a contractual right of recovery from such introducing broker-dealers in the event of nonperformance by the customer. The Company can offset associated customer balances with

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands, except per unit amounts)

their applicable correspondent balances if required or applicable. In general, the Company requires a risk deposit from introducing broker-dealers. In the event the customer or introducing broker-dealer does not perform and the associated risk deposit is insufficient to cover the exposure, the Company is at risk of loss, although the customer or introducing broker remains liable for the exposure. Additionally, if the Company, on behalf of its correspondents and customers, has sold securities that it does not currently own, it will be obligated to purchase such securities at a future date. The Company may incur a loss if its customers do not perform and the fair value of the sold securities increases subsequent to March 31, 2021 and December 31, 2020.

The Company’s clearance and settlement activities include the acceptance and clearance of equities, fixed income, futures, and option contracts for its clients, which are primarily institutional, commercial, exchange members and retail customers introduced by registered broker-dealers, and direct customers. The Company guarantees to the respective clearing houses or other broker-dealers its clients, their respective customers’ and its direct customers’ performance under these contracts. In accordance with regulatory requirements and market practice, the Company requires its clients, their respective customers and its direct customers to meet, at a minimum, the margin requirements established by regulatory bodies. These activities may expose the Company to off-balance-sheet risk in the event the customer is unable to fulfill its contractual obligation.

The Company may be required to pledge eligible collateral with its banking or, securities lending counterparties, or central clearing organizations. In the event a counterparty is unable to meet its contractual obligation to return pledged collateral, the Company may be exposed to the risk of acquiring the underlying securities at prevailing market prices. All counterparty agreements are secured by securities or cash at or in excess of amounts loaned. The Company and its counterparties control this risk by monitoring the market value of securities pledged on a daily basis and by requiring adjustments of collateral levels in the event of excess market exposure. It is the Company’s policy to periodically review the credit standing of counterparties with which it conducts business.

21.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date on which the financial statements and their accompanying notes were issued. Other than the items disclosed below, there have been no material subsequent events that occurred during this period that could require an adjustment to these financial statements and their accompanying notes.

On April 16, 2021, Crypto received $6 million cash from the issuance of a promissory note (“Promissory Note”) in the amount of $6 million to PEAK6 Investments that matures on June 1, 2021, unless extended by PEAK6 Investments. The Promissory Note bears interest at an annual rate of 7.5%, which is payable on the maturity date. Crypto repaid the Promissory Note and accrued interest of approximately $14 on April 26, 2021.

On April 30, 2021, ACC entered into the third amendment to a credit agreement (“Syndicate Line Agreement”) with certain financial institutions that increased the committed, unsecured revolving lending facility to $225 million. The Syndicate Line Agreement is scheduled to expire on April 29, 2022 and bears interest on the unpaid principal at an annual rate based on the greater of the 1-month LIBOR rate (or the annual overnight SOFR rate), the upper limit of the federal funds target range or 0.25% plus an applicable margin of 2.50%. ACC incurred approximately $682 of arrangement fees.

On May 7, 2021, Crypto received $30 million cash from the issuance of a promissory note (“Promissory Note II”) to PEAK6 Investments that matures on June 1, 2021, unless extended by PEAK6 Investments. The Promissory Note bears interest at an annual rate of 7.5%, which is payable on the maturity date. Crypto repaid the Promissory Note II and accrued interest of approximately $25 on May 10, 2021.

APEX FINTECH SOLUTIONS LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, in thousands, except per unit amounts)

On May 21, 2021, the Company transferred its investment in Stash to PEAK6 Investments as partial payment for loans due to PEAK6 Investments. See Note 16, Related Parties Transactions, for additional information.

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

NORTHERN STAR INVESTMENT CORP. II,

NSIC II-A MERGER LLC,

NSIC II-B MERGER LLC,

APEX CLEARING HOLDINGS LLC

and, solely for the purposes of Section 5.21 herein,

PEAK6 INVESTMENTS LLC

DATED AS OF FEBRUARY 21, 2021

A-i

3.6	Compliance	A-26
3.7	Parent SEC Reports and Financial Statements	A-26
3.8	No Undisclosed Liabilities	A-27
3.9	Absence of Certain Changes or Events	A-28
3.10	Litigation	A-28
3.11	Employee Benefit Plans	A-28
3.12	Labor Matters	A-28
3.13	Business Activities	A-28
3.14	Title to Property	A-29
3.15	Intellectual Property	A-29
3.16	Taxes	A-29
3.17	Environmental Matters	A-29
3.18	Brokers	A-30
3.19	Agreements, Contracts and Commitments	A-30
3.20	Insurance	A-30
3.21	Interested Party Transactions	A-30
3.22	Parent Listing	A-31
3.23	Board Approval	A-31
3.24	Trust Fund	A-31
3.25	PIPE Documents	A-32
3.26	No Additional Representations and Warranties; Independent Investigation	A-32

ARTICLE IV CONDUCT PRIOR TO THE CLOSING		A-32

4.1	Conduct of Business by the Company, Parent and Merger Subs	A-32
4.2	Confidentiality; Access to Information	A-35
4.3	No Solicitation	A-36
4.4	Certain Financial Information	A-37
4.5	Access to Financial Information	A-37
4.6	Commercially Reasonable Efforts	A-38

ARTICLE V ADDITIONAL AGREEMENTS		A-38

5.1	Proxy Statement; Special Meeting	A-38
5.2	Directors and Officers of Parent and the Company After Mergers	A-40
5.3	HSR Act; FINRA	A-41
5.4	Public Announcements	A-41
5.5	Required Information	A-42
5.6	No Securities Transactions	A-43
5.7	No Claim Against Trust Fund	A-43
5.8	Disclosure of Certain Matters	A-43
5.9	Securities Listing	A-43
5.10	Charter Protections; Directors’ and Officers’ Liability Insurance	A-43
5.11	Insider Loans	A-44
5.12	Parent Borrowings	A-44
5.13	Trust Fund Disbursement	A-44
5.14	Board of Directors	A-45
5.15	Lock-Up Agreement	A-45
5.16	Registration Rights Agreement	A-45
5.17	Intended Tax Treatment; Tax Opinions	A-45
5.18	Incentive Equity Plan	A-46
5.19	PIPE Investment	A-46
5.20	Company Member Approval	A-47
5.21	Crypto Option	A-47

A-ii

ARTICLE VI CONDITIONS TO THE TRANSACTION		A-47

6.1	Conditions to Obligations of Each Party to Effect the Merger	A-47
6.2	Additional Conditions to Obligations of the Company	A-48
6.3	Additional Conditions to the Obligations of Parent and Merger Subs	A-49

ARTICLE VII TERMINATION		A-50

7.1	Termination	A-50
7.2	Notice of Termination; Effect of Termination	A-51
7.3	Fees and Expenses	A-51

ARTICLE VIII GENERAL PROVISIONS		A-51

8.1	Notices	A-51
8.2	Interpretation	A-52
8.3	Counterparts; Electronic Delivery	A-58
8.4	Entire Agreement; Third Party Beneficiaries	A-58
8.5	Severability	A-58
8.6	Other Remedies; Specific Performance	A-58
8.7	Governing Law	A-59
8.8	Consent to Jurisdiction; WAIVER OF TRIAL BY JURY	A-59
8.9	Rules of Construction	A-59
8.10	Assignment	A-59
8.11	Amendment	A-59
8.12	Extension; Waiver	A-59
8.13	Schedules	A-60
8.14	Nonsurvival of Representations, Warranties and Covenants	A-60
8.15	Non-Recourse	A-60
8.16	Release	A-60
8.17	Legal Representation	A-61

A-iii

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of February 21, 2021, by and among Northern Star Investment Corp. II, a Delaware corporation (“Parent”), NSIC II-A Merger LLC, a limited liability company and wholly owned subsidiary of Parent (“Merger Sub I”), NSIC II-B Merger LLC, a limited liability company and wholly owned subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, “Merger Subs” and each a “Merger Sub”), Apex Clearing Holdings LLC, a Delaware limited liability company (“Company”), and, solely for the purposes of Section 5.21, PEAK6 Investments LLC (“PEAK6”). The term “Agreement” as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Parent Schedule, as defined in the preambles to Articles II and III hereof, respectively). Each of Parent, Merger Subs and the Company shall be referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 8.2.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA” and together with the DGCL, the “Delaware Laws”), the Parties intend to enter into a business combination transaction by which (i) Merger Sub I will merge with and into the Company (with the Company being the surviving entity of the Initial Merger (“Initial Surviving Company”)) in exchange for the Company’s members receiving shares of Class A common stock, par value $0.0001 per share, of the Parent (“Parent Common Stock”) as provided by this Agreement (the “Initial Merger”), and (ii) immediately following the Initial Merger and as part of the same overall transaction as the Initial Merger, the Initial Surviving Company will merge with and into Merger Sub II (with Merger Sub II being the surviving entity of the Final Merger (the “Final Surviving Company”)) (the “Final Merger” and, together with the Initial Merger, the “Mergers”).

B. The boards of directors of each of Parent and each Merger Sub, and the board of managers of the Company, have determined that the Mergers are fair to, and in the best interests of, their respective companies and their respective stockholders or members, as applicable.

C. The parties intend that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of Section 368 of the Code.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

(a) At the Initial Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware Laws, Merger Sub I shall be merged with and into the Company, the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the Initial Surviving Company after the Initial Merger and as a wholly owned subsidiary of Parent.

(b) Immediately following the Initial Merger and as part of a single integrated transaction, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware Laws, the Initial Surviving Company shall be merged with and into Merger Sub II, the separate corporate existence of the Initial Surviving Company shall cease and Merger Sub II shall continue as the Final Surviving Company after the Final Merger and as a wholly owned subsidiary of Parent.

1.2 Effective Time; Closing. Subject to the terms and conditions of this Agreement, as soon as practicable following the Closing on the Closing Date (defined below), the Parties hereto shall cause the Initial Merger to be consummated by filing a Certificate of Merger (the “Initial Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the Delaware Laws (the time of such filing, or such later time as may be agreed in writing by Company and Parent and specified in the Initial Certificate of Merger, being the “Initial Effective Time”). Immediately following the Initial Effective Time, the Parties shall cause the Final Merger to be consummated by filing a Certificate of Merger (the “Final Certificate of Merger” and, together with the Initial Certificate of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the Delaware Laws (the time of such filing, or such later time as may be agreed in writing by Company and Parent and specified in the Final Certificate of Merger, being the “Final Effective Time”). Unless this Agreement shall have been terminated pursuant to Section 7.1, the consummation of the Merger (the “Closing”), other than the filing of the Certificates of Merger, shall take place at the offices of Graubard Miller, counsel to Parent, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174-1901 or by electronic exchange of deliverables and release of signatures at a time and date to be specified by the parties, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction thereof at the Closing), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by email pdf files.

1.3 Effect of the Merger. At the Initial Effective Time and the Final Effective Time, the effect of the Mergers shall be as provided in this Agreement and the Delaware Laws. Without limiting the generality of the foregoing, and subject thereto, (a) at the Initial Effective Time all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub I shall vest in the Initial Surviving Company, and all debts, liabilities and duties of each of the Company and Merger Sub I shall become the debts, liabilities and duties of the Initial Surviving Company, and (b) at the Final Effective Time all the property, rights, privileges, powers and franchises of each of the Initial Surviving Company and Merger Sub II shall vest in the Final Surviving Company, and all debts, liabilities and duties of each of the Initial Surviving Company and Merger Sub II shall become the debts, liabilities and duties of the Final Surviving Company.

1.4 Governing Documents.

(a) At the Initial Effective Time,

(i) the Certificate of Formation of the Company shall become the Certificate of Formation of the Initial Surviving Company; and

(ii) the operating agreement of the Initial Surviving Company shall be amended and restated in the form attached as Exhibit A-1 hereto.

(b) At the Final Effective Time,

(i) the Certificate of Formation of Merger Sub II shall become the Certificate of Formation of the Final Surviving Company; and

(ii) the operating agreement of the Final Surviving Company shall be amended and restated in the form attached as Exhibit A-2 hereto.

1.5 Effect on Securities.

(a) Initial Merger Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Initial Effective Time, by virtue of the Initial Merger and this Agreement and without any further action on the part of Parent, Merger Sub I or the Company or the holders of any of the following securities:

(i) other than interests cancelled pursuant to Section 1.5(e), each membership interest of the Company (“Company Membership Interests”) issued and outstanding immediately prior to the Initial Effective Time (excluding, for the avoidance of doubt, the Company Membership Interests issuable upon conversion of the Company Convertible Notes) will be automatically converted into the right to receive that number of shares of Parent Common Stock (“Merger Shares”) equal to the Exchange Ratio (the “Per Share Merger Consideration”) consistent with Schedule 1.5(a) hereto, which sets forth a calculation of the Exchange Ratio as of the date hereof, together with the assumptions related to such calculation; and

(ii) all of the outstanding membership interests of Merger Sub I issued and outstanding immediately prior to the Initial Effective Time shall be converted into and exchanged for all of the membership interests of the Initial Surviving Company; and

(b) Final Merger Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Final Effective Time, by virtue of the Final Merger and this Agreement and without any further action on the part of Parent, Merger Sub II or the Company:

(i) each membership interest of the Initial Surviving Company issued and outstanding immediately prior to the Final Effective Time will be automatically cancelled and shall cease to exist without any conversion thereof or payment therefor; and

(ii) all of the outstanding membership interests of Merger Sub II issued and outstanding immediately prior to the Final Effective Time shall be converted into and become one (1) membership interest of the Final Surviving Company and shall constitute the only outstanding equity interest of the Final Surviving Company.

(c) Adjustments to Merger Consideration. The Per Share Merger Consideration issuable pursuant to this Section 1.5 shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock occurring on or after the date hereof but at or prior to the Initial Effective Time.

(d) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Mergers, and each holder of a Company Membership Interest who would otherwise be entitled to a fraction of a share of Parent Common Stock any time shares of Parent Common Stock are distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder in connection with such distribution) shall, upon compliance with Section 1.6, receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

(e) Cancellation of Treasury and Parent-Owned Stock. Each Company Membership Interest held by the Company or Parent or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the Initial Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(f) Total Merger Shares. For the avoidance of doubt, in no event shall the aggregate number of shares of Parent Common Stock to be issued in the Initial Merger to the Company Members (excluding holders of Company Convertible Notes who become Company Members after the date hereof and before the Closing in connection with a conversion of such Company Convertible Notes) exceed an amount equal to 470,000,000.

1.6 Merger Consideration Exchange Procedures.

(a) Exchange Procedures. At the Closing, the holders of Company Membership Interests (the “Company Members”) shall deliver a letter of transmittal in a form to be mutually agreed upon between Parent and the Company (and which letter of transmittal will be in customary form for uncertificated securities) (“Letter of Transmittal”), and receive in exchange therefor the Per Share Merger Consideration in book-entry form (unless certificates representing Merger Shares are otherwise requested by Company Members) and the Company Membership Interests shall forthwith be cancelled. To the extent that a Company Member has not delivered a Letter of Transmittal at or prior to the Closing, following the Closing, such Company Member shall deliver to the Final Surviving Company a duly executed and completed Letter of Transmittal in order to receive such Company Member’s Per Share Merger Consideration. The Per Share Merger Consideration shall be issued only in the name of the registered holder of the Company Membership interests exchanged therefor.

(b) Distributions With Respect to Unexchanged Company Membership Interests. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Initial Effective Time will be paid to any Company Member who has not delivered a Letter of Transmittal at or prior to the Closing with respect to the Per Share Merger Consideration to be issued upon delivery thereof until such Company Member shall have delivered a duly executed and completed Letter of Transmittal. Subject to applicable law, following delivery of any such Letter of Transmittal, Parent shall promptly deliver to such Company Member, without interest, the Per Share Merger Consideration issued in exchange for its Company Membership Interests in book-entry form and the amount of any such dividends or other distributions with a record date after the Initial Effective Time theretofore paid with respect to such Merger Shares.

(c) Required Withholding. Parent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law. Parent shall provide notice of any withholding that it intends to make (or cause to be made) in connection with consideration payable or otherwise deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least fifteen (15) days prior to the date of the relevant payment, and the Parties shall (and shall cause their Affiliates to) cooperate to minimize or eliminate any potential withholding. To the extent such amounts are so deducted or withheld consistent with the terms of this Section 1.6(d), such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(d) No Further Ownership Rights in Company Membership Interests. All shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Membership Interests and there shall be no further registration of transfers on the records of the Initial Surviving Company or the Final Surviving Company of the Company Membership Interests that were outstanding immediately prior to the Initial Effective Time. At the Final Effective Time, each holder of Company Membership Interests shall cease to have any other rights in and to the Company, the Initial Surviving Company or the Final Surviving Company, except the right to receive the Per Share Merger Consideration into which such Company Membership Interests shall have been converted in the Initial Merger.

1.7 Plan of Reorganization. It is intended by the parties hereto that the Mergers, taken together, shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

1.8 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Final Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Subs, the officers and directors of the Company and Merger Subs will use their commercially reasonable efforts to take all such lawful and necessary action.

1.9 Company Convertible Notes. Upon the occurrence of the Closing, each convertible promissory note issued by the Company and outstanding at the Initial Effective Time (a “Company Convertible Note”) shall, in accordance with its terms, become convertible into shares of Parent Common Stock, at a conversion price of not less than $10.00 per share of Parent Common Stock. The Company shall, prior to the Initial Effective Time, take all actions necessary or desirable in connection with the treatment of Company Convertible Notes contemplated by this Section 1.9.

1.10 Payment of Expenses.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall provide to Parent a written report setting forth a list of all third party fees and expenses incurred by the Company or the Company Members in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to be unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including the: (i) fees and disbursements of outside counsel to the Company and Company management incurred in connection with the transactions contemplated hereby and (ii) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by the Company in connection with the with the transactions contemplated hereby (collectively, the “Outstanding Company Expenses”). On the Closing Date following the Closing, Parent shall cause the Final Surviving Company to pay by wire transfer of immediately available funds the Outstanding Company Expenses.

(b) At least three (3) Business Days prior to the Closing Date, Parent shall provide to the Company a written report setting forth a list of all third party fees and expenses incurred by Parent and Merger Subs in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to be unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including the: (i) fees and disbursements of outside counsel to Parent and Merger Subs incurred in connection with the transactions contemplated hereby, (ii) fees and expenses of Parent and Merger Subs for any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed in connection with the with the transactions contemplated hereby, including any PIPE Investment, (iii) the aggregate amount of Parent Borrowings, if any, and (iv) without duplication, any other amounts described in clauses (ii) and (iii) of Section 5.13 (all of the foregoing, collectively, the “Outstanding Parent Expenses”). On the Closing Date, Parent shall pay or cause to be paid by wire transfer of immediately available funds the Outstanding Parent Expenses.

1.11 Support Agreements. Concurrently with the execution of this Agreement, the Company Members identified on Schedule 1.11 attached hereto (the “Supporting Members”) have entered into support agreements with Parent (the “Member Support Agreements”), pursuant to which each of the Supporting Members has agreed to, among other things, vote all Company Membership Interests beneficially owned by such Supporting Member in favor of the Merger (which vote may be done by executing a written consent as provided for in Section 5.20 hereof). Concurrently with the execution of this Agreement, Northern Star II Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and each officer and director of Parent has entered into support agreements with the Company (the “Sponsor Support Agreement”), pursuant to which the Sponsor and such other parties agree to, among things, vote all Parent Common Stock beneficially owned by them to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby.

1.12 Private Financing. On or prior to the date hereof, Parent has delivered to the Company true, complete and correct copies of executed subscription agreements or securities purchase agreements from the investors party thereto, together with all exhibits (including documents attached as exhibits), schedules, annexes and other attachments thereto, and any related agreements (collectively, the “PIPE Documents”) pursuant to which such investors have committed to purchase securities of Parent for an aggregate purchase price of at least $450.0 million in a private placement or other financing to be consummated simultaneously with the Closing at a price per share of Parent Common Stock of $10.00 (the “PIPE Investment”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in Schedule 2 delivered by the Company to Parent and Merger Subs in connection with this Agreement (the “Company Schedule”), the Company hereby represents and warrants to Parent and Merger Subs as follows:

2.1 Organization and Qualification.

(a) The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders of or from any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of formation and operating agreement (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore made available to Parent or Parent’s counsel.

(b) The Company is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed as of the date of this Agreement is listed in Schedule 2.1(b).

2.2 Subsidiaries.

(a) As of the date of this Agreement, the Company has no direct or indirect subsidiaries other than those listed in Schedule 2.2 (the “Subsidiaries”). Except as set forth in Schedule 2.2, the Company owns all of the outstanding equity securities of its Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more Subsidiaries. Except with respect to the Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity. There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any Subsidiary is a party or by which it is bound obligating the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, membership interests, partnership interests or similar ownership interests of any Subsidiary or obligating the Company or any Subsidiary to grant, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(b) Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of incorporation (as listed in Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization or formation (as listed in Schedule 2.2) and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore made available to Parent or Parent’s counsel.

(c) Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

2.3 Capitalization.

(a) Other than the Company Membership Interests, the Company has no class or series of securities authorized by its Charter Documents. Schedule 2.3(a) hereto contains a list of all Company Members and the Company Membership Interests owned by each Company Member as of the date of this Agreement. The Company Membership Interests are uncertificated.

(b) Except with respect to the Company Convertible Notes, as of the date of this Agreement, no Company Membership Interests are reserved for issuance upon the exercise of outstanding convertible notes, warrants or other rights to purchase Company Membership Interests.

(c) Except as set forth in Schedule 2.3(c) and Section 2.3(a) hereof or with respect to the Company Convertible Notes, as of the date of this Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d) Except as set forth in Schedule 2.3(d) or as contemplated by this Agreement or the PIPE Documents, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which the Company is a party or by which the Company is bound with respect to any equity security of the Company.

(e) Except as provided for in this Agreement or as set forth in Schedule 2.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company (including anti-dilution rights) accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise). Except as set forth in Schedule 2.3(e), none of the securities of the Company contain any anti-dilution rights, other than adjustments for stock (or membership unit) splits, reverse stock (or membership unit) splits, stock (or membership unit) combinations, stock (or membership unit) dividends and similar transactions affecting the stockholders as whole.

(f) There are no outstanding stock options or warrants of the Company as of the date of this Agreement. All outstanding Company Membership Interests have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Charter Documents. Except with respect to the Company Convertible Notes, neither the Company nor any Subsidiary has any outstanding bonds, debentures, notes or other indebtedness obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the members of the Company (or stockholders of any applicable Subsidiary) on any matter.

(g) No outstanding Company Membership Interests are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

2.4 Authority Relative to this Agreement. The Company has all necessary limited liability company power and authority to: (i) execute, deliver and perform this Agreement and each Ancillary Agreement that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including the Merger). The execution and delivery of this Agreement and each Ancillary Agreement that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including the Merger) have been, or will be, duly and validly authorized by all necessary limited liability company action on the part of the Company (including the approval by its board of managers and, prior to the Closing, any approval of its members as required by the Delaware Laws and its Charter Documents), and no other proceedings on the part of the Company are necessary to authorize this Agreement or such Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and each Ancillary Agreement that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement has been, or will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto or thereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents. Except as set forth in Schedule 2.5 hereto:

(a) The execution and delivery of this Agreement or any Ancillary Agreement that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement by the Company do not, and the performance of this Agreement or any such Ancillary Agreement by the Company shall not, assuming all necessary consents, approvals, authorizations, permits, filings or notifications as set forth in Section 2.5(b) below have been obtained, made or expired or been terminated, (i) conflict with or violate the Charter Documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any Laws, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries

(other than Permitted Liens) pursuant to, any Material Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, impairments, alterations, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement or any Ancillary Agreement by the Company does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act or state securities laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder, (iii) the consents, approvals, authorizations and permits described in Schedule 2.5(b), (iv) for filing of the Certificates of Merger, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, Parent.

2.6 Compliance. Except as set forth in Schedule 2.6(a), during the past two (2) years and as of the date of this Agreement, (a) the Company and each of its Subsidiaries has complied with all Laws with respect to the conduct of its business, or the ownership or operation of its business, and (b) the businesses and activities of the Company and of each of its Subsidiaries have not been and are not being conducted in material violation of any Laws, except, in the case of each of clause (a) and (b), for such failures of compliance or violations that, individually or in the aggregate, would not be material and adverse to the Company and its Subsidiaries, taken as a whole, or after the Closing, to Parent and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is in default or violation in any material respect of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 2.6(b), within the past two (2) years, no written notice of material non-compliance with any Laws has been received by the Company or any of its Subsidiaries.

2.7 Financial Statements.

(a) The Company has made available to Parent true and complete copies of the (i) unaudited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2020, 2019 and 2018 (the “Unaudited Company Annual Financial Statements”) and (ii) audited financial statements (including any related notes thereto) of each of Apex Clearing Corporation and Electronic Transaction Clearing, Inc. for the fiscal years ended December 31, 2019 and 2018 (the “Audited B/D Financial Statements”) and the unaudited consolidated financial statements (including any related notes thereto) of Apex Clearing Corporation and Electronic Transaction Clearing, Inc. for the nine-month periods ended September 30, 2020 and 2019 (the “Unaudited B/D Financial Statements,” and together with the Audited B/D Financial Statements, and the Unaudited Company Annual Financial Statements, the “Financial Statements”).

(b) The Financial Statements were prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis in accordance with past practice throughout the periods involved (except as may be indicated therein or in the notes thereto), and present fairly, in all material respects, the financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the respective periods indicated, except application of Public Company Accounting Oversight Board standards and, in the case of the Unaudited Financial Statements, subject to normal audit adjustments and the absence of footnotes.

(c) The Company has established and maintained a system of internal accounting controls. To the Company’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with U.S. GAAP.

(d) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Except as otherwise noted in the Financial Statements, the accounts and notes receivable of the Company and its Subsidiaries reflected in the Financial Statements: (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms, subject to reserves for bad debts in the Financial Statements, (ii) to the Company’s knowledge, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not, in any material respect, subject to any valid set-off or counterclaim to which the Company has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any material actions or proceedings brought by or on behalf of the Company as of the date hereof.

(f) Schedule 2.7(f) sets forth all CARES Act stimulus funds programs in which the Company or a Subsidiary are participating and the amount of funds received and/or requested by the Company or such Subsidiary for each such program (together with any additional CARES Act stimulus funds hereafter received by the Company or any of its Subsidiaries, the “Stimulus Funds”). The Company has maintained accounting records associated with the Stimulus Funds in material compliance with applicable Laws and related guidance available as of the date hereof.

2.8 No Undisclosed Liabilities. The Company (including its Subsidiaries) has no liabilities (absolute, accrued, contingent or otherwise) of a nature required under U.S. GAAP, applied on a consistent basis in accordance with past practice, to be disclosed on a consolidated balance sheet or in the related notes to the Financial Statements, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Financial Statements or in the notes to the most recent Financial Statements, (ii) such liabilities arising in the ordinary course of the Company’s and its Subsidiaries’ business since the date of the most recent Financial Statement, (iii) liabilities disclosed in Schedule 2.8, (iv) expenses of the Company incurred in connection with the transactions contemplated hereby, and (v) liabilities which would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole.

2.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth on Schedule 2.9, since the date of the most recent Financial Statement to the date of this Agreement, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s membership interests, or any purchase, redemption or other acquisition by the Company of any of the Company’s membership interests or any other securities of the Company or any options, warrants, calls or rights to acquire any such interests or other securities, (iii) any split, combination or reclassification of any of the Company’s membership interests, (iv) any granting by the Company or any of its Subsidiaries of any material increase in compensation or fringe benefits, except for normal increases of cash (deferred or otherwise) compensation in the ordinary course of business, pursuant to any Plan or under a Law, or any material payment by the Company or any of its Subsidiaries of any material bonus, except for bonuses made in the ordinary course of business, pursuant to any Plan or under a Law, or any granting by the Company or any of its Subsidiaries of any material increase in severance or termination pay, except for severance payments made in the ordinary course of business, pursuant to any Plan or under a Law, or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which would be materially altered upon the occurrence of the transaction contemplated hereby, (v) entry by the Company or any of its Subsidiaries into any licensing or other agreement or amendment to an agreement with regard to the acquisition or disposition of any material Intellectual Property other than licenses and services agreements in the ordinary course of business, (vi) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of the Company or any of its Subsidiaries, or (viii) any material revaluation by the Company or any of its Subsidiaries of any of its material assets, including, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company or any of its Subsidiaries, other than in the ordinary course of business.

2.10 Litigation. Except as disclosed in Schedule 2.10 hereto, as of the date of this Agreement, there are no claims, suits, actions, or proceedings pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as disclosed in Schedule 2.10 hereto, as of the date of this Agreement, and other than examinations conducted in the ordinary course of a Governmental Entity’s generally applicable supervisory jurisdiction, no material investigations or other material inquiries have been initiated or are pending or, to the Company’s knowledge, are threatened in writing against the Company or any of its Subsidiaries or their respective properties or assets by any Governmental Entity. Except as disclosed in Schedule 2.10, as of the date of this Agreement, there is no outstanding settlement, consent or other binding order or decree, judgment, award or similar obligation imposed by a Governmental Entity specifically upon the Company or a Subsidiary, nor are any properties or assets of the Company or any of its Subsidiaries bound by or subject to any such settlement, consent or other binding order or decree, injunction, judgment, award or similar obligation. Except as disclosed in Schedule 2.10, as of the date of this Agreement, all fines, sanctions, fees, expenses, cease and desist orders, bars, and other non-monetary judgment or equitable relief imposed upon or consented to by the Company or any Subsidiary in connection with any final adjudication or settlement of a claim, suit, action, or proceeding have been fully and finally paid, discharged, or complied with, as applicable.

2.11 Employee Benefit Plans.

(a) Schedule 2.11(a) lists all material Plans. “Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and any other material employee compensation, incentive, fringe or employee benefit plan, program, policy or other arrangement (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company or its Subsidiaries, in each case, with respect to which the Company or its Subsidiaries has liability, other than (i) standard employment agreements that can be terminated at any time without severance or termination pay of more than $100,000 individually and upon notice of not more than 60 days or such longer period as may be required by Laws, (ii) any plan, program, policy or other arrangement that is sponsored or maintained by a Governmental Entity or required to be maintained pursuant to a Law or (iii) any plan, program, policy or other arrangement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Company and its Subsidiaries have no remaining liabilities. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, all Plans have been maintained and administered in all material respects in compliance with their respective terms and with the Laws which are applicable to such Plans, and all material contributions required to be made with respect to the Plans as of the date hereof have been made or, if not yet due, are reflected in the financial statements and records of the Company and its Subsidiaries to the extent required by U.S. GAAP. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan and (ii) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan.

(b) Except as disclosed in Schedule 2.11(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, bonus or otherwise) becoming due to any shareholder, director, officer or employee of the Company or its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits or (iv) result in any amount paid or payable being classified as an “excess parachute payment” under Section 280G of the Code.

(c) With respect to each Plan, the Company has made available to Parent, where applicable, (i) a true and complete copy of the current Plan documents and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2019 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material nonroutine correspondence from any Governmental Entity with respect to any Plan within the past three (3) years. Except as set forth in Schedule 2.11(c), the Company has no express written commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(d) None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), or (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA. “ERISA Affiliate” means any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code. No Plan is, and the Company does not have or reasonably expect to have any liability or obligation under, a multiple employer plan subject to Section 413(c) of the Code or a multiple employer welfare arrangement under Section 3(40) of ERISA.

(e) None of the Plans provides, nor does the Company have or reasonably expect to have any obligation to provide, retiree medical to any current or former employee, officer, director or consultant of the Company after termination of employment or service except as may be required under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder (or similar state Law) or other than as provided through the end of the month in which a termination of employment occurs..

(f) Each Plan that is intended to be qualified under Section 401(a) or Section 401(k) of the Code has (i) received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion or advisory letter from the IRS, and, to the Company’s knowledge, no fact or event has occurred since the date of such determination or opinion or advisory letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(g) There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, there have been no acts or omissions by the Company or any Subsidiary that have given or could reasonably be expected to give rise to any fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Chapter 43 of the Code for which the Company may be liable.

(h) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and each ERISA Affiliate have each complied with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(i) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H of the Code or any other provision of the PPACA.

(j) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

2.12 Labor Matters.

(a) Except as set forth on Schedule 2.12, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries nor does the Company have knowledge of any activities or proceedings of any labor union to organize any such employees. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) there are no pending grievance or similar proceedings involving the Company or its Subsidiaries and any of its employees subject to a collective bargaining agreement or other labor union contract and (ii) there are no continuing obligations of the Company or its Subsidiaries pursuant to the resolution of any such proceeding that is no longer pending.

(b) To the knowledge of the Company, as of the date hereof, none of the officers of the Company or its Subsidiaries presently intends to terminate his or her employment with the Company. The Company and its Subsidiaries are in compliance in all material respects and, to the knowledge of the Company, each of its employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company (or one of its Subsidiaries) and such individuals.

(c) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries are in compliance with all Laws applicable to its employees, respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any arrears of wages or penalties with respect thereto, (ii) except as disclosed in Schedule 2.12(c), all amounts that the Company or any of its Subsidiaries is legally or contractually required either (x) to deduct from its employee’s salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employee’s salaries and benefits and to pay to any Governmental Entity as required by applicable Laws have, in each case, been duly deducted, transferred, withheld and paid, and the Company and its Subsidiaries do not have any outstanding obligation to make any such deduction, transfer, withholding or payment, and (iii) there are no pending, or to the Company’s knowledge, threatened or reasonably anticipated claims or actions against the Company or any of its Subsidiaries by any employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries.

(d) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, no employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services that has not yet been paid or reimbursed (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable law, are payable in the future, such as accrued vacation, recreation leave and severance pay).

2.13 Restrictions on Business Activities.

(a) Except as disclosed in Schedule 2.13(a) hereto, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries or their respective assets or to which the Company or any of its Subsidiaries is a party which has had or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or its Subsidiaries, any acquisition of property by the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Except as disclosed in Schedule 2.13(b) hereto, neither the Company nor any Subsidiary (i) is subject to any cease-and-desist or other executive order, decree, injunction or similar order or enforcement action issued by any Governmental Entity, (ii) is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity, (iii) is subject to any order or directive by, or has been ordered to pay any civil monetary penalty by, any Governmental Entity, (iv) since the Lookback Date, has been the recipient of any supervisory letter from any Governmental Entity, or (v) since the Lookback Date, has adopted any policies, procedures, or board resolutions at the request or suggestion of, any Governmental Entity, in each case, that currently restricts in any material respect the conduct of its business.

2.14 Title to Property.

(a) Neither the Company nor any Subsidiary owns any real property. As of the date of this Agreement, there are no options or other contracts under which the Company or any Subsidiary has a right or obligation to acquire any material interest in real property.

(b) All leases of material real property held by the Company and its Subsidiaries, and all material personal and other property and assets of the Company and its Subsidiaries owned, used or held for use in connection with the business of the Company and its Subsidiaries (the “Personal Property”), are shown or reflected on the balance sheet included in the most recent Financial Statements, to the extent required by U.S. GAAP applied on a consistent basis in accordance with past practice, other than those entered into or acquired on or after the date of the most recent Financial Statements in the ordinary course of business. Schedule 2.14(b) hereto contains a list, as of the date of this Agreement, of all leases of material real property and Personal Property held by the Company or its Subsidiaries. The Company and its Subsidiaries have good and marketable title to the Personal Property owned by them, and all such Personal Property is in each case held free and clear of all Liens, except for Permitted Liens or Liens disclosed in the Audited Financial Statements or in Schedule 2.14(b) hereto, none of which Liens would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries.

(c) All material leases pursuant to which the Company and/or one of its Subsidiaries leases from other Persons (besides the Company or a Subsidiary thereof) material real property or Personal Property are, assuming the due authorization, execution and delivery thereof by the other parties thereto, valid and effective in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, and there is not, under any of such leases, any existing material default or event of default of the Company or its Subsidiaries or, to the Company’s knowledge, any other party, except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) The Personal Property has been maintained in the ordinary course of business, is, in all material respects, in good operating condition, normal wear and tear excepted, and is suitable for the purposes for which such Personal Property is currently used.

2.15 Taxes.

(a) Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto:

(i) The Company and its Subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by them with any Tax authority prior to the date hereof, except such Returns that are not material to the Company and its Subsidiaries. All such Returns are true, correct and complete in all material respects. The Company and its Subsidiaries have paid all material Taxes shown to be due and payable on such Returns.

(ii) All material Taxes that the Company and its Subsidiaries are required by Law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(iii) The Company and its Subsidiaries have not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company and its Subsidiaries have complied in all material respects with all Laws with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all material amounts required to be so withheld and paid over for all periods.

(iv) No audit or other examination of any Return of the Company or any of its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(v) No material adjustment relating to any Returns filed by the Company or any of its Subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.

(vi) Neither the Company nor any of its Subsidiaries has any material liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course of business or any liability for unpaid Taxes incurred in connection with the transactions contemplated by this Agreement.

(vii) Neither the Company nor any of its Subsidiaries has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

2.16 Environmental Matters.

(a) Except as disclosed in Schedule 2.16 hereto, and except as would not reasonably be expected, individually or in the aggregate, to result in a material liability of the Company and its Subsidiaries, taken as a whole: (i) the Company and its Subsidiaries are and at all times since the Lookback Date have been in compliance in all material respects with applicable Environmental Laws (as defined below); (ii) none of the Company or its Subsidiaries or, to the knowledge of the Company, any third party has caused any properties currently leased or operated by the Company or its Subsidiaries to be contaminated with any Hazardous Substances (as defined below) in violation of applicable Environmental Law; (iii) to the Company’s knowledge, the properties formerly leased or operated by the Company or its Subsidiaries were not contaminated with Hazardous Substances during the period of leasing or operation by the Company or its Subsidiaries; (iv) as of the date hereof, none of the Company or its Subsidiaries has received written notice that it is potentially liable for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) as of the date hereof, none of the Company or its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any Subsidiary may be in material violation of or have material liability under any Environmental Law; and (vi) none of the Company or its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any contractual indemnity or other agreement with any third party, in either case, relating to a material liability under any Environmental Law, including in relation to Hazardous Substances.

(b) Schedule 2.16(b) sets forth all “Phase I” or “Phase II” environmental site assessment (or equivalent) reports with respect to properties owned, leased or operated by the Company and/or its Subsidiaries as of the date hereof that are known to, and in the possession or reasonable control of, the Company. All such written reports have been made available to Parent.

2.17 Brokers; Third Party Expenses. Except as set forth in Schedule 2.17 hereto, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

2.18 Intellectual Property.

(a) Schedule 2.18 hereto contains a true, correct and complete list of all of the following that are owned or purported to be owned, used or held for use by the Company and its Subsidiaries, as of the date of this Agreement: (i) Company Registered Intellectual Property (showing in each, as applicable, the filing date, date of issuance, and registration or application number, and registrar), (ii) all contracts or agreements to use any material Company Licensed Intellectual Property, including for Software or Business Systems of any other Person (other than (1) unmodified, commercially available, “off-the-shelf” Software (including open source licenses) with a replacement cost and aggregate annual license and maintenance or service fees of less than $100,000, (2) standard employee agreements and standard consulting agreements containing background licenses, and (3) non-exclusive licenses granted to the Company or any of its Subsidiaries in the ordinary course with a replacement cost and aggregate annual license and maintenance or service fees of less than $250,000 (each of the agreements in clauses (1)-(3), the “Standard Inbound IP Agreements”)); and (iii) any Software or Business Systems constituting Company Intellectual Property that are either (A) incorporated into or used in connection with the Company Products or (B) otherwise material to the business of the Company and its Subsidiaries as currently conducted as of the date hereof. To the knowledge of the Company, the Company Intellectual Property together with the Company Licensed Intellectual Property constitutes all Intellectual Property rights used in, or necessary for, in all material respects, the operation of the business of the Company and its Subsidiaries and is sufficient for the conduct of such business as currently conducted as of the date hereof.

(b) To the knowledge of the Company, the Company and its Subsidiaries own or have enforceable rights to use all Intellectual Property required for the conduct of their business as presently conducted. Except as disclosed in Schedule 2.18 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing thereof by the Company or any Subsidiary thereof, or which would reasonably be expected to negatively affect the validity or enforceability of such Company Intellectual Property, which in any such case would reasonably be expected to have a Material Adverse Effect on the Company.

(c) Except as disclosed in Schedule 2.18 hereto, the Company and its Subsidiaries own and have good and exclusive title to each material item of Company Intellectual Property free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by them in the ordinary course of business), except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) To the knowledge of the Company, (i) within the past three (3) years, the operation of the business of the Company and its Subsidiaries as such business currently is conducted, including the Company’s or any Subsidiary’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction, (ii) the Company Intellectual Property has not within the past (3) years and does not infringe or misappropriate the Intellectual Property of any third party, (iii) neither the Company nor any of its Subsidiaries has within the past three (3) years received any claims or threats in writing from third parties alleging any such infringement, misappropriation or unfair competition or trade practices and (iv) no third party has within the past three (3) years materially infringed or misappropriated any Company Intellectual Property. The Company and its Subsidiaries have taken commercially reasonable actions to ensure that the Company Intellectual Property and the operation of the business of the Company and its Subsidiaries do not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any applicable jurisdiction where the Company or its Subsidiaries have operations.

(e) The Company and its Subsidiaries have taken and take reasonable actions to maintain, protect and enforce the Company Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other confidential information. The Company and its Subsidiaries have not disclosed any trade secrets or other material confidential information that relates to the Company Products or is otherwise material to the business of the Company and its Subsidiaries, taken as a whole, to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such confidential information.

(f) All past and present employees and independent contractors of, and consultants to, the Company and its Subsidiaries, or their respective Affiliates, who have contributed to, developed or conceived any material Company Intellectual Property have executed valid and enforceable written agreements with the Company or one of its Subsidiaries, or one of their respective Affiliates, pursuant to which such Persons assigned to the Company or one of its Subsidiaries, or any such Affiliate, all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such Person in the course of and related to his, her or its relationship with the Company or its applicable Subsidiary, or the applicable Affiliate, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property (and any such Affiliates have executed valid and enforceable written agreements with the Company or one of its Subsidiaries pursuant to which such Affiliates have assigned to the Company or one of its Subsidiaries such Affiliates’ entire right, title and interest in and to any such Company Intellectual Property).

(g) Neither the Company nor and of its Subsidiaries nor, to the knowledge of the Company, any other Person is in material breach or in material default of any agreement specified in Schedule 2.18.

(h) To the knowledge of the Company, there are no current unresolved material defects, technical concerns or problems in any of the Company Products which are not of the type that are capable of being remediated in the ordinary course of business.

(i) With respect to Business Systems which do not constitute Company Products (the “IT Systems”), the Company or one of its Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all such IT Systems, and such IT Systems are sufficient for the current needs of the business of the Company and its Subsidiaries. The Company and its Subsidiaries, collectively, maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the knowledge of the Company, during the past three (3) years and as of the date of this Agreement, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(j) The Company and its Subsidiaries currently comply and for the last three (3) years have complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy policies of the Company or one of its Subsidiaries concerning the collection, dissemination, storage or use of Personal Information or other Business Data, (iii) industry standards to which the Company and its Subsidiaries purport to adhere, and (iv) all contractual commitments that the Company and its Subsidiaries have entered into with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and its Subsidiaries has implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems and Business Data. The Company’s and its Subsidiaries’ employees and contractors with access to or control over Personal Information or Business Data receive reasonable training on information security issues. During the past three (3) years and as of the date of this Agreement, neither the Company nor any of its Subsidiaries has (x) to the knowledge of the Company, experienced any material data security breaches, unauthorized access or use of any of the Business Systems, or any material unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data, which would require notification to a Governmental Entity or any customer or other individual; or (y) been subject to or received written notice of any audits, proceedings or investigations from any Governmental Entity or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements.

(k) The Company or one of its Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company Intellectual Property, free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and its Subsidiaries receive and use such Business Data prior to the Closing Date. Neither the Company nor any of its Subsidiaries is subject to any contractual requirements, privacy policies, or other legal obligations, including based on the transactions contemplated hereunder, that would prohibit Merger Sub or Parent from receiving Business Data following the Closing Date on substantially the same terms and conditions as applied to the Business Data immediately prior to the Closing Date, subject in all respects to any requested deletion or opt-out requests submitted to the Company or any of its Subsidiaries by any users that occur between the date hereof and the Closing Date in accordance with Data Security Requirements.

(l) Neither the Company nor any of its Subsidiaries is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any such Subsidiary to grant or offer to any other Person any license or right to any Company Intellectual Property.

2.19 Agreements, Contracts and Commitments.

(a) Schedule 2.19 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined) in effect on the date of this Agreement, specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all legally binding contracts, agreements, purchase orders, leases, mortgages, indentures, notes, and bonds, whether written or oral, to which the Company or any of its Subsidiaries is a party or by or to which any of the properties or assets of the Company or any of its Subsidiaries may be bound (including notes for borrowed money payable to the Company or any of its Subsidiaries), excluding any Plan other than an Employment Agreement, and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (A) providing for expected payments (present or future) to the Company or any of its Subsidiaries in excess of $5,000,000 annually in the aggregate or (B) under or in respect of which the Company or any of its Subsidiaries presently is expected to make an expenditure in excess of

$2,000,000 annually (other than any Employment Agreement), and (y) the limitations of subclause (x) notwithstanding, each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money or guarantee thereof by the Company or any Subsidiary to any Insider, other than in connection with the advancement of expenses to employees in the ordinary course of business;

(ii) any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money or guarantee thereof by an Insider to the Company or any Subsidiary, other than in connection with the payment of Company expenses (subject to reimbursement) in the ordinary course of business;

(iii) any guaranty, direct or indirect, by the Company or a Subsidiary of any obligation of a third party (other than the Company or any Subsidiary) for borrowings, or otherwise, in excess of $3,000,000, excluding endorsements made for collection in the ordinary course of business;

(iv) any Employment Agreement (excluding customary form offer letters entered into in the ordinary course of business) with an employee of the Company or its Subsidiaries that provides for annual base cash compensation in excess of $350,000;

(v) any Company Contract made other than in the ordinary course of business (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of the Company or any Subsidiary or (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or any Subsidiary;

(vi) any obligation to register any Company Membership Interests or other securities of the Company with the SEC or any similar Governmental Entity;

(vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, all or substantially all of the assets or stock of other Persons;

(viii) any collective bargaining agreement with any labor union;

(ix) any lease or similar arrangement for the use by the Company or any Subsidiary of real property or Personal Property where the annual lease payments are greater than $1,000,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

(x) any Company Contract not terminable in connection with the Closing to which any Insider, or any entity owned or controlled by an Insider, is a party (other than (A) Company Contracts with Affiliates of an Insider that are on arms’ length terms and (B) employment agreements with employees of the Company and its Subsidiaries);

(xi) any Company Contract involving use of any Company Licensed Intellectual Property required to be listed in Schedule 2.18(a)(ii);

(xii) any Company Contract which involves the license or grant of rights to Company Intellectual Property by the Company or any of its Subsidiaries (other than nonexclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business or under ordinary course correspondent agreements of any such Subsidiaries);

(xiii) any Company Contract under which the Company has agreed to purchase goods or services from a vendor, supplier or other Person on a preferred supplier or “most favored nation” basis or is otherwise subject to restrictions materially limiting the Company’s ability to conduct business anywhere in the world; and

(xiv) any agreement for the development of Company Intellectual Property for the benefit of the Company or any Subsidiary of the Company (other than employee invention assignment and confidentiality agreements entered into on the Company’s or any such Subsidiary’s standard form of such agreement).

(b) As of the date of this Agreement, each Material Company Contract is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. To the Company’s knowledge, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts have been heretofore made available to Parent or Parent’s counsel.

(c) Except as set forth in Schedule 2.19, neither the Company nor any Subsidiary party thereto nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, and, to the Company’s knowledge, no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given to the Company or any Subsidiary any written notice of any claim of any such breach, default or event, in each case, which breach, default or event, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

2.20 Insurance. Schedule 2.20 sets forth the Company’s and its Subsidiaries’ material Insurance Policies (in each case, excluding Plans and policies maintained in connection with Plans) as of the date of this Agreement. As of the date of this Agreement, the Insurance Policies maintained by or on behalf of the Company and its Subsidiaries are in full force and effect. The coverages provided by such Insurance Policies are compliant in amount and scope with any requirements of Material Company Contracts.

2.21 Governmental Actions/Filings. Except as set forth in Schedule 2.21(a), the Company and its Subsidiaries have been granted and hold, and have made, all Governmental Actions/Filings (including, Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct by the Company and its Subsidiaries of their businesses (as presently conducted) or used or held for use by the Company and its Subsidiaries, except for any of the foregoing that if not granted, held or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in Schedule 2.21(a) or as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole, or, after the Closing, Parent and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with all of their obligations with respect to such Governmental Actions/Filings. To the knowledge of the Company, no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect on the Company.

2.22 Interested Party Transactions. Except as set forth in Schedule 2.22 hereto, no Insider or a member of his or her immediate family is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, (iii) for other employee benefits made generally available to all employees, and (iv) arms’ length relationships between the Company or any of its Subsidiaries, on the one hand, and an Affiliate of an Insider, on the other hand.

2.23 Regulatory Matters. Except as set forth in Schedule 2.23 hereto:

(a) Since the Lookback Date, each of B/D Subsidiaries has been duly registered as a broker-dealer with the SEC and each state and other jurisdiction in which it is required to be so registered. Each B/D Subsidiary is, and since the Lookback Date has been, a member in good standing of FINRA. Except as would not be material to the B/D Subsidiaries in the aggregate, the officers and employees of, and any other person associated with, each

B/D Subsidiary who are required to be licensed or registered for the activities conducted by them on behalf of each B/D Subsidiary are or have been, since the Lookback Date, duly licensed or registered in each state or jurisdiction in which and with each Governmental Entity with whom such licensing or registration is so required. Except as disclosed in any Form BD filed by a B/D Subsidiary, no B/D Subsidiary nor, to the knowledge of the Company, any of its “associated persons” (as defined in Section 3(a)(18) of the Exchange Act) is (i) ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an “associated person” of a broker-dealer, (ii) subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, or (iii) subject to any disciplinary proceedings required to be disclosed on such Person’s Form BD or Form U-4 or U-5 which are not so disclosed, other than any such failure as is not material and adverse to the Company and its Subsidiaries, taken as a whole.

(b) Since the Lookback Date, each FCM Subsidiary is duly registered with the NFA. Each FCM Subsidiary is, and since the Lookback Date has been, a member in good standing of the NFA. Each individual whose functions require him or her to be licensed as an “associated person” (as defined in CFTC Rule 1.3) of, and registered with, a FCM Subsidiary, is registered with the NFA, and such registrations are not suspended, revoked or rescinded and remain in full force and effect, in each case, other than as would not be material to the applicable FCM Subsidiary. None of the FCM Subsidiaries, any of their Affiliates, or any of their “associated persons” (as defined in CFTC Rule 1.3) or “principals” (as defined in CFTC Rule 3.1) is (i) ineligible to serve as an “associated person” or “principal” of a Futures Commission Merchant, (ii) subject to a “statutory disqualification” under Section 8a(2) of the CEA, (iii) subject to any material disciplinary proceedings or orders that would be required to be disclosed on Form 7-R and which are not disclosed, or (iv) subject to a disqualification that would be a basis for censure, limitation on the activities, functions, or operations of, or suspension or revocation of the registration of such Person as a Futures Commission Merchant or “associated person” or “principal” under Section 8a(4) of the CEA, and there is no Proceeding pending or, to the Company’s Knowledge, threatened in writing by any Governmental Entity that would reasonably be expected to result in the foregoing.

(c) Each B/D Subsidiary and each FCM Subsidiary is in compliance with all material registration, qualification, customer protection, financial reporting, recordkeeping, risk management, supervision, testing and audit, and other requirements of FINRA, each national securities exchange of which it is a member, the NFA, the SEC and the CFTC, as applicable, other than any such failures as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole. Each B/D Subsidiary is and, since the Lookback Date, has been in compliance in all material respects with the net capital and minimum capital rules applicable to it, including Rule 15c3-1 under the Exchange Act and Regulation 1.17 of the CFTC.

(d) Since the Lookback Date, each Form BD, Form U-4 and U-5, FOCUS Report, and annual report filed by each B/D Subsidiary required to file such reports or forms, as of the date of filing with FINRA or the SEC, as applicable, complied in all material respects with applicable requirements of the Laws enforced or promulgated by the Governmental Entity with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Company, each B/D Subsidiary or any “control affiliate” of each B/D Subsidiary, as defined in Form BD, is not required as of the date of this Agreement to respond in the affirmative to any question in Item 11 of Form BD, except to the extent that such facts have been reflected on Form BD of the B/D Subsidiary.

(e) Since the Lookback Date, each FCM Subsidiary has filed a current Form 7-R with the NFA, and such forms, as of the date of filing with the NFA, complied in all material respects with applicable requirements of the CEA, the rules thereunder, and the rules of any Self-Regulatory Organization, as applicable, and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) Each B/D Subsidiary, as applicable, has, in all material respects, designed and maintains written policies and procedures reasonably designed to comply with the Exchange Act and the rules of the SEC, FINRA, and each self-regulatory organization of which it is a member, including those required by (i) applicable FINRA rules, including FINRA Rule 3110, 3120 and 3130, (ii) applicable Anti-Money Laundering Laws, and (iii) applicable privacy laws including policies and procedures with respect to the protection of nonpublic personal information about customers, clients and other third parties. All such policies comply in all material respects with applicable Laws and, since the Lookback Date, the Company and each Subsidiary have complied in all material respects with such policies and procedures.

(g) No Governmental Entity has, since January 1, 2019, formally initiated any administrative proceeding or investigation (other than ordinary course examinations) into a B/D Subsidiary or FCM Subsidiary and no B/D Subsidiary or FCM Subsidiary has received a written “wells notice,” other written indication of the commencement of a proceeding (as defined in Form BD) from the SEC, FINRA the CFTC, the NFA or any other Governmental Entity, or other written notice (excluding any examination letters, cautionary letters or other ordinary course notices from a Governmental Entity) alleging any material noncompliance with any applicable Law governing the operations of the B/D Subsidiary of the FCM Subsidiary, as applicable. The Company has no knowledge of any unresolved material violation or material exception raised by any Governmental Entity with respect to any B/D Subsidiary or FCM Subsidiary, other than any such violation or exceptions that would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole. No B/D Subsidiary or FCM Subsidiary is currently subject to, or has received any written notice of, an examination, inspection, investigation or inquiry by a Governmental Entity, and no formal examination or inspection has been started or completed for which no examination report is available.

(h) None of the Company or any of its Subsidiaries is, or since the Lookback Date, has been, (i) a bank, trust company, swap dealer, security-based swap dealer, municipal advisor, real estate broker, insurance company or insurance broker within the meaning of any applicable Law, (ii) required to be registered, licensed or qualified as a bank, swap dealer, security-based swap dealer, municipal advisor, real estate broker, insurance company or insurance broker under any applicable Law, or (iii) subject to any liability material to the Company and its Subsidiaries, as a whole, by reason of any failure to be so registered, licensed or qualified. Since the Lookback Date, none of the Company or any of its Subsidiaries has received written notice of, and there is no pending, or threatened in writing, proceeding concerning any material failure to obtain any bank, introducing broker (in accordance with CFTC rules), futures commission merchant, real estate broker, insurance company or insurance broker registration, license or qualification.

2.24 Anti-Corruption Matters. Except as set forth in Schedule 2.24:

(a) Since the Lookback Date, neither the Company nor any Subsidiary, nor, to the Company’s knowledge, any of its Affiliates or Person acting on behalf of them has engaged in any activity or conduct that has resulted or will result in the violation of any applicable Anti-Corruption Laws, Anti-Money Laundering Laws, or any Economic Sanctions Laws or Export Control Laws that would be material and adverse to the Company and its Subsidiaries, taken as a whole.

(b) The Company and each Subsidiary has in place commercially reasonable procedures designed to detect or prevent violation of any Anti-Corruption Laws or Economic Sanctions Laws by their Affiliates and “associated persons” (as defined in Section 3(a)(18) of the Exchange Act or CFTC Rule 1.3, as applicable).

(c) Since the Lookback Date, to the Company’s knowledge, (i) neither the Company, any Subsidiary, nor any of its or their Affiliates, “associated persons” (as defined in Section 3(a)(18) of the Exchange Act or CFTC Rule 1.3, as applicable), or any other Person acting on its or their behalf, is or has been the subject of any investigation, inquiry, litigation, or administrative or enforcement proceedings by any Governmental Entity or any Customer regarding any offense or alleged offense under any Anti-Corruption Laws or Economic Sanctions Laws and (ii) no such investigation, inquiry, litigation, or proceedings have been threatened or are pending.

(d) The Company has no knowledge of any facts or circumstances that exist that would cause the Company or any of its Subsidiaries: (i) to be deemed to have knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the Anti-Money Laundering Laws (“Unlawful Gains”); (ii) to be deemed to have knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains; or (iii) to be deemed to be operating in violation in any material respect of the Anti-Money Laundering Laws. The board of directors, board of managers, or similar supervisory body of each Subsidiary that qualifies as a “financial institution” has adopted, and each Subsidiary that qualifies as a “financial institution” has implemented, an anti-money laundering program that contains customer identification verification procedures that comply in all material respects with the Anti-Money Laundering Laws and has kept and filed all reports in accordance with all applicable Anti-Money Laundering Laws in all material respects.

2.25 Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company at its direction, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date of the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the Parent Stockholders, at the time of the Special Meeting or at the Initial Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no warranty or representation is made by the Company or any of its Subsidiaries with respect to any projections, forecasts or estimates included in such materials.

2.26 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article II (as modified by the Company Schedules), neither the Company, any Subsidiary, any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any other express or implied representation or warranty whatsoever with respect to the Company, its Affiliates, or any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Parent, its Affiliates or any of their respective representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, neither the Company nor any other Person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts or estimates or budgets made available to Parent, its Affiliates or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any of its Subsidiaries (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parent, its Affiliates or any of their respective representatives or any other Person, and any such representations or warranties are expressly disclaimed. The Company is not relying on any statement, representation or warranty, oral or written, express or implied, made by Parent or Merger Subs or any of their respective representatives, except as expressly set forth in Article III (as modified by the Parent Schedule) or in any Parent SEC Report.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions set forth in Schedule 3 delivered by Parent and Merger Subs to the Company in connection with this Agreement (the “Parent Schedule”), each of Parent and each Merger Sub represents and warrants to the Company as follows:

3.1 Organization and Qualification.

(a) Each of Parent and each Merger Sub is a corporation or limited liability company duly incorporated or formed, as applicable, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and each Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Subs. Complete and correct copies of the Charter Documents of each of Parent and each Merger Sub, as amended and currently in effect, have been heretofore delivered to the Company.

(b) Each of Parent and each Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Subs. Each jurisdiction in which Parent or each Merger Sub is so qualified or licensed as of the date of this Agreement is listed in Schedule 3.1(b).

3.2 Subsidiaries. Parent has no, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities other than Merger Subs, and each Merger Sub has no, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities. Parent owns all of the outstanding equity securities of each Merger Sub, free and clear of all Liens. Except for Parent’s ownership of Merger Subs, neither Parent nor Merger Subs owns, directly or indirectly, any equity or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other Person. Each Merger Sub does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement.

3.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 125,000,000 shares of Parent Common Stock, 25,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Founder Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock” and together with the Parent Common Stock and Founder Common Stock, the “Parent Stock”), of which 40,000,000 shares of Parent Common Stock, 10,000,000 shares of Founder Common Stock and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Each share of Founder Common Stock will convert into one share of Parent Common Stock at the Closing.

(b) Except as set forth in Schedule 3.3(b), (i) no shares of Parent Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Stock granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Stock (“Parent Warrants”) and there are no outstanding Parent Warrants; and (iii) no shares of Parent Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (“Parent Convertible Securities”) and there are no outstanding Parent Convertible Securities. All shares of Parent Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts.

(c) Except as set forth in the PIPE Documents or Schedule 3.3(c) hereto, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or either Merger Sub is a party or by which it is bound obligating Parent or either Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or Merger Subs or obligating Parent or either Merger Sub to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Neither Parent nor either Merger Sub has any outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of Parent or Merger Subs on any matter.

(d) Except as set forth in Schedule 3.3(d) or as contemplated by this Agreement or the PIPE Documents, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent or either Merger Sub is a party or by which Parent or either Merger Sub is bound with respect to any equity security of any class of the Parent Stock or any equity securities of Merger Subs.

(e) Except as provided for in this Agreement or the PIPE Documents or as set forth in Schedule 3.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of Parent or either Merger Sub are issuable and no rights in connection with any shares, warrants, options or other securities of the Parent or Merger Subs accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f) No outstanding shares of Parent Stock or equity securities of either Merger Sub are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with Parent or either Merger Sub.

(g) The shares of Parent Common Stock to be issued by Parent in connection with the Initial Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable, free and clear of all Liens.

(h) Parent owns all of the outstanding equity securities of each Merger Sub, free and clear of all Liens. Parent owns no equity securities of any Person other than the Merger Subs.

3.4 Authority Relative to this Agreement. Each of Parent and each Merger Sub has all necessary corporate power and authority to: (i) execute, deliver and perform this Agreement and each Ancillary Agreement that Parent and each Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and each Merger Sub’s obligations hereunder and thereunder and, subject to approval by its stockholders, to consummate the transactions contemplated hereby and thereby (including the Mergers). The execution and delivery of this Agreement and each Ancillary Agreement that Parent and each Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement by Parent and each Merger Sub and the consummation by Parent and each Merger Sub of the transactions contemplated hereby and thereby (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of Parent and each Merger Sub (including the approval by their respective boards of directors or managers, as applicable), and no other corporate proceedings on the part of Parent or either Merger Sub are necessary to authorize this Agreement or each such Ancillary Agreement or to consummate the transactions contemplated hereby or thereby, other than the Parent Stockholder Approval. This Agreement and each Ancillary Agreement that Parent and each Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement has been, or will be, duly and validly executed and delivered by Parent and each Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and each Merger Sub, enforceable against Parent and each Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and each Ancillary Agreement that Parent and each Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement by each of Parent and each Merger Sub does not, and the performance of this Agreement and each such Ancillary Agreement by Parent and each Merger Sub shall not, assuming all necessary consents, approvals, authorizations, permits, filings or notifications as set forth in Section 3.5(b) below have been obtained, made or expired or been terminated: (i) conflict with or violate Parent’s or either Merger Sub’s Charter Documents, (ii) conflict with or violate any Laws, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or either Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or either Merger Sub (other than Permitted Liens) pursuant to, any Parent Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Parent Contract, including any “change in control” or similar provision of any Parent Contracts, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, impairments, alterations, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

(b) The execution and delivery of this Agreement or any Ancillary Agreement by Parent and each Merger Sub (as applicable) do not, and the performance of their respective obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, or other third party (including, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Parent is qualified to do business, (ii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, (iii) the qualification of Parent as a foreign corporation in those jurisdictions in which the business of the Company and its Subsidiaries makes such qualification necessary, (iv) for filing of the Certificates of Merger, (v) for the approval of the Parent Stockholders in accordance with Section 5.1, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

3.6 Compliance. During the past two (2) years and as of the date of this Agreement, each of Parent and each Merger Sub has complied with all, and is not in violation of any, Laws with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. During the past two (2) years and as of the date of this Agreement, the businesses and activities of Parent and Merger Subs have not been and are not being conducted in violation of any Laws, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor either Merger Sub is in default or violation in any material respect of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 3.6, within the past two (2) years, no written notice of non-compliance with any Laws has been received by Parent or Merger Subs (and Parent has no knowledge of any such notice delivered to any other Person).

3.7 Parent SEC Reports and Financial Statements.

(a) Parent has timely filed all required registration statements, reports, schedules, forms, statements and other documents filed by Parent with the SEC since its formation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). None of the Parent SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of Parent (“Parent Audited Financial Statements”) and unaudited interim financial statements of Parent (“Parent Unaudited Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Parent and Merger Subs as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports.

(b) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Parent’s knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(c) Parent has established and maintained a system of internal controls. To Parent’s knowledge, such internal controls are effective and sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent’s financial statements for external purposes in accordance with U.S. GAAP.

(d) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) To the knowledge of Parent, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(f) Except as otherwise noted in the Parent Financial Statements, the accounts and notes receivable of Parent and Merger Subs reflected in the Parent Financial Statements: (i) to Parent’s knowledge, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (ii) are not, in any material respect, subject to any valid set-off or counterclaim to which Parent has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iii) are not the subject of any material actions or proceedings brought by or on behalf of Parent or Merger Subs as of the date hereof.

3.8 No Undisclosed Liabilities. Except as set forth in Schedule 3.8 hereto, neither Parent nor either Merger Sub has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the Parent Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent or Merger Subs, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Parent

Financial Statements or in the notes to the most recent Parent Financial Statements, and (ii) such liabilities arising in the ordinary course of Parent’s or either Merger Sub’s business since the date of the most recent Parent Financial Statement, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent and Merger Subs, taken as a whole.

3.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent Parent Financial Statement to the date of this Agreement, there has not been: (i) any Material Adverse Effect on Parent or either Merger Sub, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, or any payment by Parent of any bonus, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) any material change by Parent or either Merger Sub in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vi) any change in the auditors of Parent, or (vii) any material revaluation by Parent or either Merger Sub of any of its assets, including, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent or either Merger Sub.

3.10 Litigation. There are no, and have never been any, claims, suits, actions or proceedings pending or to Parent’s knowledge, threatened in writing against any of Parent or Merger Subs, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11 Employee Benefit Plans. Except as set forth in Schedule 3.11, Parent and Merger Subs have never employed any employees, retained any contractors, or provided payment for any services to any service providers. Parent and Merger Subs have never and do not currently maintain, sponsor, or contribute to or have any direct or material liability under any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and any other material employee compensation, incentive, fringe or employee benefit plan, program, policy or other arrangement (whether or not set forth in a written document) covering any active or former employee, director or consultant of Parent or Merger Subs (a “Parent Plan”). Except as set forth in Schedule 3.11, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any stockholder, director, or employee of Parent or Merger Subs, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. No amount paid or payable (whether in cash, in property, or in the form of benefits) as a result of the delivery, performance, or execution of this Agreement or in connection with the transactions contemplated hereby (either alone or in combination with another event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

3.12 Labor Matters. Neither Parent nor either Merger Sub has any employees as of the date of this Agreement. Neither Parent nor either Merger Sub is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or Merger Subs and neither Parent nor either Merger Sub knows of any activities or proceedings of any labor union to organize any such employees.

3.13 Business Activities. Since its organization, neither Parent nor either Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a business combination. Each Merger Sub was created for the purpose of facilitating the Mergers and has not conducted any prior business activities, other than any such activities incidental to consummating the Mergers. Except as set forth in the Parent Charter Documents, there is no agreement, commitment, exclusive license, judgment, injunction, order, or decree binding upon Parent or Merger Subs or to which Parent or Merger Subs is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or Merger Subs, any acquisition of property by Parent or Merger Subs, or the conduct of business by Parent or Merger Subs.

3.14 Title to Property. Neither Parent nor either Merger Sub owns or leases any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Parent or either Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

3.15 Intellectual Property. Neither Parent nor either Merger Sub owns, licenses, or otherwise has any right, title or interest in any material Intellectual Property.

3.16 Taxes. Except as set forth in Schedule 3.16 hereto:

(a) Each of Parent and each Merger Sub has timely filed all Returns required to be filed by Parent and Merger Subs with any Tax authority prior to the date hereof, except such Returns which are not material to Parent. All such Returns are true, correct, and complete in all material respects. Each of Parent and each Merger Sub has paid all material Taxes shown to be due and payable on such Returns.

(b) All material Taxes that Parent and each Merger Sub are required by Law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(c) Neither Parent nor either Merger Sub has been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent or either Merger Sub executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Parent and Merger Subs have complied in all material respects with all Laws with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all material amounts required to be so withheld and paid over for all periods.

(d) No audit or other examination of any Return of Parent or Merger Subs by any Tax authority is presently in progress, nor has Parent or Merger Subs been notified in writing of any request for such an audit or other examination.

(e) No material adjustment relating to any Returns filed by Parent or Merger Subs has been proposed in writing, formally or informally, by any Tax authority to Parent or Merger Subs or any representative thereof.

(f) Neither Parent nor either Merger Sub has any material liability for any unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the Parent Audited Financial Statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any material liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

(g) Neither Parent nor either Merger Sub has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.17 Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to result in a material liability of Parent and Merger Subs, taken as a whole: (i) Parent and Merger Subs have complied in all material respects with applicable Environmental Laws; (ii) none of Parent or either Merger Sub or, to the knowledge of Parent, any third party, has caused any properties currently owned, leased or operated by Parent and Merger Subs to be contaminated with any Hazardous Substances; (iii) the properties formerly owned, leased or operated by Parent and Merger Subs were not contaminated with Hazardous Substances during the period of ownership, leasing or operation by Parent or Merger Subs; (iv) as of the date hereof, neither Parent nor either Merger Sub has received notice that it is potentially liable for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on, or below ground or in the atmosphere or water); (v) as of the date hereof, neither Parent nor either Merger Sub has received any written notice, demand, letter, claim, or request for information alleging that Parent or Merger Subs may be in material violation of or have material liability under any Environmental Law; and (vii) neither Parent nor either Merger Sub is subject to any orders, decrees, injunctions, or other arrangements with any Governmental Entity or subject to any contractual indemnity or other agreement with any third party relating to a material liability under any Environmental Law, including in relation to Hazardous Substances.

3.18 Brokers. Except as set forth in Schedule 3.18, neither Parent nor either Merger Sub has incurred, and neither will incur, and neither has entered into any contract, agreement, understanding, arrangement or commitment pursuant to which the Final Surviving Company or any of its direct or indirect subsidiaries could incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.19 Agreements, Contracts and Commitments.

(a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement or as set forth on Schedule 3.19(a), other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, Liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent or either Merger Sub is a party or by or to which any of the properties or assets of Parent or Merger Subs may be bound, subject or affected, which may not be cancelled without penalty or liability by Parent or Merger Subs on 30 days’ or less prior notice (“Parent Contracts”). All Parent Contracts are listed in Schedule 3.19 other than those that are exhibits to the Parent SEC Reports.

(b) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, each Parent Contract is in full force and effect, and, to the knowledge of Parent, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct, and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) have been heretofore made available to the Company or Company counsel.

(c) None of Parent or either Merger Sub nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and, to the knowledge of Parent, no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each Parent Contract that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

3.20 Insurance. Except for directors’ and officers’ liability insurance, neither Parent nor Merger Subs maintains any Insurance Policy.

3.21 Interested Party Transactions. (a) No employee, officer, director, or stockholder of Parent or Merger Subs or a member of his or her immediate family is indebted to Parent or Merger Subs nor is Parent or either Merger Sub indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent or Merger Subs; and (b) to Parent’s knowledge, no employee, officer, director, or stockholder or any member of his or her immediate family is, directly or indirectly, interested in any material contract with Parent or Merger Subs (other than such contracts as relate to the acquisition of such stockholder’s ownership of capital stock or other securities of Parent).

3.22 Parent Listing. The Parent Common Stock and Parent Warrants are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are listed for trading on the New York Stock Exchange (the “NYSE”). There is no, and there has never been any, action or proceeding pending or, to the Company’s knowledge, threatened against Parent by the NYSE or the SEC with respect to any intention by such entity to prohibit or terminate the listing of Parent Common Stock on the NYSE. Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Common Stock or the Parent Warrants under the Exchange Act.

3.23 Board Approval. The board of directors or managers, as applicable, of each of Parent and each Merger Sub has, as of the date of this Agreement, unanimously (i) declared the advisability of the Mergers and approved this Agreement and the transactions contemplated hereby in accordance with the Charter Documents of Parent and Merger Subs, (ii) determined that the Mergers are in the best interests of the equityholders of Parent and Merger Subs, and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund (net of amounts previously disbursed to management for tax obligations and excluding the amount of deferred underwriting discounts held in trust).

3.24 Trust Fund. As of the date hereof and immediately prior to the Closing, Parent has and will have no less than $400,000,000 invested in United States Government securities or money market funds meeting the conditions under Rule 2a-7(d) promulgated under the Investment Company Act of 1940, as amended, in a trust account administered by Continental Stock Transfer & Trust Company (“Continental”, and such trust account, the “Trust Fund”), less such amounts, if any, as (i) Parent is required to pay to Redeeming Stockholders and (ii) Parent has paid under Section 1.11(b) out of the Trust Fund). Prior to the Closing, none of the funds held in the Trust Fund may be released except in accordance with that certain Investment Management Trust Agreement, dated as of January 25, 2021 (the “Trust Agreement”), by and between Parent and Continental, Parent’s Charter Documents and the Final Prospectus. The Trust Agreement is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, each other party thereto, enforceable against Parent and, to the knowledge of Parent, each such other party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or in equity), and is in full force and effect. Parent has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no claims or proceedings pending with respect to the Trust Fund. Since January 25, 2021 through the date hereof, Parent has not released any money from the Trust Fund (other than interest income earned on the principal held in the Trust Fund as permitted by the Trust Agreement). As of the Initial Effective Time, upon approval of the Stockholder Matters, the obligations of Parent to dissolve or liquidate pursuant to Parent’s Charter Documents shall terminate, and as of the Initial Effective Time, Parent shall have no obligation whatsoever pursuant to Parent’s Charter Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated hereby. Following the Initial Effective Time, no Parent Stockholder shall be entitled to receive any amount from the Trust Fund except to the extent such Parent Stockholder is a Redeeming Stockholder. Assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Parent nor either Merger Sub has any reason to believe that any of the conditions to the use of funds in the Trust Fund will not be satisfied or that funds available in the Trust Fund will not be available to Parent and Merger Subs on the Closing Date. Neither Parent nor Merger Subs has any legally binding agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any indebtedness other than Parent Borrowings in connection with the transactions contemplated herein.

3.25 PIPE Documents. The PIPE Documents are legal, valid and binding obligations of Parent and, to the knowledge of Parent, each other party thereto, enforceable against Parent and, to the knowledge of Parent, each such other party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or in equity), and are in full force and effect. No event or circumstance has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of Parent or, to the knowledge of Parent, any of the other parties thereto under any of the PIPE Documents, and Parent and Merger Subs have no reason to believe that Parent will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by Parent contained in any of the PIPE Documents. None of the PIPE Documents have been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect (and no such amendment or modification is contemplated), and Parent and Merger Subs have no reason to believe that any portion of the PIPE Investment contemplated by any of the PIPE Documents will not be available as of the Closing. There are no conditions precedent or other contingencies related to the funding of the full amounts of the PIPE Investment, other than as set forth in the PIPE Documents. There are no agreements, side letters, contracts or arrangements to which Parent or Merger Subs or any of their Affiliates is a party relating to the PIPE Documents or the PIPE Investment that have not been entirely superseded by the PIPE Documents. Parent has made available to the Company true, correct and complete copies of the executed PIPE Documents.

3.26 No Additional Representations and Warranties; Independent Investigation. Except as otherwise expressly provided in this Article III (as modified by the Parent Schedule), neither Parent, Merger Subs, any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any other express or implied representation or warranty whatsoever with respect to Parent, Merger Subs, their respective Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its Affiliates or any of their respective representatives by, or on behalf of, Parent or Merger Subs, and any such representations or warranties are expressly disclaimed. Each of Parent and each Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Subsidiary and the transactions contemplated herein, which investigation, review and analysis were conducted by Parent and Merger Subs together with expert advisors, including legal counsel, that they have engaged for such purpose. Parent, Merger Subs and their representatives have been provided with full and complete access to the representatives, properties, offices, plants and other facilities, books and records of the Company and any Subsidiary and other information that they have requested in connection with their investigation of the Company and its Subsidiary and the transactions contemplated herein. Neither Parent nor either Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Subsidiary or any of their respective representatives, except as expressly set forth in Article II (as modified by the Company Schedule).

ARTICLE IV

CONDUCT PRIOR TO THE CLOSING

4.1 Conduct of Business by the Company, Parent and Merger Subs. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, each of the Company, the Company’s Subsidiaries, Parent and Merger Subs shall, except (i) to the extent that Parent (in the case of a request by the Company) or the Company (in the case of a request by Parent or Merger Subs) shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as required by any applicable Law (including as may be compelled by any Governmental Entity) or contract, (iii) to the extent in a good faith response to a COVID-19 Measure, (iv) as set forth in Schedule 4.1 of the Company Schedule or the Parent Schedule (“Schedule 4.1”) or (v) as contemplated by this Agreement or any Ancillary Agreement, use commercially reasonable efforts to carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except as expressly contemplated by Schedule 4.1) and use its commercially reasonable efforts to (A) preserve substantially intact its present business organization, (B) keep available the services of its present key officers and employees and (C) preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, (i) without the prior written consent of Parent (in the case of a request by the Company) or the Company (in the case of a request by Parent or Merger Subs) (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) except as required by any applicable Law (including as may be compelled by any Governmental Entity) or contract, (iii) except to the extent in a good faith response to a COVID-19 Measure, (iv) except as set forth in Schedule 4.1, or (v) except as contemplated by this Agreement or any Ancillary Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company (on its behalf and on behalf of its Subsidiaries), Parent and Merger Subs shall not do any of the following:

(a) Waive any capital stock or other equity repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any material severance or termination pay to (i) any officer or (ii) any employee with an annual salary in excess of $350,000, except pursuant to applicable law, written agreements outstanding, or Plans or policies existing on the date hereof and as previously or concurrently disclosed or made available to the other Party, or in the case of the Company and its Subsidiaries except in connection with the promotion, hiring or firing of any employee or officer in the ordinary course of business;

(c) Transfer or license to any Person or otherwise extend, amend or modify any material rights to any Intellectual Property or enter into grants to transfer or license to any Person future patent rights, other than in the ordinary course of business;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interests (other than any such dividend or distribution by a Subsidiary of the Company to the Company or another such Subsidiary), or split, combine or reclassify any capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interests;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any capital stock, membership interests or other equity securities or ownership interests of the Company or Parent, as applicable, except, in the case of the Company, pursuant to the terms of a Plan in accordance with the applicable terms as of the date hereof;

(f) Issue, deliver, sell, authorize, pledge, amend, exchange, settle or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(g) Amend its Charter Documents in any material respect or, in the case of Parent, amend any agreement or contract with the Sponsor;

(h) acquire or agree to acquire, by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to the business of Parent or the Company and its Subsidiaries, taken as a whole, as applicable; provided, however, that nothing in this paragraph (h) shall prohibit any acquisition, as a result of which, financial statements of the acquired, merged or consolidated entity shall not be required to be included in the Proxy Statement/Prospectus, so long as such acquisition and any related transactions are not otherwise prohibited under this Section 4.1 and the Company survives any such acquisition, merger or consolidation;

(i) Enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict in any material respect such party’s ability to compete or to offer or sell any products or services to other Persons;

(j) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) nonexclusive licenses or sales in the ordinary course of business, (B) the incurrence of Permitted Liens, (C) pursuant to existing Company Contracts made available to Parent, and (D) the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of such party (measured with all of its Subsidiaries, taken as a whole);

(k) Except incurrences of indebtedness (A) under the Company’s or its Subsidiaries’ existing credit facilities (and, in the case of the Company and its Subsidiaries, extensions of credit in the ordinary course with employees and among the Company and its Subsidiaries), (B) to support customer trading and settlement activity in the ordinary course of business, (C) in connection with additional issuances of Company Convertible Notes in accordance with their terms, or (D) as set forth on Schedule 4.1(k), incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons (other than Affiliates), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or the Company and its Subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(l) Except as otherwise required by applicable Law or pursuant to an existing Plan, policy or Company Contract of the Company or its Subsidiaries, (i) adopt or materially amend any Plan (including any Plan that provides for severance), other than in the ordinary course of business, or enter into any employment contract providing for severance in excess of $350,000 or a guaranteed period of employment, or enter into any collective bargaining agreement, (ii) pay special transaction bonuses or special transaction remuneration to directors or employees of the Company or any of its Subsidiaries other than consistent with Schedule 4.1(l), or (iii) materially increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, other than in the ordinary course of business;

(m) (i) Except as set forth on Schedule 4.1(m), pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities or obligations in the ordinary course of business, provided that the consideration given is solely monetary and no officer, director, or employee of the Company, Subsidiary, or Parent is a party adverse to the Company, Subsidiary, or Parent, as applicable, or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any material confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary (other than with customers and other counterparties in the ordinary course of business) or to which Parent is a party or of which Parent is a beneficiary, as applicable;

(n) Except in the ordinary course of business, modify in a manner materially adverse to the Company, Parent or Merger Subs, as applicable, or terminate (other than in accordance with its terms) any Material Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(o) Except as required by law or U.S. GAAP, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

(p) Except in the ordinary course of business, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $2,500,000 in any 12-month period;

(q) Make or rescind any Tax elections that, individually or in the aggregate, would be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such Party, settle or compromise any material income tax liability outside the ordinary course of business or change any material method of accounting for Tax purposes or prepare or file any Return in a manner outside the ordinary course of business;

(r) Form or establish any Subsidiary except in the ordinary course of business;

(s) Permit, in the case of the Company, the Company, any Subsidiary of Company or the administrator of any Plan or, in the case of Parent or Merger Subs, Parent, Merger Subs or any of their respective Subsidiaries or the administrator of any Parent Plan, Merger Subs or any of their respective Subsidiaries, to exercise any of its discretionary rights under any Plan or Parent Plan, as applicable, to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such Plan;

(t) Make aggregate capital expenditures (excluding expenditures identified on Schedule 4.1(t)) materially in excess of $5,000,000;

(u) Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than (i) the payment of salary and benefits and the advancement of expenses in the ordinary course of business, and (ii) such transactions, distributions or advancements solely among the Company and its Subsidiaries (including between one Subsidiary and another Subsidiary) or (iii) loans or equity contributions by an Affiliate of the Company to the Company or any Subsidiary thereof to fund ordinary course of business operations of the Company and its Subsidiaries; or

(v) Agree in writing or otherwise agree or commit to take any of the actions described in Section 4.1(a) through (u) above.

Nothing in this Section 4.1 shall give to Parent, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of its Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

4.2 Confidentiality; Access to Information.

(a) Confidentiality. The Parties agree that they shall be bound by that certain Confidentiality Agreement, dated as of January 28, 2021 (the “Confidentiality Agreement”), by and between the Company and Parent, with respect to all nonpublic information exchanged in connection with this Agreement and the negotiations related thereto. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 7.2(b) hereof.

(b) Access to Information.

(i) Except (A) as prohibited by applicable Laws and (B) for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would violate applicable Laws or obligations of confidentiality to which the Company is subject, the Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to the properties, books, records and management personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request; provided, that such access shall not include any invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company; provided, further that any such access shall be subject to and limited to the extent the Company reasonably determines in good faith, in light of COVID-19 (taking into account any COVID-19 Measures), that such access would be reasonably likely to jeopardize the health and safety of any employee of the Company or any of its Subsidiaries. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. No information or knowledge obtained by Parent in any investigation pursuant to this Section 4.2(b)(i) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.

(ii) Except (A) as required by applicable Laws and (B) for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would violate applicable Laws or obligations of confidentiality to which Parent is subject, Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to the properties, books, records and personnel of Parent and Merger Subs during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent and Merger Subs, as the Company may reasonably request; provided, that any such access shall be subject to and limited to the extent that Parent reasonably determines in good faith, in light of COVID-19 (taking into account any COVID-19 Measures), that such access would be reasonably likely to jeopardize the health and safety of any employee of Parent or Merger Subs. The Parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. No information or knowledge obtained by the Company in any investigation pursuant to this Section 4.2(b)(ii) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.

4.3 No Solicitation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, other than as contemplated by this Agreement or the PIPE Investments or with the express written consent of the other Parties, (a) the Company will not, and will cause its controlled Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Parent and its designees) concerning any merger, sale of ownership interests in the Company (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries or transfers by Company Members to their Affiliates otherwise permitted by the Company Charter Documents) and/or a material portion of the assets of the Company (other than immaterial assets, assets sold in the ordinary course of business or as set forth on Schedule 4.3 of the Company Schedule (“Schedule 4.3”)) or similar transaction involving the Company and (b) each of Parent and each Merger Sub will not, and will cause its respective controlled Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than the

Company and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction. In addition, (i) the Company will, and will cause its controlled Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore (other than Parent and its designees) with respect to any alternative merger, sale of ownership interests in the Company (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries or transfers by Company Members to their Affiliates otherwise permitted by the Company Charter Documents) and/or a material portion of the assets of the Company (other than immaterial assets, assets sold in the ordinary course of business or as set forth on Schedule 4.3) or similar transaction involving the Company and (ii) each of Parent and each Merger Sub will, and will cause its respective controlled Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore (other than the Company and its designees) with respect to any alternative merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction. The Company will promptly (and in any event within two (2) Business Days of receipt) notify Parent if it receives, or if any of its or its controlled Affiliates, employees, agents, officers, directors or representatives receives, any proposal, offer or submission with respect to a competing transaction after the date of this Agreement. Notwithstanding the foregoing, the Company may respond to any such proposal, offer or submission by indicating only that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Company and its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning a competing transaction for as long as that agreement remains in effect. The Parties agree that the rights and remedies for noncompliance with this Section 4.3 include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the non-breaching Party and that money damages would not provide an adequate remedy for such injury.

4.4 Certain Financial Information. The Company shall (a) engage an auditing firm that has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company and each of its Subsidiaries within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder (such firm, the “PCAOB Auditor”) and (b) deliver consolidated audited financial statements of the Company to Parent as of and for the years ended December 31, 2020 and 2019, together with an opinion of the PCAOB Auditor and all notes thereto (“Updated Financial Statements”). The Updated Financial Statements shall comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act, and the Securities Act as required for inclusion of the Updated Financial Statements into the Form S-4. The Updated Financial Statements shall comply as to form in all material respects, and shall be prepared in accordance, with U.S. GAAP (as modified by the rules and regulations of the SEC) applied on a consistent basis throughout the periods involved, shall fairly present in all material respects the consolidated financial position of the Company at the date thereof and the results of its operations and cash flows for the period therein indicated. In addition, within twenty-five (25) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial statements for such month including a balance sheet, statement of operations, statement of cash flows, and statement of shareholders’ equity, that are certified as correct and complete by the Company’s Chief Executive Officer and Chief Financial Officer, prepared in accordance with U.S. GAAP applied on a consistent basis to prior periods (except as may be indicated therein or in the notes thereto), and fairly presenting in all material respects the financial position of the Company as of the date thereof and the results of operations and cash flows for the period indicated, except that such financial statements need not contain notes and may be subject to normal adjustments that are not expected to be material to the Company.

4.5 Access to Financial Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company will, and will use commercially reasonable efforts to cause its auditors (subject to any required access or confidentiality agreement or arrangement) to (a) continue to provide Parent and its advisors reasonable access to all of the financial information used in the preparation of Company Financial Statements and the financial information furnished pursuant to Section 4.4 hereof and (b) reasonably cooperate with any reviews performed by Parent or its advisors of any such Company Financial Statements or such information.

4.6 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable but in any event prior to the Outside Date, the Mergers and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of such reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of such reasonably necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of such reasonably necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of such reasonable steps as may be reasonably necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) the obtaining of such material consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedules 2.5 and 3.5, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything herein to the contrary, (1) nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock and (2) in no event shall Parent, Merger Subs, the Company or its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any contract to which the Company or its Subsidiaries is a party in connection with the consummation of the Mergers.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement; Special Meeting.

(a) As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as is necessary for its preparation (including the Updated Financial Statements), (i) Parent shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, the Proxy Statement/Prospectus to be used for the purpose of soliciting proxies from holders of Parent Common Stock (the “Parent Stockholders”) to vote in favor of (A) the adoption of this Agreement and the approval of the Mergers (the “Merger Proposal”), (B) the election to the board of directors of Parent of the individuals identified on Schedule 5.2 of the Parent Schedule for the class of director set forth opposite the name of each such individual (the “Director Proposal”); (C) the approval of certain changes to Parent’s Charter Documents, to be effective from and after the Closing, including the change of the name of Parent to a name to be mutually agreed by the parties hereto, an increase in the number of authorized shares of Parent Common Stock to a number to be mutually agreed by the parties hereto (which shall not be less than 1,000,000,000) and other mutually agreed upon changes to Parent’s capitalization structure and amendments to Article Sixth so that the existence of Parent shall be perpetual and to remove all SPAC-related provisions that will no longer be applicable to Parent following the Closing and such other amendments proposed by the Company that are reasonably acceptable to Parent (the “Charter Amendments Proposals”), (D) the approval and adoption of the Parent Plan, (E) approval of the issuance of more than 20% of the issued and outstanding shares of the Parent Common Stock pursuant to this Agreement and the PIPE Investment, (F) the adjournment of the stockholder meeting to a later date or dates if it is determined by Parent and the Company that additional time is necessary to consummate the transactions contemplated hereby for any reason, and (G) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (together with the Merger Proposal, Director Proposal, Charter Amendments Proposals and Plan Proposal, the “Stockholder Matters”) at a meeting of Parent Stockholders to be called and held for such purpose (the “Special Meeting”), and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement/Prospectus will be included. Without the prior written consent of the Company, the Stockholder Matters shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by the Parent Stockholders at the Special Meeting. The Parent Plan shall provide that 10% of the total number of shares of Parent Common Stock to be issued and outstanding after the Closing (or such other number of shares as Parent and the Company may otherwise agree following the date hereof) shall be reserved for issuance pursuant to the Parent Plan, plus an “evergreen” feature as to be mutually agreed upon between the Company and Parent. The Company shall furnish to Parent all information concerning the Company as is necessary in connection with the preparation of the Proxy Statement/Prospectus and shall otherwise assist and cooperate with Parent as reasonably requested by Parent. The Company and its counsel shall be given a reasonable opportunity to review, comment on and approve in writing (which approval may be by e-mail) the preliminary Proxy Statement/Prospectus prior to its filing with the SEC and any other amendments or documents filed with the SEC, and Parent shall not file any documents with the SEC referencing, relating to or containing any Company information without the prior written consent (including by e-mail) of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Each of Parent and the Company shall use its commercially reasonable efforts to (w) cause the Form S-4, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement/Prospectus, (y) cause the Form S-4 to be declared effective as promptly as practicable and (z) keep the Form S-4 effective as long as is necessary to consummate the Mergers. Parent shall also take all actions required to satisfy the requirements of the Securities Act and the Exchange Act. The Company and Parent shall each pay fifty percent (50%) of (1) the filing fees associated with the Form S-4, (2) all compensation, fees and expenses due and payable to ICR, LLC under that certain Consulting Agreement, dated as of February 5, 2021, by and between ICR, LLC and the Company, and (3) all compensation, fees and expenses due and payable to Gasthalter & Co. LP under that certain letter agreement, dated as of February 5, 2021, by and between Gasthalter & Co. LP and the Company.

(b) As soon as reasonably practicable following the approval of the Proxy Statement/Prospectus and the declaration of the effectiveness of the Form S-4 by the SEC (the “SEC Approval Date”) (and in any event, within seven Business Days after the SEC Approval Date), Parent shall (i) distribute the Proxy Statement/Prospectus to the Parent Stockholders, (ii) having, prior to the SEC Approval Date, established the record date therefor, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, on a date no later than forty-five (45) days following the SEC Approval Date, and (iii) subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Mergers and the other matters presented to the Parent Stockholders for approval or adoption at the Special Meeting, including, the Stockholder Matters. Notwithstanding the foregoing provisions of this Section 5.1(b), Parent shall make one or more successive postponements or adjournments of the Special Meeting, in each case, to the extent required (i) to ensure that any supplement or amendment is made to the Proxy Statement/Prospectus that Parent, after reasonable consultation with the Company, has determined in good faith is required to satisfy the conditions of Section 5.1(c) below or any other applicable Law or (ii) if on a date for which the Special Meeting is scheduled, Parent, after reasonable consultation with the Company, reasonably determines in good faith that any of the Stockholder Matters will not be approved at the Special Meeting or the Mergers cannot be consummated for any reason; provided, that Parent continues to satisfy its obligations under Section 5.1(d) below and Parent shall reconvene such Special Meeting as promptly as practicable following such time as the matters described in clauses (i) and (ii) have been resolved.

(c) Parent shall comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent represents and warrants that the Proxy Statement/Prospectus shall not, as of the date on which it is first distributed to Parent Stockholders, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company in writing for inclusion in the Proxy Statement/Prospectus). No filing of, or amendment or supplement to the Proxy Statement/Prospectus will be made without the approval of Parent and the Company (such approval not to be unreasonably withheld, conditioned or delayed), and Parent shall promptly transmit any such amendment or supplement to the Parent Stockholders, if at any time prior to the Special Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus.

(d) Parent, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the Parent Stockholders vote in favor of the adoption of this Agreement and the approval of the Mergers and the other matters referred to in Section 5.1(a), and shall otherwise use reasonable best efforts to obtain approval of the matters referred to in Section 5.1(a). Neither Parent’s board of directors nor any committee or agent or representative thereof shall withdraw, propose to withdraw, or modify in a manner adverse to the Company, the Parent board of director’s recommendation that the Parent Stockholders vote in favor of the adoption of any of the Stockholder Matters.

5.2 Directors and Officers of Parent and the Company After Mergers.

(a) Except as otherwise agreed in writing by the Company and Parent prior to the Closing, the Parties shall take all necessary action so that (a) all of the members of the board of directors of Parent and all officers of Parent resign effective as of the Closing unless such member or officer is listed as a director on Schedule 5.2 of the Parent Schedule (“Schedule 5.2”), (b) the number of directors constituting the board of directors of Parent shall be such number as is specified on Schedule 5.2 and (c) the persons listed as officers and directors in Schedule 5.2 are elected to the positions of officers and directors of Parent and the Final Surviving Company, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed in Schedule 5.2 is unable to serve, the Party appointing such Person shall designate a successor; provided that, if such designation is to be made after the Closing, any successor to a Person designated by Parent shall be made by the Person serving in the capacity of Chairman of Parent immediately prior to the Closing.

(b) Until the earlier of (i) the second (2nd) anniversary of the Closing Date and (ii) the date on which the Sponsor ceases to beneficially own at least fifty (50%) of the number of shares of Parent Common Stock beneficially owned by the Sponsor as of immediately after the Closing, or such later date as Parent and an Observer (as defined below) shall mutually agree, Parent shall invite the individual listed as an observer on Schedule 5.2 (“Observer”) to attend all meetings of the board of directors of Parent in a nonvoting observer capacity and, in this respect, shall give such Observer copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such Observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided pursuant to a confidentiality agreement in form and substance reasonably acceptable to Parent and the Observer.

5.3 HSR Act; FINRA.

(a) If required pursuant to the HSR Act, as promptly as practicable but in no event later than fifteen (15) Business Days after the date of this Agreement, Parent and the Company (i) shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement, (ii) shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities and (iii) shall each request early termination of any waiting period under the HSR Act. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement and permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party to any Governmental Entity concerning the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Each Party agrees to provide, to the extent permitted by the applicable Governmental Entity, the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone or videoconference, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Entity, on the other hand, concerning or in connection with the transactions contemplated hereby; provided, neither Party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity without the written consent of the other Party. The Company and Parent shall split the fees associated with the filings required under the HSR Act.

(b) The Company agrees to cause its applicable Subsidiaries to file (and Parent agrees to, as applicable, cause its respective Affiliates, including any Subsidiary, to cooperate with such filings) all filings and requests required to be filed by it with FINRA or any of its Affiliates in connection with the transactions contemplated hereby, including the change of control continuing membership application pursuant to FINRA Rule 1017(a)(4), (b) and (c) (the “Form CMA”), within 10 Business Days after the date hereof. Each Party agrees to promptly supply any additional information requested by FINRA. The Company shall promptly notify Parent in writing and promptly provide to Parent a copy of any written response or other correspondences received from FINRA.

5.4 Public Announcements.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Parent Signing Form 8-K”), the form and substance of which shall be approved in writing (including by e-mail) in advance by the Company (which approval shall not be unreasonably withheld, conditioned or delayed).

(b) Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”), the form and substance of which has been mutually agreed by Parent and the Company. Thereafter, prior to the Closing (or the earlier termination of this Agreement in accordance with Article VII), Parent and the Company shall use its respective commercially reasonable efforts to consult with each other before issuing any press release or other public statement (including through social media platforms) with respect to this Agreement or the transactions contemplated hereby, and, except as required by any applicable Law, shall not issue any such press release or other public statement without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and otherwise complying with Section 5.5.

(c) At least five (5) days prior to Closing, Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Mergers in any report or form to be filed with the SEC (“Closing Form 8-K”), which shall be in a form reasonably acceptable to the Company. Prior to Closing, Parent and the Company shall prepare a press release announcing the consummation of the Mergers hereunder (“Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter (but in any event within the time period required by the instructions to Form 8-K and any other applicable rules and regulations), Parent shall file the Closing Form 8-K with the SEC.

5.5 Required Information.

(a) In connection with the preparation of the Parent Signing Form 8-K, the Signing Press Release, the Proxy Statement/Prospectus, the Closing Form 8-K, the Closing Press Release or any other statement, filing, notice, or application (other than pursuant to the HSR Act, for which Section 5.3(a) applies, or applicable FINRA rules and regulations, for which Section 5.3(b) applies) made by or on behalf of Parent or the Company to any Governmental Entity or other third party in connection with the Mergers and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, each of the Company and Parent shall, upon request by the other, use commercially reasonable efforts (subject to applicable law and contractual restrictions) to furnish the other with all information concerning themselves, their Subsidiaries, and each of their and their Subsidiaries’ respective directors, officers, and stockholders (including the directors of Parent and the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Reviewable Document. Each Party warrants and represents to the other Party that all such information provided by it shall, as of the date of the filing of the Reviewable Document, be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b) At a reasonable time prior to the filing, issuance, or other submission or public disclosure of a Reviewable Document by Parent or the Company, the other Party shall each be given a reasonable opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof. Furthermore, Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to any SEC comments on any Reviewable Document and shall otherwise use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be declared effective by the SEC, in each case, as promptly as practicable and keep the Form S-4 effective as long as is necessary to consummate the Mergers.

(c) Any language included in a Reviewable Document that reflects the comments or express approval without comment of the reviewing Party shall be deemed to have been approved by the reviewing party and may henceforth be used by other Party in other Reviewable Documents and in other documents distributed by the other party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing Party.

(d) Prior to the Closing Date, the Company and Parent shall notify each other as promptly as reasonably practicable (i) upon obtaining knowledge of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with or submitted to the Governmental Entity, and (ii) after the receipt by it of any written or oral comments of the Governmental Entity on, or of any written or oral request by the Governmental Entity for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the Governmental Entity with respect to any of the foregoing filings or submissions. Parent and the Company shall use their respective commercially reasonable efforts, after consultation with each other, to resolve all such requests or comments with respect to the any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the Governmental Entity. All correspondence and communications to the Governmental Entity made by Parent or the Company with respect to the transactions contemplated by this Agreement or any Ancillary Agreement shall, to extent permitted by applicable Law, be considered to be Reviewable Documents subject to the provisions of this Section 5.5.

5.6 No Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any purchases or sales of the securities of Parent prior to the Initial Effective Time without the consent of Parent. The Company shall use its commercially reasonable efforts to require each of its Affiliates that it controls to comply with the foregoing requirement.

5.7 No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company acknowledges that it has read Parent’s final prospectus dated January 25, 2021 (“Final Prospectus”) and understands that Parent has established the Trust Fund for the benefit of Parent’s public stockholders and that Parent may disburse monies from the Trust Fund only (a) to Parent’s public stockholders in the event they elect to convert their shares into cash in accordance with Parent’s Charter Documents and/or the liquidation of Parent or (b) to Parent after, or concurrently with, the consummation of a business combination. Accordingly, the Company, on behalf of itself and its Affiliates, hereby waives all rights, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive the termination of this Agreement for any reason, but notwithstanding anything set forth herein will not limit the rights of the Company or the Company Members at or following the Closing.

5.8 Disclosure of Certain Matters. Each of Parent and the Company will provide the others with prompt written notice of any event, development or condition of which it obtains knowledge that gives such Party any reason to believe that any of the conditions to the obligations of the other Party set forth in Article VI will not be satisfied.

5.9 Securities Listing. Parent shall use its reasonable best efforts to continue the listing for trading of the Parent Common Stock and the Parent Warrants on the NYSE. Parent shall prepare and submit to NYSE a listing application in connection with the Mergers and covering the shares of Parent Common Stock issuable in the Initial Merger and PIPE Investment and shall use reasonable best efforts to obtain approval for the listing of such shares, and the Company shall cooperate reasonably with Parent with respect to the foregoing.

5.10 Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current and former directors, managers and officers of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”) under applicable Laws or as provided in the Charter Documents of the Company and its Subsidiaries or in any indemnification agreements shall survive the Mergers and shall continue in full force and effect in accordance with their terms, and Parent shall indemnify and hold harmless each D&O Indemnified Party against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and their Charter Documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, for a period of six (6) years after the Closing Date, Parent shall and shall cause each of the Final Surviving Company and its Subsidiaries to maintain in effect the exculpation, indemnification and advancement of expenses provisions of each of the Company’s and its Subsidiaries’ Charter

Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of the Company and its Subsidiaries with any D&O Indemnified Party as in effect immediately prior to the Closing Date, and Parent shall, and shall cause each of the Final Surviving Company and its Subsidiaries to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any legal proceedings pending or asserted or any claim made within such period shall continue until the disposition of such legal proceeding or resolution of such claim. From and after the Closing Date, Parent shall and shall cause each of the Final Surviving Company and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.10 without limit as to time.

(b) At and as of the Closing, Parent will enter into an indemnification agreement with each of the directors serving on its board of directors and each of its executive officers as of immediately prior to the Closing (each, a “Parent D&O Indemnified Party”), in form and substance reasonably satisfactory to the Company and Parent, which shall indemnify and hold harmless such directors against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any action arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, to the fullest extent that Parent would have been permitted under applicable Law and its Charter Documents to indemnify such Persons in their capacities as directors of Parent.

(c) If Parent or, after the Closing, the Final Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Final Surviving Company assume the obligations set forth in this Section 5.10.

(d) The rights of each D&O Indemnified Party and Parent D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Charter Documents of Parent or the Final Surviving Company or its Subsidiaries, any other indemnification arrangement, any requirement under applicable Law or otherwise.

(e) The provisions of this Section 5.10 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director, manager or officer of the Company or its Subsidiaries for all periods ending on or before the Closing Date and may not be changed without the consent of a majority of those Persons serving on Parent’s board of directors after the Closing Date who served on the Company’s board of managers immediately prior to the Closing.

5.11 Insider Loans. The Company shall cause each executive officer of the Company or its Subsidiaries to, at or prior to Closing (i) repay to the Company any loan by the Company to such Person and any other amount owed by such Person to the Company; and (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Person to a third party to be terminated.

5.12 Parent Borrowings. Through the Closing, Parent shall, with the consent of the Company (the Company’s consent not to be unreasonably withheld, conditioned, or delayed), be allowed to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and repayable in cash at Closing (the “Parent Borrowings”).

5.13 Trust Fund Disbursement. Parent shall cause the Trust Fund to be disbursed as contemplated by this Agreement and the Trust Agreement immediately upon the Closing. All liabilities and obligations of Parent due and owing or incurred at or prior to the Closing Date shall be paid as and when due, including all amounts payable (i) to stockholders who elect to have their shares of Parent Common Stock converted to cash in accordance with the provisions of Parent’s Charter Documents (such stockholders, “Redeeming Stockholders”), (ii) for income Tax or other Tax obligations of Parent prior to Closing, and (iii) (A) as repayment of Parent Borrowings, if any, (B) to the underwriters in Parent’s initial public offering for payment of deferred underwriting commissions and (C) for Outstanding Parent Expenses and Outstanding Company Expenses.

5.14 Board of Directors. Prior to the Closing Date, Parent and the Company shall take all action necessary so that immediately after the Initial Effective Time, the board of directors of Parent shall be comprised of the individuals identified on Schedule 5.2 of the Company Schedule for the class of director set forth opposite the name of each such individual.

5.15 Lock-Up Agreement. Prior to the Closing Date, the Company will cause the Company Members identified on Schedule 5.15 of the Company Schedule to agree not to transfer the shares of Parent Common Stock to be received hereunder as Per Share Merger Consideration for a period of the earliest of (a) twelve (12) months from the Closing, (b) the date following the Closing on which the Company consummates a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange such stockholders’ shares of Parent Common Stock for (or having their shares of Parent Common Stock converted into) cash, securities or other property (or the rights to receive any of the foregoing), other than any holding company reorganization or a transaction that is intended solely to effect a redomestication, and (c) the date on which the reported closing sale price of the Parent Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for twenty (20) trading days in any thirty (30)-trading day period commencing at least one hundred fifty (150) days following the consummation of the Mergers, subject to certain exceptions, which provisions will be set forth in the lock-up agreement in substantially the form attached hereto as Exhibit B (the “Lock-Up Agreement”). At any time after the Closing Date, Parent shall engage, if approved by the board of directors of Parent, in an organized secondary offering of Parent Common Stock held by Persons entitled to registration rights pursuant to the Registration Rights Agreement and as otherwise approved by the board of directors of Parent, conducted by an investment bank, whose actual retention and whose proposed transaction will, if prior to the twelve (12) month anniversary of the Closing, require approval of the Continuing Director. The certificates evidencing shares of Parent Common Stock issued hereunder, if any, shall each include prominent disclosure or bear a prominent legend evidencing the fact that such shares are subject to such lock-up provisions described in this Section 5.15. Prior to the Closing Date, the holders of Founder Common Stock (or any securities issued upon conversion thereof or exchanged therefor), all of which holders are identified on Schedule 5.15 of the Parent Schedule, will amend the lock-up provisions applicable to such Founder Common Stock (or any securities issued upon exercise thereof or exchanged therefor) so that such lock-up provisions are consistent with the Lock-Up Agreement, and such amendment shall be executed and delivered by such holders prior to the Initial Effective Time.

5.16 Registration Rights Agreement. Prior to the Closing Date, Parent and the Company shall enter into a registration rights agreement in form and substance reasonably acceptable to Parent and the Company (the “Registration Rights Agreement”) pursuant to which the Company Members and certain other parties thereto will be granted certain registration rights relating to the aggregate Per Share Merger Consideration to be received by them herein. Parent shall use commercially reasonable efforts to terminate the Registration Rights Agreement, dated as of January 25, 2021, by and among Parent and the Parent Stockholders party thereto (as amended, the “Parent Registration Rights Agreement”), prior to the Closing and shall offer the Parent Stockholders who are party to the Parent Registration Rights Agreement prior to the Closing the opportunity to enter into the Registration Rights Agreement in connection with the consummation of the transactions contemplated hereby.

5.17 Intended Tax Treatment; Tax Opinions.

(a) On or after the date hereof, none of the Parties shall take (or cause their Affiliates or subsidiaries to take) any action, or fail (or cause their Affiliates or subsidiaries to fail) to take any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). The Parties

will report the Mergers on all Returns in a manner consistent with such Intended Tax Treatment, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Return for the taxable year of the Mergers, and no Party will take a position inconsistent with such treatment, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Laws).

(b) Each Party shall promptly notify the other Parties in writing if, before the Closing Date, such Party knows or has reason to believe that the Mergers may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Mergers qualifying for the Intended Tax Treatment).

(c) In the event that either Parent or the Company seeks a tax opinion from its respective tax advisor regarding the tax treatment of the Mergers, or the SEC requests or requires a tax opinion, each Party shall use commercially reasonable efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor.

5.18 Incentive Equity Plan. Prior to the Closing Date, Parent shall cause to be adopted the Parent Plan, the proposed form and terms of which shall be prepared and delivered by the Company and which shall be reasonably acceptable to Parent.

5.19 PIPE Investment. Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the PIPE Investment on the terms set forth in the PIPE Documents, including using Parent’s commercially reasonable efforts to (i) maintain in full force and effect the PIPE Documents in accordance with the terms thereof, (ii) satisfy on a timely basis all conditions to obtaining the PIPE Investment set forth in the PIPE Documents that are applicable to Parent or any of its Subsidiaries and within the control of Parent or any of its Subsidiaries, and to consummate the PIPE Investment at or prior to the Closing, including using its commercially reasonable efforts to cause the investor parties thereto to fund the PIPE Investment at the Closing, (iii) comply on a timely basis with Parent’s obligations under the PIPE Documents and (iv) enforce its rights under the PIPE Documents, including (at the request of the Company and only if Parent and its Subsidiaries have sufficient funds) by filing one or more lawsuits against the investor parties thereto to fully enforce the investors’ obligations (and the rights of Parent) thereunder or assigning the rights of Parent to bring such lawsuits to the Company so as to enable the Company to file such lawsuits against the investors on behalf of Parent. Parent shall promptly provide the Company with copies of all documents relating to the PIPE Investment and shall give the Company prompt written notice upon becoming aware of (A) any breach or default (or any event or circumstance which, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any of the PIPE Documents, (B) any actual or potential failure to carry out any of the terms of any of the PIPE Documents, (C) any actual or threatened termination or repudiation of any of the PIPE Documents by any party thereto, (D) any material dispute or disagreement between or among any of the parties to any of the PIPE Documents or (E) the occurrence of an event or development that Parent reasonably expects to have a material and adverse impact on the ability of Parent to obtain all or any portion of the PIPE Investment. Without the prior written consent of the Company, Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, any of the PIPE Documents (including, any amendment, modification or waiver that (v) adversely affects the availability of all or any portion of the PIPE Investment, (w) adversely affects the termination provisions of, or would result in the termination of, any of the PIPE Documents, (x) reduces the aggregate amount of the PIPE Investment, (y) imposes additional conditions precedent to the availability of the PIPE Investment or amends or modifies any of the existing conditions to the funding of the PIPE Investment or (z) adversely impacts the ability of Parent to enforce its rights against the investors under any of the PIPE Documents), or release or consent to the termination of the obligations of the investors under any of the PIPE Documents.

5.20 Company Member Approval. The Company shall, as promptly as practicable after the SEC Approval Date, give notice in accordance with the DLLCA and the Company’s Charter Documents to all of its members calling for a special meeting of such members to consider and vote upon this Agreement and the Mergers and the other transactions contemplated hereby, and shall hold such meeting as promptly as practicable after such notice is given (“Company Member Meeting”). The Company shall timely send copies of the Proxy Statement/Prospectus and all other relevant information and documentation to its members in connection with the Company Member Meeting. The Company and its board of managers shall cause the Company Member Meeting to take place in accordance with the foregoing and in compliance with the DLLCA and the Company’s Charter Documents and use commercially reasonable efforts to secure the Company Member Approval at the Company Member Meeting. Notwithstanding the foregoing, at the election and option of the Company, the Company shall be permitted to obtain the Company Member Approval, without a need for calling a Company Member Meeting, by obtaining the written consent of holders of Company Membership Interests representing the Company Member Approval that is executed and delivered by such holders after the SEC Approval Date and the Proxy Statement/Prospectus is delivered to such holders; provided, that, in the event that the Company elects to obtain the Company Member Approval pursuant to such written consent, consents with respect to this Agreement, the Mergers and the other transactions contemplated hereby will be solicited from all holders of Company Membership Interests. The Company shall use its reasonable best efforts to cause the Company Members (i) to vote (in person, by proxy or by action by written consent, as applicable) all of their Company Membership Interests in favor of, and adopt, the Mergers and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate the Mergers and (ii) to execute and deliver all related documentation and take such other action in support of the Mergers as shall reasonably be requested by the Company in connection with the Mergers.

5.21 Crypto Option. Prior to the Closing Date, the Company shall exercise the Crypto Option and the Company, PEAK6 and Parent shall use, and shall cause their respective Affiliates to use, their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Crypto Option Agreement. Without limiting the generality of the foregoing, the Company and PEAK6 shall use, and shall cause their respective Affiliates to use, their reasonable best efforts to obtain the Required Consents (as defined in the Crypto Option Agreement) and satisfy all other conditions to closing the transactions contemplated by the Crypto Option Agreement as promptly as practicable. The Company and PEAK6 shall consummate the transactions contemplated by the Crypto Option Agreement promptly after the conditions to closing thereof are satisfied or, to the extent permitted by applicable law and in accordance with the immediately following sentence, waived. The Company and PEAK6 shall maintain in full force and effect the Crypto Option Agreement on the terms in effect as of the date hereof, and shall amend, supplement, terminate or otherwise modify, or waive any provision thereof, only with the consent of (and shall agree to waive any condition (other than a required regulatory approval) to closing at the reasonable direction of), prior to the Closing Date, Parent and, after the Closing and for as long as any such Person is serving on Parent’s board of directors, a majority of those Persons serving on Parent’s board of directors after the Closing Date who served on Parent’s board of directors immediately prior to the Closing Date.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to this Agreement to effect the Mergers shall be subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) Parent Stockholder Matters. The Stockholder Matters shall have been duly approved and adopted by the affirmative vote of the Parent Stockholders required under Parent’s Charter Documents and the DGCL.

(b) Parent Net Tangible Assets. Parent shall have, either immediately prior to or upon the Closing, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) following the exercise by holders of shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(c) HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired, and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers, substantially on the terms contemplated by this Agreement, or affecting materially and adversely the right of the Final Surviving Company to own, operate or control a material portion of the material assets and operations of the Company and its Subsidiaries, taken as a whole, following the Mergers.

(d) No Litigation. No action, suit or proceeding shall be pending or threatened by any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect materially and adversely the right of the Final Surviving Company to own, operate or control a material portion of the material assets and operations of the Company and its Subsidiaries, taken as a whole, following the Mergers.

(e) FINRA Approval. Either (i) approval by FINRA of Form CMA shall have been obtained, which approval shall be in full force and effect, or (ii) (A) thirty (30) calendar days shall have passed since FINRA accepted the Form CMA as substantially complete, (B) the Company has (or its applicable Subsidiaries have) notified FINRA that the Parties intend to consummate the Closing pursuant to FINRA Rule 1017(c)(1) prior to FINRA approval, and (C) during the period from the filing of the Form CMA to the Closing, either (1) FINRA shall not have advised in writing that the Parties are prohibited from consummating the Closing without FINRA approval in accordance with FINRA Rule 1017(c)(1) (a “Transaction Hold”), or (2) if FINRA has imposed a Transaction Hold, it has thereafter withdrawn it.

(f) Proxy Statement. The Proxy Statement/Prospectus (including the Form S-4) shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Proxy Statement/Prospectus, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(g) Company Member Approval. The Company Member Approval shall have been obtained.

(h) Merger Shares. The Parent Common Stock comprising the aggregate Per Share Merger Consideration to be issued pursuant to this Agreement shall have been approved for listing on the NYSE, subject only to official notice of issuance thereof and public holder requirements.

(i) PIPE Investment. Prior to or concurrently with the Closing, proceeds from the consummation of the PIPE Investment in an aggregate amount not less than $300 million shall have been received by Parent.

6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Mergers shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of Parent and each Merger Sub (i) contained in Sections 3.1, 3.2, 3.3(a), 3.3(b), 3.3(c), 3.3(d), 3.3(e), 3.3(g), 3.3(h), 3.4 and 3.5(a)(i) shall be true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Parent, Merger Subs or their Affiliates and (ii) contained in the other Sections of Article III shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect with respect to Parent. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).

(b) Agreements and Covenants. Parent and Merger Subs shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date in all material respects, and the Parent Closing Certificate shall include a provision to such effect.

(c) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement which is continuing as of the Closing, and the Parent Closing Certificate shall include a provision to such effect.

(d) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered and shall be in full force and effect.

(e) Governing Documents. The certificate of incorporation of Parent, in a form reasonably acceptable to Parent and the Company, shall have been filed with the Secretary of State of the State of Delaware and Parent shall have adopted bylaws in a form reasonably acceptable to Parent and the Company.

(f) Resignations. Other than the persons listed in Schedule 6.2(f) of the Company Schedule, all persons shall have resigned from all of their positions and offices with Parent and Merger Subs.

(g) Parent Registration Rights Agreement. The Parent Registration Rights Agreement shall have been terminated.

(h) Amendment to Lock-Up Provisions. An amendment to the existing lock-up provisions making such lock-up provisions consistent with the Lock-Up Agreement pursuant to Section 5.15 shall have been executed and delivered by the holders identified in Schedule 5.15 of the Parent Schedule and shall be in full force and effect.

6.3 Additional Conditions to the Obligations of Parent and Merger Subs. The obligations of Parent and Merger Subs to consummate and effect the Merger shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each representation and warranty of the Company and the Stockholders (i) contained in Sections 2.1, 2.2, 2.3(a), 2.3(b), 2.3(c), 2.3(d), 2.3(e), 2.4 and 2.5(a)(i) shall be true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Parent, Merger Subs or their Affiliates and (ii) contained in the other Sections of Article II shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made

(except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect on the Company. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company and its Subsidiaries shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date in all material respects, and the Company Closing Certificate shall include a provision to such effect.

(c) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement which is continuing as of the Closing, and the Company Closing Certificate shall include a provision to such effect.

(d) Updated Financial Statements. The Updated Financial Statements shall have been delivered by the Company to Parent as and if required in accordance with Section 4.4.

(e) Lock-Up Agreement. The Lock-Up Agreement shall have been executed and delivered by the Company Members identified in Schedule 5.15 of the Company Schedule and shall be in full force and effect.

(f) FIRPTA Tax Certificates. At Closing, the Company shall deliver to Parent a properly executed certification dated as of the Closing Date that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and states that shares of the Company are not “U.S. real property interests” within the meaning of Section 897 of the Code, together with a written authorization for Parent to deliver such certification to the IRS on behalf of the Company after the Closing and a notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by either Parent or the Company if the Mergers shall not have been consummated by November 30, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, which order, decree, ruling or other action is final and nonappealable;

(d) by the Company, upon a material breach of any representation or warranty set forth in Article III, or any covenant or agreement on the part of Parent or a Merger Sub set forth in this Agreement, or if any representation or warranty set forth in Article III shall have become untrue, in either case such that (i) the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and (ii) such breach by Parent or a Merger Sub is incapable of being cured by the Outside Date or, if curable, is not cured by the Outside Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(d) if it is, at the time of such attempted termination, in material breach of this Agreement);

(e) by Parent, upon a material breach of any representation or warranty set forth in Article II, or any covenant or agreement on the part of the Company or Company Member set forth in this Agreement, or if any representation or warranty set forth in Article II shall have become untrue, in either case such that (i) the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and (ii) such breach by the Company or a Company Member is incapable of being cured by the Outside Date or, if curable, is not cured by the Outside Date (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(e) if it is, at the time of such attempted termination, in material breach of this Agreement);

(f) by Parent, if the Company shall have failed to deliver the Member Support Agreements within one (1) Business Day following the execution of this Agreement;

(g) by the Company, if Parent shall have failed to deliver the Sponsor Support Agreements within one (1) Business Day following the execution of this Agreement; or

(h) by either Parent or the Company if, either immediately prior to or upon the Closing, following consummation of the Mergers, Parent will have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) following the exercise by the holders of shares of Parent Common Stock issued in Parent’s initial public offering of their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s Charter Documents.

7.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties hereto.

(b) In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and the Mergers shall be abandoned, except for and subject to the following: (i) Sections 4.2(a), 5.7, 7.2 and 7.3 and Article VIII (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any intentional and willful breach of this Agreement by such Party occurring prior to such termination.

7.3 Fees and Expenses. Except as otherwise set forth herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses whether or not the Mergers are consummated.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notices. All notices and other communications among the Parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

if to Parent, to:

Northern Star Investment Corp. II

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: Joanna Coles and Jonathan J. Ledecky

E-mail: joanna@northernstaric.com / jledecky@hockeyny.com

with a copy to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: David Alan Miller / Jeffrey M. Gallant

E-mail: dmiller@graubard.com / jgallant@graubard.com

if to the Company to:

Apex Clearing Holdings LLC

350 N St. Paul Street, Suite 1300

Dallas, Texas 75201

Attention: Bill Capuzzi & Legal Department

Email: legal@peak6.com

with a copy to:

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention: Chris Abbinante / Jeffrey N. Smith / Michael P. Heinz/ Ryan Scofield

Email: cabbinante@sidley.com / jnsmith@sidley.com / mheinz@sidley.com / rscofield@sidley.com

8.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a document or item of information having been “made available” will be deemed to include the posting of such document or item of information in an electronic data room accessible by Parent or any of its representatives. For purposes of this Agreement:

(a) the term “Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(b) the term “Ancillary Agreements” shall mean the Member Support Agreements, the Sponsor Support Agreement, the PIPE Documents, the Registration Rights Agreement, the Parent Registration Rights Agreement, the Lock-Up Agreements, and the other documents to be delivered pursuant to or in connection with this Agreement;

(c) the term “Anti-Corruption Laws” means the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention against Corruption, the United States Foreign Corrupt Practices Act of 1977, the United States Currency and Foreign Transactions Reporting Act of 1970, as amended, and any other Law in any jurisdiction in which the Company or any Subsidiary conducts business or provides or offers goods or services which (i) prohibits the conferring of any gift, payment or other benefit on any Person or any officer, employee, agent, or advisor of such Person, and/or (ii) is broadly equivalent to any of the foregoing or was intended to enact the provisions of any of the foregoing, or which has as its objective the prevention of corruption;

(d) the term “Anti-Money Laundering Laws” means all applicable laws, regulations, administrative orders, and decrees concerning or relating to the prevention of money laundering or countering the financing of terrorism, including, without limitation, the Currency and Financial Transactions Reporting Act of 1970, as amended by the USA PATRIOT Act, which legislative framework is commonly referred to as the “Bank Secrecy Act,” and the rules and regulations thereunder;

(e) the term “B/D Subsidiary” means each of Apex Clearing Corporation and Electronic Transactions Clearing Holdings, Inc.;

(f) the term “Business Data” shall mean all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company;

(g) the term “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close;

(h) the term “Business Systems” shall mean all Software (including Company Products), computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company;

(i) the term “CEA” means the Commodity Exchange Act;

(j) the term “CFTC” means the U.S. Commodity Futures Trading Commission;

(k) the term “Company Intellectual Property” shall mean any Intellectual Property that is owned by the Company, including Software developed by the Company;

(l) the term “Company Licensed Intellectual Property” shall mean any Intellectual Property that is owned by a third party and licensed to the Company, including Software developed by the Company;

(m) the term “Company Member Approval” shall mean approval (including by written consent) of this Agreement and the Mergers by holders of a majority of the issued and outstanding Company Membership Interests;

(n) the term “Company Products” shall mean all current versions of products or service offerings of the Company;

(o) the term “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by the Company;

(p) the term “Continuing Director” shall mean Joanna Coles;

(q) the term “Copyrights” shall mean all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world;

(r) the term “COVID-19” shall mean SARS-CoV2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks;

(s) the term “COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar requirement of Law, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), as signed into law by the President of the United States on March 27, 2020 and the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020;

(t) the term “Crypto Option” means the Company’s option, pursuant to the Crypto Option Agreement, to acquire the Applicable Assets (as defined in the Crypto Option Agreement) for an exercise price of $1.00 plus any Additional Contributions (as defined in the Crypto Option Agreement);

(u) the term “Crypto Option Agreement” means that certain Contribution Agreement, dated as of February 12, 2021, by and between the Company and PEAK6, and the Apex Crypto Option, dated as of February 12, 2021, granted by PEAK6 to the Company, attached thereto;

(v) the term “Economic Sanctions Law” means any economic or financial sanctions administered by OFAC, the United States State Department, the United States Department of the Treasury, the European Union, the United Nations, or any other national, international or multinational economic sanctions authority of the jurisdictions where the Company or any of its Subsidiaries conducts business or provides or offers goods or services;

(w) the term “Employment Agreement” means each employment, severance, consulting, non-compete, or other similar contract or agreement providing for compensation or benefits between the Company or any of its Subsidiaries, on the one hand, and any individual employee, on the other hand, under which the Company or any applicable Subsidiary has any obligation; provided that in no event shall the term include (i) customary offer letters used in the ordinary course of business or (ii) any contract or agreement terminable at-will and without severance or other payment obligations triggered by any such at-will termination;

(x) the term “Environmental Law” shall mean any federal, state, local or foreign law, regulation, order, decree, permit, or authorization, relating to: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the handling, use, transport, treatment, storage or disposal of any Hazardous Substance or (iii) pollution or protection of the environment or natural resources;

(y) the term “Exchange Ratio” shall mean (i) 470,000,000 divided by (ii) 158,428.8688;

(z) the term “Export Control Laws” means all U.S. import and export laws (including those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599), United States Executive Order 13224, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, and all comparable applicable laws outside the United States;

(aa) the term “FCM Subsidiary” means each Subsidiary of the Company that is registered with the CFTC and the NFA as a Futures Commission Merchant;

(bb) the term “FINRA” shall mean the Financial Industry Regulatory Authority, Inc. and any successor thereto;

(cc) the term “Form S-4” shall mean the registration statement on Form S-4 of Parent with respect to registration of the Parent Common Stock to be issued in connection with the Initial Merger;

(dd) the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority;

(ee) the term “Governmental Entity” shall mean any foreign or United States, supranational, multinational, national, federal, state, territorial, provincial or local government, and any other body exercising under the Laws thereof any executive, judicial or regulatory function of or pertaining to government, including any court, administrative agency, commission, governmental or regulatory authority, self-regulatory organization (including FINRA or the NFA) or similar body, domestic or foreign;

(ff) the term “Hazardous Substance” shall mean any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is regulated by any Governmental Entity pursuant to any Environmental Law;

(gg) the term “Insider” shall mean any individual who is an officer, director or employee of the Company or any of its Subsidiaries;

(hh) the term “Insurance Policies” shall mean all material insurance policies and material fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors;

(ii) the term “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) Patents; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) Copyrights; (iv) Software; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) Trademarks; (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable);

(jj) the term “knowledge” shall mean actual knowledge or awareness as to a specified fact or event (i) in the case of the Company, of William Capuzzi, William Brennan, Christopher Springer and Bryan Jacobsen, and (ii) in the case of Parent or Merger Subs, Joanna Coles, Jonathan Ledecky and James Brady;

(kk) the term “Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

(ll) the term “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(mm) the term “Lookback Date” shall mean June 30, 2018;

(nn) the term “Material Adverse Effect” when used in connection with the Company or Parent, as the case may be, shall mean any change, event, occurrence or effect, individually or when aggregated with other changes, events, occurrences or effects, (A) that has a materially adverse effect on the business or financial condition of the Company and its Subsidiaries, taken as whole, or Parent and Merger Subs, taken as a whole, as applicable or (B) would prevent, materially delay or materially impede the performance by the Company or Parent or Merger Subs of their respective obligations under this Agreement or the consummation of the Mergers or any of the other transactions contemplated herein, provided however that none of the following (or the effect of any of the following) alone or in combination shall be deemed, in and of itself, to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: any changes, events, occurrences or effects arising out of, resulting from or attributable to (i) acts of war, sabotage, civil or political unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil or political unrest or terrorism, (ii) earthquakes, hurricanes, tornados or other natural or man-made disasters, acts of God or other force majeure events, (iii) any pandemic, epidemic, plague or other general outbreak of illness, including COVID-19, (iv) any proposal, enactment or change in interpretation of, or other change in, applicable Laws or U.S. GAAP (or equivalent accounting practice in any other jurisdiction), (v) general conditions in the industries in which the Company or any of its Subsidiaries operate, (vi) the failure, in and of itself, of the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes in the credit rating of the Company or any of its Subsidiaries (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if not otherwise excluded from consideration by other clauses set forth in this proviso), (vii) changes attributable to the public announcement or pendency of the transactions contemplated hereby or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (viii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (ix) COVID-19 Measures or other mandates, orders or other requirements imposed by, or guidance given by, any Governmental Entity in response to COVID-19 or other public health emergency, or (x) any actions taken, or failures to take action, or such other changes or events, in each case, by the Company or its Subsidiaries which Parent has requested or to which it has consented, in each case, expressly in writing or which actions are expressly contemplated by this Agreement; provided, however, in the case of the foregoing clauses (i), (ii), (iii), (iv), (v), (viii) and (ix), in the event that the Company and its Subsidiaries, taken as a whole, are disproportionately affected by such change, event, occurrence or effect relative to other participants in the business and industries in which the Company and its Subsidiaries operate (or, in the case of clauses (i), (ii), (iii), and (ix), as compared to other industry participants in the same impacted geographic areas in which the Company and its Subsidiaries operate), the extent (and only the extent) of such adverse effect, relative to such other participants, on the Company or any of its Subsidiaries may be taken into account in determining whether there has been a Material Adverse Effect;

(oo) the term “NFA” means the National Futures Association;

(pp) the term “OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury;

(qq) the term “Patents” shall mean all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof;

(rr) the term “Permitted Liens” shall mean (i) statutory Liens for Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith, (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business, (iii) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity, (iv) Liens of public record, (v) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens, if any, that would not reasonably be expected to have a Material Adverse Effect, (vi) with respect to any leased real property, (a) the interests and rights of the respective lessors with respect thereto and (b) any Lien permitted under the applicable lease agreement and any ancillary documents thereto, (vii) Liens created by Parent or its successors and assigns, (viii) Liens disclosed in the Company Schedule or the Parent Schedule, including those listed in Schedule 8.2(rr), (ix) Liens (other than monetary liens) incurred in the ordinary course of business since the date of the most recent Financial Statement, (x) licenses to Intellectual Property granted in the ordinary course of business, (xi) Liens securing the Company’s and its Subsidiaries’ existing credit facilities, (xii) statutory or contractual Liens of lessors or Liens on the lessor’s or prior lessor’s interest, and (xiii) other Liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection;

(ss) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(tt) the term “Personal Information” shall mean (i) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (iii) “personal data,” “personal information,” “nonpublic personal information,” or other similar terms as defined by Privacy/Data Security Laws;

(uu) the term “Privacy/Data Security Laws” shall mean any Requirements of Law relating to data protection, privacy and security, including, to the extent applicable: (i) the Gramm-Leach-Bliley Act; (ii) EU General Data Protection Regulation 2016/679 and the Data Protection Acts 1988 to 2018 of Ireland and all other applicable national Requirements of Law; (iii) the European Communities (Electronic Communications Networks and Services) (Privacy and Electronic Communications) Regulations 2011 (SI 336/2011) of Ireland and all other applicable national Requirements of Law implementing European Directive 2002/58/EC; (iv) the California Consumer Privacy Act and its related regulations; (v) and U.S. state Requirements of Law related to data breach notification and data security;

(vv) the term “Proxy Statement/Prospectus” shall mean the proxy statement/prospectus included in the Form S-4, including the proxy statement filed by Parent on Schedule 14A with respect to the Special Meeting to approve the Stockholder Matters, relating to the transactions contemplated by this Agreement which shall constitute a proxy statement of Parent to be used for the Special Meeting to approve the Stockholder Matters (which shall also provide the Parent Stockholders with the opportunity to redeem their shares of Parent Stock in conjunction with a stockholder vote on the Merger Proposal) and a prospectus with respect to the Parent Common Stock to be offered and issued to the Company Members in all cases in accordance with and as required by the Parent’s Charter Documents, applicable Laws, and the rules and regulations of the NYSE;

(ww) the term “Registered Intellectual Property” shall mean all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority;

(xx) the term “SEC” shall mean the U.S. Securities and Exchange Commission;

(yy) the term “Software” shall mean all computer software (in object code or source code format), data and databases, and related documentation and materials, including computer software offered as a service;

(zz) the term “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and including any liability of a predecessor entity for any such amounts;

(aaa) the term “Trademarks” shall mean trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; and

(bbb) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

8.3 Counterparts; Electronic Delivery. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other party of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

8.4 Entire Agreement; Third Party Beneficiaries. This Agreement, the Ancillary Agreements, and the other documents and instruments and other agreements among the Parties as contemplated by or referred to herein or therein, including the Exhibits and Schedules hereto or thereto, and the Confidentiality Agreement (which will terminate at the Closing) (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties and any of their respective Affiliates with respect to the transactions contemplated hereby; and (b) are not intended to confer upon any other Person any rights or remedies hereunder (except as specifically provided in this Agreement, including Sections 5.10 and 8.16). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

8.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.6 shall not be required to provide any bond or other security in connection with any such injunction.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

8.8 Consent to Jurisdiction; WAIVER OF TRIAL BY JURY. Each of the Parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court in the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal courts of the United States of America sitting in the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and manner of service of process. Each Party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.9 Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

8.10 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Company and its Subsidiaries may collaterally assign any of its or their rights hereunder to any of its debt financing sources. Subject to the first sentence of this Section 8.10, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

8.11 Amendment. This Agreement may be amended by the Parties hereto at any time only by execution of an instrument in writing signed on behalf of each of the Parties. The approval of this Agreement by the stockholders or members, as applicable, of any Party shall not restrict the ability of the board of directors or managers, as applicable, of such Party to authorize such Party to terminate this Agreement in accordance with Section 7.1 or to enter into an amendment to this Agreement pursuant to this Section 8.11.

8.12 Extension; Waiver. At any time prior to the Closing, any Party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

8.13 Schedules. The information furnished in the Schedules is arranged in sections corresponding to the Sections of this Agreement, and the disclosures in any section of the Schedules shall qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is reasonably apparent on its face that such disclosure is also applicable to such other Sections of this Agreement. The Schedules and the information and disclosures contained in such Schedules are intended only to qualify and limit the representations and warranties of the Parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the ordinary course of business. The inclusion of any fact or information in a Schedule is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding between any Party and any Person who is not a Party.

8.14 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any Ancillary Agreement or other certificate, statement or instrument delivered pursuant to this Agreement or any Ancillary Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and they shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein (or in instruments executed pursuant to this Agreement) that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches to the extent occurring after the Closing and (b) this Article VIII.

8.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Parent and Merger Subs and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any Party hereto, any Affiliate of any Party hereto or any of the foregoing (any of the foregoing, a “Nonparty Affiliate”) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Subs under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

8.16 Release.

(a) Company Release. The Company, on behalf of itself and each of its respective Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the Company Members and their respective predecessors, successors, Subsidiaries and Affiliates, and any of the Company’s and any of its Subsidiaries’ respective current and former officers, directors, employees, consultants, agents, representatives and advisors, in each case from any and all liabilities and obligations of any kind or nature whatsoever that such Person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing, in each case, whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity, arising out of or in connection with the ownership by the Company Members of the Company Membership Interests, any Person’s service as a manager of the Company and any acts or omissions of any Person on behalf of the Company and any of its Subsidiaries, except for any claim arising out of or in connection with this Agreement or the intentional and knowing fraud or intentional misconduct of any such Company Member or other Person.

(b) Parent Release. Each of Parent and each Merger Sub, on behalf of itself and its Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the holders of Parent Stock, including the

Sponsor, and their respective predecessors, successors, Subsidiaries and Affiliates, and any of their respective current and former officers, directors, employees, consultants, agents, representatives and advisors, in each case from any and all liabilities and obligations of any kind or nature whatsoever that such Person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing, in each case, whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity, arising out of or in connection with the ownership by the holders of Parent Class A Stock, any Person’s service as a director of Parent or a director or manager of any of Merger Subs and any acts or omissions of any Person on behalf of Parent or Merger Subs, except for any claim arising out of or in connection with this Agreement or the intentional and knowing fraud or intentional misconduct of any such Person.

8.17 Legal Representation.

(a) The Company, on behalf of its itself and its directors, members, partners, officers, employees and Affiliates, and its respective successors and assigns (all such parties, the “Company Waiving Parties”), hereby irrevocably acknowledges and agrees that all communications, written or oral, between any Person or Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates and their counsel, including Graubard Miller (or any successor), made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or legal proceeding arising out of or relating to, this Agreement, any Ancillary Agreement or the Mergers, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding this Agreement and the Mergers, and instead survive, remain with and are controlled by Parent (the “Parent Privileged Communications”), without any waiver thereof. The Company, on behalf of itself and the Company Waiving Parties, hereby further agrees (i) that no Person may use or rely on any of the Parent Privileged Communications, whether located in the records or email server of Parent or otherwise (including in the knowledge of the officers and employees), in any dispute or legal proceedings against or involving any of the Parties after the Closing, (ii) not to assert that any privilege has been waived as to the Parent Privileged Communications, whether located in the records or email server of Parent or otherwise (including in the knowledge of the officers and employees) and (iii) not to take any action that would result in any subsequent waiver of the privilege respecting the Parent Privileged Communications.

(b) Parent, on behalf of itself and its respective directors, stockholders, partners, officers, employees and Affiliates, and its respective successors and assigns (all such parties, the “Parent Waiving Parties”), hereby irrevocably acknowledge and agree that all communications, written or oral, between any Person or the Company and its Subsidiaries or any of their respective directors, members, partners, officers, employees or Affiliates and their counsel, including Sidley Austin LLP (or any successor), made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or legal proceeding arising out of or relating to, this Agreement, any Ancillary Agreement or the Mergers, or any matter relating to any of the foregoing, are privileged communications that do not pass to Parent or remain with the Company and its Subsidiaries notwithstanding this Agreement and the Mergers, and instead survive, are assigned to, remain with and are controlled by the applicable Company Members (the “Companies Privileged Communications”), without any waiver thereof. Parent, on behalf of itself and the Parent Waiving Parties, hereby further agrees (i) that no Person may use or rely on any of the Company Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees), in any dispute or legal proceedings against or involving any of the Parties after the Closing, (ii) not to assert that any privilege has been waived as to the Company Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees) and (iii) not to take any action that would result in any subsequent waiver of the privilege respecting the Company Privileged Communications.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

NORTHERN STAR INVESTMENT CORP. II

By:	/s/ Joanna Coles
Name: Joanna Coles
Title: Chief Executive Officer

NSIC II-A MERGER LLC

By: Northern Star Investment Corp. II, its sole member

By:	/s/ Joanna Coles
Name: Joanna Coles
Title: Chief Executive Officer

NSIC II-B MERGER LLC

By:	/s/ Joanna Coles
Name: Joanna Coles
Title: Chief Executive Officer

APEX CLEARING HOLDINGS LLC

By:	/s/ Jay Coppoletta
Name: Jay Coppoletta
Title: Member, Board of Managers

Solely for the purposes of Section 5.21 hereof, PEAK6 INVESTMENTS LLC

By:	/s/ Jay Coppoletta
Name: Jay Coppoletta
Title: Chief Corp. Dev. & Legal Officer

[Signature Page to Agreement and Plan of Reorganization]

AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

This Amendment to Agreement and Plan of Reorganization (this “Amendment”) is made and entered into as of April 7, 2021 (the “Effective Date”) by and among Northern Star Investment Corp. II, a Delaware corporation (“Parent”), NSIC II-A Merger LLC, a limited liability company and wholly owned subsidiary of Parent (“Merger Sub I”), NSIC II-B Merger LLC, a limited liability company and wholly owned subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, “Merger Subs” and each a “Merger Sub”), and Apex Fintech Solutions LLC (f/k/a Apex Clearing Holdings LLC), a Delaware limited liability company (“Company” and, together with Parent and Merger Subs, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Parties are parties, along with PEAK6 Investments LLC, solely for purposes of Section 5.21 thereof, to that certain Agreement and Plan of Reorganization, dated as of February 21, 2021 (as amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub I will merge with and into Company (with Company being the surviving entity (the “Initial Surviving Company”)) (the “Initial Merger”), and immediately after the Initial Merger and as part of the same overall transaction, the Initial Surviving Company will merge with and into Merger Sub II (with Merger Sub II being the surviving entity) (the “Final Merger”) and, together with the Initial Merger, the “Mergers”);

WHEREAS, capitalized terms used in this Amendment but not defined herein shall have the meanings provided such terms in the Merger Agreement; and

WHEREAS, pursuant to Section 8.11 of the Merger Agreement, the Merger Agreement may be amended pursuant to a written instrument executed by each Party, and the Parties desire to amend the Merger Agreement and agree as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

1.	Exchange Ratio. Section 8.2(y) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

(y) the term “Exchange Ratio” shall mean (i) 470,000,000 divided by (ii) the number of Company Membership Interests outstanding as of immediately prior to the Closing (excluding, for the avoidance of doubt, the Company Membership Interests issuable upon conversion of the Company Convertible Notes);

2.

No Other Modifications. Except as expressly set forth herein, the Merger Agreement shall remain unchanged and in full force and effect. This Amendment and the Merger Agreement shall be read together as one agreement, and all references to “this Agreement” in the Merger Agreement shall be deemed to refer to the Merger Agreement as modified and amended by this Amendment other than references to the “date of this Agreement” or similar references which shall continue to refer to February 21, 2021.

3.

Representations and Warranties. Each of the Parties hereby represents and warrants to the other Parties that (a) such Party has all necessary power and authority to execute and deliver this Amendment, (b) the execution and delivery of this Amendment have been duly authorized and approved, (c) no other entity or governing body action on the part of such Party is necessary to authorize the execution and delivery by such Party of this Amendment; and (d) this Amendment has been duly executed and delivered by such Party and, assuming due authorization, execution and delivery of this Amendment by the other Parties hereto, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

4.

Counterparts; Electronic Delivery. This Amendment and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

5.

Miscellaneous. Section 8.2 (Interpretation), Section 8.4 (Entire Agreement, Third Party Beneficiaries), Section 8.5 (Severability), Section 8.7 (Governing Law), Section 8.8 (Consent to Jurisdiction, WAIVER OF TRIAL BY JURY), Section 8.9 (Rules of Construction), Section 8.10 (Assignment), Section 8.11 (Amendment), Section 8.12 (Extension; Waiver), 8.14 (Nonsurvival of Representations, Warranties and Covenants), and 8.15 (Non-Recourse) and Section 8.17 (Legal Representation) of the Merger Agreement are each hereby incorporated into this Amendment mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

NORTHERN STAR INVESTMENT CORP. II

By:	/s/ Joanna Coles
Name:	Joanna Coles
Title:	Chief Executive Officer

NSIC II-A MERGER LLC

By:	/s/ Joanna Coles
Name:	Joanna Coles
Title:	Chief Executive Officer

NSIC II-B MERGER LLC

By:	/s/ Joanna Coles
Name:	Joanna Coles
Title:	Chief Executive Officer

[Signature Page to Amendment to Agreement and Plan of Reorganization]

APEX FINTECH SOLUTIONS LLC

By:	/s/ Jay Coppoletta
Name:	Jay Coppoletta
Title:	Member, Board of Managers

[Signature Page to Amendment to Agreement and Plan of Reorganization]

ANNEX B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NORTHERN STAR INVESTMENT CORP. II

Pursuant to Sections 242 and 245 of the

Delaware General Corporation Law

Northern Star Investment Corp. II, a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1. The name of the Corporation is “Northern Star Investment Corp. II”.

2. The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 12, 2020.

3. The Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on January 25, 2021

4. This Second Amended Restated Certificate of Incorporation (this “Certificate”) restates, integrates and amends the Certificate of Incorporation of the Corporation.

5. This Amended and Restated Certificate of Incorporation was duly adopted by joint written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

6. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is Apex Fintech Solutions, Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware is to be located at c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,300,000,000 of which 1,200,000,000 shares shall be Common Stock with par value of $0.0001 per share (“Common Stock”), and 100,000,000 shares shall be Preferred Stock with par value of $0.0001 per share.

A. Preferred Stock. The Board of Directors of the Corporation (the “Board”) is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The Board is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, stated in this Certificate or the resolution of the Board originally fixing the number of shares of such series. If the number of shares of any series of Preferred Stock is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

B. Common Stock.

(1) Voting.

A. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

B. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. The holders of shares of Common Stock shall not have cumulative voting rights.

C. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including any Preferred Stock Designation), holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or the DGCL.

(2) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(3) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

FIFTH:

A. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by written consent in lieu of a meeting.

B. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the stockholders of the Corporation may be called only by the chairperson of the Board, the chief executive officer of the Corporation or the Board, and the ability of the stockholders to call a special meeting of the stockholders is hereby specifically denied.

C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws.

SIXTH:

A. The number of members of the entire Board shall be fixed, from time to time, exclusively by the Board, in accordance with the by-laws of the Corporation (as amended from time to time in accordance with the provisions hereof and thereof, the “By-laws”), subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if any.

B. The Board shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be fixed exclusively by the Board of Directors and shall be as nearly equal as possible. The directors in Class A shall be elected for a term expiring at the first annual meeting of stockholders after the date hereof, the directors in Class B shall be elected for a term expiring at the second annual meeting of stockholders after the date hereof and the directors in Class C shall be elected for a term expiring at the third annual meeting of stockholders after the date hereof. Commencing at the first annual meeting of stockholders after the date hereof, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors for cause, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the By-laws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the By-laws so provide.

B. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the By-laws without the consent of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate. Notwithstanding anything to the contrary contained in this Certificate or any provision of law which might otherwise permit a lesser vote of the stockholders, from and after the first date on which Matthew Hulsizer and Jennifer Just, as managers of PEAK6 LLC, the indirect parent of PEAK6 Investments LLC and PEAK6 Group LLC (together, the “PEAK6 Principals”) no longer beneficially own more than 50% of the of the outstanding shares of Common Stock of the

Corporation, the stockholders may adopt, amend, alter or repeal the By-laws only with the affirmative vote of the holders of not less than 75 % of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy), unless a higher vote is required by applicable law, shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware and of this Certificate.

EIGHTH:

A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the repeal or modification of this paragraph A nor, to the fullest extent permitted by the DGCL, any modification of law shall adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

C. The rights to indemnification and advancement of expenses conferred in this Article EIGHTH of this Certificate shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted under this Certificate, the By-laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH:

A. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the By-laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Notwithstanding the foregoing, the Court of Chancery of the State of Delaware shall not be the sole and exclusive forum for any of the following actions: (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction.

B. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

C. If any action the subject matter of which is within the scope of paragraph A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce paragraph A immediately above (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

D. If any provision or provisions of this Article TENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article TENTH (including, without limitation, each portion of any sentence of this Article TENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH.

ELEVENTH: The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

TWELFTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by this Certificate and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders of the Corporation by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article TWELFTH. Notwithstanding any other provisions of this Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, from and after the first date on which the PEAK6 Principals no longer beneficially own more than 50% of the outstanding shares of Common Stock of the Corporation, the stockholders may adopt, amend, alter or repeal this Certificate only with the affirmative vote of the holders of not less than 75% of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its     , as of the      day of     , 2021.

NORTHERN STAR INVESTMENT CORP. II

[Signature Page to Second Amended and Restated Charter]

ANNEX C

APEX FINTECH SOLUTIONS, INC.

2021 EQUITY INCENTIVE PLAN

I. INTRODUCTION

1.1 Purposes. The purposes of the Apex Fintech Solutions, Inc. 2021 Equity Incentive Plan (this “Plan”) are (i) to align the interests of the Company’s stockholders and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining Non-Employee Directors, officers, other employees, consultants, independent contractors and agents and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.

1.2 Certain Definitions.

“Agreement” shall mean the written or electronic agreement evidencing an award hereunder between the Company and the recipient of such award.

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall have the meaning set forth in Section 5.8(b).

“Closing” shall mean the closing of the transactions contemplated by the Merger Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board, in each case, consisting of two or more members of the Board, each of whom is intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, within the meaning of the rules of the principal stock exchange on which the Common Stock is then traded; provided, however, if the Board does not designate a Committee to administer the Plan, the Board shall serve as the Committee and references herein to the Committee shall refer to the Board; provided, however, that so long as the Company qualifies as a “controlled company” within the listing standards of the New York Stock Exchange, only a majority of the members of the Committee must meet the requirement of clause (ii) above.

“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company, and all rights appurtenant thereto.

“Company” shall mean Apex Fintech Solutions, Inc., a corporation organized under the laws of the State of Delaware, or any successor thereto.

“Company Voting Securities” shall have the meaning set forth in Section 5.8(b)(1).

“Delay Period” shall have the meaning set forth in Section 5.16.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the closing transaction price of a share of Common Stock as reported on the New York Stock Exchange on the date as of which such value is being determined or, if the Common Stock is not listed on the New York Stock Exchange, the closing transaction price of a share of Common Stock on the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined or, if there are no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that the Company may in its discretion use the closing transaction price of a share of Common Stock on the day preceding the date as of which such value is being determined to the extent the Company determines such method is more practical for administrative purposes, such as for purposes of tax withholding. If the Common Stock is not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code.

“Free-Standing SAR” shall mean a SAR which is not granted in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock) or, to the extent set forth in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

“Incentive Stock Option” shall mean an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

“Incumbent Directors” shall have the meaning set forth in Section 5.8(b)(4).

“Investors” shall mean PEAK6 Group LLC and PEAK6 APX Holdings LLC.

“Merger Agreement” shall mean the Agreement and Plan of Reorganization (“Merger Agreement”) by and among Northern Star Investment Corp. II, NISC II-A Merger LLC, NISC II-B Merger LLC, Apex Clearing Holdings LLC, and PEAK6 Investments LLC, dated February 21, 2021.

“Non-Employee Director” shall mean any director of the Company who is not an officer or employee of the Company or any Subsidiary.

“Nonqualified Stock Option” shall mean an option to purchase shares of Common Stock which is not an Incentive Stock Option.

“Non-Qualifying Transaction” shall have the meaning set forth in Section 5.8(b)(2).

“Other Stock Award” shall mean an award granted pursuant to Section 3.4 of this Plan.

“Performance Award” shall mean a right to receive an amount of cash, Common Stock, or a combination of both, contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder’s interest, in the case of a Restricted Stock Award, of the shares of Common Stock subject to such award, or, in the case of a Restricted Stock Unit Award, Other Stock Award or Performance Award, to the holder’s receipt of the shares of Common Stock subject to such award or of payment with respect to such award. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of the Company, or individual basis, may be used by the Committee in establishing Performance Measures under this Plan: the attainment by a share of Common Stock of a specified

Fair Market Value for a specified period of time; increase in stockholder value; earnings per share; return on or net assets; return on equity; return on investments; attainment of a level of new customers, return on capital or invested capital; total stockholder return; earnings or income of the Company before or after taxes and/or interest; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA margin; operating income; revenues; operating expenses, attainment of expense levels or cost reduction goals; market share; cash flow, cash flow per share, cash flow margin or free cash flow; interest expense; economic value created; gross profit or margin; operating profit or margin; net cash provided by operations; price-to-earnings growth; and strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to market penetration, customer acquisition, business expansion, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation, supervision of information technology, quality and quality audit scores, efficiency, and acquisitions or divestitures, any combination of the foregoing, or such other goals as the Committee may determine whether or not listed herein. Each such goal may be determined on a pre-tax or post-tax basis or on an absolute or relative basis, and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. In establishing a Performance Measure or determining the achievement of a Performance Measure, the Committee may provide that achievement of the applicable Performance Measures may be amended or adjusted to include or exclude components of any Performance Measure, including, without limitation, foreign exchange gains and losses, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles. Performance Measures shall be subject to such other special rules and conditions as the Committee may establish at any time.

“Performance Period” shall mean any period designated by the Committee during which (i) the Performance Measures applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.

“Restricted Stock” shall mean shares of Common Stock which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Award” shall mean an award of Restricted Stock under this Plan.

“Restricted Stock Unit” shall mean a right to receive one share of Common Stock or, in lieu thereof and to the extent set forth in the applicable Agreement, the Fair Market Value of such share of Common Stock in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Unit Award” shall mean an award of Restricted Stock Units under this Plan.

“Restriction Period” shall mean any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award or Other Stock Award remain in effect.

“SAR” shall mean a stock appreciation right which may be a Free-Standing SAR or a Tandem SAR.

“Stock Award” shall mean a Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award.

“Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.

“Substitute Award” shall mean an award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock.

“Tandem SAR” shall mean a SAR which is granted in tandem with, or by reference to, an option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, shares of Common Stock (which may be Restricted Stock) or, to the extent set forth in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such option, or portion thereof, which is surrendered.

“Tax Date” shall have the meaning set forth in Section 5.5.

“Ten Percent Holder” shall have the meaning set forth in Section 2.1(a).

1.3 Administration. This Plan shall be administered by the Committee. Any one or a combination of the following awards may be made under this Plan to eligible persons: (i) options to purchase shares of Common Stock in the form of Incentive Stock Options or Nonqualified Stock Options; (ii) SARs in the form of Tandem SARs or Free-Standing SARs; (iii) Stock Awards in the form of Restricted Stock, Restricted Stock Units or Other Stock Awards; and (iv) Performance Awards. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock subject to an award, the number of SARs, the number of Restricted Stock Units, the dollar value subject to a Performance Award, the purchase price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding awards shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding awards shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding awards shall be deemed to be satisfied at the target, maximum or any other level. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions, including any determinations made by the Committee with respect to this Plan or any award hereunder, shall be final, conclusive, and binding on all parties.

The Committee may delegate some or all of its power and authority hereunder to the Board (or any members thereof) or, subject to applicable law, to a subcommittee of the Board, a member of the Board, the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.

No member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan or any award hereunder in good faith, and the members of the Board and the Committee and the Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Certificate of Incorporation and/or By-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

1.4 Eligibility. Participants in this Plan shall consist of such officers, other employees, Non-Employee Directors, consultants, independent contractors, agents, and persons expected to become officers, other employees, Non-Employee Directors, consultants, independent contractors and agents of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as otherwise provided for in an Agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary, and references to employment shall include service as a Non-Employee Director, consultant, independent contractor or agent. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during an approved leave of absence. The aggregate value of cash compensation and the grant date fair value of shares of Common Stock that may be awarded or granted during any fiscal year of the Company to any Non-Employee Director shall not exceed $800,000 (or, in the case of the Company’s independent, non-executive Chair of the Board or lead independent director, $900,000); provided, however, that this limit shall not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company or compensation received by the director in his or her capacity as an executive officer or employee of the Company.

1.1 Shares Available. Subject to adjustment as provided in Section 5.7 and to all other limits set forth in this Plan, the number of shares of Common Stock that shall initially be available for all awards under this Plan, other than Substitute Awards, shall be equal to 10% of the aggregate number of shares of Common Stock outstanding upon the Closing. Subject to adjustment as provided in Section 5.7, no more than 56,000,000 shares of Common Stock in the aggregate may be issued under this Plan in connection with Incentive Stock Options. The number of shares of Common Stock that remain available for future grants under this Plan shall be reduced by the sum of the aggregate number of shares of Common Stock that become subject to outstanding options, outstanding Free-Standing SARs, outstanding Stock Awards and outstanding Performance Awards denominated in shares of Common Stock, in each case, other than Substitute Awards.

To the extent that shares of Common Stock subject to an outstanding option, SAR, Stock Award or Performance Award granted under this Plan, other than Substitute Awards, are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares subject to an option cancelled upon settlement in shares of a related Tandem SAR or shares subject to a Tandem SAR cancelled upon exercise of a related option) or (ii) the settlement of such award in cash, then such shares of Common Stock shall again be available under this Plan. In addition, shares of Common Stock subject to an award under this Plan shall again be available for issuance under this Plan if such shares are (x) shares that were subject to an option or stock-settled SAR and were not issued or delivered upon the net settlement or net exercise of such option or SAR or (y) shares delivered to or withheld by the Company to pay the purchase price or the withholding taxes related to an outstanding award. Notwithstanding the foregoing, shares repurchased by the Company on the open market with the proceeds of an option exercise shall not again be available for issuance under this Plan.

The number of shares of Common Stock available for awards under this Plan shall not be reduced by (i) the number of shares of Common Stock subject to Substitute Awards or (ii) available shares under a stockholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under this Plan (subject to applicable stock exchange requirements).

Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

II. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1 Stock Options. The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee. Each option, or portion thereof, that is not an Incentive Stock Option, shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Nonqualified Stock Options.

Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of Shares and Purchase Price. The number of shares of Common Stock subject to an option and the purchase price per share of Common Stock purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of an option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

Notwithstanding the foregoing, in the case of an option that is a Substitute Award, the purchase price per share of the shares subject to such option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.

(b) Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no option shall be exercised later than ten years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

(c) Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. The Committee may limit exercisability of any option at any time, including, without limitation, in connection with any blackout periods, market limitations or corporate transactions or other similar events. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the participant. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

2.2 Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. The Agreement relating to a SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.

SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of SARs and Base Price. The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of Common Stock of the related option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR (or, if earlier, the date of grant of the option for which the SAR is exchanged or substituted).

Notwithstanding the foregoing, in the case of a SAR that is a Substitute Award, the base price per share of the shares subject to such SAR may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate base price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate base price of such shares.

(b) Exercise Period and Exercisability. The period for the exercise of a SAR shall be determined by the Committee; provided, however, that (i) no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option and (ii) no Free-Standing SAR shall be exercised later than ten years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of a SAR or to the exercisability of all or a portion of a SAR. The Committee shall determine whether a SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. If a SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c), or such shares shall be transferred to the holder in book entry form with restrictions on the shares duly noted, and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(d). Prior to the exercise of a stock-settled SAR, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR.

(c) Method of Exercise. A Tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised (A) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (B) by executing such documents as the Company may reasonably request. The Committee may limit exercisability of any SAR at any time, including, without limitation, in connection with any blackout periods, market limitations or corporate transactions or other similar events. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

2.3 Termination of Employment or Service. All of the terms relating to the exercise, cancellation or other disposition of an option or SAR (i) upon a termination of employment with or service to the Company of the holder of such option or SAR, as the case may be, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.

2.4 No Repricing. The Committee shall not, without the approval of the stockholders of the Company, (i) reduce the purchase price or base price of any previously granted option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price or (iii) cancel any previously granted option or SAR in exchange for cash or another award if the purchase price of such option or the base price of such SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case, other than in connection with a Change in Control or the adjustment provisions set forth in Section 5.7.

2.5 No Dividend Equivalents. Notwithstanding anything in an Agreement to the contrary, the holder of an option or SAR shall not be entitled to receive dividend equivalents with respect to the number of shares of Common Stock subject to such option or SAR.

III. STOCK AWARDS

3.1 Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award, a Restricted Stock Unit Award or, in the case of an Other Stock Award, the type of award being granted.

3.2 Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c) Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 5.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the Company’s right to require payment of any taxes in accordance with Section 5.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award.

(d) Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that (i) a distribution with respect to shares of Common Stock, other than a regular cash dividend, and (ii) a regular cash dividend with respect to shares of Common Stock that are subject to performance-based vesting conditions, in each case, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made.

3.3 Terms of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Unit Award, including the number of shares that are earned upon the attainment of any specified Performance Measures, and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c) Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such award may be settled in shares of Common Stock or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Any dividend equivalents with respect to Restricted Stock Units that are subject to performance-based vesting conditions shall be subject to the same vesting conditions as the underlying awards. Prior to the settlement of a

Restricted Stock Unit Award, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.

3.4 Other Stock Awards. Subject to the limitations set forth in this Plan, the Committee is authorized to grant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock, including without limitation shares of Common Stock granted as a bonus and not subject to any vesting conditions, dividend equivalents, deferred stock units, stock purchase rights and shares of Common Stock issued in lieu of obligations of the Company to pay cash under any compensatory plan or arrangement, subject to such terms as shall be determined by the Committee. The Committee shall determine the terms and conditions of such awards, which may include the right to elective deferral thereof, subject to such terms and conditions as the Committee may specify in its discretion. Any distribution, dividend or dividend equivalents with respect to Other Stock Awards that are subject to performance-based vesting conditions shall be subject to the same vesting conditions as the underlying awards.

3.5 Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable Agreement.

IV. PERFORMANCE AWARDS

4.1 Performance Awards. The Committee may, in its discretion, grant Performance Awards to such eligible persons as may be selected by the Committee.

4.2 Terms of Performance Awards. Performance Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Value of Performance Awards and Performance Measures. The method of determining the value of the Performance Award and the Performance Measures and Performance Period applicable to a Performance Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Performance Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period.

(c) Settlement of Vested Performance Awards. The Agreement relating to a Performance Award shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. If a Performance Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c) and the holder of such Restricted Stock shall have such rights as a stockholder of the Company as determined pursuant to Section 3.2(d). Any dividends or dividend equivalents with respect to a Performance Award shall be subject to the same performance-based vesting restrictions as such Performance Award. Prior to the settlement of a Performance Award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company.

4.3 Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable Agreement.

V. GENERAL

5.1 Effective Date and Term of Plan. This Plan shall be submitted to the stockholders of the Company for approval at a special meeting of stockholders in 2021 and shall become effective as of the date on which this Plan was approved by stockholders. This Plan shall terminate on the tenth anniversary of its effective date, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination.

Awards hereunder may be made at any time prior to the termination of this Plan, provided that no Incentive Stock Option may be granted later than ten years after the date on which this Plan was approved by the Board. In the event that this Plan is not approved by the stockholders of the Company, this Plan and any awards hereunder shall be void and of no force or effect.

5.2 Amendments. The Board may amend this Plan as it shall deem advisable; provided, however, that no amendment to this Plan shall be effective without the approval of the Company’s stockholders if (i) stockholder approval is required by applicable law, rule or regulation, including any rule of the New York Stock Exchange, or any other stock exchange on which the Common Stock is then traded, or (ii) such amendment seeks to modify the Non-Employee Director compensation limit set forth in Section 1.3; provided further, that no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder. For the avoidance of doubt, the exercise of any powers of the Committee under this Plan, including any adjustment under Section 5.7 or any action taken in connection with a Change in Control under Section 5.8, shall not be treated as an amendment that requires any holder’s consent.

5.3 Agreement. Each award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by the Company and, to the extent required by the Company, executed or electronically accepted by the recipient of such award. Upon such execution or acceptance and delivery of the Agreement to the Company within the time period specified by the Company, such award shall be effective as of the effective date set forth in the Agreement.

5.4 Non-Transferability. No award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes, a charitable organization designated by the holder or pursuant to a domestic relations order, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.

5.5 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax

Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, in either case equal to the amount necessary to satisfy any such obligation; (D) a cash payment by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of exercise or notice of same-day sale or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the award. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable Internal Revenue Service withholding rules). Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

5.6 Restrictions on Shares. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

5.7 Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation or any successor or replacement accounting standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding option and SAR (including the number and class of securities subject to each outstanding option or SAR and the purchase price or base price per share), the terms of each outstanding Stock Award (including the number and class of securities subject thereto), and the terms of each outstanding Performance Award (including the number and class of securities subject thereto, if applicable) shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

5.8 Change in Control.

(a) Subject to the terms of the applicable award Agreements, in the event of a “Change in Control,” the Board, as constituted prior to the Change in Control, may, in its discretion:

(1)	require that (i) some or all outstanding options and SARs shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (ii) the Restriction

Period applicable to some or all outstanding Stock Awards shall lapse in full or in part, either immediately or upon a subsequent termination of employment, (iii) the Performance Period applicable to some or all outstanding awards shall lapse in full or in part, and (iv) the Performance Measures applicable to some or all outstanding awards shall be deemed to be satisfied at the target, maximum or any other level, in each case, on such terms and conditions and at such time or times as the Committee shall determine;

(2)

require that any outstanding award shall be assumed or continued or that shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control (or a parent corporation thereof) or other property be substituted for some or all of the shares of Common Stock subject to an outstanding award, with an appropriate and equitable adjustment to such award as determined by the Board in accordance with Section 5.7; and/or

(3)

require outstanding awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (i) a cash payment in an amount equal to (A) in the case of an option or a SAR, the aggregate number of shares of Common Stock then subject to the portion of such option or SAR surrendered, whether or not vested or exercisable, multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change in Control, over the purchase price or base price per share of Common Stock subject to such option or SAR, (B) in the case of a Stock Award or a Performance Award denominated in shares of Common Stock, the number of shares of Common Stock then subject to the portion of such award surrendered to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 5.8(a)(i), whether or not vested, multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control, and (C) in the case of a Performance Award denominated in cash, the value of the Performance Award then subject to the portion of such award surrendered to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 5.8(a)(i); (ii) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control (or a parent corporation thereof) or other property, having a fair market value not less than the amount determined under clause (i) above; or (iii) a combination of the payment of cash pursuant to clause (i) above and the issuance of shares or other property pursuant to clause (ii) above, in each case, on such payment and other terms and conditions (which need not be the same as the terms and conditions applicable to holders of Common Stock generally) as the Committee determines. For the avoidance of doubt, if the per share purchase price, exercise price, or base price of an award or portion thereof is equal to or greater than the fair market value of one share of Common Stock, such award or portion may be cancelled with no payment due hereunder or otherwise in respect thereof.

(b) For purposes of this Plan, a “Change in Control” shall be deemed to have occurred if:

(1)

any transaction or series of transactions in which any Person becomes the direct or indirect Beneficial Owner, by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (“Company Voting Securities”) (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation); provided, however, that the following acquisitions shall not be deemed to be a Change of Control: (i) acquisitions by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (ii) acquisitions by any underwriter temporarily holding securities pursuant to an offering of such securities; or (iii) pursuant to a Non-Qualifying Transaction;

(2)

any merger or consolidation or reorganization of the Company other than a merger, consolidation or reorganization (i) immediately following which those individuals who, immediately prior to the consummation of such merger, consolidation or reorganization, constituted the Board, constitute a majority of the board of directors of the Company or the surviving or resulting entity or any parent thereof, (ii) which results in the Company Voting Securities outstanding immediately prior to such merger, consolidation or reorganization continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, greater than 50% of the combined voting power of the securities of the Company (or such surviving entity or any parent thereof) outstanding immediately after such merger or consolidation, and (iii) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the then outstanding Company Voting Securities (any merger, consolidation or reorganization which satisfies all of the criteria set forth in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”);

(3)	any transaction or series of transactions in which all or substantially all of the Company’s assets are sold; or

(4)

during any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any Person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such Person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director.

provided, that with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (1), (2), (3) or (4) also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) if required in order for the payment not to violate Section 409A of the Code. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of the disposition or acquisition of securities in the Company by the Investors or any affiliates thereof or affiliated funds, including pursuant to any secondary offering of the Company’s equity.

Solely for purposes of this definition, the following terms shall have the meaning specified: (A) “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act; (B) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are reflected on a Schedule 13G; and (C) ”Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (w) the Company or any of its Affiliates; (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; (y) an underwriter temporarily holding securities pursuant to an offering of such securities; or (z) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

5.9 Deferrals. The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the settlement of all or a portion of any award made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of awards.

Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.

5.10 No Right of Participation, Employment or Service. No person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment or service of any person at any time without liability hereunder.

5.11 Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

5.12 Designation of Beneficiary. To the extent permitted by the Company, a holder of an award may file with the Company a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death or incapacity. To the extent an outstanding option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option or SAR pursuant to procedures prescribed by the Company. Each beneficiary designation shall become effective only when filed in writing with the Company during the holder’s lifetime on a form prescribed by the Company. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding award held by such holder, to the extent vested or exercisable, shall be payable to or may be exercised by such holder’s executor, administrator, legal representative or similar person.

5.13 Awards Subject to Clawback. The awards granted under this Plan and any cash payment or shares of Common Stock delivered pursuant to such an award are subject to forfeiture, recovery by the Company or other action, in each case, pursuant to the applicable Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law or applicable stock exchange listing standards.

5.14 Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

5.15 Foreign Employees. Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals and/or reside outside of the United States on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

5.16 Section 409A. If a holder is determined on the date of the holder’s termination of employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, with regard to any payment under this Plan that is considered nonqualified deferred compensation under Section 409A of the Code and which is payable on account of a “separation from service” (within the meaning of Section 409A of the Code), such payment shall be delayed until the earlier of (i) the first business day following the six-month anniversary of the holder’s “separation from service” and (ii) the date of the holder’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 5.16 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid in a lump sum, without interest, on the first business day following the expiration of the Delay Period and any remaining payments due under the award will be paid in accordance with the normal payment dates specified for them in the applicable Agreement. For purposes of Section 409A of the Code, each payment made under this Plan or any award shall be treated as a separate payment.

PROSPECTUS FOR UP TO 470,000,000 SHARES OF COMMON STOCK

OF

Northern Star Investment Corp. II

DEALER PROSPECTUS DELIVERY OBLIGATION

Until                 , 2021, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)

Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)

Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)

The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)

For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)

For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Article Eighth of Northern Star’s certificate of incorporation provides:

“A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the repeal or modification of this paragraph A nor, to the fullest extent permitted by the DGCL, any modification of law shall adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit No.	Description	Included	Form	Filing Date
2.1*	Agreement and Plan of Reorganization, dated as of February 21, 2021, by and among Northern Star Investment Corp. II, NSIC II-A Merger LLC, NSIC II-B Merger LLC, Apex Clearing Holdings LLC, and PEAK6 Investments LLC.	Annex A
2.2	Amendment No. 1 to Agreement and Plan of Reorganization, dated as of April 7, 2021, by and among Northern Star Investment Corp. II, NSIC II-A Merger LLC, NSIC II-B Merger LLC, Apex Clearing Holdings LLC, and PEAK6 Investments LLC.	Annex A
3.1	Form of Second Amended and Restated Certificate of Incorporation	Annex B
3.2	Form of Amended and Restated Bylaws.	By Reference	S-4/A	May 21, 2021
3.3	Amended and Restated Certificate of Incorporation.	By Reference	8-K	January 28, 2021
3.4	Bylaws.	By Reference	S-1	January 6, 2021
4.1	Specimen Unit Certificate.	By Reference	S-1	January 6, 2021
4.2	Specimen Share Certificate.	By Reference	S-1	January 6, 2021
4.3	Specimen Warrant Certificate.	By Reference	S-1	January 6, 2021
4.4	Warrant Agreement, dated as of January 25, 2021, between Continental Stock Transfer & Trust Company and the Registrant.	By Reference	8-K	January 28, 2021
5.1	Opinion of Graubard Miller.	By Reference	S-4/A	June 4, 2021
10.1	Form of Subscription Agreement.	By Reference	8-K	February 22, 2021

Exhibit No.	Description	Included	Form	Filing Date
10.2	Form of Member Support Agreement.	By Reference	8-K	February 22, 2021
10.3	Form of Northern Star Lock-Up Agreement (incorporated by reference from Exhibit 10.4 to the Amendment No. 1 to the Registration Statement on Form S-4 filed on May 21, 2021).	By Reference	S-4/A	May 21, 2021
10.4	Form of Apex Clearing Holdings LLC Lock-Up Agreement (incorporated by reference from Exhibit 10.5 to the Amendment No. 1 to the Registration Statement on Form S-4 filed on May 21, 2021).	By Reference	S-4/A	May 21, 2021
10.5	Form of Letter Agreement from each of the Registrant’s initial shareholders, officers and directors (incorporated by reference from Exhibit 10.1 to the Registration Statement on Form S-1 filed on January 6, 2021).	By Reference	S-1	January 6, 2021
10.6	Investment Management Trust Agreement, dated as of January 25, 2021, between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed on January 28, 2021).	By Reference	8-K	January 28, 2021
10.7	Registration Rights Agreement, dated as of January 25, 2021, with each of the Registrant’s initial shareholders, officers and directors (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed on January 28, 2021).	By Reference	8-K	January 28, 2021
10.8#	Apex Clearing Corporation Long Term Incentive Plan (incorporated by reference from Exhibit 10.9# to the Amendment No. 1 to the Registration Statement on Form S-4 filed on May 21, 2021).	By Reference	S-4/A	May 21, 2021
10.9#	2021 Equity Incentive Plan.	Annex C
10.10	Note Issuance Agreement, dated as of February 19, 2021, by and between Apex Clearing Holdings LLC and Magnetar Financial LLC (incorporated by reference from Exhibit 10.11 to the initial filing of this registration statement on April 8, 2021).	By Reference	S-4	April 8, 2021
10.11	Form of Convertible Senior Notes due 2023 (incorporated by reference from Exhibit 10.12 to this Registration Statement on Form S-4 filed on April 8, 2021).	By Reference	S-4	April 8, 2021
10.12	Revolving Credit Agreement, dated as of November 2, 2017, by and between Apex Clearing Corporation and TriState Capital Bank (incorporated by reference from Exhibit 10.13 to the initial filing of this registration statement on April 8, 2021).	By Reference	S-4	April 8, 2021
10.13	Amendment and Modification to Revolving Credit Agreement, effective as of September 22, 2020, by and between Apex Clearing Corporation and TriState Capital Bank (incorporated by reference from Exhibit 10.14 to the initial filing of this registration statement on April 8, 2021).	By Reference	S-4	April 8, 2021
10.14	Clearing Agreement, dated as of December 31, 2015, by and between Charles Schwab & Co., Inc. and Apex Clearing Corporation (incorporated by reference from Exhibit 10.15 to the initial filing of this registration statement on April 8, 2021).	By Reference	S-4	April 8, 2021
10.15	Client Agreement, dated as of March 14, 2013, by and between Instinet, LLC and Apex Clearing Corporation (incorporated by reference from Exhibit 10.16 to the initial filing of this registration statement on April 8, 2021).	By Reference	S-4	April 8, 2021

Exhibit No.	Description	Included	Form	Filing Date
10.16	Credit Agreement, dated as of September 13, 2018, by and among Apex Clearing Corporation, the other loan parties thereto, the lenders from time to time party thereto, and BMO Harris Bank N.A. (incorporated by reference from Exhibit 10.17 to the initial filing of this registration statement on April 8, 2021).	By Reference	S-4	April 8, 2021
10.17	First Amendment to Credit Agreement, dated as of September 12, 2019, by and among Apex Clearing Corporation, the lenders party thereto and BMO Harris Bank N.A. (incorporated by reference from Exhibit 10.18 to the initial filing of this registration statement on April 8, 2021).	By Reference	S-4	April 8, 2021
10.18	Second Amendment to Credit Agreement, dated as of September 10, 2020, by and among Apex Clearing Corporation, the lenders party thereto and BMO Harris Bank. N.A. (incorporated by reference from Exhibit 10.19 to the initial filing of this registration statement on April 8, 2021).	By Reference	S-4	April 8, 2021
10.19	Third Amendment to Credit Agreement, dated as of April 30, 2021, by and among Apex Clearing Corporation, the lenders party thereof and BMO Harris Bank N.A. (incorporated by reference from Exhibit 10.20 to the Amendment No. 1 to the Registration Statement on Form S-4 filed on May 21, 2021).	By Reference	S-4/A	May 21, 2021
10.20	Cooperation Agreement, dated as of April 18, 2020, by and between Orbis Systems, Inc. and Apex Clearing Corporation.	By Reference	S-4	April 8, 2021
10.21	Master Services Agreement, effective as of January 1, 2019, by and between Broadridge Securities Processing Solutions, LLC and Apex Clearing Corporation (incorporated by reference from Exhibit 10.22 to the Amendment No. 1 to the Registration Statement on Form S-4 filed on May 21, 2021).	By Reference	S-4/A	May 21, 2021
10.22	Services Agreement, dated as of December 13, 2018, by and between Apex Clearing Corporation and Apex Crypto LLC.	By Reference	S-4	April 8, 2021
10.23	Services and Expense Sharing Agreement, dated as of April 1, 2020, by and between PEAK6 Investments LLC, each of its affiliates or subsidiaries listed on Exhibit A thereto and PEAK6 NI Limited.	By Reference	S-4	April 8, 2021
10.24	Support Services Agreement, effective as of October 1, 2020, by and between Apex Clearing Corporation and Apex Crypto LLC.	By Reference	S-4	April 8, 2021
10.25	Support Services Agreement, dated as of June 5, 2012, by and between PEAK6 Investments, L.P. and Apex Clearing Holdings LLC.	By Reference	S-4	April 8, 2021
10.26	Addendum and Amendment to Support Services Agreement, dated as of December 1, 2012, by and among PEAK6 Investments, L.P., Apex Clearing Holdings LLC and Apex Clearing Corporation.	By Reference	S-4	April 8, 2021
10.27	Second Addendum and Amendment to Support Services Agreement, dated as of September 26, 2013, by and among PEAK6 Investments, L.P., Apex Clearing Holdings LLC and Apex Clearing Corporation.	By Reference	S-4	April 8, 2021
10.28	Third Addendum and Amendment to Support Services Agreement, dated as of May 12, 2014, by and among PEAK6 Investments, L.P., Apex Clearing Holdings LLC and Apex Clearing Corporation.	By Reference	S-4	April 8, 2021

Exhibit No.	Description	Included	Form	Filing Date
10.29	Third Addendum and Amendment to Support Services Agreement, dated as of June 27, 2014, by and among PEAK6 Investments, L.P., Apex Clearing Holdings LLC and Apex Clearing Corporation (Although named the “Third Addendum” this is intended to be the “Fourth Addendum”).	By Reference	S-4	April 8, 2021
10.30	Fifth Addendum and Amendment to Support Services Agreement, dated as of January 1, 2017, by and among PEAK6 Investments, L.P., Apex Clearing Holdings LLC and Apex Clearing Corporation.	By Reference	S-4	April 8, 2021
10.31	Sixth Addendum and Amendment to Support Services Agreement, dated as of January 1, 2018, by and among PEAK6 Investments, L.P., Apex Clearing Holdings LLC and Apex Clearing Corporation.	By Reference	S-4	April 8, 2021
10.32	Seventh Addendum and Amendment to Support Services Agreement, dated as of January 1, 2019 by and among PEAK6 Investments, L.P., Apex Clearing Holdings LLC and Apex Clearing Corporation	By Reference	S-4	April 8, 2021
10.33	Eighth Addendum and Amendment to Support Services Agreement, dated as of November 24, 2020, by and among PEAK6 Group LLC, Apex Clearing Holdings LLC and Apex Clearing Corporation.	By Reference	S-4	April 8, 2021
10.34	Ninth Addendum and Amendment to Support Services Agreement, dated as of February 19, 2021, by and among PEAK6 Group LLC, Apex Clearing Holdings LLC and Apex Clearing Corporation.	By Reference	S-4	April 8, 2021
10.35	Debt Repayment and Conversion Agreement, dated as of May 21, 2021, by and among Apex Fintech Solutions LLC, PEAK6 Investments LLC and PEAK6 Group LLC (incorporated by reference from Exhibit 10.36 to the Amendment No. 1 to the Registration Statement on Form S-4 filed on May 21, 2021).	By Reference	S-4/A	May 21, 2021
21.1	Subsidiaries of the Registrant.	By Reference	S-4/A	June 4, 2021
23.1	Consent of Marcum LLP	Filed Herewith
23.2	Consent of Marcum LLP	Filed Herewith
23.3	Consent of Graubard Miller.	†
23.4	Consent of RSM US LLP	Filed Herewith
24.1	Power of Attorney.	By Reference	S-4	April 8, 2021
99.1	Consent of Jennifer Just to be named as a director.	By Reference	S-4	April 8, 2021
99.2	Consent of Matthew Hulsizer to be named as a director.	By Reference	S-4	April 8, 2021
99.3	Consent of William Capuzzi to be named as a director.	By Reference	S-4	April 8, 2021
99.4	Consent of Judi Hart to be named as a director.	By Reference	S-4/A	May 21, 2021
99.5	Consent of David Snyderman to be named as a director.	By Reference	S-4/A	May 21, 2021
99.6	Form of Proxy Card	By Reference	S-4/A	June 4, 2021

*

Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). Northern Star agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

#	Indicates management contract or compensatory plan or arrangement.
+	To be filed by Amendment.
†	Included in Exhibit 5.1.

Item 22.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)

That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Apex being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 14th day of June, 2021.

By:	/s/ Joanna Coles
Joanna Coles
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Joanna Coles	Chairperson of the Board and Chief Executive Officer	June 14, 2021
Joanna Coles	(Principal Executive Officer)

/s/ Jonathan J. Ledecky	President, Chief Operating Officer and Director	June 14, 2021
Jonathan J. Ledecky

*	Chief Financial Officer	June 14, 2021
James Brady	(Principal Financial and Accounting Officer)

*	Director	June 14, 2021
Kirsten A. Green

*	Director	June 14, 2021
David Shapiro

*	Director	June 14, 2021
Maryann Turcke

*By:	/s/ Joanna Coles
Name: Joanna Coles
Title: Attorney-in-Fact